As filed with the Securities and Exchange Commission on December 17, 2021.
Registration No. 333-259335

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.
3
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ECP ENVIRONMENTAL GROWTH OPPORTUNITIES CORP.
(Exact name of registrant as specified in its charter)

Delaware	6770	85-3692788
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 40 Beechwood Road Summit, New Jersey 07901 Telephone: (973) 671-6100	(I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tyler Reeder
President and Chief Executive Officer
40 Beechwood Road
Summit, New Jersey 07901
Telephone: (973) 671-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Telephone: (713) 546-5400	David A. Kurzweil David E. Owen Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Telephone: (212) 906-1200	Scott Kapp Adam Spector DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606 Telephone: (312) 368-4000
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.0001 per share	100,000,000 (1)	N/A	$985,500,000 (2)	$107,518.05 (3) (4)

(1)
Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“ENNV Class A common stock”), of the registrant (“ENNV”) to be issued in connection with the business combination described herein.

(2)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 100,000,000 shares of ENNV Class A common stock and (ii) $9.86, the average of the high and low trading prices of ENNV Class A common stock on September 1, 2021.

(3)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(4)	Previously paid in connection with the initial filing of this registration statement on September 3, 2021.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ECP ENVIRONMENTAL GROWTH OPPORTUNITIES CORP.
40 Beechwood Road Summit, New Jersey 07901
PRELIMINARY PROXY STATEMENT/PROSPECTUS DATED DECEMBER 17, 2021 SUBJECT TO COMPLETION
Dear Stockholder:
On July 18, 2021, ECP Environmental Growth Opportunities Corp., a Delaware corporation (“ENNV”), and ENNV Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ENNV (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Fast Radius, Inc., a Delaware corporation (“Fast Radius”), pursuant to which Merger Sub will merge with and into Fast Radius, with Fast Radius surviving the merger as a wholly owned subsidiary of ENNV (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).
Subject to the terms of the Merger Agreement, the aggregate merger consideration with respect to all holders of Fast Radius securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards relating to shares of Class A common stock, par value $0.0001 per share, of ENNV (“ENNV Class A common stock”), will equal 100,000,000 shares of ENNV Class A common stock at a deemed value of $10.00 per share (the “Aggregate Merger Consideration”).
Pursuant to the Merger Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), (i) the outstanding principal together with all accrued and unpaid interest on the issued and outstanding convertible notes of Fast Radius (“Fast Radius convertible notes”) will automatically be converted into a number of shares of Fast Radius common stock in accordance with the terms of the applicable note purchase agreements and (ii) each issued and outstanding warrant to purchase shares of Fast Radius capital stock (“Fast Radius warrants”) will be exercised in full on a cashless basis in accordance with its terms.
At the Effective Time:

•
each issued and outstanding share of capital stock of Fast Radius will be converted into the right to receive (i) a number of shares of ENNV Class A common stock, determined by multiplying each such share by an amount equal to the Merger Consideration Exchange Ratio (as defined herein), with all shares of ENNV Class A common stock held by a holder immediately thereafter aggregated and rounded down to the nearest whole share, and (ii) a number of Fast Radius Earn Out Shares (as defined herein) determined in accordance with the terms of the Merger Agreement;

•
each option to purchase shares of Fast Radius common stock (each such option, a “Fast Radius Option”) that is then outstanding will be converted into an option to purchase shares of ENNV Class A common stock (each, an “ENNV Option”) on substantially the same terms and conditions as such Fast Radius Options, except that (i) such ENNV Option will represent the right to purchase that whole number of shares of ENNV Class A common stock (rounded down to the nearest whole share) equal to the product of the number of shares of Fast Radius common stock subject to such Fast Radius Option multiplied by the Company Award Exchange Ratio (as defined herein), and (ii) the exercise price per share for each such ENNV Option will be equal to the quotient of (A) the exercise price per share of such Fast Radius Option in effect immediately prior to the Effective Time, divided by (B) the Company Award Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent);

•
each restricted stock award relating to shares of Fast Radius common stock (each, a “Fast Radius Restricted Stock Award”) that is then outstanding will be converted into a restricted stock award relating to shares of ENNV Class A common stock (each, an “ENNV Restricted Stock Award”) on substantially the same terms and conditions as such Fast Radius Restricted Stock Awards, except that such ENNV Restricted Stock Award will represent that whole number of shares of ENNV Class A common stock (rounded down to the nearest whole share) equal to the product of

(i) the number of shares of Fast Radius common stock subject to such Fast Radius Restricted Stock Award, multiplied by (ii) the Company Award Exchange Ratio;

•
each restricted stock unit award relating to shares of Fast Radius common stock (each, a “Fast Radius RSU”) that would otherwise vest upon the closing of the Merger (the “Closing”) subject to continued service of the applicable holder thereof through the Closing or that is vested but not settled as of the Closing (each, a “Vested RSU”) will automatically accelerate vesting and become fully vested as of immediately prior to the Effective Time and will be canceled and converted as of the Effective Time into the right to receive (i) an issuance of a number of shares of ENNV Class A common stock equal to the product of (1) the number of such Fast Radius RSUs, multiplied by (2) the Merger Consideration Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (ii) a number of Fast Radius Earn Out Shares determined in accordance with the terms of the Merger Agreement; and

•
each Fast Radius RSU (other than Vested RSUs) that is then outstanding will be converted into an award of restricted stock units relating to shares of ENNV Class A common stock (each, an “ENNV RSU Award”) on substantially the same terms and conditions as such Fast Radius RSUs, except that such ENNV RSU will represent a right to receive a number of shares of ENNV Class A common stock equal to the product of (i) the number of shares of Fast Radius common stock subject to such Fast Radius RSU immediately prior to the Effective Time, multiplied by (ii) the Company Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

The Aggregate Merger Consideration will be issued to holders of Fast Radius securities at the Closing in accordance with the Merger Agreement, except that the issuance to holders of Fast Radius capital stock and Vested RSUs of a portion of the Aggregate Merger Consideration in an amount equal to 10,000,000 shares of ENNV Class A common stock (the “Fast Radius Earn Out Shares”) will be subject to the satisfaction of certain price targets set forth in the Merger Agreement during the five-year period following the Closing (the “Earn Out Period”), which price targets will be based upon (i) the daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on The Nasdaq Capital Market (“NASDAQ”), or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earn Out Period or (ii) the per share consideration received in connection with the occurrence of certain change of control events of the Combined Company (as defined herein) specified in the Merger Agreement (any such event, an “Acquiror Sale”). In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth in the Merger Agreement that has not previously occurred, the applicable provisions of the Merger Agreement will terminate and no Fast Radius Earn Out Shares will be issuable thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. The Fast Radius Earn Out Shares will be issuable in two equal tranches of 5,000,000 shares of ENNV Class A common stock at the time that the ENNV Class A common stock reaches a value, as calculated above, of $15.00 and $20.00, respectively, and will be allocated among the applicable holders of Fast Radius capital stock and Vested RSUs on a pro rata basis in accordance with the Merger Agreement.
The “Merger Consideration Exchange Ratio” is equal to the quotient of (i) 100,000,000 shares of ENNV Class A common stock, divided by (ii) the number of shares of Fast Radius capital stock outstanding on a fully diluted net exercise basis. The “Company Award Exchange Ratio” is equal to the sum of (i) the Merger Consideration Exchange Ratio and (ii) the product of (A) the Earn Out Exchange Ratio multiplied by (B) a percentage to be reasonably determined by Fast Radius as of immediately prior to the Effective Time that is equal to the then-estimated probability that the Fast Radius Earn Out Shares will be issued to the applicable holders of Fast Radius capital stock and Vested RSUs. The “Earn Out Exchange Ratio” is equal to the quotient of (i) 10,000,000 divided by (ii) the number of shares of Fast Radius capital stock outstanding on a fully diluted net exercise basis.
In connection with the Closing, the shares (the “Founder Shares”) of Class B common stock, par value $0.0001 per share, of ENNV (“ENNV Class B common stock” and, together with ENNV Class A common stock, “ENNV common stock”), issued prior to ENNV’s initial public offering (the “ENNV IPO”) that are held by our sponsor, ENNV Holdings, LLC (the “Sponsor”), our independent directors and Goldman Sachs Asset Management, L.P., in its capacity as investment adviser on behalf of its clients (“GSAM”), will automatically convert into shares of ENNV Class A common stock on a one-for-one basis (the “Converted Shares”). 90% of the Converted Shares held by the Sponsor will automatically vest at the Closing. The remaining 10% of the Converted Shares held by the Sponsor (the “Sponsor Earn Out Shares”) will be subject to vesting upon the satisfaction of certain price targets set forth in the Sponsor Support Agreement (the “Sponsor Support Agreement”) during the Earn Out Period, which price targets will be based upon the (i) the daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earn Out Period or (ii) the per share consideration received in connection with an Acquiror Sale. The Sponsor Earn Out Shares will vest in two equal tranches of 407,000 shares of ENNV Class A common stock at the time that the ENNV Class A common stock reaches a value, as calculated above, of $15.00 and $20.00, respectively (including in the event of an Acquiror Sale in which the per share consideration received is greater than the applicable price target). In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth in the above that has not previously occurred, the applicable provisions of the Sponsor Support Agreement will terminate and no Sponsor Earn Out Shares will become vested thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. The Sponsor is prohibited from transferring any of the Converted Shares held by the Sponsor until they become vested as described above. The Sponsor will have all of the rights of a holder of ENNV Class A common stock with respect to the unvested Sponsor Earn Out Shares, except that the Sponsor will not be entitled to consideration in connection with any sale or other transaction and the Sponsor Earn Out Shares cannot be sold, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of prior to vesting.
In connection with the foregoing, the Sponsor and our directors and officers have agreed to vote their Founder Shares, as well as any Public Shares (as defined herein) purchased during or after the ENNV IPO, in favor of the Business Combination.
In connection with the execution of the Merger Agreement, ENNV entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors, including the Sponsor (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and ENNV agreed to issue and sell to the PIPE Investors, an aggregate of 7,500,000 shares of ENNV Class A common stock for a purchase price of $10.00 per share, or an aggregate of $75,000,000, in a private placement (the “PIPE Investment”). The Subscription Agreements provide for purchase of ENNV Class A common stock, however the Class A common stock was originally sold in the ENNV IPO as a component of the ENNV units for $10.00 per unit. The ENNV units consist of one share of Class A common stock and one-quarter of one ENNV warrant. As of             , 2021, the closing price on Nasdaq of the ENNV units was $         per unit and the closing price of the Class A common stock was $         per share.
The closing of the PIPE Investment will occur substantially concurrently with the consummation of the Business Combination and is conditioned thereon and on other customary closing conditions. The shares of ENNV Class A common stock to be issued pursuant to the Subscription Agreements will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act.
Concurrently with the execution of the Merger Agreement, ENNV, the Sponsor and GSAM entered into a side letter (the “Side Letter”) to that certain forward purchase agreement, dated as of January 24, 2021 and as amended as of January 31, 2021, by and among ENNV, the Sponsor and GSAM (as so amended, the “Forward Purchase Agreement”), pursuant to which GSAM irrevocably consented to purchase from ENNV, and ENNV agreed to issue and sell to GSAM, 2,500,000 units (“Forward Purchase Units”), each consisting of one share of ENNV Class A common stock (collectively, “Forward Purchase Shares”) and one-quarter of one redeemable warrant (collectively, “Forward Purchase Warrants”), at a price of $10.00 per Forward Purchase Unit, or an aggregate of $25,000,000, in a private placement to be consummated substantially concurrently with the consummation of the Business Combination. Each whole Forward Purchase Warrant will be exercisable to purchase one share of ENNV Class A common stock at an exercise price of $11.50 per share. The Forward

Purchase Agreement included an obligation that GSAM would forfeit certain shares of ENNV Class B common stock it acquired from the Sponsor in connection with the ENNV IPO if, at the time GSAM provided or withheld its consent to ENNV’s initial business combination, it owned a number of shares of ENNV Class A common stock less than the number of Public Shares it purchased at closing of the ENNV IPO. Pursuant to the Side Letter, ENNV and the Sponsor waived GSAM’s potential obligation to forfeit such shares of ENNV Class B common stock in connection with the Business Combination.
This proxy statement/prospectus serves as:

•
a proxy statement for the special meeting of the Company in lieu of the 2021 annual meeting of the Company to be held on             , 2021 (the “Special Meeting”), where ENNV stockholders will vote on, among other things, proposals to (i) approve the Merger Agreement and the Business Combination, (ii) approve the issuance of ENNV Class A common stock in connection with the Business Combination, (iii) adopt the proposed Second Amended and Restated Certificate of Incorporation of ENNV (the “Proposed Charter”) under the DGCL to be effective upon the consummation of the Business Combination, (iv) adopt certain governance provisions in the Proposed Charter in accordance with United States Securities and Exchange Commission (“SEC”) requirements on a non-binding advisory basis, (v) elect seven directors to serve on the Board of Directors of ENNV following consummation of the Business Combination (ENNV, following the Business Combination, the “Combined Company”) until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class I directors, the second annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class II directors, and the third annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified, and (vi) approve and adopt the Fast Radius, Inc. 2021 Equity Incentive Plan (the “Incentive Plan”) and the Fast Radius, Inc. 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”); and

•	a prospectus for the ENNV Class A common stock that Fast Radius securityholders will receive in connection with the Business Combination.
Each of the proposals on which our stockholders are being asked to vote is more fully described in this proxy statement/prospectus, which each stockholder is encouraged to carefully read and consider.
Our public units (“ENNV units”), shares of ENNV Class A common stock and our public warrants to purchase shares of ENNV Class A common stock are currently listed on NASDAQ under the symbols “ENNVU,” “ENNV” and “ENNVW,” respectively. We intend to apply to continue the listing of the common stock of the Combined Company and the public warrants of the Combined Company on NASDAQ under the symbols “FSRD” and “FSRDW,” respectively, upon the Closing.
Pursuant to the amended and restated certificate of incorporation of ENNV, dated as of February 8, 2021 (the “Existing Charter”), we are providing our public stockholders with the opportunity to redeem, upon the Closing, shares of ENNV Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”), calculated as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (as defined herein) (including interest earned on the funds held in the Trust Account and not previously released to ENNV to pay its taxes). The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $12,075,000 that we will pay to the underwriters of the ENNV IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $345,031,409.48 as of December 16, 2021, the estimated per share redemption price would have been approximately $10.01. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A holder of shares of ENNV Class A common stock, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) (as defined herein), will be restricted from seeking redemption rights with respect to more than 15% of the aggregate number of shares of ENNV Class A common stock outstanding without the consent of ENNV. Accordingly, all shares of ENNV Class A common stock in excess of 15% held by a holder of shares of ENNV Class A common stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of ENNV. We have no specified maximum redemption threshold under our Existing Charter, other than the aforementioned 15% threshold. Each redemption of shares of ENNV Class A common stock by our public stockholders will reduce the amount in the Trust Account.
After giving effect to the Business Combination (assuming no Public Shares of ENNV have been redeemed and no ENNV warrants have been exercised), we expect that there will be approximately 143,125,000 shares of Combined Company common stock outstanding (excluding the Fast Radius Earn Out Shares and including the Sponsor Earn Out Shares), consisting of (i) 90,000,000 shares (including shares underlying ENNV Options, ENNV Restricted Stock Awards and ENNV RSUs) issued to holders of Fast Radius securities (after giving effect to the net exercise or conversion of outstanding equity awards of Fast Radius, Fast Radius warrants and Fast Radius convertible notes, including 757,807 shares of ENNV Class A common stock issuable to Energy Capital Partners Holdings, LP, an affiliate of the Sponsor, upon the conversion of the ECP Notes (as defined in this proxy statement/prospectus), and excluding the Fast Radius Earn Out Shares), (ii) 6,500,000 shares held by the PIPE Investors (other than the Sponsor) pursuant to the Subscription Agreements, (iii) 34,500,000 shares held by ENNV’s public stockholders, (iv) 2,845,000 shares held by GSAM, (v) 9,140,000 shares held by the Sponsor (including 1,000,000 shares of ENNV Class A common stock to be purchased by the Sponsor, in its capacity as a PIPE Investor, at the closing of the PIPE Investment) and (vi) 140,000 shares held by ENNV’s current independent directors.
The Merger Agreement provides that the obligation of Fast Radius to consummate the Business Combination is conditioned on ENNV having a minimum of $175,000,000 of cash available in the Trust Account immediately prior to the Effective Time after giving effect to the redemptions of any shares of ENNV Class A common stock by the public stockholders, if any, the payment to the underwriters of the ENNV IPO of the $12,075,000 deferred underwriting commission being held in the Trust Account, the receipt of gross proceeds from the PIPE Investment and the receipt of gross proceeds from the sale of the Forward Purchase Units to GSAM. This condition to closing in the Merger Agreement is for the sole benefit of Fast Radius and may be waived solely by Fast Radius. If, as a result of redemptions of ENNV Class A common stock by our public stockholders, this condition is not met (and is not subsequently waived), then Fast Radius may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of ENNV Class A common stock in an amount that would result in our failure to have net tangible assets of at least $5,000,001 after giving effect to the redemptions of shares of ENNV Class A common stock by the public stockholders, if any, the PIPE Investment and the sale of the Forward Purchase Units to GSAM.
We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Business Combination and other related business to be considered by our stockholders at the Special Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting via the virtual meeting platform, we urge all our stockholders to read this proxy statement/prospectus, including the annexes and the accompanying financial statements of ENNV and Fast Radius, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “
Risk Factors
” beginning on page 44 of the attached proxy statement/prospectus.
After careful consideration, ENNV’s board of directors (the “ENNV Board”) has determined that the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal (each as defined herein) are fair to and in the best interests of ENNV and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Director Election Proposal, “FOR” the NASDAQ Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, if presented at the Special Meeting.

The approval of each of the Business Combination Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal, the Employee Stock Purchase Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENNV common stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the shares of ENNV Class B common stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of ENNV common stock entitled to vote thereon, voting as a single class. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of ENNV Class B common stock entitled to vote thereon and actually cast at the Special Meeting.
As of             , 2021, the record date for the Special Meeting (the “Record Date”), the Sponsor and ENNV’s directors and officers were entitled to vote an aggregate of 8,280,000 Founder Shares. Such shares currently constitute approximately 19% of the outstanding shares of ENNV’s common stock. The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares, as well as any shares of ENNV Class A common stock acquired during or after the ENNV IPO, in favor of each of the proposals presented at the Special Meeting. The Sponsor, ENNV’s independent directors and certain of the Supporting Fast Radius Stockholders (as defined herein) have, subject to limited exceptions, agreed to a lock-up on their respective shares of Combined Company common stock (as defined herein) (other than, among others exceptions, shares of Combined Company common stock to be purchased by the Sponsor, in its capacity as a PIPE Investor, at closing of the PIPE Investment) following the Closing, pursuant to which such parties will not transfer shares of Combined Company common stock held by such parties for 180 days following the Closing. The Sponsor has also agreed to a lock-up on its Private Placement Warrants (as defined herein), pursuant to which the Sponsor will not transfer such warrants for 30 days following the Closing.
Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. Unless waived by the parties to the Merger Agreement, consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. If we fail to obtain the requisite stockholder approval for any of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the Special Meeting, we will not satisfy the conditions to Closing set forth in the Merger Agreement and we may be prevented from closing the Business Combination. The Business Combination is not conditioned on approval of the Director Election Proposal and the Adjournment Proposal.
If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person via the virtual meeting platform, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person via the virtual meeting platform, you may withdraw your proxy and vote in person via the virtual meeting platform.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT ENNV REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ENNV’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES

ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of our board of directors, I would like to thank you for your support of ENNV, and look forward to a successful completion of the Business Combination.

Sincerely,

Tyler Reeder President, Chief Executive Officer and Director
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated             , 2021, and is expected to be first mailed or otherwise delivered to ENNV stockholders on or about             , 2021.

ECP ENVIRONMENTAL GROWTH OPPORTUNITIES CORP.
40 Beechwood Road Summit, New Jersey 07901
NOTICE OF SPECIAL MEETING IN LIEU OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON             , 2021
TO THE STOCKHOLDERS OF ENNV:
NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of stockholders of ECP Environmental Growth Opportunities Corp., a Delaware corporation (“ENNV”), will be held at          Eastern Time, on             , 2021, in virtual format (the “Special Meeting”). You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(1)
The Business Combination Proposal
—To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 18, 2021 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among ENNV, ENNV Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ENNV (“Merger Sub”), and Fast Radius, Inc., a Delaware corporation (“Fast Radius”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Fast Radius, with Fast Radius surviving the merger as a wholly owned subsidiary of ENNV (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). A copy of the Merger Agreement is attached to this proxy statement/ prospectus as Annex A (the “Business Combination Proposal”);

(2)
The Charter Proposal
—To consider and vote upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation of ENNV (the “Proposed Charter”), in the form attached hereto as Annex B (the “Charter Proposal”);

(3)
The Director Election Proposal
—To consider and vote upon a proposal to elect seven directors to serve on the Board of Directors of the Combined Company (the “Board”) until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class I directors, the second annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class II directors, and the third annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(4)
The NASDAQ Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of NASDAQ: (i) the issuance of shares of Class A common stock, par value $0.0001 per share, of ENNV (“ENNV Class A common stock”) to Fast Radius equityholders pursuant to the Merger Agreement; (ii) the issuance of shares of ENNV Class A common stock to certain investors pursuant to those certain subscription agreements entered into by ENNV in connection with the execution of the Merger Agreement; (iii) the issuance of shares of ENNV Class A common stock upon the conversion of the outstanding shares of Class B common stock, par value $0.0001 per share, of ENNV (“ENNV Class B common stock” and, together with ENNV Class A common stock, “ENNV common stock”) upon consummation of the Merger; and (iv) the issuance of units, each consisting of one share of ENNV Class A common stock and one-quarter of one redeemable warrant, each whole redeemable warrant of which is exercisable to purchase one share of ENNV Class A common stock, to Goldman Sachs Asset Management, L.P., in its capacity as investment adviser on behalf of its clients (“GSAM”), pursuant to that certain forward purchase agreement, dated as of January 24, 2021, as amended as of January 31, 2021 and as of July 18, 2021 (the “NASDAQ Proposal”);

(5)	The Incentive Plan Proposal —To consider and vote upon a proposal to approve and adopt the Fast Radius, Inc. 2021 Equity Incentive Plan (the “Incentive Plan Proposal”);

(6)
The Employee Stock Purchase Plan Proposal
—To consider and vote upon a proposal to approve and adopt the Fast Radius, Inc. 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal”); and

(7)
The Adjournment Proposal
—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, each, a “Proposal” and collectively, the “Proposals”).

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of shares of ENNV common stock at the close of business on             , 2021 (the “Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.
Pursuant to the Amended and Restated Certificate of Incorporation of ENNV, dated February 8, 2021, ENNV will provide holders of shares of ENNV Class A common stock with the opportunity to redeem such shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account established in connection with ENNV’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to ENNV to pay its taxes). For illustrative purposes, based on funds in the Trust Account of approximately $345.0 million on December 16, 2021, the estimated per share redemption price would have been approximately $10.01, excluding additional interest earned on the funds held in the trust account and not previously released to ENNV to pay taxes. Holders of ENNV Class A common stock may elect to redeem their shares of ENNV Class A common stock even if they vote for the Business Combination Proposal. A holder of shares of ENNV Class A common stock, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than 15% of the aggregate number of shares of ENNV Class A common stock outstanding without the consent of ENNV. Accordingly, all shares of ENNV Class A common stock in excess of 15% held by a holder of shares of ENNV Class A common stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of ENNV. Currently, ENNV Holdings, LLC, a Delaware limited liability company (the “Sponsor”), and ENNV’s directors and officers own approximately 19% of the outstanding shares of ENNV common stock, consisting solely of shares of ENNV Class B common stock. Shares of ENNV Class B common stock will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor and ENNV’s directors and officers have agreed to vote any shares of ENNV common stock owned by them in favor of each of the Proposals presented at the Special Meeting.
After careful consideration, ENNV’s board of directors (the “ENNV Board”) has determined that the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are fair to and in the best interests of ENNV and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Director Election Proposal, “FOR” the NASDAQ Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, if presented at the Special Meeting.
The approval of each of the Business Combination Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal, the Employee Stock Purchase Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENNV common stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the shares of ENNV Class B common stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of ENNV common stock entitled to vote thereon, voting as a single class. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of ENNV Class B common stock entitled to vote thereon and actually cast at the Special Meeting.
Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Business Combination is not conditioned on the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated thereby, as well as the Proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.
All ENNV stockholders are cordially invited to attend the Special Meeting in virtual format. ENNV stockholders may attend, vote, and examine the list of ENNV stockholders entitled to vote at the Special Meeting by visiting                                          and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date, and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885.
Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Tyler Reeder President, Chief Executive Officer and Director
            , 2021
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE ENNV REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ENNV’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES

IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “
ENNV’S SPECIAL MEETING OF STOCKHOLDERS—REDEMPTION RIGHTS
” FOR MORE SPECIFIC INSTRUCTIONS.

i

BASIS OF PRESENTATION AND GLOSSARY
As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:
“
Acquiror Sale
” are to the occurrence of certain change of control events specified in the Merger Agreement;
“
Aggregate Merger Consideration
” are to the aggregate merger consideration with respect to all holders of Fast Radius securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards relating to shares of ENNV Class A common stock, and will equal 100,000,000 shares of ENNV Class A common stock at a deemed value of $10.00 per share;
“
Closing
” are to the closing of the transactions contemplated by the Merger Agreement;
“
Code
” are to the Internal Revenue Code of 1986, as amended;
“
Combined Company
” are to ENNV following the consummation of the Business Combination and the other transactions contemplated by the Merger Agreement;
“
Combined Company Board
” are to the board of directors of the Combined Company;
“
Combined Company common stock
” are to shares of ENNV Class A common stock following the Closing;
“Company Award Exchange Ratio”
are to the amount that is equal to the sum of (i) the Merger Consideration Exchange Ratio and (ii) the product of (a) the Earn Out Exchange Ratio multiplied by (b) a percentage to be reasonably determined by Fast Radius as of immediately prior to the Effective Time that is equal to the then-estimated probability that the Fast Radius Earn Out Shares will be issued to the applicable holders of Fast Radius capital stock and Vested RSUs;
“
DGCL
” are to the Delaware General Corporation Law, as may be amended from time to time;
“
Earn Out Exchange Ratio
” are to the amount that is equal to the quotient of (i) 10,000,000 divided by (ii) the number of shares of Fast Radius capital stock outstanding on a fully diluted net exercise basis immediately prior to the Effective Time;
“
Earn Out Period
” are to the five-year period following the Closing;
“
Effective Time
” are to such a time when the merger certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by ENNV and Fast Radius in writing and specified in the merger certificate;
“
ENNV
” are to ECP Environmental Growth Opportunities Corp., a Delaware corporation;
“
ENNV Class A common stock
” are to shares of Class A common stock, par value $0.0001 per share, of ENNV prior to the Closing;
“
ENNV Class B common stock
” are to shares of Class B common stock, par value $0.0001 per share, of ENNV prior to the Closing;
“
ENNV Company Board
” are to the board of directors of ENNV prior to the Closing;
“
ENNV common stock
” are to shares of ENNV Class A common stock and ENNV Class B common stock;

“
ENNV IPO
” are to the initial public offering by ENNV, which closed on February 11, 2021;
“
ENNV Option
” are to an option to purchase shares of ENNV Class A common stock;
“
ENNV Restricted Stock Award
” are to a restricted stock award relating to shares of ENNV Class A common stock;
“
ENNV RSU Award
” are to an award of restricted stock units relating to shares of ENNV Class A common stock;
“
ENNV units
” are to the units, comprised on one share of ENNV Class A common stock and one redeemable ENNV warrant, issued at the closing of the ENNV IPO;
“
ENNV warrants
” are to all outstanding warrants of ENNV, each whole warrant of which entitles the holder to purchase one share of ENNV Class A common stock at an exercise price of $11.50 per share;
“
Exchange Act
” are to the Securities Exchange Act of 1934, as amended;
“
Existing Charter
” are to the Amended and Restated Certificate of Incorporation of ENNV, dated February 11, 2021;
“
Fast Radius
” are to Fast Radius, Inc., a Delaware corporation;
“
Fast Radius Board
” are to the board of directors of Fast Radius;
“
Fast Radius capital stock
” are to shares of Fast Radius common stock and Fast Radius preferred stock;
“
Fast Radius common stock
” are to shares of Fast Radius’ common stock, par value $0.0001 per share;
“
Fast Radius Earn Out Shares
” are to a portion of the Aggregate Merger Consideration in an amount equal to 10,000,000 shares of ENNV Class A common stock (which will be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the ENNV Class A common stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Combined Company) that are subject to issuance, in two equal tranches, for the duration of the Earn Out Period at the time that the ENNV Class A common stock reaches a value of $15.00 and $20.00, which price targets will be based upon the (i) daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earnout Period or (ii) the per share consideration received in connection with an Acquiror Sale;
“
Fast Radius Option
” are to each option to purchase shares of Fast Radius common stock that is outstanding at the Effective Time;
“
Fast Radius preferred stock
” are to shares of preferred stock, par value $0.0001 per share, of Fast Radius;
“
Fast Radius Restricted Stock Award
” are to each restricted stock award relating to shares of Fast Radius Common Stock (each, a “Fast Radius Restricted Stock Award”) that is outstanding at the Effective Time;
“
Fast Radius RSU
” are to each restricted stock unit award relating to shares of Fast Radius Common Stock that would otherwise vest upon the Closing;
“
Fast Radius equityholders
” are to the equityholders of Fast Radius prior to the Closing;

“
Founder Shares
” are to the shares of ENNV Class B common stock and ENNV Class A common stock issuable upon the automatic conversion thereof at the time of ENNV’s initial business combination as provided herein;
“
GAAP
” are to generally accepted accounting principles in the United States, as applied on a consistent basis;
“
GSAM
” are to Goldman Sachs Asset Management, L.P., in its capacity as investment adviser on behalf of its clients;
“
Investment Company Act
” are to the Investment Company Act of 1940, as amended;
“
Merger Consideration Exchange Ratio
” are to the amount that is equal to the quotient of (i) 100,000,000 shares of ENNV Class A common stock, divided by (ii) the number of shares of Fast Radius capital stock outstanding on a fully diluted net exercise basis;
“
Merger Sub
” are to ENNV Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ENNV;
“
NASDAQ
” are to The Nasdaq Capital Market;
“
Public Shares
” are to shares of ENNV Class A common stock sold as part of the ENNV units (whether they were purchased in the ENNV IPO or thereafter in the open market);
“
Public Stockholders
” are to the holders of ENNV’s Public Shares, including the Sponsor and ENNV’s management team to the extent the Sponsor and/or members of ENNV’s management team purchase Public Shares in the open market, provided that the Sponsor’s and each member of ENNV’s management team’s status as a “public stockholder” will only exist with respect to such Public Shares;
“
Public Warrants
” are to ENNV warrants sold as part of the ENNV units (whether they were purchased in the ENNV IPO or thereafter in the open market);
“
Private Placement Warrants
” are to the ENNV warrants issued and sold to the Sponsor and GSAM in private placements that closed substantially concurrently with the closing of the ENNV IPO;
“
SEC
” are to the U.S. Securities and Exchange Commission;
“
Securities Act
” are to the Securities Act of 1933, as amended;
“
Sponsor
” are to ENNV Holdings, LLC, a Delaware limited liability company;
“
Sponsor Earn Out Shares
” are to the remaining 10% of the Converted Shares (which will be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the ENNV Class A common stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Combined Company) held by the Sponsor that are subject to vesting, in two equal tranches, for the duration of the Earn Out Period at the time that the ENNV Class A common stock reaches a value of $15.00 and $20.00, which price targets will be based upon the (i) daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earnout Period or (ii) the per share consideration received in connection with an Acquiror Sale;

“
Transactions
” are to the transactions contemplated by the Merger Agreement to occur at or immediately prior to the Closing; and
“
Trust Account
” are to the trust account established by ENNV for the benefit of its stockholders at Morgan Stanley Bank, N.A.
Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.
Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
ENNV, Fast Radius and Fast Radius’ subsidiary own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/ prospectus are listed without the applicable
®
, TM and SM symbols, but ENNV, Fast Radius and Fast Radius’ subsidiary will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Business Combination, the Special Meeting, and the Proposals (as defined herein) to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to ENNV stockholders. You are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Special Meeting.
QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	WHAT IS THE BUSINESS COMBINATION?

A:
ENNV, Merger Sub and Fast Radius have entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Fast Radius, with Fast Radius surviving the Merger as a wholly owned subsidiary of ENNV. In connection with the Closing, ENNV will be renamed “Fast Radius, Inc.”

ENNV will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination, and you are receiving this proxy statement/prospectus in connection with such meeting. See “
The Merger Agreement
.” In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus, including the annexes and the other documents referred to herein, in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:
ENNV is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of ENNV common stock with respect to the matters to be considered at the Special Meeting. The Business Combination cannot be completed unless ENNV’s stockholders approve the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the Business Combination, and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement and a prospectus of ENNV. It is a proxy statement because the board of directors of ENNV is soliciting proxies from its stockholders using this proxy statement/prospectus. It is a prospectus because ENNV, in connection with the Business Combination, is offering shares of ENNV Class A common stock to Fast Radius equityholders in exchange for the outstanding shares of Fast Radius capital stock and certain equity awards of Fast Radius pursuant to the terms of the Merger Agreement. See “
The Merger Agreement—Merger Consideration
.”

Q:	WHAT WILL FAST RADIUS EQUITYHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:
Subject to the terms of the Merger Agreement, the Aggregate Merger Consideration with respect to all holders of Fast Radius securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards relating to shares of ENNV Class A common stock, will equal 100,000,000 shares of ENNV Class A common stock at a deemed value of $10.00 per share.

Pursuant to the Merger Agreement, immediately prior to the Effective Time, (i) the outstanding principal together with all accrued and unpaid interest on the issued and outstanding Fast Radius convertible notes will automatically be converted into a number of shares of Fast Radius common stock in accordance with the terms of the applicable note purchase agreements and (ii) each issued and outstanding Fast Radius warrants will be exercised in full on a cashless basis in accordance with its terms.

At the Effective Time:

•
each issued and outstanding share of Fast Radius capital stock will be converted into the right to receive (i) a number of shares of ENNV Class A common stock, determined by multiplying such share by an amount equal to the Merger Consideration Exchange Ratio, with all shares of ENNV Class A common stock held by a holder immediately thereafter aggregated and rounded down to the nearest whole share, and (ii) a number of Fast Radius Earn Out Shares determined in accordance with the terms of the Merger Agreement;

•
each Fast Radius Option that is then outstanding will be converted into an ENNV Option on substantially the same terms and conditions as such Fast Radius Options, except that (i) such ENNV Option will represent the right to purchase that whole number of shares of ENNV Class A common stock (rounded down to the nearest whole share) equal to the product of the number of shares of Fast Radius common stock subject to such Fast Radius Option multiplied by the Company Award Exchange Ratio, and (ii) the exercise price per share for each such ENNV Option will be equal to the quotient of (A) the exercise price per share of such Fast Radius Option in effect immediately prior to the Effective Time, divided by (B) the Company Award Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent);

•
each Fast Radius Restricted Stock Award that is then outstanding will be converted into an ENNV Restricted Stock Award on substantially the same terms and conditions as such Fast Radius Restricted Stock Awards, except that such ENNV Restricted Stock Award will represent that whole number of shares of ENNV Class A common stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Fast Radius common stock subject to such Fast Radius Restricted Stock Award, multiplied by (B) the Company Award Exchange Ratio;

•
each Vested RSU will automatically accelerate vesting and become fully vested as of immediately prior to the Effective Time and will be canceled and converted as of the Effective Time into the right to receive (i) an issuance of a number of shares of ENNV Class A common stock equal to the product of (A) the number of such Fast Radius RSUs, multiplied by (B) the Merger Consideration Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (ii) a number of Fast Radius Earn Out Shares determined in accordance with the terms of the Merger Agreement; and

•
each Fast Radius RSU (other than Vested RSUs) that is then outstanding will be converted into an ENNV RSU Award on substantially the same terms and conditions as such Fast Radius RSUs, except that (i) such ENNV RSU Award will represent a right to receive a number of shares of ENNV Class A common stock equal to the product of (A) the number of shares of Fast Radius common stock subject to such Fast Radius RSU award immediately prior to the Effective Time, multiplied by (B) the Company Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

The Aggregate Merger Consideration will be issued to holders of Fast Radius securities at the Closing in accordance with the Merger Agreement, except that the issuance to holders of Fast Radius capital stock and Vested RSUs of a portion of the Aggregate Merger Consideration in an amount equal to 10,000,000 shares of ENNV Class A common stock will be subject to the satisfaction of certain price targets set forth in the Merger Agreement during the Earn Out Period, which price targets will be based upon the (i) daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earn Out Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth in the Merger Agreement that has not previously occurred, the applicable provisions of the Merger Agreement will terminate and no Fast Radius Earn Out Shares will be issuable thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. The Fast Radius Earn Out Shares will be issuable in two equal tranches of 5,000,000 shares of ENNV Class A common stock at the time that the ENNV Class A common stock reaches a value, as calculated above, of $15.00 and $20.00, respectively, and will be allocated among the applicable holders of Fast Radius capital stock and Vested RSUs on a pro rata basis in accordance with the Merger Agreement.
The total number of shares of ENNV Class A common stock expected to be issued to holders of Fast Radius capital stock or to be subject to ENNV Options, ENNV Restricted Stock Awards and ENNV RSUs in connection with the Closing (after giving effect to the net exercise or conversion of outstanding equity awards of Fast Radius, Fast Radius warrants and Fast Radius convertible notes and excluding the Fast Radius Earn Out Shares) is 90,000,000 shares, which will represent approximately 62.88% of the total number of shares of Combined Company common stock outstanding immediately following consummation of the Business Combination (assuming no redemptions by Public Stockholders and no exercises of ENNV warrants, and excluding the Fast Radius Earn Out Shares and including the Sponsor Earn Out Shares).

Q:	WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:
It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for             , 2021; however, such meeting could be adjourned, as described herein. Neither ENNV nor Fast Radius can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. ENNV must first obtain the approval of its stockholders for certain of the proposals set forth in this proxy statement/prospectus for their approval, Fast Radius must first obtain the written consent of its stockholders for the Merger and ENNV and Fast Radius must also first obtain certain necessary regulatory approvals and satisfy other closing conditions set forth in the Merger Agreement. See “
The Merger Agreement—Conditions to the Business Combination
.”

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:
If the Business Combination is not completed, Fast Radius equityholders will not receive any consideration for their shares of Fast Radius capital stock or Fast Radius equity awards, Fast Radius convertible notes will not be converted into Fast Radius common stock, and the issued and outstanding Fast Radius warrants will not be exercised in full on a cashless basis. Instead, Fast Radius will remain an independent company. See “
The Merger Agreement—Termination
” and “
Risk Factors
.”

Q:	HOW WILL ENNV BE MANAGED AND GOVERNED FOLLOWING THE BUSINESS COMBINATION?

A:
ENNV does not currently have any management-level employees other than Tyler Reeder, our President and Chief Executive Officer, Drew Brown, our Executive Vice President and Chief Financial Officer, Chris Leininger, our Executive Vice President, General Counsel and Secretary, and Tyler Kopp, our Executive Vice President, Corporate Development. Following the Closing, the Combined Company’s executive officers are expected to be the current management team of Fast Radius. See “
Management of the Combined Company Following the Business Combination
” for more information
.

ENNV is, and after the Closing will continue to be, managed by its board of directors. Following the closing, the size of our board of directors will increase to seven directors and will consist of Lou Rassey, Tyler Reeder, Nick Solaro, Matthew Flanigan, Steven Koch, Matthew Maloney, and Betsy Ziegler. Following the Closing, we expect that a majority of the directors will be independent under applicable NASDAQ listing rules. See “
Management of the Combined Company Following the Business Combination
.”

Q:	WILL ENNV OBTAIN NEW FINANCING IN CONNECTION WITH THE BUSINESS COMBINATION?

A:
In connection with the execution of the Merger Agreement, ENNV entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors, including the Sponsor (collectively, the

“PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and ENNV agreed to issue and sell to the PIPE Investors, an aggregate of 7,500,000 shares of ENNV Class A common stock for a purchase price of $10.00 per share, or an aggregate of $75,000,000, in a private placement (the “PIPE Investment”). The Subscription Agreements provide for purchase of ENNV Class A common stock, however the Class A common stock was originally sold in the ENNV IPO as a component of the ENNV units for $10.00 per unit. The ENNV units consist of one share of Class A common stock and one-quarter of one ENNV warrant. As of , 2021, the closing price on Nasdaq of the ENNV units was $ per unit and the closing price of the Class A common stock was $ per share.
The closing of the PIPE Investment will occur substantially concurrently with the consummation of the Business Combination and is conditioned thereon and on other customary closing conditions. The shares of ENNV Class A common stock to be issued pursuant to the Subscription Agreements will not be registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act. See “
Other Agreements—Subscription Agreements
.” If the 7,500,000 shares of ENNV Class A common stock to be issued to the PIPE Investors were currently outstanding, such shares would have an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on NASDAQ on             , 2021, the record date for the Special Meeting (the “Record Date”).
Concurrently with the execution of the Merger Agreement, ENNV, the Sponsor and GSAM entered into a side letter (the “Side Letter”) to that certain forward purchase agreement, dated as of January 24, 2021, by and among ENNV, the Sponsor and GSAM (the “Forward Purchase Agreement”), pursuant to which GSAM irrevocably consented to purchase from ENNV, and ENNV agreed to issue and sell to GSAM, 2,500,000 units (“Forward Purchase Units”), each consisting of one share of ENNV Class A Common Stock (collectively, “Forward Purchase Shares”) and one-quarter of one redeemable warrant (collectively, “Forward Purchase Warrants”), at a price of $10.00 per Forward Purchase Unit, or an aggregate of $25,000,000, in a private placement to be consummated substantially concurrently with the consummation of the Business Combination. Each whole Forward Purchase Warrant will be exercisable to purchase one share of ENNV Class A common stock at an exercise price of $11.50 per share. The Forward Purchase Agreement included an obligation that GSAM would forfeit certain shares of ENNV Class B common stock it acquired from the Sponsor in connection with the ENNV IPO if, at the time GSAM provided or withheld its consent to ENNV’s initial business combination, it owned a number of shares of ENNV Class A common stock less than the number of Public Shares it purchased at closing of the ENNV IPO. Pursuant to the Side Letter, ENNV and the Sponsor waived GSAM’s potential obligation to forfeit such shares of ENNV Class B common stock in connection with the Business Combination. See “
Other Agreements—Forward Purchase Agreement.
” If the 2,500,000 Forward Purchase Units to be issued to GSAM were currently outstanding, such Forward Purchase Units would have an aggregate market value of $         based upon the closing price of $         per ENNV unit on NASDAQ on             , 2021, the Record Date.

Q:	WHAT EQUITY STAKE WILL CURRENT ENNV STOCKHOLDERS, THE SPONSOR, ENNV’S DIRECTORS AND OFFICERS, THE SUBSCRIBERS, GSAM AND THE FAST RADIUS EQUITYHOLDERS HOLD IN ENNV FOLLOWING THE CLOSING?

A:
The total number of Combined Company common stock outstanding at the closing of the Business Combination (and your relative ownership levels) will be affected by the number of shares of ENNV Class A common stock that are redeemed in connection with the Business Combination, the number of ENNV warrants that are exercised, and whether the Fast Radius Earn Out Shares vest.

The table below shows the relative ownership levels of holders of Combined Company common stock following the Business Combination under varying redemption scenarios.

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions 1
	Number of Ordinary Shares	%	Number of Ordinary Shares	%	Number of Ordinary Shares	%	Number of Ordinary Shares	%
Current Public Stockholders 2	34,500,000	24.10	25,875,000	19.24	17,250,000	13.71	9,181,536	7.79
Sponsor 3	9,140,000	6.39	9,140,000	6.80	9,140,000	7.26	9,140,000	7.76
ENNV Directors and Officers	140,000	0.10	140,000	0.10	140,000	0.11	140,000	0.12
GSAM	2,845,000	1.99	2,845,000	2.12	2,845,000	2.26	2,845,000	2.42
PIPE Investors (other than the Sponsor)	6,500,000	4.54	6,500,000	4.83	6,500,000	5.16	6,500,000	5.52
Current Fast Radius securityholders 4	90,000,000	62.88	90,000,000	66.91	90,000,000	71.50	90,000,000	76.40

Total	143,125,000	100.00	134,500,000	100.00	125,875,000	100.00	117,806,536	100.00

1)
Assumes that holders of 25,318,464 Public Shares exercise their redemption rights in connection with the Business Combination (maximum redemption scenario consistent with satisfying the Minimum Cash Condition if redemption occurs at $10.00 per share).

2)
The underwriters for the ENNV IPO will collectively receive $12,075,000 of deferred underwriting commissions in connection with the Closing, irrespective of the amount of redemptions by the public stockholders. Assuming no redemptions, the underwriters will receive deferred commissions of $0.35 per Public Share that remains outstanding after the Closing. Assuming maximum redemptions consistent with satisfying the Minimum Cash Condition, the underwriters will receive deferred commissions of approximately $1.32 per Public Share that remains outstanding after the Closing. The level of redemption also impacts the effective underwriting fee incurred in connection with the ENNV IPO. In a no redemption scenario, based on approximately $              million in the trust account as of             , 2021, the $12,075,000 in deferred underwriting commissions represents an effective deferred underwriting commission of approximately     %. In a 25% redemption scenario in which 8,625,000 Public Shares are redeemed in connection with the Business Combination, the funds remaining in the trust account following such redemption would be approximately $             million and the effective underwriting fee would be approximately     %. In a 50% redemption scenario in which 17,250,000 Public Shares are redeemed in connection with the Business Combination, the funds remaining in the trust account following such redemption would be approximately $             million and the effective underwriting fee would be approximately     %. In a maximum redemption scenario consistent with satisfying the Minimum Cash Condition if redemption occurs at $10.00 per share, the funds remaining in the trust account following such redemption would be approximately $             million and the effective underwriting fee would be approximately     %.

3)	Includes the Sponsor Earn Out Shares, 1,000,000 shares of ENNV Class A common stock to be purchased by the Sponsor, in its capacity as a PIPE Investor.
4)
After giving effect to the net exercise or conversion of outstanding equity awards of Fast Radius, Fast Radius warrants and Fast Radius convertible notes, including 757,807 shares of ENNV Class A common stock issuable to Energy Capital Partners Holdings, LP, an affiliate of the Sponsor, upon the conversion of the ECP Notes, but excluding the Fast Radius Earn out Shares.

For more information, see “
Unaudited Pro Forma Condensed Combined Financial Information
.”

Q:	FOLLOWING THE BUSINESS COMBINATION, WILL ENNV’S SECURITIES CONTINUE TO TRADE ON A STOCK EXCHANGE?

A:	Yes. Upon the Closing, we intend to change our name from “ECP Environmental Growth Opportunities Corp.” to “Fast Radius, Inc.” and we expect that following the Closing our Class A common stock and

Public Warrants will continue to be listed on NASDAQ under the symbols “FSRD” and “FSRDW,” respectively.
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:
The Special Meeting will be held at          a.m. prevailing Eastern Time, on             , 2021, in virtual format. ENNV stockholders may attend, vote and examine the list of ENNV stockholders entitled to vote at the Special Meeting by visiting     and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	The stockholders of ENNV are being asked to vote on the following:

•	A proposal to adopt the Merger Agreement and the transactions contemplated thereby. See “ Proposal No. 1—The Business Combination Proposal .”

•	A proposal to adopt the Proposed Charter in the form attached hereto as Annex B. See “ Proposal Nos. 2A - 2D—The Charter Approval Proposal .”

•
A proposal to elect seven directors to serve on the Board until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class I directors, the second annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class II directors, and the third annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified. See “
Proposal No. 3—The Director Election Proposal
.”

•
A proposal to approve, for purposes of complying with applicable listing rules of NASDAQ:(i) the issuance of shares of ENNV Class A common stock to Fast Radius equityholders pursuant to the Merger Agreement; (ii) the issuance of shares of ENNV Class A common stock to the PIPE Investors pursuant to the Subscription Agreements; (iii) the issuance of shares of ENNV Class A common stock upon the conversion of the Founder Shares; and (iv) the issuance of the Forward Purchase Units pursuant to the Forward Purchase Agreement. See “
Proposal No. 4—The NASDAQ Proposal
.”

•	A proposal to approve and adopt the Incentive Plan. See “ Proposal No. 5—The Incentive Plan Proposal .”

•	A proposal to approve and adopt the Employee Stock Purchase Plan. See “ Proposal No. 6—The Employee Stock Purchase Plan Proposal .”

•
A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. See “
Proposal No. 7—The Adjournment Proposal
.”

ENNV will hold the Special Meeting to consider and vote upon these proposals (collectively, the “Proposals”). This proxy statement/ prospectus contains important information about the proposed Merger and the other matters to be acted upon at the Special Meeting.
Stockholders should read this proxy statement/prospectus carefully, including the annexes and the other documents referred to herein.
Pursuant to the Merger Agreement, consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ

Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal. If the Business Combination Proposal is not approved, the other proposals, except the Adjournment Proposal, will not be presented to stockholders for a vote.
The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	I AM AN ENNV WARRANT HOLDER. WHY AM I RECEIVING THIS PROXY STATEMENT/ PROSPECTUS?

A:
Upon consummation of the Merger, the ENNV warrants will, by their terms, entitle the holders to purchase shares of Combined Company common stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Fast Radius, the business of Fast Radius and its subsidiary, and the business of the Combined Company following consummation of the Merger. As holders of ENNV warrants will be entitled to purchase shares of Combined Company common stock upon consummation of the Merger, ENNV urges you to read the information contained in this proxy statement/ prospectus carefully.

Q:	WHO IS FAST RADIUS?
Fast Radius is a dynamic industrial technology firm that has pioneered and continues to scale the first-of-its-kind cloud manufacturing and digital supply chain infrastructure. The Fast Radius solution combines proprietary software with a network of company-owned distributed micro-factories and third-party suppliers. This allows engineers to design, produce, and fulfill custom parts across a range of manufacturing technologies, including additive manufacturing, CNC machining, and injection molding.
Fast Radius is an early-stage company with a history of losses since its incorporation in 2017 and has funded its cash flow deficits primarily through the issuance of capital stock. As of September 30, 2021, Fast Radius had an accumulated deficit of approximately $97.9 million, including net losses of approximately $42.5 million for the nine months ended September 30, 2021 and net losses of approximately $21.7 million for the year ended December 31, 2020 and approximately $18.3 million for the year ended December 31, 2019. Fast Radius expects to continue to incur operating losses and negative cash flow as it continues to invest significantly in research and development efforts, sales and marketing and other aspects of its business. See the section entitled “
Risk Factors – Risks Related to Our Operating History
” for more information.
The Fast Radius Cloud Manufacturing Platform has served over 2,000 customers, including Fortune 500 companies in the automotive, aerospace, medical, industrial, and consumer industries. The platform is purpose-built to provide industrial-certified parts at production volumes (e.g., thousands of units, not just prototypes) and has made over 11 million custom parts to-date. This platform represents a new, more sustainable infrastructure to design, make, and move physical goods in the digital age. Fast Radius is scaling its vision to unleash the “fourth modality of logistics.” Instead of storing parts physically, companies will have the ability to store part designs and manufacturing instructions digitally in the Fast Radius Virtual Warehouse. Instead of moving parts by land, air, and sea, companies can move parts at the speed of light and produce them locally in a certified micro-factory where needed. The Cloud Manufacturing Platform is creating a more sustainable, more accessible, and more flexible global supply chain paradigm to meet the needs of this century.

Q:	WHY IS ENNV PROPOSING THE BUSINESS COMBINATION?

A:
ENNV was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. On February 11, 2021, ENNV completed its initial public offering of ENNV units, raising total gross proceeds of $345,000,000. On the same date, ENNV also completed sales of Private Placement Warrants to the Sponsor and GSAM, raising total gross proceeds of $9,400,000. Since the ENNV IPO, ENNV’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of Fast Radius and the industry in which it operates, including the financial and other information provided by Fast Radius in the course of their negotiations in connection with the Merger Agreement, ENNV believes that consummating the Merger is advisable and in the best interests of ENNV and its stockholders. See “
The Merger—Recommendation of the ENNV Board of Directors and Reasons for the Merger
.”

Q:	DID THE ENNV BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:
The ENNV Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Merger. The directors and officers of ENNV and ENNV’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of ENNV’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Merger. In addition, ENNV’s directors and officers and ENNV’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the ENNV Board and ENNV’s advisors in valuing Fast Radius’ business.

Q:	WHY IS ENNV PROVIDING STOCKHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE BUSINESS COMBINATION?

A:
We are seeking approval of the Business Combination for purposes of complying with applicable NASDAQ listing rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock. In addition, pursuant to the Existing Charter, we must provide all Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of an initial business combination, either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination. If we submit the proposed initial business combination to the stockholders for their approval, our Existing Charter requires us to conduct a redemption offer in conjunction with the proxy solicitation (but not in conjunction with a tender offer) pursuant to the applicable SEC proxy solicitation rules.

Q:	DO FAST RADIUS’ STOCKHOLDERS NEED TO APPROVE THE BUSINESS COMBINATION?

A:
Yes. Concurrently with the execution of the Merger Agreement, certain stockholders of Fast Radius who, in the aggregate, hold a majority of the outstanding shares of capital stock of Fast Radius on a fully diluted basis (the “Supporting Fast Radius Stockholders”) entered into a company support agreement (the “Company Support Agreement”) with Fast Radius and ENNV pursuant to which such stockholders agreed to, on (or effective as of) the second business day following the date on which the registration statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act, execute and deliver a written consent to adopt the Merger Agreement, the documents contemplated by the Merger Agreement and the transactions contemplated by the Merger Agreement and such other documents and to waive appraisal rights in connection with the Merger. In addition, the Supporting Fast Radius Stockholders agreed, in the event of an annual or special meeting of Fast Radius equityholders for purposes of approving the Transactions, to (i) appear or cause their shares to be counted present for quorum purposes, (ii) vote in favor of or consent to the Merger and any other matter included on the agenda for such meeting of Fast Radius’ stockholders relating to the Business Combination, (iii) vote (or execute an action by written consent with respect thereto) against any proposal that would reasonably be expected to impede the Business Combination and (iv) vote in favor of or consent to the Business Combination in any other circumstance so required for completion of the Business Combination. Each such Supporting Fast Radius Stockholder also granted an irrevocable proxy to the Chief Executive Officer of ENNV to act for and on such stockholder’s behalf, and in such stockholder’s name, place and stead, in the event that such stockholder fails to comply in any material respect with his, her or its obligations under the Company

Support Agreement in a timely manner, to vote such stockholder’s shares and grant all written consents with respect thereto and to represent such stockholder in any stockholder meeting held for the purpose of voting on the Business Combination.

Q:	WHAT MATERIAL POSITIVE FACTORS DID THE ENNV BOARD CONSIDER IN CONNECTION WITH THE BUSINESS COMBINATION?

A:
The ENNV Board considered a number of factors pertaining to the Business Combination. Among other things, the ENNV Board considered (i) the large and growing addressable market of the component manufacturing industry, (ii) rising demand for agile and sustainable supply chains, (iii) the flexibility, sustainability and accessibility of the Fast Radius Cloud Manufacturing Platform, and (iv) that the model is built to scale. These factors are discussed in greater detail in the section entitled “
The Business Combination – Recommendation of the ENNV Board and Reasons for the Business Combination
.”

Q:	WHAT MATERIAL NEGATIVE FACTORS DID THE ENNV BOARD CONSIDER IN CONNECTION WITH THE BUSINESS COMBINATION?

A:
The ENNV Board considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination. Among other things, the ENNV Board weighed (i) risk that ENNV’s public stockholders would vote against the Business Combination Proposal or exercise redemption rights, (ii) certain risks related to Fast Radius’ business including the risk that Fast Radius may not execute on its business plan or realize its projected financial performance, (iii) risk of litigation or regulatory action, (iv) challenges associated with Fast Radius being subject to the applicable disclosure and listing requirements of a publicly traded company, (v) risk associated with the minority position in Fast Radius that ENNV stockholders would hold following the consummation of the Business Combination, and (vi) the fees and expenses associated with completing the Business Combination.

These factors are discussed in greater detail in the section entitled “
The Business Combination – Recommendation of the ENNV Board and Reasons for the Business Combination
,” as well as in the section entitled “
Risk Factors – Risks Related to the Business Combination
.”

Q:	DO I HAVE REDEMPTION RIGHTS?

A:
If you are a holder of Public Shares, you have the right to demand that ENNV redeem such shares for a pro rata portion of the cash held in the Trust Account, calculated as of two business days prior to the Closing (including interest earned on the funds held in the Trust Account and not previously released to ENNV to pay taxes) upon the Closing (“Redemption Rights”).

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the total then outstanding Public Shares without the consent of ENNV. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of ENNV.
Under ENNV’s Existing Charter, the Merger may be consummated only if ENNV has at least $5,000,001 of net tangible assets after giving to all holders of Public Shares that properly demand redemption of their shares for cash.
An ENNV stockholder holding both Public Shares and Public Warrants may redeem its Public Shares but retain the Public Warrants, which, if the Business Combination closes, will become warrants of the Combined Company. Assuming a maximum redemption scenario consistent with satisfying the Minimum Cash Condition if redemption occurs at $10.00 per share in which 25,318,464 Public Shares are redeemed, such redeeming public stockholders will retain an aggregate of 6,329,616 detachable redeemable warrants, which have an aggregate value of $             based on the closing price of our detachable redeemable warrants on Nasdaq of $             on September             , 2021.

Q:	WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:
No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders and the Merger may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by Public Stockholders.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:
If you are a holder of Public Shares and wish to exercise your Redemption Rights, you must demand that ENNV redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to ENNV’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of Public Shares will be entitled to demand that such holder’s shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $        , or $         per share, as of             , 2021, the Record Date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to ENNV to pay its taxes, will be paid promptly upon consummation of the Merger. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to ENNV’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that ENNV’s transfer agent return the shares (physically or electronically). If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described to ENNV’s transfer agent as described herein, then, if the Merger is consummated, ENNV will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your Redemption Rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as an ENNV stockholder (other than the right to receive the redemption amount) upon consummation of the Merger.
An ENNV stockholder holding both Public Shares and Public Warrants may redeem its Public Shares but retain the Public Warrants, which, if the Business Combination closes, will become warrants of the Combined Company. Assuming a maximum redemption scenario consistent with satisfying the Minimum Cash Condition if redemption occurs at $10.00 per share in which 25,318,464 Public Shares are redeemed, such redeeming public stockholders will retain an aggregate of 6,329,616 detachable redeemable warrants, which have an aggregate value of $             based on the closing price of our detachable redeemable warrants on Nasdaq of $             on September             , 2021.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:
It is expected that a U.S. Holder (as defined in “
Material U.S. Federal Income Tax Considerations
”) that exercises its Redemption Rights to receive cash from the trust account in exchange for its Public Shares will generally be treated as selling such Public Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of ENNV common stock that such U.S. Holder owns or is deemed to own. For a more complete discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of Redemption Rights, see “
Material U.S. Federal Income Tax Considerations - Material Tax Considerations of a Redemption of Public Shares
.”
All holders considering exercising Redemption Rights are urged to consult their tax advisor on the tax consequences to them of an exercise of Redemption Rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:
No. Neither ENNV stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under the DGCL. See “
ENNV’s Special Meeting of Stockholders— Appraisal Rights
.”

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:
A total of $345,000,000 in net proceeds of the ENNV IPO and the amount raised from the sales of the Private Placement Warrants that occurred simultaneously with the consummation of the ENNV IPO were placed in the Trust Account following the ENNV IPO. After consummation of the Merger, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise Redemption Rights, to pay fees and expenses incurred in connection with the Merger (including aggregate fees of up to $12,075,000 as deferred underwriting commissions) and for the Combined Company’s working capital and general corporate purposes.

Q:	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:
If ENNV does not complete the Merger with Fast Radius for whatever reason, ENNV would search for another target business with which to complete a business combination. If ENNV does not complete the Merger with Fast Radius or another target business by February 11, 2023 (the “Completion Window”), ENNV must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to ENNV to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Sponsor, ENNV’s directors and officers and GSAM have no redemption rights with respect to their Founder Shares in the event a business combination is not effected in the Completion Window, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to ENNV’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:
As of             , 2021, the Record Date, the Sponsor and ENNV’s directors and officers were entitled to vote an aggregate of 8,280,000 Founder Shares that were issued prior to the ENNV IPO. Such shares currently constitute approximately 19% of the outstanding shares of ENNV’s common stock. The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares, as well as any shares of ENNV Class A common stock acquired during or after the ENNV IPO, in favor of each of the Proposals presented at the Special Meeting.

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:
A quorum of ENNV stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of ENNV common stock entitled to vote at the Special Meeting as of the Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor and ENNV’s directors and officers, who currently collectively own approximately 19% of the issued and outstanding shares of ENNV common stock, will count towards this quorum. As of , 2021, the Record Date, 21,562,501 shares of ENNV common stock would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:
The Business Combination Proposal
: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENNV common stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class, is required to approve the Business Combination Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. ENNV stockholders must approve the Business Combination Proposal in order for the Merger to occur.

The Charter Approval Proposal
: The affirmative vote (in person or by proxy) of (i) the holders of a majority of the shares of ENNV Class B common stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of ENNV common stock entitled to vote thereon, voting as a single class, is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “
AGAINST
” such proposal. The Closing is conditioned on the approval of the Charter Approval Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented to the stockholders for a vote.
The Director Election Proposal
: The affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of ENNV Class B common stock entitled to vote thereon and actually cast at the Special Meeting, is required to approve the Director Election Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Director Election Proposal, will have no effect on the election of directors. The Closing is not conditioned on the approval of the Director Election Proposal. If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.
The NASDAQ Proposal:
The affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENNV common stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class, is required to approve the NASDAQ Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the NASDAQ Proposal, will have no effect on the NASDAQ Proposal. The Closing is conditioned on the approval of the NASDAQ Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the NASDAQ Proposal will not be presented to the stockholders for a vote.
The Incentive Plan Proposal:
The affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENNV common stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class, is required to approve the Incentive Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Incentive Plan Proposal, will have no effect on the Incentive Plan Proposal. The Closing is conditioned on the approval of the Incentive Plan Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to the stockholders for a vote.

The Employee Stock Purchase Plan Proposal:
The affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENNV common stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class, is required to approve the Employee Stock Purchase Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Employee Stock Purchase Plan Proposal, will have no effect on the Employee Stock Purchase Plan Proposal. The Closing is conditioned on the approval of the Employee Stock Purchase Plan Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Employee Stock Purchase Plan Proposal will not be presented to the stockholders for a vote.
The Adjournment Proposal:
The affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENNV common stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class, is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Closing is not conditioned on the approval of the Adjournment Proposal.
As of             , 2021, the Record Date, the Sponsor and ENNV’s directors and officers were entitled to vote an aggregate of 8,280,000 Founder Shares that were issued prior to the ENNV IPO. Such shares currently constitute approximately 19% of the outstanding shares of ENNV’s common stock. The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares, as well as any shares of ENNV Class A common stock acquired during or after the ENNV IPO, in favor of each of the Proposals presented at the Special Meeting. See “
Other Agreements—Sponsor Support Agreement
.”

Q:	DO ANY OF ENNV’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF ENNV STOCKHOLDERS?

A:	Certain of ENNV’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of ENNV stockholders generally.
These interests include, among other things:

•
If the Business Combination with Fast Radius or another business combination is not consummated within the Completion Window, ENNV will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the ENNV Board, dissolving and liquidating. In such event, the 8,140,000 Founder Shares held by the Sponsor and the 140,000 Founder Shares held by ENNV’s independent directors, which were acquired for a purchase price of approximately $0.003 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The Founder Shares held by the Sponsor had an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date. The Founder Shares held by ENNV’s independent directors had an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the ENNV units sold in the ENNV IPO and the substantial number of shares of Combined Company common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company common stock trades below the price initially paid for the ENNV units in the ENNV IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its

affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•
At the Closing, all of the shares of ENNV Class B common stock will convert into shares of ENNV Class A common stock in accordance with the terms of the Existing Charter (the “Converted Shares”). Pursuant to the Sponsor Support Agreement, at the Closing, 90% of such Converted Shares held by the Sponsor will automatically vest. The remaining 10% of the Converted Shares (which will be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the ENNV Class A common stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Combined Company) held by the Sponsor, which we refer to as the Sponsor Earn Out Shares, will be subject to vesting, for the duration of the Earn Out Period, in two equal tranches at the time that the ENNV Class A common stock reaches a value of $15.00 and $20.00, which price targets will be based upon (i) the daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earnout Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth above that has not previously occurred, the applicable provisions of the Sponsor Support Agreement will terminate and no Sponsor Earn Out Shares will become vested thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. Upon the expiration of the Earn Out Period, any unvested Sponsor Earn Out Shares will be forfeited to ENNV without consideration. The Sponsor Earn Out Shares to be issued would have an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
The Sponsor purchased an aggregate of 5,702,667 Private Placement Warrants from ENNV for an aggregate purchase price of $8,554,000.50 (or $1.50 per warrant). This purchase took place on a private placement basis simultaneously with the consummation of the ENNV IPO. A portion of the proceeds ENNV received from this purchase were placed in the Trust Account. Such warrants had an aggregate market value of $         based upon the closing price of $         per public warrant on the NASDAQ on                 , 2021, the Record Date. The Private Placement Warrants will become worthless if ENNV does not consummate a business combination within the Completion Window.

•
Concurrently with the execution of the Merger Agreement, the Sponsor, in its capacity as a PIPE Investor, entered into a Subscription Agreement to purchase 1,000,000 shares of ENNV Class A common stock as a price of $10.00 per share in the PIPE Investment. Such shares of ENNV Class A common stock to be issued would have an aggregate market value of $ based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
Tyler Reeder will become a director of the Post-Combination Company after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors.

•
ENNV’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ENNV’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ENNV fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, ENNV may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. Additionally, the Sponsor is entitled to $10,000 per month for office space, utilities, administrative and support services provided to ENNV’s management team, which commenced on February 11, 2021 and will continue through the earlier of consummation of the Business Combination and ENNV’s liquidation.

•
On July 30, 2021, ENNV issued an unsecured promissory note (the “Note”) in the principal amount of $1,500,000 to an affiliate of the Sponsor, which may be drawn down by ENNV from time to time upon written notice to the lender. The Note does not bear interest and is repayable in full upon consummation of the Business Combination. If ENNV does not complete a business combination, the Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of the Business Combination, the holder of the Note (or a permitted assignee) shall have the option, but not the obligation, to convert all or a portion of the unpaid principal balance of the Note into that number of warrants to purchase one share of ENNV Class A Common Stock (the “Working Capital Warrants”) equal to the principal amount of the Note so converted divided by $1.50. The terms of the Working Capital Warrants will be identical to the terms of the warrants issued by ENNV to the Sponsor in a private placement that took place simultaneously with the ENNV IPO. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•
In the event of the liquidation of the Trust Account, the Sponsor has agreed to indemnify and hold harmless ENNV against any and all losses, liabilities, claims, damages and expenses to which ENNV may become subject as a result of any claim by (i) any third party for services rendered or products sold to ENNV or (ii) a prospective target business with which ENNV has entered into an acquisition agreement, provided that such indemnification of ENNV by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to ENNV or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of ENNV Class A common stock or (ii) such lesser amount per share of ENNV Class A common stock held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ENNV’s indemnity of the underwriters of the ENNV IPO against certain liabilities, including liabilities under the Securities Act. If ENNV consummates the Business Combination, on the other hand, ENNV will be liable for all such claims.

•
The Sponsor and ENNV’s officers and directors have agreed not to transfer, assign, or sell any of their Founder Shares until 180 days following the consummation of the Business Combination, subject to certain customary exceptions.

•	Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of the Business Combination.
There will be no finder’s fees, reimbursements or cash payments made by ENNV to the Sponsor or ENNV’s officers or directors, or ENNV’s or any of their affiliates, for services rendered to ENNV prior to or in connection with the completion of the Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services and repayments of working capital loans under the Note to an affiliate of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination. The Sponsor and ENNV’s officers and directors or any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with ENNV’s formation, the ENNV IPO and activities on ENNV’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of September 30, 2021, the Sponsor had not incurred any out-of-pocket expenses in connection with the Business Combination that, as of such date, had not been reimbursed by ENNV.
The ENNV Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Business Combination be approved by the stockholders of ENNV. See
“The Business Combination—Interests of ENNV’s Directors and Officers in the Business Combination
.”

Q:	WHAT DO I NEED TO DO NOW?

A:
ENNV urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes and the other documents referred to herein, and to consider how the Merger will affect you as a stockholder and/or warrant holder of ENNV. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF ENNV CLASS A COMMON STOCK BEFORE THE SPECIAL MEETING?

A:
The Record Date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of ENNV Class A common stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of ENNV Class A common stock because you will no longer be able to tender them prior to the Special Meeting in accordance with the provisions described herein. If you transferred your shares of ENNV Class A common stock prior to the Record Date, you have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	HOW DO I VOTE?

A:
If you are a holder of record of ENNV common stock on the Record Date, you may vote in person (which would include presence at a virtual meeting) at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which would include presence at a virtual meeting), obtain a proxy from your broker, bank or nominee.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank, or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to ENNV or by voting in person (which would include presence at a virtual meeting) at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of NASDAQ, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.
If you are an ENNV stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the Charter Approval Proposal, but will have no effect on the vote count for such other Proposals.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:
For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting in person (which would include presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote.

If you are an ENNV stockholder that attends the Special Meeting virtually and fails to vote on the Charter Approval Proposal, your failure to vote will have the same effect as a vote “
AGAINST
” such proposal.
If you are an ENNV stockholder that attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, the NASDAQ Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, your failure to vote will have no effect on the Business Combination Proposal, the NASDAQ Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the ENNV common stock represented by your proxy will be voted “
FOR
” each of the Proposals presented at the Special Meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. You may change your vote at any time before your proxy is exercised by doing any one of the following:

•	sending another proxy card with a later date;

•	notifying ENNV’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•
attending the Special Meeting and voting electronically by visiting     and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a stockholder of record of ENNV and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to ENNV, 40 Beechwood Road, Summit, New Jersey 07901 and it must be received at any time before the vote is taken at the ENNV Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m. prevailing Eastern Time on             , 2021, or by voting at the ENNV Special Meeting. Simply attending the ENNV Special Meeting will not revoke your proxy. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions, and must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:
If you fail to take any action with respect to the Special Meeting and the Merger is approved by stockholders and consummated, you will become a stockholder or warrant holder, as applicable, of the Combined Company. Failure to take any action with respect to the Special Meeting will not affect your ability as a stockholder to exercise your redemption rights prior to the Special Meeting in accordance with the procedures set forth in this proxy statement/prospectus. If you fail to take any action with respect to the Special Meeting and the Merger is not approved, you will continue to be a stockholder and/or warrant holder of ENNV while ENNV searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of ENNV common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares of ENNV common stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of ENNV common stock.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the Merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Stockholders may call toll free:
Banks and Brokers may call collect:
    .com
You may also obtain additional information about ENNV from documents filed with the SEC by following the instructions in the section entitled “
Where You Can Find More Information
.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your shares of ENNV Class A common stock (either physically or electronically) to ENNV’s transfer agent at the address below prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Business Combination and the Merger Agreement
The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached as
Annex A
to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Business Combination.
If the Merger Agreement is approved and adopted and the Business Combination is subsequently completed, Merger Sub will merge with and into Fast Radius with Fast Radius surviving the Merger as a wholly owned subsidiary of ENNV.
Merger Consideration
Subject to the terms of the Merger Agreement, the Aggregate Merger Consideration with respect to all holders of Fast Radius securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards relating to shares of ENNV Class A common stock, will equal 100,000,000 shares of ENNV Class A common stock at a deemed value of $10.00 per share.
Pursuant to the Merger Agreement, immediately prior to the Effective Time, (i) the outstanding principal together with all accrued and unpaid interest on the issued and outstanding Fast Radius convertible notes will automatically be converted into a number of shares of Fast Radius common stock in accordance with the terms of the applicable note purchase agreements and (ii) each issued and outstanding Fast Radius warrants will be exercised in full on a cashless basis in accordance with its terms.
At the Effective Time:

•
each issued and outstanding share of Fast Radius capital stock will be converted into the right to receive (i) a number of shares of ENNV Class A common stock, determined by multiplying such share by an amount equal to the Merger Consideration Exchange Ratio, with all shares of ENNV Class A common stock held by a holder immediately thereafter aggregated and rounded down to the nearest whole share, and (ii) a number of Fast Radius Earn Out Shares determined in accordance with the terms of the Merger Agreement;

•
each Fast Radius Option that is then outstanding will be converted into an ENNV Option on substantially the same terms and conditions as such Fast Radius Options, except that (i) such ENNV Option will represent the right to purchase that whole number of shares of ENNV Class A common stock (rounded down to the nearest whole share) equal to the product of the number of shares of Fast Radius common stock subject to such Fast Radius Option multiplied by the Company Award Exchange Ratio, and (ii) the exercise price per share for each such ENNV Option will be equal to the quotient of (A) the exercise price per share of such Fast Radius Option in effect immediately prior to the Effective Time, divided by (B) the Company Award Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent);

•	each Fast Radius Restricted Stock Award that is then outstanding will be converted into an ENNV Restricted Stock Award on substantially the same terms and conditions as such Fast Radius Restricted

Stock Awards, except that such ENNV Restricted Stock Award will represent that whole number of shares of ENNV Class A common stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Fast Radius common stock subject to such Fast Radius Restricted Stock Award, multiplied by (B) the Company Award Exchange Ratio;

•
each Vested RSU will automatically accelerate vesting and become fully vested as of immediately prior to the Effective Time and will be canceled and converted as of the Effective Time into the right to receive (i) an issuance of a number of shares of ENNV Class A common stock equal to the product of (A) the number of such Fast Radius RSUs, multiplied by (B) the Merger Consideration Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (ii) a number of Fast Radius Earn Out Shares determined in accordance with the terms of the Merger Agreement; and

•
each Fast Radius RSU award (other than Vested RSUs) that is then outstanding will be converted into an ENNV RSU Award on substantially the same terms and conditions as such Fast Radius RSU awards, except that (i) such ENNV RSU Award will represent a right to receive a number of shares of ENNV Class A common stock equal to the product of (A) the number of shares of Fast Radius common stock subject to such Fast Radius RSU award immediately prior to the Effective Time, multiplied by (B) the Company Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

The Aggregate Merger Consideration will be issued to holders of Fast Radius securities at the Closing in accordance with the Merger Agreement, except that the issuance to holders of Fast Radius capital stock and Vested RSUs of a portion of the Aggregate Merger Consideration in an amount equal to 10,000,000 shares of ENNV Class A common stock will be subject to the satisfaction of certain price targets set forth in the Merger Agreement during the Earn Out Period, which price targets will be based upon the (i) daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earn Out Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth in the Merger Agreement that has not previously occurred, the applicable provisions of the Merger Agreement will terminate and no Fast Radius Earn Out Shares will be issuable thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. The Fast Radius Earn Out Shares will be issuable in two equal tranches of 5,000,000 shares of ENNV Class A common stock at the time that the ENNV Class A common stock reaches a value, as calculated above, of $15.00 and $20.00, respectively, and will be allocated among the holders of Fast Radius capital stock and Vested RSUs on a pro rata basis in accordance with the Merger Agreement.
The total number of shares of ENNV Class A common stock expected to be issued to holders of Fast Radius capital stock or to be subject to ENNV Options, ENNV Restricted Stock Awards and ENNV RSUs in connection with the Closing (after giving effect to the net exercise or conversion of outstanding equity awards of Fast Radius, Fast Radius warrants and Fast Radius convertible notes and excluding the Fast Radius Earn Out Shares) is 90,000,000 shares, which will represent approximately 62.88% of the total number of shares of Combined Company common stock outstanding immediately following consummation of the Business Combination (assuming no redemptions by Public Stockholders and no exercises of ENNV warrants, and excluding the Fast Radius Earn Out Shares and including the Sponsor Earn Out Shares).
Ownership of the Combined Company
As of             , 2021, the Record Date, there were 34,500,000 shares of ENNV Class A common stock and 8,625,000 shares of ENNV Class B common stock issued and outstanding and          holders of record of ENNV common stock.

After giving effect to the Business Combination (assuming no Public Shares of ENNV have been redeemed and no ENNV warrants have been exercised), we expect that there will be approximately 143,125,000 shares of Combined Company common stock outstanding (excluding the Fast Radius Earn Out Shares and including the Sponsor Earn Out Shares), consisting of (i) 90,000,000 shares (including shares underlying ENNV Options, ENNV Restricted Stock Awards and ENNV RSUs) issued to holders of Fast Radius securities (after giving effect to the net exercise or conversion of outstanding equity awards of Fast Radius, Fast Radius warrants and Fast Radius convertible notes, including 757,807 shares of ENNV Class A common stock issuable to Energy Capital Partners Holdings, LP, an affiliate of the Sponsor, upon the conversion of the ECP Notes, and excluding the Fast Radius Earn Out Shares), (ii) 6,500,000 shares held by the PIPE Investors pursuant to the Subscription Agreements, (iii) 34,500,000 shares held by Public Stockholders, (iv) 2,845,000 shares held by GSAM, (v) 9,140,000 shares held by the Sponsor (including the Sponsor Earn Out Shares and 1,000,000 shares of ENNV Class A common stock to be purchased by the Sponsor, in its capacity as a PIPE Investor, at the closing of the PIPE Investment) and (vi) 140,000 shares held by ENNV’s current independent directors.
After giving effect to the Business Combination (assuming that Public Stockholders holding 25.4 million shares of outstanding ENNV Class A common stock exercise their Redemption Rights (representing the maximum redemptions consistent with satisfying the Minimum Cash Condition if redemption occurs at $10.00 per share) and no ENNV warrants have been exercised), we expect that there will be approximately 117,806,536 shares of Combined Company common stock outstanding (after giving effect to the net exercise or conversion of outstanding equity awards of Fast Radius, Fast Radius warrants and Fast Radius convertible notes, including 757,807 shares of ENNV Class A common stock issuable to Energy Capital Partners Holdings, LP, an affiliate of the Sponsor, upon the conversion of the ECP Notes, and excluding the Fast Radius Earn Out Shares and including the Sponsor Earn Out Shares), consisting of (i) 9,181,536 shares held by current Public Stockholders, (ii) 90,000,000 shares (including shares underlying ENNV Options, ENNV Restricted Stock Awards and ENNV RSUs) issued to holders of Fast Radius securities (excluding the Fast Radius Earn Out Shares), (iii) 6,500,000 shares held by the PIPE Investors pursuant to the Subscription Agreements, (iv) 2,845,000 shares held by GSAM, (v) 9,140,000 shares held by the Sponsor (including the Sponsor Earn Out Shares and 1,000,000 shares of ENNV Class A common stock to be purchased by the Sponsor, in its capacity as a PIPE Investor, at the closing of the PIPE Investment) and (vi) 140,000 shares held by ENNV’s independent directors. All shares issued as merger consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”)), including our directors, executive officers and other affiliates.
The numbers of shares set forth above are based on a number of assumptions, including that neither ENNV nor Fast Radius issue any additional equity securities prior to the Business Combination. If the actual facts differ from our assumptions, the numbers of shares set forth above will be different. See “
Unaudited Pro Forma Condensed Combined Financial Information
.”
Recommendation of the ENNV Board
The ENNV Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, ENNV and its stockholders. Accordingly, the ENNV Board unanimously recommends that its stockholders vote “
FOR
” each of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. See “
The Business Combination— Recommendation of the ENNV Board of Directors and Reasons for the Business Combination
.”

The Special Meeting
The Special Meeting in lieu of the 2021 annual meeting of ENNV stockholders will be held on             , 2021, at         , Eastern Time, in virtual format. At the Special Meeting, ENNV is asking holders of ENNV common stock to consider and vote upon the following proposals:

•	The Business Combination Proposal —To consider and vote upon a proposal to approve the Merger Agreement, in the form attached hereto as Annex A , and the Business Combination;

•	The Charter Proposal —To consider and vote upon a proposal to adopt the Proposed Charter, in the form attached hereto as Annex B ;

•
The Director Election Proposal
—To consider and vote upon a proposal to elect seven directors to serve on the Combined Company Board until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class I directors, the second annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class II directors, and the third annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified;

•
The NASDAQ Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of NASDAQ: (i) the issuance of shares of ENNV Class A common stock to Fast Radius equityholders pursuant to the Merger Agreement; (ii) the issuance of shares of ENNV Class A common stock to the PIPE Investors pursuant to the Subscription Agreements; (iii) the issuance of shares of ENNV Class A common stock upon the conversion of the Founder Shares; and (iv) the issuance of the Forward Purchase Units pursuant to the Forward Purchase Agreement;

•	The Incentive Plan Proposal —To consider and vote upon a proposal to approve and adopt the Incentive Plan;

•	The Employee Stock Purchase Plan Proposal —To consider and vote upon a proposal to approve and adopt the Employee Stock Purchase Plan;

•
The Adjournment Proposal
—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal.

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of ENNV common stock at the close of business on             , 2021, the Record Date. You are entitled to one vote for each share of ENNV common stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the Record Date, there were          shares of ENNV common stock outstanding, of which          were Public Shares and          were Founder Shares.
A quorum of ENNV stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of ENNV common stock entitled to vote at the Special Meeting as of the Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor and ENNV’s directors and officers, who currently collectively own approximately 19% of the issued and outstanding shares of ENNV common stock, will count towards this quorum. As of the Record Date, 21,562,501 shares of ENNV common stock would be required to achieve a quorum.

The approval of each of the Business Combination Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal, the Employee Stock Purchase Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENNV common stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal, the Employee Stock Purchase Proposal or the Adjournment Proposal, if presented, will have no effect on such proposals.
The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the shares of ENNV Class B common stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of ENNV common stock entitled to vote thereon, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal, will have the same effect as a vote “AGAINST” such proposal.
The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of ENNV Class B common stock entitled to vote and actually cast thereon at the Special Meeting. Directors are elected by a plurality of all of the votes cast by such stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, which means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.
Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Business Combination is not conditioned on the approval of the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.
ENNV’s Sponsor and its directors and officers have agreed to vote their shares of common stock in favor of each of the Proposals presented at the Special Meeting.
ENNV Conflicts of Interest
Certain of ENNV’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of ENNV stockholders generally. These interests include, among other things:

•
If the Business Combination with Fast Radius or another business combination is not consummated within the Completion Window, ENNV will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the ENNV Board, dissolving and liquidating. In such event, the 8,140,000 Founder Shares held by the Sponsor and the 140,000 Founder Shares held by ENNV’s independent directors, which were acquired for a purchase price of approximately $0.003 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The Founder Shares held by the Sponsor had an aggregate market value of

$         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date. The Founder Shares held by ENNV’s independent directors had an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the ENNV units sold in the ENNV IPO and the substantial number of shares of Combined Company common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company common stock trades below the price initially paid for the ENNV units in the ENNV IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•
At the Closing, all of the shares of ENNV Class B common stock will convert into the Converted Shares (ENNV Class A common stock) in accordance with the terms of the Existing Charter. Pursuant to the Sponsor Support Agreement, at the Closing, 90% of such Converted Shares held by the Sponsor will automatically vest. The remaining 10% of the Converted Shares (which will be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the ENNV Class A common stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Combined Company) held by the Sponsor, which we refer to as the Sponsor Earn Out Shares, will be subject to vesting, for the duration of the Earn Out Period, in two equal tranches at the time that the ENNV Class A common stock reaches a value of $15.00 and $20.00, which price targets will be based upon (i) the daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earnout Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth above that has not previously occurred, the applicable provisions of the Sponsor Support Agreement will terminate and no Sponsor Earn Out Shares will become vested thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. Upon the expiration of the Earn Out Period, any unvested Sponsor Earn Out Shares will be forfeited to ENNV without consideration. The Sponsor Earn Out Shares would have an aggregate market value of $ based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
The Sponsor purchased an aggregate of 5,702,667 Private Placement Warrants from ENNV for an aggregate purchase price of $8,554,000.50 (or $1.50 per warrant). This purchase took place on a private placement basis simultaneously with the consummation of the ENNV IPO. A portion of the proceeds ENNV received from this purchase were placed in the Trust Account. Such warrants had an aggregate market value of $         based upon the closing price of $         per public warrant on the NASDAQ on         , 2021, the Record Date. The Private Placement Warrants will become worthless if ENNV does not consummate a business combination within the Completion Window.

•
Concurrently with the execution of the Merger Agreement, the Sponsor, in its capacity as a PIPE Investor, entered into a Subscription Agreement to purchase 1,000,000 shares of ENNV Class A common stock as a price of $10.00 per share in the PIPE Investment. Such shares of ENNV Class A common stock to be issued would have an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
Tyler Reeder will become a director of the Post-Combination Company after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors.

•
ENNV’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ENNV’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ENNV fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, ENNV may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. Additionally, the Sponsor is entitled to $10,000 per month for office space, utilities, administrative and support services provided to ENNV’s management team, which commenced on February 11, 2021 and will continue through the earlier of consummation of the Business Combination and ENNV’s liquidation.

•
On July 30, 2021, ENNV issued the Note in the principal amount of $1,500,000 to an affiliate of the Sponsor, which may be drawn down by ENNV from time to time upon written notice to the lender. The Note does not bear interest and is repayable in full upon consummation of the Business Combination. If ENNV does not complete a business combination, the Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of the Business Combination, the holder of the Note (or a permitted assignee) shall have the option, but not the obligation, to convert all or a portion of the unpaid principal balance of the Note into that number of Working Capital Warrants equal to the principal amount of the Note so converted divided by $1.50. The terms of the Working Capital Warrants will be identical to the terms of the warrants issued by ENNV to the Sponsor in a private placement that took place simultaneously with the ENNV IPO. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•
In the event of the liquidation of the Trust Account, the Sponsor has agreed to indemnify and hold harmless ENNV against any and all losses, liabilities, claims, damages and expenses to which ENNV may become subject as a result of any claim by (i) any third party for services rendered or products sold to ENNV or (ii) a prospective target business with which ENNV has entered into an acquisition agreement, provided that such indemnification of ENNV by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to ENNV or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of ENNV Class A common stock or (ii) such lesser amount per share of ENNV Class A common stock held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ENNV’s indemnity of the underwriters of the ENNV IPO against certain liabilities, including liabilities under the Securities Act. If ENNV consummates the Business Combination, on the other hand, ENNV will be liable for all such claims.

•
The Sponsor and ENNV’s officers and directors have agreed not to transfer, assign, or sell any of their Founder Shares until 180 days following the consummation of the Business Combination, subject to certain customary exceptions.

•	Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of the Business Combination.
There will be no finder’s fees, reimbursements or cash payments made by ENNV to the Sponsor or ENNV’s officers or directors, or ENNV’s or any of their affiliates, for services rendered to ENNV prior to or in connection with the completion of the Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services described above and repayments of working capital loans under the Note to an affiliate of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination. The Sponsor and ENNV’s officers and directors or any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with ENNV’s formation, the ENNV IPO and activities on ENNV’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of September 30, 2021, the Sponsor had not incurred any out-of-pocket expenses in connection with the Business Combination that, as of such date, had not been reimbursed by ENNV.
The ENNV Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Business Combination be approved by the stockholders of ENNV. See “
The Business Combination—Interests of ENNV’s Directors and Officers in the Business Combination
” and “
The Business Combination—Interests of ENNV’s Directors and Executive Officers in the Business Combination
.”
Regulatory Approvals Required for the Business Combination
Completion of the Business Combination is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Each of Fast Radius and ENNV have agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Merger Agreement as soon as practicable and to obtain as promptly as reasonably practicable all consents, waivers, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the Merger Agreement. ENNV and Fast Radius have further agreed to take any steps necessary to eliminate any impediments under the HSR Act or any other antitrust law that is asserted by any governmental entity so as to enable the parties to consummate the Business Combination as soon as practicable.
Under the HSR Act and related rules, the Business Combination may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. ENNV and Fast Radius filed Notification and Report Forms with the Antitrust Division and the FTC on July 30, 2021. The 30-day waiting period expired at 11:59 p.m., New York City time, on August 30, 2021. See “
Regulatory Approvals Required for the Business Combination
.”
Appraisal Rights
Holders of ENNV common stock and ENNV warrants are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

The Merger Agreement
Representations, Warranties and Covenants
The parties to the Merger Agreement have made customary representations, warranties and covenants therein, including, among others, covenants (i) with respect to the conduct of the business of ENNV and Fast Radius and their respective subsidiaries prior to the Closing, (ii) providing for ENNV and Fast Radius to use reasonable best efforts to obtain all necessary regulatory approvals, (iii) providing for ENNV and Fast Radius to cooperate in the preparation of the registration statement, of which this proxy statement/prospectus forms a part, and a consent solicitation statement to be distributed by Fast Radius to its stockholders, and (iv) requiring that ENNV and Fast Radius will not solicit or negotiate with third parties regarding alternative transactions and will comply with certain related restrictions and will cease discussions regarding alternative transactions. Additionally, ENNV agreed to include in this proxy statement/prospectus a recommendation of the ENNV Board to ENNV stockholders that such stockholders approve the proposals included herein (the “ENNV Board Recommendation”). The ENNV Board is permitted to change the ENNV Board Recommendation (such change, a “Modification in Recommendation”) if the ENNV Board determines in good faith, after consultation with its outside legal counsel, that in response to an intervening event specified in the Merger Agreement, the failure to make such a Modification in Recommendation would be inconsistent with its fiduciary duties under applicable law.
Conditions to the Merger
Mutual Conditions to Closing
The obligations of ENNV, Merger Sub and Fast Radius to consummate the Merger are subject to the satisfaction or waiver of the following conditions: (i) the requisite approvals of ENNV and Fast Radius equityholders having been obtained; (ii) the registration statement of which this proxy statement/prospectus forms a part having become effective under the Securities Act and no stop order having been issued with respect thereto; (iii) all waiting periods (and any extensions thereof) applicable to the Business Combination under the HSR Act having expired or been terminated; (iv) there not being in force any governmental order or law enjoining or prohibiting, the consummation of the Merger; (v) ENNV having at least $5,000,001 of net tangible assets after deducting the amount required to satisfy any redemptions by ENNV stockholders in connection with the Closing and adding the aggregate gross proceeds received by ENNV from the PIPE Investment and the sale of the Forward Purchase Units; and (vi) the shares of ENNV Class A common stock to be issued in connection with the Merger having been approved for listing on NASDAQ, subject only to notice of issuance thereof.
ENNV Conditions to Closing
The obligations of ENNV and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) the accuracy of the representations and warranties of Fast Radius as determined in accordance with the Merger Agreement; (ii) the performance in all material respects of each of the covenants required by the Merger Agreement to be performed by Fast Radius as of or prior to the Closing; (iii) the delivery by Fast Radius to ENNV of a customary officer’s certificate, dated as of the date of the Closing and signed by an officer of Fast Radius, certifying the satisfaction of certain conditions specified in the Merger Agreement; and (iv) there shall not have occurred a material adverse effect with respect to Fast Radius between the date of the Merger Agreement and the date of the Closing.
Fast Radius Conditions to Closing
The obligations of Fast Radius to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) the accuracy of the representations and warranties of ENNV as determined in accordance with the Merger Agreement; (ii) the performance in all material respects of each of the covenants required by the Merger Agreement to be performed by ENNV as of or prior to the Closing; (iii) the amount of cash available in ENNV’s trust account immediately prior to the Effective Time and after (A) deducting (1) the amount required to satisfy any redemptions by ENNV stockholders in connection with the Closing, (2) the payment of any deferred underwriting commissions being held in the trust account and (3) the payment of certain transaction expenses and adding (B) the aggregate gross proceeds received by ENNV from the PIPE Investment and the sale of the Forward Purchase Units, in each case, as actually received by ENNV prior to or substantially concurrently with the Closing, equaling or exceeding $175,000,000 (the “Required Funds”); (iv) the resignation, effective as of the Closing, of any directors and officers of ENNV that are not identified as the initial post-Closing directors and officers of the Combined Company; (v) the delivery by ENNV to Fast Radius of a customary officer’s certificate, dated as of the date of the Closing and signed by an officer of ENNV, certifying the satisfaction of certain conditions specified in the Merger Agreement; and (vi) there shall not have occurred a material adverse effect with respect to ENNV between the date of the Merger Agreement and the date of the Closing.
Termination
The Merger Agreement may be terminated and the Business Combination abandoned by (i) mutual written consent of ENNV and Fast Radius, (ii) either ENNV or Fast Radius if consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable order, decree or ruling of a governmental entity or a statute, rule or regulation, (iii) either ENNV or Fast Radius if the requisite approval of ENNV stockholders is not obtained at the Special Meeting or any adjournment or postponement of the Special Meeting, (iv) Fast Radius if there is a Modification in Recommendation, (v) either ENNV or Fast Radius if the Business Combination is not consummated on or before February 18, 2022, provided that ENNV or Fast Radius, as applicable, will not be entitled to exercise such termination right if it is in material breach of the Merger Agreement at such time, (vi) ENNV if the requisite approval of Fast Radius equityholders of the Business Combination by written consent is not obtained within two business days following the date on which the registration statement of which this proxy statement/prospectus form a part is declared effective and (vii) either ENNV or Fast Radius if the other party has breached any of its representations, warranties or covenants, such that the conditions to Closing would not be satisfied at the Closing, and has not cured such breach within 30 days of notice from the other party of its intent to terminate, provided that the terminating party is itself not in material breach of the Merger Agreement at such time.
Effect of Termination
In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees, managers, members, partners, or stockholders (other than liability of Fast Radius, ENNV or Merger Sub, as the case may be, for fraud or any willful and material breach of the Merger Agreement occurring prior to such termination), other than with respect to certain exceptions contemplated by the Merger Agreement and the confidentiality agreement between ENNV and Fast Radius that will survive the termination of the Merger Agreement.
Other Agreements
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, the Sponsor and ENNV’s directors and officers entered into the Sponsor Support Agreement with ENNV and Fast Radius, pursuant to which the Sponsor and ENNV’s directors and officers agreed, at any special meeting of ENNV stockholders for purposes of approving the Business Combination, to (i) appear or cause their shares to be counted present for quorum purposes, (ii) vote in favor of or consent to the Merger and any other matter included on the agenda for the special meeting of ENNV’s stockholders relating to the Business Combination, (iii) vote (or execute an action by written consent with respect thereto) against any proposal that would reasonably be expected to impede the Business Combination and (iv) vote in favor of or consent to the Business Combination in any other circumstance so required for completion of the Business Combination.
At the Closing, all of the shares of ENNV Class B common stock will convert into the Converted Shares (ENNV Class A common stock) in accordance with the terms of the Existing Charter. Pursuant to the Sponsor Support Agreement, at the Closing, 90% of such Converted Shares held by the Sponsor will automatically vest. The remaining 10% of the Converted Shares (which will be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the ENNV Class A common stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Combined Company) held by the Sponsor, which we refer to as the Sponsor Earn Out Shares, will be subject to vesting, for the duration of the Earn Out Period, in two equal tranches at the time that the ENNV Class A common stock reaches a value of $15.00 and $20.00, which price targets will be based upon (i) the daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earnout Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth above that has not previously occurred, the applicable provisions of the Sponsor Support Agreement will terminate and no Sponsor Earn Out Shares will become vested thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. Upon the expiration of the Earn Out Period, any unvested Sponsor Earn Out Shares will be forfeited to ENNV without consideration. See “
Other Agreements—Sponsor Support Agreement
.”
As of             , 2021, the Record Date, the Sponsor and ENNV’s directors and officers were entitled to vote an aggregate of 8,280,000 Founder Shares that were issued prior to the ENNV IPO. Such shares currently constitute approximately 19% of the outstanding shares of ENNV’s common stock.
Company Support Agreement
Concurrently with the execution of the Merger Agreement, the Supporting Fast Radius Stockholders entered into the Company Support Agreement with Fast Radius and ENNV, pursuant to which such Supporting Fast Radius Stockholders agreed to, on (or effective as of) the second business day following the date on which the registration statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act, execute and deliver a written consent to adopt the Merger Agreement, the documents contemplated by the Merger Agreement and the Business Combination. In addition, such Supporting Fast Radius Stockholders agreed, in the event of an annual or special meeting of Fast Radius equityholders for purposes of approving the Business Combination, to (i) appear or cause their shares to be counted present for quorum purposes, (ii) vote in favor of or consent to the Merger and any other matter included on the agenda for such meeting of Fast Radius’ stockholders relating to the Business Combination, (iii) vote (or execute an action by written consent with respect thereto) against any proposal that would reasonably be expected to impede the Business Combination and (iv) vote in favor of or consent to the Business Combination in any other circumstance so required for completion of the Business Combination. Each such Supporting Fast Radius Stockholders also granted an irrevocable proxy to the Chief Executive Officer of ENNV to act for and on such stockholder’s behalf, and in such stockholder’s name, place and stead, in the event that such stockholder fails to comply in any material respect with his, her or its obligations under the Company Support Agreement in a timely manner, to vote such stockholder’s shares and grant all written consents with respect thereto and to represent such stockholder in any stockholder meeting held for the purpose of voting on the Transactions. Additionally, the Supporting Fast Radius Stockholders agreed to waive any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger. See “
Other Agreements—Company Support Agreement
.”
As of September 1, 2021, the shares of Fast Radius capital stock that are owned by the Supporting Fast Radius Stockholders and subject to the Company Support Agreements represent approximately 92.1% of the outstanding shares of Fast Radius common stock and approximately 95.2% of the outstanding shares of Fast Radius preferred stock. The execution and delivery of written consents by all of the Supporting Fast Radius Stockholders will constitute the Fast Radius stockholder approval at the time of such delivery.
Registration Rights Agreement
Concurrently with the execution of the Merger Agreement, ENNV, the Sponsor, GSAM, ENNV’s independent directors and the Supporting Fast Radius Stockholders entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, ENNV agreed to file a shelf registration statement with respect to the registrable securities thereunder within 30 days of the Closing. ENNV will thereafter be required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. At any time that the registration statement is effective, any holder signatory to the Registration Rights Agreement may request to sell all or a portion of its securities that are registrable in an underwritten offering pursuant to the registration statement. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by ENNV. ENNV will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.
Pursuant to the Registration Rights Agreement, the Sponsor, ENNV’s independent directors and certain of the Supporting Fast Radius Stockholders have, subject to limited exceptions, agreed to a lock-up on their respective shares of Combined Company common stock (other than, among others exceptions, shares of Combined Company common stock to be purchased by the Sponsor, in its capacity as a PIPE Investor, at closing of the PIPE Investment) following the Closing, pursuant to which such parties will not transfer shares of Combined Company common stock held by such parties for 180 days following the Closing. The Sponsor has also agreed to a lock-up on its Private Placement Warrants, pursuant to which the Sponsor will not transfer such warrants for 30 days following the Closing. See “
Other Agreements—Registration Rights Agreement
.”
Subscription Agreements
Concurrently with the execution of the Merger Agreement, ENNV entered into the Subscription Agreements with the PIPE Investors, including the Sponsor. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and ENNV agreed to issue and sell, to the PIPE Investors an aggregate of 7,500,000 shares of ENNV Class A common stock for a purchase price of $10.00 per share, or an aggregate of approximately $75,000,000, in a private placement. The Subscription Agreements provide for purchase of ENNV Class A common stock, however the Class A common stock was originally sold in the ENNV IPO as a component of the ENNV units for $10.00 per unit. The ENNV units consist of one share of Class A common stock and one-quarter of one ENNV warrant. As of              , 2021, the closing price on Nasdaq of the ENNV units was $         per unit and the closing price of the Class A common stock was $         per share.
The closing of the PIPE Investment will occur substantially concurrently with the consummation of the Business Combination and is conditioned thereon and on other customary closing conditions. The shares of ENNV Class A common stock to be issued pursuant to the Subscription Agreements will not be registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the

Securities Act. The Subscription Agreements will terminate and be void and of no further force or effect and all rights and obligations of the parties thereto will terminate without further liability, upon the earlier to occur of: (a) such date and time as the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Merger, (b) the mutual written consent of each of the parties to each such Subscription Agreement, (c) the closing conditions under the Subscription Agreement not being satisfied or waived and the transactions contemplated by the Subscription Agreement not being consummated at the closing of the PIPE Investment, and (d) February 18, 2022 if the Merger has not occurred on or before such date. If the 7,500,000 shares of ENNV Class A common stock to be issued to the PIPE Investors were currently outstanding, such shares would have an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on NASDAQ on             , 2021, the Record Date. See “
Other Agreements—Subscription Agreement
.
”
Forward Purchase Agreement Side Letter
Concurrently with the execution of the Merger Agreement, ENNV, the Sponsor and GSAM entered into the Side Letter, pursuant to which GSAM irrevocably consented to purchase from ENNV, and ENNV agreed to issue and sell to GSAM, 2,500,000 Forward Purchase Units, each consisting of one Forward Purchase Share and one-quarter of one Forward Purchase Warrant, at a price of $10.00 per Forward Purchase Unit, or an aggregate of $25,000,000, in a private placement to be consummated substantially concurrently with the consummation of the Business Combination. Each whole Forward Purchase Warrant will be exercisable to purchase one share of ENNV Class A common stock at an exercise price of $11.50 per share. The Forward Purchase Agreement included an obligation that GSAM would forfeit certain shares of ENNV Class B common stock it acquired from the Sponsor in connection with the ENNV IPO if, at the time GSAM provided or withheld its consent to ENNV’s initial business combination, it owned a number of shares of ENNV Class A common stock less than the number of Public Shares it purchased at closing of the ENNV IPO. Pursuant to the Side Letter, ENNV and the Sponsor waived GSAM’s potential obligation to forfeit such shares of ENNV Class B common stock in connection with the Business Combination. If the 2,500,000 Forward Purchase Units to be issued to GSAM were currently outstanding, such Forward Purchase Units would have an aggregate market value of $         based upon the closing price of $         per ENNV unit on NASDAQ on             , 2021, the Record Date. See “
Other Agreements—Forward Purchase Agreement Side Letter
.”
NASDAQ Listing
Our public units (“ENNV units”), shares of ENNV Class A common stock and Public Warrants to purchase shares of ENNV Class A common stock are currently listed on NASDAQ under the symbols “ENNVU,” “ENNV” and “ENNVW,” respectively. We intend to apply to continue the listing of the Combined Company common stock and the Public Warrants of the Combined Company to purchase shares of Combined Company common stock on NASDAQ under the symbols “FSRD” and “FSRDW,” respectively, upon the Closing.
Comparison of Stockholders’ Rights
There are certain differences in the rights of ENNV stockholders prior to the Business Combination and after the Business Combination. See “
Comparison of Stockholder Rights.
”

Summary Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the Proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “
Risk Factors
.” Such risks include, but are not limited to:
Risks related to Fast Radius’ business and industry, including that:

•
Fast Radius is an early-stage company with a history of losses. Fast Radius has not been profitable historically and may not achieve or maintain profitability for any period in the future or sustain cash flow from operating activities.

•
Fast Radius has a relatively limited operating history and has experienced rapid growth, which makes evaluating its current business and future prospects difficult and may increase the risk of your investment.

•	Fast Radius may not timely and effectively scale and adapt its existing technology, processes, and infrastructure to meet the needs of its business.

•
Fast Radius’ operating results may fluctuate significantly from period-to-period and may fall below expectations in any particular period, which could adversely affect the market price of its common stock.

•	The global COVID-19 pandemic has significantly affected Fast Radius’ business and operations.

•
Fast Radius faces intense and growing competition in the advanced manufacturing industry. Fast Radius’ inability to compete effectively with competitors could affect its ability to achieve its anticipated market penetration and achieve or sustain profitability.

•
The advanced manufacturing industry in which Fast Radius operates is characterized by rapid technological change, requiring continual innovation and development of new solutions and innovations to meet constantly evolving customer demands.

•
Forecasts of Fast Radius’ market and market growth may prove to be inaccurate, and even if the markets in which Fast Radius competes achieve the forecasted growth, there can be no assurance that Fast Radius’ business will serve a significant portion of the market or grow at similar rates, or at all.

•
Fast Radius may experience significant delays in the design, production and launch of its advanced manufacturing solutions and enhancements to existing solutions, and Fast Radius may be unable to successfully commercialize solutions on its planned timelines.

•
Fast Radius may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all. If Fast Radius fails to obtain additional capital on terms that are acceptable, it may not be able to implement such plans for business growth fully, if at all.

•	Without obtaining adequate capital funding or improving its financial performance, Fast Radius may not be able to continue as a going concern.

•
If demand for Fast Radius’ solutions does not grow as expected, or if market adoption of advanced manufacturing and Fast Radius’ Cloud Manufacturing Platform does not continue to develop, or develops more slowly than expected, Fast Radius’ revenues may stagnate or decline, and its business may be adversely affected.

•
Fast Radius relies on a limited number of third-party logistics providers for distribution of its products, and their failure to distribute products effectively would adversely affect Fast Radius’ sales.

•	Fast Radius’ bookings might not accurately predict its future revenue, and Fast Radius might not realize all or any part of the anticipated revenues reflected in bookings.

•
A real or perceived defect, security vulnerability, error or performance failure in Fast Radius’ software or technical problems or disruptions caused by its third-party service providers could cause Fast Radius to lose revenue, damage Fast Radius’ reputation and expose Fast Radius to liability.

•	Fast Radius may not be able to adequately protect its proprietary and intellectual property rights in its data or technology.

•	If third parties claim that Fast Radius infringes upon or otherwise violates their intellectual property rights, Fast Radius’ business could be adversely affected.

•
Fast Radius’ internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes Oxley Act could impair its ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on Fast Radius’ business.

•
Fast Radius has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain effective internal control over financial reporting, which may result in material misstatements of Fast Radius’ consolidated financial statements or cause Fast Radius to fail to meet its periodic reporting obligations.

Risks relating to the Business Combination, including that:

•
The Public Stockholders will experience immediate dilution as a consequence of the issuance of the Combined Company common stock as consideration in the Business Combination, the PIPE Investment and the sale of the Forward Purchase Units, and due to future issuances pursuant to the Incentive Plan and the Employee Stock Purchase Plan.

•
The market price of shares of Combined Company common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of ENNV Class A common stock.

•
ENNV has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

•	If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of Combined Company common stock may decline.

•
There can be no assurance that the Combined Company common stock will be approved for listing on NASDAQ or that the Combined Company will be able to comply with the continued listing standards of NASDAQ.

•
The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•
The parties to the Merger Agreement may amend the terms of the Merger Agreement or waive one or more of the conditions to the Business Combination, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

•	Termination of the Merger Agreement could negatively impact Fast Radius and ENNV.

•
The unaudited pro forma condensed combined financial information included in this proxy statement/ prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

Risks relating to redemption, including that:

•	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

•
Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

•
If Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/ prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

•
Unlike some other blank check companies, ENNV is not subject to a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.

Information about ENNV
ENNV is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. ENNV Class A common stock is listed on NASDAQ under the symbol “ENNV.” The publicly held ENNV warrants are listed on NASDAQ under the symbol “ENNVW.” ENNV units are listed on NASDAQ under the symbol “ENNVU.” ENNV currently maintains its executive offices at 40 Beechwood Road, Summit, New Jersey 07901 and ENNV’s telephone number is (973) 671-6100.
Information about Fast Radius
Fast Radius, Inc. is a Delaware corporation incorporated and founded on October 26, 2017. Concurrent with its incorporation, Fast Radius, Inc. merged with Fast Radius, LLC, a Delaware limited liability company formed in 2014. Fast Radius is headquartered in Chicago, Illinois. Fast Radius is a dynamic industrial technology firm that has pioneered and continues to scale the first-of-its-kind cloud manufacturing and digital supply chain infrastructure. Fast Radius currently maintains its executive offices at 113 N. May St., Chicago, Illinois 60607, and Fast Radius’ telephone number is (888) 787-1629.

MARKET PRICE AND DIVIDEND INFORMATION
ENNV
ENNV Class A common stock is listed on NASDAQ under the symbol “ENNV.” The publicly held ENNV warrants are listed on NASDAQ under the symbol “ENNVW.” ENNV units are listed on NASDAQ under the symbol “ENNVU.”
On July 16, 2021, the last trading day before announcement of the execution of the Merger Agreement, the closing price of shares of ENNV Class A common stock, ENNV units and public ENNV warrants on NASDAQ was $9.74, $10.04, and $1.18, respectively. As of             , 2021, the Record Date, the closing price of shares of ENNV Class A common stock, ENNV units and public ENNV warrants on NASDAQ was $        , $         and $        , respectively.
Holders of ENNV Class A common stock, ENNV units and public ENNV warrants should obtain current market quotations for their securities. The market prices of ENNV’s securities could vary at any time before the Business Combination.
Holders
As of             , 2021, the Record Date, there were          holders of record of ENNV units,          holders of record of ENNV Class A common stock,          holders of record of ENNV Class B common stock and          holders of record of public ENNV warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose ENNV units, Public Shares and public ENNV warrants are held of record by banks, brokers, and other financial institutions.
Dividend Policy
ENNV has not paid any cash dividends on the ENNV common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Company Board at such time. The Combined Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.
Fast Radius
The historical market price for Fast Radius’ capital stock is not provided because there is no public market for Fast Radius’ capital stock. See “
Fast Radius Management’s Discussion and Analysis of Financial Condition and Results of Operations
.”

FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies, and prospects, both business and financial, of ENNV and Fast Radius. These statements are based on the beliefs and assumptions of the management of ENNV and Fast Radius. Although ENNV and Fast Radius believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither ENNV nor Fast Radius can assure you that either will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward- looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “might,” “will,” “should,” “seeks,” “plans,” “scheduled,” “possible,” “anticipates” or “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of ENNV and Fast Radius prior to the Business Combination, and the Combined Company following the Business Combination, to:

•	execute its business strategy, including monetization of solutions and services provided;

•	scale and adapt existing technology, processes, and infrastructure to meet the needs of its business;

•	meet the closing conditions to the Business Combination and the PIPE Investment, including approval by stockholders of ENNV and Fast Radius on the expected terms and schedule;

•	consummate the Business Combination and the PIPE Investment;

•	realize the benefits expected from the proposed Business Combination;

•	continue to develop new solutions and innovations to meet constantly evolving customer demands;

•	acquire or make investments in other businesses, patents, technologies, solutions, or services to grow the business;

•	compete in the markets it serves;

•	increase brand awareness;

•	develop, design, and sell solutions that are differentiated from those of competitors;

•	anticipate the impact of the COVID-19 pandemic and its effect on business and financial conditions;

•	manage risks associated with operational changes in response to the COVID-19 pandemic;

•	retain and hire necessary employees;

•	attract, train, and retain effective officers, key employees or directors;

•	enhance future operating and financial results;

•	comply with laws and regulations applicable to its business;

•	stay abreast of modified or new laws and regulations applying to its business, including trade export and privacy regulations;

•	anticipate the impact of, and response to, new accounting standards;

•	respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

•	anticipate the significance and timing of contractual obligations;

•	maintain key strategic relationships with customers and suppliers;

•	respond to uncertainties associated with solution development and market acceptance;

•	successfully defend litigation;

•	upgrade and maintain information technology systems;

•	acquire and protect intellectual property;

•	anticipate rapid technological changes;

•	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•
maintain the listing of ENNV’s or the Combined Company’s securities on NASDAQ or the delisting of, or inability to have, such securities listed on NASDAQ or another national securities exchange following the Business Combination;

•	effectively respond to general economic and business conditions;

•	implement and maintain effective internal controls over financial reporting;

•	obtain additional capital, including use of the debt market; and

•	successfully deploy the proceeds from the Business Combination and the PIPE Investment.
Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading
“Risk Factors”
and elsewhere in this proxy statement/prospectus, could affect the future results of ENNV and Fast Radius prior to the Business Combination, and the Combined Company following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:

•	any delay in closing of the Business Combination or the PIPE Investment;

•	risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

•	litigation, complaints and/or adverse publicity;

•	the fluctuation of operating results from period to period due to a number of factors, including the pace of customer adoption of our solutions;

•	increasing competition in the advanced manufacturing industry;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends, and employee availability;

•	the impact of the COVID-19 pandemic on the financial condition and results of operations of ENNV and Fast Radius; and

•	any defects in new solutions or enhancements to existing solutions.
These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading
“Risk Factors
” and elsewhere in this proxy statement/prospectus. The risks described under the heading
“Risk Factors
” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition, or results of operations of ENNV and Fast Radius prior to the Business Combination, and the Combined Company following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can ENNV or Fast Radius assess the impact of all such risk factors on the business of ENNV and Fast Radius prior to the Business Combination, and the Combined Company following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to ENNV or Fast Radius or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. ENNV and Fast Radius prior to the Business Combination, and the Combined Company following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
In addition, statements of belief and similar statements reflect the beliefs and opinions of ENNV or Fast Radius, as applicable, on the relevant subject. These statements are based upon information available to ENNV or Fast Radius, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that ENNV or Fast Radius, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements”, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.
Unless the context otherwise requires, all references in this subsection to “we”, “us” or “our” refer to the business of Fast Radius prior to the Closing and to the Combined Company following the Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of the Combined Company, in which event the market price of the Combined Company’s common stock could decline, and you could lose part or all of your investment.
Risks Related to Fast Radius’ Business and Industry
Risks Related to Our Operating History
We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability for any period in the future or sustain cash flow from operating activities.
We have a history of losses since our incorporation in 2017 and have funded our cash flow deficits primarily through the issuance of capital stock. As of September 30, 2021, we had an accumulated deficit of approximately $97.9 million, including net losses of approximately $42.5 million for the nine months ended September 30, 2021 and net losses of approximately $21.7 million for the year ended December 31, 2020 and approximately $18.3 million for the year ended December 31, 2019. We expect to continue to incur operating losses and negative cash flow as we continue to invest significantly in research and development efforts, sales and marketing and other aspects of our business.
We cannot make any assurances that these investments will result in increased revenue or growth in our business. Additionally, as a public company, we expect our legal, accounting, and other expenses to be substantially higher than the expenses we incurred as a private company. Furthermore, we may encounter unforeseen issues that require us to incur additional costs. Any such increased expenditures make it harder for us to achieve and maintain future profitability. Revenue growth and growth in our bookings and customer base may not be sustainable, and we may not achieve sufficient revenue to achieve or maintain profitability. While we have a revenue history, we expect to bring new advanced manufacturing solutions to market that we anticipate will generate a substantial portion of our future revenue, and it is difficult for us to predict our future operating results. We may incur significant losses in the future for a number of reasons, including due to the other risks described in this proxy statement/prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. As a result, our losses may exceed forecasts, we may incur significant losses for the foreseeable future, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability. Accordingly, if we are not able to achieve or maintain profitability and we incur significant losses in the future, the market price of our common stock may decline, and you could lose part or all of your investment.
We have a relatively limited operating history and have experienced rapid growth, which makes evaluating our current business and future prospects difficult and may increase the risk of your investment.
Our ability to forecast our future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, as we continue to grow our business. If our assumptions regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our business could suffer and the trading price of our stock may decline.
It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. The financial projections included in this proxy statement/prospectus are based on our estimates and assumptions as of the dates indicated in this proxy statement/prospectus concerning various factors, which are subject to significant risks and uncertainties, many of which are beyond our control, and therefore actual results may differ materially. These estimates and assumptions include, among others: the continuing effects of the COVID-19 pandemic, projections of the size and growth of the overall advanced manufacturing industry, revenue growth for our existing solutions, our ability to develop and successfully commercialize new solutions and services, including new software applications and services, and the mix and gross margins of internal and outsourced production revenue. These estimates and assumptions require the exercise of judgment and may not occur and are subject to various economic, business, competitive, regulatory, legislative, political and other factors beyond our control, including, for example, changes in customer demand, increased costs in our supply chain or raw materials, and market acceptance of our solutions and services. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Our failure to achieve our projected results could harm the trading price of the Combined Company’s securities and its financial position following the completion of the Business Combination. We, ENNV and/or the Combined Company have no duty to update the financial projections included in this proxy statement/prospectus.
We may not timely and effectively scale and adapt our existing technology, processes, and infrastructure to meet the needs of our business.
A key element to our continued growth is the ability to quickly and efficiently quote an increasing number of product developer and engineer submissions across geographic regions and to manufacture the related parts. This will require us to timely and effectively scale and adapt our existing technology, processes, and infrastructure to meet the needs of our business. With respect to our Cloud Manufacturing Platform and quoting technology, it may become increasingly difficult to maintain and improve their performance, especially during periods of heavy usage and as our solutions become more complex and our user traffic increases across geographic regions. Similarly, our Cloud Manufacturing Platform may not enable us to process the large numbers of unique designs and efficiently manufacture the related parts in a timely fashion to meet the needs of product developers and engineers as our business continues to grow. Any failure in our ability to timely and effectively scale and adapt our existing technology, processes and infrastructure could negatively impact our ability to retain existing customers and attract new customers, damage our reputation and brand, result in lost revenue, and otherwise substantially harm our business and results of operations.
Our operating results may fluctuate significantly from period-to-period and may fall below expectations in any particular period, which could adversely affect the market price of our common stock.
Our quarterly results of operations may fluctuate significantly from period-to-period. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. If our revenue or operating results fall below the expectations of investors or any securities analysts that follow our company in any period, the price of our common stock would likely decline. Each of the risks described in this section, as well as other factors, may affect our operating results. For example, factors that may cause our operating results to fluctuate include:

•	the degree of market acceptance of our Cloud Manufacturing Platform and related solutions;

•	our ability to compete with competitors and new entrants into our markets;

•	changes in our pricing policies or those of our competitors, including our response to price competition;

•	the effectiveness of our securing new orders and fulfilling existing orders;

•	the adoption and capital expenditure cycles of our customers’ sales cycle, and seasonality among our customers;

•	the impact of the COVID-19 pandemic on our customers, suppliers, manufacturers, and operations;

•	the mix of products that we sell and cost of manufacturing during any period;

•	the cost to acquire new customers through our various customer acquisition channels, including digital marketing, inside sales, and business development;

•	the retention rates and average revenue and gross margins of existing and new customers;

•	the timing of our sales and deliveries of products to customers;

•	changes in the amount that we spend to develop and manufacture new solutions or technologies;

•	timing of expenditures to develop and bring to market new or enhanced solutions and the generation of revenue from those solutions;

•	changes in the cost of satisfying our warranty obligations and servicing products;

•	litigation-related expenses and/or liabilities;

•	unforeseen liabilities or difficulties in integrating our acquisitions or newly acquired businesses;

•	our ability to collect against our accounts receivables balances from our customers in a timely manner, or at all;

•	disruptions to our internal and third-party supplier facilities and processes;

•	disruptions to our information technology systems or our third-party suppliers;

•	disruptions to our global supply chain, including raw materials availability;

•	the geographic distribution of our sales;

•	general economic and industry conditions that affect customer demand; and

•	changes in accounting rules and tax laws.
In addition, for our more complex solutions, which may require additional facilities investment and installation support, potential customers may spend a substantial amount of time performing internal assessments prior to making a purchase decision. This may cause us to devote significant effort in advance of a potential sale without any guarantee of receiving any related revenues. As a result, revenues and operating results for future periods are difficult to predict with any significant degree of certainty, which could lead to adverse effects on our inventory levels and overall financial condition. Accordingly, you should not rely on quarter-over-quarter and year-over-year comparisons of our results as an indicator of our future performance.
The global COVID-19 pandemic has significantly affected our business and operations.
The COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. In light of the uncertain situation relating to the spread of COVID-19, we have taken precautionary measures intended to minimize the risk of the virus to our employees, our customers, and the communities in which we operate. These measures include substantial modifications to employee travel policies, office closures as employees are advised to work from home, and cancelled or shifted conferences and other events to virtual-only.

The COVID-19 pandemic has also created many negative headwinds that present risks to our business and results of operations. For example, it has generally disrupted the operations of our customers and prospective customers, and may continue to disrupt their operations, including as a result of travel restrictions and/or business shutdowns, uncertainty in the financial markets or other harm to their business and financial results. These disruptions caused us to reduce marketing and planned capital expenditures during the second quarter of 2020. Further, in May 2020, we conducted a reduction in force as a result of reduced demand for our solutions and uncertainty about future revenues.
Because the future effects of the COVID-19 pandemic are unpredictable, the impact could be more prolonged and significant in the future. These disruptions could result in further reductions to capital expenditure budgets, delayed purchasing decisions, longer sales cycles, extended payment terms or missed payments, and postponed or canceled projects, any of which would negatively impact our business and operating results, including sales and cash flows. We cannot predict the long-term impact that the COVID-19 pandemic may have on our business and cannot guarantee that it will not be materially negative. Although vaccines have become available to the public and states, including Illinois where our headquarters is located, have begun to ease certain restrictions, we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available, the ongoing effects of the COVID-19 pandemic and/or the precautionary measures that we have adopted may create operational and other challenges, any of which could harm our business and results of operations.
Historically, a significant portion of our field sales, customer training events and other application services have been conducted in person, and the rollout of our new solutions has historically been supported by our participation at industry conferences. Currently, as a result of the work and travel restrictions related to the COVID-19 pandemic, and the precautionary measures that we have adopted, most of our field sales and professional services activities are being conducted remotely, which has resulted in a decrease in our travel expenditures. However, we have begun in-person interactions at trade shows and other customer events where permitted. We expect our travel expenditures to increase in the future, which could negatively impact our financial condition and results of operations. As of the date of this proxy statement/prospectus, we do not yet know the extent of the negative impact of such restrictions and precautionary measures on our ability to attract new customers or retain and expand our relationships with existing customers over the near and long term.
In addition, many of our suppliers may experience operational challenges as a result of COVID-19, which in turn may destabilize our supply chain or otherwise have an adverse effect on our ability to provide products to our customers. Our suppliers may have to temporarily close a facility for disinfecting after employees tested positive for COVID-19, face staffing shortages from employees who are sick or apprehensive about coming to work or be overwhelmed by unexpected demand. To date, certain of our suppliers have experienced delays in equipment fulfillment and other logistics related to reduced operational capacity of warehouses and shipping vessel backlogs, which has caused delays in shipping products to our customers; if these trends continue, it may negatively affect our inventory and delay delivery to our customers, which in turn will adversely affect our revenue and results of operations. If our suppliers are unable to deliver the materials we require on a timely basis, we cannot guarantee that we will be able to locate alternative sources of supply for our products on acceptable terms, or at all. If we are unable to adequately purchase appropriate amounts of inventory, our business and results of operations may be materially and adversely affected.
Additionally, the COVID-19 pandemic has impacted, and may continue to impact, our headquarters, which is our primary corporate office, sales and marketing center and has also impacted our micro-factories, including through the effects of facility closures, reductions in operating hours and other social distancing efforts. For example, if even a small number of our employees who work in clusters relating to critical functions such as manufacturing, procurement, supply chain, and research and development, test positive for COVID-19, the entire business function could be temporarily shut down to ensure the safety of our employees and the effectiveness of business would be severely impacted. Additionally, while Illinois and other states have begun to ease restrictions on in-person operations, we cannot predict whether these conditions and concerns will continue or whether we will experience more significant or frequent disruptions in the future, including the complete closure of one or more of our facilities. Furthermore, as a result of the COVID-19 pandemic, we have encouraged all employees who are able to do so to work remotely on a full-time or partial basis. It is possible that widespread remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business, and on third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions. If a natural disaster, power outage, connectivity issue or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in increased consumer privacy, data security and fraud risks, and our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities in connection with the COVID-19 pandemic, may be subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.
More generally, the COVID-19 pandemic has had, and may continue to have, adverse effects on economies and financial markets globally, leading to an economic downturn, which may decrease technology spending generally and could adversely affect demand for our Cloud Manufacturing Platform and services. It is not possible at this time to estimate the full impact that COVID-19 will have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted.
To the extent the COVID-19 pandemic adversely affects our business, financial condition and results of operations, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including but not limited to, those related to our ability to increase sales to existing and new customers, continue to perform on existing contracts, develop and deploy new technologies, expand our marketing capabilities and sales organization, generate sufficient cash flow to service our indebtedness, and comply with the covenants in the agreements that govern our indebtedness.
Risks Related to the Advanced Manufacturing Industry
We face intense and growing competition in the advanced manufacturing industry. Our inability to compete effectively with our competitors could affect our ability to achieve our anticipated market penetration and achieve or sustain profitability.
The advanced manufacturing industry in which we operate is highly competitive. We compete for customers with a wide variety of manufacturers of custom parts and software providers. Some of our existing and potential competitors are researching, designing, developing, and marketing other types of solutions and services that may render our existing or future solutions obsolete, uneconomical, or less competitive. Existing and potential competitors may also have substantially greater financial, technical, marketing and sales, manufacturing, distribution and other resources than us, including name recognition, as well as experience and expertise in intellectual property rights and operating within certain international markets or industry verticals, any of which may enable them to compete effectively against us. Moreover, many of our competitors have more extensive customer and partner relationships than we do, and may therefore be in a better position to identify and respond to market developments or changes in customer demands, including successfully developing technologies that outperform our technologies. Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features.
Future competition may arise from the development of allied or related techniques for equipment, materials, software and services that are not encompassed by our patents, from the issuance of patents to other companies that may inhibit our ability to develop certain solutions and from improvements to existing technologies.
We intend to continue to follow a strategy of continuing product development and micro-factory network expansion to enhance our competitive position to the extent practicable. But we cannot assure you that we will be able to maintain our current position or continue to compete successfully against current and future sources of competition. If we do not keep pace with technological change and introduce new solutions, services, software, and technologies, demand for our solutions may decline, and our operating results may suffer.
Increased consolidation among our customers, suppliers and competitors in the advanced manufacturing industry may have an adverse effect on our business and results of operations.
Increased consolidation in the advanced manufacturing industry among our customers, suppliers and competitors may adversely affect our business and results of operations. Customer consolidation could lead to changes in buying patterns, slowdowns in spending, and impact our distribution channels. Moreover, the significant purchasing power of these large companies can increase pricing and competitive pressures for us, including the potential for decreases in our average selling prices. If one of our customers is acquired by another company that does not rely on us to provide it with solutions or relies on another provider of similar products, we may lose that customer’s business. Any of the foregoing results will adversely affect our business, financial condition, and results of operations.
In addition, supplier consolidation may lead to increased prices of materials for our products, deployment delays and/or a disruption in output. In addition, such consolidation may exacerbate the risks relating to our dependence on a small number of suppliers for certain materials that are required to manufacture our products.
The advanced manufacturing industry in which we operate is characterized by rapid technological change, requiring continual innovation and development of new solutions and innovations to meet constantly evolving customer demands.
Our revenues are primarily derived from the sale of manufactured parts and related materials and services. The advanced manufacturing market is subject to rapid innovation and technological change and our customers’ needs are rapidly evolving. While we intend to invest substantial resources to remain on the forefront of technological development, continuing advances in advanced manufacturing technology, changes in customer requirements and preferences and the emergence of new standards, regulations and certifications could adversely affect adoption of our solutions. Our ability to compete in the advanced manufacturing market depends, in large part, on our success in developing and introducing new manufacturing capabilities, new solutions, new features and functionality within our Cloud Manufacturing Platform, and in improving our existing solutions and technology and qualifying new materials which our systems can support. We believe that we must continuously enhance and expand the functionality and features of our solutions and technologies in order to remain competitive. However, we may not be able to:

•	predict future customer demand;

•	develop cost effective new solutions and technologies that address the increasingly complex needs of prospective customers;

•	enhance our existing solutions and technologies;

•	respond to technological advances and emerging industry standards and certifications on a cost-effective and timely basis;

•	adequately protect our intellectual property as we develop new solutions and technologies;

•	identify the appropriate technology or solutions to which to devote our resources; or

•	ensure the availability of cash resources to fund research and development.
Even if we successfully introduce new advanced manufacturing solutions and technologies and enhance our existing solutions and technologies, it is possible that these will eventually supplant our existing solutions or that our competitors will develop new solutions and technologies that will replace our own. As a result, any of our solutions may be rendered obsolete or uneconomical by our or our competitors’ technological advances, leading to a loss in market share, decline in revenue and adverse effects to our business and prospects.

Forecasts of our market and market growth may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, there can be no assurance that our business will serve a significant portion of the market or grow at similar rates, or at all.
Market opportunity estimates and growth forecasts included in this proxy statement/prospectus, including the expected size and growth of the markets for various manufacturing technologies and other markets in which we participate, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Our ability to serve a significant portion of this estimated market is subject to many factors, including competitive constraints, capital expenditure requirements, and our success in implementing our business strategy, which is subject to many risks and uncertainties. Even if these markets experience the forecasted growth described in this proxy statement/prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our solutions, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement/prospectus, including internally generated estimates, should not be taken as indicative of our future growth. In addition, these forecasts may not adequately consider the impact of the current global COVID-19 pandemic, and we cannot assure you that these forecasts will not be materially and adversely affected as a result.
Declines in the prices of our solutions and services, or in our volume of sales, together with our relatively inflexible cost structure, may adversely affect our financial results.
Our business is subject to price competition. Such price competition may adversely affect our results of operation, especially during periods of decreased demand. Decreased demand also adversely impacts the volume of our sales. If our business is not able to offset price reductions resulting from these pressures, or decreased volume of sales due to contractions in the market, by improved operating efficiencies and reduced expenditures, then our operating results will be adversely affected.
Certain of our operating costs, including certain of our software costs and costs to lease manufacturing equipment, are fixed, and cannot readily be reduced, which has an impact on our operating results. To the extent the demand for our solutions slows, or the advanced manufacturing market contracts, we may be faced with excess manufacturing capacity and related costs that cannot readily be reduced, which will adversely impact our financial condition and results of operations. Conversely, because we generally do not have long-term supply agreements, we are subject to the risk of significant cost increases by our suppliers.
We may experience significant delays in the design, production and launch of our advanced manufacturing solutions and enhancements to existing solutions, and we may be unable to successfully commercialize solutions on our planned timelines.
We have several advanced manufacturing solutions and enhancements to existing solutions that are still under development. There are often delays in the design, testing, manufacture and commercial release of new solutions, and any delay in the launch of our solutions could materially damage our brand, business, growth prospects, financial condition, and operating results. Even if we successfully complete the design, testing and manufacture for one or all of our solutions or enhancements under development, we may fail to develop a commercially successful solution on the timeline we expect for a number of reasons, including:

•	misalignment between the solutions and customer needs;

•	length of sales cycles;

•	insufficient solution innovation;

•	solution quality and performance issues;

•	insufficient resources or qualified personnel to develop the solution;

•	failure of the solution to perform in accordance with the customer’s expectations and industry standards;

•	inability to procure parts of adequate quality needed to build a product on commercially acceptable terms, or at all;

•	insufficient labor or process stability to build the product to required specifications;

•	ineffective distribution, sales, and marketing;

•	delay in obtaining any required regulatory approvals;

•	the impact of the COVID-19 pandemic on production and demand for our solutions;

•	unexpected production costs and delays; or

•	release of competitive solutions.
Our success in the market for the new solutions we develop will depend in part on our ability to prove our new solutions’ capabilities in a timely manner. Until demonstration, our customers may not believe that our solutions and/or technology have the capabilities they were designed to have or that we believe they have. Furthermore, even if we do successfully demonstrate our solutions’ capabilities, potential customers may be more comfortable doing business with a competitor, including larger and more established companies, may take longer than expected to make the decision to order our solutions, or may not have the budget or decision making authority to purchase the solution. Significant revenue from new solution investments may not be achieved for a number of years, if at all. If the timing of our launch of new solutions and/or of our customers’ acceptance of such solutions is different than our assumptions, our revenue and results of operations may be adversely affected.
Changes in our solutions mix may impact our gross margins and financial performance.
Our financial performance may be affected by the mix of solutions and services we sell during a given period, and our gross margin may fluctuate from period to period as a result of changes in solution pricing, manufacturing costs and solutions mix. We also expect to continue to offer solutions at a variety of price points. Sales of certain of our solutions have, or are expected to have, higher gross margin contributions than others. If our solution mix shifts too far into lower gross margin solutions, or we are unable to maintain or increase gross margins, and we are not able to sufficiently reduce the engineering, production and other costs associated with those solutions or substantially increase the sales of our higher gross margin solutions, our profitability could be reduced. Additionally, the introduction of new solutions or services may further heighten quarterly fluctuations in gross profit and gross profit margins due to manufacturing ramp-up and start-up costs. Relatedly, if our solution mix shifts such that our production rates decrease, our costs and margins may be negatively impacted. We may experience significant quarterly fluctuations in gross profit margins or operating income or loss due to the impact of the mix of solutions, channels, or geographic areas in which we sell our solutions from period to period.
Risks Related to Our Business Operations
We expect to continue to experience rapid growth and organizational change. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or attract new employees and customers.
We expect to continue to experience growth in our number of customers, sales, revenues, and headcount. We expect to continue to make significant investments in our business, including investments in our infrastructure, software, technology, personnel headcount, facilities, marketing, and sales efforts. If our business does not generate the level of revenue required to support our investment, our net sales and profitability will be adversely affected.
To manage growth in our operations and personnel, we will need to continue to scale and improve our operational, financial, and management controls, and our reporting systems and procedures, which will require significant capital expenditures, increasing our cost of operations and the reallocation of valuable management resources. As we scale, it may become more difficult and will require additional capital expenditures to maintain and increase the productivity of our employees, expand production to address the needs of our actual and prospective customers, to further develop and enhance our solutions, and remain competitive against our competitors’ solutions. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and expansion. There are no guarantees we will be able to do so in an efficient or timely manner, or at all.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all. If we fail to obtain additional capital on terms that are acceptable, we may not be able to implement such plans for business growth fully, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges and opportunities, including the need to develop new features or enhance our solutions, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds if our existing sources of cash and any funds generated from operations do not provide us with sufficient capital. We may also seek additional capital prior to the consummation of the Business Combination, subject to our covenants in the Merger Agreement.
If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired, and our business may be adversely affected.
Without obtaining adequate capital funding or improving our financial performance, we may not be able to continue as a going concern.
Our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern without additional capital raising activities such as the Business Combination. As a result, we have concluded that there is substantial doubt about our ability to continue as a going concern. Similarly, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of, and for the year ended, December 31, 2020, describing the existence of substantial doubt about our ability to continue as a going concern. We believe that the successful completion of the Business Combination will enable us to fund our expansion plans, realize our business objectives and to continue as a going concern; however, if we are unable to raise sufficient capital in the Business Combination, or if we are unable to grow our revenue substantially to achieve and sustain profitability, we may need to obtain alternative financing or significantly modify our operational plans for us to continue as a going concern.
We are dependent on the continued services and performance of our senior management and other key employees, as well as on our ability to successfully hire, train, manage and retain qualified personnel.
Our future performance depends on the continued services and contributions of our executive team, founders, and other key employees, including, in particular, our co-founder and chief executive officer, Lou Rassey, to execute on our business plan and to identify and pursue new opportunities and solution innovations.

Such persons may resign at any time and the loss of their services could delay or prevent the successful implementation of our strategy, commercialization of new applications for our systems or other solutions, or could otherwise adversely affect our ability to manage our company effectively and carry out our business plan. There is no assurance that if any senior executive, founder, or other key employee leaves in the future, we will be able to rapidly replace him or her and transition smoothly towards his or her successor, without any adverse impact on our operations.
Our ability to successfully pursue our growth strategy will also depend on our ability to attract, motivate, and retain existing and new personnel. We experience intense competition for qualified senior management and other key personnel (including scientific, technical, manufacturing, engineering, financial and sales personnel) in the advanced manufacturing industry, especially in the greater Chicago area. Our personnel are generally employed on an at-will basis, which means that they could terminate their employment with us at any time. There can be no assurance that we will be able to retain our current key personnel or attract new persons to join our organization in the future. Some of our competitors for these employees have greater resources and more experience, making it difficult for us to compete successfully for key personnel. These pressures could result in increased costs in order to provide competitive compensation packages to attract and retain key personnel. Moreover, new employees may not be as productive as we expect since we may face challenges in adequately integrating them into our workforce and culture. If we cannot attract and retain sufficiently qualified technical employees for our research and development activities, as well as experienced sales and marketing personnel, we may be unable to develop and commercialize new solutions and enhancements to existing solutions.
If demand for our solutions does not grow as expected, or if market adoption of advanced manufacturing and our Cloud Manufacturing Platform does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected.
We believe that the industrial manufacturing market, which today is dominated by conventional manufacturing processes that do not involve advanced manufacturing technology, is undergoing a shift towards advanced manufacturing. We may not be able to develop effective strategies to raise awareness among potential customers of the benefits of advanced manufacturing technologies or our Cloud Manufacturing Platform, or our solutions may not address the specific needs or provide the level of functionality required by potential customers to encourage the continuation of this shift towards advanced manufacturing and our Cloud Manufacturing Platform. We must anticipate, sometimes several years in advance, the direction that the industrial manufacturing market is taking. We may not correctly anticipate the direction, which may lead us to invest in the wrong solutions, which may adversely affect our results of operation and financial condition. If advanced manufacturing technology does not continue to gain broader market acceptance as an alternative to more traditional, less advanced, and less automated manufacturing processes, or if the marketplace adopts advanced manufacturing technologies that differ from our technologies, we may not be able to increase or sustain the level of sales of our solutions, and our operating results would be adversely affected as a result.
Our success also depends in part on the widespread adoption by customers of our Cloud Manufacturing Platform as an alternative to traditional methods of communication, such as e-mail, phone and in-person communications. Currently our customers engage with us through both our Cloud Manufacturing Platform and via traditional methods of communication, such as email, phone, and in-person communications with our Account Executives. Existing and potential customers may need further education on the value of online platforms in general and our Cloud Manufacturing Platform in particular, and on how to integrate them into current operations. A lack of education as to how our platform operates may cause customers to prefer more traditional forms of communication or to have difficulty integrating our platform into their business. Accordingly, the adoption of our Cloud Manufacturing Platform may be slower than we anticipate. In order to attain the level of profitability we are forecasting, our customers will need to continue adopting our Cloud Manufacturing Platform to reduce our costs to serve customers. If we are unable to drive adoption of our Cloud Manufacturing Platform and customers instead prefer to rely on traditional forms of communication, we may experience slower than projected growth and our profitability will be impaired.

Our failure to meet our customers’ price expectations would adversely affect our business and results of operations.
Demand for our cloud-based solutions is sensitive to price. We believe our competitive pricing has been an important factor in our results to date. Therefore, changes in our pricing strategies can have a significant impact on our business and ability to generate revenue. Many factors, including our production and personnel costs, our competitors’ pricing and marketing strategies, our customers’ budgets, and the value our cloud-based solutions bring to our customers can significantly impact our pricing strategies. If we fail to meet our customers’ price expectations in any given period, demand for our cloud-based solutions could be negatively impacted and our business, results of operations and brand could suffer.
Our revenue model is also evolving, and we may introduce new revenue models or avenues that may not be accepted by our customers and as such will not materialize.
We rely on a limited number of third-party logistics providers for distribution of our products, and their failure to distribute our products effectively would adversely affect our sales.
We rely on a limited number of third-party logistics providers for shipping our products. Some third-party logistics providers store our products in a limited number of warehouses where they prepare and ship our products based on digital instructions. The use of a limited number of third-party logistics providers increases the risk that a fire or damage from another type of disaster at any of the warehouses may result in a disruption of our commercialization efforts. Additionally, because we use a limited number of third-party logistics providers, if there is a disruption in the distribution channels of such third-party logistics providers, our business and financial condition could be adversely impacted.
If our third-party logistics providers do not fulfill their contractual obligations to us, or refuse or fail to adequately distribute our products, such as by shipping our products to the incorrect recipient, or the agreements are terminated without adequate notice, shipments of our products, and associated revenues, would be adversely affected. In addition, we expect that it may take a significant amount of time if we were required to change our third-party logistics providers and would require significant efforts to provide the systems support required for a new provider to effectively support our operations.
Defects in new products or in enhancements to our existing products that give rise to product returns or warranty or other claims could result in material expenses, diversion of management time and attention and damage to our reputation.
Our manufacturing solutions are complex and may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after a product has been used. We may not know which products are affected by defects. These defects could be systemic and could affect all of the products we shipped prior to discovery thereof. It may not be economically feasible to identify, replace or repair all affected products. In the event that the defect is severe enough or impacts customer safety, a product recall may be required. This could result in delayed market acceptance of our products or claims from customers or others, which may result in litigation, increased customer warranty, support and repair or replacement costs, damage to our reputation and business, or significant costs and diversion of support, management and engineering personnel to correct the defect or error.
We may from time to time become subject to warranty or product liability claims related to product quality issues that may require us to take remedial action and could, regardless of merit, lead us to incur significant expenses, result in diversion of management time and attention, damage to our business and reputation and brand, and cause us to fail to retain existing customers or fail to attract new customers. We generally attempt to include provisions in our agreements with customers that are designed to manage our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these provisions may not be effective as a result of unfavorable judicial decisions or laws enacted in the future. Moreover, when such warranties are included in our agreements with customers, they generally have a service life of four years beginning from the date of product purchase and, in the event of a failure of products covered under the warranties, we may be required to repair or replace the products at the customers’ discretion.
We may be unable to consistently manufacture our products to the necessary specifications or in quantities necessary to meet demand at an acceptable cost or at an acceptable performance level.
Our products are sometimes integrated solutions with many different components that work together. As such, a quality defect in a single component can compromise the performance of the entire solution. As we continue to grow and introduce new products, and as our products incorporate increasingly sophisticated technology, it will be increasingly difficult to ensure our products are produced in the necessary quantities without sacrificing quality. There is no assurance that we or our third-party manufacturers and any component suppliers will be able to continue to manufacture our products so that they consistently achieve the product specifications and quality that our customers expect. Relatedly, certain of our materials are sourced by a single supplier and, if the supply became disrupted as a result of insufficient quality, service delays or any other factor, our manufacturing efforts may be adversely affected. Any future design issues, unforeseen manufacturing problems, such as contamination of our or such third-party facilities, equipment malfunctions, aging components, component obsolescence, business continuity issues, quality issues with components and materials sourced from third-party suppliers, or failures to strictly follow procedures or meet specifications, may have a material adverse effect on our brand, business, financial condition and operating results. Furthermore, we or our third-party manufacturers may not be able to increase manufacturing to meet anticipated demand or may experience downtime.
In order to meet our customers’ needs, we attempt to forecast demand for our products and components used for the manufacture of our products. If we fail to accurately forecast this demand, we could incur additional costs or experience manufacturing delays and may experience lost sales or significant inventory carrying costs.
The risk of manufacturing defects or quality control issues is generally higher for new products, whether produced by us or a third-party manufacturer, products that are transitioned from one manufacturer to another, particularly if manufacturing is transitioned or initiated with a manufacturer we have not worked with in the past, and products that are transferred from one manufacturing facility to another. There can be no assurance that we and our third-party manufacturers will be able to launch new products on time, transition manufacturing of existing products to new manufacturers, transition our manufacturing capabilities to a new location or transition manufacturing of any additional materials in-house without manufacturing defects. An inability to manufacture products and components that consistently meet specifications, in necessary quantities and at commercially acceptable costs will have a negative impact and may have a material adverse effect on our brand, business, financial condition and results of operations.
Our commercial contracts generally contain limitations on liability, and we carry liability insurance in amounts that we believe are adequate for our risk exposure and commensurate with industry norms. However, commercial terms and our insurance coverage may not be adequate or available to protect our company in all circumstances, and we might not be able to maintain adequate insurance coverage for our business in the future at an acceptable cost. Any liability claim against us that is not covered by adequate insurance could adversely affect our consolidated results of operations and financial condition. Finally, any liability claim against us may cause harm to our brand, reputation and adversely impact our business.

As manufacturing is a core part of our operations, we are exposed to accompanying risks and liabilities.
In-house and outsourced manufacturing has been and continues to be a significant part of our business. As a result, we expect to continue to be subject to various risks associated with the manufacturing and supply of products, including the following:

•
If we fail to supply products in accordance with contractual terms, including terms related to time of delivery and performance specifications, we may be required to repair or replace defective products and may become liable for direct, special, consequential and other damages, even if manufacturing or delivery was outsourced;

•	Raw materials used in the manufacturing process, labor and other key inputs may become scarce, obsolete, and expensive, causing our costs to exceed cost projections and associated revenues;

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Manufacturing processes typically involve large machinery, fuels, and chemicals, any or all of which may lead to accidents involving bodily harm, destruction of facilities and environmental contamination and associated liabilities;

•
As our manufacturing operations expand, we expect that a portion of our manufacturing will be done in regions outside the United States, either by third-party contractors or in a factory owned by us. Any manufacturing done in such locations presents risks associated with quality control, currency exchange rates, foreign laws and customs, timing and loss risks associated with international transportation and potential adverse changes in the political, legal, and social environment in the host county;

•
We have made, and may be required to make, representations as to our right to supply and/or license intellectual property and to our compliance with laws. Such representations are usually supported by indemnification provisions requiring us to defend our customers and otherwise make them whole if we license or supply products that infringe on third-party technologies or violate government regulations;

•
As our manufacturing operations scale, so will our dependence on skilled labor at both in-house and third-party manufacturing facilities. If we are unable to obtain and maintain skilled labor resources, we may unable to meet customer production demands; and

•
With scaling production volume, demand for our products may make up a significant percentage of global volume in select categories or commodities. Such commodities could be subject to large pricing swings due to the global political, legal, and social environment and could cause our costs to exceed productions and associated revenues.

Any failure to adequately manage risks associated with the manufacture and supply of materials and products could adversely affect profits from that segment of our business and/or lead to significant liabilities, which would harm our brand, business, operations, and financial condition.
As we acquire and invest in companies or technologies, we may not realize expected business, technological or financial benefits and the acquisitions or investments could prove difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our business, results of operations, and financial condition.
As part of our business strategy, we may evaluate and make investments in, or acquisitions of, complementary companies, solutions, software, and technologies, to further grow and augment our business and solution offerings. The success of any attempts to grow our business through acquisitions to complement our business depends in part on the availability of, our ability to identify, and our ability to engage and pursue suitable acquisition candidates. We may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all.
If we do complete future acquisitions, we cannot assure you that they will ultimately strengthen our competitive position or that they will be viewed positively by customers, financial markets, or investors. Furthermore, future acquisitions could pose numerous additional risks to our operations, including:

•	diversion of management’s attention from existing operations;

•	unanticipated costs or liabilities associated with the acquisition, including risks associated with acquired intellectual property and/or technologies;

•	incurrence of acquisition-related costs, which would be recognized as a current period expense;

•
difficulties in, and the cost of, integrating personnel and cultures, operations, technologies, solutions, and services which may lead to failure to achieve the expected benefits on a timely basis or at all;

•	challenges in achieving strategic objectives, cost savings and other anticipated benefits;

•	inability to maintain relationships with key customers, suppliers, vendors and other third parties on which the purchased business relies;

•	the difficulty of incorporating acquired technology and rights into our solutions and solution portfolio and of maintaining quality and security standards consistent with our brand;

•	ineffective controls, procedures and policies inherited from the acquired company or during the transition and integration;

•	inability to generate sufficient revenue to offset acquisition and/or investment costs;

•	negative impact to our results of operations because of the depreciation of amounts related to acquired intangible assets, fixed assets, and deferred compensation;

•
requirements to record certain acquisition-related costs and other items as current period expenses, which would have the effect of reducing our reported earnings in the period in which an acquisition is consummated;

•	the loss of acquired unearned revenue and unbilled unearned revenue;

•	recording goodwill or other long-lived asset impairment charges (if any) in the periods in which they occur, which could result in a significant charge to our earnings in any such period;

•	use of substantial portions of our available cash, issuance of dilutive equity or the incurrence of debt to consummate the acquisition;

•	potential write-offs of acquired assets or investments, and potential financial and credit risks associated with acquired customers;

•	tax effects and costs of any such acquisitions, including the related integration into our tax structure and assessment of the impact on the realizability of our future tax assets or liabilities;

•	the potential entry into new markets in which we have little or no experience or where competitors may have stronger market positions; and

•	currency and regulatory risks associated with conducting operations in foreign countries.
In addition, acquired technologies and intellectual property may be rendered obsolete or uneconomical by our own or our competitors’ technological advances. Management resources may also be diverted from operating our existing businesses to certain acquisition integration challenges. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower. Our profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of our existing businesses.
We have in the past and may in the future depend on certain key customers for a significant portion of our revenues. The loss of any of these key customers or the loss of any contracted volumes could have a material adverse effect on our business.
We have historically relied on a limited number of customers for a significant portion of our revenues. For example, our largest customer for the year ended December 31, 2020 and for the year ended December 31, 2019 accounted for approximately 21.6% and 25.1% of our revenue, respectively. For the nine months ended

September 30, 2021, our largest customer accounted for approximately 15.5% of our revenue. Although no single customer represented greater than 20% of revenue for the nine months ended September 30, 2021, sales to a limited number of customers may in the future account for a high percentage of our revenues in any given period, and the loss of any of these customers, or a significant reduction in sales to our existing customer base, could have a material adverse effect on our business.
Our bookings might not accurately predict our future revenue, and we might not realize all or any part of the anticipated revenues reflected in our bookings.
Our bookings represent the contractual value of all customer purchase orders received during a given fiscal period. Bookings vary from period to period depending on numerous factors, including the overall health of the manufacturing industry, industry consolidation, and sales performance. We expect that the majority of purchase orders included in bookings for a given fiscal quarter will be earned as revenues within the quarter or subsequent four fiscal quarters, with the specific timing determined by the nature and scope of each purchase order, but generally not to exceed one fiscal year. However, in some cases, larger than average, long-term purchase orders may have a delivery schedule that spans beyond four quarters. Under limited circumstances, purchase orders may be terminated or delayed by our customers for reasons beyond our control. To the extent projects are delayed, the anticipated timing of our revenues could be materially adversely affected. See “
Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key factors affecting our performance
” for additional information about how we calculate bookings.
In the event a customer terminates a contract or purchase order, we are generally entitled to be paid for performance rendered through the termination date and for performance provided in winding down the project. However, we are generally not entitled to receive the full amount of revenues reflected in our bookings in the event of a contract or purchase order termination. A number of factors may affect bookings and the revenues generated from our bookings, including:

•	the size, complexity and duration of the products being manufactured;

•	changes in delivery schedules; and

•	the cancellation or delay of a contract or purchase order.
Our bookings for the twelve months ended December 31, 2020 were approximately $13.3 million compared to bookings of approximately $9.8 million for the twelve months ended December 31, 2019, and our bookings for the nine months ended September 30, 2021 were $34.9 million compared to bookings of $9.6 million for the nine months ended September 30, 2020. Although we expect an increase in bookings will generally result in an increase in future revenues to be recognized over time (depending on future contract modifications, contract cancellations and other adjustments), an increase in bookings over a particular period in time does not necessarily correspond to an increase in revenues during a particular period. For example, cancelled or delayed projects remain in bookings when they are cancelled in a subsequent period from when they were first booked. The timing and extent to which bookings will result in revenues depends on many factors, including the timing of commencement of work, the rate at which we perform services, schedule changes, cancellations and delays, and the nature, duration, size and complexity of the products being manufactured. As a result of these factors, bookings are not necessarily a reliable indicator of future revenues and we might not realize all or any part of the revenues from the authorizations in bookings as of any point in time.
Risks associated with our labor force could have a significant adverse effect on our business.
We had approximately 303 employees as of September 30, 2021. Various national, federal, and state labor laws govern our relationships with our employees and affect our operating costs. These laws include employee classifications as exempt or non-exempt, minimum wage requirements, unemployment tax rates, workers’ compensation rates, overtime, family leave, anti-discrimination laws, safety standards, payroll taxes, employment agreements, citizenship requirements and other wage and benefit requirements for employees classified as non-exempt. As our employees may be paid at rates that relate to the applicable minimum wage, further increases in the minimum wage could increase our labor costs. Employees may make claims against us under national, federal, or state laws, which could result in significant costs. Significant additional government regulations could materially affect our business, financial condition, and results of operations.
None of our U.S. employees is currently covered by collective bargaining or other similar labor agreements. However, if a large number of our U.S. employees were to unionize, including in the wake of any future legislation that makes it easier for employees to unionize, our business could be negatively affected. Any inability by us to negotiate collective bargaining arrangements could cause strikes or other work stoppages, and new contracts could result in increased operating costs. If any such strikes or other work stoppages occur, or if other employees become represented by a union, we could experience a disruption of our operations and higher labor costs.
In addition, certain of our suppliers and logistics providers may have unionized work forces. Strikes, work stoppages or slowdowns could result in slowdowns or closures of facilities where the products that we sell are manufactured or could affect the ability of our suppliers to deliver such products to us. Any interruption in the production or delivery of these products could delay or reduce availability of these products and increase our costs.
Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.
We generally enter into non-competition agreements with our employees. These agreements prohibit our employees from competing directly with us or working for our competitors or clients for a limited period after they cease working for us. We may be unable to enforce these agreements under the current or future laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefiting from the expertise that our former employees or consultants developed while working for us. For example, in Illinois, where most of our employees are based, applicable law imposes a number of requirements to enter into a valid non-competition agreement.
Regulations and evolving legislation governing issues involving climate change and sustainability could result in increased operating costs, which could have a material adverse effect on our business.
A number of international, federal, state or local governments or governmental bodies have introduced or are contemplating regulatory changes in response to the potential impact of climate change. For example, the United States Environmental Protection Agency (“EPA”) issued a notice of finding and determination that emissions of carbon dioxide, methane, and other greenhouse gases (“GHGs”) present an endangerment to human health and the environment, which allowed EPA to begin regulating emissions of GHGs under existing provisions of the Clean Air Act (“CAA”). Legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas and countries not subject to such limitations. Given the political significance, regulatory or compliance obligations and uncertainty around the impact of climate change and how it should be addressed, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. These impacts may adversely impact the cost, production and financial performance of our operations.

Risks Related to Third-Parties
We rely on our software and information technology systems to manage numerous aspects of our business, including our Cloud Manufacturing Platform, and a disruption of these systems could adversely affect our business.
We rely on our information technology systems to manage numerous aspects of our business, including our Cloud Manufacturing Platform, as well as to efficiently purchase products from our suppliers, provide procurement and logistic services, ship products to our customers, receive orders from our customers, manage our accounting and financial functions, including our internal controls, and maintain our research and development data. Our information technology systems are an essential component of our business and any disruption could significantly limit our ability to manage and operate our business efficiently. A failure of our information technology systems to perform properly could disrupt our supply chain, product development and customer experience, which may lead to increased overhead costs and decreased sales and have an adverse effect on our reputation and our financial condition. In particular, our Cloud Manufacturing Platform is an essential system that virtually all of our customers depend on for their design needs. If our Cloud Manufacturing Platform were to fail, we could face adverse consequences to our results of operations, financial condition, and business reputation. In addition, during the COVID-19 pandemic, a substantial portion of our employees have conducted work remotely, making us more dependent on potentially vulnerable communications systems and making us more vulnerable to cyberattacks.
Although we take steps and incur significant costs to secure our information technology systems, including our computer systems, intranet and internet sites, email and other telecommunications and data networks, our security measures may not be effective and our systems may be vulnerable to damage or interruption. Disruption to our information technology systems could result from power outages, computer and telecommunications failures, computer viruses, cyber-attack, ransomware attacks, phishing schemes, malware or other security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war, terrorism and usage errors by our employees.
Our reputation and financial condition could be adversely affected if, as a result of a significant cyber-event or otherwise:

•	our operations are disrupted or shut down;

•	our confidential, proprietary information is stolen or disclosed;

•	we incur costs or are required to pay fines in connection with stolen customer, employee, or other confidential information; or

•	we must dedicate significant resources to system repairs or increase cyber security protection.
In addition, any unauthorized access, disclosure or other loss or unauthorized use of information or data could result in legal claims or proceedings, regulatory investigations or actions, and other types of liability under laws that protect the privacy and security of personal information, including federal, state and foreign data protection and privacy regulations, violations of which could result in significant penalties and fines. In addition, although we seek to detect and investigate all data security incidents, security breaches and other incidents of unauthorized access to our information technology systems and data can be difficult to detect and any delay in identifying such breaches or incidents may lead to increased harm and legal exposure.
The cost of investigating, mitigating, and responding to potential data security breaches and complying with applicable breach notification obligations to individuals, regulators, partners, and others can be significant. Our insurance policies may not be adequate to compensate us for the potential costs and other losses arising from such disruptions, failures, or security breaches. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, defending a suit, regardless of its merit, could be costly, divert management attention and harm our reputation.

If our computer systems are damaged or cease to function properly, or, if we do not replace or upgrade certain systems, we may incur substantial costs to repair or replace them and may experience an interruption of our normal business activities or loss of critical data. Any such disruption could adversely affect our reputation and financial condition.
We also rely on information technology systems maintained by third parties, including third-party cloud computing services and the computer systems of our suppliers for both our internal operations and our customer-facing infrastructure related to our advanced manufacturing solutions. These systems are also vulnerable to the types of interruption and damage described above but we have less ability to take measures to protect against such disruptions or to resolve them if they were to occur. Information technology problems faced by third parties on which we rely could adversely impact our business and financial condition as well as negatively impact our brand reputation.
A real or perceived defect, security vulnerability, error or performance failure in our software or technical problems or disruptions caused by our third-party service providers could cause us to lose revenue, damage our reputation and expose us to liability.
The products we manufacture, and our manufacturing operations, rely upon complementary software, which is inherently complex and, despite extensive testing and quality control, has in the past and may in the future contain defects or errors, especially when first introduced, or otherwise not perform as contemplated. As the use of our products, including products that were recently acquired or developed, expands to more sensitive, secure or mission critical uses by our customers, we may be subject to increased scrutiny, potential reputational risk or potential liability should our software fail to perform as contemplated in such deployments. We have in the past and may in the future need to issue corrective releases of our software to fix these defects, errors or performance failures and we may encounter technical problems when we attempt to perform routine maintenance or enhance our software, internal applications, and systems, which could require us to allocate significant research and development and customer support resources to address these problems and divert the focus of our management and research and development teams. In addition, our Cloud Manufacturing Platform may be negatively impacted by technical issues experienced by our third-party service providers.
Our business, brands, reputation, and ability to attract and retain customers depend upon the satisfactory performance, reliability and availability of our software solutions, which in turn depend upon the availability of the internet and our third-party service providers. For example, we outsource our software hosting to Amazon Web Services (“AWS”), our hosting provider. Our hosting provider runs its own platforms upon which our solutions depend, and we are, therefore, vulnerable to service interruptions at the hosting provider level. We do not control the operation of any of AWS’ data center hosting facilities, and they may be subject to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, terrorist attacks and similar events. They may also be subject to interruptions due to system failures, computer viruses, software errors or subject to breaches of computer hardware and software security, break-ins, sabotage, intentional acts of vandalism and similar misconduct. And while we rely on service level agreements with our hosting provider, if they do not properly maintain their infrastructure or if they incur unplanned outages, our customers may experience performance issues or unexpected interruptions and we may not meet our service level agreement terms with our customers. We have experienced, and expect that in the future we may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints.
Any inefficiencies, security vulnerabilities, errors, defects, technical problems or performance failures with our software, internal applications and systems could reduce the quality of our solutions or interfere with our customers’ (and their users’) use of our solutions, which could negatively impact our brand and reputation, reduce demand, lead to a loss of customers or revenue, adversely affect our results of operations and financial condition, increase our costs to resolve such issues and subject us to financial penalties and liabilities under our service level agreements. Any limitation of liability provisions that may be contained in our customer agreements may not be effective as a result of existing or future applicable law or unfavorable judicial decisions. The sale and support of our solutions entail the risk of liability claims, which could be substantial in light of the use of our solutions in enterprise-wide environments. In addition, our insurance against this liability may not be adequate to cover a potential claim.
If we experience a significant cybersecurity breach or disruption in our information systems or any of our partners’ information systems, our business could be adversely affected.
Malicious actors may be able to penetrate our network and misappropriate or compromise our confidential information or that of third parties, create system disruptions or cause shutdowns. Malicious actors also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. While we employ a number of protective measures, including firewalls, network infrastructure vulnerability scanning, anti-virus and endpoint detection and response technologies, these measures may fail to prevent or detect attacks on our systems due to the frequent evolving nature of cybersecurity attacks. Although these measures are designed to ensure the confidentiality, integrity and availability of our information and technology systems, there is no assurance that these measures will detect all threats or prevent a cybersecurity attack in the future, which could adversely affect our business, reputation, operations or products.
In addition, our hardware and software or third party components and software that we utilize in our products may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation or security of the products. The costs to us to eliminate or mitigate cyber or other security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant and, if our efforts to address these problems are not successful, could result in interruptions, delays, cessation of service and loss of existing or potential customers that may impede our sales, manufacturing, distribution or other critical functions.
To the extent we experience cybersecurity incidents in the future, our relationships with our partners, suppliers and customers may be materially impacted, our brand and reputation may be harmed and we could incur substantial costs in investigating, responding to and remediating the incidents, and in resolving any regulatory investigations or disputes that may arise with respect to them, any of which would cause our business, operations, or products to be adversely affected. In addition, the cost and operational consequences of implementing and adding further data protection measures could be significant.
We depend on a limited number of suppliers for a portion of our manufacturing needs and any delay, disruption or quality control problems in their operations, including due to the COVID-19 pandemic, could cause harm to our operations, including loss of market share and damage to our brand.
We depend on suppliers for the components and raw materials used in our products. While there are several potential suppliers for most of these products, all of our products are manufactured, assembled, tested, and generally packaged by a limited number of suppliers and several single source providers of certain supplies. In most cases, we rely on these suppliers to procure components and, in some cases, subcontract engineering work. Our reliance on a limited number of suppliers involves a number of risks, including:

•	unexpected increases in manufacturing and repair costs;

•	inability to control the quality and reliability of products or materials;

•	inability to control delivery schedules;

•	potential liability for expenses incurred by third-party suppliers in reliance on our forecasts that later prove to be inaccurate;

•	potential lack of adequate capacity to manufacture all or a part of the products we require;

•	potential labor unrest affecting the ability of the third-party suppliers to produce our products; and

•	unexpected component or process obsolescence making key components unavailable.
If any of our suppliers experience a delay, disruption or quality control problems in their operations, including due to the COVID-19 pandemic, or if a primary third-party supplier does not renew its agreement with us, our operations could be significantly disrupted and our product shipments could be delayed. Qualifying a new supplier and commencing volume production is expensive and time consuming. Ensuring that a supplier is qualified to manufacture our products to our standards is time consuming. In addition, there is no assurance that a supplier can scale its production of our products at the volumes and in the quality that we require. If a supplier is unable to do these things, we may have to move production for the products to a new or existing third-party supplier, which would take significant effort and our brand, business, results of operations and financial condition could be materially adversely affected. Finally, if a supplier producing a highly specified product changes its materials or is unable to meet our production demands, it could lead to specification changes, increased lead time or cancellation of the product.
As we contemplate moving manufacturing into different jurisdictions, we may be subject to additional significant challenges in ensuring that quality, processes, and costs, among other issues, are consistent with our expectations.
In addition, because we use a limited number of third-party suppliers, increases in the prices charged may have an adverse effect on our results of operations, as we may be unable to find a supplier who can supply us at a lower price. As a result, the loss of a limited source supplier could adversely affect our relationships with our customers and our results of operations and financial condition.
All of our products must satisfy safety and regulatory standards and some of our products must also receive government certifications. We rely on third-party providers to conduct the tests that support our applications for most regulatory approvals for our products. As part of the certification process, our third-party suppliers are subject to audit and must receive approvals from third-parties providing such certifications. Failure to meet these certifications by our third-party suppliers could adversely impact our business. Moreover, if our third-party suppliers fail to timely and accurately conduct the tests supporting our applications for regulatory approvals, we may be unable to obtain the necessary domestic or foreign regulatory approvals or certifications to sell our products in certain jurisdictions. As a result, we would be unable to sell our products and our sales and profitability could be reduced, our relationships with our sales channel could be harmed and our reputation and brand would suffer.
If our suppliers become unavailable or inadequate, our customer relationships, results of operations and financial condition may be adversely affected.
We acquire certain of our materials, which are critical to the ongoing operation and future growth of our business, from several third parties. We rely on our suppliers to manage their supply chains. If one of our suppliers has supply chain disruption, or our relationship with our supplier terminates, we could experience delay. While most manufacturing equipment and materials for our products are available from multiple suppliers, certain of those items are only available from limited sources. Should any of these suppliers become unavailable or inadequate, or impose terms unacceptable to us, such as increased pricing terms, we could be required to spend a significant amount of time and expense to develop alternate sources of supply, and we may not be successful in doing so on terms acceptable to us, or at all. As a result, the loss of a limited source supplier could adversely affect our brand and relationship with our customers as well as our results of operations and financial condition.
In the case of certain materials, we have specified a certain grade of a product to be used in our manufacturing process. While there are several potential suppliers of most of these component materials that we use, we currently choose to use only one or a limited number of suppliers for several of these components and materials. For those materials, we could be impacted by any changes our suppliers make to such materials, which could include specification changes, lead time or cancellation of the material. If there is not an alternate product available, replacement thereof would require significant engineering and manufacturing efforts by us to qualify a replacement. Additionally, if a supplier of such materials decided to terminate their relationship with us, we may face delays in our production as we seek out a replacement supplier. Our reliance on a single or limited number of suppliers involves a number of risks, including:

•	potential shortages of some key components;

•	product performance shortfalls, if traceable to particular product components, since the supplier of the faulty component cannot readily be replaced;

•	discontinuation of a product or certain materials on which we rely;

•	potential insolvency of these vendors; and

•	reduced control over delivery schedules, manufacturing capabilities, quality, and costs.
In addition, we evaluate new suppliers pursuant to our internal procedures. This process involves evaluations of varying durations, which may cause production delays if we were required to qualify a new supplier unexpectedly. We generally assemble our systems and parts based on our internal forecasts and the availability of raw materials, assemblies, components, and finished goods that are supplied to us by third parties, which are subject to various lead times. If certain suppliers were to decide to discontinue production of an assembly, component or raw material that we use, the unanticipated change in the availability of supplies, or unanticipated supply limitations, could cause delays in, or loss of, sales, increased production or related costs and consequently reduced margins, and damage to our reputation. If we were unable to find a suitable supplier for a particular component, material, or compound, we could be required to modify our existing products or the end-parts that we offer to accommodate substitute components, material, or compounds. While we monitor risk internally related to our sourcing (particularly concerning raw materials), there is no guarantee that will sufficiently protect us if we suddenly lose access to supplies unexpectedly.
Our manufacturing facilities and those of our suppliers, as well as our customers’ facilities and our third-party logistics providers, are vulnerable to disruption due to natural or other disasters, strikes and other events beyond our control.
A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a major flood, seasonal storms, nuclear event or terrorist attack affecting our facilities or the areas in which they are located, or affecting those of our customers or suppliers or fulfillment centers, could significantly disrupt our or their operations and delay or prevent product shipment or installation during the time required to repair, rebuild or replace our or their damaged manufacturing facilities. These delays could be lengthy and costly. If any of our facilities, or those of our suppliers, third-party logistics providers or customers are negatively impacted by such a disaster, production, shipment and installation of our advanced manufacturing machines could be delayed, which can impact the period in which we recognize the revenue related to that advanced manufacturing machine sale. Additionally, customers may delay purchases of our products until operations return to normal. Even if we are able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in our business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war or the outbreak of epidemic or pandemic diseases (including the outbreak of the coronavirus disease COVID-19) could have a negative effect on our operations and sales.
Fluctuations in the cost and availability of raw materials, equipment, labor, and transportation could cause manufacturing delays or increase our costs.
The price and availability of key raw materials and components used to manufacture our products may fluctuate significantly. Additionally, the cost of logistics and transportation fluctuates in large part due to the price of oil, currency fluctuations, and global demand trends. Any fluctuations in the cost and availability of any of our raw materials or other sourcing or transportation costs related to our raw materials or products could harm our gross margins and our ability to meet customer demand. If we are unable to successfully mitigate a significant portion of these product cost increases or fluctuations, our results of operations could be harmed.
Risks Related to International Operations
Our existing and planned global operations subject us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with selling custom parts and other products in non-United States locations.
For the year ended December 31, 2020, our products and services were distributed in approximately 18 countries around the world, and we derived approximately 7% of our revenue from these international markets. Accordingly, we face operational risks from doing business internationally.
Our operating results may be affected by volatility in currency exchange rates and our ability to effectively manage our currency transaction risks. Although we currently invoice customers in United States dollars, increases in the value of the dollar relative to foreign currencies may make our products less attractive to foreign customers. We may also incur currency transaction risks when we enter into either a purchase or a sale transaction using a different currency than United States dollars. In such cases we may suffer an exchange loss because we do not currently engage in currency swaps or other currency hedging strategies to address this risk. As we realize our strategy to expand internationally, our exposure to currency risks may increase. Given the volatility of exchange rates, we can give no assurance that we will be able to effectively manage our currency transaction risks or that any volatility in currency exchange rates will not have an adverse effect on our results of operations.
The shipments of our products to foreign customers and/or end-users may be subject to tariffs and other restrictions imposed by the destination countries. As we procure equipment and materials from foreign suppliers, we may be required to pay import duties and comply with regulations imposed by the U.S. Customs and Border Protection. Both the U.S. and foreign tariff rates and import restrictions may change from time to time, which could adversely impact our global operations, for example, by decreasing the price competitiveness of our products in foreign markets and/or by increasing our manufacturing costs.
Other risks and uncertainties we face from our global operations include:

•	difficulties in staffing and managing foreign operations;

•	limited protection for the enforcement of contract and intellectual property rights in certain countries where we may sell our products or work with suppliers or other third parties;

•	potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;

•	costs and difficulties of customizing products for foreign countries;

•	challenges in providing solutions across a significant distance, in different languages and among different cultures;

•	laws and business practices favoring local competition;

•	being subject to a wide variety of complex foreign laws, treaties and regulations and adjusting to any unexpected changes in such laws, treaties, and regulations, including local labor laws;

•	strict laws and regulations governing privacy and data security, including the European Union’s General Data Protection Regulation;

•	uncertainty and resultant political, financial and market instability arising from the United Kingdom’s exit from the European Union;

•	compliance with U.S. laws affecting activities of U.S. companies abroad, including the U.S. Foreign Corrupt Practices Act;

•	tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets;

•	operating in countries with a higher incidence of corruption and fraudulent business practices;

•	changes in regulatory requirements, including export controls, tariffs and embargoes, other trade restrictions, competition, corporate practices, and data privacy concerns;

•	failure by our distribution partners to comply with local laws or regulations, export controls, tariffs and embargoes or other trade restrictions;

•	potential adverse tax consequences arising from global operations;

•	seasonal reductions in business activity in certain parts of the world, particularly during the summer months in Europe and at year end globally;

•	rapid changes in government, economic and political policies, and conditions; and

•	political or civil unrest or instability, terrorism or epidemics and other similar outbreaks or events.
In October 2021, based on an internal review, we became aware of certain additional customs duties likely owed to United States Customs and Border Protection (“CBP”). We have initiated a voluntary disclosure to CBP of certain possible errors in the declaration of imported products relating to value, classification, and other matters. As part of our disclosure, we have begun a comprehensive review of our import practices in order to quantify the expense that may be required in connection with the voluntary disclosure to CBP. We are working diligently to provide CBP with a complete and accurate analysis and such efforts are expected to be ongoing. Based on currently known information, we have recognized a $1.0 million charge within “Cost of revenues” in our Condensed Consolidated Statement of Operations for the current year. We may be liable to CBP for additional unpaid duties and interest. The resolution of this prior disclosure could be material to our cash flows in a future period and to our results of operations for any period.
In addition, additive manufacturing has been identified by the U.S. government as an emerging technology and is currently being further evaluated for national security impacts. We expect additional regulatory changes to be implemented that will result in increased and/or new export controls related to additive manufacturing technologies, components and related materials and software. These changes, if implemented, may result in our being required to obtain additional approvals and/or licenses to sell products in the global market.
Our failure to effectively manage the risks and uncertainties associated with our global operations could limit the future growth of our business and adversely affect our business and operating results.
Global economic, political, and social conditions and uncertainties in the market that we serve may adversely impact our business.
Our performance depends on the financial health and strength of our customers, which in turn is dependent on the economic conditions of the markets in which we and our customers operate. Declines in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. Economic uncertainty in Europe, the United States, India, Japan, China, and other countries may cause customers and potential customers to further delay or reduce technology purchases.
We also face risks from financial difficulties or other uncertainties experienced by our suppliers, distributors or other third parties on which we rely. If third parties are unable to supply us with required materials or components or otherwise assist us in operating our business, our business could be harmed.

Other changes in U.S. social, political, regulatory, and economic conditions or in laws and policies governing foreign trade, manufacturing, development, and investment could also adversely affect our business. In particular, on June 23, 2016, the U.K. held a referendum in which a majority of the eligible members of the electorate voted to leave the EU, commonly referred to as Brexit. Pursuant to Article 50 of the Treaty on EU, the U.K. ceased being a member state of the EU on January 31, 2020. The implementation period began February 1, 2020 and continued until December 31, 2020, during which U.K. continued to follow all of the EU’s rules and the U.K.’s trading relationship remained the same. The U.K. and the EU have signed an EU-UK Trade and Cooperation Agreement, or TCA, which became effective on May 1, 2021. This agreement provides details on how some aspects of the U.K. and EU’s relationship will operate going forwards however there are still many uncertainties and how the TCA will take effect in practice is still largely unknown. Additionally, there is a risk that other countries may decide to leave the European Union. This uncertainty surrounding this transition may have an effect on global economic conditions and the stability of global financial markets, which in turn could have a material adverse effect on our business, financial condition and results of operations. If global economic conditions remain volatile for a prolonged period or if European economies experience further disruptions, our results of operations could be adversely affected.
The effects of regulations relating to conflict minerals may adversely affect our business.
On August 22, 2012, under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC adopted new requirements for companies that use certain minerals and metals, known as conflict minerals, in their products, whether or not these products are manufactured by third parties. These requirements require companies to research, disclose and report whether or not such minerals originate from the Democratic Republic of Congo and adjoining countries. The implementation of these requirements could adversely affect the sourcing, availability, and pricing of such minerals if they are found to be used in the manufacture of our products or materials. In addition, we expect to continue to incur additional costs to comply with the disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products. Since our supply chain is complex, we may not be able to sufficiently verify the origins for these minerals and metals used in our products through the due diligence procedures that we implement, which may harm our reputation. In such event, we may also face difficulties in satisfying customers who require that all of the components of our products are certified as conflict mineral free.
Risks Related to Sales of Products to U.S. Government
We are subject to audits by the U.S. government which could adversely affect our business.
U.S. government agencies routinely audit and investigate government contractors to monitor performance, cost allocations, cost accounting and compliance with applicable laws, regulations, and standards. Since some of our contracts provide for cost reimbursement, the U.S. government has the right to audit our costs even after job completion and after we have billed and recognized the corresponding revenue. The U.S. government also may review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation, and management information systems. Any costs found to be improperly allowed or improperly allocated to a specific contract will not be reimbursed, and any such costs that have already been reimbursed must be refunded, which would affect associated revenue that had already been recognized. While we intend to implement uniform procurement and compliance programs for all of our business, we may be subject to more risks from these audits until we are able to implement such a program effectively.
Responding to governmental audits, inquiries or investigations may involve significant expense and divert the attention of our management. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, damages, fines and suspension or debarment from doing business with U.S. government agencies. In addition, our reputation could be seriously harmed by allegations of impropriety, even if unfounded. Our internal controls may not prevent or detect all improper or illegal activities.

Our business is subject to laws and regulations that are more restrictive because we are a contractor and subcontractor to the U.S. government.
As a contractor and subcontractor to the U.S. government, we are subject to various laws and regulations that are more restrictive than those applicable to non-government contractors, including the Federal Acquisition Regulations and its supplements, which comprehensively regulate the formation, administration and performance of U.S. government contracts, and the Truth in Negotiations Act and various other laws, which require certain certifications and disclosures. These laws and regulations, among other things:

•	require that we obtain and maintain material governmental authorizations and approvals to conduct our business as it is currently conducted;

•	require certification and disclosure of cost and pricing data in connection with certain contract negotiations;

•	impose rules that define allowable and unallowable costs and otherwise govern our right to reimbursement under certain cost-based U.S. government contracts;

•
may require certain products that the U.S. government purchases to be manufactured in the U.S. and other relatively high-cost manufacturing locations under Buy American Act or other regulations, and we may not manufacture all products in locations that meet these requirements, which may preclude our ability to sell some solutions or services;

•	restrict the use and dissemination of information classified for national security purposes and the export of certain products and technical data; and

•
impose requirements relating to ethics and business practices, which carry penalties for noncompliance ranging from monetary fines and damages to loss of the ability to do business with the U.S. government as a prime contractor or subcontractor.

In addition, we may be subject to industrial security regulations of the U.S. Department of Defense and other federal agencies that are designed to safeguard against unauthorized access by foreigners and others to classified and other sensitive U.S. government information. If we were to come under foreign ownership, control or influence, our U.S. government customers could terminate, or decide not to renew, our contracts, or we may be subjected to burdensome industrial security compliance measures. Such a situation could impair our ability to obtain new contracts and subcontracts. The government may also change its procurement practices or adopt new contracting rules and regulations that could be costly to satisfy or that could impair our ability to obtain new contracts.
Risks Related to Litigation and Liability
We could be subject to personal injury, property damage, product liability, warranty and other claims involving allegedly defective products that we supply.
The products we supply are sometimes used in potentially hazardous or critical applications, such as the assembled parts of an aircraft, medical device, or motor vehicles. The sale of our products and the provision of related services in general, and to customers in the foregoing industries in particular, exposes us to possible claims for property damage and personal injury or death, which may result from the use of these end-use parts. While we have not experienced any such claims to date, actual or claimed defects in the products we supply could result in our being named as a defendant in lawsuits asserting potentially large claims. We may be potentially liable, in significant amounts, and face significant harm to our reputation if an aircraft, medical or vehicular part, component or accessory or any other aviation, medical or vehicular product that we have sold, produced or repaired fails due to our fault, in whole or in part, or if an aircraft or motor vehicle for which we have provided services or in which their parts are installed crashes, and the cause can be linked to those parts or cannot be determined. A similar risk arises in connection with sales of our products to customers in the aerospace industry to the extent that the parts produced by those products do not function properly and are responsible for damages. Our commercial contracts generally contain limitations on liability, and we carry liability insurance in amounts that we believe are adequate for our risk exposure and commensurate with industry norms. While we intend to monitor our insurance coverage as our business continues to grow, claims may arise in the future, and that insurance coverage may not be adequate or available to protect our consolidated company in all circumstances. Additionally, we might not be able to maintain adequate insurance coverage for our business in the future at an acceptable cost. Any liability claim against us that is not covered by adequate insurance could adversely affect our consolidated results of operations and financial condition. Finally, any liability claim against us may cause harm to our brand, reputation and adversely impact our business.
Failure of our global operations to comply with anti-corruption laws and various trade restrictions, such as sanctions and export controls, could have an adverse effect on our business.
We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. Doing business on a global basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business.
We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance time and may add additional overhead cost to our products. In recent years the United States government has a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance thereunder have imposed additional controls, and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future products may be subject to these heightened regulations, which could increase our compliance costs. For instance, recent amendments to the U.S. Export Administration Regulations (“EAR”) increased restrictions on exports to certain “military end-users” and for “military end-uses” by certain persons in China, Russia, or Venezuela, which requires us to perform due diligence on customers and end-users in those countries for potential military connections.
We also need to monitor the changes in export-related laws and regulations, such as International Traffic in Arms Regulations (“ITAR”), and their applicability to our products and services. If our products or services become subject to the ITAR, we may be required to obtain licenses, clearances, or authorizations from various regulatory entities. If we are not allowed to export our products or services, or if the clearance process is burdensome, our ability to generate revenue would be adversely affected and our operating costs could increase.
In addition, international sales of certain of our products may be subject to local laws and regulations in foreign jurisdictions which we may not be familiar with. We may not be allowed to ship our products to certain countries without meeting their local laws and regulations. The failure to comply with any of these laws or regulations could adversely affect our ability to conduct our business and generate revenues.
We are committed to doing business in accordance with applicable anti-corruption laws and regulations and with applicable trade restrictions. We are subject, however, to the risk that our affiliated entities or our and our affiliates’ respective officers, directors, employees, and agents (including distributors of our products) may take action determined to be in violation of such laws and regulations. Any violation by us or by any of these persons could result in substantial fines, sanctions, civil and/or criminal penalties, or curtailment of operations in certain jurisdictions, and might adversely affect our operating results. In addition, actual or alleged violations could damage our reputation and ability to do business.
Although we take precautions to prevent violations of applicable anti-corruption laws and regulations and applicable trade restrictions, we cannot guarantee that the precautions we take will prevent violations of such laws. If we are found to be in violation of U.S. anti-corruption, sanctions, or export control laws, it could result in substantial fines and penalties for us and for the individuals working for us. We may also be adversely affected through other penalties, reputational harm, loss of access to certain markets or otherwise.
We are subject to environmental, health and safety laws and regulations related to our operations, which could subject us to compliance costs and/or potential liability.
We are subject to domestic and foreign environmental, health and safety laws and regulations governing our operations. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling, transport and disposal of chemicals and waste materials, the presence of specified substances in electrical products; the emission and discharge of hazardous materials into the ground, air or water; the investigation and cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. As such, our operations, including our production activities, carry an inherent risk of environmental, health and safety liabilities. Under these laws and regulations, we could be subject to liability for improper disposal of chemicals and waste materials, including those resulting from the use of our systems and accompanying materials by end-users. Accidents or other incidents that occur at our facilities or involve our personnel or operations could result in claims for damages against us. In the event we are found to be financially responsible, as a result of environmental or other laws or by court order, for environmental damages alleged to have been caused by us or occurring on our premises, we could be required to pay substantial monetary damages or undertake expensive remedial obligations. If our operations fail to comply with such laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities, or may be required to make significant expenditures to achieve compliance. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances that we generate, use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental laws allow for strict, joint and several liabilities for remediation costs, regardless of fault. We may be identified as a potentially responsible party under such laws. The amount of any costs, including fines or damages payments that we might incur under such circumstances could substantially exceed any insurance we have to cover such losses. Any of these events, alone or in combination, could have a material adverse effect on our business, financial condition and results of operations and could adversely affect our reputation.
We may be subject to environmental laws and regulations concerning the import and export of chemicals and hazardous substances including, without limitation, the United States Toxic Substances Control Act (“TSCA”) and the Registration, Evaluation, Authorization and Restriction of Chemical Substances (“REACH”). These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our systems and other products. If we fail to comply with these or similar laws and regulations, we may be required to make significant expenditures to reformulate the chemicals that we use in our products and materials or incur costs to register such chemicals to gain and/or regain compliance. Additionally, we could be subject to significant fines or other civil and criminal penalties should we not achieve such compliance.
The cost of complying with current and future environmental, health and safety laws applicable to our operations, or the liabilities arising from releases of, or exposure to, hazardous substances, may result in future expenditures. Any of these developments, alone or in combination, could have an adverse effect on our business, financial condition, and results of operations.

Aspects of our business are subject to laws and regulations governing privacy and data security. Changes in laws, regulations, and public perception concerning data protection and privacy, or changes in the interpretation or patterns of enforcement of existing laws and regulations, could impair our efforts to maintain and expand our customer base or the ability of our customers to use our services. Breaches of laws and regulations concerning data protection and privacy could expose us to significant fines and other penalties.
We hold personal information about a variety of individuals, such as our employees, prospects, and our customers. Processing of personal information is increasingly subject to legislation and regulation in numerous jurisdictions around the world.
For example, relevant applicable laws and regulations governing the collection, use, disclosure or other processing of personal information include, in the United States, rules and regulations promulgated under the authority of the Federal Trade Commission, the California Consumer Privacy Act of 2018 (the “CCPA”) and state breach notification laws. In particular, the CCPA, among other things, requires covered “Businesses” to provide new disclosures to California consumers and afford such consumers new rights with respect to their personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation.
The CCPA has prompted a number of proposals for new federal and state-level privacy legislation. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.
Moreover, we have customers in the EU and the United Kingdom. Accordingly, we are subject to the General Data Protection Regulation (EU) 2016/679 (the “GDPR”), and related member state implementing legislation, and to the UK’s Data Protection Act 2018 (collectively, “European Data Protection Law”). European Data Protection Law places obligations on controllers and processors of personal data, while establishing rights for individuals with respect to their personal data. European Data Protection Law is also explicitly extraterritorial in its application, and could affect our business activities in jurisdictions outside the EU and the UK. Additionally, European Data Protection Law imposes strict rules on the transfer of personal data outside of the EU to countries that do not ensure an adequate level of protection, like the United States. These transfers are prohibited unless an appropriate safeguard specified by the GDPR is implemented, such as the Standard Contractual Clauses (SCCs) or binding corporate rules. The Court of Justice of the European Union (the “CJEU”) recently deemed that these transfers need to be analyzed on a case-by-case basis to ensure EU standards of data protection are met in the jurisdiction where the data importer is based. European regulators have issued recent guidance following the CJEU case that imposes significant new diligence requirements on transferring data outside the EU. Complying with this guidance is and will continue to be expensive and time consuming and may ultimately prevent us from transferring personal data outside the EU, which would cause significant business disruption. The GDPR imposes sanctions for violations up to the greater of €20 million and 4% of worldwide gross annual revenue, enables individuals to claim damages for violations and introduces the right for non-profit organizations to bring claims on behalf of data subjects.
The regulatory framework governing the collection, processing, storage, use and sharing of personal information is rapidly evolving and is likely to continue to be subject to uncertainty and varying interpretations. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our services and platform capabilities. We cannot yet fully determine the impact these or future laws, rules, regulations, and industry standards may have on our business or operations. Additionally, our customers may be subject to differing privacy laws, rules, and legislation, which may mean that they require us to be bound by varying contractual requirements applicable to certain other jurisdictions.

Adherence to such contractual requirements may impact our collection, use, processing, storage, sharing and disclosure of personal information and may mean we become bound by, or voluntarily comply with, self-regulatory
or other industry standards relating to these matters that may further change as laws, rules and regulations evolve. We have incurred, and may continue to incur, significant expenses to comply with evolving mandatory privacy and security standards and protocols imposed by law, regulation, industry standards, shifting merchant and customer expectations, or contractual obligations, and we may not be able to respond quickly or effectively to regulatory, legislative and other developments. These changes may in turn impair our ability to offer our existing or planned features, solutions, and services and/or increase our cost of doing business.
We publicly post documentation regarding our privacy practices. Although we endeavor to comply with our published policies and documentation, we may at times fail to do so or be alleged to have failed to do so. Any failure or perceived failure by us to comply with our privacy policies or any applicable privacy, security or data protection, information security or consumer-protection related laws, regulations, orders or industry standards could expose us to costly litigation, significant awards, fines or judgments, civil and/or criminal penalties or negative publicity, and could materially and adversely affect our business, financial condition and results of operations. The publication of our privacy policy and other documentation that provide promises and assurances about privacy and security can subject us to potential state and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices, which could, individually or in the aggregate, materially and adversely affect our business, financial condition and results of operations.
Our business has risks that may not be adequately covered by insurance or indemnity.
We may face unanticipated risks of legal liability for damages caused by the actual or alleged failure of our products. While we have attempted to secure liability insurance coverage at an appropriate cost, it is impossible to adequately insure against all risks inherent in our industry, nor can we assure you that our insurers will pay a particular claim, or that we will be able to maintain coverage at reasonable rates in the future. Our insurance policies also contain deductibles, limitations, and exclusions, which increase our costs in the event of a claim. Even a partially uninsured claim of significant size, if successful, could have an adverse effect on our financial condition. In addition, we may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all, and our existing policies may be cancelled or otherwise terminated by the insurer. Maintaining adequate insurance and successfully accessing insurance coverage that may be due for a claim can require a significant amount of our management’s time, and we may be forced to spend a substantial amount of money in that process. Substantial claims in excess of or not otherwise covered by indemnity or insurance could harm our financial condition and operating results.
Risks Related to Intellectual Property
We may not be able to adequately protect our proprietary and intellectual property rights in our data or technology.
Our success is dependent, in part, upon protecting our proprietary information and technology. Our intellectual property portfolio primarily consists of patent applications, registered and unregistered trademarks, unregistered copyrights, domain names, know-how, and trade secrets. We may be unsuccessful in adequately protecting our intellectual property.
Our trade secrets, know-how and other unregistered proprietary rights are a key aspect of our intellectual property portfolio. While we take reasonable steps to protect our trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and we may not have entered into such agreements with all relevant parties. Such agreements may be breached and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave our company and join our competitors, or our competitors or other parties may learn of the information in some other way. Additionally, certain unauthorized use of our intellectual property may go undetected, or we may face legal or practical barriers to enforcing our legal rights even where unauthorized use is detected. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how or other technology not protected by a patent or other intellectual property system could materially reduce or eliminate any competitive advantage that we may have over such competitor. This concern could manifest itself in particular with respect to our proprietary materials that are used with our systems. Portions of our proprietary materials may not be afforded patent protection.
Current laws may not provide for adequate protection of our solutions, especially in foreign jurisdictions which may have laws that provide insufficient protections to companies. In addition, legal standards relating to the validity, enforceability, and scope of protection of proprietary rights in internet-related businesses are uncertain and evolving, and changes in these standards may adversely impact the viability or value of our proprietary rights. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our solutions, or certain aspects of our solutions may be unenforceable under the laws of certain jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and the laws and mechanisms for protection and enforcement of intellectual property rights in some foreign countries may be inadequate. As we continue to operate in foreign countries and expand our international activities, we have encountered and may in the future encounter challenges in navigating the laws of foreign countries, which may adversely affect our ability to protect our proprietary rights. Further, competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to our proprietary information and technology. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our technology and intellectual property or claiming that we infringe upon or misappropriate their technology and intellectual property.
To protect our intellectual property rights, we may be required to spend significant resources to monitor, protect, and defend these rights, and we may or may not be able to detect infringement by our customers or third parties. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our Cloud Manufacturing Platform, impair the functionality of our Cloud Manufacturing Platform, delay introductions of new features, integrations, and capabilities, result in our substituting inferior or more costly technologies into our Cloud Manufacturing Platform, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and we cannot be certain that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete.
If third parties claim that we infringe upon or otherwise violate their intellectual property rights, our business could be adversely affected.
We have in the past and may in the future be subject to claims that we have infringed or otherwise violated third parties’ intellectual property rights. There is patent, copyright, and other intellectual property development and enforcement activity in our industry and relating to the advanced manufacturing technology we use in our business. Our future success depends in part on not infringing upon or otherwise violating the intellectual property rights of others. From time to time, our competitors or other third parties (including non-practicing entities and patent holding companies) may claim that we are infringing upon or otherwise violating their intellectual property rights, and we may be found to be infringing upon or otherwise violating such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our current or future technology or conflict with our rights, and the patent, copyright, and other intellectual property rights of others may limit our ability to improve our technology and compete effectively. Any claims of intellectual property infringement or other intellectual property violations, even those without merit, could:

•	be expensive and time consuming to defend;

•	cause us to cease making, licensing, or using our Cloud Manufacturing Platform or solutions that incorporate the challenged intellectual property;

•	require us to modify, redesign, reengineer or rebrand our Cloud Manufacturing Platform or solutions, if feasible;

•	divert management’s attention and resources; or

•	require us to enter into royalty or licensing agreements to obtain the right to use a third-party’s intellectual property.
Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly settlement agreements, or prevent us from offering our Cloud Manufacturing Platform or solutions, any of which could have a negative impact on our operating profits and harm our future prospects. We may also be obligated to indemnify our customers or business partners in connection with any such litigation and to obtain licenses, modify our Cloud Manufacturing Platform or solutions, or refund fees, which could further exhaust our resources. Such disputes could also disrupt our Cloud Manufacturing Platform or solutions, adversely affecting our customer satisfaction and ability to attract customers.
We may incur substantial costs enforcing and defending our intellectual property rights.
We may incur substantial expense costs in protecting, enforcing, and defending our intellectual property rights against third parties. Intellectual property disputes may be costly and can be disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Third-party intellectual property claims asserted against us could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from assembling or licensing certain of our products, subject us to injunctions restricting our sale of products, cause severe disruptions to our operations or the marketplaces in which we compete or require us to satisfy indemnification commitments with our customers, including contractual provisions under various license arrangements. In addition, we may incur significant costs in acquiring the necessary third-party intellectual property rights for use in our products. Any of these could have an adverse effect on our business and financial condition.
If we are unable to adequately protect or enforce our intellectual property rights, such information may be used by others to compete against us.
We have devoted substantial resources to the development of our technology and related intellectual property rights. Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We rely on a combination of registered and unregistered intellectual property and protect our rights using patents, licenses, trademarks, trade secrets, confidentiality and assignment of invention agreements and other methods.
Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes, or improvements. We cannot assure you that any of our existing or future patents or other intellectual property rights will not be challenged, invalidated, or circumvented, or will otherwise provide us with meaningful protection. Our pending patent applications may not be granted, and we may not be able to obtain foreign patents or pending applications corresponding to our U.S. patents. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.

Our trade secrets, know-how and other unregistered proprietary rights are a key aspect of our intellectual property portfolio. While we take reasonable steps to protect our trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and we may not have entered into such agreements with all relevant parties. Such agreements may be breached and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave our company and join our competitors, or our competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how or other technology not protected by a patent or other intellectual property system could materially reduce or eliminate any competitive advantage that we may have over such competitor.
If our patents and other intellectual property do not adequately protect our technology, our competitors may be able to offer solutions similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents and other intellectual property. Any of the foregoing events would lead to increased competition and reduce our revenue or gross margin, which would adversely affect our operating results.
If we attempt enforcement of our intellectual property rights, we may be subject or party to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation, regardless of merit, can be costly and disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Any of the foregoing could adversely affect our business and financial condition.
As part of any settlement or other compromise to avoid complex, protracted litigation, we may agree not to pursue future claims against a third party, including related to alleged infringement of our intellectual property rights. Part of any settlement or other compromise with another party may resolve a potentially costly dispute but may also have future repercussions on our ability to defend and protect our intellectual property rights, which in turn could adversely affect our business.
Our Cloud Manufacturing Platform contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to commercialize our solutions.
Our Cloud Manufacturing Platform contains components that are licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. We currently combine our proprietary software with open source software and intend to continue doing so in the future. Additionally, we make some of our source code available under open source licenses, which may limit our ability to protect our intellectual property rights in our source code and prevent our competitors or others from using such source code. Our use and distribution of open source software may entail greater risks than use of third-party commercial software because open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to disclose or make available the source code of our proprietary software to third parties. We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of third-party intellectual property rights in open source software. These claims could result in litigation, require us to purchase a costly license or remove the software. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the sale of our offerings if re-engineering could not be accomplished on a timely basis. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.

We store confidential customer information in our systems that, if breached or otherwise subjected to unauthorized access, may harm our reputation, or brand or expose us to liability.
Our systems store, process, and transmit our customers’ confidential information, including the intellectual property in their part designs, credit card information, and other sensitive data. We rely on encryption, authentication, and other technologies licensed from third parties, as well as administrative and physical safeguards, to secure such confidential information. Any compromise of our information security could damage our reputation and brand and expose us to a risk of loss, costly litigation, and liability that would substantially harm our business and operating results. We may not have adequately assessed the internal and external risks posed to the security of our company’s systems and information and may not have implemented adequate preventative safeguards or take adequate reactionary measures in the event of a security incident. In addition, most states have enacted laws requiring companies to notify individuals and often state authorities of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our existing and prospective customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether successful or not, would harm our reputation and brand and could cause the loss of customers.
General Risk Factors
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, the Sarbanes Oxley Act of 2002 and rules subsequently implemented by the Securities and Exchange Commission and NASDAQ have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.
Pursuant to Section 404 of the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”), we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. We could be an emerging growth company for up to five years. To achieve compliance with Section 404 of the Sarbanes Oxley Act within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes Oxley Act. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, if we are not able to continue to meet these requirements, we may not be able to remain listed on NASDAQ.

Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes Oxley Act could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.
We have been operating as a private company. Following the Business Combination, our management will have significant requirements for enhanced financial reporting and internal controls as a public company. The process of designing and implementing effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis or result in material misstatements in our consolidated financial statements, which could harm our operating results. In addition, we will be required, pursuant to Section 404 of the Sarbanes Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.
The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert management’s attention from other matters that are important to our business. Our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. If we are not able to complete our initial assessment of our internal controls and otherwise implement the requirements of Section 404 of the Sarbanes Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the adequacy of our internal control over financial reporting.
In addition to our results determined in accordance with GAAP, we believe certain non-GAAP measures may be useful in evaluating our operating performance. We present certain non-GAAP financial measures in this proxy statement/prospectus and intend to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present our non-GAAP financial measures could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock.
Fast Radius has identified material weaknesses in its internal control over financial reporting. If Fast Radius fails to remediate the material weaknesses, or if Fast Radius experiences additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls in the future, it may not be able to accurately or timely report its financial condition or results of operations, which may result in material misstatements of the Combined Company’s consolidated financial statements or cause the Combined Company to fail to meet its periodic reporting obligations.
In connection with the audits of its consolidated financial statements for the years ended December 31, 2020 and 2019, Fast Radius management identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Fast Radius’ annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to the fact that Fast Radius did not design or maintain an effective control environment commensurate with its financial reporting requirements, including (a) lack of a sufficient number of trained professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (b) lack of structures, reporting lines and appropriate authorities and responsibilities to achieve financial reporting objectives. This deficiency in Fast Radius’ control environment contributed to the following additional deficiencies (each of which individually represents a material weakness) in its internal control over financial reporting:

•
Fast Radius did not design and maintain formal accounting policies, procedures, and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of account reconciliations and journal entries;

•
Fast Radius did not design and maintain effective controls over segregation of duties related to manual journal entries. Specifically, certain personnel have the ability to both prepare and post manual journal entries without an independent review by someone without the ability to prepare and post manual journal entries; and

•	Fast Radius did not design and maintain formal accounting policies, processes, and controls to analyze, account for and disclose complex transactions.
To remedy the identified material weaknesses, Fast Radius has implemented and will continue to implement, several measures, including, among others:

•	hiring additional competent and qualified accounting and reporting personnel with appropriate knowledge and experience of GAAP and SEC financial reporting requirements;

•
establishing and designing internal financial reporting structures and authorizing certain departments or capable and responsible persons to be in charge of the overall financial management and financial objectives of Fast Radius;

•	establishing an ongoing program to provide sufficient additional training to Fast Radius’ accounting staff, especially training related to GAAP and SEC financial reporting requirements;

•	designing and preparing accounting policies in accordance with relevant rules, especially in relation to complex and major transactions; and

•	updating Fast Radius’ policies and procedures to address segregation of duties in relation to manual journal entries.
Although Fast Radius has begun to implement measures to address the material weaknesses above, including hiring a new Chief Financial Officer, the implementation of these measures may not fully address the material weaknesses and deficiencies in Fast Radius’ internal control over financial reporting and there can be no assurance that the measures Fast Radius has taken to date and actions Fast Radius may take in the future will be sufficient to remediate these matters. Further, in the future Fast Radius may determine that it has additional material weaknesses. Fast Radius’ failure to remediate the material weaknesses or failure to identify and address any other material weaknesses or control deficiencies could result in inaccuracies in its financial statements and could also impair the ability of the Combined Company to comply with applicable financial reporting requirements and related regulatory filings on a timely basis, which could cause investors to lose confidence in the Combined Company’s reported financial information. At this time, Fast Radius cannot provide an estimate of costs expected to be incurred in connection with implementing its remediation plan; however, these remediation measures will be time consuming, will result in the incurrence of significant costs, and will place significant demands on Fast Radius’ financial and operational resources.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls.
Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require us to change our compensation policies.
Accounting methods and policies for public companies are subject to review, interpretation and guidance from our independent registered accounting firm and relevant accounting authorities, including the SEC. Changes to accounting methods or policies, or interpretations thereof, may require us to reclassify, restate or otherwise change or revise our consolidated financial statements.
In order to satisfy our obligations as a public company, we will need to hire qualified accounting and financial personnel with appropriate public company experience.
As a newly public company, we will need to establish and maintain effective disclosure and financial controls and make changes in our corporate governance practices. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and retain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from research and development efforts.
We are an “emerging growth company” and a “smaller reporting company” and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we may follow reduced disclosure requirements and do not have to make all of the disclosures that public companies that are not emerging growth companies do. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the initial public offering of ENNV; (c) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act;

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and

•
exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved, and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.
We may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.
So long as we remain an “emerging growth company,” we expect to take advantage of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes- Oxley Act. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 of the Sarbanes- Oxley Act will correspondingly increase. Moreover, if we are not able to comply with the requirements of Section 404 of the Sarbanes- Oxley Act applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.
Our ability to use net operating loss (“NOL”) carryforwards and other tax attributes may be limited in connection with the proposed business combination and other ownership changes.
We have incurred substantial losses during our history and our ability to become profitable in the near future is uncertain. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire (if at all). On a gross basis, we had federal NOL carryforwards of approximately $43.9 million and $24.6 million as of December 31, 2020 and December 31, 2019, respectively, of which $1.0 million will expire in 2027 and the remainder of which may be carried forward indefinitely. We also had state gross NOL carryforwards of approximately $50.1 million and $30.7 million as of December 31, 2020 and December 31, 2019, respectively, in various state jurisdictions which begin to expire in 2030. A full valuation allowance has been established for these net operating losses carry forwards as of December 31, 2020 and December 31, 2019.
Federal NOLs incurred in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five tax years preceding such loss, and NOLs arising in tax years beginning after December 31, 2020 may not be carried back. Because we have had no taxable income in prior years, we do not anticipate carrying back any of our net operating losses. Moreover, federal NOLs generated in taxable years ending after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs may be limited to 80% of our taxable income annually for tax years beginning after December 31, 2020. Our NOL carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. In addition, in general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs or tax credits to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increases their ownership by more than 50 percentage points over their lowest ownership percentage within a specified testing period. Our existing NOLs or credits may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in connection with, or undergo an ownership change following, the proposed business combination, our ability to utilize NOLs or credits could be further limited by Sections 382 and 383 of the Code. In addition, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Sections 382 and 383 of the Code. Our NOLs or credits may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of our NOLs or credits. If we determine that an ownership change has occurred and our ability to use our historical NOLs or credits is materially limited, such limitations could result in increased future tax liability to us and our future cash flows could be adversely affected. Section 382 and 383 of the Code would apply to all net operating loss and tax credit carryforwards, whether the carryforward period is indefinite or not. We have recorded a full valuation allowance related to our NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.
Comprehensive tax reform legislation could adversely affect our business and financial condition.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation that includes significant changes to the taxation of business entities. These changes include, among others, a permanent reduction to the corporate income tax rate. Notwithstanding the reduction in the corporate income tax rate, the overall impact of this tax reform is uncertain, and our business and financial condition could be adversely affected. The U.S. government in the future may enact additional legislation that affects the taxation of business entities, including with respect to the treatment of NOLs.
Further, the changes in tax laws could negatively impact our effective tax rate. Prior to the U.S. presidential election, President Biden proposed an increase in the U.S. corporate income tax rate from 21% to 28%, doubling the rate of tax on certain earnings of foreign subsidiaries, the creation of a 10% surtax on certain imports and a 15% minimum tax on worldwide book income. If any or all of these (or similar) proposals are ultimately enacted into law, in whole or in part, they could have a negative impact to our effective tax rate. Holders of our securities are urged to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of holding our securities.
Currently, we incur losses in certain countries where we do not receive a financial statement benefit, and we operate in countries which have different statutory rates. Consequently, changes in the mix and source of earnings between countries could have a material impact on our overall effective tax rate.
Risks Related to the Business Combination
The Public Stockholders will experience immediate dilution as a consequence of the issuance of the Combined Company’s common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the Employee Stock Purchase Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of the Combined Company.
It is anticipated that, following the Business Combination, (i) Public Stockholders will own approximately 24.10% of the outstanding Combined Company common stock, (ii) the Fast Radius equityholders will collectively own approximately 62.88% of the outstanding Combined Company common stock (excluding the Fast Radius Earn Out Shares and without taking into account any public shares held by the Fast Radius equityholders prior to the consummation of the Business Combination or purchased in the PIPE Investment), (iii) the PIPE Investors (other than the Sponsor) will collectively own approximately 4.54% of the outstanding Combined Company common stock, (iv) the Sponsor will own approximately 6.39% of the outstanding Combined Company common stock (including the Sponsor Earn Out Shares and 1,000,000 shares of ENNV Class A common stock to be purchased by the Sponsor, in its capacity as a PIPE Investor, at the closing of the PIPE Investment), (v) GSAM will own approximately 1.99% of the outstanding Combined Company common stock and (vi) ENNV’s current independent directors are expected to collectively own approximately 0.10% of the outstanding Combined Company common stock. These percentages assume (1) that no Public Stockholders exercise their redemption rights in connection with the Business Combination, (2) the Combined Company issues 7,500,000 shares of Combined Company common stock to the PIPE Investors pursuant to the PIPE Investment, (3) the Combined Company issues 2,500,000 Forward Purchase Units to GSAM pursuant to the Forward

Purchase Agreement, (4) no ENNV warrants are exercised and (5) neither ENNV nor Fast Radius issue any additional equity securities prior to the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by ENNV’s existing stockholders in the combined company will be different.
In addition, Fast Radius employees and consultants hold, and after Business Combination, are expected to be granted, equity awards and purchase rights under the Incentive Plan and the Employee Stock Purchase Plan, as applicable. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of the Combined Company common stock.
The issuance of additional Combined Company common stock will significantly dilute the equity interests of existing holders of Combined Company securities and may adversely affect prevailing market prices for Combined Company common stock or Public Warrants.
The market price of shares of the Combined Company common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of ENNV Class A common stock.
Upon completion of the Business Combination, holders of shares of Fast Radius securities will become holders of shares of Combined Company common stock. Prior to the Business Combination, ENNV has had limited operations. Upon completion of the Business Combination, the Combined Company’s results of operations will depend upon the performance of Fast Radius’ businesses, which are affected by factors that are different from those currently affecting the results of operations of ENNV.
ENNV has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.
ENNV is not required to, and has not, obtained an opinion from an independent investment banking firm that the merger consideration it is paying for Fast Radius is fair to ENNV’s stockholders from a financial point of view. The fair market value of Fast Radius has been determined by the ENNV Board based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. The ENNV Board believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Fast Radius’ fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination. ENNV’s stockholders will be relying on the judgment of the ENNV Board with respect to such matters.
If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.
The market price of our common stock may decline as a result of the Business Combination if we do not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of our common stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of our common stock following the consummation of the Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

There can be no assurance that the Combined Company’s common stock will be approved for listing on NASDAQ or that the Combined Company will be able to comply with the continued listing standards of NASDAQ.
In connection with the Closing, we intend to list the Combined Company’s common stock and warrants on NASDAQ under the symbols “FSRD” and “FSRDW,” respectively. The Combined Company’s continued eligibility for listing may depend on the number of our shares that are converted. If, after the Business Combination, NASDAQ delists the Combined Company’s shares from trading on its exchange for failure to meet the listing standards, the Combined Company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for the Combined Company’s securities;

•	reduced liquidity for the Combined Company’s securities;

•
a determination that the Combined Company’s common stock is a “penny stock” which will require brokers trading in the Combined Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Combined Company’s common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the Merger Agreement by Fast Radius equityholders, approval of the proposals required to effect the Business Combination by ENNV stockholders, as well as receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Combined Company common stock to be issued to ENNV stockholders for listing on NASDAQ, the resignation of specified ENNV executive officers and directors, the requirement that ENNV have $175,000,000 in Required Funds, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement) and the performance by both parties of their covenants and agreements. These conditions to the Closing may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after stockholder approval, or ENNV or Fast Radius may elect to terminate the Merger Agreement in certain other circumstances. See “
The Merger Agreement—Termination
.”
The parties to the Merger Agreement may amend the terms of the Merger Agreement or waive one or more of the conditions to the Business Combination, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.
In the period leading up to the Closing, other events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions or to waive certain closing conditions or other rights that we are entitled to under the Merger Agreement. Such events could arise because of changes in the course of Fast Radius’ business, a request by Fast Radius to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Fast Radius’ business and would entitle us to terminate the Merger

Agreement. In any of such circumstances, it would be in our discretion, acting through the ENNV Board, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors or officers between what he or she may believe is best for ENNV and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.
For example, it is a condition to ENNV’s obligation to close the Business Combination that Fast Radius’ representations and warranties be true and correct as of the Closing in all respects subject to the applicable materiality standards as set forth in the Merger Agreement. However, if the ENNV Board determines that any such breach is not material to the business of Fast Radius, then the ENNV Board may elect to waive that condition and close the Business Combination. The parties will not waive the condition that ENNV’s stockholders approve the Business Combination.
As of the date of this proxy statement, we do not believe there will be any material changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.
Termination of the Merger Agreement could negatively impact Fast Radius and ENNV.
If the Business Combination is not completed for any reason, including as a result of Fast Radius equityholders declining to adopt the Merger Agreement or ENNV stockholders declining to approve the proposals required to effect the Business Combination, the ongoing business of ENNV may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, ENNV would be subject to a number of risks, including the following:

•
ENNV may experience negative reactions from the financial markets, including negative impacts on the stock price of shares of ENNV Class A common stock (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	ENNV will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•
since the Merger Agreement restricts the conduct of ENNV’s businesses prior to completion of the Business Combination, ENNV may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See
“The Merger Agreement—Covenants and Agreements
.”

If the Merger Agreement is terminated and the ENNV Board seeks another merger or business combination, ENNV stockholders cannot be certain that ENNV will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed within the Completion Window. See
“The Merger Agreement—Termination
.
”
Fast Radius will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and customers may have an adverse effect on Fast Radius and consequently on ENNV. These uncertainties may impair Fast Radius’ ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause customers and others that deal with Fast Radius to seek to change existing business relationships with Fast Radius. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Fast Radius from making certain expenditures and taking other specified actions without the consent of ENNV until the Business Combination occurs. These restrictions may prevent Fast Radius from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See
“The Merger Agreement—Covenants and Agreements
.”
ENNV directors and officers may have interests in the Business Combination different from the interests of ENNV stockholders.
Executive officers of ENNV negotiated the terms of the Merger Agreement with their counterparts at Fast Radius, and the ENNV Board determined that entering into the Merger Agreement was in the best interests of ENNV and its stockholders, declared the Merger Agreement advisable and recommended that ENNV stockholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that ENNV’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of ENNV stockholders. The ENNV Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to ENNV’s stockholders that they vote to approve the Business Combination. These interests include, among other things:

•
If the Business Combination with Fast Radius or another business combination is not consummated within the Completion Window, ENNV will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the ENNV Board, dissolving and liquidating. In such event, the 8,140,000 Founder Shares held by the Sponsor and the 140,000 Founder Shares held by ENNV’s independent directors, which were acquired for a purchase price of approximately $0.003 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The Founder Shares held by the Sponsor had an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date. The Founder Shares held by ENNV’s independent directors had an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the ENNV units sold in the ENNV IPO and the substantial number of shares of Combined Company common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company common stock trades below the price initially paid for the ENNV units in the ENNV IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•
At the Closing, all of the shares of ENNV Class B common stock will convert into the Converted Shares (ENNV Class A common stock) in accordance with the terms of the Existing Charter. Pursuant to the Sponsor Support Agreement, at the Closing, 90% of such Converted Shares held by the Sponsor will automatically vest. The remaining 10% of the Converted Shares (which will be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the ENNV Class A common stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Combined Company) held by the Sponsor, which we refer to as the Sponsor Earn Out Shares, will be subject to vesting, for the duration of the Earn Out Period, in two equal tranches at the time that the ENNV Class A common stock reaches a value of $15.00 and $20.00, which price targets will be based upon (i) the daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earnout Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth above that has not previously occurred, the applicable provisions of the Sponsor Support Agreement will terminate and no Sponsor Earn Out Shares will become vested thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. Upon the expiration of the Earn Out Period, any unvested Sponsor Earn Out Shares will be forfeited to ENNV without consideration. The Sponsor Earn Out Shares would have an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
The Sponsor purchased an aggregate of 5,702,667 Private Placement Warrants from ENNV for an aggregate purchase price of $8,554,000.50 (or $1.50 per warrant). This purchase took place on a private placement basis simultaneously with the consummation of the ENNV IPO. A portion of the proceeds ENNV received from this purchase were placed in the Trust Account. Such warrants had an aggregate market value of $         based upon the closing price of $         per public warrant on the NASDAQ on , 2021, the Record Date. The Private Placement Warrants will become worthless if ENNV does not consummate a business combination within the Completion Window.

•
Concurrently with the execution of the Merger Agreement, the Sponsor, in its capacity as a PIPE Investor, entered into a Subscription Agreement to purchase 1,000,000 shares of ENNV Class A common stock as a price of $10.00 per share in the PIPE Investment. Such shares of ENNV Class A common stock to be issued would have an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
Tyler Reeder will become a director of the Post-Combination Company after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors.

•
ENNV’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ENNV’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ENNV fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, ENNV may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. Additionally, the Sponsor is entitled to $10,000 per month for office space, utilities, administrative and support services provided to ENNV’s management team, which commenced on February 11, 2021 and will continue through the earlier of consummation of the Business Combination and ENNV’s liquidation.

•
On July 30, 2021, ENNV issued the Note in the principal amount of $1,500,000 to an affiliate of the Sponsor, which may be drawn down by ENNV from time to time upon written notice to the lender. The Note does not bear interest and is repayable in full upon consummation of the Business Combination. If ENNV does not complete a business combination, the Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of the Business Combination, the holder of the Note (or a permitted assignee) shall have the option, but not the obligation, to convert all or a portion of the unpaid principal balance of the Note into that number of Working Capital Warrants equal to the principal amount of the Note so converted divided by $1.50. The terms of the Working Capital Warrants will be identical to the terms of the warrants issued by ENNV to the Sponsor in a private placement that took place simultaneously with the ENNV IPO. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•
In the event of the liquidation of the Trust Account, the Sponsor has agreed to indemnify and hold harmless ENNV against any and all losses, liabilities, claims, damages and expenses to which ENNV may become subject as a result of any claim by (i) any third party for services rendered or products sold to ENNV or (ii) a prospective target business with which ENNV has entered into an acquisition agreement, provided that such indemnification of ENNV by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to ENNV or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of ENNV Class A common stock or (ii) such lesser amount per share of ENNV Class A common stock held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ENNV’s indemnity of the underwriters of the ENNV IPO against certain liabilities, including liabilities under the Securities Act. If ENNV consummates the Business Combination, on the other hand, ENNV will be liable for all such claims.

•
The Sponsor and ENNV’s officers and directors have agreed not to transfer, assign, or sell any of their Founder Shares until 180 days following the consummation of the Business Combination, subject to certain customary exceptions.

•	Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of the Business Combination.

•
There will be no finder’s fees, reimbursements or cash payments made by ENNV to the Sponsor or ENNV’s officers or directors, or ENNV’s or any of their affiliates, for services rendered to ENNV prior to or in connection with the completion of the Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services described above and repayments of working capital loans under the Note to an affiliate of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination. The Sponsor and ENNV’s officers and directors or any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with ENNV’s formation, the ENNV IPO and activities on ENNV’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

See
“The Business Combination—Interests of ENNV’s Directors and Executive Officers in the Business Combination
.”
Fast Radius directors and officers may have interests in the Business Combination different from the interests of Fast Radius equityholders.
Executive officers of Fast Radius negotiated the terms of the Merger Agreement with their counterparts at ENNV, and the Fast Radius Board determined that entering into the Merger Agreement was in the best interests of Fast Radius and its stockholders. In considering these facts and the other information contained in this proxy statement/ prospectus, you should be aware that Fast Radius’ executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Fast Radius equityholders. The Fast Radius Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. See
“The Business Combination—Interests of Fast Radius’ Directors and Executive Officers in the Business Combination.
”
There are risks to ENNV stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than acquiring securities of Fast Radius directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.
Because there is no independent third-party underwriter involved in the Business Combination or the issuance of common stock and warrants in connection therewith, investors will not receive the benefit of any outside independent review of ENNV’s and Fast Radius’ respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer-manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.
In addition, the Sponsor and certain of ENNV’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced the ENNV Board in making its recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See
“The
Business Combination
—Interests of ENNV’s Directors and Officers in the Business Combination
.”
The Sponsor may have interests in the Business Combination different from the interests of ENNV stockholders.
When considering the ENNV Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement, our stockholders should be aware that the Sponsor has interests in the Business Combination that may be different from, in addition to, or conflict with the interests of our stockholders in general. See
“The Business Combination
—
Interests of ENNV’s Directors and Executive Officers in the Business Combination
.”
The Sponsor and ENNV’s stockholders, directors, officers, advisors, and their affiliates may elect to purchase shares or Public Warrants from Public Stockholders, which may influence a vote on the Business Combination and reduce the public “float” of our common stock.
The Sponsor and ENNV’s stockholders, directors, officers, advisors or any of their affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their public shares. The purpose of any such transaction could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) increase the likelihood that the Minimum Cash Condition (as defined below) is satisfied. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares of ENNV Class B common stock or rights owned by the Sponsor or ENNV’s directors or officers for nominal value. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or Public Warrants in such transactions.
Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our common stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The unaudited pro forma condensed combined financial information included in this proxy statement/ prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that ENNV and Fast Radius currently believe are reasonable. However, the final reverse recapitalization accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/ prospectus. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. See
“Unaudited Pro Forma Condensed Combined Financial Information.
”
ENNV and Fast Radius will incur transaction costs in connection with the Business Combination.
Each of ENNV and Fast Radius has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. ENNV and Fast Radius may also incur additional costs to retain key employees. ENNV and Fast Radius will also incur significant legal, financial advisor, accounting, banking, and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. ENNV and Fast Radius estimate that they will incur $39.9 million in aggregate transaction costs, inclusive of approximately $12.1 million in deferred underwriting fees that will be payable to the underwriters of the ENNV IPO in the event that the Business Combination is completed. Some of the transaction costs are payable regardless of whether the Business Combination is completed. See “
The Business Combination—Terms of the Business Combination
.”
Fast Radius’ stockholders will have their rights as stockholders governed by the Combined Company’s organizational documents.
As a result of the completion of the Business Combination, holders of shares of Fast Radius common stock and preferred stock may become holders of shares of Combined Company common stock, which will be governed by the Combined Company’s organizational documents. As a result, there will be differences between the rights currently enjoyed by Fast Radius equityholders and the rights that Fast Radius equityholders who become stockholders of the Combined Company will have as stockholders of the Combined Company. See
“Comparison of Stockholders’ Rights.
”

The Sponsor has agreed to vote in favor of each of the proposals presented at the Special Meeting, regardless of how Public Stockholders vote.
Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote its Founder Shares and any Public Shares it holds in favor of each of the Proposals presented at the Special Meeting, regardless of how Public Stockholders vote. Accordingly, the agreement by the Sponsor to vote in favor of the each of the Proposals presented at the Special Meeting will increase the likelihood that ENNV will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby. See
“Other Agreements
—
Sponsor Support Agreement
.”
ENNV’s and Fast Radius’ ability to consummate the Business Combination, and the operations of the Post- Combination Company following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Fast Radius or Combined Company following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.
The parties will be required to consummate the Business Combination even if Fast Radius, its business, financial condition, and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Fast Radius is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Fast Radius’ ability to consummate the Business Combination and the Combined Company’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Fast Radius and the Combined Company may also incur additional costs due to delays caused by COVID-19, which could adversely affect the Combined Company’s financial condition and results of operations.
ENNV has identified material weaknesses in its internal control over financial reporting as of September 30, 2021. If ENNV is unable to develop and maintain an effective system of internal control over financial reporting, ENNV may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in ENNV and materially and adversely affect its business and operating results.
On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Statement”). In the Statement, the SEC staff, among other things, expressed its view that certain terms and conditions common to warrants issued by SPACs, such as ENNV, may require such warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. ENNV previously accounted for its outstanding warrants as components of equity instead of as derivative liabilities. Following the issuance of the Statement, ENNV’s management and audit committee concluded that in light of the Statement, it was appropriate to restate ENNV’s previously issued audited balance sheet as of February 11, 2021 included in the Current Report on Form 8-K filed with the SEC on February 19, 2021.
Additionally, in light of recent guidance from the staff of the SEC, ENNV reevaluated its application of ASC 480-10-S99-3A on the classification of redeemable shares of common stock that were issued as part of the Units sold in ENNV’s IPO. Historically, a portion of the Public Shares was classified as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that ENNV would consummate its initial business combination only if it has net tangible assets of at least $5,000,001. Pursuant to such re-evaluation, ENNV’s management determined that the Public Shares include certain provisions that require classification of the Public Shares as temporary equity regardless of the minimum net tangible assets required to complete ENNV’s initial business combination. ENNV’s management and audit committee concluded that in light of this change it was appropriate to restate ENNV’s previously issued financial statements as of February 11, 2021, as restated in the Notes to Unaudited Condensed Financial Statements of ENNV’s Quarterly Report on Form 10-Q filed with the SEC on May 24, 2021, ENNV’s unaudited financial statements as of and for the period ended March 31, 2021 included in ENNV’s Quarterly Report on Form 10-Q filed with the SEC on May 24, 2021 and ENNV’s unaudited financial statements as of and for the period ended June 30, 2021 included in ENNV’s Quarterly Report on Form 10-Q filed with the SEC on August 20, 2021.
In connection with these restatements, ENNV identified material weaknesses in its internal controls over financial reporting due to the ability to apply the nuances of the complex accounting standards and preparation of financial statements in accordance with GAAP. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of ENNV’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. If we identify any new material weaknesses in the future, any such newly identified material weakness could limit ENNV’s ability to prevent or detect a misstatement of ENNV’s accounts or disclosures that could result in a material misstatement of ENNV’s annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in ENNV’s financial reporting and ENNV’s stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
We may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting.
In connection with the filing of ENNV’s Quarterly Reports on Form 10-Q filed with the SEC on May 24, 2021, ENNV’s management and its audit committee, following discussion with ENNV’s independent registered public accounting firm, concluded that it was appropriate to restate ENNV’s previously issued audited balance sheet as of February 11, 2021. Additionally, in connection with the filing of ENNV’s Quarterly Reports on Form 10-Q filed with the SEC on November 22, 2021, ENNV’s management and its audit committee concluded that it was appropriate to restate ENNV’s previously issued financial statements as of February 11, 2021, as restated in the Notes to Unaudited Condensed Financial Statements of ENNV’s Quarterly Report on Form 10-Q filed with the SEC on May 24, 2021, ENNV’s unaudited financial statements as of and for the period ended March 31, 2021 included in ENNV’s Quarterly Report on Form 10-Q filed with the SEC on May 24, 2021 and ENNV’s unaudited financial statements as of and for the period ended June 30, 2021 included in ENNV’s Quarterly Report on Form 10-Q filed with the SEC on August 20, 2021. As part of these restatements, ENNV identified material weaknesses in its internal controls over financial reporting due to the ability to apply the nuances of the complex accounting standards and preparation of financial statements in accordance with GAAP.
As a result of such restatements and material weaknesses, the change in accounting for the warrants and the Forward Purchase Agreement, the change in accounting for the Public Shares and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weakness in ENNV’s internal control over financial reporting and the preparation of ENNV’s financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on ENNV’s business, results of operations and financial condition or its ability to complete an initial business combination.

ENNV’s warrants and the Forward Purchase Agreement are accounted for as derivative liabilities and will be recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of shares of ENNV Class A common stock or may make it more difficult for us to consummate an initial business combination.
In connection with the ENNV IPO and the concurrent sales of the Private Placement Warrants to the Sponsor and GSAM, ENNV issued an aggregate of 14,891,667 ENNV warrants (including 8,625,000 public ENNV warrants included in the ENNV units and 6,266,667 Private Placement Warrants). In connection with the Forward Purchase Agreement, GSAM committed to purchase an aggregate of up to 5,000,000 Forward Purchase Units, including up to 1,250,000 Forward Purchase Warrants. We account for such ENNV warrants and the Forward Purchase Agreement as derivative liabilities and will record at fair value any changes in fair value each period reported in earnings as determined by us based upon a valuation report obtained from an independent third-party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of shares of ENNV Class A common stock. In addition, potential targets may seek a SPAC that does not have warrants or that does not have warrants or forward purchase commitments that are accounted for as derivative liabilities, which may make it more difficult for us to consummate an initial business combination with a target business.
The U.S. federal income tax treatment of the Merger for holders of Fast Radius common stock is uncertain.
ENNV and Fast Radius intend for the Merger to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, have agreed to use their reasonable best efforts to cause the Merger to so qualify, and have agreed not to take any action or fail to take any action, in either case, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Qualification of the Merger as a reorganization is uncertain, however, and the completion of the Merger is not contingent on such reorganization treatment. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and does not constitute a transaction to which Section 351 of the Code applies, then a U.S. Holder (as defined in the section entitled “
Material
U.S. Federal
Income
Tax
Considerations
”) of Fast Radius common stock would recognize taxable gain or loss upon the exchange of the Fast Radius common stock for shares of ENNV Class A common stock equal to the difference between the fair market value, at the time of the exchange, of the ENNV Class A common stock and such U.S. Holder’s tax basis in the Fast Radius common stock surrendered in the Merger. Such gain or loss generally would be capital gain or loss and generally would be long-term capital gain or loss if the Fast Radius common stock were held for more than one year at the time of the Merger. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and does not constitute a transaction to which Section 351 of the Code applies, a Non-U.S. Holder (as defined in the section entitled “
Material
U.S.
Federal
Income
Tax
Considerations
”) of Fast Radius common stock generally will not be subject to U.S. federal income tax on any gain recognized with respect to the Non-U.S. Holder’s Fast Radius common stock unless the gain is “effectively connected” with a U.S. trade or business of such Non-U.S. Holder or Fast Radius is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the Non-U.S. Holder held Fast Radius common stock. See the section entitled “
Material
U.S. Federal
Income
Tax
Considerations
” for more information.
Risks Related to Ownership of Combined Company Common Stock Following the Business Combination
The price of shares of Combined Company common stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.
The trading price of shares of Combined Company common stock following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in
“—Risks Related to Fast Radius’ Business and Industry
” and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products and/or services;

•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

•
changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of shares of Combined Company common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of Combined Company common stock is low. As a result, you may suffer a loss on your investment.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.
We do not intend to pay dividends on shares of Combined Company common stock for the foreseeable future.
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on shares of Combined Company common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Combined Company Board and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that the Combined Company Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your shares of Combined Company common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of shares of Combined Company common stock.
If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade the Combined Company common stock, the price of shares of Combined Company common stock could decline.
The trading market for shares of Combined Company common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades the Combined Company common stock, or if our reporting results do not meet their expectations, the market price of shares of Combined Company common stock could decline.
Our issuance of additional shares of Combined Company common stock or securities into Combined Company common stock could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.
In connection with the proposed Business Combination, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of Combined Company common stock issued or reserved for issuance under the Incentive Plan. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of Combined Company common stock or securities convertible into Combined Company common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of Combined Company common stock or securities convertible into Combined Company common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of shares of Combined Company common stock.
In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of shares of Combined Company common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders Combined Company common stock bear the risk that our future offerings may reduce the market price of shares of Combined Company common stock and dilute their percentage ownership. See
“Description of Capital Stock of the Combined Company
.”

Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the Closing could cause the market price for our common stock to decline.
The sale of substantial amounts of shares of Combined Company common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
All shares issued as merger consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144), including our directors, executive officers and other affiliates.
In connection with the Business Combination, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Registration Rights Agreement, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of Combined Company common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of shares of Combined Company common stock to decline. Following completion of the Business Combination, the shares covered by registration rights would represent approximately         % of our outstanding common stock. See
“Other Agreements—Registration Rights Agreement
” for a description of these registration rights.
As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of Combined Company common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of Combined Company common stock or other securities.
In addition, the shares of Combined Company common stock reserved for future issuance under the Incentive Plan and ESPP will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Incentive Plan and ESPP will be equal (i) 10% of the total number of shares of Combined Company common stock as determined on a fully diluted basis as of the Closing and calculated to include the number of shares initially available for issuance under the Incentive Plan but excluding the number of shares initially available for issuance under the ESPP, (ii) an initial increase on April 1, 2022 equal to 5% of the total number of shares of Combined Company common stock issued and outstanding as of the date of the Closing, and (iii) an annual increase for nine years commencing on the first day of each calendar year beginning January 1, 2023 and ending January 1, 2031 equal to the lesser of (A) 5% of the aggregate number of shares of Combined Company common stock issued and outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the Combined Company Board. The maximum number of shares of Combined Company common stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Incentive Plan will be equal to 52,500,000 shares. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of Combined Company common stock or securities convertible into or exchangeable for shares of Combined Company common stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 covering 10% of the shares of Combined Company common stock as of the Closing as calculated on a fully-diluted basis as provided above is expected to cover not more than 17,500,000 shares of Combined Company common stock.

Subsequent to the consummation of the Business Combination, the Combined Company may be required to take write-downs or write-offs, or the Combined Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Combined Company’s financial condition, results of operations and the price of the Combined Company’s securities, which could cause you to lose some or all of your investment.
Although ENNV has conducted due diligence on Fast Radius, this diligence may not surface all material issues that may be present with Fast Radius’ business. Factors outside of ENNV’s and outside of Fast Radius’ control may, at any time, arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Combined Company reporting losses. Even if ENNV’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Combined Company’s liquidity, the fact that the Combined Company reports charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause the Combined Company to be unable to obtain future financing on favorable terms or at all.
Fast Radius’ management has limited experience in operating a public company.
Fast Radius’ executive officers have limited experience in the management of a publicly traded company. Fast Radius’ management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. Fast Radius may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.
As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. We have identified material weaknesses in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements and have other adverse consequences.
Upon consummation of the Business Combination, we will become a public reporting company subject to the rules and regulations established from time to time by the SEC and NASDAQ. These rules and regulations will require, among other things that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.
In addition, as a public company, we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. For additional information related to the risks and uncertainties of our compliance with the Sarbanes-Oxley Act, see “
Risk Factors—Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes Oxley Act could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business
” and “
—
Fast Radius has identified material weaknesses in its

internal control over financial reporting. If Fast Radius fails to remediate the material weaknesses, or if Fast Radius experiences additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, it may not be able to accurately or timely report its financial condition or results of operations, which may result in material misstatements of the Combined Company’s consolidated financial statements or cause the Combined Company to fail to meet its periodic reporting obligations.
”
Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.
The Proposed Charter, the Combined Company’s bylaws and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Combined Company Board. Among other things, the Proposed Charter and/or the Combined Company’s bylaws will include the following provisions:

•
a staggered board, which means that the Combined Company Board will be classified into three classes of directors with staggered three-year terms and directors will only be able to be removed from office for cause;

•	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•
a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders.
Any provision of the Proposed Charter, the Combined Company’s bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.
The Proposed Charter and the Combined Company’s bylaws will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
The Proposed Charter and the Combined Company’s bylaws, each of which will become effective prior to the completion of the Business Combination, will provide that, unless we consent in writing to the selection of an alternative forum, the (i) Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action, suit or proceeding brought on our behalf; (B) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (C) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, the Proposed Charter or the Combined Company’s bylaws; or (D) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter and the Combined Company’s bylaws will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
Risks Related to Redemption
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses, including Fast Radius, or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Marcum LLP, our independent registered public accounting firm, did not execute agreements with us waiving such claims to the monies held in the Trust Account.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the Completion Window, or upon the exercise of a redemption right in connection with the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are our securities. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.
While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per share.
There is no guarantee that a Public Stockholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.
No assurance can be given as to the price at which a Public Stockholder may be able to sell shares of Combined Company common stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than an ENNV stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a Public Stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of shares of Combined Company common stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares of Combined Company common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.
If Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/ prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.
To exercise their redemption rights, holders are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to ENNV’s transfer agent two business days prior to the vote at the Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with Fast Radius is consummated, ENNV will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such shares following the Business Combination. See
“ENNV’s Special Meeting of Stockholders
—
Redemption Rights
.”
The ability of ENNV stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.
At the time ENNV entered into the Merger Agreement and related agreements for the Business Combination, ENNV did not know how many stockholders would exercise their redemption rights, and therefore ENNV structured the Business Combination based on its expectations as to the number of shares that will be submitted for redemption. The Merger Agreement requires ENNV to have at least $175,000,000 of Required Funds at the Closing. If a larger number of shares are submitted for redemption than initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, the ENNV Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.
A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares without the consent of ENNV. Your inability to redeem any such excess Public Shares could resulting in you suffering a material loss on your investment in ENNV if you sell such excess Public Shares in open market transactions. ENNV cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price. However, ENNV’s stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.
There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of ENNV Class A common stock.
There is some uncertainty regarding the U.S. federal income tax consequences to holders of ENNV Class A common stock that exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption will be treated as a corporate distribution potentially taxable as a dividend, or a sale, that would potentially give rise to capital gain or capital loss, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than treatment as a corporate distribution, will depend largely on whether the holder owns (or is deemed to own) any shares of Combined Company common stock following the redemption, and if so, the total number of shares of Combined Company common stock treated as held by the holder both before and after the redemption relative to all shares of ENNV voting stock or Combined Company voting stock, as applicable, outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in ENNV or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (“IRS”), there is uncertainty as to how a holder who elects to exercise its redemption rights will be taxed in connection with the exercise of redemption rights. See “
Material U.S. Federal Income Tax Considerations—Material Tax Considerations of a Redemption of Public Shares
.”
Unlike some other blank check companies, ENNV is not subject to a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.
Unlike some other blank check companies, ENNV is not subject to a specified maximum redemption threshold, except that we will not redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 after giving effect to the redemptions of any shares of ENNV Class A common stock by the Public Stockholders, if any, the PIPE Investment and the sale of the Forward Purchase Units to GSAM pursuant to the Forward Purchase Agreement. Some other blank check companies’ structures disallow the consummation of a business combination if the holders of such companies’ public shares elect to redeem or convert more than a specified percentage of the shares sold in such companies’ initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the Business Combination even though a substantial number of our Public Stockholders have redeemed their shares.
However, the Merger Agreement provides that the obligation of Fast Radius to consummate the Business Combination is subject to ENNV having a minimum of $175 million of cash available in the Trust Account immediately prior to the Effective Time after giving effect to the redemptions of any shares of ENNV Class A common stock by the Public Stockholders, if any, the payment to the underwriters of the ENNV IPO of the $12,075,000 deferred underwriting commission being held in the Trust Account, the receipt of gross proceeds from the PIPE Investment and the receipt of gross proceeds from the sale of the Forward Purchase Units to GSAM pursuant to the Forward Purchase Agreement. While ENNV has entered into Subscription Agreements pursuant to which the PIPE Investors have committed to purchase an aggregate of $75,000,000 of ENNV Class A common stock and the Side Letter pursuant to which GSAM has committed to purchase an aggregate of $25,000,000 of Forward Purchase Units, in each case, substantially concurrently with the Closing, there can be no assurance that the PIPE Investors or GSAM will perform their respective obligations thereunder. In the event that the aggregate cash consideration we would be required to pay for all shares of ENNV Class A common stock that are validly submitted for redemption plus the Required Funds exceeds the aggregate amount of cash available to us after giving effect to the payment to the underwriters of the ENNV IPO of the $12,075,000 deferred underwriting commission being held in the Trust Account, the receipt of gross proceeds from the PIPE Investment and the receipt of gross proceeds from the sale of the Forward Purchase Units to GSAM pursuant to the Forward Purchase Agreement, then we will not complete the Business Combination or redeem any shares of ENNV Class A common stock, all shares of ENNV Class A common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
ENNV is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
Amendments to Financial Disclosures about Acquired and Disposed Businesses.
ENNV is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. ENNV was incorporated in Delaware on October 29, 2020. As of November 19, 2021, there was $345.0 million held in the Trust Account.
Fast Radius is a
first-of-its-kind
cloud manufacturing and digital supply chain company. Fast Radius is a dynamic industrial technology firm that has pioneered and continues to scale the first-of-its-kind
cloud manufacturing and digital supply chain infrastructure. The Fast Radius solution combines proprietary software with a network of company-owned distributed micro-factories and third-party suppliers. This allows engineers to design, produce, and fulfill custom parts across a range of manufacturing technologies, including additive manufacturing, CNC machining, and injection molding.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of ENNV and the historical balance sheet of Fast Radius on a pro forma basis as if the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto, summarized below, had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and nine months ended September 30, 2021 combines the historical statements of operations of ENNV and Fast Radius for such periods on a pro forma basis as if the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.

•	The merger of Merger Sub, a wholly owned subsidiary of ENNV, with and into Fast Radius, with Fast Radius as the surviving company.

•
The conversion of all outstanding shares of Fast Radius preferred stock, Fast Radius Warrants, Fast Radius convertible notes and Vested RSUs into Fast Radius common stock that will roll over into Combined Company common stock; and

•	The rollover of Fast Radius Options, Fast Radius Restricted Stock Awards and Fast Radius RSUs (other than Vested RSUs) into ENNV Options, ENNV Restricted Stock Awards and ENNV RSUs, respectively.
The historical financial information of ENNV was derived from the audited financial statements as of December 31, 2020 and for the period from October 29, 2020 (inception) through December 31, 2020 and unaudited financial statements as of September 30, 2021 and for the nine months ended September 30, 2021 included elsewhere in this proxy statement/prospectus. The historical financial information of Fast Radius was derived from the unaudited and audited consolidated financial statements of Fast Radius as of September 30, 2021, for the year ended December 31, 2020, and the nine months ended September 30, 2021, included elsewhere in this proxy statement/ prospectus. This information should be read together with ENNV’s and Fast Radius’s audited and unaudited financial statements and related notes, the sections titled “
ENNV Management’s
Discussion and Analysis of Financial Condition and Results of Operations
,” and “
Fast Radius’ Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and other financial information included elsewhere in this proxy statement/prospectus.

The pro forma combined financial statements do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
Description of the Business Combination
Pursuant to the Merger Agreement, the Aggregate Merger Consideration issued by the Combined Company in the Business Combination will be $1.0 billion, consisting of 100,000,000 newly issued shares of Combined Company common stock valued at $10.00 per share (including the 10,000,000 Fast Radius Earn Out Shares). The net merger consideration issued in the Business Combination (excluding the 10,000,000 Fast Radius Earn Out Shares) will be $900.0 million, payable in the form of shares of Combined Company common stock or underlying ENNV Options, ENNV Restricted Stock Awards or ENNV RSUs, summarized as follows:

(in dollars, except for share amounts)
Total shares transferred	100,000,000
Fast Radius Earn Out Shares (1)	(10,000,000)

Total Shares transferred, net of Fast Radius Earn Out Shares	90,000,000
Value per share	$10

Total share consideration (2)	$900,000,000

(1)
Fast Radius Earn Out Shares represents the issuance of 10.0 million shares of Combined Company common stock that will be subject to the satisfaction of certain price targets set forth in the Merger Agreement during the Earn Out Period.

(2)
Inclusive of the estimated fair value of shares of Combined Company common stock to be issued to Fast Radius equityholders pursuant to the Merger Agreement, inclusive of 17,942,076 shares of Combined Company common stock subject to an ENNV Option, an ENNV Restricted Stock Award or ENNV RSU Award
.

In connection with the Closing, the Pipe Investors will receive 7,500,000 ($75,000,000) newly issued shares of Combined Company common stock, GSAM will receive 2,500,000 ($25,000,000) newly issued Forward Purchase Units and the Sponsor, GSAM and ENNV’s independent directors will receive 8,625,000 ($86,250,000) newly issued shares of Combined Company common stock upon the conversion of the Founder Shares held by such persons.
The value of share consideration issuable at the Closing for all other shareholders apart from ENNV Options, ENNV Restricted Stock Awards and ENNV RSUs is determined by application of the Merger Consideration Exchange Ratio of 2.85, which is based on the implied $10.00 per share prior to the Business Combination. The Business Combination is accounted for as a reverse recapitalization, therefore any change in the Merger Consideration Exchange Ratio will not impact the pro forma financial statements because Fast Radius will account for the acquisition of ENNV based on the amount of net assets acquired upon consummation.
Basis of Pro Forma Presentation
Pursuant to the Existing Charter, Public Stockholders may demand that ENNV redeem their shares of Class A common stock for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a Public Stockholder properly demands redemption of their shares, ENNV will redeem each share for cash equal to the Public Stockholder’s pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of cash redemptions of ENNV’s common stock:

•	Assuming No Redemptions : This presentation assumes that no Public Stockholders exercise their Redemption Rights with respect to their shares for a pro rata portion of the funds in the Trust Account.

•
Assuming Maximum Redemptions:
This presentation assumes that Public Stockholders holding 25.3 million shares of outstanding ENNV Class A common stock exercise their Redemption Rights (representing the maximum redemptions consistent with satisfying the Minimum Cash Condition if redemption occurs at $10.00 per share). Absent any additional financing arrangements, if Public Stockholders holding more than 25.3 million of ENNV Class A common stock duly exercise their Redemption Rights, the Business Combination may not be consummated unless the Minimum Cash Condition is waived by Fast Radius.

The following summarizes the pro forma shares of Combined Company common stock outstanding under the two scenarios:

(shares in thousands)	Assuming No Redemptions (Shares)%		Assuming Maximum Redemption (Shares)%
Fast Radius Shareholders (1)	90,000	62.9%	90,000	76.4%

Total Fast Radius Merger Shares	90,000	62.9%	90,000	76.4%

ENNV Public Shares	34,500	24.1%	9,182	7.8%
ENNV Founder Shares (1)	8,625	6.0%	8,625	7.3%

Total ENNV Shares	43,125	30.1%	17,807	15.1%

PIPE Investors and Forward Purchase Shares (2)	10,000	7.0%	10,000	8.5%

Pro Forma Common Shares Outstanding	143,125	100%	117,807	100%

(1)
Excludes the Fast Radius Earn Out Shares and includes the Sponsor Earn Out Shares and 17,942,076 shares reserved for issuance in respect of or otherwise relating to ENNV Options, ENNV Restricted Stock Awards and ENNV RSUs. The Fast Radius and Sponsor Earn Out Shares are equity classified and will be treated as an adjustment to additional paid-in-capital
upon the satisfaction of certain price targets set forth in the Merger Agreement during the Earn Out Period.
See “The Merger Agreement—Merger Consideration.”

(2)
Includes 1,000,000 shares of ENNV Class A common stock to be acquired by the Sponsor, in its capacity as a PIPE Investor, upon consummation of the PIPE Investment.
See “The Merger Agreement—Merger Consideration.”

The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. In the event that actual redemptions exceed the maximum redemption scenario, causing the minimum cash to go below the required $175,000,000 the Business Combination may not be consummated unless the Minimum Cash Condition is waived by Fast Radius.
The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 is based on the historical financial statements of ENNV and Fast Radius as if the Business Combination and related transactions, summarized below, had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 are based on the historical financial statements of ENNV and Fast Radius as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. Certain amounts that appear in this section may not sum due to rounding.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2021
(In thousands, except per share amounts)

	As of September 30, 2021				As of September 30, 2021			As of September 30, 2021
	Fast Radius, Inc. (Historical)	ECP (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
ASSETS
Current assets:
Cash and cash equivalents	$11,453	$133	$25,000	A	$407,334	$(253,185	) R	$162,194
			(3,567	) E		8,045	S
			345,026	F
			75,000	G
			(12,106	) H
			(26,245	) I
			13,440	N
			(20,800	) Q
Accounts receivable, net of allowances for doubtful accounts of $610	8,209	—	—		8,209	—		8,209
Inventories	550	—	—		550	—		550
Prepaid production costs	1,326	—	—		1,326	—		1,326
Prepaid expenses and other current assets	3,927	726	(2,280	) I	1,743	—		1,743
Income taxes receivable	—	—	—		—	—		—

Total current assets	24,835	859	393,468		419,162	(245,140)		174,022

Non-current assets:
Deferred tax assets	—	—	—		—	—		—
Marketable securities held in Trust Account	—	345,026	(345,026	) F	—	—		—
Property and equipment, net	9,487	—	—		9,487	—		9,487
Other non-current assets	358	260	—		618	—		618

Total non-current assets	9,845	345,286	(345,026)		10,105	—		10,105

TOTAL ASSETS	$34,680	$346,145	$48,442		$429,267	$(245,140)		$184,127

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	2,213	195	(15	) H	2,393	—		2,393
Accrued compensation	1,462	—	—		1,462	—		1,462
Accrued and other liabilities	9,753	1,355	(4,214	) I	6,647	—		6,647
			(231	) O
			(16	) H
Franchise tax payable	—	120	—		120	—		120
Advances to customers	216	—	—		216	—		216
Payable to related party	2,243	400	(400	) P	2,243	—		2,243
Income tax payable	—	—	—		—	—		—
Warrant liability	2,713	—	(2,713	) B	—	—		—
Current portion of term loan	13,590	—	7,000	N	2,602	—		2,602
			(17,988	) Q

Total current liabilities	32,190	2,070	(18,577)		15,683	—		15,683

	As of September 30, 2021				As of September 30, 2021			As of September 30, 2021
	Fast Radius, Inc. (Historical)	ECP (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
Non-current liabilities:
Warrant liability	—	12,312	517	A	13,109	—		13,109
			280	P
Forward purchase agreement	—	100	(100	) A	—	—		—
Deferred tax liabilities	—	—	—		—	—		—
Term loan - net of current portion and debt issuance costs	7,940	—	—		7,940	—		7,940
Related party convertible notes and derivative liabilities	9,244	—	6,440	N	—	—		—
			(15,684	) O
Deferred underwriting fee payable	—	12,075	(12,075	) H	—	—		—
Other long-term liabilities	231	—	—		231	—		231

Total non-current liabilities	17,415	24,487	(20,622)		21,280	—		21,280

TOTAL LIABILITIES	49,605	26,557	(39,199)		36,963	—		36,963

COMMITMENTS AND CONTINGENCIES
Temporary equity:
Class A common stock, $0.0001 par value, subject to possible redemption; 34,500,000 shares at redemption value	—	345,000	(345,000	) J	—	—		—
Series Seed Preferred stock	1,893		(1,893	) K	—	—		—
Series Seed - 1 Preferred stock	2,892		(2,892	) K	—	—		—
Series A - 1 Preferred stock	5,714		(5,714	) K	—	—		—
Series A - 2 Preferred stock	2,779		(2,779	) K	—	—		—
Series A - 3 Preferred stock	4,286		(4,286	) K	—	—		—
Series B Preferred stock	56,726		(56,726	) K	—	—		—

Total Temporary equity	74,290	345,000	(419,290)		—	—		—
Stockholders’ equity (deficit):
Preferred stock	—	—	—		—	—		—
Class A common stock	—	—	—	A	5	(3	) R	2
			—	B
			1	C
			—	D
			1	G
			1	K
			1	M
			1	O
Class B common stock	—	1	(1	) M	—	—		—
Treasury Stock	(221)	—	—		(221)	—		(221)
Additional paid-in capital	8,911	1,362	25,000	A	611,776	(253,182	) R	366,639
			99,999	C		8,045	S
			2,713	B
			13,259	D
			74,999	G
			(22,895	) I
			345,000	J
			74,289	K
			(26,775	) L
			15,914	O
Retained earnings (deficit)	(97,905)	(26,775)	(100,000	) C	(219,256)			(219,256)
			(13,259	) D
			(3,567	) E
			(1,416	) I
			26,775	L
			(417	) A
			(2,812	) Q
			120	P

Total stockholders’ equity (deficit)	(89,215)	(25,412)	506,931		392,304	(245,140)		147,164

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	$34,680	$346,145	$48,442		$429,267	$(245,140)		$184,127

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2020
(In thousands, except per share amounts)

	For the Year Ended December 31, 2020				For the Year Ended December 31, 2020			For the Year Ended December 31, 2020
	Fast Radius, Inc. Historical	ECP Environmental Growth Opportunities Corp.	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
Revenue	$13,966	$—	$—		$13,966	$—		$13,966
Cost of Revenues	12,039	—	26	V	12,065	—		12,065

Gross profit	1,927	—	(26)		1,901	—		1,901

Operating expenses
Sales and marketing	8,328	—	—		8,328	—		8,328
General and administrative	12,044	20	5,174	T	56,495	(3,033	) Y	53,462
			3,567	U
			17,994	V
			17,146	W
			550	X
Research and development	2,959	—	53	V	3,012	—		3,012

Total operating expenses	23,331	20	44,484		67,835	(3,033)		64,802

Loss from operations	(21,404)	(20)	(44,510)		(65,934)	3,033		(62,901)

Other income (expense):
Change in fair value of warrants	(80)	—	—		(80)	—		(80)
Interest expense, including amortization of debt issuance costs	(308)	—	—		(308)	—		(308)
Interest income and other income	121				121			121

Total other income (expenses)	(267)	—	—		(267)	—		(267)

Net loss before income taxes	(21,671)	(20)	(44,510)		(66,201)	3,033		(63,168)
Provision for income taxes	—	—	—		—	—		—

Net loss	$(21,671)	$(20)	$(44,510)		$(66,201)	$3,033		$(63,168)

	Historical	Historical			Assuming Minimum Redemptions			Assuming Maximum Redemptions
Weighted Common shares outstanding - Basic and Diluted	2,951	—			142,311			116,993
Net loss per share - Basic and Diluted	$(7.34)	$—			$(0.47)			$(0.54)
Weighted shares outstanding of Class A redeemable common stock - Basic and Diluted	—	—			—			—
Net loss per share - Basic and Diluted, Class A	$—	$—			$—			$—
Weighted shares outstanding of Class B non-redeemable common stock - Basic and Diluted	—	7,500			—			—
Net loss per share - Basic and Diluted, Class B	$—	$0.00			$—			$—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine months ended September 30, 2021
(In thousands, except per share amounts)

	For the Nine Months Ended September 30, 2021				For the Nine Months Ended September 30, 2021			For the Nine Months Ended September 30, 2021
	Fast Radius, Inc. Historical	ECP Environmental Growth Opportunities Corp.	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
Revenue	$15,642	$—	$—		$15,642	$—		$15,642
Cost of Revenues	14,089	—	2	Z	14,091	—		14,091

Gross profit	1,553	—	(2)		1,551	—		1,551

Operating expenses
Franchise tax expense	—	120	—		120	—		120
Sales and marketing	15,521	—	—		15,521	—		15,521
General administrative	23,605	2,837	3,593	Z	42,894	(2,275	) AE	40,619
			12,859	AA
Research and development	1,442	—	16	Z	1,458	—		1,458

Total operating expenses	40,568	2,957	16,468		59,993	(2,275)		57,718

Loss from operations	(39,015)	(2,957)	(16,470)		(58,442)	2,275		(56,167)

Other income (expense):					—
Change in fair value of warrants	(1,526)	9,927	—		8,401	—		8,401
Change in fair value of derivative liability	(189)	—	189	AB	—	—		—
Change in fair value of forward purchase agreement	—	1,408	(1,408	) AD	—	—		—
Interest income and other income	—	—	—		—	—		—
Interest expense, including amortization of debt issuance costs	(1,787)	—	906	AB	(881)	—		(881)
Offering costs on Founder Shares issued to related party	—	(1,250)	—		(1,250)	—		(1,250)
Offering costs allocated to derivative warrant liabilities	—	(750)	—		(750)	—		(750)
Interest and dividends earned on marketable securities held in Trust Account	—	26	(26	) AC	—	—		—

Total other income (expenses)	(3,502)	9,361	(339)		5,520	—		5,520

Net loss before income taxes	(42,517)	6,404	(16,809)		(52,922)	2,275		(50,647)
Provision for income taxes	—				—

Net loss	$(42,517)	$6,404	$(16,809)		$(52,922)	$2,275		$(50,647)

	Historical	Historical			Assuming Minimum Redemptions			Assuming Maximum Redemptions
Weighted Common shares outstanding - Basic and Diluted	4,086	—			142,311			116,993
Net loss per share - Basic and Diluted	$(10.41)	$—			$(0.37)			$(0.43)
Weighted shares outstanding of Class A redeemable common stock - Basic and Diluted	—	29,319			—			—
Net income per share - Basic and Diluted, Class A	$—	$0.17			$—			$—
Weighted shares outstanding of Class B non-redeemable common stock - Basic and Diluted	—	8,456			—			—
Net income per share - Basic and Diluted, Class B	$—	$0.17			$—			$—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, ENNV will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on evaluation of the following facts and circumstances: (i) Fast Radius equityholders will hold a majority of the voting power of the Combined Company under both the no redemption and maximum redemption scenarios; (ii) Fast Radius equityholders will have the ability to elect the majority of the directors on the Combined Company Board; (iii) Fast Radius’s existing management will comprise the management of the Combined Company; (iv) Fast Radius’s current operations will comprise the ongoing operations of the Combined Company; (v) Fast Radius is the larger entity based on historical revenues and business operations; and (vi) the Combined Company will assume Fast Radius’s name. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Fast Radius issuing shares of the Combined Company for the net assets of ENNV, accompanied by a recapitalization. The net assets of ENNV will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Fast Radius.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes that the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto occurred on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 gives pro forma effect to the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto as if they had been completed on January 1, 2020. These periods are presented on the basis of Fast Radius as the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	ENNV’s unaudited balance sheet as of September 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•	Fast Radius’s unaudited consolidated balance sheet as of September 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and nine months ended September 30, 2021 have been prepared using, and should be read in conjunction with, the following:

•
ENNV’s unaudited and audited statements of operations for the nine months ended September 30, 2021 and period from October 29, 2020 (inception) through December 31, 2020, respectively, and the related notes, included elsewhere in this proxy statement/prospectus; and

•
Fast Radius’s unaudited and audited consolidated statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively, and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma financial information reflects transaction related adjustments management believes are necessary to present fairly Fast Radius’s pro forma results of operations and financial position following the consummation of the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto as of and for the periods indicated. The related transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Fast Radius’ financial condition and results of operations as if the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto was completed. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. ENNV believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of ENNV and Fast Radius.
2. Earn Out Shares
The Aggregate Merger Consideration includes an amount equal to 10,000,000 shares of ENNV Class A common stock (the “Fast Radius Earn Out Shares”) which will be subject to the satisfaction of certain price targets set forth in the Merger Agreement during the Earn Out Period, which price targets will be based upon (i) the daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earn Out Period or (ii) the per share consideration received in connection with the occurrence of certain change of control events of the Combined Company specified in the Merger Agreement (any such event, an “Acquiror Sale”). The Fast Radius Earn Out Shares will be issuable in two equal tranches of 5,000,000 shares of ENNV Class A common stock at the time that the ENNV Class A common stock reaches a value, as calculated above, of $15.00 and $20.00, respectively.
Furthermore, the Merger Agreement provides that 10% of the Converted Shares held by the Sponsor (defined previously as the “Sponsor Earn Out Shares”) will be subject to vesting upon the satisfaction of certain price targets set forth in the Sponsor Support Agreement during the Earn Out Period, which price targets will be based upon the (i) the daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earn Out Period or (ii) the per share consideration received in connection with an Acquiror Sale. The Sponsor Earn Out Shares will vest in two equal tranches of 407,000 shares of ENNV Class A common stock at the time that the ENNV Class A common stock reaches a value, as calculated above, of $15.00 and $20.00, respectively.

If, during the Earn Out Period, there is an Acquiror Sale that will result in the holders of ENNV Class A common stock receiving a per share price (based on the value of the cash, securities or in-kind
consideration being delivered in respect of such ENNV Class A common stock, as determined in good faith by the Combined Company Board) equal to or in excess of the applicable stock price level set forth above, then immediately prior to the consummation of such Acquiror Sale, the Fast Radius equityholders entitled to Fast Radius Earn Out Shares and the Sponsor Earnout Shares shall be eligible to participate in such Acquiror Sale. If, during the Earn Out Period, there is an Acquiror Sale that will result in the holders of ENNV Class A common stock receiving a per share price (based on the value of the cash, securities or in-kind
consideration being delivered in respect of such ENNV Class A common stock, as determined in good faith by the Combined Company Board) that is less than the applicable stock price level set forth above, then no Fast Radius Earn Out Shares shall be issuable and no Sponsor Earn Out Shares shall become vested in connection with or following completion of such Acquiror Sale. In the event of an Acquiror Sale, including where the consideration payable is other than a specified price per share, for purposes of determining whether the applicable stock price levels set forth above have been achieved, the price paid per share of ENNV Class A common stock will be calculated on a basis that takes into account the number of Sponsor Earn Out Shares that will vest and the number of Fast Radius Earn Out Shares that will vest (i.e., the ultimate price per share payable to all holders of ENNV Class A common stock will be the same price per share used to calculate the number of Sponsor Earn Out Shares and Fast Radius Earn Out Shares that vest). The Sponsor will have all of the rights of a holder of ENNV Class A common stock with respect to the unvested Sponsor Earn Out Shares, except that the Sponsor will not be entitled to consideration in connection with any sale or other transaction and the Sponsor Earn Out Shares cannot be sold, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of prior to vesting.
As the Fast Radius Earn Out Shares and Sponsor Earn Out Shares are not puttable by the holders thereof, the underlying shares are not redeemable outside of the Company’s control, and the Fast Radius Earn Out Shares and Sponsor Earn Out Shares are settled through the issuance (in the case of the Fast Radius Earn Out Shares) or through the vesting (in the case of the Sponsor Earn Out Shares) a fixed number of shares, the Fast Radius Earn Out Shares and Sponsor Earn Out Shares are not a liability within the scope of ASC 480,
Distinguishing Liabilities from Equit
y. Further, although the Fast Radius Earn Out Shares and Sponsor Earn Out Shares meet the definition of a derivative, they qualify for the equity-scope exception to derivative accounting because they meet the criteria for equity indexation and equity classification under ASC
815-40,
Contracts in Entity’s Own Equity
. Note that if an Acquiror Sale occurs as a result of a cash offer, the calculation of the share price used to determine if the applicable stock price level set forth above have been achieved would include the Fast Radius Earn Out Shares and Sponsor Earn Out Shares. Lastly, the Fast Radius Earn Out Shares and Sponsor Earn Out Shares are indexed to the Combined Company’s own stock, as there are no other events that would accelerate the vesting of such shares other than the share price being in excess of the applicable stock price levels set forth above or an Acquiror Sale.
The Fast Radius Earn Out Shares are reflected in the unaudited pro forma financial statements similar to a dividend since this arrangement was entered into with all the common shareholders of Fast Radius, which is considered the acquirer for accounting purposes. The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Sponsor Earn Out Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.
3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto and has been prepared for informational purposes only.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that directly reflect the accounting for the Business Combination. Fast Radius and ENNV have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited Pro Forma Condensed Combined Statement of Operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto occurred on January 1, 2020.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

(A)
Represents ENNV’s issuance of $25.0 million Forward Purchase Units to GSAM, each consisting of one share of ENNV Class A common stock and one-quarter
of one redeemable ENNV warrant exercisable to purchase one share of ENNV Class A common stock at an exercise price of $11.50 per share, at a price of $10.00 per Forward Purchase Unit concurrent with the Closing. $0.1 million represents the reduction of the Forward Purchase liability and the issuance of GSAM warrants of $0.5 million.

(B)	Represents the exercise of Fast Radius warrants that are outstanding and are expected to be exercised concurrent with the closing.

(C)
Represents the distribution of Fast Radius Class A common stock to Fast Radius equityholders related to the equity classified Fast Radius Earn Out Shares. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Fast Radius Earn Out Shares have been treated as a deemed dividend and recorded as a reclassification within equity between additional paid-in
capital and accumulated deficit.

(D)
Represents additional compensation expense related to vesting of the RSUs and accelerated vesting of Options, Founders Shares granted to ENNV directors upon Closing and issuance of the Closing RSU Award. Refer to Note 5 - Closing RSU Award for further information on these awards.

(E)	Represents the payment of transaction bonuses to certain founders and employees of Fast Radius payable upon consummation of the Business Combination.

(F)	Reflects the reclassification of $345.0 million of marketable securities held in the Trust Account at the balance sheet date that will become available to fund the operations of the Combined Company.

(G)	Represents the net proceeds from the private placement of 7,500,000 shares of common stock at $10.00 per share, or an aggregate of approximately $75.0 million, pursuant to the PIPE Investment.

(H)	Reflects the settlement of $12.1 million of deferred underwriting and other accrued offering costs accrued in connection with the ENNV IPO. The fees are expected to be paid at the Closing.

(I)
Represents preliminary estimated transaction costs of $27.8 million, inclusive of advisory, banking, printing, legal and accounting fees that are expensed as a part of the Business Combination and equity issuance costs that are treated as a reduction to additional paid-in
capital. Equity issuance costs of $22.9 million are offset to additional paid-in
capital and the remaining balance is expected to be expensed through the statement of operations.

(J)	Represents ENNV’s reclassification of shares of ENNV common stock converted to permanent equity in conjunction with the Business Combination.

(K)	Represents the recapitalization of Fast Radius’s equity and issuance of shares of Combined Company common stock to Fast Radius equityholders as consideration for the reverse recapitalization.

(L)	Reflects the reclassification of ENNV’s historical accumulated deficit to additional paid-in-capital in connection with the consummation of the Business Combination.

(M)	Represents the reclassification of ENNV’s historical equity to common shares of the Combined Company in conjunction with the Business Combination.

(N)
Represents the issuance of $7.0 million of Fast Radius convertible notes to Energy Capital Partners Holdings LP (the “ECP Notes”), and $7.0 million of additional draws on an existing loan with SVB Innovation Credit Fund VIII, L.P. issued on September 10, 2021. The $7.0 million ECP Notes were issued on October 26, 2021. The ECP Notes are net of debt issuance costs that have been recorded as a direct reduction to the convertible notes balance. Interest expense related to the ECP Notes are not shown on the pro forma statement of operations as issuance and conversion occur simultaneously assuming the transaction occurred on January 1, 2020. This convertible note issuance allowed for Fast Radius to draw the remaining $7.0 million from the $20.0 million SVB loan issuance.

(O)
Represents the conversion of outstanding Fast Radius convertible notes into 713,881 shares of Fast Radius common stock (2,034,188 shares in the Combined Company) concurrent with the closing of the Business Combination. The Fast Radius convertible notes contain a mandatory conversion feature that will cause conversion of the outstanding principal and interest amounts of the Fast Radius convertible notes at a price of 90% (for the convertible notes issued to ECP and Drive Capital) or 80% (for the convertible notes issued to Energize Ventures) of the lowest price of a qualified equity financing. See footnote 5 to the condensed consolidated financial statements for further information on the convertible notes, as well as “
Fast Radius Management’s Discussion and Analysis of Financial Condition and Results of Operations—Sources of Liquidity
” for more information about the conversion calculation of the Fast Radius convertible notes.

(P)	Represents the conversion of ECP working capital loan into 266,666 warrants to purchase shares of Combined Company common shares concurrent with the Business Combination.

(Q)	Represents the repayment of the September 10, 2021 SVB loan issuance to be repaid at close with proceeds from the transaction. The amount is inclusive of $0.8 million in success fees due at maturity.

(R)
Reflects the maximum redemption of 25.3 million shares for aggregate redemption payments of $253.2 million allocated to ENNV Class A common stock and additional paid-in
capital using par value of $0.0001 per share and at a redemption price of $10.00 per share.

(S)	Represents the decrease in transaction costs paid to advisors under the maximum redemption scenario.
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020

(T)	Reflects expected transaction costs not yet incurred that are expected to be incurred prior to the Closing.

(U)	Reflects expenses for the bonuses to the founders and other key employees of Fast Radius that are contingent upon Closing.

(V)
Reflects the adjustment to stock-based compensation expense for 1,121,416 outstanding RSUs (3,509,755 shares in the Combined Company) and 25,306 options (79,200 shares in the Combined Company) granted to consultants under the assumption the Business Combination will close on January 31, 2022. Of the RSUs that vest, 597,430 (1,869,808 shares in the Combined Company) have the Business Combination as their only vesting condition, and the remaining 523,986 RSUs (1,639,947 shares in the Combined Company) are standard employee RSUs which vest over four years that have met a time vesting condition but require the Business Combination as a second condition in order to vest. The consultant options have a term that immediately vests all of the associated outstanding options upon a Business Combination. The expense was based on the fair value at the date of grant of the RSUs.

(W)	Reflects the adjustment to stock-based compensation expense for the Closing RSU Award. The grant date fair value of the equity award was determined using a preliminary valuation and is subject to change as additional information becomes available and additional analyses are performed. This adjustment reflects the vesting of 2,080,001 shares in the Combined Company during the period. Refer to Note 5 – Closing RSU Award for further information.

(X)	Reflects the acceleration of unrecognized ENNV director compensation associated with the founder shares transferred.

(Y)
Represents a decrease in compensation expense related to the decrease in the number of shares to be awarded under the maximum redemption scenario related to vesting of the Closing RSU Award. This represents a reduction of 367,940 shares under the maximum redemption scenario as the number of RSUs to be granted are variable based on the outstanding shares in the Combined Company. Refer to Note 5 - Closing RSU Award for further information.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2021

(Z)
Reflects the adjustment to stock-based compensation expense for 202,622 outstanding RSUs (634,156 shares in the Combined Company) granted to consultants under the assumption the Business Combination will close on January 31, 2022. All RSUs are standard employee RSUs which vest over four years that have met a time vesting condition but require the Business Combination as a second condition in order to vest. The expense was based on the fair value at the date of grant of the RSUs.

(AA)
Reflects the adjustment to stock-based compensation expense for the Closing RSU Award. The grant date fair value of the equity award was determined using a preliminary valuation and is subject to change as additional information becomes available and additional analyses are performed. This adjustment reflects vesting of 1,560,001 shares in the Combined Company during the period. Refer to Note 5 - Closing RSU Award for further information on these awards.

(AB)
Reflects the reversal of the change in fair value of Fast Radius’ derivative liability and interest expense, both of which relate to the convertible notes that will be automatically converted into shares of Fast Radius common stock concurrent with the closing.

(AC)	Reflects the elimination of ENNV’s historical interest and dividend income earned on ENNV’s Trust Account.

(AD)	Reflects the settlement of ENNV’s forward purchase agreement.

(AE)
Represents a decrease in compensation expense related to the decrease in the number of shares to be awarded under the maximum redemption scenario related to vesting of the Closing RSU Award. This represents a reduction of 275,955 shares under the maximum redemption scenario as the number of RSUs to be granted are variable based on the outstanding shares in the Combined Company. Refer to Note 5 - Closing RSU Award for further information on these awards.

4. Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares of ENNV Class A common stock in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. The number of outstanding shares excludes 17,942,076 unvested RSUs and stock options, 8,625,000 shares issuable upon the exercise of the Acquiror Public Warrants, 6,266,667 shares issuable upon the exercise of the Acquiror Private Warrants, the Closing RSUs, as well as 814,000 Sponsor Earn Out and 1,000,000 shares issuable upon the exercise of the Working Capital Warrants from the calculations of pro forma losses per share because they are antidilutive. Loss per share also excludes the Fast Radius Earn Out Shares as they do not have the rights of a stockholder because they are not currently issued and outstanding and will not be issued until satisfaction of the applicable stock price levels set forth above.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of ENNV Class A common stock for cash for each of the nine months ended September 30, 2021 and the year ended December 31, 2020:

(in thousands, except per share amounts)	For the Nine Months Ended September 30, 2021		For the Year ended December 31, 2020
	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net loss	$(52,922)	$(50,647)	$(66,201)	$(63,168)
Weighted average shares outstanding of common stock	142,311	116,993	142,311	116,993
Net loss per share (Basic and Diluted) attributable to common stockholders	$(0.37)	$(0.43)	$(0.47)	$(0.54)
5. Closing RSU Award
Pursuant to the terms of his amended and restated employment agreement, Mr. Rassey will be granted a restricted stock unit award under the Equity Incentive Plan contingent upon: (i) consummation of the Closing, (ii) approval of the Incentive Plan Proposal by the ENNV Stockholders, and (iii) Mr. Rassey’s continued employment as the Combined Company’s Chief Executive Officer through the date the Combined Company files a Form S-8 Registration Statement for the Equity Incentive Plan. See “Executive Compensation - Employment Agreements - Lou Rassey - Closing RSU Award” for more information regarding Mr. Rassey’s restricted stock unit award, which is referred to herein as the Closing RSU Award.
The Company has prepared a preliminary valuation of the estimated grant date fair value and expense during the periods presented in the Pro Forma financial information for each tranche of the Closing RSU Award. The fair value is determined by using the Monte Carlo Simulation valuation model and the assumptions below. The valuation will be finalized upon consummation of the Business Combination. The valuation model incorporated the following key assumptions:

Closing RSU Award
Expected stock price	$10.00
Expected volatility	76.0%
Expected term (in years)	10.0
Discount for lack of marketability (“DLOM”)	10.0%
Expected stock price
: The expected stock price is determined based on an assumed share price of $10.00 of the Combined Company common stock as of the consummation of the business combination based on the closing trading price of ENNV common stock as of November 24, 2021.
Expected volatility:
The expected volatility was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.
Expected term:
The expected term for valuation of the Closing RSU Award is its contractual term of 10 years.
DLOM:
The shares underlying the Closing RSU Award are subject to a twelve-month holding period. The Company utilized the Pluris DLOM Database to determine the DLOM.
The aggregate estimated grant date fair value of the Closing RSU Award is $64.8 million.

The derived service period under the Monte Carlo Simulation model for the equity-classified award was determined based on the median vesting time for the simulations that achieved the vesting hurdle. Stock-based compensation expense associated with each tranche under the Closing RSU Award is recognized over the longer of (i) derived service period of the tranche and (ii) expected service period, using the accelerated expense recognition method. It is estimated that the stock-based compensation expense for the Closing RSU Award will be recognized over 5.2 years.

SPECIAL MEETING OF ENNV STOCKHOLDERS
General
ENNV is furnishing this proxy statement/prospectus to ENNV’s stockholders as part of the solicitation of proxies by the ENNV Board for use at the Special Meeting of ENNV stockholders in lieu of the 2021 annual meeting of ENNV stockholders to be held on             , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus provides ENNV’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.
Date, Time and Place of Special Meeting
The Special Meeting in lieu of the 2021 annual meeting of ENNV stockholders will be held on             , 2021, at     , Eastern Time, in virtual format.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of ENNV common stock at the close of business on             , 2021, the Record Date. You are entitled to one vote for each share of ENNV common stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the Record Date, there were          shares of common stock outstanding, of which          were Public Shares and          were Founder Shares.
Purpose of the Special Meeting
At the Special Meeting, ENNV is asking holders of ENNV common stock to consider and vote upon the following proposals:

(1)	The Business Combination Proposal —To consider and vote upon a proposal to approve the Merger Agreement, in the form attached hereto as Annex A, and the Business Combination;

(2)	The Charter Proposal —To consider and vote upon a proposal to adopt the Proposed Charter, in the form attached hereto as Annex B;

(3)
The Director Election Proposal
—To consider and vote upon a proposal to elect seven directors to serve on the Combined Company Board until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class I directors, the second annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class II directors, and the third annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified;

(4)
The NASDAQ Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of NASDAQ: (i) the issuance of shares of ENNV Class A common stock to Fast Radius equityholders pursuant to the Merger Agreement; (ii) the issuance of shares of ENNV Class A common stock to the PIPE Investors pursuant to the Subscription Agreements; (iii) the issuance of shares of ENNV Class A common stock upon the conversion of the Founder Shares; and (iv) the issuance of the Forward Purchase Units pursuant to the Forward Purchase Agreement;

(5)	The Incentive Plan Proposal —To consider and vote upon a proposal to approve and adopt the Incentive Plan;

(6)	The Employee Stock Purchase Plan Proposal —To consider and vote upon a proposal to approve and adopt the Employee Stock Purchase Plan;

(7)
The Adjournment Proposal
—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal.
Vote of the Sponsor and ENNV’s Directors and Officers
ENNV has entered an agreement with the Sponsor and ENNV’s directors and officers, pursuant to which each agreed to vote any shares of ENNV common stock owned by them in favor of each of the Proposals presented at the Special Meeting.
The Sponsor and ENNV’s directors and officers have waived any redemption rights, including with respect to any Public Shares purchased during or after the ENNV IPO, in connection with an initial business combination. No consideration was received by the Sponsor or ENNV’s directors or officers for their waiver of redemption rights. The Founder Shares held by the Sponsor, GSAM and ENNV’s directors and officers have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us within the Completion Window. However, the Sponsor and ENNV’s directors and officers are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of ENNV stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of ENNV common stock entitled to vote at the Special Meeting as of the Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor and ENNV’s directors and officers, who currently collectively own approximately 19% of the issued and outstanding shares of common stock, will count towards this quorum. As of the Record Date, 21,562,501 shares of ENNV common stock would be required to achieve a quorum.
The approval of each of the Business Combination Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal, the Employee Stock Purchase Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of ENNV common stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal, the Employee Stock Purchase Proposal or the Adjournment Proposal, if presented, will have no effect on such proposals. ENNV’s Sponsor and its directors and officers have agreed to vote their shares of common stock in favor of each of the proposals presented at the Special Meeting.
The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the shares of ENNV Class B common stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of ENNV common stock entitled to vote thereon, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal, will have the same effect as a vote “
AGAINST
” such proposal.
The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of ENNV Class B common stock entitled to vote and actually cast thereon at the Special Meeting. Directors are elected by a plurality of all of the votes cast by such stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, which means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.
Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Business Combination is not conditioned on the approval of the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.
It is important for you to note that in the event that the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal do not receive the requisite vote for approval, ENNV will not consummate the Business Combination. If ENNV does not consummate the Business Combination and fails to complete an initial business combination within the Completion Window, it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its Public Stockholders.
Recommendation of ENNV Board of Directors
The ENNV Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, ENNV and its stockholders. Accordingly, the ENNV Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the NASDAQ Proposal, the New Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.
In considering the recommendation of the ENNV Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and ENNV’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of ENNV stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•
If the Business Combination with Fast Radius or another business combination is not consummated within the Completion Window, ENNV will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the ENNV Board, dissolving and liquidating. In such event, the 8,140,000 Founder Shares held by the Sponsor and the 140,000 Founder Shares held by ENNV’s independent directors, which were acquired for a purchase price of approximately $0.003 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The Founder Shares held by the Sponsor had an aggregate market value of $             based upon the closing price of $             per share of ENNV Class A common stock on the NASDAQ on the Record Date. The Founder Shares held by ENNV’s independent directors had an aggregate market value of $             based upon the closing price of $             per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the ENNV units sold in the ENNV IPO and the substantial number of shares of Combined Company common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company common stock trades below the price initially paid for the ENNV units in the ENNV IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its

affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•
At the Closing, all of the shares of ENNV Class B common stock will convert into the Converted Shares (ENNV Class A common stock) in accordance with the terms of the Existing Charter. Pursuant to the Sponsor Support Agreement, at the Closing, 90% of such Converted Shares held by the Sponsor will automatically vest. The remaining 10% of the Converted Shares (which will be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the ENNV Class A common stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Combined Company) held by the Sponsor, which we refer to as the Sponsor Earn Out Shares, will be subject to vesting, for the duration of the Earn Out Period, in two equal tranches at the time that the ENNV Class A common stock reaches a value of $15.00 and $20.00, which price targets will be based upon (i) the daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earnout Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth above that has not previously occurred, the applicable provisions of the Sponsor Support Agreement will terminate and no Sponsor Earn Out Shares will become vested thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. Upon the expiration of the Earn Out Period, any unvested Sponsor Earn Out Shares will be forfeited to ENNV without consideration. The Sponsor Earn Out Shares would have an aggregate market value of $             based upon the closing price of $             per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
The Sponsor purchased an aggregate of 5,702,667 Private Placement Warrants from ENNV for an aggregate purchase price of $8,554,000.50 (or $1.50 per warrant). This purchase took place on a private placement basis simultaneously with the consummation of the ENNV IPO. A portion of the proceeds ENNV received from this purchase were placed in the Trust Account. Such warrants had an aggregate market value of $             based upon the closing price of $             per public warrant on the NASDAQ on         , 2021, the Record Date. The Private Placement Warrants will become worthless if ENNV does not consummate a business combination within the Completion Window.

•
Concurrently with the execution of the Merger Agreement, the Sponsor, in its capacity as a PIPE Investor, entered into a Subscription Agreement to purchase 1,000,000 shares of ENNV Class A common stock as a price of $10.00 per share in the PIPE Investment. Such shares of ENNV Class A common stock to be issued would have an aggregate market value of $             based upon the closing price of $             per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
Tyler Reeder will become a director of the Post-Combination Company after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors.

•
ENNV’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ENNV’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ENNV fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, ENNV may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. Additionally, the Sponsor is entitled to $10,000 per month for office space, utilities, administrative and support services provided to ENNV’s management team, which commenced on February 11, 2021 and will continue through the earlier of consummation of the Business Combination and ENNV’s liquidation.

•
On July 30, 2021, ENNV issued the Note in the principal amount of $1,500,000 to an affiliate of the Sponsor, which may be drawn down by ENNV from time to time upon written notice to the lender. The Note does not bear interest and is repayable in full upon consummation of the Business Combination. If ENNV does not complete a business combination, the Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of the Business Combination, the holder of the Note (or a permitted assignee) shall have the option, but not the obligation, to convert all or a portion of the unpaid principal balance of the Note into that number of Working Capital Warrants equal to the principal amount of the Note so converted divided by $1.50. The terms of the Working Capital Warrants will be identical to the terms of the warrants issued by ENNV to the Sponsor in a private placement that took place simultaneously with the ENNV IPO. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•
In the event of the liquidation of the Trust Account, the Sponsor has agreed to indemnify and hold harmless ENNV against any and all losses, liabilities, claims, damages and expenses to which ENNV may become subject as a result of any claim by (i) any third party for services rendered or products sold to ENNV or (ii) a prospective target business with which ENNV has entered into an acquisition agreement, provided that such indemnification of ENNV by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to ENNV or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of ENNV Class A common stock or (ii) such lesser amount per share of ENNV Class A common stock held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ENNV’s indemnity of the underwriters of the ENNV IPO against certain liabilities, including liabilities under the Securities Act. If ENNV consummates the Business Combination, on the other hand, ENNV will be liable for all such claims.

•
The Sponsor and ENNV’s officers and directors have agreed not to transfer, assign, or sell any of their Founder Shares until 180 days following the consummation of the Business Combination, subject to certain customary exceptions.

•	Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of the Business Combination.

•
There will be no finder’s fees, reimbursements or cash payments made by ENNV to the Sponsor or ENNV’s officers or directors, or ENNV’s or any of their affiliates, for services rendered to ENNV prior to or in connection with the completion of the Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services described above and repayments of working capital loans under the Note to an affiliate of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination. The Sponsor and ENNV’s officers and directors or any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with ENNV’s formation, the ENNV IPO and activities on ENNV’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of

September 30, 2021, the Sponsor had not incurred any out-of-pocket expenses in connection with the Business Combination that, as of such date, had not been reimbursed by ENNV.
Abstentions and Broker Non-Votes
Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “
AGAINST
” the Charter Proposal. Broker non-votes are considered present for the purposes of establishing a quorum and will have the effect of a vote “
AGAINST
” the Charter Proposal. Abstentions and broker non-votes will have no effect on the Business Combination Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal, the Employee stock Purchase Plan Proposal and the Adjournment Proposal.
In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.
None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.
Certain Engagements in Connection with the Business Combination and Related Transactions
Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Citigroup Global Markets Inc. (“Citigroup”) were engaged by Fast Radius to act as financial advisors to Fast Radius in connection with the Business Combination, and will receive compensation in connection therewith. ENNV engaged Barclays Capital Inc. (“Barclays”) and Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as capital markets and financial advisors to ENNV in connection with the Business Combination. ENNV engaged Credit Suisse and Barclays to act as co-placement agents for the PIPE Investment, and Credit Suisse and Barclays will receive fees and expense reimbursements in connection therewith. Credit Suisse did not provide any advice to ENNV, including, but not limited to, regarding the valuation of Fast Radius or the terms of the business combination with Fast Radius. ENNV and Fast Radius have each acknowledged and consented to Credit Suisse’s roles as financial advisor to Fast Radius in connection with the Business Combination and as co-placement agent to ENNV in connection with the PIPE Investment and have each waived any potential conflicts in connection with such dual roles.
Each of Credit Suisse, Citigroup, Barclays and Morgan Stanley, together with their respective affiliates, are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Credit Suisse, Citigroup, Barclays, Morgan Stanley and their respective affiliates may provide investment banking and other commercial dealings to ENNV, Fast Radius and their respective affiliates in the future, for which they would expect to receive customary compensation.
Further, in the ordinary course of its business activities, Credit Suisse, Citigroup, Barclays, Morgan Stanley and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ENNV or Fast Radius, or their respective affiliates. Credit Suisse, Citigroup, Barclays, Morgan Stanley and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Voting Your Shares—Stockholders of Record
ENNV stockholders may vote electronically at the Special Meeting by visiting     or by proxy. ENNV recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.
If your shares are owned directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”
If you are an ENNV stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Special Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “
FOR
” each of the proposals presented at the Special Meeting.
Your shares will be counted for purposes of determining a quorum if you vote:

•	via the Internet;

•	by telephone;

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically at the Special Meeting.
Abstentions will be counted for determining whether a quorum is present for the Special Meeting.
Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.
Voting Your Shares—Beneficial Owners
If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank, or nominee has not already voted your shares of common stock.
Revoking Your Proxy
If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

1.	sending another proxy card with a later date;

2.	notifying ENNV’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

3.
attending the Special Meeting and voting electronically by visiting     and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
No Additional Matters
The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. Under ENNV’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of ENNV common stock, you may call MacKenzie Partners, Inc., ENNV’s proxy solicitor, at (800) 322-2885.
Redemption Rights
Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that ENNV redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $         per share as of             , 2021, the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Fast Radius is consummated, ENNV will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of ENNV. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of ENNV.
The Sponsor and ENNV’s directors and officers will not have redemption rights with respect to any shares of ENNV common stock owned by them, directly or indirectly in connection with the Business Combination.
Public Stockholders may seek to redeem their shares of ENNV Class A common stock for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders may demand redemption by delivering their shares of ENNV Class A common stock, either physically or electronically using Depository Trust Company’s DWAC System, to ENNV’s transfer agent no later than the second business day preceding the vote on the Business Combination Proposal. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $125.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event that the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered a certificate in connection with an election of the holder’s redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, the holder may simply request that the transfer agent return the certificate (physically or electronically).
If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the Trust Account, as applicable. In such case, ENNV will promptly return any shares delivered by Public Stockholders.
The closing price of ENNV Class A common stock on             , 2021, the Record Date, was $        . The cash held in the Trust Account on such date was approximately $         ($         per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of ENNV Class A common stock as they may receive higher proceeds from the sale of their shares of ENNV Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. ENNV cannot assure its stockholders that they will be able to sell their shares of ENNV Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a holder of Public Shares exercises its Redemption Rights, then it will be exchanging its shares of ENNV Class A common stock for cash and will no longer own those shares. You will be entitled to receive cash for your shares of ENNV Class A common stock only if you properly demand redemption no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to ENNV’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.
An ENNV stockholder holding both Public Shares and Public Warrants may redeem its Public Shares but retain the Public Warrants, which, if the Business Combination closes, will become warrants of the Combined Company. Assuming a maximum redemption scenario consistent with satisfying the Minimum Cash Condition if redemption occurs at $10.00 per share in which 25,318,464 Public Shares are redeemed, such redeeming public stockholders will retain an aggregate of 6,329,616 detachable redeemable warrants, which have an aggregate value of $             based on the closing price of our detachable redeemable warrants on Nasdaq of $             on September             , 2021.
Appraisal Rights
No stockholders, unitholders, or warrant holders of ENNV will have appraisal rights in connection the Business Combination under the DGCL.
Proxy Solicitation Costs
ENNV is soliciting proxies on behalf of the ENNV Board. This solicitation is being made by mail, but ENNV, and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ENNV will bear the cost of the solicitation.
ENNV has hired MacKenzie Partners, Inc. to assist in the proxy solicitation process. ENNV will pay that firm a fee of $             plus disbursements. Such payment will be made from non-trust account funds.

ENNV will ask banks, brokers and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ENNV will reimburse such persons for their reasonable expenses.
Founder Shares
As of             , 2021, the Record Date, the Sponsor and ENNV’s directors and officers were entitled to vote an aggregate of 8,280,000 Founder Shares that were issued prior to the ENNV IPO. Such shares currently constitute approximately 19% of the outstanding shares of ENNV’s common stock. The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares, as well as any shares of ENNV Class A common stock acquired during or after the ENNV IPO, in favor of each of the Proposals presented at the Special Meeting. The Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by ENNV.
Upon consummation of the Business Combination, under the Registration Rights Agreement, the Founder Shares (or shares of ENNV Class A common stock issuable upon conversion thereof) held by the Sponsor and
ENNV’s directors and officers will be subject to certain lock-up restrictions. See “
Other Agreements—Registration Rights Agreement
.” In addition, upon consummation of the Business Combination, under the Sponsor Support Agreement, 10% of the shares of ENNV Class A common stock issuable upon conversion of the Founder Shares will be subject to certain performance-based vesting provisions. See “
Other Agreements—Sponsor Support Agreement
.”
Purchases of Shares of ENNV Common Stock
At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding ENNV or its securities, the Sponsor, Fast Radius and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of ENNV common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares of ENNV common stock, including the granting of put options and, with Fast Radius’s consent, the transfer to such investors or holders of shares of ENNV common stock or warrants owned by the Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on the price of shares of ENNV Class A common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares of ENNV Class A common stock the holder owns prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares of ENNV common stock by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Fast Radius, or any of their respective affiliates. ENNV will file a Current Report on Form 8-K to disclose any such arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL
Overview
Holders of ENNV common stock are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. ENNV stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as
Annex A
to this proxy statement/prospectus. Please see “
The Business Combination
” and “
The Merger Agreement
” for additional information regarding the Business Combination and a summary of certain terms of the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.
Vote Required for Approval
This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Merger) will be adopted and approved only if at least a majority of the votes cast by the stockholders present in person (including by presence at a virtual meeting) or represented by proxy at the Special Meeting vote “
FOR
” the Business Combination Proposal.
Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.
The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares and any Public Shares owned by them in favor of the Business Combination Proposal. See “
Other Agreements—Sponsor Support Agreement
” for more information.
Recommendation of the Board of Directors
THE ENNV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ENNV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NOS. 2A - 2D THE CHARTER PROPOSAL
CHARTER PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Holders of ENNV common stock are being asked to authorize the change in the authorized share capital of ENNV from (i) 110,000,000 shares of common stock, of which (A) 100,000,000 share were Class A common stock and (B) 10,000,000 shares were Class B common stock and (ii) 1,000,000 shares of preferred stock, to 351,000,000 total shares, consisting of (X) 350,000,000 shares of common stock, and (Y) 1,000,000 shares of preferred stock, and will eliminate the ENNV Class B common stock and any rights of holders thereof.
As of the date of this proxy statement/prospectus, there are (i) 34,500,000 ENNV Class A common shares issued and outstanding, (ii) 8,625,000 ENNV Class B common shares issued and outstanding and (iii) no ENNV preferred shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of 8,625,000 public ENNV warrants and 6,266,667 Private Placement warrants of ENNV, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, each ENNV warrant will automatically be converted into one Fast Radius warrant upon the consummation of the Transactions, which will be exercisable for one share of Fast Radius common stock at an exercise price of $11.50 per share.
Pursuant to the Merger Agreement, ENNV will issue or, as applicable, reserve for issuance in respect of Fast Radius Awards outstanding as of immediately prior to the Closing that will be converted into awards based on ENNV Class A common stock, an aggregate of 135,625,000 shares of ENNV Class A common stock to Fast Radius Stockholders. Additionally, pursuant to the PIPE Investment, ENNV will issue 7,500,000 shares of ENNV Class A common stock to the PIPE Investors (including 1,000,000 shares of ENNV Class A common stock to Sponsor and its affiliates, in their capacities as PIPE Investors) and, pursuant to the Forward Purchase Agreement, ENNV will issue 2,500,000 Forward Purchase Units to GSAM.
In order to ensure that Fast Radius has sufficient authorized capital for future issuances, ENNV’s board of directors has approved, subject to stockholder approval, that the Proposed Charter of the Combined Company change the authorized capital stock of ENNV from (i) 110,000,000 shares of common stock, of which (A) 100,000,000 shares were Class A common stock and (B) 10,000,000 shares were Class B common stock and (ii) 1,000,000 shares of preferred stock, to 351,000,000 total shares, consisting of (X) 350,000,000 shares of common stock, and (Y) 1,000,000 shares of preferred stock, and will eliminate the ENNV Class B common stock and any rights of holders thereof.
This summary is qualified by reference to the complete text of the Proposed Charter of the Combined Company, a copy of which are attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in their entirety for a more complete description of their terms.
Reasons for the Amendments
The Proposed Charter also increases the authorized number of shares because the ENNV Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). In addition, the increase in the total number of authorized shares provides the Combined Company adequate authorized capital to provide flexibility for future issuances of Combined Company common stock if determined by the Combined Company Board to be in the best interests of the Combined Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the Business Combination, the PIPE Investment, the Forward Purchase Shares, the Incentive Award Plan, the Employee Stock Purchase Plan or otherwise in the ordinary course of business, the additional authorized shares of Combined Company common stock would be issuable for any proper corporate purpose, including, without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. The Combined Company’s authorized but unissued shares of the Combined Company common stock and preferred stock will be available for future issuances without stockholder approval (except to the extent otherwise required by law or NASDAQ rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.
Vote Required for Approval
If the Business Combination Proposal is not approved, Charter Proposal A will not be presented at the Special Meeting. Charter Proposal A will be approved and adopted only if: (i) the holders of a majority of the then outstanding shares of ENNV Class B Common Stock, voting separately as a single class, and (ii) the holders of a majority of the then outstanding shares of ENNV common stock, voting as a single class, vote “
FOR
” Charter Proposal A.
Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “
AGAINST
” Charter Proposal A.
The Business Combination is conditioned upon the approval of Charter Proposal A, subject to the terms of the Merger Agreement. Notwithstanding the approval of Charter Proposal A, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected. The ENNV Board shall abandon Charter Proposal A in the event the Business Combination is not consummated.
A copy of Proposed Charter A, as will be in effect assuming approval of Charter Proposal A and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.
The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares and any Public Shares owned by them in favor of Charter Proposal A. See “
Other Agreements—Sponsor Support Agreement
” for more information.
Recommendation of the ENNV Board of Directors
THE ENNV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ENNV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF CHARTER PROPOSAL A.

CHARTER PROPOSAL B — APPROVAL OF PROPOSAL FOR REQUISITE VOTE TO AMEND BYLAWS
Overview
Holders of ENNV common stock are being asked to approve Charter Proposal B which provides that the Proposed Charter will require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Combined Company’s bylaws.
Assuming the Business Combination Proposal are approved, our shareholders are also being asked to approve Charter Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of Fast Radius after the Business Combination.
ENNV’s current amended and restated certificate of incorporation provides that the bylaws of ENNV may be amended by approval of a majority of the board of directors of ENNV or by the holders of a majority of ENNV’s outstanding shares or by the vote of other holders of any class of ENNV required by applicable law.
This summary is qualified by reference to the complete text of the Proposed Charter of the Combined Company, copies of which are attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in their entirety for a more complete description of their terms.
Reasons for the Amendments
The amendments to the voting requirements are desirable for the Combined Company to enhance the likelihood of continuity and stability in the composition of the Combined Company’s board of directors, avoid costly takeover battles, reduce the Combined Company’s vulnerability to a hostile change of control and enhance the ability of the Combined Company’s board of directors to maximize shareholder value in connection with any unsolicited offer to acquire Parent. ENNV’s board of directors believes that increasing the percentage of voting power required to amend or repeal the Amended and Restated Bylaws of the Combined Company is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could take action to change the bylaws in a manner that the board of directors deems undesirable, including for purposes of seeking to implement an opportunistic change in control of the Combined Company without the support of the then incumbent board of directors.
Vote Required for Approval
If the Business Combination Proposal is not approved, Charter Proposal B will not be presented at the Special Meeting. Charter Proposal B will be approved and adopted only if: (i) the holders of a majority of the then outstanding shares of ENNV Class B Common Stock, voting separately as a single class, and (ii) the holders of a majority of the then outstanding shares of ENNV common stock, voting as a single class, vote “
FOR
” Charter Proposal B.
Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “
AGAINST
” Charter Proposal B.
The Business Combination is conditioned upon the approval of Charter Proposal B, subject to the terms of the Merger Agreement. Notwithstanding the approval of Charter Proposal B, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected. The ENNV Board shall abandon Charter Proposal B in the event the Business Combination is not consummated.
A copy of Proposed Charter B, as will be in effect assuming approval of Charter Proposal B and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares and any Public Shares owned by them in favor of Charter Proposal B. See “
Other Agreements—Sponsor Support Agreement
” for more information.
Recommendation of the ENNV Board of Directors
THE ENNV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ENNV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF CHARTER PROPOSAL B.

CHARTER PROPOSAL C — APPROVAL OF PROPOSAL FOR REQUISITE VOTE TO REMOVE DIRECTORS
Overview
Holders of ENNV common stock are being asked to approve the Charter Proposal C which provides that Fast Radius’s shareholders may vote to remove directors with cause only by at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors.
Assuming the Business Combination Proposal are approved, our shareholders are also being asked to approve Charter Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of Fast Radius after the Business Combination.
ENNV’s Existing Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all the then outstanding shares of capital stock of ENNV entitled to vote generally in the election of directors, voting together as a single class.
This summary is qualified by reference to the complete text of the Proposed Charter of the Combined Company, copies of which are attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in their entirety for a more complete description of their terms.
Reasons for the Amendments
ENNV’s board of directors believes that permitting stockholders to remove directors only for cause is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the Combined Company’s board of directors without the support of the then incumbent board of directors. These changes will enhance the likelihood of continuity and stability in the composition of the Combined Company’s board of directors, avoid costly takeover battles, reduce the Combined Company’s vulnerability to a hostile change of control and enhance the ability of the Combined Company’s board of directors to maximize shareholder value in connection with any unsolicited offer to acquire the Combined Company.
Vote Required for Approval
If the Business Combination Proposal is not approved, Charter Proposal C will not be presented at the Special Meeting. Charter Proposal C will be approved and adopted only if: (i) the holders of a majority of the then outstanding shares of ENNV Class B Common Stock, voting separately as a single class, and (ii) the holders of a majority of the then outstanding shares of ENNV common stock, voting as a single class, vote “
FOR
” Charter Proposal C.
Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “
AGAINST
” Charter Proposal C.
The Business Combination is conditioned upon the approval of Charter Proposal C, subject to the terms of the Merger Agreement. Notwithstanding the approval of Charter Proposal C, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected. The ENNV Board shall abandon Charter Proposal C in the event the Business Combination is not consummated.
A copy of Proposed Charter C, as will be in effect assuming approval of Charter Proposal C and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares and any Public Shares owned by them in favor of Charter Proposal C. See “
Other Agreements—Sponsor Support Agreement
” for more information.
Recommendation of the ENNV Board of Directors
THE ENNV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ENNV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF CHARTER PROPOSAL C.

CHARTER PROPOSAL D — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Holders of ENNV common stock are being asked to authorize all other changes in connection with the amendment of the Existing Charter with the Proposed Charter in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B), including (1) changing the corporate name from “ECP Environmental Growth Opportunities Corp.” to “Fast Radius, Inc.,” (2) making Fast Radius corporate existence perpetual and (3) removing certain provisions related to ENNV’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.
Assuming the Business Combination Proposal is approved, our shareholders are also being asked to approve Charter Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of Fast Radius after the Business Combination.
The Proposed Charter does not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of ENNV’s operations should ENNV not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Charter because following the consummation of the Merger, Fast Radius will not be a blank check company.
While certain material changes between the Existing Charter and the Proposed Charter have been unbundled into distinct charter proposals or otherwise identified in this Charter Proposal D, there are other differences between the Existing Charter and Proposed Charter that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Charter Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Charter of the Combined Company, attached hereto as Annex B as well as the information provided in the “
Comparison of Stockholders’ Rights
” section of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “ECP Environmental Growth Partners” to “Fast Radius, Inc.” is desirable to reflect the Business Combination with Fast Radius and to clearly identify Fast Radius as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making Fast Radius’ corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for Fast Radius following the Business Combination.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to ENNV’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve Fast Radius and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and ENNV’s board of directors believes it is the most appropriate period for Fast Radius following the Business Combination. In addition, certain other provisions in ENNV’s

Existing Charter requires that proceeds from ENNV’s initial public offering be held in the trust account until a business combination or liquidation of ENNV has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.
Vote Required for Approval
If the Business Combination Proposal is not approved, Charter ProposalD will not be presented at the Special Meeting. Charter Proposal D will be approved and adopted only if: (i) the holders of a majority of the then outstanding shares of ENNV Class B Common Stock, voting separately as a single class, and (ii) the holders of a majority of the then outstanding shares of ENNV common stock, voting as a single class, vote “
FOR
” Charter Proposal F.
Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “
AGAINST
” Charter Proposal F.
The Business Combination is conditioned upon the approval of Charter Proposal F, subject to the terms of the Merger Agreement. Notwithstanding the approval of Charter Proposal F, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected. The ENNV Board shall abandon Charter Proposal D in the event the Business Combination is not consummated.
A copy of Proposed Charter F, as will be in effect assuming approval of Charter Proposal D and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.
The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares and any Public Shares owned by them in favor of Charter Proposal D. See “
Other Agreements—Sponsor Support Agreement
” for more information.
Recommendation of the ENNV Board of Directors
THE ENNV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ENNV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF CHARTER PROPOSAL D.

PROPOSAL NO. 3—THE DIRECTOR ELECTION PROPOSAL
Overview
Assuming the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are approved at the Special Meeting, stockholders are being asked to elect seven directors to the Combined Company Board, effective upon the Closing, with each Class I director having a term that expires at the Combined Company’s first annual meeting of stockholders following the effectiveness of the Proposed Charter, each Class II director having a term that expires at the Combined Company’s second annual meeting of stockholders following the effectiveness of the Proposed Charter and each Class III director having a term that expires at the Combined Company’s third annual meeting of stockholders following the effectiveness of the Proposed Charter, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal.
The ENNV Board has nominated Tyler Reeder and Nick Solaro to serve as the Class I directors, Matthew Maloney and Betsy Ziegler to serve as the Class II directors and, Lou Rassey, Matthew Flanigan and Steven Koch to serve as the Class III directors. The following sets forth information regarding each nominee:
Vote Required for Approval
If a quorum is present, directors are elected by a plurality of the votes cast by the holders of ENNV Class B common stock present in person (including by presence at a virtual meeting) or represented by proxy at the Special Meeting. This means that the seven director nominees who receive the most affirmative votes from such stockholders will be elected. Votes marked “
FOR
” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the vote.
The Business Combination is not conditioned upon the approval of the Director Election Proposal. Notwithstanding the approval of each of the seven director nominees to the Combined Company Board as a result of the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.
The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares and any Public Shares owned by them in favor of the Director Election Proposal. See “
Other Agreements—Sponsor Support Agreement
” for more information.
Recommendation of the Board of Directors
THE ENNV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ENNV STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 4—THE NASDAQ PROPOSAL
Overview
Immediately prior to and in connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing) the issuance and/or sale of: (i) up to 100,000,000 shares of ENNV Class A common stock to the holders of Fast Radius’ capital stock pursuant to the Merger Agreement; (ii) an aggregate of 7,500,000 shares of ENNV Class A common stock at $10.00 per share to the PIPE Investors pursuant to the Subscription Agreements, for purposes of raising additional capital for use by the Combined Company following the Closing; (iii) 8,625,000 shares of ENNV Class A common stock upon the conversion of all of the outstanding shares of ENNV Class B common stock upon consummation of the Business Combination, in accordance with the terms of the Existing Charter; and (iv) 2,500,000 Forward Purchase Units, comprised of 2,500,000 Forward Purchase Shares and 625,000 Forward Purchase Warrants, to GSAM pursuant to the Forward Purchase Agreement.
For more information, see the full text of the Merger Agreement and the form of Subscription Agreement, copies of which are attached as
Annexes A
and
F
, respectively. The discussion herein is qualified in its entirety by reference to such documents.
Why ENNV Needs Stockholder Approval for Purposes of NASDAQ Listing Rule 5635
We are seeking stockholder approval in order to comply with NASDAQ Listing Rule 5635(a), (b) and (d).
Under NASDAQ Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
Under NASDAQ Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although NASDAQ has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), NASDAQ has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under NASDAQ Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
As described above, ENNV will, in connection with the Business Combination, issue shares of ENNV Class A common stock to Fast Radius equityholders, the PIPE Investors, holders of shares of ENNV Class B common stock upon consummation of the Business Combination and GSAM.
Stockholder approval of the NASDAQ Proposal is a condition to the Closing under the Merger Agreement.
Vote Required for Approval
If the Business Combination Proposal is not approved, the NASDAQ Proposal will not be presented at the Special Meeting. The approval of the NASDAQ Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (including by presence at a virtual meeting) or represented by proxy at the Special Meeting. Failure to submit a proxy or to vote in person (including by presence at a virtual meeting) at the Special Meeting, abstentions, and broker non-votes will have no effect on the NASDAQ Proposal.
The Business Combination is conditioned upon the approval of the NASDAQ Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the NASDAQ Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the NASDAQ Proposal will not be effected.
The Sponsor and ENNV’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the NASDAQ Proposal. See “
Other Agreements—Sponsor Support Agreement
” for more information.
Recommendation of the Board of Directors
THE ENNV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ENNV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 5—THE INCENTIVE PLAN PROPOSAL
Overview
At the Special Meeting, the stockholders will be asked to approve the Fast Radius, Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”). On             , 2021, the ENNV Board approved the Equity Incentive Plan, subject to stockholder approval. The Equity Incentive Plan will become effective, if at all, as of and upon the consummation of the Closing, and subject to approval by the ENNV Stockholders. If the Equity Incentive Plan is not approved by the ENNV Stockholders, or if the Merger Agreement is terminated prior to the consummation of the Business Combination, the Equity Incentive Plan will not become effective.
Fast Radius currently maintains the Amended and Restated 2017 Stock Plan (as amended, the “Prior Plan”) and ENNV does not maintain any equity incentive plans. In connection with the Business Combination and effective as of immediately prior to the Closing, the Prior Plan will be terminated with respect to the ability to grants awards thereunder, and all awards under the Prior Plan that are outstanding as of the effectiveness of the Equity Incentive Plan will be exchanged for awards on generally the same the terms, conditions, and procedures set forth in the Prior Plan and any applicable award agreement, as those terms may be equitably adjusted in connection with the Business Combination, or converted into the right to receive a portion of the Aggregate Merger Consideration, each as set forth in the Merger Agreement and as described in this proxy statement/prospectus under the heading “
The Merger Agreement — Merger Consideration.
”
The Equity Incentive Plan is described in more detail below. A copy of the Equity Incentive Plan is attached as Annex H to this proxy statement/prospectus.
The Equity Incentive Plan
The purpose of the Equity Incentive Plan is to enhance the Combined Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Combined Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving the directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in the Combined Company and providing a means of recognizing their contributions to the Combined Company’s success. The ENNV Board believes that equity awards are necessary for the Combined Company to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees.
Requested Share Authorization
The Equity Incentive Plan authorizes the Combined Company’s compensation committee to provide incentive compensation in the form of stock options, restricted stock and stock units, performance shares and units, other stock-based awards, and cash-based awards. Under the Equity Incentive Plan, the Combined Company will be authorized to issue up to (A) a number of shares of the Combined Company’s common stock initially that is equal to 10% of the total number of shares of Combined Company common stock as determined a fully diluted basis as of the Closing (and calculated to include the number of shares available under the Equity Incentive Plan but exclude the number of shares available for issuance under the ESPP), plus (B) an increase on April 1, 2022 in an amount equal to 5% of the number of shares of the Combined Company’s common stock issued and outstanding as of the Closing plus (C) annual increases to the number of shares effective commencing as of January 1, 2023 and each subsequent January 1, through and including January 1, 2031 in an amount equal to the lesser of (i) 5% of the number of shares of the Common Stock outstanding as of the Combined Company’s immediately preceding fiscal year or (ii) such amount, if any, as the Board may determine.

Summary of the Equity Incentive Plan
This section summarizes certain principal features of the Equity Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached as Annex H to this proxy statement/prospectus. ENNV urges the stockholders to carefully read the entire Equity Incentive Plan before voting on this proposal.
General.
The purpose of the Equity Incentive Plan is to advance the interests of the Combined Company and its stockholders by providing an incentive program that will enable the Combined Company to attract, retain and award employees, consultants and directors and to provide them with an equity interest in the growth and profitability of the Combined Company. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards, and cash-based awards.
Authorized Shares.
Subject to the adjustment provisions in the Equity Incentive Plan, the maximum aggregate number of shares initially authorized for issuance under the Equity Incentive Plan is a number of shares of the Combined Company’s common stock initially that is equal to 10% of the total number of shares of Combined Company common stock as determined on a fully diluted basis as of the Closing. The shares available for issuance under the Equity Incentive Plan shall consist of authorized but unissued or reacquired shares or any combination thereof. Additionally, the number of shares available for grant shall increase on April 1, 2022 in an amount equal to 5% of the number of shares of the Combined Company’s common stock outstanding as of the Closing. Furthermore, the number of shares available for grant pursuant to the Equity Incentive Plan will be subject to annual increases effective as January 1, 2023 and each subsequent January 1 through and including January 1, 2031 in an amount equal to the lesser of (i) five percent (5%) of the number of shares of the Combined Company’s common stock outstanding as of the Combined Company’s immediately preceding fiscal year or (ii) such amount, if any, as the Board may determine.
Share Counting.
Each share made subject to an award will reduce the number of shares remaining available for grant under the Equity Incentive Plan by one share. If any award granted under the Equity Incentive Plan expires or otherwise terminates or is cancelled for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Combined Company for not more than the participant’s purchase price, the shares allocable to the terminated portion of the award or such forfeited or repurchased shares will again become available for issuance under the Equity Incentive Plan. If the exercise price of a stock option is paid by attestation of ownership of shares or by means of a net exercise, then the number of shares available for issuance under the Plan will be reduced by the net number of shares for which the option is exercised. Shares purchased in the open market with proceeds from the exercise of stock options will not be added to the maximum share limit. Upon payment in shares of stock pursuant to the exercise of stock appreciation rights, the number of shares available for issuance under the Equity Incentive Plan shall be reduced by the gross number of shares for which the stock appreciation right is exercised. Shares will not be treated as having been issued under the Equity Incentive Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash or to the extent that shares are withheld or reacquired by the Combined Company in satisfaction of tax withholding obligations.
Adjustments for Capital Structure Changes.
Appropriate and proportionate adjustments will be made to the number of shares authorized under the Equity Incentive Plan, to the annual increase in the authorized shares, to the numerical limits on certain types of awards described below, and to outstanding awards to prevent dilution or enlargement of participants’ rights in the event of any change in the Combined Company’s common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in the Combined Company’s capital structure, or if the Combined Company makes a distribution to the Combined Company’s stockholders in a form other than common stock (excluding regular, periodic cash dividends) that has a material effect on the fair market value of the Combined Company’s common stock. In such circumstances, the compensation committee also has the discretion under the Equity Incentive Plan to adjust other terms of outstanding awards as it deems appropriate.
Nonemployee Director Award Limits.
The aggregate grant date fair value (calculated based on the grant date fair value of such Awards for financial reporting purposes) of all awards granted under the Equity Incentive Plan to any nonemployee director during each fiscal year, taken together with any cash compensation paid to such nonemployee director (but excluding any cash retainer fees, including cash retainer fees converted into equity awards at the election of the nonemployee director, expense reimbursements or distributions from any deferred compensation program applicable to the nonemployee director), may not exceed $1,000,000 in total value.
Other Award Limits.
To comply with applicable tax rules, the Equity Incentive Plan limits to 52,500,000 the number of shares that may be issued upon the exercise of incentive stock options granted under the Equity Incentive Plan.
Administration.
The Equity Incentive Plan generally will be administered by the compensation committee of the Combined Company’s Board, although the Combined Company’s Board retains the right to appoint another of its committees to administer the Equity Incentive Plan or to administer the Equity Incentive Plan directly (For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or the Combined Company’s Board). The Committee may delegate to one or more of the Combined Company’s officers the authority to grant awards to persons who are not officers or directors, subject to certain limitations contained in the Equity Incentive Plan and award guidelines established by the committee. Subject to the provisions of the Equity Incentive Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion provided by the Equity Incentive Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award provided that the change to any award does not materially impair the participant’s rights under the award without the participant’s consent in writing. The Committee will interpret the Equity Incentive Plan and awards granted thereunder, and all determinations of the Committee generally will be final and binding on all persons having an interest in the Equity Incentive Plan or any award.
The Equity Incentive Plan provides, subject to certain limitations, for indemnification by the Combined Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the Equity Incentive Plan. All awards granted under the Equity Incentive Plan will be evidenced by a written or digitally signed agreement between the Combined Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the Equity Incentive Plan.
Option and SAR Repricing.
The Equity Incentive Plan expressly provides that the Committee has the authority to provide for any of the following with respect to underwater options or stock appreciation rights, as determined in its sole discretion:

(1) either the cancellation of such outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price, (2) the issuance of new full value awards in exchange for the cancellation of such outstanding options or stock appreciation rights, or (3) the cancellation of such outstanding options or stock appreciation rights in exchange for payments in cash.
Eligibility.
Awards may be granted to employees, directors, and consultants of the Combined Company or any present or future parent or subsidiary corporation or other affiliated entity of the Combined Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Combined Company or any parent or subsidiary corporation of the Combined Company.
Stock Options.
The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of the Combined Company’s common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Combined Company or any parent or subsidiary corporation of the Combined Company (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.
The Equity Incentive Plan provides that the option exercise price may be paid in cash, by check, or cash equivalent; by means of a broker-assisted cashless exercise; by means of a net-exercise procedure; to the extent legally permitted, by tender to the Combined Company of shares of common stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant.
Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the Equity Incentive Plan is ten years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for 12 months, but in any event the option must be exercised no later than its expiration date. If a participant’s service is terminated for cause or if, following the participant’s termination and during which any period the stock option remains exercisable, the participant engages in any act that would constitute cause, the stock option will terminate in its entirety and cease to be exercisable immediately upon such termination of service or act.
Options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, an option may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee and, in the case of an incentive stock option, only to the extent that the transfer will not terminate its tax qualification.
Stock Appreciation Rights.
The Committee may grant stock appreciation rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of each stock appreciation right may not be less than the fair market value of a share of the Combined Company’s common stock on the date of grant.
Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of common stock as set forth in the applicable award agreement. The maximum term of any stock appreciation right granted under the Equity Incentive Plan is ten years.
Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.
Restricted Stock Awards.
The Committee may grant restricted stock awards under the Equity Incentive Plan either in the form of a restricted stock purchase right, giving a participant a right to purchase common stock, or in the form of a restricted stock bonus, in which stock is issued in consideration for services to the Combined Company rendered by the participant. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of the Combined Company’s common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award and dividends paid in cash may be made subject to such restrictions. If a participant’s service terminates for any reason, whether voluntary or involuntary (including the participant’s death or disability), then (a) the Combined Company will have the option to repurchase for the purchase price paid by the participant any shares acquired by the participant pursuant to a restricted stock purchase right which remain subject to vesting conditions as of the date of the participant’s termination of service and (b) the participant will forfeit to the Combined Company any shares acquired by the participant pursuant to a restricted stock bonus which remain subject to vesting conditions as of the date of the participant’s termination of service.
Restricted Stock Units.
The Committee may grant restricted stock units under the Equity Incentive Plan, which represent rights to receive shares of the Combined Company’s common stock or, if determined by the Committee in the award agreement, a cash payment equal to the value thereof at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Combined Company. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Restricted stock units may not be transferred by the participant. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive cash or additional restricted stock units whose value is equal to any cash dividends the Combined Company pays. Dividend equivalent rights may be subject to the same vesting conditions and settlement terms as the original award if so determined by the Committee. Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service.
Performance Awards.
The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Combined Company and the participant. These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of common stock in the case of performance shares and a monetary value established by the Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock that are subject to additional vesting) or any combination of these.
Prior to the beginning of the applicable performance period or such later date as determined by the Committee, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of objective or subjective business, financial, or individual performance or other performance criteria of the Combined Company and each subsidiary corporation consolidated with the Combined Company for financial reporting purposes, or such division or business unit of the Combined Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on any performance measure selected by the Committee.
The target levels with respect to these performance measures may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Committee. Unless otherwise determined by the Committee no later than the grant of the performance award, the degree of attainment of performance measures will be calculated in accordance with the Combined Company’s financial statements, generally accepted accounting principles, if applicable, or other methodology established by the Committee. Unless otherwise determined by the Committee no later than the grant of the performance award, the performance measures applicable to the performance award shall be calculated prior to the accrual of expense for any performance award for the same performance period and excluding the effect (whether positive or negative) on the performance measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Committee, occurring after the establishment of the performance goals applicable to the performance award.
Following completion of the applicable performance period, the Committee will determine the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee may make positive or negative adjustments to performance award payments to participants to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for a participant awarded performance shares to receive dividend equivalent rights with respect to cash dividends paid on the Combined Company’s common stock to the extent that the performance shares become vested. The Committee may provide for performance award payments in lump sums or installments.

No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period, and performance awards are generally exercisable during the participant’s lifetime only by the participant.
Cash-Based Awards and Other Stock-Based Awards.
The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or shares of common stock, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The Committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant’s termination of service will be determined by the Committee and set forth in the participant’s award agreement.
Change in Control.
The Equity Incentive Plan provides that a “Change in Control” occurs upon (a) a person (with certain exceptions described in the Equity Incentive Plan) acquiring direct or indirect beneficial ownership of 50% or more of the total fair market value or total combined voting power of Combined Company’s then-outstanding securities entitled to vote generally in the election of the Combined Company’s Board; (b) stockholder approval of a liquidation or dissolution of the Combined Company; or (c) the occurrence of any of the following events upon which the stockholders of the Combined Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Combined Company, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of the Combined Company’s voting stock; (ii) a merger or consolidation in which the Combined Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Combined Company (other than a sale, exchange or transfer to one or more subsidiaries of the Combined Company). Provided, the Business Combination does not constitute a Change in Control. Additionally, with respect to any award that is subject to Code Section 409A, the Change in Control must also constitute a “change in control event” within the meaning of Section 409A.
If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. If so determined by the Committee, stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. In connection with a Change in Control, The Committee may also provide for the assignment or lapse of any reacquisition or repurchase right applicable to any awards.
Subject to the restrictions of Section 409A of the Code, the Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The vesting of all awards held by non-employee directors will be accelerated in full upon a Change in Control.
The Equity Incentive Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the

Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise or purchase price per share, if any, under the award. Subject to the restrictions of Section 409A or Section 424 of the Code, the Committee may determine that an award may be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of the Combined Company’s common stock. The Committee may also terminate unvested or unexercised awards for no consideration in connection with the Change in Control.
Withholding.
The Combined Company will have the right to deduct from any and all payments made under the Equity Incentive Plan, or to require the participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by the Combined Company with respect to an award or the shares acquired pursuant thereto. The Combined Company will have no obligation to deliver shares, to release shares from an escrow established pursuant to an award agreement, or to make any payment in cash under the Equity Incentive Plan until the Combined Company’s tax withholding obligations have been satisfied by the participant.
The Combined Company also has the right, but not the obligation, to deduct from the shares issuable to a participant upon the exercise or settlement of an award, or to accept from the participant the tender of, a number of whole shares having a fair market value, as determined by the Combined Company, equal to all or any part of the tax withholding obligations of the Combined Company. The fair market value of any shares withheld or tendered to satisfy any such tax withholding obligations will be determined by the Combined Company in accordance with the Combined Company’s withholding procedures and considering any accounting consequences or cost. The Combined Company may require a participant to direct a broker, upon the vesting, exercise or settlement of an award, to sell a portion of the shares subject to the award determined by the Combined Company in its discretion to be sufficient to cover the tax withholding obligations of the Combined Company and to remit an amount equal to such tax withholding obligations to such Combined Company in cash.
Amendment, Suspension or Termination.
The Equity Incentive Plan will continue in effect until its termination by the Committee, provided that no awards of incentive stock options may be granted under the Equity Incentive Plan following the tenth anniversary of the Equity Incentive Plan’s effective date, which will be the date on which it is approved by the stockholders. The Committee may amend, suspend or terminate the Equity Incentive Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the Equity Incentive Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law or the rules of any stock exchange on which the Combined Company’s shares are then listed. No amendment, suspension or termination of the Equity Incentive Plan may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not have a materially adverse effect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Equity Incentive Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.
Incentive Stock Options.
A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, the Combined Company will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by the Combined Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.
Nonstatutory Stock Options.
Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. The Combined Company generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.
Restricted Stock.
A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (
e.g.
, when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the IRS no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. The Combined Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Unit, Performance, Cash-Based and Other Stock-Based Awards.
A participant generally will recognize no income upon the receipt of a restricted stock unit, performance share, performance unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “
Restricted Stock
”. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined above under “
Restricted Stock
”), will be taxed as capital gain or loss. The Combined Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
New Equity Incentive Plan Benefits
Pursuant to the terms of his amended and restated employment agreement, Mr. Rassey will be granted a restricted stock unit award under the Equity Incentive Plan contingent upon: (i) consummation of the Closing, (ii) approval of this Proposal No. 5 by the ENNV Stockholders, and (iii) Mr. Rassey’s continued employment as the Combined Company’s Chief Executive Officer through the date the Combined Company files a Form S-8 Registration Statement for the Equity Incentive Plan. See
“Executive Compensation - Employments Agreements -
Lou Rassey - Closing RSU Award”
for more information regarding Mr. Rassey’s restricted stock unit award, which is referred to herein as the Closing RSU Award. If this Proposal No. 5 is not approved by the ENNV Stockholders, or if the Merger Agreement is terminated prior to the consummation of the Business Combination, or if Mr. Rassey does not remain the Combined Company’s Chief Executive Officer through the date of the Combined Company’s filing of an initial Form S-8 Registration Statement for the Equity Incentive Plan, the Closing RSU Award will not be granted to Mr. Rassey.
The total number of shares subject to the Closing RSU Award will be a number of shares equal to 5% of the sum of: (i) the total number of shares of Combined Company common stock as determined on a fully diluted basis as of the Closing (including the number of shares initially available under the Equity Incentive Plan but excluding the number of shares initially available under the Employee Stock Purchase Plan), plus (ii) the total number of Earn Out Shares. Accordingly, the maximum potential number of shares of Combined Company common stock to be subject to the Closing RSU Award will not exceed 7,863,934 shares.
No additional awards will be granted under the Equity Incentive Plan or committed to be granted under the Equity Incentive Plan prior to its approval by the stockholders of the Combined Company. All additional awards will be granted at the discretion of the Committee, and, accordingly, are not yet determinable.
Vote Required for Approval
The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (including by presence at a virtual meeting) or represented by proxy at the Special Meeting.
Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Incentive Plan Proposal.
The Business Combination is conditioned upon the approval of the Incentive Plan Proposal.
The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares and any Public Shares owned by them in favor of the Incentive Plan Proposal, if presented. See “
Other Agreements—Sponsor Support Agreement
” for more information.
Recommendation of the Board of Directors
THE ENNV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ENNV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6—THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
The stockholders will be asked to approve the Fast Radius 2021 Employee Stock Purchase Plan (the “ESPP”) at the Special Meeting. The ENNV Board approved the ESPP on             , 2021, subject to stockholder approval. The ESPP will become effective on the date of approval by the ENNV Stockholders.
A total of 2,150,000 shares of the Combined Company’s common stock are available for sale under the ESPP. In addition, the ESPP provides for annual increases in the number of shares available for issuance under the ESPP on each January 1 that occurs following the Special Meeting and each subsequent anniversary through and including January 1, 2031, equal to the smallest of:

•	4,300,000 shares;

•	one percent (1%) of the outstanding shares of Combined Company’s common stock on the immediately preceding December 31; or

•	such other amount as may be determined by the administrator.
Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in Combined Company’s capital structure. Shares subject to purchase rights which expire or are cancelled will again become available for issuance under the ESPP.
The compensation committee of the Combined Company will administer the ESPP and have full authority to interpret the terms of the ESPP. The ESPP provides, subject to certain limitations, for indemnification by Combined Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the ESPP.
All Combined Company employees, including named executive officers, and employees of any of Combined Company’s subsidiaries designated by the compensation committee are eligible to participate if they are customarily employed by the Combined Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year, subject to any local law requirements applicable to participants in jurisdictions outside the United States. However, an employee may not be granted rights to purchase stock under the ESPP if such employee:

•	immediately after the grant would own stock or options to purchase stock possessing 5.0% or more of the total combined voting power or value of all classes of the Combined Company capital stock; or

•
holds rights to purchase stock under all the Combined Company employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of the Combined Company’s stock for each calendar year in which the right to be granted would be outstanding at any time.

The ESPP is intended to qualify under Section 423 of the Code but also permits the Combined Company to include non-U.S. employees in offerings not intended to qualify under Section 423. The ESPP will typically be implemented through offering periods of a duration and with start dates specified by the compensation committee. The administrator may, in its discretion, modify the terms of future offering periods, including establishing offering periods of up to 27 months and providing for multiple purchase dates. The administrator may vary certain terms and conditions of separate offerings for employees of non-U.S. subsidiaries of the Combined Company where required by local law or desirable to obtain intended tax or accounting treatment. The compensation committee may determine as part of an offering that individuals who become eligible employees during the offering period may participate in such offering.
Unless otherwise provided by the compensation committee, the ESPP permits participants to purchase common stock only through payroll deductions of up to 15.0% of their eligible compensation, which the sources of such eligible compensation shall be determined by the compensation committee in each offering. The compensation committee may determine that participant contributions may be made via cash, check, or other similar payment with a respect to a particular offering.
Amounts deducted and accumulated from participant compensation, or otherwise funded in any participating non-U.S. jurisdiction in which payroll deductions are not permitted, are used to purchase shares of the Combined Company common stock at the end of each offering period. The purchase price of the shares will be 85% of the lower of the fair market value of the Combined Company common stock on the first trading day of the offering period or on the last day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued payroll deductions and other permitted contributions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with the Combined Company.
Each participant in any offering will have an option to purchase for each offering period a number of shares equal to the maximum determined pursuant to the Plan and the applicable offering document, except as limited in order to comply with Section 423 of the Code. Prior to the beginning of any offering period, the administrator may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the administrator will make a pro rata allocation of the available shares. Any amounts withheld from participants’ compensation in excess of the amounts used to purchase shares will be refunded, without interest.
A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.
In the event of a change in control, an acquiring or successor corporation may assume the Combined Company rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights. If the acquiring or successor corporation does not assume or substitute for outstanding purchase rights, then the purchase date of the offering periods then in progress will be accelerated to a date that is within fifteen (15) business days prior to the change in control.
The ESPP will continue in effect until terminated by the administrator. The compensation committee has the authority to amend, suspend or terminate the ESPP at any time.
Vote Required for Approval
The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (including by presence at a virtual meeting) or represented by proxy at the Special Meeting.
Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Employee Stock Purchase Plan Proposal.
The Business Combination is conditioned upon the approval of the Employee Stock Purchase Plan Proposal.
The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares and any Public Shares owned by them in favor of the Employee Stock Purchase Plan Proposal, if presented. See “
Other Agreements—Sponsor Support Agreement
” for more information.
Recommendation of the Board of Directors
THE ENNV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ENNV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow the ENNV Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal and the Charter Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal. In no event will the ENNV Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.
Consequences if the Adjournment Proposal is not Approved
If the Adjournment Proposal is not approved by stockholders, the ENNV Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal, or if ENNV determines that one or more of the closing conditions under the Merger Agreement is not satisfied or waived. If ENNV does not consummate the Business Combination and fails to complete an initial business combination by February 11, 2023 (subject to the requirements of law), ENNV will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its Public Stockholders.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (including by presence at a virtual meeting) or represented by proxy at the Special Meeting.
Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Adjournment Proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares and any Public Shares owned by them in favor of the Adjournment Proposal, if presented. See “
Other Agreements—Sponsor Support Agreement
” for more information.
Recommendation of the Board of Directors
THE ENNV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ENNV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ENNV
In this section “we,” “us,” “our” or the “Company” refer to ENNV prior to the Business Combination and to the Combined Company following the Business Combination.
Introduction
We are a blank check company incorporated on October 29, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. Our efforts to identify a prospective target business were focused on identifying businesses located in North America that concentrate on combatting climate change by decreasing the carbon intensity of energy production, increasing the efficiency of industrial and consumer-related activities, expanding electricity storage and distribution, and improving the overall sustainability of the economy through efforts to lower pollution and increase beneficial reuse. Prior to executing the Merger Agreement, our efforts were limited to organizational activities, completion of our initial public offering and the evaluation of possible business combinations. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.
Company History
On December 8, 2020, the Sponsor purchased 8,625,000 shares of Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. In January 2021, our Sponsor transferred 35,000 Founder Shares to each of Tracy McKibben, Kathryn E. Coffey, Richard Burke and David Lockwood, our independent directors, in each case for approximately the same per-share price initially paid by our Sponsor. On February 11, 2021, our Sponsor transferred on our behalf 345,000 Founder Shares to GSAM in consideration for GSAM’s entry into the Forward Purchase Agreement. Prior to the initial investment in the company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would, in the aggregate, represent 20% of the outstanding shares of common stock upon completion of the ENNV IPO.
The registration statement for the ENNV IPO was declared effective on February 8, 2021. On February 11, 2021, we consummated the ENNV IPO of 34,500,000 ENNV units, including 4,500,000 ENNV units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover over-allotments, with each unit consisting of one share of ENNV Class A common stock and one-quarter of one redeemable ENNV warrant. Each whole public ENNV warrant entitles the holder thereof to purchase one share of ENNV Class A common stock at a price of $11.50 per share, subject to certain adjustments. The ENNV units were sold at a price of $10.00 per unit, generating gross proceeds to us of $345,000,000.
Simultaneously with the consummation of the ENNV IPO, we consummated two private placements of an aggregate of 6,266,667 Private Placement Warrants to the Sponsor and GSAM at a price of $1.50 per Private Placement Warrant, generating total proceeds of $9,400,000. Of the gross proceeds received from the ENNV IPO and the Private Placement Warrants, $345,000,000 was placed into the Trust Account.
On April 1, 2021, we announced that, commencing April 1, 2021, holders of the units may elect to separately trade the shares of Class A common stock and the warrants included in the units. Those units not separated continued to trade on NASDAQ under the symbol “ENNVU” and the shares of ENNV Class A common stock and warrants that were separated began trading under the symbols “ENNV” and “ENNVW,” respectively. No fractional warrants were issued upon separation of the units and only whole warrants trade.

Redemption Rights for Holders of Public Shares
We are providing our Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account (net of taxes payable by us), divided by the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of September 1, 2021 is anticipated to be $10.01 per Public Share. The Redemption Rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. There will be no Redemption Rights upon the completion of the Business Combination with respect to our warrants.
Limitation on Redemption Rights
Notwithstanding the foregoing Redemption Rights, if, in connection with seeking stockholder approval of the Business Combination, we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Existing Charter provides that a holder of the Public Shares, together with any affiliate of his or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without our prior consent, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. We believe this restriction will discourage stockholders from accumulating large blocks of shares and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Business Combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its redemption rights against the Business Combination if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the Public Shares, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete a Business Combination, particularly in connection with a Business Combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we will not be restricting our stockholders’ ability to vote all of their shares (including such shares in excess of the 15% threshold) for or against the Business Combination.
Submission of Business Combination to a Stockholder Vote
The special meeting of ENNV stockholders to which this filing relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, Public Stockholders are not required to vote against the Business Combination in order to exercise their Redemption Rights. If the Business Combination is not completed, then Public Stockholders who elected to exercise their Redemption Rights will not be entitled to receive such payments. Our Sponsor, officers and directors have agreed to vote their Founder Shares and any Public Shares purchased during or after the ENNV IPO in favor of approving the Business Combination.
Permitted Purchases of Our Securities
If, in connection with seeking stockholder approval of the Business Combination, we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. There is no limit on the number of shares our Sponsor, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and NASDAQ rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. In the event that our Sponsor, directors, officers, advisors, or any of their affiliates determine to make any such purchases at the time of a stockholder vote relating to the approval of the Business Combination, such purchases could have the effect of influencing the vote necessary to approve such transaction. None of the funds in the Trust Account will be used to purchase shares in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.
In the event that our Sponsor, directors, officers, advisors or any of their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights or submitted a proxy to vote against the Business Combination, such selling stockholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against the Business Combination. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.
The purpose of such purchases could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Our Sponsor, officers, directors, advisors and/or any of their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or any of their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination. Such persons would select the stockholders from whom to acquire shares based on the number of shares available, the negotiated price per share and such other factors as any such person may deem relevant at the time of purchase. The price per share paid in any such transaction may be different than the amount per share a Public Stockholder would receive if it elected to redeem its shares in connection with the Business Combination. Our Sponsor, officers, directors, advisors, or any of their affiliates will be restricted from purchasing shares unless such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.
Any purchases by our Sponsor, officers, directors and/or any of their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will be restricted except to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our sponsor, officers, directors and/or any of their affiliates will be restricted from making purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption of Public Shares and Liquidation if No Initial Business Combination
Our Existing Charter provides that we will have only 24 months from the closing of the ENNV IPO to complete an initial business combination. If we have not completed an initial business combination within such 24-month period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable by us and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete an initial business combination within the prescribed time period.
We will only redeem our Public Shares so long as (after such redemptions) our net tangible assets are not less than $5,000,001 (i) in the case of the Business Combination, either prior to or upon consummation of the Business Combination, after payment of the deferred underwriting commission, or (ii) in the case of an amendment to our Existing Charter (a) to modify the substance or timing of our obligation to allow redemption in connection with the Business Combination or to redeem 100% of our Public Shares if we have not consummated the Business Combination by February 11, 2023 or (b) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, upon such amendment (in each case so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is being exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible requirement described above, we would not proceed with the amendment or the related redemption of our Public Shares.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds from the ENNV IPO held outside the Trust Account, if any, and borrowed amounts under the Note, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of the ENNV IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors, which would have higher priority than the claims of our Public Stockholders. We cannot assure you that the actual per share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the ENNV IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of ENNV and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the amount of interest that may be withdrawn to pay our taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in certain instances. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.00 per Public Share.
As discussed above, we seek to reduce the possibility that our Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the ENNV IPO against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by February 11, 2023 may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by February 11, 2023 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we do not complete an initial business combination by February 11, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable by us and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following February 11, 2023 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account.
As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay our taxes and will not be liable as to any claims under our indemnity of the underwriters of the ENNV IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, there is no assurance that we will be able to return $10.00 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, the ENNV Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and ENNV to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that that claims will not be brought against us for these reasons.
Our Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) the completion of an initial business combination, and then only in connection with those shares of ENNV Class A common stock that such stockholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend our Existing Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with a business combination or to redeem 100% of our Public Shares if we do not complete an initial business combination by February 11, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) the redemption of all of our Public Shares if we have not completed an initial business combination by February 11, 2023, subject to applicable law and as further described herein. Stockholders who do not exercise their rights to the funds held in the Trust Account in connection with such an amendment to our Existing Charter would still have rights to the funds held in the Trust Account in connection with any other applicable amendment to our Existing Charter and a subsequent business combination to the extent they are then stockholders. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. A stockholder’s voting in connection with our initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must also exercise its redemption rights described above. Holders of warrants will not have any rights of proceeds held in the Trust Account with respect to the warrants.
Voting Restrictions in Connection with the Special Meeting
Pursuant to the terms of the Sponsor Support Agreement, the Sponsor and ENNV’s directors and officers have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the ENNV IPO in favor of each of the Proposals presented at the Special Meeting. See “
Other Agreements—Sponsor Support Agreement
” for more information. The Sponsor and ENNV’s directors and officers own approximately 19% of the outstanding ENNV common stock entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Sponsor Support Agreement may make it more likely that ENNV will consummate the Business Combination.
Facilities
We currently maintain our executive offices at 40 Beechwood Road, Summit, New Jersey 07901, and our telephone number is (973) 671-6100. Our executive offices are provided to us by Energy Capital Partners Management, LP (“ECP”). On February 9, 2021, we began paying to ECP $10,000 per month for office space, utilities, administrative and support services provided to members of our management team. Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees. We consider our current office space adequate for our current operations.
There will be no finder’s fees, reimbursements or cash payments made by us to our Sponsor, officers or directors, or our or any of their affiliates, for services rendered to us prior to or in connection with the completion of the Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services and repayments of working capital loans made by an affiliate of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination pursuant to that certain unsecured promissory note (the “Note”) in the principal amount of $1,500,000, by and between ENNV and an affiliate of the Sponsor, which may be drawn down by ENNV from time to time upon written notice to the lender. The Note does not bear interest and is repayable in full upon consummation of the Business Combination. If ENNV does not complete a Business Combination, the Note shall not be repaid, and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, the holder of the Note (or a permitted assignee) shall have the option, but not the obligation, to convert all or a portion of the unpaid principal balance of the Note into that number of warrants to purchase one share of ENNV Class A Common Stock (such warrants, the “Working Capital Warrants”) equal to the principal amount of the Note so converted divided by $1.50. The terms of the Working Capital Warrants will be identical to the terms of the warrants issued by the Company to the Sponsor in a private placement that took place simultaneously with the Company’s initial public offering. As of December 15, 2021, the Company had borrowed approximately $499,700 under the Note.
Our Sponsor, officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with our formation, the ENNV IPO and activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of September 30, 2021, the Sponsor had not incurred any out-of-pocket expenses in connection with the Business Combination that, as of such date, had not been reimbursed by ENNV.
Employees
We currently have 4 officers: Tyler Reeder, Drew Brown, Chris Leininger and Tyler Kopp. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the Business Combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of the Business Combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MANAGEMENT OF ENNV
In this section “we,” “us,” “our” or the “Company” refer to ENNV prior to the Business Combination and to the Combined Company following the Business Combination.
Directors and Executive Officers
ENNV’s current directors and executive officers are as follows:

Name	Age	Title
Douglas Kimmelman	61	Director
Tracy McKibben	52	Director
Kathryn E. Coffey	59	Director
Richard Burke	56	Director
David Lockwood	61	Director
Tyler Reeder	47	President, Chief Executive Officer and Director
Drew Brown	34	Executive Vice President and Chief Financial Officer
Chris Leininger	52	Executive Vice President, General Counsel and Secretary
Tyler Kopp	31	Executive Vice President, Corporate Development
Doug Kimmelman
 has served as a member of our board of directors since October 2020. Mr. Kimmelman established ECP in April 2005 and serves as its Senior Partner. He is a member of the firm’s Partnership Committee, Investment Committee and Operating Committee. Mr. Kimmelman currently serves on the boards of Calpine, US Development, USD Partners, LP, Sunnova, and NESCO Holdings. Prior to realization, he served on the board of CE2 Carbon Capital, LLC. Prior to founding ECP, Mr. Kimmelman spent 22 years with Goldman Sachs, starting in 1983 in the firm’s Pipeline and Utilities Department within the Investment Banking Division. He was named a General Partner of the firm in 1996 and remained exclusively focused on the energy and utility sectors in the Investment Banking Division until 2002 when he transferred to the firm’s J. Aron commodity group to help form a new business for the firm in becoming an intermediary in electricity trading markets. Mr. Kimmelman was instrumental in developing the Constellation Power Source concept as the initial entry point for Goldman Sachs as a principal into electricity markets. Mr. Kimmelman also played a leadership role at Goldman Sachs in building a principal investing business in power generation and related energy assets. Mr. Kimmelman received a Bachelor of Arts in Economics from Stanford University and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Kimmelman is well qualified to serve as a member of our board of directors due to his extensive public company and investment experience.
Tyler Reeder
 has served as our President and Chief Executive Officer and as a member of our board of directors since October 2020. Mr. Reeder is a Managing Partner of ECP and serves on ECP’s Partnership Committee, Investment Committee, Strategy Committee, Operating Committee, ESG Committee and Valuation Committee. Mr. Reeder participates in overall investment management, strategic planning, and operations of ECP and its funds. He is involved in all areas of the firm’s investment activities, with a particular emphasis on power generation, renewables, and environmental infrastructure. Mr. Reeder led the recent take-private acquisition of Calpine and currently serves on the boards of Calpine, Gopher, EnergySolutions, Convergent, Heartland Generation and Liberty Recycling, LP. Prior to realization, he served on the boards of Wheelabrator, ADA Carbon Solutions, LLC, Dynegy Inc., EquiPower Resources Corp., Broad River Power Holdings, LLC, CE2 Carbon Capital, LLC and Empire Gen Holdings, Inc. Prior to joining ECP in 2006, Mr. Reeder was a Vice President of Power and Fuel Markets of Texas Genco, LLC. Mr. Reeder was an advisor on the acquisition of Texas Genco, LLC by a consortium of private equity firms and became a member of the management team until the sale of the company to NRG Energy in 2006. While at Texas Genco, LLC, Mr. Reeder was the head of the asset optimization desk and was responsible for managing the power and fuel positions for their large generation portfolio. From 1998 to 2002, Mr. Reeder was a Director for Energy Markets and a Finance Manager at Orion Power Holdings, Inc., where he was responsible for acquisitions, power marketing, transaction analysis and execution. From 1996 to 1998, Mr. Reeder worked at Goldman Sachs. Mr. Reeder received a Bachelor of Arts in Economics from Colgate University.

Richard Burke
has served as a member of our board of directors since February 2021. Mr. Burke served as the Chief Executive Officer and as a member of the Board of Directors of Advanced Disposal from July 2014 until Advanced Disposal’s sale to Waste Management Inc. in October 2020. Prior to becoming Chief Executive Officer, Mr. Burke served as President of Advanced Disposal since November 2012. Prior to joining Advanced Disposal, Mr. Burke served as President and Chief Executive Officer of Veolia Environmental Services North America Corp., a waste management company, from 2009 to 2012 and as President and Chief Executive Officer of Veolia ES Solid Waste, Inc., a solid waste management company, from 2007 to 2009. Mr. Burke began his employment with Veolia, Inc. in 1999 as Area Manager for the Southeast Wisconsin area and served as Regional Vice President for the Eastern and Southern markets until he was appointed Chief Executive Officer. Prior to joining Veolia, Inc., he spent 12 years with Waste Management, Inc., a waste management company, in a variety of leadership positions. Mr. Burke currently serves as a director of U.S. Ecology, an environmental services provider. From December 2017 to December 2018, Mr. Burke served as a director of Estre Ambiental, a Brazilian waste management company. Mr. Burke holds a Bachelor’s degree from Randolph Macon College. Mr. Burke is well qualified to serve as a member of our board of directors due to his substantial experience in the areas of corporate strategy, operations, and finance.
Tracy McKibben
has served as a member of our board of directors since February 2021. Ms. McKibben is an international energy and clean technology expert with 20+ years of experience in the energy and environment sectors, including 15+ years focusing on the areas of alternative energy, water, infrastructure and sustainability management. She is the founder and Chief Executive Officer of MAC Energy Advisors, LLC, an investment and consulting company that provides integrated energy solutions to help clients with investments and strategic opportunities across a global platform. Before founding MAC Energy Advisors in 2010, McKibben served as managing director and head of environmental banking strategy for Citigroup Global Markets. She also served on the National Security Council at the White House as director of European economic affairs and European union relations, as well as in various senior advisory roles within the U.S. Department of Commerce. Prior to her work in the public sector, she practiced law at Akin, Gump, Strauss, Hauer & Feld LLP, representing and advising clients on commercial and complex litigation matters, as well as corporate and multinational energy clients on global strategic investments. She currently serves as a trustee at the New York Power Authority and as a director of Ecolab Inc., Huntington Ingalls Industries, USAA, and the National Kidney Foundation. She is also a member of the Council on Foreign Relations, Clean Energy Business Network, and the Women’s Forum of New York. Ms. McKibben received a Bachelor of Arts degree from West Virginia State University and a Juris Doctor from Harvard Law School. Ms. McKibben is well qualified to serve as a member of our board of directors due to her substantial experience in the energy sector and her extensive finance and investment background.
Kathryn E. Coffey
has served as a member of our board of directors since February 2021. Ms. Coffey has operating, investment and finance experience in the renewable resources and energy spaces, with more than 30 years of engagement in corporate governance, asset management, corporate and project finance, mergers and acquisitions, and private equity and impact investing. Since 2011, Ms. Coffey has served as the President and Chief Operating Officer of ARB, a private family investment company focused on the renewable energy and environmental sustainability spaces. The ARB portfolio consists of companies in the water, environmental commodities, and consulting, solar, wind project development, waste-to-energy, and real estate sectors, along with selected fund investments. Prior to joining ARB, Ms. Coffey held senior roles in investment banking and private equity, including as a Managing Director and head of the private placement group at Deutsche Bank Alex. Brown, where she also served on the investment committee of two internally managed venture funds, and as a Managing Director of FTV Capital, a private equity firm focused on software and business services companies. Ms. Coffey serves on the boards of 3Degrees Group, Inc., Natural Systems Utilities, LLC, and American Refining Group and previously served on the board of SunLink Corporation. Ms. Coffey also serves on the advisory board of Kanin Energy Inc. and the independent credit committee for Beneficial Returns LLC. Ms. Coffey received a Bachelor of Arts in Economics from Wellesley College and an MBA from The Darden School at the University of Virginia. Ms. Coffey is well qualified to serve as a member of our board of directors due to her experience in the environmental sustainability and energy sectors and extensive mergers and acquisitions, investment, and finance experience.

David Lockwood
has served as a member of our board of directors since February 2021. Mr. Lockwood was Chief Executive Officer of EnergySolutions, the leading international nuclear services company, from 2012 to 2018. He continues to serve as a board member. Since 2019, Mr. Lockwood has been an advisor to the U.S. Secretary of Energy. Prior to joining EnergySolutions, Mr. Lockwood was Chairman and Chief Executive Officer of Liberate Technologies, a provider of applications and services to the telecommunications, satellite, and cable industries. Before joining Liberate Technologies, Mr. Lockwood was CEO and President of Intertrust Technologies, a supplier of digital rights management and computing Systems. In addition to his experience leading public companies, Mr. Lockwood worked for over a decade in the financial services industry, including as a Managing Director of Goldman Sachs. Mr. Lockwood also has been a partner of a venture capital fund and a hedge fund, and served on the boards of over fifteen public and private companies, including Steinway Musical Instruments and Forbes. Mr. Lockwood was a Lecturer on the faculty of the Stanford Graduate School of Business and a board member of USTAR, the Utah Science and Technology Research Initiative. Mr. Lockwood holds a Bachelor of Arts from Miami University of Ohio and an MBA from the Graduate School of Business at the University of Chicago. Mr. Lockwood is well qualified to serve as a member of our board of directors due to his extensive public company, investment, technology, and leadership experience.
Andrew (“Drew”) Brown
has served as our Executive Vice President and Chief Financial Officer since October 2020. Mr. Brown is a Principal at ECP and serves on ECP’s ESG Committee. He is involved in all areas of the firm’s investment activities, with particular emphasis on power generation, renewables, and environmental infrastructure. Mr. Brown serves on the boards of EnergySolutions, Gopher, Cormetech Inc., Reflectance Energy, LP and Liberty Recycling, LP and, prior to realization, was involved with ECP’s investments in Wheelabrator and EquiPower Resources Corp. Prior to joining ECP in 2012, Mr. Brown was an analyst in the Natural Resources Investment Banking Group at Deutsche Bank Securities. Mr. Brown received a Bachelor of Arts in Economics from the College of William & Mary.
Chris Leininger
has served as our Executive Vice President, General Counsel and Secretary since October 2020. Mr. Leininger is a Partner and the General Counsel at ECP. He is a member of the Partnership Committee, Compliance Committee, ESG Committee and an observer of the Valuation Committee. Mr. Leininger serves on the boards of Gopher, EnergySolutions, Convergent, Heartland Generation, Triton Power, Symmetry and Liberty Recycling, LP. Previously, he served on the board of Summit Midstream Partners, L.P., PLH Group, Inc., Wheelabrator, NESCO Holdings, ProPetro Holdings Corp. and Sunnova. Prior to joining ECP in 2006, Mr. Leininger was an Associate at the law firm of Latham & Watkins LLP and a member of its Finance department. Mr. Leininger represented both lenders and borrowers in numerous financing, acquisition, and development transactions. Mr. Leininger received a Bachelor of Arts in History and Political Science from the University of San Diego and a J.D. from the University of Virginia School of Law.
Tyler Kopp
has served as our Executive Vice President, Corporate Development since October 2020. Mr. Kopp is a Vice President at ECP. He is involved in all areas of the firm’s investment activities, with particular emphasis on power generation, renewables, and environmental infrastructure, and currently serves on ECP’s ESG Committee. Mr. Kopp currently serves on the boards of Symmetry and Liberty Recycling, LP, is actively involved in Calpine, EnergySolutions and Terra-Gen, and, prior to realization, was involved in Dynegy, Empire Generating and CE2 Carbon Capital. Prior to joining ECP in 2014, Mr. Kopp was an Analyst in the Power & Utilities Investment Banking Group at Bank of America Merrill Lynch. Mr. Kopp received a Bachelor of Science in Engineering Science from Vanderbilt University.
Number and Terms of Office of Officers and Directors
Our board of directors consists of six members. In accordance with NASDAQ corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NASDAQ. Commencing at our first annual meeting of the stockholders and at each annual meeting of the stockholders thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the stockholders after their election.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our current bylaws provide that our officers may consist of a Chair or Co-Chairs of the Board, a Chief Executive Officers, a President, a Chief Financial Officer, a Chief Operating Officer, a Secretary, and such other offices as may be determined by the board of directors.
Director Independence
NASDAQ listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. A majority of our board of directors are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our board of directors has determined that Kathryn E. Coffey, Richard Burke, Tracy McKibben, and David Lockwood are “independent directors” as defined under NASDAQ listing standards and applicable SEC rules. Accordingly, a majority of our board of directors are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting NASDAQ’s additional requirements applicable to members of the audit committee. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Executive Compensation
None of our executive officers or directors have received any cash compensation for services rendered to us. In January 2021, the Sponsor transferred 35,000 Founder Shares to each of Tracy McKibben, Kathryn E. Coffey, Richard Burke and David Lockwood, our independent director nominees, at their original issue price. The Company has recognized this transfer as a compensation expense in accordance with SEC Staff Accounting Bulletin 5T and ASC Topic 718 Compensation - Stock Compensation. The fair value of the Founder Shares issued in this arrangement was determined using the price of the Company’s Class A common stock and the probability of the success of the Business Combination.
Commencing on the date that our securities are first listed on NASDAQ through the earlier of consummation of an initial business combination and our liquidation, we pay an affiliate of our Sponsor $10,000 per month for office space, utilities, administrative and support services provided to members of our management team. In addition, our Sponsor, officers, and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers, or directors, or our or their affiliates.
After the completion of the Business Combination, directors or officers who remain with us may be paid consulting or management fees from the Combined Company. The directors of the Combined Company will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the Combined Company Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a compensation committee and an ESG committee. Subject to phase-in rules, the rules of NASDAQ and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of NASDAQ require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
The members of our audit committee are Kathryn E. Coffey, Richard Burke and David Lockwood. Our board of directors has determined that David Lockwood qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Under NASDAQ listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Kathryn E. Coffey, Richard Burke and David Lockwood each meet the independent director standard under NASDAQ’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act.
David Lockwood serves as the chairman of the audit committee. Each member of the audit committee is financially literate. The audit committee is responsible for:

•
the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•
pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised;

•
by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The members of our compensation committee are Tracy McKibben, Kathryn E. Coffey, Richard Burke and David Lockwood, and Kathryn E. Coffey serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The Existing Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.
Environmental, Social and Governance Committee
The members of our ESG Committee are Tracy McKibben, Kathryn E. Coffey, Richard Burke and Tyler Reeder, and Tracy McKibben serves as chair of the ESG committee. We have adopted an ESG committee charter, which details the principal functions of the ESG committee, including:

•	overseeing and periodically updating our ESG policy;

•	upon our initial business combination, overseeing and completing transparent, periodic reporting that accurately portrays our environmental and social metrics;

•	ensuring due diligence conducted as part of a potential business combination accurately captures and reflects key ESG benefits or risks of such investment; and

•	performing any other ESG-related duties as determined by our board of directors.
The Existing Charter provides that the ESG Committee may, in its sole discretion, retain or obtain the advice of ESG consultants, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.
Director Nominations
We do not have a standing nominating committee though we intend to form a nominating and corporate governance committee as and when required to do so by law or NASDAQ rules. In accordance with Rule

5605(e)(1)(A) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The board of directors also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Code of Ethics
We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Securities Authorized for Issuance Under Equity Compensation Plans
As of December 31, 2020, we had no equity compensation plans or outstanding equity awards. The following table is presented as of December 31, 2020 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by securityholders	—	—	—
Limitation on Liability and Indemnification of Officers and Directors
Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.
We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any Public Shares they may have acquired in the ENNV IPO or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account, and not to seek recourse against the Trust Account for any reason whatsoever, including with respect to such indemnification.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

ENNV MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of ENNV’S financial condition and results of operations should be read in conjunction with ENNV’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involve risks and uncertainties. References in this section to “ENNV,” “we,” “us,” “our” and “the Company” are intended to mean the business and operations of ENNV.
Overview
We are a blank check company, originally incorporated in Delaware on October 29, 2020, and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
The registration statement for the ENNV IPO was declared effective on February 8, 2021. On February 11, 2021, we consummated the ENNV IPO, selling to the underwriters 34,500,000 ENNV units at $10.00 per unit, including 4,500,000 ENNV units sold pursuant to the full exercise of the underwriters’ option to purchase additional ENNV units to cover over-allotments, generating aggregate gross proceeds of $345.0 million.
Simultaneously with the closing of the ENNV IPO, we consummated sales of an aggregate 6,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, in private placements to the Sponsor and GSAM, generating aggregate gross proceeds of $9,400,000.
Following the ENNV IPO and the sale of the Private Placement Warrants, a total of $345,000,000 was placed in the Trust Account and we had $1,991,625 of cash held outside of the Trust Account, after payment of costs related to the ENNV IPO, available for working capital purposes. We paid a total of $6,900,000 in underwriting discounts and commissions and $667,070 for other offering costs related to the Initial Public Offering. There were no additional offering costs incurred during the three months ended September 30, 2021. In addition, the underwriters agreed to defer $12,075,000 in underwriting discounts and commissions.
The amount in the Trust Account has been and will continue to be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Existing Charter, and (iii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination within the Completion Window, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s Public Stockholders.
Our management has broad discretion with respect to the specific application of the net proceeds of the ENNV IPO and the sales of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.
Results of Operations
We have neither engaged in any operations (other than searching for a Business Combination after the ENNV IPO) nor generated any revenues to date. Our only activities from October 29, 2020 (inception) through September 30, 2021 were organizational activities, completion of the ENNV IPO and the evaluation of possible business combinations. We do not expect to generate any operating revenues until after the completion of the

Business Combination. We expect to generate non-operating income in the form of interest income on the proceeds derived from the ENNV IPO and placed in our Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the period from January 1, 2021 through September 30, 2021, we had a net operating loss of $2,956,551, which consisted of general and administrative expenses and franchise taxes.
Liquidity and Capital Resources
As of September 30, 2021, we had cash of $133,154. Until the consummation of the ENNV IPO, our only sources of liquidity were an initial purchase of ENNV Class B common stock by the Sponsor and a loan from an affiliate of our Sponsor. Through September 30, 2021, ENNV’s liquidity needs were satisfied through receipt of $25,000 from the sale of the Founder Shares, formation and offering costs paid by the Sponsor on ENNV’s behalf in an aggregate amount of $188,149, which were repaid from the remaining net proceeds from the ENNV IPO and Private Placement Warrants, and proceeds of $399,702 against the Working Capital Loan.
On February 11, 2021, we consummated the ENNV IPO, selling to the underwriters 34,500,000 ENNV units at $10.00 per unit, including 4,500,000 ENNV units sold pursuant to the full exercise of the underwriters’ option to purchase additional ENNV units to cover over-allotments, generating aggregate gross proceeds of $345.0 million.
Simultaneously with the closing of the ENNV IPO, we consummated sales of an aggregate 6,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, in private placements to the Sponsor and GSAM, generating aggregate gross proceeds of $9,400,000.
Following the ENNV IPO and the sale of the Private Placement Warrants, a total of $345,000,000 was placed in the Trust Account and we had $1,991,625 of cash held outside of the Trust Account, after payment of costs related to the ENNV IPO, available for working capital purposes. We paid a total of $6,900,000 in underwriting discounts and commissions and $667,070 for other offering costs related to the Initial Public Offering. No additional offering costs were incurred during the three months ended September 30, 2021. In addition, the underwriters agreed to defer $12,075,000 in underwriting discounts and commissions.
We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account to complete our Business Combination. We may withdraw interest to pay franchise and income taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). On July 30, 2021, the Company issued an unsecured promissory note in the principal amount of $1,500,000 to an affiliate of the Sponsor, which may be drawn down by the Company from time to time upon written notice to the lender. The Note does not bear interest and is repayable in full upon consummation of a Business Combination. If the Company does not complete a Business Combination, the Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, the holder of the Note (or a permitted assignee) shall have the option, but not the obligation, to convert all or a portion of the unpaid principal balance of the Note into that number of Working

Capital Warrants equal to the principal amount of the Note so converted divided by $1.50. The terms of the Working Capital Warrants will be identical to the terms of the warrants issued by the Company to the Sponsor in a private placement that took place simultaneously with the Company’s initial public offering. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. As of December 15, 2021, the Company had borrowed approximately $499,700 under the Note.
If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity. If our estimate of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
Off-Balance Sheet Financing Arrangements
We did not have any off-balance sheet arrangements as of September 30, 2021.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.
The underwriters of the ENNV IPO are entitled to a deferred fee of $0.35 per unit, or $12,075,000 in the aggregate in connection with the Closing, irrespective of the amount of redemptions by the public stockholders. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement. Assuming no redemptions, the underwriters will receive deferred commissions of $0.35 per Public Share that remains outstanding after the Closing. Assuming Maximum Redemptions, the underwriters will receive deferred commissions of approximately $1.32 per Public Share that remains outstanding after the Closing. The level of redemption also impacts the effective underwriting fee incurred in connection with the ENNV IPO. In a no redemption scenario, based on approximately $             million in the trust account as of             , 2021, the $12,075,000 in deferred underwriting commissions represents an effective deferred underwriting commission of approximately     %. In a 25% redemption scenario in which 8,625,000 Public Shares are redeemed in connection with the Business Combination, the funds remaining in the trust account following such redemption would be approximately $             million and the effective underwriting fee would be approximately     %. In a 50% redemption scenario in which 17,250,000 Public Shares are redeemed in connection with the Business Combination, the funds remaining in the trust account following such redemption would be approximately $             million and the effective underwriting fee would be approximately     %. In a maximum redemption scenario consistent with satisfying the Minimum Cash Condition if redemption occurs at $10.00 per share, the funds remaining in the trust account following such redemption would be approximately $             million and the effective underwriting fee would be approximately     %.
In connection with the execution of the Merger Agreement, the Company entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the PIPE Investors, an aggregate of 7,500,000 shares of Class A common stock (1,000,000 shares of which will be issued and sold to the Sponsor in its capacity as a PIPE Investor) for a purchase price of $10.00 per share, or an aggregate of $75,000,000, in the PIPE Investment. The Subscription Agreements provide for purchase of ENNV Class A common stock, however the Class A common stock was originally sold in the ENNV IPO as a component of the ENNV units for $10.00 per unit. The ENNV units consist of one share of Class A common stock and one-quarter of one ENNV warrant. As of             , 2021, the closing price on Nasdaq of the ENNV units was $          per unit and the closing price of the Class A common stock was $          per share.
The closing of the PIPE Investment will occur substantially concurrently with the consummation of the Business Combination and is conditioned thereon and on other customary closing conditions. The shares of Class A common stock to be issued pursuant to the Subscription Agreements will not be registered under the Securities Act and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act.
On January 24, 2021, we entered into the Forward Purchase Agreement with GSAM, as amended by the First Amendment to Forward Purchase Agreement, dated as of January 31, 2021, pursuant to which GSAM committed to purchase an aggregate of up to 5,000,000 Forward Purchase Units in connection with ENNV’s initial business combination. Concurrently with the execution of the Merger Agreement, ENNV, the Sponsor and GSAM entered into the Side Letter, pursuant to which GSAM irrevocably consented to purchase from ENNV, and ENNV agreed to issue and sell to GSAM, 2,500,000 Forward Purchase Units, each consisting of one Forward Purchase Share and one-quarter of one Forward Purchase Warrant, at a price of $10.00 per Forward Purchase Unit, or an aggregate of $25,000,000, in a private placement to be consummated substantially concurrently with the consummation of the Business Combination. Each whole Forward Purchase Warrant will be exercisable to purchase one share of ENNV Class A Common Stock at an exercise price of $11.50 per share. The Forward Purchase Agreement included an obligation that GSAM would forfeit certain shares of ENNV Class B common stock it acquired from the Sponsor in connection with the ENNV IPO if, at the time GSAM provided or withheld its consent to ENNV’s initial business combination, it owned a number of shares of ENNV Class A common stock less than the number of Public Shares it purchased at closing of the ENNV IPO. Pursuant to the Side Letter, ENNV and the Sponsor waived GSAM’s potential obligation to forfeit such shares of ENNV Class B common stock in connection with the Business Combination.
Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. We have identified the following critical accounting policies effecting our financial statements:
Derivative Liability
We account for the ENNV warrants and the Forward Purchase Agreement as either equity-classified or liability-classified instruments based on an assessment of the specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the ENNV warrants and the Forward Purchase Agreement are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the ENNV warrants and the Forward Purchase Agreement meet all of the requirements for equity classification under ASC 815, including whether the ENNV warrants and the Forward Purchase Agreement are indexed to shares of ENNV common stock and whether the holders of ENNV warrants and the Forward Purchase Agreement could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the ENNV warrants and the time of entry into the Forward Purchase

Agreement and as of each subsequent quarterly period end date while the ENNV warrants are outstanding and the Forward Purchase Agreement is effective. For issued or modified ENNV warrants that meet, and the Forward Purchase Agreement if it meets, all of the criteria for equity classification, such warrants and the Forward Purchase Agreement are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not, and the Forward Purchase Agreement if it does not, meet all the criteria for equity classification, such warrants and the Forward Purchase Agreement are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the liability-classified warrants or Forward Purchase Agreement are recognized as a non-cash gain or loss on the statements of operations.
We account for the ENNV warrants and the Forward Purchase Agreement in accordance with the guidance contained in ASC 815-40, under which the ENNV warrants and the Forward Purchase Agreement do not meet the criteria for equity treatment and must be recorded as liabilities.
Accordingly, we classify the ENNV warrants and the Forward Purchase Agreement as liabilities at their fair value and adjust such warrants and the Forward Purchase Agreement to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our unaudited condensed statement of operations.
ENNV Class A Common Stock Subject to Possible Redemption
We account for the shares of ENNV Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of ENNV Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, common stock shares are classified as stockholders’ equity. The shares of ENNV Class A common stock feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the shares of ENNV Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of our unaudited condensed balance sheet. Accordingly, at September 30, 2021, 34,500,000 shares of ENNV Class A common stock subject to possible redemption are presented as temporary equity outside of the shareholders’ equity section of ENNV’s condensed balance sheets. From the period beginning January 1, 2021 through September 30, 2021, ENNV recorded accretion of ENNV Class A common stock to the redemption value in the amount of $34,530,121.
Earnings per Share
Net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of common stock outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method.
At September 30, 2021, ENNV did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ENNV common stock and then share in the earnings of ENNV under the treasury stock method. As a result, diluted income per share is the same as basic income per share for the periods presented.
The Company has two classes of shares, which are referred to as ENNV Class A common stock and ENNV Class B common stock. Earnings are shared pro rata between the two classes of shares as long as the Business Combination is consummated. Accretion associated with the redeemable shares of ENNV Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

Offering Costs
Offering costs consist of legal, accounting, underwriting and other costs incurred through the condensed balance sheet date that are directly related to the ENNV IPO. Upon the completion of the ENNV IPO in February 2021, the offering costs are allocated using the relative fair values of the ENNV common stock and the ENNV warrants. The costs allocated to the ENNV warrants were recognized in other expenses and those related to Ennv common stock were recognized a reduction to temporary equity.
Recent Accounting Standards
In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require only separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. ENNV is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Quantitative and Qualitative Disclosures About Market Risk
As of September 30, 2021, we were not subject to any material market or interest rate risk. The net proceeds from the ENNV IPO held in the Trust Account have been invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ENNV AND THE COMBINED COMPANY
The following table and accompanying footnotes set forth information known to ENNV regarding (i) the actual beneficial ownership of ENNV Class A common stock and ENNV Class B common stock, as of September 1, 2021 and (ii) expected beneficial ownership of the Combined Company immediately following consummation of the Business Combination (assuming no Public Shares of ENNV are redeemed, and, alternatively, that all Public Shares of ENNV are redeemed) by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of ENNV common stock or Combined Company common stock, as applicable;

•	each of ENNV’s current directors and executive officers;

•	each person who will become a director or executive officer of the Combined Company; and

•	all directors and officers of ENNV, as a group, and the Combined Company, as a group.
The beneficial ownership of ENNV’s common stock is based on 34,500,000 shares of ENNV Class A common stock issued and outstanding and 8,625,000 shares of ENNV Class B common stock issued and outstanding as of September 1, 2021.
The expected beneficial ownership of shares of Combined Company common stock, assuming no Public Shares of ENNV are redeemed and excluding the Fast Radius Earn Out Shares and including the Sponsor Earn Out Shares, has been determined based upon the following: (i) 7,500,000 shares have been issued pursuant to the Subscription Agreements; (ii) 2,500,000 Forward Purchase Shares have been issued to GSAM pursuant to the Forward Purchase Agreement, (iii) 8,625,000 shares have been issued pursuant to the conversion of outstanding shares of ENNV Class B common stock upon consummation of the Business Combination; and (iv) there will be an aggregate of 143,125,000 shares of Combined Company common stock issued and outstanding immediately following consummation of the Business Combination (excluding the Fast Radius Earn Out Shares and including the Sponsor Earn Out Shares).
The expected beneficial ownership of shares of Combined Company common stock, assuming maximum redemptions by Public Stockholders, has been determined based on the following: (i) 7,500,000 shares have been issued pursuant to the Subscription Agreements; (ii) 2,500,000 Forward Purchase Shares have been issued to GSAM pursuant to the Forward Purchase Agreement, (iii) 8,625,000 shares have been issued pursuant to the conversion of outstanding shares of ENNV Class B common stock upon consummation of the Business Combination; and (iv) there will be an aggregate of 108,625,000 shares of Combined Company common stock issued and outstanding immediately following consummation of the Business Combination (excluding the Fast Radius Earn Out Shares and including the Sponsor Earn Out Shares).
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

				Post-Business Combination**
	Pre- Business Combination			Assuming No Redemption		Assuming Maximum Redemption
Name of Beneficial Owner (1)	Number of shares of ENNV Class A Common Stock	Number of shares of ENNV Class B Common Stock	%	Number of Shares of Combined Company Common Stock	%	Number of Shares of Combined Company Common Stock	%
ENNV Officers, Directors and 5% Holders Pre-Business Combination
ENNV Holdings, LLC and its affiliates (2)	—	8,140,000	18.87%	9,897,807	6.92%	9,897,807	9.11%
Douglas Kimmelman	—	—	—	—	—	—	—
Tracy McKibben	—	35,000	*	35,000	*	35,000	*
Kathryn E. Coffey	—	35,000	*	35,000	*	35,000	*
Richard Burke	—	35,000	*	35,000	*	35,000	*
David Lockwood	—	35,000	*	35,000	*	35,000	*
Tyler Reeder	—	—	—	—	—	—	—
Drew Brown	—	—	—	—	—	—	—
Chris Leininger	—	—	—	—	—	—	—
Tyler Kopp	—	—	—	—	—	—	—
All directors and named executive officers of ENNV as a group (8 individuals)(2)	—	140,000	*	140,000	*	140,000	*
Combined Company Officers, Directors and 5% Holders Post-Business Combination
Lou Rassey (3)	—	—	—	13,868,215	9.69%	13,868,215	12.77%
Matthew Flanigan (4) .	—	—	—	—	—	—	—
Steven Koch (5)	—	—	—	182,191	*	182,191	*
Matthew Maloney (4)	—	—	—	—	—	—	—
Tyler Reeder	—	—	—	—	—	—	—
Nick Solaro (4)	—	—	—	—	—	—	—
Betsy Ziegler (4)	—	—	—	—	—	—	—
Prithvi Gandhi (4)	—	—	—	—	—	—	—
Pat McCusker (6)	—	—	—	2,889,126	2.02%	2,889,126	2.66%
William P. King (7)	—	—	—	1,725,251	1.21%	1,725,251	1.59%
John Nanry (8)	—	—	—	2,506,898	1.75%	2,506,898	2.31%
Gus Pinto (9)	—	—	—	252,498	*	252,498	*
Brian Simms (10)	—	—	—	661,684	*	661,684	*
Entities affiliated with Drive (11)	—	—	—	19,051,418	13.31%	19,051,418	17.54%
United Parcel Service General Services Co. (12)	—	—	—	17,874,795	12.49%	17,874,795	16.45%
Entities affiliated with Energize Ventures (13)	—	—	—	6,510,079	4.55%	6,510,079	5.99%
All directors and executive officers of the Combined Company (13 individuals)	—	—	—	22,085,862	15.43%	22,085,862	20.33%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 40 Beechwood Road Summit, New Jersey 07901.
(2)
Post-Business Combination ownership includes (i) 1,000,000 shares of ENNV Class A common stock to be purchased by the Sponsor, in its capacity as a PIPE Investor, at the closing of the PIPE Investment and (ii) 757,807 shares of ENNV Class A common stock issuable to Energy Capital Partners Holdings, LP, an affiliate of the Sponsor, in connection with the conversion of the ECP Notes at the closing of the Business Combination. The shares reported above are held in the name of the Sponsor. ENNV GP, LLC is the managing member of the Sponsor. ECP ControlCo, LLC (“ECP ControlCo”) is the managing member of ENNV GP, LLC and the general partner of Energy Capital Partners Holdings, LP. Douglas Kimmelman, Andrew Singer, Peter Labbat, Tyler Reeder and Rahman D’Argenio are the managing members of ECP ControlCo and share the power to vote and dispose of the securities beneficially owned by ECP ControlCo. As such, Messrs. Kimmelman, Singer, Labbat, Reeder and D’Argenio disclaim any beneficial ownership of the shares beneficially owned by ECP ControlCo except to the extent of their indirect pecuniary interest in such shares.

(3)
Consists of (a) 10,130,576 shares of the Combined Company’s common stock held directly by Mr. Rassey, (b) 300,861 shares of the Combined Company’s common stock held by Two Roads Group, LLC, which Mr. Rassey controls, (c) 1,276,296 of the Combined Company’s common stock held by family trusts controlled by Mr. Rassey and (d) 2,160,483 shares of the Combined Company’s common stock subject to options exercisable within 60 days of November 17, 2021. The business address of Mr. Rassey is c/o Fast Radius, Inc., 113 N. May St., Chicago, IL 60607.

(4)	The business address of the individual is c/o Fast Radius, Inc., 113 N. May St., Chicago, IL 60607.
(5)
Consists of 182,191 shares of the Combined Company’s common stock subject to options exercisable within 60 days of November 17, 2021, which are held by Mohawk Consulting, LLC, which Mr. Koch controls. The business address of Mr. Koch is c/o Fast Radius, Inc., 113 N. May St., Chicago, IL 60607.

(6)
Consists of (a) 2,219,278 shares of the Combined Company’s common stock held directly by Mr. McCusker and (b) 669,848 shares of the Combined Company’s common stock subject to options exercisable within 60 days of November 17, 2021. The business address of Mr. McCusker is c/o Fast Radius, Inc., 113 N. May St., Chicago, IL 60607.

(7)
Consists of (a) 1,543,775 shares of the Combined Company’s common stock held directly by Dr. King and (b) 181,476 shares of the Combined Company’s common stock subject to options exercisable within 60 days of November 17, 2021. The business address of Dr. King is c/o Fast Radius, Inc., 113 N. May St., Chicago, IL 60607.

(8)
Consists of (a) 2,196,255 shares of the Combined Company’s common stock held directly by Mr. Nanry and (b) 310,642 shares of the Combined Company’s common stock subject to options exercisable within 60 days of November 17, 2021. The business address of Mr. Nanry is c/o Fast Radius, Inc., 113 N. May St., Chicago, IL 60607.

(9)
Consists of 252,498 shares of the Combined Company’s common stock subject to options exercisable within 60 days of November 17, 2021. The business address of Mr. Pinto is c/o Fast Radius, Inc., 113 N. May St., Chicago, IL 60607.

(10)
Consists of 661,684 shares of the Combined Company’s common stock subject to options exercisable within 60 days of November 17, 2021. The business address of Mr. Simms is c/o Fast Radius, Inc., 113 N. May St., Chicago, IL 60607.

(11)
Consists of (a) 10,062,692 shares of the Combined Company’s common stock held by Drive Capital Fund II, L.P. (“DC Fund II”), (b) 8,677,844 shares of the Combined Company’s common stock held by Drive Capital Fund II (TE), L.P. (“DC Fund II (TE)”) and (c) 310,881 shares of the Combined Company’s common stock held by Drive Capital Ignition Fund II (collectively with DC Fund II and DC Fund II (TE), “Fund II”). Drive Capital Fund II (GP), LLC (“GP II LLC”), serves as the general partner of Fund II. An investment committee of GP II LLC comprised of Christopher Olsen and Mark D. Kvamme controls all voting and investment decisions with respect to Fund II, including with respect to the shares held by Fund II. Christopher Olsen and

Mark D. Kvamme control other voting matters related to GP II LLC through control of its manager, Drive Capital, LLC. The business address of Fund II is c/o Drive Capital, 629 N. High St., Columbus, OH 43215.
(12)
This entity is ultimately controlled by United Parcel Service, Inc., a public company incorporated in Delaware. The business address of this entity is c/o United Parcel Service, 55 Glenlake Parkway NE, Atlanta, GA 30328.

(13)
Consists of (a) 845,408 shares of the Combined Company’s common stock held by Energize Growth Fund I LP (“EGF”), (b) 5,353,203 shares of the Combined Company’s common stock held by Energize Ventures Fund LP (“EVF”) and (c) 311,467 shares of the Combined Company’s common stock held by EV FR SPV LLC (“FR SPV” and collectively with EGF and EVF, the “Energize Funds”). John Tough is the Managing Partner of EVF and has sole voting and investment power over the shares held by EVF and as such may be deemed to be the beneficial owner of such shares. Mr. Tough disclaims any beneficial ownership of the shares held by EVF. Energize Growth I GP LLC (“Growth GP”) is the general partner of EGF and Energize Ventures GP LLC (“Ventures GP”) is the manager of FR SPV. John Tough is the Managing Partner of Growth GP and Ventures GP and has sole voting and investment power over the shares held by the Energize Funds. As such, Mr. Tough may be deemed to be the beneficial owner of such shares. The business address of the Energize Funds is c/o Energize Ventures, 1 South Wacker Drive, Suite 1620, Chicago, IL 60606.

As of             , 2021, the Record Date, the Sponsor and ENNV’s directors and officers beneficially own approximately 19% of the outstanding shares of ENNV common stock. As a result, the Sponsor and ENNV’s directors and officers may be able to effectively exercise influence the outcome of all matters requiring approval by our stockholders, including the election of directors, amendments to our Existing Charter and approval of significant corporate transactions, including approval of the Business Combination. The Sponsor and ENNV’s directors and officers have agreed to vote their respective Founder Shares, as well as any shares of ENNV Class A common stock acquired during or after the ENNV IPO, in favor of each of the Proposals presented at the Special Meeting.
After the consummation of the Business Combination, the Sponsor is expected to own warrants to purchase an additional 5,702,667 shares of Combined Company common stock. The warrants will not be exercisable until 30 days following the consummation of the Business Combination. Assuming the exercise of all of the Sponsor’s warrants (and none of the public warrants), the Sponsor, its affiliates and ENNV’s directors and officers would be deemed to own 15,751,720 shares of Combined Company common stock, which constitutes 11.0% of the Combined Company common stock outstanding assuming no redemptions, or 13.4% of the Combined Company common stock outstanding assuming maximum redemptions, in each case on a fully diluted basis.

INFORMATION ABOUT FAST RADIUS
Unless the context otherwise requires, all references in this section to “Fast Radius,” “we,” “us,” or “our” refer to Fast Radius, Inc. and its subsidiaries prior to the consummation of the Business Combination.
Our Mission
Our mission is to Make New Things Possible to advance the state of the world. We believe in the importance of manufacturing—not just for the things we make, but the things we make possible. But we also believe that how we make and move things is fundamentally broken—global supply chains are rigid, wasteful, and inaccessible. Our vision is to build a new infrastructure to design, make, and move physical products in the digital age.
Company Overview
Fast Radius is a leading cloud manufacturing and digital supply chain company. Founded in 2017, Fast Radius is headquartered in Chicago with offices in Atlanta, Louisville, and Singapore and micro-factories in Chicago and at the United Parcel Service (“UPS”) Worldport facility in Louisville, Kentucky. Fast Radius has over 303 full-time employees and works with companies across industries and throughout the product design and manufacturing lifecycle.
Since 2017, we have served over 2,000 customers, produced over 12 million parts, and our Cloud Manufacturing Platform has evaluated over 85,000 unique designs. We serve customers of all sizes and across industries, including early-stage start-ups, established mid-size companies, and larger firms, including 45 of the Fortune 500.
Fast Radius has built and is scaling a Cloud Manufacturing Platform which includes both physical infrastructure – Fast Radius micro-factories and third-party supplier factories – and a proprietary digital infrastructure software layer. Our Cloud Manufacturing Platform supports engineers, product developers, and supply chain professionals across what we consider the four critical stages of product design and manufacturing: Discover, Design, Make, and Fulfill:

•	Discover: The platform provides insight early in the design and engineering process, including the ability to compare technologies and materials.

•
Design:
The platform provides engineers with real-time design insights and feedback across a range of manufacturing technologies and materials to help engineers optimize designs, improve yields, and select the right approach to manufacture their parts. This machine-learning powered tool leverages proprietary data captured during the production of parts in our micro-factories.

•	Make: When customers are ready to order parts, the platform provides a modern front-end user experience to facilitate the ordering and procurement process for industrial-grade parts.

•	Fulfill: The platform allows engineers to store certified part designs in our Virtual Warehouse and eliminate the need for expensive and wasteful physical storage.

We believe our Cloud Manufacturing Platform ultimately enables a new infrastructure to make and move physical products—one that is more flexible, sustainable, and accessible than current global supply chains.
We offer a wide and growing range of manufacturing technologies including additive manufacturing (often referred to as 3D Printing), Computer Numerically Controlled (“CNC”) machining, injection molding, sheet metal, urethane casting, and other manufacturing methods. We offer these manufacturing capabilities through our own micro-factories as well as a network of curated third-party suppliers.
As of December 2021, we have four micro-factories leveraging the following manufacturing technologies: (1) CNC machining, (2) Carbon DLS, (3) HP Multi-Jet Fusion, and (4) Stratasys FDM. Our Chicago location was recognized by the World Economic Forum as one of the nine most advanced factories in the world embracing the tools of Industry 4.0. In addition to our full micro-factories, we also have a suite of other technologies that we offer for small scale application and development, including machines from Formlabs and Desktop Metal. We plan to continue expanding the breadth of our micro-factories in the coming quarters across a wide range of manufacturing technologies. In December 2021, we launched a new solution that allows customers to partner with us to design and stand up customized advanced microfactories, which are owned and operated by Fast Radius but tailored to a customer’s production needs and manufacturing methods.
In addition to our own micro-factories, we utilize a network of third-party suppliers to produce parts on behalf of our customers. These suppliers are curated and vetted for quality and key capabilities. Unlike a “marketplace” model where thousands of suppliers can sign up to participate, we rely on a much smaller set of partners which allows us to better manage production quality, turnaround times, materials certifications and other operational requirements.
We have grown our revenue at a compound annual growth rate (“CAGR”) of 87% from 2017 through September
30, 2021. Since 2017, we have served over 2,000 customers, produced over 12 million parts, and our Cloud Manufacturing Platform has evaluated over 85,000 unique designs. This growth has been driven by both an increase in revenue of existing customers and the on-boarding of new customers to our platform. Our Net Promoter Score (“NPS”) as of November 2021 was 73,
1
which exceeds the industry average NPS of 51% for manufacturing companies and is reflective of our commitment to providing a best in class customer service experience.
2

1	Our Net Promoter Score was derived through regular online surveys we send to customers after parts have been shipped to and/or received by the customer.
2
NPS is a score that measures the likelihood of users to recommend a company’s products or services to others, and ranges from a low of negative 100 to high of positive 100, and benchmark scores can vary significantly by industry. A score greater than zero represents a company having more promoters than detractors. Industry average NPS is based on survey data from Clearly Rated: https://www.clearlyrated.com/solutions/2021-nps-benchmarks-for-b2b-service-industries/.

We are an early-stage company with a history of losses since our incorporation in 2017 and have funded our cash flow deficits primarily through the issuance of capital stock. As of September 30, 2021, we had an accumulated deficit of approximately $97.9 million, including net losses of approximately $42.5 million for the nine months ended September 30, 2021 and net losses of approximately $21.7 million for the year ended December 31, 2020 and approximately $18.3 million for the year ended December 31, 2019. We expect to continue to incur operating losses and negative cash flow as we continue to invest significantly in research and development efforts, sales and marketing and other aspects of our business. See the section entitled “
Risk Factors — Risks Related to Our
Operating History
” for more information.
Fast Radius is led by Co-Founder and CEO Lou Rassey, a manufacturing industry pioneer who helped architect and lead McKinsey & Company’s work in Industry 4.0. Our leadership team includes other experienced, visionary executives with proven track records across high-growth technology businesses. We believe the team we have assembled is uniquely suited to continue scaling our Cloud Manufacturing Platform.
Industry Background
According to management estimates and third party reports, we estimate that our total addressable market (“TAM”) is over $350 billion globally. This TAM includes the manufacturing of custom parts in volumes less than 100,000 units across the following manufacturing methods: CNC machining, injection molding, sheet metal, and additive manufacturing. We believe that our emphasis on production volumes (as opposed to prototypes) allows us to serve customers up to the 100,000 unit volume threshold and, in turn, allows us to address the full $350 billion market.
The custom parts manufacturing market is experiencing a wide range of disruptive innovations broadly characterized as “Industry 4.0.” This includes new technologies across nearly every stage of the product development and manufacturing value chain, many of which are directly incorporated into the Fast Radius Cloud Manufacturing Platform as highlighted below:

In addition to these Industry 4.0 innovations, we are seeing other trends in our industry which we believe will be supportive to our industry and business model, including:

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Expertise gap in Industry 4.0:
These Industry 4.0 technologies and innovations are here, but we see a skill gap to embrace these new tools. Engineers and companies need support to fully capitalize on the potential of these new tools.

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Consumerization of B2B:
Professionals are demanding a modern, digital-first customer experience when interacting with their vendors, just as they experience in their consumer lives. On-demand fulfillment is now expected by customers and new, digital-driven ways of working have been accelerated by the COVID-19 pandemic.

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More agile and sustainable supply chains:
Customers and countries are demanding more resilient and sustainable supply chains, including more distributed, localized production to mitigate risk and drive more localized sourcing.

Our Market Opportunity
Today’s infrastructure to make and move physical products is rigid, wasteful, and inaccessible. Parts are often produced in centralized mega-factories, shipped in slow-moving, carbon-intensive supply chains, and stored in massive warehouses where trillions of dollars of inventory are tied up. At the other end of the spectrum are the sub-scale manufacturers.
These sub-scale manufacturers are highly fragmented; for example, based on data from the U.S. Census Bureau, approximately 90% of the machining in the U.S. is done by sub-scale firms with less than 500 employees and approximately 68% is done by firms with less than 100 employees.
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While these manufacturers have played an important role in the manufacturing economy of the past generation, we believe that many of these companies may not have the expertise or investment capital to deliver a modern, software-driven customer experience, to invest in next-generation factory infrastructure embracing Industry 4.0, or to allocate meaningful resources to new customer acquisition.
Fast Radius Solution - Cloud Manufacturing Platform
TM
Fast Radius is displacing this rigid, wasteful, and outdated infrastructure with a new approach – the Cloud Manufacturing Platform – which is a more flexible, sustainable, and accessible infrastructure to make and move physical products:

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Instead of centralized mega-factories, Fast Radius is building localized micro-factories, enabling a more distributed manufacturing footprint which allows for products be produced closer to the point of consumption.

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Instead of slow-moving, carbon intensive supply chains, Fast Radius allows customers to move parts “at the speed of light” by shipping digital part files across the internet and producing them in a local micro-factory.

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Instead of physical inventory, the Fast Radius Virtual Warehouse enables a new paradigm of digital inventory where part designs and manufacturing instructions are stored in the Virtual Warehouse and produced on-demand when and where they are needed.

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Instead of sub-scale operators struggling to embrace Industry 4.0 innovations, the Fast Radius Cloud Manufacturing Platform embraces the new tools of Industry 4.0 to enable a modern, software-driven end-to-end customer experience that is accessible to anyone with a browser.

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Census Bureau, 2017 Statistics of U.S. Businesses Annual Data Tables by Establishment Industry: https://www.census.gov/data/tables/2017/econ/susb/2017-susb-annual.html; U.S. Census Bureau, 2017 County Business Patterns and Economic Census: https://www2.census.gov/programs-surveys/susb/tables/2017/us_state_naics_detailedsizes_2017.xlsx.

The Fast Radius Cloud Manufacturing Platform consists of the physical and digital infrastructure that ultimately enables this new, more flexible, sustainable, and accessible way to make and move products around the world. Specifically, the Cloud Manufacturing Platform consists of the following layers:

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Infrastructure:
This includes the physical factories – both our own micro-factories and our network of third-party factories – which are used to manufacture custom parts, gathering proprietary manufacturing data throughout the process.

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Digital Thread and Learning Engine:
Our digital thread is the “DNA” of how every part is manufactured. This includes not just the CAD file, but also all the manufacturing instructions and data from when the part is made and fulfilled. Within this layer, we also have a learning engine which utilizes machine learning to allow us to get smarter with every part we make. The learning engine provides real-time insights on costs, manufacturability, anticipated yield, and other real-time feedback.

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Operating System:
Our operating system powers the end-to-end customer experience. It includes orchestration across sales, marketing, customer, factory operations, and fulfillment. This operating system is designed to host applications and services – both Fast Radius-developed applications and, over time, applications which will be developed by third parties.

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Applications & Services:
This is the customer-facing layer which includes the applications and services which we provide to our customers. Currently we have three applications running on our Cloud Manufacturing Platform: (1) Fast Radius On-Demand, (2) Fast Radius Additive Launch, and (3) Fast Radius Virtual Warehouse.

We also have a roadmap of additional applications and services that we plan to build on our Cloud Manufacturing Platform, including applications and services which will be developed by third-party developers and hosted on our platform. A description of the current applications on the platform are as follows:

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Fast Radius On-Demand:
Our customers use this offering to compare manufacturing technologies and material types and then ultimately process an order for on-demand parts. The On-Demand application is built for production, not just prototyping, allowing customers to scale to high-volume production on the platform.

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Fast Radius Additive Launch:
This application is designed for customers who are seeking to utilize additive manufacturing in production applications (as opposed to just prototyping). These customers leverage the Fast Radius Additive Launch application to gain design insights for various additive manufacturing techniques, with a goal to launch a new product with additive manufacturing.

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Fast Radius Virtual Warehouse
:
Instead of storing parts physically in a warehouse, this application allows our customers to store their part designs and manufacturing instructions digitally in the Fast Radius Cloud Manufacturing Platform and produce them when and where they are needed, driving material savings and waste reduction by eliminating the need for physical inventory.

Customer Examples
We work with customers across industries, including industries that have exceptional requirements for quality, such as aerospace, automotive, and medical devices. Below are customer case studies that provide more context on how customers engage with the various application and service offerings of the Cloud Manufacturing Platform.

Fast Radius On-Demand
An example customer for our On-Demand offering is Curtiss Motorcycle (“Curtiss”). Curtiss is developing a new electric motorcycle and originally came to Fast Radius looking for prototype parts for their new bike. When they realized that the Fast Radius On-Demand offering allowed them to ramp to volume production, they expanded well beyond prototyping and are using Fast Radius to manufacture their electric motorcycle leveraging 8 different manufacturing technologies across over 100 parts.
The On-Demand application allows Curtiss and other customers to compare materials and manufacturing types, process orders, and gain visibility into the status of production.

Curtiss Motorcycle bike which has over 100 parts from Fast Radius across 8 different manufacturing technologies.

As we see with many of our customers, once Curtiss understood the benefits of the Fast Radius Cloud Manufacturing Platform, they expanded their relationship with Fast Radius. Curtiss expanded from the first part to now over 225 parts across two bike models.
Fast Radius Additive Launch
Fast Radius is a world-recognized leader in production-grade additive manufacturing (also referred to as 3D printing), having earned the distinction from the World Economic Forum as having one of the nine most advanced factories in the world. Given this, customers often come to us looking for support in launching new products and applications uniquely enabled by additive manufacturing.
The Fast Radius Additive Launch service includes a combination of software tools and technical expertise to support customers through the lifecycle – from determining the right manufacturing technology, material type, and part design all the way through to volume production and product launch.
One customer example is Aptiv, a leading tier-1 automotive supplier. Aptiv came to Fast Radius because they understood the cost and flexibility benefits of additive manufacturing and were looking for a partner to help launch new products to embrace these benefits. The Fast Radius Additive Launch application allowed Aptiv to gain design feedback from our software, engage with technical expertise to iterate on product designs, and ultimately to leverage a world-class additive manufacturing production capability.

Aptiv now relies on Fast Radius for numerous production parts which are being used in vehicles on the road today. Aptiv continues to expand their relationship with Fast Radius, adding more parts to the Platform and further strengthening the long-term partnership with Fast Radius.
Fast Radius Virtual Warehouse
One of the benefits of the Cloud Manufacturing Platform is the ability to store part designs and manufacturing instructions virtually. This is more than just the CAD file. Fast Radius has architected a proprietary “build package,” which codifies all the manufacturing instructions, historical manufacturing data, and knowledge about part-specific variability. This “build package” allows Fast Radius to produce parts consistently across multiple locations, allowing customers to store their parts digitally. Customers then have the confidence that when they need to replenish their parts, they can do so knowing that the part will have consistent quality over time and future micro-factory locations. We call this application our Virtual Warehouse.

One example of a customer leveraging our Virtual Warehouse is Satair, a subsidiary of Airbus. Satair was looking for a supply chain solution to manage their key parts for airplane maintenance. The Fast Radius Virtual Warehouse allows Satair/Airbus to obtain airplane repair parts when and where they need them with much faster turnaround times than their prior approach. Fast Radius currently hosts dozens of parts for Satair/Airbus in the Virtual Warehouse and this library of parts for Satair/Airbus continues to expand as Fast Radius and Satair/Airbus evaluate additional parts which would be benefit for the Virtual Warehouse.
Our Growth Strategy
Over the last several years, we have developed a model to drive meaningful growth across commercial and operational infrastructure. Our growth strategy includes the following elements:

•	Existing customer expansion

•	New customer acquisition

•	Manufacturing capability expansion

•	Geographic expansion

•	Continued development of our apps and services ecosystem

•	Opportunistic acquisitions to accelerate capability and geographic expansion
Existing Customer Expansion
We have experienced a significant “flywheel” of growth across many of our customers. Once we become a trusted supplier for a customer, we often see an expansion in both the number of unique parts we are producing for that customer and an expansion in the number of engineers or pods of engineers that we are working with at a customer. Examples of this “flywheel” include what we’ve experienced with Curtiss, Aptiv, and Satair/Airbus as described above.

We are investing heavily in customer expansion with Fast Radius Account Executives who are tasked with expanding the size of our existing customers. We are also investing in various digital marketing tactics to target individuals at existing customers to raise awareness of our capabilities and existing relationship with an incumbent customer.
In addition, customers often look to us as they ramp up from prototyping and initial production to volume production in the tens of thousands of units. We believe our focus on production-grade quality will allow us to continue this expansion and increase revenue within our existing customers.
New Customer Acquisition
We have three primary customer acquisition channels:

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Digital Marketing.
We have built a modern digital marketing technology stack which allows us to efficiently target late-funnel, high value prospects through various digital channels and on-board them to our Cloud Manufacturing Platform.

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Inside Sales.
Our inside sales channel is similarly scalable with a technology-based platform which allows us to train, manage and coach our inside sales professionals to improve their prospecting and yield.

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Business Development.
We have many customers who individually represent an addressable market measured in the hundreds of millions of dollars or more. For these customers, we are investing in a higher-touch business development motion, often dedicating a meaningful portion of an engineer and sales professional’s time to onboard and expand these customers within our Cloud Manufacturing Platform.

In each of these channels, we have demonstrated an ability to acquire new customers in a cost-efficient, scalable way. Moreover, when we acquire a new customer, our “flywheel” of growth expands to these new customers as well.
Manufacturing Capability Expansion
As of December 2021, we have four micro-factories leveraging the following manufacturing technologies: CNC machining, Carbon DLS, HP Multi-Jet Fusion, and Stratasys FDM. We plan to continue expanding the breadth of our micro-factories in the coming quarters across a wide range of manufacturing technologies. In December 2021, we also launched a new solution that allows customers to partner with us to design and stand up customized advanced microfactories, which are owned and operated by Fast Radius but tailored to a customer’s production needs and manufacturing methods.
Our micro-factories are designed to be “copy and pasted” for scale, with each element of the physical and digital workflow operating the same way across locations. This allows us to both control the quality of production regardless of the location of the micro-factory and also facilitates our ability to scale our micro-factory footprint quickly and cost-efficiently.
As we expand our micro-factory footprint, our network of distributed micro-factories will enable a new level of supply chain resiliency. Because each micro-factory is a “copy”, our customers will have the confidence that regardless which micro-factory (or continent) a part is produced in, the part will have the same quality and consistency. This will enable entirely new supply chain models in which parts are produced closest to where they are needed, reducing waste throughout the supply chain.
In addition to the expansion of our micro-factories, we will continue to expand our relationships with third-party suppliers. This includes on-boarding new partners with additional capabilities and geographic coverage. We will also continue deepening the partnerships with existing suppliers to include further software-driven integration with the Cloud Manufacturing Platform, including software tools to support production scheduling, manufacturing, quality, and fulfillment.

Geographic expansion
We plan to expand our micro-factory model across multiple geographies around the world. We believe our geographic expansion strategy will allow us to both serve our existing customers more broadly, while also expanding our potential customer base within these new geographies.
We have a partnership with UPS, which includes a commitment to provide UPS a “right of first offer” on supporting the expansion of new facilities. This commitment does not limit Fast Radius’s ability to select the location that is right for us, but it does provide a helpful partner as we evaluate specific locations for our global expansion. We see many benefits of locating these facilities strategically adjacent to UPS hubs and other strategic partners as it allows us to provide more efficient supply chain solutions to our customers.
Applications and Services Expansion
Our Cloud Manufacturing Platform is designed to host a range of software applications and services developed by both Fast Radius and by third-party developers. Going forward we believe this evolving ecosystem of applications and services will drive additional production revenue from our customers by increasing the utility and stickiness of the platform.
Our software roadmap also calls for applications and services which will drive direct software revenue. To date we are providing all of our applications and services without any direct cost to our customers. We believe this approach facilitates production revenue and reduces friction to bring new customers on to the Cloud Manufacturing Platform. However, over time, we plan to charge directly for various premium applications and services, which will drive incremental revenue above and beyond the parts production revenue.
Opportunistic Acquisitions
We believe our organic growth plan is economically and operationally attractive. We also believe there will be accretive acquisition opportunities to accelerate software development, manufacturing capabilities, and geographic expansion. In evaluating any potential acquisitions, we will understand the costs of organically building a capability or geographic presence and weigh this cost with the cost of an acquisition. If we believe an acquisition is the most attractive path to increase enterprise value, we expect to pursue these acquisitions.
Our Competitive Strengths
The Fast Radius Cloud Manufacturing Platform is a fully-integrated physical and digital infrastructure that creates tangible benefits for companies bringing physical products to the world. This infrastructure also creates a more sustainable way to make and move products around the world – ultimately making Fast Radius’ offerings attractive to customers who value more sustainable solutions.
As the Fast Radius Cloud Manufacturing Platform scales, we are also creating a compelling competitive moat. The execution of this plan is being led by a world-class management team with deep experience building high-growth technology-based businesses.
Benefits
Benefits of our platform include:

•	Access. Our cloud gives anyone access to manufacturing services across the product lifecycle that can be accessed wherever and whenever a customer needs them.

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Speed.
The Cloud Manufacturing Platform enables innovation and production in manufacturing to be much faster. With access to new technologies like industrial-grade additive manufacturing, and simplified supply chains, customers can get their parts in days instead of months.

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Elasticity.
With our platform, customers use only the resources they need and can scale-up with their demand. The platform can produce a few parts or a few thousand parts, with carbon-friendly digital warehouses, rather than wasteful physical storage, and on-demand human expertise when customers need it, rather than constant hiring.

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Knowledge.
The data collected through our micro-factories and supplier network feeds our learning engine on top of which all of our apps and services are built. Our software is making this knowledge universally available.

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Global Reach.
With a combination of our growing network of internal micro-factories and our extensive international supplier network, parts can be produced and shipped where customers need them when they need them.

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Cost Advantage.
Our Cloud Manufacturing Platform, capital expenses (factory equipment, physical storage, maintenance) are traded for variable expenses (production and virtual warehousing) when customers need them. We bring advanced manufacturing technologies many companies could not afford to invest in alone.

Sustainability
The Fast Radius Cloud Manufacturing Platform provides for a fundamentally more sustainable way to make and move parts around the world. Drivers of a more sustainable supply chain include:

•	Reduced Transportation Emissions. Local on-demand micro-factory model enables on-shore production, cutting off significant amounts of transportation emissions.

•	Reduced Energy Consumption. Bundling together digital warehousing and local on-demand part production enables reduction in inventory and cuts the emissions generated by the warehousing.

•	Reduced Material Waste. Additive manufacturing enables optimized part design, reducing consumption of production materials.
Making, storing and moving parts through the Cloud Manufacturing Platform reduces emissions from transportation, reduces waste from storage and obsolete inventory, all while empowering engineers to make smarter design choices from the start.
Competitive Moat
We believe we are building a sustainable competitive moat with the following key attributes:

•	Proprietary technology. Proprietary Cloud Manufacturing Platform protected by patent filings, trade secrets and application-specific expertise.

•	Operations advantage. Micro-factory orchestration and end-to-end technology platform delivers consistent and positive customer experience.

•	Systems integration and scale advantage. Hard to replicate integrated system, with a world-recognized factory combined with a network, proprietary operating system and applications platform.

•	Network effects. Application, user, data and network flywheels: more users, more parts, more insights, more team members, better production.

•	High switching costs. Customers invest fixed costs to certify Fast Radius for production and Fast Radius owns the manufacturing process data.

Customers
Since 2017, we have served over 2,000 customers, produced over 12 million parts, and our Cloud Manufacturing Platform has evaluated over 85,000 unique designs. Our customers are companies that make physical products and need custom manufactured components. We serve customers across industries, including in the automotive, aerospace, medical device, industrial, and consumer verticals. Approximately 93% of our revenue in 2020 came from customers in North America. For the year ended December 31, 2020, one customer made up approximately 21.6% of our revenue. However, for the trailing twelve months through September 30, 2021, approximately 4.1% of our revenue was attributable to this customer.
For many of our customers, we are a certified production supplier. This typically means that the customer has conducted on-site audits of our factories, assessed our quality management system, and verified our certification statuses. For these customers, we are producing both prototypes and parts that are used in end-use, final production products. We serve customers of all sizes, including early-stage start-ups, established mid-size companies, and larger firms, including 45 of the Fortune 500.
We provide our customers with parts produced across manufacturing technologies, including CNC machining, injection molding, additive manufacturing, and other manufacturing techniques. The majority of our order volume is with customers who ordered parts from us across more than one manufacturing technology. In the future, Fast Radius also expects to earn revenue directly from software in addition to custom manufactured components.
Research and Development
The manufacturing market is undergoing rapid technological advancements across software, automation, and manufacturing technologies. We invest significant resources into ongoing research and development programs because we believe that our ability to maintain and extend our market position depends in part on technologies that offer unique benefits to our customers and differentiation versus our competitors. Our research and development team is responsible for the development of new products and product improvements as well as the development of new technologies that enable those products with scalable automation and differentiated product features. Our research and development team has talented individuals with engineers, scientists, and technicians with expertise in software systems and architecture, data science and engineering, product design, mechanical engineering, and manufacturing engineering. Our team has deep experience in these disciplines and experience working in respected organizations that focus on these technologies across our key industry verticals.
Our primary areas of focus in research and development include, but are not limited to:

•	Software applications that provide our customers with a modern software experience and the ability to access our cloud manufacturing infrastructure;

•	Data science and engineering that gathers data across our operations and connects our factories and supply chain in order to drive highly informed data driven decisions and operations;

•	Data analysis and machine learning technologies that analyze manufacturing data and information to optimize our factory operations and provide customers with insights and expertise;

•	Factory technologies including factory software and automation, metrology and quality systems, and computer vision;

•	Digital design, including software tools that streamline and optimize design of mechanical components; and

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Integration with other third-party software and computing infrastructure which can further expand the capabilities of the cloud platform (for example, connectivity with data science and engineering software tools).

Intellectual Property
We will continue to invest in and protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright, and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees and through non-disclosure agreements with our vendors and business partners. Unpatented research, development, know-how and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.
As of October 1, 2021, we have filed five provisional patent applications in the United States, and we have licensed one non-provisional patent application in the United States. We also have numerous trademarks registered in the United States and other countries. Fast Radius’s patent applications are directed toward, among other inventions, cloud manufacturing software, online user experiences and tools for cloud manufacturing, and digital factory operations.
Employees
Our employees are central to our and our customers’ success. As of September 30, 2021, we had approximately 303 full-time employees, primarily based in the greater Chicago, Illinois area, in addition to our other locations. We also engage numerous consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in engineering, research and development, sales, operations, and related functions. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are subject to a collective bargaining agreement or represented by a labor union. We are committed to building a diverse, equitable, and inclusive workplace across all roles.
Our human capital objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees and consultants through the granting of stock-based compensation awards and cash-based performance awards.

Facilities
Our corporate headquarters is located in an approximately 15,000 square foot facility that we lease in Chicago, IL. This lease expires in September 2022. We also lease additional facilities in Illinois, Kentucky, Georgia, and Singapore which are summarized below. In November 2021, we entered into a new agreement for Sales & Operations in Chicago. Our lease with UPS at their Worldport facility in Louisville, KY will automatically renew for 12 months in December 2021 unless earlier terminated by the parties. We believe that our facilities are adequate for our needs through at least mid-2022. We are actively building our micro-factory expansion roadmap. When we need additional space for this expansion, we believe we will be able to obtain additional space on commercially reasonable terms.

Location	~Size (sq. ft.)	Lease Expiration	Purpose
Chicago, IL (Main)	15,000	September 2022	Headquarters, Innovation Center, and Micro-factories
Chicago, IL	50,000	February 2026	Micro-factories
Chicago, IL	30,000	August 2023	Sales & Operations
Louisville, KY	3,000	December 2021	Micro-factory located on UPS’s Worldport facility
Atlanta, GA	2,000	April 2022	Sales & Operations
Singapore	500	May 2022	Operations
Government Regulations
We are subject to various laws, regulations and permitting requirements of federal, state and local authorities, including related to environmental, health and safety; anti-corruption and export controls. We believe that we are in material compliance with all such laws, regulations and permitting requirements.
Environmental Matters
We are subject to domestic and foreign environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. We are required to obtain environmental permits from governmental authorities for certain operations.
The export of our products internationally from our production facilities subjects us to environmental laws and regulations concerning the import and export of chemicals and hazardous substances such as TSCA and REACH. These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our systems and other products.
See “
Risk Factors—We are subject to environmental, health and safety laws and regulations related to our operations, which could subject us to compliance costs and/or potential liability
” for additional information about the environmental, health and safety laws and regulations that apply to our business.
Export and Trade Matters
We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance time and may add additional overhead cost to our products. In recent years the United States government has a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance thereunder have imposed additional controls and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future products may be subject to these heightened regulations, which could increase our compliance costs.
See “
Risk Factors—Failure of our global operations to comply with anti-corruption laws and various trade restrictions, such as sanctions and export controls, could have an adverse effect on our business
” for additional information about the export and trade laws and regulations that apply to our business.
In October 2021, based on an internal review, we became aware of certain additional customs duties likely owed to CBP. We have initiated a voluntary disclosure to CBP of certain possible errors in the declaration of imported products relating to value, classification, and other matters. As part of our disclosure, we have begun a comprehensive review of our import practices in order to quantify the loss of revenue that may be required in connection with the voluntary disclosure to CBP. We are working diligently to provide CBP with a complete and accurate analysis and such efforts are expected to be ongoing. Based on currently known information, we have recognized a $1.0 million charge within “Cost of revenues” in our Consolidated Statement of Operations for the current year. We may be liable to CBP for additional unpaid duties and interest. The resolution of this prior disclosure could be material to our cash flows in a future period and to our results of operations for any period. See “
Risk
Factors—Our existing and planned global operations subject us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with selling custom parts and other products in non-United States locations
” for additional information about the import duties and regulations imposed by CBP that apply to our business.
Competition
Our primary competitors are the fragmented, sub-scale manufacturing firms which serve the majority of our market today. For example, based on data from the U.S. Census Bureau, approximately 90% of machining in the U.S. is done by sub-scale firms with less than 500 employees and 68% is done by firms with less than 100 employees. These competitors often do not have the scale or expertise to provide the modern, digital end-to-end experience the Fast Radius Cloud Manufacturing Platform provides.
Other companies are also bringing new business models to this fragmented industry, including digital brokerage platforms, on-demand and additive manufacturing providers, and large-scale contract manufacturers.
We believe that our cloud manufacturing technology offers customer benefits that are highly desired by the market and not available from alternative solutions. We are well-positioned to compete in our industry based on the following competitive strengths:

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Our platform was designed from the beginning to support production at scale up to 100,000 units. We also serve companies in the prototyping and end-of-life transition stages where the volumes are lower, given the elastic nature of our platform. This production focus is backed by a quality management system that has been certified to produce parts at production volumes for leading manufacturers across industries including automotive, aerospace, and medical devices. We believe this volume production and industrial-quality focus will allow us to capture a much larger portion of the addressable market than many other competitive solutions optimized for lower volumes and prototype-grade quality.

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The Cloud Manufacturing Platform is designed for applications and services to be built on top of it. Some competitors offer on-demand manufacturing, but our platform offers a growing suite of applications, including Fast Radius On-Demand, Fast Radius Additive Launch, and Fast Radius Virtual Warehouse. We and third-party developers plan to continue expanding this library of software applications and manufacturing services, creating a unique ecosystem built on a foundation of proprietary data.

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The Cloud Manufacturing Platform includes applications that leverage data collected from our factories. These applications provide users with feedback and information about how to design their parts and configure their orders for best results and lowest cost. We believe most competitors cannot capture the same level of data fidelity since they do not manufacture the parts themselves (e.g., digital brokerages) or they do not have the Industry 4.0 factory infrastructure (e.g. sub-scale, fragmented machine shops).

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The Cloud Manufacturing Platform provides an end-to-end manufacturing service solution, with user applications and services, digital and physical infrastructure, a learning engine powered by data aggregated from user orders and manufacturing operations, and an operating system that links the components and orchestrates the platform.

•	The Fast Radius platform covers the entire product lifecycle, allowing users to monitor where these parts are during production and fulfillment.

•	We operate our factories using our own manufacturing execution software, which allows us to monitor and control factory operations in real time.

•
We have a quality system for internal production that is very capable and that can satisfy customer requirements across multiple industries. The quality system for our suppliers is rigorous and scalable.

Market Landscape
The term Cloud Manufacturing draws its name from cloud computing, and there are many similarities between the two. Both employ internet-connected facilities where users access shared physical resources; both use software to orchestrate operations between systems and information; and both allows users to build applications without having to invest in complex infrastructure. The chart below draws a direct comparison to the components of each concept.

With this framing in mind, Fast Radius is positioned at a unique intersection of next-generation infrastructure, software, and Industry 4.0 innovations around advanced manufacturing.
Legal Proceedings
We may be subject from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. We intend to recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates.

FAST RADIUS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of Fast Radius’ financial condition and results of operations should be read in conjunction with Fast Radius’ financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involve risks and uncertainties. References in this section to “Fast Radius,” “we,” “us,” “our” and “the Company” are intended to mean the business and operations of Fast Radius, Inc. and its consolidated subsidiary prior to the Business Combination and to the Combined Company after giving effect to the Business Combination.
Overview
Fast Radius is a leading cloud manufacturing and digital supply chain company. Founded in 2017, Fast Radius is headquartered in Chicago with offices in Atlanta, Louisville, and Singapore and micro-factories in Chicago and at the UPS Worldport facility in Louisville, Kentucky. As of September 30, 2021, Fast Radius had approximately 303 full-time employees and works with companies across industries and throughout the product design and manufacturing lifecycle.
Fast Radius has built and is scaling a Cloud Manufacturing Platform which includes both physical infrastructure – Fast Radius micro-factories and third-party supplier factories – and a proprietary software layer. Our Cloud Manufacturing Platform supports engineers, product developers, and supply chain professionals across the product design and manufacturing lifecycle.
We offer a wide and growing range of manufacturing technologies including additive manufacturing (often referred to as 3D printing), CNC machining, injection molding, sheet metal, urethane casting, and other manufacturing methods. We offer these manufacturing capabilities through our own micro-factories as well as a network of curated third-party suppliers.
Key Factors Affecting Results
We believe that our future success will be dependent on many factors, including those further discussed below. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth and improve the results of our operations.
Cost-effectively attracting new customers
A key growth driver for us is
on-boarding
new customers to our Cloud Manufacturing Platform. In addition to customer referrals and brand marketing, we acquire customers through three primary acquisition channels: (1) digital marketing, (2) inside sales, and (3) business development. In order to continue our growth and scale to profitability, these customer acquisition investments must continue to yield new customers at a cost that is well below the long-term value of these new customers. This includes scaling the breadth of the customer-facing elements of our software and driving adoption of these software elements to reduce cost-to-serve.
Growing revenue within existing customers
When we acquire a new customer, we typically start our new relationship with a small number of custom parts. Once we successfully produce the customer’s initial order, customers will typically return to Fast Radius for part replenishment and for consideration across new parts. This often requires customers to certify Fast Radius as a production supplier, a process which often includes on-site
factory audits,
in-depth
review of the Fast Radius quality management systems, and industry-specific capability verification and part-specific production verification (i.e. “PPAP”, or part production approval process). In order to grow our business with customers that require a production certification, we need to pass these supplier on-boarding
elements and maintain the requirements necessary to be considered a certified supplier.
In order to continue our growth across all existing customers, we must produce high quality parts, expand our relationships within existing customers, and ultimately increase the number of parts for which Fast Radius is the customer’s production partner. If we are unable to accomplish one or more of these requirements, our growth within existing customers may be impaired which could negatively impact the overall growth trajectory of Fast Radius.
Expanding our micro-factory network
As we further enhance the
front-end
customer experience of our Cloud Manufacturing Platform and
on-
board new customers and new parts, we will need to continue expanding both our Fast Radius-owned micro- factories and our network of third-party suppliers.
Our micro-factories have been architected for scale since inception. The combination of our proprietary software operating system, replicable manufacturing operations, and strict quality control procedures are designed to ramp up new micro-factories quickly and cost-effectively. Each micro-factory is a deployment of a specific manufacturing technology (e.g., a micro-factory specific for Carbon DLS, another distinct micro-factory CNC machining, etc.). We evaluate our micro-factory expansion in two primary categories: (1) geographic expansion and (2) manufacturing technology expansion:
Micro-factory geographic expansion
Our micro-factory operations, software, and quality processes have been designed to be “copy and pasted” to new locations around the world. Similar to how other advanced manufacturing technologies have successfully scaled their manufacturing footprint (e.g. semi-conductor companies), we operate under a principle of “copy exactly” where every element of an initial micro-factory will be copied to the next micro-factory of the same technology. We control and maintain critical aspects of the operation – from the factory layout to materials handling to the technician “morning huddle” routine. This principle allows us to maintain consistent quality for production parts regardless of the micro-factory location in which the parts are being produced. This enables us to deliver solutions such as our Virtual Warehouse so that customers can have the confidence that if they need their part produced at a micro-factory in Chicago or a micro-factory in Louisville, the quality and consistency of the part will be the same, regardless of the location of production. As we expand our micro-factory footprint to locations around the world, this consistent quality of our “copy exactly” model will become even more important and valuable to our customers looking to produce parts proximate to where they are needed.
In order to successfully scale our micro-factory network, we must maintain this “copy and paste” approach to deliver the high-quality solutions we believe our customers will demand. If we are unable to maintain this consistent quality, on-time
delivery, and cost structure across our network of micro-factories, our growth and profitability may be impaired.
Micro-factory technology expansion
We will also invest in new micro-factories which operate on manufacturing equipment that is different than the equipment we currently operate. Our technical team continually evaluates potential manufacturing technologies to invest in and we are also guided by input from our customers. Once we determine a new technology for which to create a micro-factory, we rely on our proven approach across software and processes to onboard these new manufacturing technologies onto the Cloud Manufacturing Platform. This allows us to ramp up new micro-factories while ensuring the quality, cost structure, and operational efficiencies are maintained across both existing and new micro-factories.

In order to continue expanding our manufacturing technology footprint, we must successfully invest in the software, technical evaluation, people resources, and business processes to enable the efficient ramp-up
of micro- factories with new technologies.
Expanding our third-party supplier network
Our micro-factories are complemented by a curated network of third-party suppliers who provide manufacturing capacity across a range of technologies. Unlike a marketplace model, we work with less than 50 key supply partners, which allows us to develop deep relationships with our suppliers and helps to ensure the quality and on-time
delivery our
end-customers
require for production, not just prototyping. As we scale, we need to continue to expand both the breadth and depth of our supplier network partnerships, including further integrating our Cloud Manufacturing Platform software tools into the operations of our supplier partners.
Expanding software-driven workflows and applications
A key component of the Cloud Manufacturing Platform is the software-driven workflows and applications for our customers and internal operations. In order to continue designing and building this software platform, we need to recruit and retain high quality product and software engineers. The market for product and software talent is very competitive and if we are not able to attract and retain the talent we need, the expansion of our software capabilities and Cloud Manufacturing Platform may be impaired.
Increasing gross margins
Fast Radius earns a gross margin through selling custom component parts, some of which are produced within Fast Radius micro-factories and others of which are produced by third-party suppliers of Fast Radius. The gross margin of these two production methods varies and both methods have a cost structure and competitive dynamic which may fluctuate, leading to gross margins which may be different than our projections.
Specifically, in order to establish the micro-factory cost structure we are forecasting, we will need to operate our internal micro-factories at the utilization rates we are assuming in our cost models and maintain the pricing in the market that we have seen historically and anticipate will continue.
In order to maintain our gross margins through parts that are produced by third-party suppliers, we will need to continue to source high-quality components at a competitive cost and maintain the pricing with our end customers that we have seen historically.
Our forecasted gross margins assume a mix between parts that are produced within our own micro-factories and parts that are produced with third-party suppliers. If the mix between these production methods varies from our forecasted mix, our gross margins may be better or worse than we are forecasting.
Extending international operations
We plan to expand our operations outside of the United States. As we execute this expansion, we will face risks and uncertainties related to the market and regulatory environment of these new geographies. As a result, we may not be able to replicate the business performance we have seen in the United States in these international locations which may impact the overall financial performance of the business.
Recent developments
Business combination
On July 18, 2021, we entered into the Merger Agreement with ENNV, a special purpose acquisition company, and Merger Sub, a wholly owned subsidiary of ENNV. The terms of the Merger Agreement provide that effective at the time of the Business Combination, Merger Sub will merge with and into Fast Radius, and

Fast Radius will survive the merger as a wholly owned subsidiary of ENNV. Cash proceeds of the Business Combination will be funded through a combination of ENNV’s $345 million of cash held in trust (assuming no redemptions) and an aggregate of $100 million in fully committed common stock transactions at $10.00 per share. Fast Radius’ cash on hand after giving effect to these transactions will be used for general corporate purposes, including advancement of solutions development efforts.
While the legal acquirer under the Merger is ENNV, for financial accounting and reporting purposes under GAAP, Fast Radius will be the accounting acquirer and the Business Combination will be accounted for as a reverse recapitalization. A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Fast Radius in many respects. Under this method of accounting, ENNV will be treated as the acquired company for financial reporting purposes. For accounting purposes, Fast Radius will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Fast Radius. Accordingly, the consolidated assets, liabilities and results of operations of Fast Radius will become the historical consolidated financial statements of the combined company, and ENNV’s assets, liabilities and results of operations will be consolidated with Fast Radius beginning on the acquisition date. The net assets of ENNV will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded upon execution of the Business Combination.
Upon consummation of the Business Combination and the closing of the PIPE Investment, the most significant change in Fast Radius’ future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to Fast Radius’ unaudited condensed consolidated balance sheet at September 30, 2021) to approximately $407.3 million, assuming minimum stockholder redemptions or $162.2 million, assuming maximum redemptions consistent with satisfying the Minimum Cash Condition if redemption occurs at $10.00 per share, and, in each case $100.0 million in gross proceeds from the PIPE Investment and GSAM’s forward purchase commitment. Total direct and incremental transaction costs of ENNV and Fast Radius are estimated at approximately $26.2 million, assuming minimum stockholder redemptions, or $18.2 million assuming maximum stockholder redemptions, which will be treated as a reduction of the cash proceeds with approximately $22.9 million, assuming minimum stockholder redemptions, or $14.9 million assuming maximum stockholder redemptions, deducted from Combined Company additional paid-in
capital for equity issuance costs and the remaining balance is expensed. See the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
.”
Fast Radius expects to become the successor to an
SEC-registered
and Nasdaq-listed company, which will require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees. Fast Radius estimates that these incremental costs will range between approximately $1.5 million and $2.5 million per year.
COVID-19
pandemic
In March 2020, the World Health Organization declared the outbreak of
COVID-19
to be a pandemic. The
COVID-19
pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential
businesses. To protect the health and well-being of its employees, suppliers, and customers, Fast Radius has made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted its conferences and other events to virtual-only through the date the financial statements were issued. The
COVID-19
pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time.
COVID-19
and other similar outbreaks, epidemics or pandemics could have a material adverse effect on Fast Radius’ business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that Fast Radius is not able to predict.
If the
COVID-19
pandemic continues for a prolonged duration, we or our customers may be unable to perform fully on our contracts, which will likely result in increases in costs and reduction in revenue. These cost increases may not be fully recoverable or adequately covered by insurance. The long-term effects of
COVID-19
to the global economy and to us are difficult to assess or predict and may include a further decline in the market prices of our products, risks to employee health and safety, risks for the deployment of our products and services and reduced sales in geographic locations impacted. Any prolonged restrictive measures put in place in order to control
COVID-19
or other adverse public health developments in any of our targeted markets may have a material and adverse effect on our business operations and results of operation.
Components of operations
Revenues
Fast Radius’ primary source of revenue is from product sales. We record revenue upon transfer of control to the customer. Transfer of control occurs either upon shipment or upon receipt of the product at the customer’s location based on the terms and conditions set forth in the purchase order and/or master service arrangement with the customer. Fast Radius does not act as an agent in any of its customer contracts. Fast Radius also derives revenue from ancillary consulting agreements. Under these arrangements, Fast Radius produces digital assets (e.g., CAD files, finite element analyses, manufacturability reports) and physical assets (prototypes). For consulting arrangements, the goods and services delivered are generally combined into a single performance obligation based on not meeting the criteria for the goods and services being distinct within the context of the contract, and revenue is recognized over time or at a point-in-time
based on contract terms. Fast Radius views consulting arrangements as a mechanism to develop meaningful customer relationships and a driver of product sales.
Fast Radius charges certain customers shipping and handling fees. Certain shipping and handling fees are recorded within product revenue when earned following the transfer of control of the products to our customers.
Cost of Revenues
Cost of revenue consists primarily of outsourced production costs, materials, salaries and benefits of internal production staff, micro-factory rent, and subscription expense, depreciation, facilities costs and overhead allocations associated with the manufacturing process.
When shipping and handling services are performed before transfer of control to customers, they are accounted for as a fulfillment cost and are included in cost of goods sold as incurred.
Operating Expenses
Sales and Marketing
Sales and Marketing expense primarily consists of advertising expenses and travel expenses. Advertising expenses consist primarily of media advertising costs, trade and customer marketing expenses, sales and marketing related personnel, and public relations expenses which aim to strengthen the leadership of Fast Radius’ brand in key vertical markets. All advertising expenses are recorded in Sales and Marketing expense in the Consolidated Statements of Net Loss and Comprehensive Loss. Other expenses recorded in Sales and Marketing include employee-related personnel expense and an allocated portion of overhead costs.

General and Administrative
General and administrative expense consists primarily of corporate employee compensation, benefits, depreciation, computer expenses and supplies, and other related overhead.
Research and development costs
Management invests resources to advance the development of its products and services for its customers, including the development of the Cloud Manufacturing Platform. Research and development costs represent costs incurred to support the advancement of new and existing software, consumables, and activities to enhance manufacturing capabilities. Research and Development expenses consists of prototype parts, design expense, employee-related personnel expense, rent expense for machines for which Fast Radius is testing new production processes and new materials on prior to being placed into production, and personnel costs for time spent on research and development efforts. In accordance with ASC
350-40-30-1,
eligible development costs incurred during the application development stage are capitalized.
Other Income (Expenses)
Change in fair value of warrants
Fast Radius accounts for its warrants issued with other debt and equity instruments in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 718, Compensation – Stock Compensation. In the event the terms of the warrants qualify for classification as a liability rather than in equity, Fast Radius accounts for the instrument as a liability recorded at fair value each reporting period with the change in fair value recognized through earnings.
Change in fair value of derivatives
Fast Radius accounts for its derivative liabilities issued with other debt instruments in accordance with ASC 815, Derivatives and Hedge Accounting. Fast Radius accounts for the instruments as a liability recorded at fair value each reporting period with the change in fair value recognized through earnings.
Interest income (expense), including amortization of debt issuance costs
Interest income varies each reporting period depending on Fast Radius’ average cash balances during the period and the current level of interest rates. Interest expense consists of interest on outstanding debt as well as the amortization of debt discounts over the terms of the related debt agreements.

Results of operations
Comparison of the nine months ended September 30, 2021 and September 30, 2020
The following table sets forth a summary of our consolidated results of operations, as well as the percentage of total revenue and change from the prior year:

	For the Nine Months Ended September 30,
(Dollars in thousands)	2021	2020	Change ($)	Change (%)
Revenues	15,642	9,727	5,915	61%
Cost of revenues (1)	14,089	8,532	5,557	65%

Gross Profit	1,553	1,195	553	30%
Operating expenses
Sales and marketing (1)	15,521	6,172	9,349	151%
General and administrative (1)	23,605	9,268	14,337	155%
Research and development (1)	1,442	2,230	(788)	-35%

Total operating expenses	40,568	17,670	23,908	130%
Loss from Operations	(39,015)	(16,475)	(22,540)	137%
Change in fair value of warrants	(1,526)	(21)	(1,505)	7,167%
Change in fair value of derivative liability	(189)	—	(189)	-100%
Interest income and other income	—	121	(121)	-100%
Interest expense, including amortization of debt issuance costs	(1,787)	(285)	(1,502)	527%

Loss before income taxes	(42,517)	(16,660)	(25,857)	155%
Provision for income taxes	—	—	—	0%

Net Loss	(42,517)	(16,660)	(25,857)	155%

(1) Includes stock-based compensation, as follows:
Cost of Revenues	10	11	(1)	-9%
General and Administrative	555	637	(82)	-13%
Selling and Marketing	63	79	(16)	-20%
Research & Development	72	30	42	140%

Total	700	757	(57)	-8%

Revenues

	For the Nine Months Ended September 30,		Change in Revenues
	2021	2020
(Dollars in thousands)	$	$	$	%
Revenues	15,642	9,727	5,915	61%

Total Revenues	15,642	9,727	5,915	61%

Revenue increased 61% from $9.7 million to $15.6 million from the nine months ended September 30, 2020 to the nine months ended September 30, 2021. The increase was attributable to sales from new customers and an increase in revenue from existing customers.

Cost of Revenues

	For the Nine Months Ended September 30,
	2021	2020	Change
(Dollars in thousands)	$	$	$	%
Cost of revenues	14,089	8,532	5,557	65%

Total	14,089	8,532	5,557	65%

The increase in cost of revenues was primarily attributable to an increase in costs associated with growth in our advanced manufacturing offerings including incremental machines and labor costs to operate the machines, offset by an improvement in the management of vendor costs. In addition, based on an internal review, the Company became aware of certain additional duties likely owed to United States Customs and Border Protection (“CBP”). As a result, the Company recognized a $1.0 million charge within “Cost of revenues” in the Condensed Consolidated Statement of Operations for the current year. Refer to footnote 11 within the Notes to the Condensed Consolidated Unaudited Financial Statements for further information.
Operating Expenses
Sales and Marketing

	For the Nine Months Ended September 30,
	2021	2020	Change
(Dollars in thousands)	$	$	$	%
Sales and marketing	15,521	6,172	9,349	151%

Total	15,521	6,172	9,349	151%

The increase in sales and marketing expenses was primarily attributable to an increase in spend related to paid search digital marketing spend of $4.5 million, combined with $2.0 million increase in spend related to advertising and promotions to support growth in new customers.
General and Administrative

	For the Nine Months Ended September 30,
	2021	2020	Change
(Dollars in thousands)	$	$	$	%
General and administrative	23,606	9,268	14,338	155%

Total	23,606	9,268	14,338	155%

The increase in general and administrative expenses was primarily attributable to an increase in legal, consulting and accounting costs of $5.6 million associated with the transaction. Salary expense and placement costs increased $2.4 and $0.5 million, respectively, as we expanded the team to support our growth. The increase was also attributable to an additional $0.6 million incurred related to contract employees during the nine months ended September 30, 2021. Rent increased $0.7 million due to the expansion of office and office space.

Research and Development

	For the Nine Months Ended September 30,
	2021	2020	Change
(Dollars in thousands)	$	$	$	%
Research and Development	1,442	2,230	(788)	-35%

Total	1,442	2,230	(788)	-35%

The decrease in research and development expenses was attributable to the Company capitalizing $3.6 million of software development costs during the nine months ended September 30, 2021. Costs capitalized relate to the development costs eligible for capitalization driven by the Company’s initiative to build out its Cloud Manufacturing Platform.
Change in fair value of Warrants

	For the Nine Months Ended September 30,
	2021	2020	Change
(Dollars in thousands)	$	$	$	%
Change in fair value of warrants	(1,526)	(21)	(1,505)	7167%

Total	(1,526)	(21)	(1,505)	7167%

The increase in fair value associated with Fast Radius’ warrant liability was attributable to the measurement of warrants issued by Fast Radius on October 4, 2018, December 29, 2020, March 12, 2021, and May 25, 2021, driven by an increase in enterprise value, as compared to a minimal change in fair value recorded for warrant liability in 2020 as of September 30.
Change in fair value of Derivatives

	For the Nine Months Ended September 30,
	2021	2020	Change
(Dollars in thousands)	$	$	$	%
Change in fair value of derivatives	(189)	—	(189)	100%

Total	(189)	—	(189)	100%

The increase in fair value associated with the derivative liability was attributable to the measurement of the derivative liability on the Related Party Convertible Notes issued by Fast Radius on April 13, 2021 and August 24, 2021. There was no liability during the nine months ended September 30, 2020.
Interest and other income and interest expense, including amortization of debt issuance costs

	For the Nine Months Ended September 30,
	2021	2020	Change
(Dollars in thousands)	$	$	$	%
Interest income and other income	—	121	(121)	-100%
Interest expense, including Amortization of Debt Issuance Costs	(1,787)	(285)	(1,502)	527%

Total	(1,787)	(164)	(1,623)	990%

The increase in interest expense was primarily attributable to the increase in debt and cost of issuance related to Fast Radius’s debt financing activities, including the accretion of the debt discount issued on the related party convertible notes and the SVB Term Loan.
Comparison of the twelve months ended December 31, 2020 and December 31, 2019
The following table sets forth a summary of our consolidated results of operations, as well as the percentage of total revenue and change from the prior year.

	For the Twelve Months Ended December 31,
(Dollars in thousands)	2020	2019	Change ($)	Change (%)
Revenues	13,966	8,401	5,565	66%
Cost of revenues (1)	12,039	8,212	3,827	47%

Gross Profit	1,927	189	1,738	920%
Operating expenses
Sales and marketing	8,328	6,869	1,459	21%
General and administrative (1)	12,044	9,848	2,196	22%
Research and development (1)	2,959	1,785	1,174	66%

Total operating expenses	23,331	18,502	4,829	26%
Loss from Operations	(21,404)	(18,313)	(3,091)	17%
Change in fair value of warrants	(80)	(6)	(74)	1233%
Interest income and other income	121	640	(519)	-81%
Interest expense, including amortization of debt issuance costs	(308)	(637)	329	-52%

Loss before income taxes	(21,671)	(18,316)	(3,355)	18%
Provision for income taxes	—	—	—	0%

Net Loss	(21,671)	(18,316)	(3,355)	18%

(1) Includes stock-based compensation, as follows:
Cost of Revenues	14	14	—	0%
General and Administrative	826	587	239	41%
Selling and Marketing	105	39	66	169%
Research & Development	47	27	20	74%

Total	992	667	325	49%

Revenues

	For the Twelve Months Ended December 31,		Change in Revenues
	2020	2019
(Dollars in thousands)	$	$	$	%
Revenues	13,966	8,401	5,565	66%

Total Revenues	13,966	8,401	5,565	66%

The increase in revenue was primarily attributable to increased product sales and shipping and delivery income while offset by a decrease in consulting revenue. The increase in product sales was attributable to an increase in sales to new and existing customers. The decrease in consulting revenue was driven primarily by a reduction of in-person
programs due to
COVID-19
related restrictions.

Cost of Revenues

	For the Twelve Months Ended December 31,
	2020	2019	Change
(Dollars in thousands)	$	$	$	%
Cost of revenues	12,039	8,212	3,827	47%

Total	12,039	8,212	3,827	47%

The increase in cost of revenues was primarily attributable to supporting the increase in revenues described above, which included increased costs associated with growth in our advanced manufacturing offerings. These costs are primarily related to additional machines used in product and direct labor costs to operate the machines.
Operating Expenses
Sales and Marketing

	For the Twelve Months Ended December 31,
	2020	2019	Change
(Dollars in thousands)	$	$	$	%
Sales and marketing	8,328	6,869	1,459	21%

Total	8,328	6,869	1,459	21%

The increase in sales and marketing expense was primarily attributable to an increase in headcount of $2.4 million, partially offset by a decline in business travel and related expenses (e.g. meals, boarding, lodging and ground transportation) as a continuing impact of
COVID-19
of $1.3 million during the twelve months ended December 31, 2020.
General and Administrative

	For the Twelve Months Ended December 31,
	2020	2019	Change
(Dollars in thousands)	$	$	$	%
General and administrative	12,044	9,848	2,196	22%

Total	12,044	9,848	2,196	22%

The increase in general and administrative expense was primarily attributable to an increase in personnel- related costs of $0.5 million as well as an increase of $0.6 million related to software and subscriptions, both of which are aligned in supporting the growth of the business. Additionally, bad debt expense increased $0.5 million as our ability to collect on receivables was impacted by the
COVID-19
pandemic.

Research and Development

	For the Twelve Months Ended December 31,
	2020	2019	Change
(Dollars in thousands)	$	$	$	%
Research and development	2,959	1,785	1,174	66%

Total	2,959	1,785	1,174	66%

The increase in research and development expense was primarily attributable to our on-going
initiative to support the advancement of new and existing software including the development of the Cloud Manufacturing Platform, consumables, and activities to enhance and expand our manufacturing capabilities.
Change in fair value of Warrants

	For the Twelve Months Ended December 31,
	2020	2019	Change
(Dollars in thousands)	$	$	$	%
Change in fair value of warrants	(80)	(6)	(74)	1,233%

Total	(80)	(6)	(74)	1,233%

The increase in the fair value of Fast Radius’ redeemable convertible preferred stock warrant liability was attributable to an increase in value of the warrants, which is reflective of the overall value of our underlying business.
Interest and other income and interest expense, including amortization of debt issuance costs

	For the Twelve Months Ended December 31,
	2020	2019	Change
(Dollars in thousands)	$	$	$	%
Interest income and other income	121	640	(519)	(81)%
Interest expense, including Amortization of Debt Issuance Costs	(308)	(637)	329	(52)%

Total	(187)	3	(190)	(6,333)%

The decrease in interest income was primarily related to the decrease in cash balance of Fast Radius’ money market account in 2020. The decrease in interest expense was primarily attributable to the retirement and repayment of debt, slightly offset by interest from newly issued debt, resulted in a decreased amount of debt carried by the Company for the twelve months ended December 31, 2020 as opposed to the same period ended December 31, 2019.
Key Business Metrics
We review the following key business metrics to measure our performance, identify trends in our business environment, create and execute on business plans, and make strategic decisions that will impact our future operational results. Key business metrics are comprised of both U.S. GAAP measures and key performance indicators. U.S. GAAP measures are included in our historical financial statements, which are discussed throughout this document. Key performance indicators provide additional and supplemental information to the financial statements and are not provided to be viewed in lieu of GAAP measures.
Our key business metrics are limited as an analytical tool as: (1) they may not accurately predict our future GAAP financial results (2) we may not realize all of the contract value reflected in our bookings, and (3) other companies, specifically companies in our industry, may calculate our key business metrics differently, which limits their usefulness as comparative measures. Bookings can vary significantly between fiscal quarters. As such, information regarding bookings is not comparable to, and should not be substituted for, an analysis of our revenues over time.

	Nine Months Ended September 30,
(in thousands)	2021	2020	Change $	Change %
U.S. GAAP Measures:
Revenue	$15,642	$9,727	$5,915	61%
Net Loss	$(42,517)	$(16,660)	$(25,857)	155%

Key Performance Indicator:
Bookings	$34,952	$9,627	$25,325	263%

	Twelve Months Ended December 31,
(in thousands)	2020	2019	Change $	Change %
U.S. GAAP Measures:
Revenue	$13,966	$8,401	$5,565	66%
Net Loss	$(21,671)	$(18,316)	$(3,355)	18%

Key Performance Indicator:
Bookings	$13,374	$9,820	$3,554	36%
Bookings
Bookings is a metric we use to forecast long-term revenues and to measure the effectiveness of our sales and marketing initiatives. Bookings may be useful to an investor because it helps understand the growth trajectory of revenues. Bookings are defined as the contractual value of customer purchase orders received during a given fiscal period that qualify as a contract with a customer under ASC 606,
Revenue from Contracts with Customers
. It is anticipated that the majority of purchase orders included in bookings for a given fiscal quarter will be earned as revenues within the quarter or subsequent four fiscal quarters, with the specific timing determined by the nature and scope of each purchase order. However, in some cases, larger than average, long-term purchase orders may have a delivery schedule that spans beyond four quarters. Under limited circumstances, purchase orders also may be terminated or delayed by our customers for reasons beyond our control. To the extent projects are delayed, the anticipated timing of our revenues could be materially adversely affected. For risks related to our use of bookings, please see the section entitled “
Risk Factors—Risks Related to Fast Radius’ Business and Industry—Our bookings might not accurately predict our future revenue, and we might not realize all or any part of the anticipated revenues reflected in our bookings
.”
Non-GAAP
Financial Measures
In addition to our results determined in accordance with GAAP, we believe the below non-GAAP
financial measures are useful in evaluating our operational performance. We use this non-GAAP
financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-
GAAP financial information, when taken collectively may be helpful to investors in assessing our operating performance.

We define “EBITDA” as net loss plus interest expense, income tax expense, depreciation and amortization expense.
We define “Adjusted EBITDA” as EBITDA adjusted for stock-based compensation, change in fair value of warrant liability, change in fair value of derivative liability, and transaction costs.
Further, in addition to results determined in accordance with GAAP, to provide investors with additional information regarding our financial results, the Company has disclosed in the table below adjusted EBITDA, a non-GAAP
financial measure. We have provided a reconciliation below of adjusted EBITDA to net loss, the most directly comparable measure calculated and presented in accordance with GAAP.
Adjusted EBITDA
We consider adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis.
Our definition of adjusted EBITDA may differ from the definition used by other companies and therefore comparability may be limited. In addition, other companies may not publish this or similar metrics. Thus, our adjusted EBITDA should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP, such as net loss.
In addition, adjusted EBITDA has limitations as an analytical tool, including:

•
although depreciation and amortization are
non-cash
charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash used for capital expenditures for such replacements or for new capital expenditures;

•
adjusted EBITDA does not include the dilution that results from stock-based compensation or any cash outflows included in stock-based compensation, including from our purchases of shares of outstanding common stock;

•
adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and other companies may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

We provide investors and other users of our financial information with a reconciliation of adjusted EBITDA to net loss. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view adjusted EBITDA in conjunction with net loss.
Stock-based compensation
is a
non-cash
expense relating to stock-based awards issued to executive officers, employees, and outside directors, consisting of options and restricted stock units. We exclude this expense because it is a non-cash
expense and we assess our internal operations excluding this expense and believes it facilitates comparisons to the performance of other companies in our industry.
Change in fair value of warrant liability
is a
non-cash
gain or loss impacted by the fair value of the issued warrants. We believe the assessment of our operations excluding this activity is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
Change in fair value of derivative liability
is a
non-cash
gain or loss impacted by the fair value of the derivative liability. We believe the assessment of our operations excluding this activity is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
Transaction costs
are costs for advisory, consulting, accounting and legal expenses in connection with the Business Combination, which include related evaluation, negotiation costs, and capital-raising activities related to the Business Combination in 2021.

The following table provides a reconciliation of net loss, the most closely comparable GAAP financial measure, to adjusted EBITDA:

	For the Nine Months Ended September 30,		For the Twelve Months Ended December 31,
(Dollars in thousands)	2021	2020	2020	2019
Net loss	$(42,517)	$(16,660)	$(21,671)	$(18,316)
Interest expense	1,787	285	308	637
Income tax expense (benefit), net	—	—	—	—
Depreciation and amortization	2,325	650	842	659

EBITDA	(38,405)	(15,725)	(20,521)	(17,020)

Stock compensation expense	700	757	992	667
Change in fair value of warrant liability	1,526	21	80	6
Change in fair value of derivative liability	189	—	—	—
Transaction costs	6,468	—	—	—

Adjusted EBITDA	$(29,522)	(14,947)	(19,449)	(16,347)

Liquidity and capital resources
We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Our current liquidity needs include the working capital to support the purchase of custom component parts from our third-party supplier partners on behalf of our customers. In many cases we pay our suppliers prior to being paid by our customers, resulting in a need for working capital. We also consume cash through other growth initiatives including investing in new micro-
factories, sales and marketing expenses and development of our cloud platform. Our ability to expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows.
We had $11.5 million in cash and cash equivalents as of September 30, 2021. On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to between approximately $407.3 million (assuming that no Public Stockholders exercise their Redemption Rights) and $162.1 million (assuming maximum redemptions consistent with satisfying the Minimum Cash Condition if redemption occurs at $10.00 per share), depending on the extent of redemptions by ENNV stockholders, which includes $75.0 million from the PIPE Investment and $25.0 million from the forward purchase commitment from GSAM.
We expect our capital expenditures and working capital requirements to continue to increase in the immediate future, as we seek to expand our global footprint. Our short-term liquidity priorities are to pay off existing indebtedness, to fund ongoing working capital needs, and to invest in the Combined Company’s growth strategy. In either redemption scenario described above, we believe amounts available under our existing credit facilities, our cash on hand and the cash we expect to obtain as a result of the Business Combination and the PIPE Investment including GASM forward purchase investment, if consummated, would be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus.
Our long-term liquidity priorities are to invest in the Combined Company’s growth strategy through 2023 and beyond through expanding our existing customer base, acquiring new customers, expanding our manufacturing capabilities and micro-factory and geographic footprint, investing in software, apps, services and new product development and related marketing initiatives, and acquiring complementary manufacturing and software assets. Assuming that no Public Stockholders exercise their Redemption Rights, we believe that our cash on hand following the consummation of the Business Combination and the PIPE Investment, if consummated, would be sufficient to meet the Combined Company’s short-term liquidity needs and to invest in our long-term growth strategy into 2025.
However, reductions in available cash, whether due to Public Stockholders exercising their Redemption Rights, the PIPE Investment being consummated for less than the full committed amount, changed business conditions or otherwise, may reduce the Combined Company’s ability to invest in its growth strategy. To the extent that our resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to make changes to the Combined Company’s long-term growth strategy in the discretion of the Combined Company’s management and board of directors, which changes may include but are not limited to decreasing our level of investment in new product launches and related marketing initiatives and scaling back our existing operations, which could have an adverse impact on our business and financial prospects. See “
Risk Factors
” and “
Forward-Looking Statements
.”
Our consolidated financial statements have been prepared assuming that we will continue as a going concern; however, certain conditions raise substantial doubt about the Company’s ability to do so. See Note 1 in the accompanying consolidated financial statements for further details. We believe that our existing cash and cash equivalents, the proceeds of the recently consummated convertible notes offering and the proceeds of the Business Combination and related PIPE Investment, taken together, would be sufficient to meet our projected cash requirements for at least the next 12 months from the date of this proxy statement/prospectus. Our future capital requirements will depend on many factors, including our growth rate, the timing and extent of our spending to support research and development activities, the timing and cost of establishing additional sales and marketing capabilities, the costs of implementing and maintaining public company requirements, and our costs to implement new manufacturing technologies. If our forecasts prove inaccurate, we may be required to seek additional equity or debt financing from outside sources, which we may not be able to raise on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be adversely affected.
Sources of Liquidity
As of September 30, 2021, excluding the derivative liability, we had $30.2 million in debt, net of discount, outstanding. The associated debt facilities are as follows:
ATEL Loan
. On October 4, 2018, we entered into a credit agreement with ATEL with a principal amount up to $3 million to finance equipment purchases. All advances under the agreement are collateralized by the specific equipment financed in accordance with the agreement terms. On December 4, 2018 we drew $1.1 million from our revolving credit facility to finance the acquisition of advanced manufacturing equipment and machinery. The loan requires 36 monthly payments of principal and interest, with a maturity date of November 1, 2021. The loan does not have a stated interest rate; the imputed interest rate for the period ended September 30, 2021 was approximately 5.8%. The outstanding balance as of September 30, 2021 was $69 thousand.
In conjunction with the agreement, we issued a warrant to ATEL to purchase up to 91,755 shares of our Series
A-3
Preferred Stock at $1.63479 per share. Only 32,405, or one third, of the total warrants had been granted as of December 31, 2020. The agreement included provisions allowing for an optional prepayment, default interest, and acceleration upon events of default that are outlined within the agreement.
MFS Loan
. On November 4, 2020, we entered into the MFS Loan for $0.4 million to finance the purchase of printing equipment. The MFS loan required a 10% down payment at the time of origination, with 60 monthly payments of $7 thousand inclusive of principal and interest to be paid through December 1, 2025. The MFS loan has an implicit interest rate of 3.4 % for the period ended September 30, 2021. The loan agreement does not contain any financial covenants. The outstanding balance as of September 30, 2021 was $332 thousand.

SVB Term Loan
. On December 29, 2020, we entered into a term loan credit agreement with Silicon Valley Bank (“SVB”) with a maximum credit extension of $6.5 million. On March 12, 2021, the agreement was amended to increase the credit extension availability to $10 million. The term of the loan is the earlier to occur of the 36th month after the last tranche of funding or December 1, 2024. The interest rate on the term loan is the greater of (a) the prime rate + 1.0%, or (b) 2.25%. As of September 30, 2021, the full amount of the loan had been drawn, and the outstanding balance was $10 million.
In connection with acquiring the financing from the 2020 SVB loan, we issued warrants for the purchase of 26,115 shares of common stock at an exercise price of $1.81 per share. On March 12, 2021 the Company issued 26,115 additional warrants for the purchase of common shares at an exercise price of $13.49 per share. On May 25, 2021 the Company issued 26,115 additional warrants for the purchase of common shares at an exercise price of $13.49 per share.
SVB Capital Term Loan.
On September 10, 2021, we entered into a term loan credit agreement with SVB Innovation Credit Fund VIII, L.P. (“SVB Credit”) with a maximum credit extension of $20.0 million. This $20.0 million credit extension is split into two term loan advances, including Term A and Term B, of up to $10.0 million each. Term A can be drawn in full immediately, whereas Term B can only be drawn up to the amount of financing received from other parties. The term of the loan is the earlier of the closing of the SPAC Transaction or March 10, 2022. The interest rate on the term loan is the prime rate + 6.0%. As of November 8, 2021, the full $20.0 million has been drawn on the loan. In connection with acquiring the financing from the SVB Credit loan, we issued warrants for the purchase of 106,270 shares of common stock at an exercise price of $20.92 per share.
Manufacturers Capital Promissory Notes.
On January 15, 2021, we entered into a note agreement with Manufacturers Capital to finance the purchase of machinery and equipment. We received proceeds of $299 thousand and required down payment of 10% at the time of origination. The agreement calls for 48 monthly payments of $5 thousand, inclusive of principal and interest to be paid through January 15, 2025. The loan has an implicit interest rate of 3.4% for the nine months ended September 30, 2021. The loan agreement does not contain any financial covenants and is substantially secured by the equipment serving as collateral. As of September 30, 2021, the full amount of the loan had been drawn, and the outstanding balance was $180 thousand.
On March 24, 2021, we entered into a note agreement with Manufacturers Capital to finance the purchase of equipment. We received proceeds of $726 thousand and required down payment of 10% at the time of origination. The agreement calls for 48 monthly payments of $11.7 thousand, inclusive of principal and interest to be paid through March 24, 2025. The loan has an implicit interest rate of 1.9%. The loan agreement does not contain any financial covenants and is substantially secured by the equipment serving as collateral. As of September 30, 2021, the full amount of the loan had been drawn, and the outstanding balance was $414 thousand.
Energize Fund and Ironspring Capital Convertible Notes.
On March 12, 2021, we entered into a note purchase agreement with Energize Ventures Fund LP, EV FR SPV LLC, Energize Growth Fund I LP and Ironspring Venture Fund
I-FR,
LP, all of which are existing shareholders or affiliates of existing shareholders, for convertible promissory notes (collectively “Notes”). The Notes have an interest rate of 6%, with all accrued interest due at maturity. Further, in addition to the initial funding, we authorized the issuance of warrants with an exercise price of $0.01 and maximum issuance of 140,000 shares. As of September 30, 2021, the Notes had been funded with proceeds of $7.6 million and 140,000 common warrant shares had been issued. As of September 30, 2021, the outstanding balance net of the debt discount was $3.6 million. The Notes as of the Closing will have accrued total interest in the amount of $0.38 million, assuming a Closing Date in January 2022. The Notes automatically convert pursuant to their terms into shares of Fast Radius common stock immediately prior to the consummation of the Merger at a 20% original issuance discount, or $9.88 million, which based on the net merger consideration of $900 million, entitles the holders thereof to 1.10% of the fully diluted shares of Fast Radius common stock, or 332,835 shares, which upon the consummation of the Merger will be converted into the right to receive shares of ENNV’s Class A common stock pro rata.

Drive Capital Convertible Notes.
On August 24, 2021, we entered into a note purchase agreement with Drive Capital Fund II, LP, Drive Capital Fund II (TE), LP and Drive Capital Ignition Fund II, LP, all of which are existing shareholders or affiliates of existing shareholders, for convertible promissory notes (collectively “Drive Notes”). $3.0 million of Drive Notes were issued, which can be converted into common shares at a 10% discount and have an interest rate of 6%, with all accrued interest due at maturity or conversion. As of September 30, 2021, the outstanding balance net of the debt discount was $2.5 million. The Drive Notes as of the Closing will have accrued total interest in the amount of $0.08 million, assuming a Closing Date in January 2022. The Drive Notes automatically convert pursuant to their terms into shares of Fast Radius common stock immediately prior to the consummation of the Merger at a 10% original issuance discount, or $3.42 million, which based on the net merger consideration of $900 million, entitles the holders thereof to 0.38% of the fully diluted shares of Fast Radius common stock, or 115,100 shares, which upon the consummation of the Merger will be converted into the right to receive shares of ENNV’s Class A common stock pro rata.
ECP Convertible Notes.
On October 26, 2021, we entered into a note purchase agreement with Energy Capital Partners Holdings LP, for convertible promissory notes (collectively the “ECP Notes”). $7.0 million of ECP Notes were issued, which can be converted into common shares at a 10% discount and have an interest rate of 6%, with all accrued interest due at maturity or conversion. The ECP Notes as of the Closing will have accrued total interest in the amount of $0.12 million, assuming a Closing Date in January 2022. The ECP Notes automatically convert pursuant to their terms into shares of Fast Radius common stock immediately prior to the consummation of the Merger at a 10% original issuance discount, or $7.89 million, which based on the net merger consideration of $900 million, entitles the holders thereof to 0.88% of the fully diluted shares of Fast Radius common stock, or 265,946 shares, which upon the consummation of the Merger will be converted into the right to receive shares of ENNV’s Class A common stock pro rata.
Other commitments
In May 2021, we entered into a master subscription agreement with Palantir Technologies Inc. (“Palantir”) for access to Palantir’s proprietary software for a six-year
period. The
non-cancellable
future minimum payments due on this firm purchase agreement are $19.5 million unless the proposed Business Combination is not consummated, in which case the agreement may be terminated for a lesser fee. Under the agreement, subscription services commenced on July 1, 2021.
Cash Flows
The following table sets forth a summary of cash flows for the years ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021 and 2020:

	For the Years Ended December 31,		For the Nine Months Ended September 30,
(Dollars in thousands)	2020	2019	2021	2020
Net cash used by operating activities	$(20,904)	$(16,879)	$(33,100)	$(16,911)
Net cash used by investing activities	(712)	(1,477)	(8,143)	(351)
Net cash generated by financing activities	5,294	48,202	34,202	5,079

Net (decrease)/increase in cash flows	$(16,322)	$29,846	$(7,041)	$(12,183)

Operating Activities
Cash used in operating activities during the nine months ended September 30, 2021 was $33.1 million, primarily consisting of $42.5 million net losses, adjusted for non-cash
items, which primarily included $1.5 million related to the change in fair value of warrant liabilities, $1.1 million related to depreciation and amortization, $1.2 million related to amortization of deferred financing fees and convertible debt discount, and $0.7 million in stock-based compensation, as well as a $4.3 million decrease in cash consumed by working capital. The decrease in cash consumed by working capital was primarily driven by an increase in accrued expenses offset by an increase in accounts receivable.

Cash used in operating activities during the nine months ended September 30, 2020 was $16.9 million, primarily consisting of $16.7 million net losses, adjusted for non-cash
items, which primarily included, $0.7 million in stock-based compensation, $0.6 million related to depreciation and amortization, and $0.2 million of issuance of equity classified warrants, as well as a $2.1 million increase in cash consumed by working capital. The decrease in cash consumed by working capital was primarily driven by an increase in accounts receivable.
Cash used in operating activities during the twelve months ended December 31, 2020 was $20.9 million, primarily consisting of $21.7 million net losses, adjusted for non-cash
items, which primarily included $0.8 million related to depreciation and amortization and $0.9 million in stock-based compensation, as well as a $2.2 million decrease in cash consumed by working capital. The decrease in cash consumed by working capital was primarily driven by a decrease in accrued compensation offset by an increase in our trade payables.
Cash used in operating activities during the twelve months ended December 31, 2019 was $16.9 million, primarily consisting of $18.3 million net losses, adjusted for non-cash
items, which primarily included, $0.7 million in stock-based compensation, $1.3 million related to the issuance of warrants, and $0.6 million of depreciation and amortization.
Investing Activities
Cash used in investing activities increased 2,220% or $7.8 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. The increase was due to higher purchases of property and equipment and capitalized software development costs during the period.
Cash used in investing activities during the twelve months ended December 31, 2020 and 2019 were $0.7 million and $1.5 million, respectively. Both periods were related to the purchase of property and equipment.
Financing Activities
Cash provided by financing activities increased 573% or $29.1 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. The increase was primarily due to the proceeds of $24.5 million and $10.6 million from term loans and related party convertible notes, respectively. The increase was partially offset by term loan repayments of $0.8 million.
Cash provided by financing activities during the twelve months ended December 31, 2020 was $5.3 million. We had $427 thousand proceeds received from issuance of debt partially offset by $3.1 million repayment related to our credit facilities. Additionally, we had $8.0 million proceeds from issuance of preferred shares.
Cash provided by financing activities during the twelve months ended December 31, 2019 was $48.2 million. We had $48.7 million in proceeds received from issuance of preferred shares partially offset by a $532 thousand repayment related to our credit facilities.
Critical Accounting Policies and Estimates
The preparation of consolidated financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Fast Radius’ most significant estimates and judgements involve valuation of Fast Radius’ equity, including assumptions made in the fair value of stock-based compensation, derivative liabilities and warrants; the useful lives of fixed assets; and allowances for doubtful accounts. Although Fast Radius regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. Fast Radius bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions prove not to be substantially accurate, even if such assumptions are reasonable when made.

Our significant accounting policies are described in Note 2 of the Consolidated Financial Statements included elsewhere in this Report. Our critical accounting policies are described below.
Stock-Based Compensation
We account for stock-based compensation awards in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and nonemployees, including grants of stock options, restricted stock, restricted stock units (“RSUs”), and modifications to existing stock awards, to be recognized in the statements of net loss and comprehensive loss based on their fair values. Our stock-based awards are comprised of stock options and RSUs. Stock options and RSUs are assigned a fair market value when granted. The fair value of the common stock options and RSUs are estimated using the Black Scholes option-pricing model.
Our stock-based awards are subject to service and/or performance-based vesting conditions. The Company recognizes compensation expenses for awards with only a service condition, over the explicit service period using the straight-line method. For awards subject to a service and performance condition, compensation cost is recognized over the longer of the explicit, implicit, or derived period using the accelerated attribution method for cost allocation, as long as the performance condition is probable of achievement. At each reporting period Fast Radius evaluates the probability that its performance-based stock options will be earned and adjusts its previously recognized compensation expense as necessary. If the achievement of the respective performance condition is not probable or the respective performance goals are not met Fast Radius reverses its previously recognized compensation expense. In accordance with ASC 718, excess tax benefits realized from the exercise of stock-based awards are classified as cash flows from operating activities.
Fast Radius accounts for stock-based compensation awards issued to nonemployees for services, as prescribed by ASC
718-10,
at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable using the measurement date guidelines enumerated in ASU
2018-07,
Improvements to Nonemployee Share-Based Payment Accounting
(“ASU
2018-07”).
Fast Radius adopted ASU
2018-07
on January 1, 2019 and therefore, any award issued to nonemployee before the said date of adoption is accounted for under ASC
505-50.
Accordingly, awards subject to ASC
505-50
are initially measured at fair value as of the grant date and subsequently remeasured at each reporting period through the performance completion date or adoption of ASU
2018-07.
Upon adoption, equity-classified nonemployee awards are measured at adoption-date fair value and not subsequently remeasured. Refer to footnote 9 for further detail.
Enterprise valuations
We are required to estimate the enterprise value underlying our equity-based awards when performing fair value calculations. Due to the prior absence of a market for our equity interests, enterprise value is determined by management with the assistance of valuation specialists. Fast Radius’ management considers the following factors in the determination of the enterprise value of the Company:

•	Material changes in milestones established by the entity

•	Material changes in management’s forecast

•	Material changes in strategic relationships with major suppliers or customers

•	Material changes in enterprise cost structure and financial condition

•	Material change in the state of the industry and economy

•	Material changes in competence of management team

•	Material changes in workforce and workforce skills

•	Material changes in existing proprietary technology, products, or services

•	Material third-party arm’s-length transactions in the entity’s equity

•	Material changes in valuation assumptions used in the last valuation

In determining the March 2019 and March 2020 valuations, Fast Radius used an option pricing model (“OPM”) using a market-based valuation approach to determine the common stock fair value, while incorporating a Back solve approach to the Series B Preferred Equity issuances that took place at an arms-length in March 2019 and March 2020.
On December 22, 2020, the Company formally decided to pursue a transaction with a SPAC and held an initial meeting with prospective legal, investment banking and other advisors to communicate the intention to start discussions with a SPAC. On January 18, 2021, the Company formally engaged its investment banking advisor to support a prospective SPAC transaction. As a result, commencing with the December 31, 2020 and subsequent valuations, Fast Radius applied a Probability Weighted Expected Return Valuation Method (“
PWERM
”). The PWERM model applies an estimation of future potential outcomes for a company, as well as values and probabilities associated with each respective potential outcome. Fast Radius was valued under both “Remain Private” and “SPAC Acquisition” scenarios. The inputs to the valuation under the “SPAC Acquisition” scenario are based on the higher fair value implied by the Business Combination. As of December 31, 2020, Fast Radius management estimated a 10.0% probability associated with a SPAC transaction occurring within 2021 and a 90.0% probability of remaining private for approximately two years. The probability of a SPAC increased as the SPAC transaction became more likely. Details of the Company’s recent enterprise valuations are as follows:

Valuation Date	Common Stock Per Share Value	Valuation Model	Enterprise Value of Company (Private)	Enterprise Value of Company (SPAC)	SPAC Likelihood	Enterprise Value of Company (Weighted Average)
March 21, 2019	$1.77	OPM	—	—	—	$105,227,000
March 31, 2020	$1.97	OPM	—	—	—	$123,389,000
December 31, 2020	$4.11	PWERM	$128,300,000	$809,322,034	10%	$196,402,203
February 14, 2021	$16.53	PWERM	$405,100,000	$1,000,390,383	40%	$643,216,153
May 17, 2021	$21.21	PWERM	$498,000,000	$951,000,000	65%	$792,450,000
September 7, 2021	$25.77	PWERM	$578,000,000	$973,000,000	85%	$913,750,000
Based on the per share merger consideration to be paid by ENNV pursuant to the Merger Agreement, after accounting for the conversion exchange ratio that will be used in calculating the amount of such per share merger consideration, the implied fully diluted share price for Fast Radius’ common stock immediately prior to Closing would be $10.00 per share. The private company valuations of the Fast Radius board of directors differ from the public company valuation of Fast Radius by ENNV and the PIPE Investors principally due to the private company discount for the lack of marketability and probability of various scenarios/liquidity events at various points in time.
Preferred Stock Subject to Possible Redemption
We account for our preferred stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480
Distinguishing Liabilities from Equity
. Conditionally redeemable preferred stock (including preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. Our preferred stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, preferred stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our consolidated balance sheets. The preferred stock is not currently redeemable, but it is probable that the preferred stock will become redeemable in the future and therefore the Company has elected an accounting policy to subsequently measure the preferred stock at current redemption value.
Warrants
Fast Radius accounts for its warrants issued with other debt and equity instruments in accordance with ASC 480,
Distinguishing Liabilities from Equity
(“ASC 480”), and ASC 718. In the event the terms of the warrants qualify for classification as a liability rather than in equity, Fast Radius accounts for the instrument as a liability recorded at fair value each reporting period with the change in fair value recognized through earnings. Refer to Note 8 for further information regarding warrants.
Revenue Recognition
In May 2014, the FASB issued ASC 606,
Revenue from Contracts with Customers
(“ASC 606”), impacting entities that either enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. Fast Radius adopted ASC 606 on January 1, 2019 using the modified retrospective method for those contracts with customers which were not completed as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606.

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contracts; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation
Fast Radius’ primary sources of revenue are from product sales of manufactured parts. Fast Radius does not act as an agent in any of its revenue arrangements. Fast Radius seldom offers assurance-type warranties in the ordinary course of business; however, when such warranties are included, they generally have a service life of four years beginning from the date of product purchase. In the event of a failure of products covered under the warranties, Fast Radius may repair or replace the products at the customer’s discretion.
Fast Radius charges certain customers shipping and handling fees. These fees are recorded within revenues when incurred after transfer of control of the products to customers. When shipping and handling services are performed before transfer of control to customers, they are accounted for as a fulfillment cost and are included in cost of goods sold as incurred.
Fast Radius will contract with third parties to produce certain components of a customer order. Costs paid in advance of production are recorded in current assets as prepaid production costs until control of the product is transferred to the customer. Under such outsourced manufacturing arrangements, Fast Radius is the primary obligor to its customer.
Contract liabilities consist of fees invoiced or paid by Fast Radius’ customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on Fast Radius’ revenue recognition criteria described above.
Recent Accounting Pronouncements and EGC status
As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows Fast Radius to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. Fast Radius has elected to use this extended transition period under the JOBS Act until such time Fast Radius is no longer considered to be an EGC. The adoption dates discussed below reflect this election.
From time to time, new accounting pronouncements are issued by the FASB under its ASC or other standard setting bodies. Recent accounting pronouncements are described in the
Recently Issued Accounting Pronouncements
section of Note 2 – Summary of Significant Accounting Policies included elsewhere in this report.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE BUSINESS COMBINATION
The following information concerning the management of the Combined Company is based on the provisions of the Proposed Charter and the proposed Amended and Restated Bylaws (the “Proposed Bylaws”), the forms of which are included as
Annexes B
and
C
to this proxy statement/prospectus, and which are expected to be in effect in such form as of the consummation of the Business Combination. If the Proposed Charter and the Proposed Bylaws are amended, the below summary may cease to accurately reflect the Proposed Charter and/or the Proposed Bylaws, in each case, as so amended.
Management and Board of Directors
Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of the Combined Company Board. The following sets forth certain information, as of September 1, 2021, concerning the persons who are expected to serve as executive officers of the Combined Company and members of the Combined Company Board following the consummation of the Business Combination.

Name	Age	Title
Lou Rassey	48	Chief Executive Officer and Director Nominee
Prithvi Gandhi	51	Chief Financial Officer
Pat McCusker	44	Chief Operating Officer
William P. King, Ph.D.	47	Chief Scientist
John Nanry	37	Chief Manufacturing Officer
Gus Pinto	39	Chief Product Officer
Brian Simms	41	Vice President, Sales
Matthew Flanigan	60	Director Nominee
Steven Koch	65	Director Nominee
Matthew Maloney	46	Director Nominee
Tyler Reeder	47	Director Nominee
Nick Solaro	40	Director Nominee
Betsy Ziegler	50	Director Nominee
Lou Rassey
is expected to be appointed as the Chief Executive Officer of the Combined Company prior to Closing and is being nominated to serve as a member of the Combined Company Board following Closing. Mr. Rassey has served as Chief Executive Officer and co-founder of Fast Radius since 2017. Mr. Rassey has a 20-plus-year career driving innovation in the manufacturing sector and is a recognized leader on matters related to manufacturing, industrial innovation and competitiveness. Prior to co-founding Fast Radius, Mr. Rassey was a Partner at McKinsey & Company from 2003 to 2015 where he co-led the firm’s global research and advisory efforts on the “Future of Manufacturing.” Mr. Rassey has helped Fortune 100 executives, start-ups and government leaders in developing and executing strategies to compete in the digital industrial age. He also founded in 2016 and is a managing member at Two Roads Group, LLC, an industrial-tech-focused advisory and investment firm and spent the first chapter of his career in engineering and manufacturing in the auto industry. Mr. Rassey has an MBA and MS in Mechanical Engineering from MIT where he was an LFM Fellow, a MS from the University of Michigan-Dearborn, and BS from the University of Notre Dame.
Prithvi (Prith) Gandhi
has been the Chief Financial Officer of Fast Radius since August 2021 and leads all financial operations. Prior to joining Fast Radius, from August 2013 to May 2021, Mr. Gandhi held various positions at Owens Corning, most recently as Interim Chief Financial Officer and previously as Vice President of corporate strategy, corporate development and financial planning & analysis. Previously, Mr. Gandhi was Vice President of corporate development at Zebra Technologies Corporation from 2005 to 2011, where he was responsible for M&A, strategic investments, and corporate strategy and led the company’s newly-formed RFID business as divisional CFO. Before his experience at Zebra, Mr. Gandhi spent 11 years with Morgan Stanley in proprietary trading and technology M&A. He earned his BS in mathematics and economics from UC Berkeley, his MA in international economics from Georgetown University, and his MBA in accounting and finance from the Wharton School at the University of Pennsylvania.
Pat McCusker
has served as Chief Operating Officer and co-founder of Fast Radius since 2017. He also served as interim Chief Financial Officer from 2017 until August 2021. Prior to Fast Radius, Mr. McCusker was President, North America at InnerWorkings (NASDAQ: INWK), a technology-enabled marketing services firm, from 2011 to November 2016. Prior to InnerWorkings, Mr. McCusker was an Associate Partner with McKinsey & Company, where he served technology clients across a wide range of functions. Before McKinsey, he held cross-functional leadership roles at multiple early-stage growth companies, including co-founding a technology business which was acquired by a Fortune 500 retailer. Mr. McCusker holds an MBA from the University of Chicago and a BA from the University of Notre Dame.
William P. King, Ph.D.
is the Chief Scientist and a co-founder of Fast Radius, having served in this role since 2017. He leads the company’s strategy for digital design and manufacturing, research and development, and intellectual property. Dr. King is also Professor and Andersen Endowed Chair at the University of Illinois Urbana-Champaign Grainger College of Engineering, Department of Mechanical Science and Engineering, where he has been employed since 2007. Dr. King was the founding Chief Technology Officer at the Digital Manufacturing and Design Innovation Institute (DMDII) at UI LABS in Chicago, Illinois, now known as MxD (2014-2015). DMDII was one of the first institutes in the U.S. National Network for Manufacturing Innovation. Dr. King’s awards include the PECASE award from the White House (2005) and the ASME Gustus-Larson Award for accomplishment in Mechanical Engineering (2013). He has published more than 250 journal articles and holds 19 patents. He is an elected Fellow of the American Society of Mechanical Engineers, American Association for the Advancement of Science, and the American Physical Society. Dr. King received a Ph.D. from Stanford University and a BS from the University of Dayton.
John Nanry
is the Chief Manufacturing Officer and a co-founder of Fast Radius, having led multiple functions since 2017. Prior to joining Fast Radius, Mr. Nanry was a management consultant at McKinsey & Company from 2009 to 2017, where he focused his work on improving manufacturing client performance via architecting large-scale transformations, deploying technology, and other strategic initiatives. Mr. Nanry holds degrees from the University of Michigan and the Kellogg School of Management at Northwestern University.
Gus Pinto
has been the Chief Product Officer of Fast Radius since November 2020 and oversees all software development and digital product offerings. Mr. Pinto has a long track record of building and scaling large-scale software platforms across all stages of growth. Prior to joining Fast Radius, Mr. Pinto served as Chief Product Officer at Bellhops, a venture-backed growth company, from March 2019 to November 2020. Prior Bellhops, Mr. Pinto served as VP, Product and Engineering at Magic Leap from March 2016 to March 2019 helping create a spatial computing platform that dissolves the barriers between digital content and the physical world. Prior to Magic Leap, Mr. Pinto was the Head of Mobile and Cloud R&D at Citrix. He joined Citrix in 2008 as a result of the acquisition of the company he co-founded in 2005, Frameworks. Mr. Pinto started his career at Microsoft as a Software Engineer. Mr. Pinto holds a Bachelor’s degree in Computer Science from Iguaçu University in Brazil.
Brian Simms
has been the Vice President, Sales of Fast Radius since April 2018. Prior to Fast Radius, from November 2015 to February 2018, Brian was Chief Sales Officer of Rubicon Global where he grew the customer base from <50 to over 3000 in less than two years. Prior to Rubicon, Mr. Simms was Head of Sales for Amazon Local (NASDAQ:AMZN) from October 2013 to November 2015. Previously, Mr. Simms also served as Vice President of Regional Sales at Groupon (NASDAQ:GRPN) where he managed a sales team of over 400 sales representatives. Prior to Groupon, Mr. Simms was Director of SMB Enterprise Sales at Echo Global Logistics (NASDAQ:ECHO) and held multiple roles at early and mid-stage technology growth companies. Mr. Simms holds a Bachelor of Arts from DePaul University.
Matthew Flanigan
is being nominated to serve as a member of the Combined Company Board following Closing. Mr. Flanigan retired in May 2019 from his role as Executive Vice President & Chief Financial Officer of

Leggett & Platt, Incorporated (NYSE: LEG) (“Leggett”), a leading manufacturer of engineered components, where he also served on the Board of Directors for nine years. Mr. Flanigan served as Chief Financial Officer of Leggett from 2003 to May 2019. He previously served Leggett as Executive Vice President from 2013 to 2019, Senior Vice President from 2003 to 2005, Vice President and President of the Office Furniture Components Group from 1999 to 2003, and in various capacities since 1997. Prior to joining Leggett in 1997, Mr. Flanigan was employed in the banking industry for 13 years, the last ten of which as First Vice President and Manager for Societe Generale S.A. in Dallas. Mr. Flanigan currently serves as a director of Performance Food Group Company (NYSE: PFGC), one of the nation’s largest food distribution businesses and as the lead director of Jack Henry & Associates, Inc. (NASDAQ: JKHY), a SaaS, cloud-based solutions provider primarily for the financial services industry. Mr. Flanigan holds a degree in finance and business administration from the University of Missouri.
Steven Koch
is being nominated to serve as a member of the Combined Company Board following Closing. Mr. Koch is the Managing Director of Bowline Group and a Managing Partner of the mHUB Product Impact Fund I, positions he has held since 2018 and 2020, respectively. Previously, he served as the Co-Executive Chairman and interim Chief Executive Officer of Motivate, a leading bike share company in North America, from January 2018 to November 2018, at which point Lyft acquired Motivate. From September 2012 to August 2017, he served as the Deputy Mayor of Chicago. Previously, Mr. Koch spent 27 years at Credit Suisse serving in various capacities, including co-chairman of the global mergers and acquisitions business. Mr. Koch currently sits on the boards of the Chicago Community Trust, mHUB, the Greater Chicago Food Depository, Navy Pier Inc., The Chicago Council on Global Affairs, Naturally Chicago, The Southland Development Authority, The James Beard Foundation and the visiting committee of the University of Chicago Law School. He helped develop and teaches in the Directors’ Consortium, a training seminar for directors of public companies, sponsored by the University of Chicago and Stanford University. Mr. Koch received his BA from Hampshire College, his MBA from the University of Chicago Booth School of Business and his JD, cum laude, from the University of Chicago Law School.
Matthew Malone
y
is being nominated to serve as a member of the Combined Company Board following Closing. Mr. Maloney served as Chief Executive Officer and director of GrubHub Inc. (NASDAQ: GRUB) (“GrubHub”) from August 2013 to December 2021, and as GrubHub’s President from August 2015 to January 2018. Prior to August 2013, Mr. Maloney served as CEO and a member of the board of directors of GrubHub Holdings, a company he co-founded in 2004. Mr. Maloney led GrubHub Holdings through five rounds of investment funding, the acquisition of DotMenu, its merger with Seamless Holdings Corporations in April 2013, and GrubHub’s initial public offering in April 2014. Mr. Maloney currently serves as an advisory board member for The University of Chicago Booth School of Business Polsky Center for Entrepreneurship. He is a member of ChicagoNEXT, an organization dedicated to driving growth and opportunity in the Chicago business community. Mr. Maloney holds a B.A. from Michigan State University and an MBA and MSCS from the University of Chicago.
Tyler Reeder
is being nominated to serve as a member of the Combined Company Board following Closing. Since October 2020, Mr. Reeder has served as the President and Chief Executive Officer of ENNV and as a member of the ENNV Board. Mr. Reeder is a Managing Partner of ECP and serves on ECP’s Partnership Committee, Investment Committee, Strategy Committee, Operating Committee, ESG Committee and Valuation Committee. Mr. Reeder participates in overall investment management, strategic planning and operations of ECP and its funds. He is involved in all areas of the firm’s investment activities, with a particular emphasis on power generation, renewables and environmental infrastructure. Mr. Reeder led the recent take-private acquisition of
Calpine and
currently serves on the boards of Calpine, Gopher, EnergySolutions, Convergent, Heartland Generation and Liberty Recycling, LP. Prior to realization, he served on the boards of Wheelabrator, ADA Carbon Solutions, LLC, Dynegy Inc., EquiPower Resources Corp., Broad River Power Holdings, LLC, CE2 Carbon Capital, LLC and Empire Gen Holdings, Inc. Prior to joining ECP in 2006, Mr. Reeder was a Vice President of Power and Fuel Markets of Texas Genco, LLC. Mr. Reeder was an advisor on the acquisition of Texas Genco, LLC by a consortium of private equity firms and became a member of the management team until the sale of the company to NRG Energy in 2006. While at Texas Genco, LLC, Mr. Reeder was the head of the asset optimization desk and was responsible for managing the power and fuel positions for their large generation portfolio. From 1998 to 2002, Mr. Reeder was a Director for Energy Markets and a Finance Manager at Orion Power Holdings, Inc., where he was responsible for acquisitions, power marketing, transaction analysis and execution. From 1996 to 1998, Mr. Reeder worked at Goldman Sachs. Mr. Reeder received a Bachelor of Arts in Economics from Colgate University.
Nick Solaro
is being nominated to serve as a member of the Combined Company Board following Closing. Since 2014, Mr. Solaro has been a General Partner at Drive Capital. Prior to joining Drive Capital, Mr. Solaro served as a manager at Google, where he helped lead the Global Android Strategic Partnerships team, from 2010 to 2014. During Mr. Solaro’s tenure at Google, the Android ecosystem grew from a few devices in a few markets to one of the world’s most dominant mobile operating system running on billions of handsets worldwide. Prior to joining Google, Mr. Solaro was a co-founder of PetWave.com, an online veterinary health start up based in San Francisco, which he co-founded in 2007. Mr. Solaro has also previously spent time as a technology investor at Technology Crossover Ventures, as well as an Equity Research Analyst at Goldman Sachs where he covered large cap enterprise technology companies including Apple, IBM, Hewlett-Packard, EMC, Sun, and Dell. Mr. Solaro graduated from Columbia University with a B.A. in Economics and Philosophy.
Elizabeth (Betsy)
Ziegler
is being nominated to serve as a member of the Combined Company Board following Closing. Ms. Ziegler is the CEO of the Chicagoland Entrepreneurial Center (DBA 1871), a private incubator serving founders and innovators, a position she has held since joining 1871 in April 2018. Prior to joining 1871, Ms. Ziegler served in two different Associate Dean roles at Northwestern University’s Kellogg School of Management. Most recently, Ms. Ziegler served as Associate Dean, Chief Innovation Officer, from April 2016 to March 2018. Prior to that, she served as Associate Dean of Degree Programs and Dean of Students from June 2011 to April 2016. Previously, Ms. Ziegler spent 12 years at McKinsey and Company where she was a partner in the Chicago office, spending most of her time serving financial institutions at the intersection of operations and technology. Ms. Ziegler is an active civic leader in Chicago, and serves on the boards of Chicago’s Museum of Science and Industry, Choose Chicago, and Stanley Manne Research Institute at the Ann and Robert H Lurie Children’s Hospital. Ms. Ziegler received her MBA from Harvard Business School and her B.A. in Economics from The Ohio State University.
Corporate Governance
We will structure our corporate governance in a manner that ENNV and Fast Radius believe will closely align our interests with those of the stockholders of the Combined Company following the Business Combination. Notable features of this corporate governance include:

•
we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•	we will implement a range of other corporate governance best practices, including implementing a robust director education program.
Composition of the Combined Company Board of Directors After the Business Combination
The Combined Company’s business and affairs will be managed under the direction of the Combined Company Board. The Combined Company Board will be staggered in three classes, with two directors in Class I (expected to be Tyler Reeder and Nick Solaro), two directors in Class II (expected to be Matthew Maloney and Betsy Ziegler), and three directors in Class III (expected to be Lou Rassey, Matthew Flanigan and Steven Koch). See “
Description of Capital Stock of Combined Company—Anti-Takeover Provisions—Classified Board
.”

Board Committees
The Combined Company Board will direct the management of the Combined Company’s business and affairs, as provided by Delaware law, and will conduct its business through meetings of the Combined Company Board and standing committees. Following the Business Combination, the Combined Company will have a standing audit committee, compensation committee and nominating committee. In addition, from time to time, special committees may be established under the direction of the Combined Company Board when necessary to address specific issues.
Audit Committee
The audit committee will be responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing the Combined Company’s independent registered public accounting firm;

•	discussing with the independent registered public accounting firm of the Combined Company its independence from management;

•	reviewing, with the independent registered public accounting firm of the Combined Company the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by the independent registered public accounting firm of the Combined Company;

•
overseeing the financial reporting process and discussing with management and the independent registered public accounting firm of the Combined Company the quarterly and annual financial statements that the Combined Company files with the SEC;

•	overseeing the Combined Company’s financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing the Combined Company’s policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Upon the completion of the Business Combination, the audit committee will consist of Matthew Flanigan, Nick Solaro and Betsy Ziegler, with Matthew Flanigan serving as chair. Rule 10A-3 of the Exchange Act and NASDAQ rules require that the audit committee must be composed entirely of independent members. We anticipate that each of Matthew Flanigan, Nick Solaro and Betsy Ziegler will meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and NASDAQ rules. Each member of the audit committee also meets the financial literacy requirements of NASDAQ listing standards. In addition, we anticipate that Matthew Flanigan will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Combined Company Board will adopt a written charter for the audit committee, which will be available on its corporate website at www.fastradius.com upon the completion of the Business Combination. The information on any of the Combined Company’s websites is deemed not to be incorporated in this proxy statement/ prospectus or to be part of this proxy statement/prospectus.
Compensation Committee
The compensation committee will be responsible for, among other things:

•
reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving (either alone or, if directed by the Combined Company Board, in conjunction with a majority of the independent members of the Combined Company Board), the compensation of the Chief Executive Officer of the Combined Company;

•
overseeing an evaluation of the performance of and reviewing and setting or making recommendations to the Combined Company Board regarding the compensation of the other executive officers of the Combined Company;

•	reviewing and approving or making recommendations to the Combined Company Board regarding the incentive compensation and equity-based plans, policies and programs of the Combined Company;

•	reviewing and approving all employment agreement and severance arrangements for the executive officers of the Combined Company;

•	making recommendations to the Combined Company Board regarding the compensation of the members of the Combined Company Board; and

•	retaining and overseeing any compensation consultants.
Upon the completion of the Business Combination, the compensation committee will consist of Nick Solaro, Matthew Maloney and Betsy Ziegler, with Nick Solaro serving as chair. We anticipate that each of Nick Solaro, Matthew Maloney and Betsy Ziegler will meet the definition of “independent director” for purposes of serving on the compensation committee under NASDAQ rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. The Combined Company Board will adopt a written charter for the compensation committee, which will be available on the Combined Company’s corporate website at www.fastradius.com upon the completion of the Business Combination. The information on any of the Combined Company’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee will be responsible for, among other things:

•	identifying individuals qualified to become members of the Combined Company Board, consistent with criteria approved by the Combined Company Board;

•	overseeing succession planning for the Chief Executive Officer and other executive officers of the Combined Company;

•	periodically reviewing the Combined Company Board’s leadership structure and recommending any proposed changes to the Combined Company Board;

•	overseeing an annual evaluation of the effectiveness of the Combined Company Board and its committees; and

•	developing and recommending to the Combined Company Board a set of corporate governance guidelines.
Upon completion of the Business Combination, the nominating committee will consist of Matthew Flanigan, Matthew Maloney and Betsy Ziegler, with Betsy Ziegler serving as chair. We anticipate that each of Matthew Flanigan, Matthew Maloney and Betsy Ziegler will meet the definition of “independent director” under NASDAQ rules. The Combined Company Board will adopt a written charter for the nominating committee, which will be available on the Combined Company’s corporate website at www.fastradius.com upon the completion of the Business Combination. The information on any of the Combined Company’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Risk Oversight
The Combined Company Board is responsible for overseeing the Combined Company’s risk management process. The Combined Company Board focuses on the Combined Company’s general risk management strategy, the most significant risks facing the Combined Company, and oversees the implementation of risk mitigation strategies by management. The audit committee is also responsible for discussing the Combined Company’s policies with respect to risk assessment and risk management. The Combined Company Board believes its administration of its risk oversight function will not negatively affect the Combined Company Board’s leadership structure.
Compensation Committee Interlocks and Insider Participation
None of the anticipated executive officers of the Combined Company serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers that is expected to serve on the Combined Company Board or compensation committee immediately following consummation of the Business Combination.
Code of Business Conduct and Ethics
Prior to the completion of the Business Combination, the Combined Company will adopt a written code of business conduct and ethics that applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on the Combined Company’s corporate website at www.fastradius.com upon the completion of the Business Combination. In addition, the Combined Company intends to post on its website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of the Combined Company’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Compensation of Directors and Officers
Following the Closing, we expect the Combined Company’s executive compensation program to be consistent with Fast Radius’ existing compensation policies and philosophies, which are designed to:

•
attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with its financial performance; and

•	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.
Following the Closing, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee. The Combined Company’s executive compensation and director compensation programs are further described below under “
Executive Compensation—Executive Officer and Director Compensation of Fast Radius
.”

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION OF FAST RADIUS
This section discusses the material components of the executive compensation program for Fast Radius’ named executive officers who are identified in the 2020 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on Fast Radius’ current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Fast Radius adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.
Overview
We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as the Combined Company will be an emerging growth company. The scaled down disclosure rules require compensation disclosure for Fast Radius’ principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2020 exceeded $100,000 and who were serving as executive officers as of December 31, 2020. We refer to these individuals as “named executive officers.” For 2020, Fast Radius’ named executive officers were:

•	Lou Rassey, Chief Executive Officer

•	Patrick McCusker, Chief Operating Officer and interim Chief Financial Officer

•	Brian Simms, Vice President of Sales & Marketing
We expect that Fast Radius’ executive compensation program will evolve to reflect its status as a newly publicly-traded company, while still supporting Fast Radius’ overall business and compensation objectives. In connection with the Business Combination, Fast Radius has engaged an independent executive compensation consultant to help advise on the post-Business Combination executive compensation program.
2020 Compensation of Named Executive Officers
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the other components of the executive compensation program. In general, we seek to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. See the “Salary” column in the 2020 Summary Compensation Table for the base salary amounts earned by the named executive officers in 2020.
Bonuses
Historically, cash bonuses have been provided pursuant to each named executive officer’s employment agreement based on the named executive officer meeting certain annual benchmarks determined by the Fast Radius Board in its sole and absolute discretion. See the “Non-Equity Incentive Compensation” column in the 2020 Summary Compensation Table for the bonus amounts earned by the named executive officers for 2020 performance, which were paid to the named executive officers in April 2021.
Equity Awards
To further focus Fast Radius’ named executive officers on Fast Radius’ long-term performance, Fast Radius has granted equity compensation in the form of stock options, restricted stock, and restricted stock units (“RSUs”) pursuant to the Fast Radius, Inc. Amended and Restated 2017 Stock Plan, as amended, or the 2017 Stock Plan.
Fast Radius did not grant any option awards or restricted stock to its named executive officers in 2020.

In 2020, Fast Radius granted its named executive officers a total of 43,614 RSUs. Such awards contains both service and performance based vesting conditions wherein vesting is generally subject to a requisite service period of four years, whereby the award vests 25% on the one-year anniversary of the Vesting Commencement Date (as defined in the 2017 Stock Plan), then ratably over 36 monthly installments, subject to continuous service by the officer and the first to occur of (i) an initial public offering and (ii) the time immediately prior to the consummation of a Change of Control (as defined in the underlying agreements). See the “Equity Awards” column in the 2020 Summary Compensation Table for the equity awards received by the named executive officers in 2020.
Perquisites
Fast Radius maintains a 401(k) plan for its employees, including its executive officers, to encourage its employees to save some portion of their cash compensation for their eventual retirement. Our employees, including our executive officers, also receive a $600 monthly subsidy to be applied to the employee portion of insurance premiums for health and welfare benefits.
2020 Summary Compensation Table
(1)

Name and principal position	Year	Salary ($) (2)	Non-Equity Incentive Compensation ($)	Equity Awards ($) (3)	All other compensation ($) (4)	Total ($)
Lou Rassey Chief Executive Officer	2020	$400,031	$192,500	$477,665	$12,600	$1,082,796
Patrick McCusker Chief Operating Officer and interim Chief Financial Officer	2020	$352,969	$192,500	$141,971	$12,600	$700,040
Brian Simms Vice President of Sales & Marketing	2020	$258,844	$133,000	$12,242	—	$404,086

(1)
Compensation amounts shown in the Summary Compensation Table for 2020 above reflect amounts paid to our named executive officers for 2020 and do not necessarily reflect amounts that are expected to be paid in 2021 and beyond.

(2)	Our named executive officers each accepted a 9.4% decrease in base salary effective May 15, 2020 through December 31, 2020 in response to the effects of the COVID-19 pandemic.
(3)	Represents the grant date fair value under FASB ASC Topic 718 of equity awards granted during 2020.
(4)	Represents a subsidy for the employee portion of insurance premiums for health and welfare benefits. Our named executive officers also receive the $600 monthly subsidy received by all employees.
Employment Agreements
Lou Rassey
Mr. Rassey’s employment agreement, amended and restated as of November 24, 2021, provides for Mr. Rassey to serve as Fast Radius’ Chief Executive Officer and member of the Fast Radius Board. Effective commencing upon the Closing, the employment agreement provides for Mr. Rassey’s current base salary of $425,000 to be raised to $500,000 and for his annual target incentive bonus to be raised to 80% of his base salary. The annual incentive bonus is eligible to be earned based on applicable benchmarks determined by the Fast Radius Board. Mr. Rassey’s employment by Fast Radius is for a term which expires on the close of business on March 15, 2025 (the “Initial Term”); provided that Fast Radius may terminate Mr. Rassey’s employment at any time during the Initial Term for “cause” or without “cause” (as described below). After the Initial Term, Mr. Rassey’s employment will continue until either party provides written notice of termination, which will not be deemed to be a termination without “cause.”

Closing RSU Award
Subject to Mr. Rassey’s continued employment as the Combined Company’s Chief Executive Officer through the applicable date of grant, and (ii) the approval of the ENNV Stockholders of the Equity Incentive Plan pursuant to Proposal No. 5 effective on such date following the Closing that a Form S-8 Registration Statement for the Equity Incentive Plan, Mr. Rassey will be granted a restricted stock unit award under the Equity Incentive Plan which we refer to as the Closing RSU Award. If granted, the Closing RSU Award will be in respect of a number of shares of Combined Company common stock equal to 5% of the sum of: (i) the total number of shares of Combined Company common stock as determined on a fully diluted basis as of the Closing (including the number of shares subject to the Equity Incentive Plan but excluding the number of shares subject to the Employee Stock Purchase Plan), plus (ii) total number of Earn Out Shares.
The Closing RRU Award will have a maximum permitted term of ten years and will be granted under and subject to the terms of the Equity Incentive Plan and a form of restricted stock unit grant notice and agreement, that includes the terms summarized below.
The Closing RSU Award is eligible to vest in installments contingent upon Mr. Rassey’s continued employment as Chief Executive Officer through the date of attainment of each of the Combined Company common stock share price performance goals as specified in the table below, which we refer to as the Price Hurdles. As reflected in the table below, 10% of the total number of shares subject to the Closing RSU Award are eligible to vest upon attainment of each separate identified Price Hurdle. Except as specifically provided below, partial attainment of a Price Hurdle (share price performance that falls below a particular Price Hurdle) will not result in any partial vesting with respect to such Price Hurdle. Once any portion of the Closing RSU Award vests based on achievement of a specific Price Hurdle, no additional portion of the Closing RSU Award may vest based on any subsequent attainment of the same Price Hurdle on any later date during the term of the Closing RSU Award.

Tranche	# of RSUs Eligible to Vest	Mult. of Offering Price	Price Hurdle
‘Baseline			$10.00

1	10%	1.5x	$15.00
2	10%	2.0x	$20.00
3	10%	2.5x	$25.00
4	10%	3.0x	$30.00
5	10%	3.5x	$35.00
6	10%	4.0x	$40.00
7	10%	5.0x	$50.00
8	10%	6.0x	$60.00
9	10%	7.0x	$70.00
10	10%	8.0x	$80.00
In order for a Price Hurdle to be deemed attained and the corresponding portion of the Closing RSU Award to be eligible to vest, the 60-day volume weighted average trading price of Combined Company common stock must be at a level which is not less than the applicable Price Hurdle. Whether or not a Price Hurdle has been attained and such applicable portion of the Closing RSU Award is eligible to vest will be determined by the Board or a designated committee of the Board, in its discretion. The Price Hurdles set forth in the table above shall be adjusted appropriately, as determined by the Board in its discretion, to account for any of the following which occur following the Closing: any stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the Company’s common stock, subdivision of the common stock, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of common stock or other securities of the Combined Company or other significant corporate transaction, or other similar change affecting the common stock; provided, however that such adjustments to the Price Hurdles shall be implemented in a manner that is not less favorable to Mr. Rassey.

Except as otherwise provided below, shares issued in settlement of vesting of the Closing RSU Award are subject to a holding period requirement and generally cannot be sold, transferred or otherwise disposed of by Mr. Rassey within 12 months following the date of achievement of the applicable Price Hurdle that triggered vesting of such portion of the Closing RSU Award; provided, however, that such holding period requirement is not applicable to the extent a broker same day sale procedure is utilized to fund payment of any withholding taxes payable by Mr. Rassey in connection with vesting and issuance of shares in settlement such portion of the Closing RSU Award. From and following any Change of Control of the Combined Company any holding period requirements applicable to the vested and earned shares subject to the Closing RSU Award will cease to apply.
If Mr. Rassey continues employment as the Combined Company’s Chief Executive Officer through the date immediately preceding the tenth anniversary of the Closing, the greatest level of 60-day volume weighted average trading price of the Combined Company common stock that was attained at any point during the 180 day period immediately preceding such expiration, which we refer to as the Expiration Price, will be used to determine whether any previously unmet Price Hurdle goal shall be deemed to have been partially attained upon such expiration date such that any additional portion of the Closing RSU Award will be eligible to vest upon such partial attainment of such Price Hurdle in connection with the expiration of the Closing RSU Award. Partial attainment of a previously unmet Price Hurdle in connection with the RSU Expiration Date (as determined by reference to the Expiration Price) will result in pro-rata partial vesting with respect to such 10% vesting installment using linear interpolation between the applicable Price Hurdle goals.
If Mr. Rassey ceases continued employment as the Combined Company’s Chief Executive Officer for any reason, any then unvested portion of the Closing RSU Award will immediately be forfeited and cancelled and will not be eligible to vest following such termination date. If Mr. Rassey ceases to serve as the Chief Executive Officer but continues in the services of the Combined Company in another capacity, any unvested portion of the Closing RSU Award will immediately be forfeited and cancelled and will not be eligible to vest following such date. Upon termination of Mr. Rassey’s services due to Mr. Rassey’s death, disability, termination without cause or resignation for good reason, any holding period requirements applicable to any previously vested shares subject to the Closing RSU Award will cease to apply.
In the event a Change of Control, as such term is defined in Mr. Rassey’s amended and restated employment, occurs while any unvested portion of the Closing RSU Award is outstanding, the treatment of the Closing RSU Award in such Change of Control shall be as follows:

•
The maximum potential purchase price per share payable for the common stock in the Change of Control (including any contingent consideration) which we refer to as the Change in Control Price will be used to determine whether any previously unmet Price Hurdle goal shall be deemed to have been fully or partially attained upon such Change in Control such that any additional portion of the Closing RSU Award will be eligible to vest upon such full or partial attainment of such Price Hurdle in connection with the Change in Control.

•
If the Change in Control Price is not greater than all previously attained Price Hurdles, no additional portion of the Closing RSU Award will be eligible to vest in connection with the Change in Control and the then remaining unvested portion of the Closing RSU Award shall be cancelled and terminated upon the closing of such Change in Control and shall not thereafter be eligible to vest.

•
If the Change in Control Price is greater than all previously attained Price Hurdles, a portion of the Closing RSU Award will be eligible vest contingent and upon closing of such Change of Control and the continued employment of Mr. Rassey through such Change of Control. Such additional portion of the Closing RSU Award eligible to vest in the Change in Control will be determined by reference to the Change in Control Price as compared to any previously unmet Price Hurdles. Partial attainment of a previously unmet Price Hurdle in connection with a Change in Control (as determined by reference to the Change in Control

Price) will result in pro-rata partial vesting with respect to such 10% vesting installment using linear interpolation between the applicable Price Hurdle goals. Any portion of the Closing RSU Award which does not vest based on the level of attainment of the Price Hurdles as determined by reference to the Change in Control Price shall be cancelled and terminated at the closing of the Change of Control and shall not thereafter be eligible to vest.

In the event of a Change of Control, all of Mr. Rassey’s unvested incentive equity in Fast Radius held directly by Mr. Rassey except for the Closing RSU Award will automatically vest if Mr. Rassey does not receive an employment offer in connection with such Change of Control that includes the foregoing increase to base salary and a target bonus opportunity (excluding equity-based compensation or incentives) that is no less favorable than Mr. Rassey’s target bonus opportunity immediately preceding the Change of Control. If Mr. Rassey receives an employment offer in connection with such Change of Control with the foregoing terms, sixty percent (60%) of all of Mr. Rassey’s unvested incentive equity on such date except for the Closing RSU Award will immediately vest, and the remainder of Mr. Rassey’s incentive equity (except for the Closing RSU Award) will vest on the twelve (12) month anniversary following such Change of Control. The Business Combination is not expected to constitute a Change of Control under Mr. Rassey’s employment agreement. Accordingly, the foregoing provisions will not be triggered upon the consummation of the Business Combination.
Mr. Rassey’s employment agreement provides that, in the event of an initial public offering or transaction with a special purpose acquisition company, Mr. Rassey will receive a one-time cash bonus in an amount equal to $2,400,000 to be paid immediately preceding the anticipated closing of such event. The Business Combination constitutes a transaction with a special purpose acquisition company. Accordingly, Mr. Rassey will receive a one-time cash bonus in an amount equal to $2,400,000 immediately prior to the Closing.
If Mr. Rassey’s employment is terminated due to his death or disability, the employment agreement provides that Fast Radius will pay to Mr. Rassey or Mr. Rassey’s estate his earned wages and any reimbursable expenses. Additionally, upon such a termination, six (6) additional months of Mr. Rassey’s unvested incentive equity in Fast Radius held directly by Mr. Rassey except for the Closing RSU Award will automatically vest and the remainder of such incentive equity will be automatically forfeited.
If, during the Initial Term, Mr. Rassey’s employment is terminated by him for “good reason” or if Fast Radius terminates his employment without “cause,” and Mr. Rassey executes and does not revoke the release of claims attached to his employment agreement so that the release becomes effective no later than the sixtieth (60 th
) day following the date of Mr. Rassey’s termination, then Fast Radius will pay to Mr. Rassey his earned wages, any reimbursable expenses, his then current base salary paid on Fast Radius’ regularly scheduled payroll dates for six (6) months beginning sixty days after his termination date, his prorated annual bonus to the extent he has met the eligibility criteria, and a reimbursement for COBRA premiums (if Mr. Rassey is eligible and elects continuation coverage) for himself and his eligible dependents for up to six (6) months of COBRA premiums. For purposes hereof, “good reason” means, without Mr. Rassey’s consent, the occurrence of any of the following events: (i) a reduction of his then current base salary, (ii) a material diminution in his title, authority, rank, duties or responsibilities, (iii) Fast Radius materially breaching the agreement, or (iv) a required relocation of his primary work location fifty (50) miles from his primary work location as of the effective date of the agreement. Mr. Rassey’s voluntary termination of his employment will only be deemed for “good reason” if he has provided the Fast Radius Board written notice identifying in reasonable detail the facts giving rise to the “good reason” within ninety (90) days of Mr. Rassey becoming aware of the facts giving rise to the “good reason,” and the Fast Radius Board has failed to cure any issue within thirty (30) days after receipt of notice, and Mr. Rassey’s termination of his employment is effective within sixty (60) days after such notice.
If Mr. Rassey’s employment is terminated by Fast Radius without “cause” at any time, the vesting of any of Mr. Rassey’s unvested incentive equity will immediately accelerate by eighteen (18) months’ worth of vesting based on the Executive’s normal vesting schedule; provided, however that such vesting acceleration shall not apply to the Closing RSU Award.

The Closing RSU Award will not accelerate vesting in connection with any termination of Mr. Rassey without “cause” or any resignation by Mr. Rassey for “good reason” or any termination due to Mr. Rassey’s death or disability, which we refer to as a Qualified Termination. Upon any Qualified Termination of Mr. Rassey, any holding period requirement applicable to any vested shares subject to the Closing RSU Award will cease to apply.
If Mr. Rassey terminates his employment without “good reason,” Fast Radius terminates his employment for “cause,” or if either party issues a notice of termination after the Initial Term, then Mr. Rassey is only entitled to receive his earned wages and any reimbursable expenses. Any unvested incentive equity in Fast Radius held directly by Mr. Rassey will be automatically forfeited. For purposes of this paragraph, “cause” for termination exists at any time during the Initial Term where Mr. Rassey (i) is convicted of a felony or other crime involving dishonesty or moral turpitude (but specifically excluding minor traffic offenses and other similar minor infractions), (ii) materially breaches the employment agreement, (iii) refuses to materially perform his duties reasonable requested by the Fast Radius Board and typically performed by Mr. Rassey for any reason other than mental or physical disability, (iv) materially fails to observe the Company’s written policies that are generally applicable to executives of the Company, or (v) engages in gross negligence, gross misconduct or fraud in connection with his employment by the Company. The Fast Radius Board must notify Mr. Rassey of the specific deficiencies under clauses (ii) through (v) and must afford Mr. Rassey thirty (30) days to cure such performance deficiencies before “cause” for termination would arise.
Mr. Rassey’s employment agreement contains various restrictive covenants, including but not limited to confidentiality, nondisparagement and six-month noncompete and nonsolicitation covenants.
Patrick McCusker
Mr. McCusker’s employment agreement, dated as of February 28, 2021, provides for Mr. McCusker to serve as Fast Radius’ Chief Operating Officer. The employment agreement provides for Mr. McCusker to receive an annual base salary of $375,000, which is Mr. McCusker’s current base salary, and to be eligible to receive an annual target incentive bonus of $275,000 based on applicable benchmarks determined by the Fast Radius Board. Mr. McCusker’s employment by Fast Radius is for a term which expires on the close of business on March 15, 2025; provided that Fast Radius may terminate Mr. McCusker’s employment at any time during the Initial Term for “cause” or without “cause” (as described below). After the Initial Term, Mr. McCusker’s employment will continue until either party provides written notice of termination, which will not be deemed to be a termination without “cause.”
In the event of a Change of Control, Mr. McCusker’s annual base salary will be increased to $400,000. All of Mr. McCusker’s unvested incentive equity in Fast Radius held directly by Mr. McCusker will automatically vest if Mr. McCusker does not receive an employment offer in connection with such Change of Control that includes the foregoing increase to base salary and a target bonus opportunity (excluding equity-based compensation or incentives) that is no less favorable than Mr. McCusker’s target bonus opportunity immediately preceding the Change of Control. If Mr. McCusker receives an employment offer in connection with such Change of Control with the foregoing terms, sixty percent (60%) of all of Mr. McCusker’s unvested incentive equity on such date will immediately vest, and the remainder of Mr. McCusker’s incentive equity will vest on the twelve (12) month anniversary following such Change of Control. The Business Combination is not expected to constitute a Change of Control under Mr. McCusker’s employment agreement. Accordingly, the foregoing provisions will not be triggered upon the consummation of the Business Combination.
In the event of an initial public offering or transaction with a special purpose acquisition company, Mr. McCusker will receive a one-time cash bonus in an amount equal to $525,000 to be paid immediately preceding the anticipated closing of such event. The Business Combination constitutes a transaction with a special purpose acquisition company. Accordingly, Mr. McCusker will receive a one-time cash bonus in an amount equal to $525,000 immediately prior to the Closing.

If Mr. McCusker’s employment is terminated due to his death or disability, the employment agreement provides that Fast Radius will pay to Mr. McCusker or Mr. McCusker’s estate his earned wages and any reimbursable expenses. Additionally, upon such a termination, six (6) additional months of Mr. McCusker’s unvested incentive equity in Fast Radius held directly by Mr. McCusker will automatically vest and the remainder of such incentive equity will be automatically forfeited.
If, during the Initial Term, Mr. McCusker’s employment is terminated by him for “good reason” or if Fast Radius terminates his employment without “cause,” and Mr. McCusker executes and does not revoke the release of claims attached to his employment agreement so that the release becomes effective no later than the sixtieth (60 th
) day following the date of Mr. McCusker’s termination, then Fast Radius will pay to Mr. McCusker his earned wages, any reimbursable expenses, his then current base salary paid on Fast Radius’ regularly scheduled payroll dates for six (6) months beginning sixty (60) days after his termination date, his prorated annual bonus, and a reimbursement for COBRA premiums (if Mr. McCusker is eligible and elects continuation coverage) for himself and his eligible dependents for up to six (6) months of COBRA premiums. For purposes hereof, “good reason” means, without Mr. McCusker’s consent, the occurrence of any of the following events: (i) a reduction of his then current base salary, (ii) a material diminution in his title, authority, rank, duties or responsibilities, (iii) Fast Radius materially breaching the agreement, or (iv) a required relocation of his primary work location fifty (50) miles from his primary work location as of the effective date of the agreement. Mr. McCusker’s voluntary termination of his employment will only be deemed for “good reason” if he has provided the Fast Radius Board written notice identifying in reasonable detail the facts giving rise to the “good reason” within ninety (90) days of Mr. McCusker becoming aware of the facts giving rise to the “good reason,” and the Fast Radius Board has failed to cure any issue within thirty (30) days after receipt of notice, and Mr. McCusker’s termination of his employment is effective within sixty (60) days after such notice.
If Mr. McCusker’s employment is terminated by Fast Radius without “cause” at any time, the vesting of any of Mr. McCusker’s unvested incentive equity will immediately accelerate by eighteen (18) months’ worth of vesting based on the Executive’s normal vesting schedule.
If Mr. McCusker terminates his employment without “good reason,” Fast Radius terminates his employment for “cause,” or if either party issues a notice of termination after the Initial Term, then Mr. McCusker is only entitled to receive his earned wages and any reimbursable expenses. Any unvested incentive equity in Fast Radius held directly by Mr. McCusker will be automatically forfeited. For purposes of this paragraph, “cause” for termination exists at any time during the Initial Term where Mr. McCusker (i) is convicted of a felony or other crime involving dishonesty or moral turpitude (but specifically excluding minor traffic offenses and other similar minor infractions), (ii) materially breaches the employment agreement, (iii) refuses to materially perform his duties reasonable requested by the Fast Radius Board and typically performed by Mr. McCusker for any reason other than mental or physical disability, (iv) materially fails to observe the Company’s written policies that are generally applicable to executives of the Company, or (v) engages in gross negligence, gross misconduct or fraud in connection with his employment by the Company. The Fast Radius Board must notify Mr. McCusker of the specific deficiencies under clauses (ii) through (v) and must afford Mr. McCusker thirty (30) days to cure such performance deficiencies before “cause” for termination would arise.
Mr. McCusker’s employment agreement contains various restrictive covenants, including but not limited to confidentiality, nondisparagement and six-month noncompete and nonsolicitation covenants.
Brian Simms
Mr. Simms’ current base salary is $275,000. Mr. Simms’s offer letter, dated as of February 5, 2018, provides for Mr. Simms to serve as Fast Radius’ Vice President of Sales & Marketing. The offer letter provided for Mr. Simms to receive an initial annual base salary of $250,000 and to be eligible to receive a performance bonus based on a percentage of all sales after Mr. Simms achieves 75% or more of applicable benchmarks. Pursuant to the terms of the offer letter, Mr. Simms also received 206,966 incentive stock options under the 2017 Stock Plan that vest over a four-year period with a one-year cliff and monthly vesting thereafter (the “Time-Based Equity Grant”). Pursuant to the terms of the offer letter, Mr. Simms also received an additional 26,216 incentive stock options that follow the same vesting schedule but only vested in connection with the Company qualifying for certain equity financing, which the Company subsequently achieved (the “Milestone-Based Equity Grant”).
If Fast Radius terminates Mr. Simms’s employment without cause, Mr. Simms is eligible for three months of salary continuation after the termination date and the vesting of his Time-Based Equity Grant and the Milestone-Based Equity Grant (because the Company has secured certain equity financing) will accelerate by six months.
Mr. Simms also signed an Employee Non-Disclosure, Intellectual Property and Restrictive Covenants Agreement that included various restrictive covenants.
Fast Radius, Inc. Amended and Restated 2017 Stock Plan
Fast Radius maintains the Fast Radius, Inc. Amended and Restated 2017 Stock Plan (as amended, the “2017 Stock Plan”). The maximum aggregate number of shares of common stock that may be issued under the 2017 Stock Plan is 10,500,000. The purpose of the 2017 Stock Plan is to provide awards in the form of stock options, RSUs and restricted stock awards in order to provide an incentive to attract, retain and reward persons performing services for the Company and to motivate such persons to contribute to the growth and profitability of the Company.
Administration
. The Fast Radius Board administers the 2017 Stock Plan. Subject to the terms of the 2017 Stock Plan, the Fast Radius Board has the power to, among other things, determine the persons to whom the awards shall be granted and the number of shares of stock subject to each award, determine the type of award granted, determine the fair market value of shares of stock, determine the terms, conditions and restrictions applicable to each award, modify from time to time any award or waive any restrictions or conditions applicable to any award, reprice or adjust the exercise price of any option, or grant in substitution for any option, a new award covering the same or a different number of shares of stock, accelerate the exercisability or vesting of any award including the period following a participant’s termination of service, prescribe, amend or rescind any policies relating to the plan, and correct any defect or reconcile any inconsistency in the plan or any award agreement.
Treatment Upon a Change in Control of the Company
. If a “Change in Control” of Fast Radius occurs, as defined in the 2017 Stock Plan, then the Fast Radius Board may provide for any one or more of the following except to the extent otherwise provided in the applicable form of award agreement: (i) acceleration of the exercisability and/or vesting in connection with a Change in Control of each or any outstanding award or portion thereof and shares acquired pursuant thereto, including termination of the participant’s service prior to, upon or following the Change in Control; (ii) provide for the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof following the Change in Control, as the case may be (the “Acquiror”), without the consent of any participant, to assume or continue the Company’s rights and obligations under each award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock; and/or (iii) cancel any award or portion thereof in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Fast Radius Board) of stock subject to such canceled award in (A) cash, (B) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (C) other property which, in any such case, shall be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share of stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such award.
Adjustments in Capital Structure
. The 2017 Stock Plan also provides that the Fast Radius Board may make appropriate and proportionate adjustments to the number of shares subject to outstanding awards to prevent dilution or enlargement of participants’ rights in the event of changes in our capitalization through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure, or in the event of payment of a dividend or distribution to the stockholders in a form other than stock (excepting regular, periodic cash dividends).
Subsequent to the Business Combination, Fast Radius will not grant any additional awards under the 2017 Stock Plan. Instead, subject to stockholder approval as described below, Fast Radius will grant equity awards under the Incentive Plan. The 2017 Stock Plan, however, will continue to govern the terms and conditions of all outstanding equity awards granted under the 2017 Stock Plan prior to the Business Combination.
Outstanding Equity Awards at 2020 Fiscal Year-End
The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2020.

				Option Awards				Stock Awards
Name	Grant Date		Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (7)
Lou Rassey	3/9/2018	(1)	11/13/2017	—	—	—	—	979,562	$0.21
	6/8/2018	(2)	6/11/2018	—	—	—	—	233,780	$0.21
	5/20/2019	(3)	2/3/2020	0	113,519	$1.63	5/20/2029	—	—
	5/20/2019	(4)	3/21/2019	163,522	490,565	$1.63	5/20/2029	—	—
	5/16/2020	(5)	5/16/2020	—	—	—	—	17,243	$1.97
Patrick McCusker	3/9/2018	(1)	11/13/2017	—	—	—	—	278,653	$0.21
	6/8/2018	(2)	6/11/2018	—	—	—	—	120,672	$0.21
	5/20/2019	(3)	2/3/2020	0	34,706	$1.63	5/20/2029	—	—
	5/20/2019	(4)	3/21/2019	49,993	149,980	$1.63	5/20/2029	—	—
	5/16/2020	(5)	5/16/2020	—	—	—	—	15,214	$1.97

Brian Simms	4/4/2018	(6)	3/19/2018	160,312	72,870	$0.28	4/4/2028
	5/16/2020	(5)	5/16/2020	—	—	—	—	11,157	$1.97

(1)
Such shares were acquired through the early exercise of options which were granted on March 9, 2018 and are subject to repurchase at cost if the executive terminates employment before vesting. Such shares vest on a monthly basis until they are fully vested in November 2021.

(2)
Such shares were acquired through the early exercise of options which were granted on June 8, 2018 and are subject to repurchase at cost if the executive terminates employment before vesting. Such shares vest on a monthly basis until (a) 50% are fully vested in June 2023 and (b) 50% are fully vested in March 2024.

(3)
Such option vested 10% on February 4, 2021, then 1/60th vests on a monthly basis thereafter through February 4, 2022, then 1/40th vests on a monthly basis thereafter through February 4, 2023, then 1/30th vests on a monthly basis thereafter until fully vested in February 2024.

(4)
Such option vested 10% on March 21, 2020, then 1/60th vests on a monthly basis thereafter through March 21, 2021, then 1/40th vests on a monthly basis thereafter through March 21, 2022, then 1/30th vests on a monthly basis thereafter until fully vested in March 2023.

(5)	Represents a grant of restricted shares of common stock that vested 25% on the first anniversary of the date of grant, then 1/48th vests on a monthly basis thereafter for three years.
(6)	Such option vested 25% on the first anniversary of the date of grant, then 1/48th vests on a monthly basis thereafter for three years.
(7)	Represents the grant date fair value under FASB ASC Topic 718 of equity awards granted.
Post-Combination Company Executive Officer and Director Compensation
Executive Compensation
We intend to develop an executive compensation program that is consistent with Fast Radius’ existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success.
After the Business Combination, decisions on the executive compensation program will be made by the compensation committee of the Combined Company Board, which will be established at the Closing, and guided by the advice of an independent compensation consultant. In connection with executive compensation decisions, our compensation committee has initially retained Compensia, Inc. as its independent compensation consultant.
We anticipate that compensation for our executive officers will continue to consist of salary, annual cash incentive bonuses and equity incentive award grants.
Director Compensation
Following the Closing, we expect that the Combined Company Board will implement an annual compensation program for our non-employee directors. The material terms of this program are not yet known and will depend on the judgment of the members of the board based on advice and counsel of its advisors.

THE BUSINESS COMBINATION
The following is a discussion of the Business Combination and certain material terms of the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about Merger Agreement and the terms of the Business Combination that may be important to you. This section is not intended to provide you with any factual information about ENNV or Fast Radius. Such information can be found elsewhere in this proxy statement/prospectus.
Terms of the Business Combination
Transaction Structure
The ENNV Board and the Fast Radius Board have approved the Merger Agreement and the Business Combination. The Merger Agreement provides for the merger of Merger Sub with and into Fast Radius, with Fast Radius surviving the merger as a wholly owned subsidiary of ENNV.
Merger Consideration; Conversion of Shares
Subject to the terms of the Merger Agreement, the aggregate merger consideration with respect to all holders of Fast Radius securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards relating to shares of ENNV Class A common stock, will equal 100,000,000 shares of ENNV Class A common stock at a deemed value of $10.00 per share.
Pursuant to the Merger Agreement, immediately prior to the Effective Time, (i) the outstanding principal together with all accrued and unpaid interest on the issued and outstanding Fast Radius convertible notes will automatically be converted into a number of shares of Fast Radius common stock in accordance with the terms of the applicable note purchase agreements and (ii) each issued and outstanding Fast Radius warrants will be exercised in full on a cashless basis in accordance with its terms.
At the Effective Time:

•
each issued and outstanding share of capital stock of Fast Radius will be converted into the right to receive (i) a number of shares of ENNV Class A common stock, determined by multiplying each such share by an amount equal to the Merger Consideration Exchange Ratio, with all shares of ENNV Class A common stock held by a holder immediately thereafter aggregated and rounded down to the nearest whole share, and (ii) a number of Fast Radius Earn Out Shares determined in accordance with the terms of the Merger Agreement;

•
each Fast Radius Option that is then outstanding will be converted into an ENNV Option on substantially the same terms and conditions as such Fast Radius Options, except that (i) such ENNV Option will represent the right to purchase that whole number of shares of ENNV Class A common stock (rounded down to the nearest whole share) equal to the product of the number of shares of Fast Radius common stock subject to such Fast Radius Option multiplied by the Company Award Exchange Ratio, and (ii) the exercise price per share for each such ENNV Option will be equal to the quotient of (A) the exercise price per share of such Fast Radius Option in effect immediately prior to the Effective Time, divided by (B) the Company Award Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent);

•
each Fast Radius Restricted Stock Award that is then outstanding will be converted into an ENNV Restricted Stock Award on substantially the same terms and conditions as such Fast Radius Restricted Stock Awards, except that such ENNV Restricted Stock Award will represent that whole number of shares of ENNV Class A common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Fast Radius common stock subject to such Fast Radius Restricted Stock Award, multiplied by (ii) the Company Award Exchange Ratio;

•
each Vested RSU will automatically accelerate vesting and become fully vested as of immediately prior to the Effective Time and will be canceled and converted as of the Effective Time into the right to receive (i) an issuance of a number of shares of ENNV Class A common stock equal to the product of (1) the number of such Fast Radius RSUs, multiplied by (2) the Merger Consideration Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (ii) a number of Fast Radius Earn Out Shares determined in accordance with the terms of the Merger Agreement; and

•
each Fast Radius RSU (other than Vested RSUs) that is then outstanding will be converted into an ENNV RSU Award on substantially the same terms and conditions as such Fast Radius RSUs, except that such ENNV Restricted Stock Unit Award will represent a right to receive a number of shares of ENNV Class A common stock equal to the product of (i) the number of shares of Fast Radius common stock subject to such Fast Radius RSU immediately prior to the Effective Time, multiplied by (ii) the Company Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

The Aggregate Merger Consideration will be issued to holders of Fast Radius securities at the Closing in accordance with the Merger Agreement, except that the issuance to holders of the Fast Radius Earn Out Shares will be subject to the satisfaction of certain price targets set forth in the Merger Agreement during the Earn Out Period, which price targets will be based upon (i) the daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earn Out Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth in the Merger Agreement that has not previously occurred, the applicable provisions of the Merger Agreement will terminate and no Fast Radius Earn Out Shares will be issuable thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. The Fast Radius Earn Out Shares will be issuable in two equal tranches of 5,000,000 shares of ENNV Class A common stock at the time that the ENNV Class A common stock reaches a value of $15.00 and $20.00, respectively, and will be allocated among the applicable holders of Fast Radius capital stock and Vested RSUs on a pro rata basis in accordance with the Merger Agreement.
The “Merger Consideration Exchange Ratio” is equal to the quotient of (i) 100,000,000 shares of ENNV Class A common stock, divided by (ii) the number of shares of Fast Radius capital stock outstanding on a fully diluted net exercise basis. The “Company Award Exchange Ratio” is equal to the sum of (i) the Merger Consideration Exchange Ratio and (ii) the product of (A) the Earn Out Exchange Ratio multiplied by (B) a percentage to be reasonably determined by Fast Radius as of immediately prior to the Effective Time that is equal to the then-estimated probability that the Fast Radius Earn Out Shares will be issued to the applicable holders of Fast Radius capital stock and Vested RSUs. The “Earn Out Exchange Ratio” is equal to the quotient of (i) 10,000,000 divided by (ii) the number of shares of Fast Radius capital stock outstanding on a fully diluted net exercise basis.
Background of the Business Combination

The Business Combination with Fast Radius is the result of an extensive search for a transaction, whereby ENNV evaluated a number of potential targets utilizing ENNV’s network and the investing, operating and transaction experience of ENNV’s management team and ENNV’s board of directors. The terms of the transactions contemplated by the Merger Agreement are the result of arm’s-length negotiations between the representatives of ENNV and Fast Radius over the course of approximately three months. The following is a description of the background of these negotiations and the resulting Business Combination.
ENNV is a blank check company incorporated on October 29, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. ENNV’s efforts to identify a prospective target business were focused on identifying businesses located in North America that concentrate on combatting climate change by decreasing the carbon intensity of energy production, increasing the efficiency of industrial and consumer-related activities, expanding electricity storage and distribution, and improving the overall sustainability of the economy through efforts to lower pollution and increase beneficial reuse. Prior to executing the Merger Agreement, ENNV’s efforts were limited to organizational activities, completion of the ENNV IPO and the evaluation of possible business combinations.
On February 11, 2021, ENNV completed its initial public offering of ENNV units, raising total gross proceeds of $345,000,000 pursuant to an underwriting agreement with Barclays and Morgan Stanley. On the same date, ENNV also completed sales of Private Placement Warrants to the Sponsor and GSAM, raising total gross proceeds of $9,400,000. Prior to completion of the ENNV IPO, on December 8, 2020, the Sponsor purchased 8,625,000 shares of Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. In January 2021, our Sponsor transferred 35,000 Founder Shares to each of Tracy McKibben, Kathryn E. Coffey, Richard Burke and David Lockwood, our independent directors, in each case for approximately the same per-share price initially paid by our Sponsor. On February 11, 2021, our Sponsor transferred on our behalf 345,000 Founder Shares to GSAM in consideration for GSAM’s entry into the Forward Purchase Agreement.
Prior to the ENNV IPO, neither ENNV nor anyone on its behalf engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with ENNV.
Following consummation of the ENNV IPO, our directors and officers, at the direction of the ENNV Board, together with certain of our affiliates and their representatives, commenced an active search for prospective businesses or assets to acquire in our initial business combination.
In evaluating potential businesses and assets to acquire, ENNV generally surveyed the landscape of potential acquisition opportunities based on its knowledge of, and familiarity with, the M&A marketplace. In the prospectus, dated February 8, 2021, relating to the ENNV IPO, we identified general criteria and guidelines we believed would be important in evaluating a prospective target, including, businesses that we believe (i) exhibit substantial value creation potential and would benefit from our team’s industry expertise, structuring insights, capital markets experience and strategic capabilities to achieve the company’s growth strategy; (ii) have attractive growth opportunities, sustainable competitive advantages or contracted revenue profiles and a need for capital to achieve the company’s growth strategy; (iii) have differentiated technologies, processes, product offerings or services that drive toward an electrified future or support the transition to a more sustainable economy; (iv) would be well received by public investors, including those with an environmental, social and governance mandate, and likely have good access to the public capital markets; (v) offer an attractive risk-adjusted return for our stockholders; and (vi) provide societal benefits, consider all stakeholders’ views and, if not already in place, work to establish and follow best-in-class sustainability standards, which we believe will create long-term stockholder value.
As part of its regular evaluation of potential acquisition targets, the ENNV Board and our management periodically discussed the status of our management’s discussions with various acquisition targets. These updates generally addressed the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets. These updates continued throughout the period of time when ENNV was evaluating various acquisition targets.
Following the consummation of the ENNV IPO, ENNV and its directors, officers and other representatives:

•
considered over 50 potential candidates for business combination opportunities (other than Fast Radius) (collectively, “Other Potential Targets”), entered into non-disclosure agreements with approximately 26 of the Other Potential Targets; and

•	ultimately engaged in detailed discussions, due diligence and negotiations with two Other Potential Targets and their representatives.
The Other Potential Target businesses spanned across a wide range of industries, including, electric vehicle charging, energy efficiency, battery technology, agriculture technology, renewable energy developers, and solar technology.
On April 15, 2021 Credit Suisse, a financial advisor to the Fast Radius board in connection with the potential business combination, informed ENNV management that they were representing a cloud manufacturing business interested in evaluating a potential transaction with a SPAC partner. Following the call, ENNV requested that Credit Suisse provide ENNV with a draft nondisclosure agreement to facilitate a due diligence review of Fast Radius.
On April 19, 2021, Credit Suisse sent ENNV management a draft nondisclosure agreement related to a potential business combination between the parties. ENNV provided comments on April 20, 2021, which Fast Radius replied to on April 21, 2021. On April 22, 2021, ENNV sent across the final draft to Fast Radius, which was then fully executed by both parties. Following execution of the nondisclosure agreement, representatives of ENNV attended a management presentation with Mr. Rassey Fast Radius’ Chief Executive Officer, Mr. McCusker Fast Radius’ Chief Operating Officer and interim Chief Financial Officer at the time, regarding Fast Radius’ business and operations. Following the presentation, ENNV received access to a virtual dataroom and began undertaking additional diligence on Fast Radius.
On April 27, 2021, the ENNV and Credit Suisse teams had a call to discuss valuation comparables. Also on April 27, 2021, representatives of Fast Radius, ENNV, and Credit Suisse held a call to discuss due diligence questions related to the financial model for Fast Radius prepared by Fast Radius management.
On April 28, 2021, ENNV’s management team contacted representatives of Barclays about assisting in the diligence and evaluation of Fast Radius. ENNV executed a nondisclosure agreement with Barclays on April 29, 2021.
On May 3, 2021, ENNV’s management team had a call with representatives of Fast Radius to discuss Fast Radius’ total addressable market, positioning and growth rates for various market segments and other topics.
On May 7, ENNV’s management team had a call with Fast Radius management, representatives of Credit Suisse, and a market consultant that ENNV management engaged on May 3, 2021 to discuss Fast Radius’ competitors, product offerings, and software platform.
On May 10, 2021, ENNV submitted a draft term sheet with respect to a business combination with Fast Radius, along with supporting bid materials.
On May 11, 2021, ENNV’s management team, Fast Radius management and representative of Credit Suisse had a call to discuss the term sheet and supporting bid materials.
On May 12, 2021, ENNV submitted a revised term sheet increasing the pre-money equity value ascribed to Fast Radius from $930 million to $1.0 billion. Throughout this period, ENNV had telephonic conferences with representatives of Barclays and Latham & Watkins LLP (“Latham”), counsel to ENNV, to analyze the term sheet and supporting bid materials.
On May 12, 2021, ENNV and Fast Radius executed the negotiated term sheet contemplating an acquisition of Fast Radius by ENNV (the “Term Sheet”). The Term Sheet contemplated, among other things, (i) a pre-money equity value of Fast Radius of $1.0 billion on a fully diluted net exercise basis, (ii) that the potential business combination would be fully funded by equity capital provided by ENNV and $100.0 million in cash proceeds from private investments in ENNV Class A common stock, which investments would be fully committed at the time of signing of a definitive agreement with respect to the potential business combination, (iii) that 10.0% of the Founder Shares held by the Sponsor and 10.0% of the shares held by existing Fast Radius securityholders would be subject to two-tiered, performance-based vesting upon shares of Combined Company common stock reaching price targets of $15.00 and $20.00 per share and (iv) requirements that each of ENNV and Fast Radius refrain from soliciting or negotiating alternative transactions with other third parties through the earlier of the valid termination of the Term Sheet and June 26, 2021, subject to an extension through July 26, 2021 if ENNV continued in good faith to pursue the consummation of the potential business combination and negotiate the definitive documents relating thereto. Upon execution of the Term Sheet, ENNV and Fast Radius began the preparation of the investor presentation to be used in connection with a potential private placement of ENNV Class A common stock in connection with the consummation of the potential business combination (the “Potential Private Placement”).
On May 13, 2021, ENNV and its advisors received access to a Level 2 dataroom with additional information to support due diligence.
On May 14, 2021, ENNV held an audit committee board session and discussed the Term Sheet and expectations for due diligence.
On May 20, 2021, Fast Radius management presented a business overview to the ENNV Board and other partners of ECP. ENNV’s management team also had a follow up discussion with Fast Radius management and ENNV’s market consultant to discuss a detailed walkthrough of Fast Radius’ software roadmap plan for the next 24 months.
On May 24, 2021, ENNV’s management team and Fast Radius management held a call to discuss year-to-date financial performance, Fast Radius’ near-term revenue pipeline, and management’s conviction around the near-to-medium-term revenue projections in the financial model.
On June 1, 2021, representatives of ENNV, Fast Radius and their respective advisors held a due diligence call to discuss the business and operations of Fast Radius, including, among other things, with respect to customer contracts, litigation, intellectual property, data privacy, employment and compensation matters, real estate and environmental, health and safety matters.
On June 7, 2021, a virtual data room containing certain diligence information regarding Fast Radius was opened to prospective investors in the Potential Private Placement.
On June 7, 2021, DLA Piper LLP (US) (“DLA”), Fast Radius’ counsel, provided an initial draft of the Merger Agreement to Latham. In addition to the terms set forth in the Term Sheet, the initial draft of the Merger Agreement contemplated, among other things: (i) the Merger; (ii) no survival of the representations, warranties and covenants and, relatedly, no post-business combination stockholder indemnity; (iii) a closing condition in favor of Fast Radius providing that the cash available in the Trust Account as of immediately prior to the effective time of the Merger, after deducting the aggregate amount of cash proceeds that would be required to satisfy the redemption of any shares of ENNV Class A common stock pursuant to the redemption offer and adding the cash proceeds from the Potential Private Placement, would equal or exceed $100 million (such condition, the “Minimum Cash Condition”); (iv) listing of the Combined Company common stock and warrants on a national securities exchange following completion of the business combination; (v) certain covenants regarding claims against ENNV’s trust account; (vi) regulatory efforts covenants requiring ENNV and Fast Radius to take all actions necessary (including remedial actions) in order to obtain regulatory clearance; (vii) delivery of support agreements by certain existing stockholders of Fast Radius that collectively represented a majority of the Fast Radius common stock outstanding and a majority of the Fast Radius preferred stock outstanding providing that, among other things, each such stockholder would agree to execute and deliver a written consent approving the potential business combination following the time at which a proxy statement relating to the potential business combination was mailed to ENNV stockholders; (viii) the entry into certain ancillary agreements concurrently with the execution of the Merger Agreement; and (ix) representations, warranties and covenants customary for transactions of this type.
From June 11, 2021 through July 9, 2021, representatives of Fast Radius, ENNV, Credit Suisse and Barclays held virtual meetings with potential investors in the Potential Private Placement to discuss the terms of the potential business combination and details surrounding the Potential Private Placement. Each potential investor was informed in advance that the information that would be discussed might constitute material non-public information, and each potential investor agreed to be bound by certain confidentiality obligations as well as a prohibition on trading ENNV’s securities or using the information provided for purposes other than such potential investor’s investment in connection with the potential business combination. During the meetings, Mr. Rassey, Mr. McCusker and ENNV management reviewed with potential investors certain information regarding Fast Radius and the Combined Company, including certain financial projections regarding Fast Radius and the Combined Company. On June 16, 2021, ENNV management held a telephonic conference with Latham to discuss the initial draft of the Merger Agreement and a proposed response.
On June 21, 2021, DLA provided a draft of the form of Subscription Agreement to Latham.
On June 22, 2021, ENNV management held another telephonic conference with Latham to discuss additional considerations with respect to the initial draft of the Merger Agreement. Following the conference, Latham provided a revised draft of the Merger Agreement to DLA, which contemplated, among other things: (i) an earnout on a portion of the merger consideration payable to Fast Radius equityholders pursuant to the previously agreed upon milestones related to the public trading price of shares of ENNV Class A common stock following consummation of the potential business combination; (ii) covenants requiring the delivery by Fast Radius of certain financial statements following the execution of the Merger Agreement; (iii) delivery of written consents by existing Fast Radius equityholders that collectively represent a majority of the Fast Radius common stock outstanding and a majority of the Fast Radius preferred stock outstanding approving the potential business combination within one business day of execution of the Merger Agreement; and (iv) the ability of the ENNV Board to change its recommendation to the ENNV stockholders regarding approval of the potential business combination and other related matters if the ENNV Board determined in good faith, in response to certain specified intervening events and after consultation with ENNV’s outside legal counsel, that the failure to make such a change in recommendation would be inconsistent with the ENNV Board’s fiduciary duties under applicable law (a “Change of Recommendation”). Latham also provided initial drafts of the Registration Rights Agreement and the Sponsor Support Agreement.
On June 23, 2021, ENNV notified GSAM of the proposed business combination. Between June 23, 2021 and July 18, 2021, ENNV and GSAM finalized the terms of GSAM’s purchase of the Forward Purchase Units pursuant to the Forward Purchase Agreement, including negotiating the Side Letter.
Between June 25, 2021 and July 18, 2021, representatives of Latham, DLA and Paul Hastings LLP, counsel to the placement agents in the Potential Private Placement, negotiated the terms of the form of Subscription Agreement with certain of the potential investors in the Potential Private Placement and exchanged drafts of the form of Subscription Agreement. During this time, the potential investors conveyed to representatives of Barclays and Credit Suisse their initial proposed subscription amounts. ENNV’s management team also held conversations with Barclays and Credit Suisse to determine the proposed size of the Potential Private Placement and the proposed allocations. On July 14, 2021, a final version of the Subscription Agreement was distributed to the potential investors, which reflected the outcome of negotiations between the parties and the potential investors.
On July 1, 2021, DLA provided a revised draft of the Merger Agreement to Latham, which contemplated, among other things: (i) the removal of the ability of the ENNV Board to make a Change of Recommendation; (ii) certain changes to the treatment of the Fast Radius Earn Out Shares in the event that the Combined Company consummated certain specified change of control events following consummation of the potential business combination; and (iii) the removal of the requirement that certain Fast Radius equityholders deliver written consents approving the potential business combination within one business day of the execution of the Merger Agreement. DLA also provided a revised draft of the Registration Rights Agreement to Latham.
On July 5, 2021, ENNV management held a telephonic conference with Latham to discuss considerations with respect to the draft of the Merger Agreement received from DLA on July 1, 2021. Following the conference, Latham provided a revised draft of the Registration Rights Agreement to DLA, along with certain other ancillary documents related to the potential business combination. Later that day, Latham provided a revised draft of the Merger Agreement to DLA, which contemplated, among other things: (i) the exercise of all outstanding Fast Radius warrants in full on a cashless basis prior to the effective time of the potential business combination; and (ii) the addition of the ability of the ENNV Board to make a Change of Recommendation.
Also on July 5, 2021, DLA provided a revised draft of the Sponsor Support Agreement to Latham, along with certain other ancillary documents related to the potential business combination.
On July 6, 2021, DLA provided a revised draft of the Merger Agreement to Latham, which contemplated, among other things: (i) the removal of the ability of the ENNV Board to make a Change of Recommendation; and (ii) delivery of support agreements by certain existing stockholders of Fast Radius that collectively represent a majority of the Fast Radius common stock outstanding and a majority of the Fast Radius preferred stock outstanding providing that, among other things, each such stockholder would agree to execute and deliver a written consent approving the potential business combination following the time at which the registration statement relating to the potential business combination is declared effective by the SEC.
On July 7, 2021, ENNV management held a telephonic conference with Latham to discuss considerations with respect to the draft of the Merger Agreement received from DLA on July 6, 2021, including, among other things, the length of the lockup period to be imposed on the Sponsor and ENNV’s officers and directors, the removal of the ability of the ENNV Board to make a Change in Recommendation and the treatment of the equity awards of Fast Radius in the potential business combination.
Later on July 7, 2021, the ENNV Board held a virtual meeting in which certain officers and representatives of ENNV and representatives of Latham, were in attendance. During the meeting, Drew Brown, the Executive Vice President and Chief Financial Officer of ENNV, and certain other representatives of ENNV, discussed the ongoing negotiations with Fast Radius, ENNV’s financial analysis of the potential business combination, the contemplated terms of the Merger Agreement and the ancillary agreements related thereto, the diligence undertaken by ENNV and its advisors with respect to Fast Radius in connection with the potential business combination and certain other matters relating to the potential business combination. Mr. Brown also discussed with the ENNV Board the ongoing negotiations with potential investors in the Potential Private Placement.
On July 8, 2021, DLA provided revised drafts of the Sponsor Support Agreement and the Registration Rights Agreement, along with initial drafts of the Company Support Agreement and certain equity compensation plans, to Latham. The initial draft of the Company Support Agreement provided that, among other things, each Fast Radius stockholder party thereto would agree to execute and deliver a written consent approving the potential business combination with respect to the outstanding shares of Fast Radius capital stock held by such stockholder.
On July 8, 2021 and July 9, 2021, Latham provided revised drafts of the Merger Agreement to DLA, which contemplated, among other things: (i) the addition of the ability of the ENNV Board to make a Change of Recommendation; and (ii) certain changes with respect to the treatment of the equity awards of Fast Radius in the potential business combination.
Between July 12, 2021 and July 18, 2021, DLA and Latham exchanged drafts of the Merger Agreement that contemplated certain changes to the treatment of the outstanding equity awards of Fast Radius.
On July 13, 2021, ENNV management held a telephonic conference with Latham to discuss the then current drafts of the ancillary agreements related to the Business Combination. Later that day, Latham provided revised drafts of the Registration Rights Agreement, the Sponsor Support Agreement, the Company Support Agreement and certain other ancillary documents related to the potential business combination to DLA.

On July 14, 2021, DLA and Latham held a telephonic conference to discuss, negotiate and reach resolution on the treatment of the equity awards of Fast Radius in the potential business combination.
On July 14, 2021 and July 15, 2021, representatives of ENNV, Fast Radius and their respective advisers held telephonic conferences to discuss the timeline and process for executing the Merger Agreement and the ancillary agreements related to the Business Combination, including the Subscription Agreements, as well as certain matters relating to the public announcement of the potential business combination.
Also on July 14, 2021, DLA provided revised drafts of the Registration Rights Agreement, the Sponsor Support Agreement, the Company Support Agreement and certain other ancillary documents related to the potential business combination to Latham.
On July 15, 2021, Latham provided revised drafts of the Registration Rights Agreement, the Sponsor Support Agreement and the Company Support Agreement to DLA.
On July 16, 2021, DLA provided a revised draft of the Registration Rights Agreement to Latham.
On July 18, 2021, the ENNV Board held a virtual meeting in which certain officers and representatives of ENNV and representatives of Latham, were in attendance. At the meeting, Mr. Brown and certain other representatives of ENNV presented to the ENNV Board a presentation, a copy of which was provided to the Board in advance of the meeting, regarding ENNV’s financial analysis of the potential business combination. Mr. Brown and the other representatives of ENNV then discussed the Merger Agreement and the ancillary agreements related thereto, the diligence undertaken by ENNV and its advisors with respect to Fast Radius in connection with the potential business combination and certain other matters relating to the potential business combination. Representatives of Latham then reviewed the fiduciary duties of the members of the ENNV Board with respect to the potential business combination. Following the discussions, the board of directors unanimously approved the Merger Agreement, the documents contemplated by the Merger Agreement and the transactions contemplated by the Merger Agreement and such other documents, including the Merger, and determined to recommend the approval of the Merger Agreement, the documents contemplated by the Merger Agreement and the transactions contemplated by the Merger Agreement and such other documents, to its stockholders.
Also on July 18, 2021, the Fast Radius Board unanimously adopted resolutions approving the execution and delivery of the Merger Agreement, the ancillary agreements and the transactions contemplated thereby.
Later on July 18, 2021, Latham and DLA finalized the Merger Agreement and the ancillary agreements related thereto. ENNV, Fast Radius and the other parties thereto then executed the Merger Agreement, the Sponsor Support Agreement, the Company Support Agreement, the Registration Rights Agreement, the Subscription Agreements and the Side Letter, as applicable. On the morning of July 19, 2021, before NASDAQ opened, ENNV and Fast Radius issued a joint press release announcing the execution of the Merger Agreement.
Recommendation of the ENNV Board and Reasons for the Business Combination
The ENNV Board, in evaluating the Business Combination, consulted with ENNV’s management and legal advisors. In reaching its unanimous resolution (i) determining that the Merger is fair to and in the best interests of ENNV and the ENNV stockholders, (ii) approving the execution and delivery of the Merger Agreement, the documents contemplated by the Merger Agreement and the transactions contemplated by the Merger Agreement and such other documents, including the Merger, and declaring it advisable for ENNV and Merger Sub, as applicable, to enter into the Merger Agreement and the documents contemplated thereby and (iii) recommending the approval and adoption of the Merger Agreement, the documents contemplated by the Merger Agreement, and the transactions contemplated by the Merger Agreement and such other documents, including the Merger, by the ENNV stockholders, the ENNV Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination, the ENNV Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ENNV Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
This explanation of the ENNV Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “
Forward-Looking Statements.
”
Before reaching its decision, the ENNV Board reviewed the results of management’s due diligence, which included:

•	research on industry trends, projected growth and other industry factors;

•
extensive meetings and calls with Fast Radius’ management team and representatives regarding operations, major customers, financial prospects and potential expansion opportunities, among other customary due diligence matters;

•	consultation with ENNV’s legal and financial advisors;

•	review and analysis of Fast Radius’ material business contracts and certain other legal, intellectual property and commercial diligence matters;

•	financial and accounting diligence;

•	consultation with market consultants regarding Fast Radius’ manufacturing and software capabilities;

•	research on comparable public companies; and

•
review of Fast Radius’ financial projections and the creation of independent financial analyses in conjunction with management of Fast Radius, which was generally consistent with the financial model prepared by Fast Radius and sensitized to evaluate potential upside and downside scenarios.

In approving the Business Combination, the ENNV Board determined not to obtain a fairness opinion. The officers and directors of ENNV have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of ENNV’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, ENNV’s officers and directors and ENNV’s advisors have substantial experience with mergers and acquisitions. Although the ENNV Board did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the ENNV Board relied on the following sources: (i) due diligence on Fast Radius’ operations, (ii) research reports and data related to the component manufacturing industry, additive manufacturing industry and Industry 4.0 in the United States and internationally, and (iii) ENNV management’s collective experience in constructing and evaluating financial models/projections and conducting valuations of businesses. The $1.0 billion purchase price is on a pre-money basis. The ENNV Board concluded that that price is fair and reasonable, given Fast Radius’ growth prospects and the large and growing component manufacturing industry, the internal valuation of Fast Radius by ENNV management based on an analysis of comparable companies as described in “
Selected
Financial Analyses
” below, and other compelling aspects of the transaction, including Fast Radius’ management team, its unique software offering and proven business model and the other factors described below.

The ENNV Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•
Large and growing addressable market
. The more than $350 billion component manufacturing industry, including production across additive manufacturing, CNC machining and injection molding, continues to grow and expand.

•
Massive tailwinds to replace rigid, outdated, and fragmented infrastructure
. Global demand is rising for more agile and sustainable supply chains, modern, consumer-like experiences in industry, and real impact from Industry 4.0 innovations, including new tools in digital design, simulation, equipment, and digital factory infrastructure. Today’s fragmented, sub-scale supplier landscape is struggling to address these needs, and the ENNV Board believes that Fast Radius is capitalizing on the opportunity to become a leader in the space.

•
Fast Radius’ platform redefines how products are made and moved
. Fast Radius’ Cloud Manufacturing Platform creates a new infrastructure that is flexible, sustainable, and accessible, providing customers a new way to design, make, and fulfill products globally.

•
Resilient, proven revenue growth engine
. Fast Radius is trusted and certified by Fortune 500 customers across industries, having produced over 12 million parts and served over 2,000 customers across additive manufacturing, CNC machining, injection molding, and many other manufacturing technologies – resulting in approximately 87% revenue CAGR over the past 4 years.

•
World recognized leader
. The World Economic Forum recognized Fast Radius as having one of the nine most advanced factories in the world. Fortune 500 customers have also recognized Fast Radius as a trusted parts supplier across manufacturing technologies, including production-grade additive manufacturing, where in many cases Fast Radius serves as the first and only production additive supplier.

•
Model built to scale with attractive economics
. Fast Radius’ proprietary micro-factories—a “factory in a box” model—are designed to be replicated for hyper growth, supported by proprietary software, driving attractive returns on invested capital. Additionally, the applications and services platform provides a growth flywheel as seen in cloud computing.

•
Team uniquely equipped to execute
. Fast Radius is led by Co-Founder and CEO Lou Rassey, a manufacturing industry pioneer who helped architect and lead McKinsey & Company’s work in Industry 4.0. Fast Radius’ leadership team includes experienced, visionary executives with proven track records across high-growth technology businesses.

•
Stockholder Liquidity.
Pursuant to the Merger Agreement, the ENNV Class A common stock issued as merger consideration will be listed on NASDAQ, a major U.S. stock exchange, which the ENNV Board believes has the potential to offer stockholders enhanced liquidity.

•
Lock
-
Up
. Certain key Fast Radius equityholders (including Mr. Rassey, Mr. McCusker and other members of management) will be subject to a 180-day lockup in respect of the shares of ENNV Class A common stock they receive as merger consideration, subject to certain exceptions, which lockup will provide important stability to the leadership and governance of Fast Radius;

•	PIPE Transaction. Third-party investor interest in the PIPE Transaction served as validation of the valuation and opportunity represented by a transaction with Fast Radius;

•
Other Alternatives.
The ENNV Board has determined that the Business Combination represents the best potential business combination for ENNV and the most attractive opportunity for ENNV’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets. The ENNV Board has also determined that such process has not presented a better alternative.

•
Negotiated Transaction.
The ENNV Board has determined that the financial and other terms of the Merger Agreement are reasonable and were the product of arm’s-length negotiations between ENNV and Fast Radius.

The ENNV Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on the Combined Company’s revenues.

•
Business Plan and Projections May Not Be Achieved.
The risk that Fast Radius may not be able to execute on the business plan, and realize the financial performance as set forth in the financial projections, presented to ENNV’s management.

•	Early Stage Company and Limited Operating History. The fact that Fast Radius is an early-stage company with a history of losses and a limited operating history.

•
Redemption Risk.
The potential for a significant number of ENNV stockholders electing pursuant to the Existing Charter to redeem their shares prior to the consummation of the Business Combination, which would potentially make the Business Combination more difficult or impossible to complete.

•	Stockholder Vote. The risk that ENNV’s stockholders may fail to provide the applicable votes necessary to effect the Business Combination.

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within ENNV’s control.

•
Litigation.
The possibility of (i) litigation challenging the Business Combination or (ii) an adverse judgment granting permanent injunctive relief that could indefinitely delay consummation of the Business Combination.

•
Listing Risks.
The challenges associated with preparing Fast Radius, a private entity, for the applicable disclosure and listing requirements to which the Combined Company will be subject as a publicly traded company on NASDAQ.

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•
Liquidation of ENNV.
The risks and costs to ENNV if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in ENNV being unable to effect a business combination within the Completion Window.

•	Growth Initiatives May Not be Achieved. The risk that Fast Radius’ growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•	No Third - Party Valuation . ENNV’s decision not to obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•
ENNV Stockholders Receiving a Minority Position in Fast Radius.
The risks associated with the minority position in Fast Radius that ENNV stockholders will hold following consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.
In addition to considering the factors described above, the ENNV Board also considered other factors, including, without limitation:

•	Interests of Certain Persons. Some officers and directors of ENNV may have interests in the Business Combination (see “ —Interests of ENNV’s Directors and Officers in the Business Combination ”) .

•	Other Risk Factors. Various other risk factors associated with the business of Fast Radius, as described in the section entitled “ Risk Factors .”
The ENNV Board concluded that the potential benefits that it expects ENNV and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the ENNV Board unanimously determined that the Merger is fair to and in the best interests of ENNV and the ENNV stockholders.
Unaudited Prospective Financial Information of Fast Radius
Fast Radius does not as a matter of course make public projections as to future sales, earnings or other results. However, Fast Radius’ management prepared and provided to Fast Radius’ board of directors, Fast Radius’ financial advisors and ENNV certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Fast Radius’ management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Fast Radius. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither Fast Radius’ independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
Fast Radius’ management prepared the prospective financial information based on their judgment and assumptions regarding the future financial performance of Fast Radius. While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Fast Radius’ management, including, among other things, the matters described in the sections entitled “
Forward-Looking Statements
” and “
Risk Factors
.” Fast Radius believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Fast Radius had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Fast Radius’ business, industry performance, the competitive environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. Additional information relating to the principal assumptions used in preparing the projections is set forth below. The inclusion of the below information should not be regarded as an indication that Fast Radius or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.
FAST RADIUS DOES NOT GENERALLY PUBLISH ITS BUSINESS PLANS AND STRATEGIES OR MAKE EXTERNAL DISCLOSURES OF ITS ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, EXCEPT AS OTHERWISE DISCLOSED HEREIN OR AS REQUIRED BY APPLICABLE SECURITIES LAWS, FAST RADIUS DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS

ARE SHOWN TO BE IN ERROR. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF FAST RADIUS, ENNV NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY FAST RADIUS STOCKHOLDER, ENNV STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Fast Radius may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.
The following table sets forth certain summarized prospective financial information regarding Fast Radius that was provided to Fast Radius’ board of directors, Fast Radius’ financial advisors and ENNV in connection with their evaluation of the Business Combination for 2021, 2022, 2023, 2024 and 2025:

	Forecast Year Ended December 31, (1)
(USD in millions)	2021E	2022E	2023E	2024E	2025E
Revenue	$25	$103	$246	$426	$635
Gross Profit	$5	$30	$106	$203	$316
EBITDA (2)	$(36)	$(52)	$0.3	$47	$135
Net Income	$(38)	$(64)	$(20)	$15	$94
Free Cash Flow (3)	$(47)	$(133)	$(47)	$(24)	$89

(1)
This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the AICPA for preparation or presentation of prospective financial information.

(2)	EBITDA is defined as our net loss, excluding the impact of interest income, interest expense, provision for income taxes and depreciation and amortization expense.
(3)	Free Cash Flow is defined as cash flow from operations less capital expenditures.
The Fast Radius prospective financial information was prepared using a number of assumptions. Financial projections that reflect significant differences from our historical revenue are based on, among other things, the following assumptions that Fast Radius’ management believed to be material:

•
From 2017 through September 30, 2021, Fast Radius has grown its revenue at a compound annual growth rate (“CAGR”) of approximately 87%. This growth has been driven by various customer acquisition approaches which management believe to be effective and scalable. Going forward, Fast Radius management believes that by materially increasing the investments in these customer acquisition channels, the company can accelerate its revenue growth rate to attain the forecasted revenues.

•
For current manufacturing production services, revenue growth will be driven by (1) an increase in the number of new and existing customers served in-year; (2) an increase in the average revenue per customer served in-year, driven by existing parts stored in the Fast Radius Virtual Warehouse as well as new parts which are certified for production on the Cloud Manufacturing Platform; (3) repeat business from new customers; and (4) maintaining historical retention rates of repeat customers.

•	Addition of new software applications which drive both existing customer retention and, over time, revenue directly from software sales and/or subscriptions.

•	Addition of new manufacturing capabilities which expand Fast Radius’ addressable market, driving growth within existing customers and attracting new customers.

•	Maintaining a customer lifetime value (“CLTV”) to cost of customer acquisition (“CAC”) ratio between 5x – 8x as the company scales its customer acquisition investments.

•
Continued growth of the advanced manufacturing market, including expansion of capabilities in materials and manufacturing equipment in additive manufacturing and other advanced manufacturing technologies. According to the Wohlers Report 2020 and estimates of Fast Radius management, the addressable additive manufacturing market will grow at a 20% compound annual growth rate from 2020 through 2030. Fast Radius management believes that the Fast Radius Cloud Manufacturing Platform will enable the company to gain share within this growing market, thereby exceeding the growth rate of the additive manufacturing market as a whole.

•
According to the 2017 United State Census, 68% of domestic machine shops have an employee count of less than 100 full-time employees. Given this fragmentation, Fast Radius management believes these small and mid-size companies may not have the resources to invest in the software tools and other solutions provided by the Cloud Manufacturing Platform or to allocate meaningful resources to new customer acquisition, enabling Fast Radius to gain market share from this fragmented set of suppliers.

•	Continued penetration in high value market segments, including automotive (both electric vehicles and traditional automotive), aerospace, medical devices, consumer, and industrial.

•	Investments in a software development and product strategy team of over 200 full-time employees by 2025 and corresponding growth of software revenue from immaterial levels in 2021.

•	Significant expansion of micro-factory footprint at an average of approximately $3.5 million of capital investment per micro-factory.

•	Lowering annual capital expenditures as a percent of revenue by 2025 and beyond.

•	Opportunistic acquisitions of complementary assets across both manufacturing and software which are acquired at a price which is below the projected long-term value to Fast Radius.
Projected gross profit, and the implied 50% gross profit margin by 2025, is based on a number of assumptions, including (1) a mix shift of production revenue from external, third-party suppliers to higher-margin, internally-produced parts; (2) improvements in utilization rates of internal manufacturing assets; (3) improvements in operational efficiency, including adopting automation and robotics to reduce labor costs in factory operations as well as upstream business processes (e.g., costing, design feedback, etc.); (4) software revenue with gross margins that are accretive to manufacturing gross margins; and (5) pricing optimization.
Consistent with established practice in the context of preparing financial projections for an acquisition, Fast Radius’ management made certain other key assumptions impacting Gross Profit, EBITDA and Net Income and Free Cash Flow including:

•
assessments of fixed vs. variable costs and headcount requirements, including headcount and labor cost from sales and marketing functions growing in conjunction with the support needed for acquiring new customers and launching future products;

•
marketing investment being a higher percentage of revenue in early years to support organic growth, new product releases and broader brand recognition, while decreasing over time as a percentage of revenue as the business scales;

•
estimating research and development headcount and other related costs associated with bringing additional solutions and services to market, developing new technologies and supporting existing solutions, based on Fast Radius’ experience with innovation in the advanced manufacturing industry and expectations of future costs;

•
general and administrative costs increasing more quickly in the near-term to provide infrastructure in support of the business’ overall growth, and then increasing at a more moderate pace in future periods due to operating leverage from fixed overhead costs as the business matures;

•	capital expenditures, and depreciation and amortization forecasts based on the capital requirements to support manufacturing and administrative operations;

•	stock based compensation, and other costs growing in proportion to operating expenses;

•	working capital requirements based on Fast Radius’ historical data;

•	other one-time non-recurring cost estimates based on management’s estimates; and

•	costs associated with public company operations and compliance were excluded from the projections.
The Fast Radius prospective financial information is subjective in many respects. As a result, there can be no assurance that the Fast Radius prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. Fast Radius has not warranted the accuracy, reliability, appropriateness or completeness of such prospective financial information to anyone, including ENNV. Neither Fast Radius’ management nor its representatives has made or makes any representations to any person regarding the ultimate performance of Fast Radius relative to the prospective financial information. The prospective financial information is not fact nor a guarantee of actual future performance. The future financial results of Fast Radius may differ materially from those expressed in the prospective financial information due to factors beyond Fast Radius’ ability to control or predict.
Updated Prospective Financial Information
On November 11, 2021, Fast Radius issued a press release announcing certain preliminary financial information relating to its performance for the three and nine months ended September 30, 2021, which included certain updated prospective financial information with respect to Fast Radius’ projected results of operations for the fourth quarter of 2021. Specifically, based on current business conditions, business trends and other factors, Fast Radius announced that it expected revenue for the year ended December 31, 2021 to be between $23.0 million and $23.5 million, as compared to the previous projection of $25.0 million. The decrease is primarily the result of longer manufacturing lead times resulting from higher bookings, a higher mix of manufacturing processes with longer lead times and supply chain related delays. Fast Radius has revised the prospective financial information for 2021, 2022, 2023, 2024 and 2025 that was previously provided to Fast Radius’ board of directors, Fast Radius’ financial advisors and ENNV in connection with their evaluation of the Business Combination to account for this change. The following table sets forth such updated prospective financial information regarding Fast Radius for 2021, 2022, 2023, 2024 and 2025:

	Forecast Year Ended December 31, (1)
(USD in millions)	2021E	2022E	2023E	2024E	2025E
Revenue	$23	$104	$246	$426	$635
Gross Profit	$4	$29	$106	$203	$316
EBITDA (2)	$(39)	$(53)	$0.3	$47	$135
Net Income	$(41)	$(64)	$(20)	$15	$94
Free Cash Flow (3)	$(50)	$(134)	$(47)	$(24)	$89

(1)
This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the AICPA for preparation or presentation of prospective financial information.

(2)	EBITDA is defined as our net loss, excluding the impact of interest income, interest expense, provision for income taxes and depreciation and amortization expense.
(3)	Free Cash Flow is defined as cash flow from operations less capital expenditures.
Selected Financial Analyses
To assess the value that the public markets would likely ascribe to the Combined Company following the Business Combination, ENNV’s management primarily relied on various comparable company analyses using trading multiples methodologies. These analyses were presented by ENNV management to the ENNV Board.
With respect to the comparable company analysis, ENNV selected companies in each sector that ENNV’s management determined were the most relevant comparable companies in each particular sector (understanding that each selected company is not necessarily a direct competitor of Fast Radius). Each comparable company selected by ENNV’s management was a publicly traded company having business models, go-to-market strategies, forecasted margins and/or growth rates similar to Fast Radius’, as determined by ENNV’s management. While these companies may have certain characteristics that are similar to those of Fast Radius, the ENNV Board recognized that no company was identical in nature to Fast Radius.
Comparable Companies Analysis – Trading Multiples
Using publicly available information, including broker consensus estimates for relevant metrics, ENNV management reviewed with the ENNV Board, among other things, enterprise value as a multiple of estimated revenue for calendar years 2022 and 2023 with respect to publicly traded companies that (i) operate in the Industry 4.0 or Advanced Manufacturing sectors, (ii) have high growth rates and combined hardware and software platforms or (iii) are category-leading enterprise software as a service companies. These comparable companies were selected by ENNV as publicly traded companies having common characteristics with Fast Radius’ business model and the sectors in which it operates. The comparable companies included in the analysis were Berkshire Grey Inc., Bright Machines, Inc., Cognex Corporation, Desktop Metal Inc., Markforged Holding Corp, Velo3D, Inc., Materialise NV, ASML Holding NV, Proto Labs Inc., Taiwan Semiconductor Manufacturing Company Limited, Universal Display Corporation, Adobe Inc., Ansys, Inc., Autodesk, Inc., Aveva Group ADR Plc, and PTC Inc. (collectively, the “Trading Comparable Companies”). The multiples for the selected Trading Comparable Companies and the average of these multiples, as of July 14, 2021, are summarized in the table below:

Enterprise Value/Revenue
	2022E	2025E
Industry 4.0 Industrial Automation
Berkshire Grey Inc.	18.8x	2.4x
Bright Machines	13.3x	1.6x
Cognex Corporation	12.9x	—
Industry 4.0 Additive Manufacturing
Desktop Metal Inc.	10.0x	2.3x
Markforged Holding Corp	11.2x	1.9x
Velo3D	18.1x	2.9x
Materialise NV	4.1x	—
Advanced Manufacturing
ASML Holding NV	12.3x	—
Proto Labs Inc.	4.4x	—
Taiwan Semiconductor Manufacturing Company Limited	8.5x	—
Universal Display Corporation	13.7x	—
Category-Leading Enterprise SaaS
Adobe Inc.	16.0x	—

Enterprise Value/Revenue
	2022E	2025E
Ansys, Inc.	15.0x	—
Autodesk, Inc.	13.5x	—
Aveva Group ADR	9.3x	—
PTC Inc.	9.3x	—
Overall Average	11.9x	2.2x
ENNV management also reviewed with the ENNV Board the median blended multiple of enterprise value to revenue for 2022 and 2025 for the Trading Comparable Companies as of certain earlier dates, and observed that average multiples had largely stayed consistent throughout ENNV’s evaluation of Fast Radius. ENNV management applied the average multiple of enterprise value to 2022 revenue for the Trading Comparable Companies of 11.9x as of July 14, 2021 to Fast Radius’ projected 2022 Revenue (as defined in “
Unaudited Prospective Financial Information of Fast Radius
”). Based on that analysis ENNV estimated the post-money enterprise valuation for Fast Radius at $1.226 billion. ENNV management also applied the average multiple of enterprise value to 2025 revenue for the Trading Comparable Companies of 2.2x as of July 14, 2021 to Fast Radius’ projected 2025 Revenue (as defined in “
Unaudited Prospective Financial Information of Fast Radius
”). Based on that analysis ENNV estimated the post-money enterprise valuation for Fast Radius at $1.397 billion.
The results of the foregoing analyses were viewed by the ENNV Board as supporting its determination, based on the factors described above, that the terms of the Business Combination were fair to and in the best interests of ENNV and its shareholders.
Satisfaction of 80% Test
NASDAQ listing rules require that our initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and taxes payable by us on the income earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination. As of July 18, 2021, the date of the execution of the Merger Agreement, the value of the net assets held in the Trust Account was approximately $332.922 million (excluding approximately $12.1 million of deferred underwriting discount held in the Trust Account) and 80% thereof represents approximately $266.338 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the ENNV Board used as a fair market value the enterprise value of approximately $1.0 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Merger Agreement. The enterprise value consists of an implied pre-money equity value of approximately $1.0 billion. In determining whether the enterprise value described above represents the fair market value of Fast Radius, the ENNV Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “
The Merger Agreement
” and the fact that the purchase price for Fast Radius was the result of an arm’s length negotiation. As a result, the ENNV Board concluded that the fair market value of the business being acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) as of the date of execution of the Merger Agreement.
Interests of ENNV’s Directors and Executive Officers in the Business Combination
In considering the recommendation of the ENNV Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and ENNV’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of ENNV stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•
If the Business Combination with Fast Radius or another business combination is not consummated within the Completion Window, ENNV will cease all operations except for the purpose of winding up, redeeming

100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the ENNV Board, dissolving and liquidating. In such event, the 8,140,000 Founder Shares held by the Sponsor and the 140,000 Founder Shares held by ENNV’s independent directors, which were acquired for a purchase price of approximately $0.003 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The Founder Shares held by the Sponsor had an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date. The Founder Shares held by ENNV’s independent directors had an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the ENNV units sold in the ENNV IPO and the substantial number of shares of Combined Company common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company common stock trades below the price initially paid for the ENNV units in the ENNV IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•
At the Closing, all of the shares of ENNV Class B common stock will convert into shares of ENNV Class A common stock in accordance with the terms of the Existing Charter (the “Converted Shares”). Pursuant to the Sponsor Support Agreement, at the Closing, 90% of such Converted Shares held by the Sponsor will automatically vest. The remaining 10% of the Converted Shares (which will be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the ENNV Class A common stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Combined Company) held by the Sponsor, which we refer to as the Sponsor Earn Out Shares, will be subject to vesting, for the duration of the Earn Out Period, in two equal tranches at the time that the ENNV Class A common stock reaches a value of $15.00 and $20.00, which price targets will be based upon the (i) daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earnout Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth in the Merger Agreement that has not previously occurred, the applicable provisions of the Sponsor Support Agreement will terminate and no Sponsor Earn Out Shares will become vested thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. Upon the expiration of the Earn Out Period, any unvested Sponsor Earn Out Shares will be forfeited to ENNV without consideration. The Sponsor Earn Out Shares would have an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
The Sponsor purchased an aggregate of 5,702,667 Private Placement Warrants from ENNV for an aggregate purchase price of $8,554,000.50 (or $1.50 per warrant). This purchase took place on a private placement basis simultaneously with the consummation of the ENNV IPO. A portion of the proceeds ENNV received from this purchase were placed in the Trust Account. Such warrants had an aggregate market value of $         based upon the closing price of $         per public warrant on the NASDAQ on                 , 2021, the Record Date. The Private Placement Warrants will become worthless if ENNV does not consummate a business combination within the Completion Window.

•	Concurrently with the execution of the Merger Agreement, the Sponsor, in its capacity as a PIPE Investor, entered into a Subscription Agreement to purchase 1,000,000 shares of ENNV Class A common stock as a price of $10.00 per share in the PIPE Investment. Such shares of ENNV Class A common stock to be issued would have an aggregate market value of $         based upon the closing price of $         per share of ENNV Class A common stock on the NASDAQ on the Record Date.

•
Tyler Reeder will become a director of the Post-Combination Company after the Closing. As such, in the future he will receive any cash fees, stock options or stock awards that the Board determines to pay to its directors.

•
ENNV’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ENNV’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ENNV fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, ENNV may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. Additionally, the Sponsor is entitled to $10,000 per month for office space, utilities, administrative and support services provided to ENNV’s management team, which commenced on February 11, 2021 and will continue through the earlier of consummation of the Business Combination and ENNV’s liquidation.

•
On July 30, 2021, ENNV issued the Note in the principal amount of $1,500,000 to an affiliate of the Sponsor, which may be drawn down by ENNV from time to time upon written notice to the lender. The Note does not bear interest and is repayable in full upon consummation of the Business Combination. If ENNV does not complete a business combination, the Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of the Business Combination, the holder of the Note (or a permitted assignee) shall have the option, but not the obligation, to convert all or a portion of the unpaid principal balance of the Note into that number of Working Capital Warrants equal to the principal amount of the Note so converted divided by $1.50. The terms of the Working Capital Warrants will be identical to the terms of the warrants issued by ENNV to the Sponsor in a private placement that took place simultaneously with the ENNV IPO. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•
In the event of the liquidation of the Trust Account, the Sponsor has agreed to indemnify and hold harmless ENNV against any and all losses, liabilities, claims, damages and expenses to which ENNV may become subject as a result of any claim by (i) any third party for services rendered or products sold to ENNV or (ii) a prospective target business with which ENNV has entered into an acquisition agreement, provided that such indemnification of ENNV by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to ENNV or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of ENNV Class A common stock or (ii) such lesser amount per share of ENNV Class A common stock held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ENNV’s indemnity of the underwriters of the ENNV IPO against certain liabilities, including liabilities under the Securities Act. If ENNV consummates the Business Combination, on the other hand, ENNV will be liable for all such claims.

•
The Sponsor and ENNV’s officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until 180 days following the consummation of the Business Combination, subject to certain customary exceptions.

•	Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of the Business Combination.

•
There will be no finder’s fees, reimbursements or cash payments made by ENNV to the Sponsor or ENNV’s officers or directors, or ENNV’s or any of their affiliates, for services rendered to ENNV prior to or in connection with the completion of the Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services described above and repayments of working capital loans under the Note to an affiliate of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination. The Sponsor and ENNV’s officers and directors or any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with ENNV’s formation, the ENNV IPO and activities on ENNV’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of September 30, 2021, the Sponsor had not incurred any out-of-pocket expenses in connection with the Business Combination that, as of such date, had not been reimbursed by ENNV.

REGULATORY APPROVALS REQUIRED FOR THE BUSINESS COMBINATION
Completion of the Business Combination is subject to clearance under the HSR Act. Each of Fast Radius and ENNV have agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Merger Agreement as soon as practicable and to obtain as promptly as reasonably practicable all consents, waivers, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the Merger Agreement. ENNV and Fast Radius have further agreed to take any steps necessary to eliminate any impediments under the HSR Act or any other antitrust law that is asserted by any governmental entity so as to enable the parties to consummate the Business Combination as soon as practicable.
HSR Act
Under the HSR Act, and related rules, the Business Combination may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. ENNV and Fast Radius filed Notification and Report Forms with the Antitrust Division and the FTC on July 30, 2021. The 30-day waiting period expired at 11:59 p.m., New York City time, on August 30, 2021.
At any time before or after the completion of the Business Combination, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the Business Combination, to rescind the Business Combination or to clear the Business Combination subject to the divestiture of assets of ENNV or Fast Radius or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of ENNV or Fast Radius or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.
There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of ENNV and Fast Radius to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.

ANTICIPATED ACCOUNTING TREATMENT
Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Fast Radius has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Fast Radius’ stockholders will have majority of the Combined Company voting rights under both the no redemption and maximum redemption scenarios; (ii) the Business Combination will be effectuated primarily through an exchange of equity interests; (iii) Fast Radius will appoint five of the seven directors of the initial Combined Company Board; (iv) Fast Radius’ existing senior management will comprise the senior management; (v) the largest existing shareholder of Fast Radius will hold the largest minority interest in the Combined Company, (vi) the Business Combination will be effected through an exchange of equity interests rather than cash, (vii) Fast Radius will comprise the ongoing operations of the Combined Company; (viii) Fast Radius is the larger entity based on historical revenues and assets; (ix) the Combined Company will assume Fast Radius’ name, (x) the ongoing operations of Fast Radius will become the operations of the Combined Company and (xi) Fast Radius’ historical headquarters will become the Combined Company’s headquarters.
Under this method of accounting, ENNV will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Fast Radius issuing stock for the net assets of ENNV, accompanied by a recapitalization. The net assets of ENNV will be stated at historical cost, with no goodwill or other intangible assets recorded.

PUBLIC TRADING MARKETS
ENNV Class A common stock is listed on NASDAQ under the symbol “ENNV.” The publicly held ENNV warrants are listed on NASDAQ under the symbol “ENNVW.” ENNV units are listed on NASDAQ under the symbol “ENNVU.” Following the Business Combination, the Combined Company common stock (including common stock issuable in the Business Combination) will be listed on NASDAQ under the symbol “FSRD” and the Combined Company’s public warrants will be listed on NASDAQ under the symbol “FSRDW.”

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as
Annex A
 to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the merger.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality that is different from what may be viewed as material by stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ENNV, Fast Radius or any other matter.
Structure of the Merger
On July 18, 2021, ENNV, Merger Sub and Fast Radius entered into the Merger Agreement, pursuant to which, among other things, (i) Merger Sub will merge with and into Fast Radius, the separate corporate existence of Merger Sub will cease and Fast Radius will be the surviving corporation and a wholly owned subsidiary of ENNV, and (ii) ENNV will change its name to “Fast Radius, Inc.”
In connection with the execution of the Merger Agreement, ENNV entered into the Subscription Agreements with the PIPE Investors, including the Sponsor, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and ENNV agreed to issue and sell to the PIPE Investors, an aggregate of 7,500,000 shares of ENNV Class A common stock for a purchase price of $10.00 per share, or an aggregate of $75,000,000, in the PIPE Investment. The Subscription Agreements provide for purchase of ENNV Class A common stock, however the Class A common stock was originally sold in the ENNV IPO as a component of the ENNV units for $10.00 per unit. The ENNV units consist of one share of Class A common stock and one-quarter of one ENNV warrant. As of             , 2021, the closing price on Nasdaq of the ENNV units was $         per unit and the closing price of the Class A common stock was $         per share.
The closing of the PIPE Investment will occur substantially concurrently with the consummation of the Business Combination and is conditioned thereon and on other customary closing conditions. The shares of ENNV Class A common stock to be issued pursuant to the Subscription Agreements will not be registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act.
Concurrently with the execution of the Merger Agreement, ENNV, the Sponsor and GSAM entered into the Side Letter, pursuant to which GSAM irrevocably consented to purchase from ENNV, and ENNV agreed to issue and sell to GSAM, 2,500,000 Forward Purchase Units, each consisting of one Forward Purchase Share and one-quarter of one redeemable Forward Purchase Warrant, at a price of $10.00 per Forward Purchase Unit, or an aggregate of $25,000,000, in a private placement to be consummated substantially concurrently with the consummation of the Business Combination. Each whole Forward Purchase Warrant will be exercisable to purchase one share of ENNV Class A common stock at an exercise price of $11.50 per share.

In connection with the Merger, certain ancillary agreements have been, or will be, entered into on or prior to the Closing, including, among other things, the Subscription Agreements, the Sponsor Support Agreement, the Company Support Agreement and the Registration Rights Agreement (the “Ancillary Agreements”). See “
Other Agreements
.”
Merger Consideration
Aggregate Merger Consideration
Pursuant to the Merger Agreement, immediately prior to the Effective Time, (i) the outstanding principal together with all accrued and unpaid interest on the issued and outstanding Fast Radius convertible notes will automatically be converted into a number of shares of Fast Radius common stock in accordance with the terms of the applicable note purchase agreements and (ii) each issued and outstanding Fast Radius warrants will be exercised in full on a cashless basis in accordance with its terms.
At the Effective Time:

•
each issued and outstanding share of capital stock of Fast Radius will be converted into the right to receive (i) a number of shares of ENNV Class A common stock, determined by multiplying each such share by an amount equal to the Merger Consideration Exchange Ratio (as defined herein), with all shares of ENNV Class A common stock held by a holder immediately thereafter aggregated and rounded down to the nearest whole share, and (ii) a number of Fast Radius Earn Out Shares (as defined herein) determined in accordance with the terms of the Merger Agreement;

•
each Fast Radius Option that is then outstanding will be converted into an ENNV Option on substantially the same terms and conditions as such Fast Radius Options, except that (i) such ENNV Option will represent the right to purchase that whole number of shares of ENNV Class A common stock (rounded down to the nearest whole share) equal to the product of the number of shares of Fast Radius common stock subject to such Fast Radius Option multiplied by the Company Award Exchange Ratio, and (ii) the exercise price per share for each such ENNV Option will be equal to the quotient of (A) the exercise price per share of such Fast Radius Option in effect immediately prior to the Effective Time, divided by (B) the Company Award Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent);

•
each Fast Radius Restricted Stock Award that is then outstanding will be converted into an ENNV Restricted Stock Award on substantially the same terms and conditions as such Fast Radius Restricted Stock Awards, except that such ENNV Restricted Stock Award will represent that whole number of shares of ENNV Class A common stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Fast Radius common stock subject to such Fast Radius Restricted Stock Award, multiplied by (B) the Company Award Exchange Ratio;

•
each Vested RSU will automatically accelerate vesting and become fully vested as of immediately prior to the Effective Time and will be canceled and converted as of the Effective Time into the right to receive (i) an issuance of a number of shares of ENNV Class A common stock equal to the product of (A) the number of such Fast Radius RSUs, multiplied by (B) the Merger Consideration Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (ii) a number of Fast Radius Earn Out Shares determined in accordance with the terms of the Merger Agreement; and

•
each Fast Radius RSU (other than Vested RSUs) that is then outstanding will be converted into an ENNV RSU Award on substantially the same terms and conditions as such Fast Radius RSUs, except that (i) such ENNV RSU Award will represent a right to receive a number of shares of ENNV Class A common stock equal to the product of (A) the number of shares of Fast Radius common stock subject to such Fast Radius RSU award immediately prior to the Effective Time, multiplied by (B) the Company Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

The Aggregate Merger Consideration will be issued to holders of Fast Radius securities at the Closing in accordance with the Merger Agreement, except that the issuance to holders of Fast Radius capital stock and Vested RSUs of a portion of the Aggregate Merger Consideration in an amount equal to 10,000,000 shares of ENNV Class A common stock will be subject to the satisfaction of certain price targets set forth in the Merger Agreement during the Earn Out Period, which price targets will be based upon the (i) daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earn Out Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth in the Merger Agreement that has not previously occurred, the applicable provisions of the Merger Agreement will terminate and no Fast Radius Earn Out Shares will be issuable thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. The Fast Radius Earn Out Shares will be issuable in two equal tranches of 5,000,000 shares of ENNV Class A common stock at the time that the ENNV Class A common stock reaches a value, as calculated above, of $15.00 and $20.00, respectively, and will be allocated among the applicable holders of Fast Radius capital stock and Vested RSUs on a pro rata basis in accordance with the Merger Agreement.
The “Merger Consideration Exchange Ratio” is equal to the quotient of (i) 100,000,000 shares of ENNV Class A common stock, divided by (ii) the number of shares of Fast Radius capital stock outstanding on a fully diluted net exercise basis. The “Company Award Exchange Ratio” is equal to the sum of (i) the Merger Consideration Exchange Ratio and (ii) the product of (A) the Earn Out Exchange Ratio multiplied by (B) a percentage to be reasonably determined by Fast Radius as of immediately prior to the Effective Time that is equal to the then-estimated probability that the Fast Radius Earn Out Shares will be issued to the applicable holders of Fast Radius capital stock and Vested RSUs. The “Earn Out Exchange Ratio” is equal to the quotient of (i) 10,000,000 divided by (ii) the number of shares of Fast Radius capital stock outstanding on a fully diluted net exercise basis.
In connection with the Closing, the Founder Shares issued prior to the ENNV IPO that are held by the Sponsor, our independent directors and GSAM, will automatically convert into shares of ENNV Class A common stock on a one-for-one basis. 90% of the Converted Shares held by the Sponsor will automatically vest at the Closing. The remaining 10% of the Converted Shares held by the Sponsor will be subject to vesting upon the satisfaction of certain price targets set forth in the Sponsor Support Agreement during the Earn Out Period, which price targets will be based upon the (i) the daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earn Out Period or (ii) the per share consideration received in connection with an Acquiror Sale. The Sponsor Earn Out Shares will vest in two equal tranches of 407,000 shares of ENNV Class A common stock at the time that the ENNV Class A common stock reaches a value, as calculated above, of $15.00 and $20.00, respectively (including in the event of an Acquiror Sale in which the per share consideration received is greater than the applicable price target). In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth in the Sponsor Support Agreement that has not previously occurred, the applicable provisions of the Sponsor Support Agreement will terminate and no Sponsor Earn Out Shares will become vested thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. The Sponsor is prohibited from transferring any of the Converted Shares held by the Sponsor until they become vested as described above. The Sponsor will have all of the rights of a holder of ENNV Class A common stock with respect to the unvested Sponsor Earn Out Shares, except that the Sponsor will not be entitled to consideration in connection with any sale or other transaction and the Sponsor Earn Out Shares cannot be sold, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of prior to vesting.
Closing and Effective Time of the Merger
In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing will occur by electronic exchange of documents at a date and time to be specified in writing by the parties to the Merger

Agreement, which will be no later than the date which is three business days after the first date on which all conditions to the obligations of the parties to consummate the Merger Agreement shall have been satisfied or waived (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or such other time and place as ENNV and Fast Radius may mutually agree in writing.
Subject to the satisfaction or waiver of all of the conditions set forth in the Merger Agreement, and provided the Merger Agreement has not been terminated pursuant to its terms, ENNV, Merger Sub and Fast Radius will cause the merger certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the merger certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by ENNV and Fast Radius in writing and specified in the merger certificate.
Covenants and Agreements
Fast Radius has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain financial statements, affiliate agreements, acquisition proposals, alternative transactions, no acquirer stock transactions, proxy solicitation and tax matters.
ENNV has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, NASDAQ listing, no solicitation by ENNV, ENNV’s conduct of business, post-closing directors and officers of ENNV, indemnification and insurance, ENNV public filings, the PIPE Investment and the Forward Purchase Agreement.
Conduct of Business by Fast Radius
Fast Radius has agreed that from the date of Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements or required by law or as consented to by ENNV in writing (which consent will not be unreasonably conditioned, withheld or delayed), use reasonable best efforts to operate the business of Fast Radius and its subsidiaries in the ordinary course of business consistent with past practice, retain the officers of Fast Radius and its subsidiaries as of the date of the Merger Agreement, and preserve Fast Radius’ and its subsidiaries’ relationship with their Top Customers (as defined in the Merger Agreement) and Top Suppliers (as defined in the Merger Agreement).
During the Interim Period, Fast Radius has also agreed not to, and to cause its subsidiaries not to, except as set forth on Fast Radius disclosure letter or as consented to by ENNV in writing (which consent will not be unreasonably conditioned, withheld or delayed), and except as otherwise contemplated by the Merger Agreement or the Ancillary Agreements or required by law:

•	change or amend the governing documents of Fast Radius or any of Fast Radius’ subsidiaries or form or cause to be formed any new subsidiary of Fast Radius;

•
make or declare any dividend or distribution to the stockholders of Fast Radius or make any other dividends or distributions in respect of any of the shares of Fast Radius capital stock or any of its subsidiaries, other than dividends or distributions between or among Fast Radius and any of its wholly owned subsidiaries;

•
split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Fast Radius’ or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Fast Radius that remains a wholly owned subsidiary of Fast Radius after consummation of such transaction;

•
purchase, repurchase, redeem or otherwise acquire any issued and outstanding capital stock or other equity interests of Fast Radius or its subsidiaries, except for (i) the acquisition by Fast Radius or any of its subsidiaries of any capital stock or other equity interests of Fast Radius or its subsidiaries in connection with the forfeiture or cancellation of such interests, in each case for no consideration other than a refund by Fast Radius or any of its subsidiaries, as applicable, of any purchase price or consideration paid to Fast Radius or such subsidiary (or such amount that does not exceed the then-current fair market values of such capital stock or other equity interests) to receive such capital stock or other equity interests, (ii) transactions between Fast Radius and any wholly owned subsidiary of Fast Radius or between wholly owned subsidiaries of Fast Radius or (iii) the withholding of shares to satisfy net settlement or tax obligations with respect to existing equity awards in accordance with the terms of such equity awards;

•
enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contract, in each case, other than in the ordinary course of business consistent with past practice;

•
sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Fast Radius or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among Fast Radius and its wholly owned subsidiaries or among its wholly owned subsidiaries, and (iii) sales of products to customers in the ordinary course of business consistent with past practice;

•	acquire any ownership interest in any real property;

•
except as otherwise required by the terms of any Fast Radius benefit plans or any material contract as in effect on the date hereof, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee of Fast Radius or its subsidiaries with an annual base salary or wage rate below two hundred and twenty thousand dollars ($220,000) in the ordinary course of business consistent with past practice, (ii) hire, promote, demote or terminate the employment of any officers, directors or employees with an annual base salary or wage rate of two hundred and twenty thousand dollars ($220,000) or above other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Fast Radius benefit plan, (iv) increase the compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice with respect to any non-officer employee of Fast Radius or its subsidiaries with an annual base salary or wage rate below two hundred and twenty thousand dollars ($220,000), (v) establish any trust or take any other action to secure the payment of any compensation payable by Fast Radius or any of the Fast Radius’ subsidiaries for the benefit of any employee or other service provider Fast Radius or its subsidiaries, or (vi) take any action to accelerate the time of payment or vesting of any compensation or benefit payable by Fast Radius or any of Fast Radius’ subsidiaries, except in the ordinary course of business consistent with past practice;

•
acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, company, limited liability company, partnership, association, joint venture or other business organization or division thereof;

•
(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Fast Radius or any subsidiary of Fast Radius or otherwise incur or assume any indebtedness, or (ii) guarantee any indebtedness of another Person, except (A) as issued or incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (B) Indebtedness with an original principal balance of not greater than fifty million Dollars ($50,000,000), individually or in the aggregate;

•
(i) make, change or revoke any election in respect of material taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) prepare or file any material tax return in a manner inconsistent with past practice (except to the extent required by applicable law), (iv) fail to pay any material amount of tax when due (including any material estimated tax payments), (v) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (vi) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement (in each case, other than ordinary course agreements), (vii) settle any claim or assessment in respect of material taxes, (viii) surrender or allow to expire any right to claim a refund of material taxes or (ix) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•
(i) issue any additional capital stock or other equity interests of Fast Radius or any of its subsidiaries or securities exercisable for or convertible or exchangeable into capital stock or other equity interests of the Company or any of its Subsidiaries, other than (A) the issuance of Company Common Stock upon the exercise of Fast Radius Options, the vesting of Fast Radius RSUs or Fast Radius Restricted Stock Awards under the Company Incentive Plan and the applicable award agreement, (B) the consummation of the conversion of the Fast Radius Convertible Notes or the exercise on a cashless basis of the outstanding Fast Radius Warrants (in each case, outstanding on the date of this Agreement, in accordance with their terms as in effect as of the date of this Agreement) or (C) in connection with an Excluded Financing that will not exceed $50 million in the aggregate and will not result in the imposition of any material restriction on Fast Radius (provided that, with respect to any such Excluded Financing, Fast Radius will update ENNV on a periodic basis of the material terms of such Excluded Financing, including pricing and expected financing amount, and furnish such information or documentation as may be reasonably requested by ENNV in connection therewith), or (ii) grant any Fast Radius Option, Fast Radius Restricted Stock Award, Fast Radius RSU or other equity or equity-based compensation;

•
adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Fast Radius or its subsidiaries (other than the Merger);

•
waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages (excluding monetary damages that are fully covered by Fast Radius’ insurance policies) in an amount less than two hundred and fifty thousand dollars ($250,000) in the aggregate and that do not involve the imposition of material conditions on the businesses of Fast Radius or any of its subsidiaries;

•
(i) grant to or acquire from, or agree to grant to or acquire from, any person rights to any intellectual property that is material to Fast Radius and its subsidiaries, (ii) dispose of, abandon or permit to lapse any rights to any registered intellectual property or (iii) disclose any material trade secret of Fast Radius or any of its subsidiaries to any person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations, in the case of each of clauses (i), (ii) and (iii), except in the ordinary course of business consistent with past practice;

•
enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, or group of employees of Fast Radius or its subsidiaries as the bargaining representative for any employees of Fast Radius or its subsidiaries; negotiate, enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, or group of employees of Fast Radius or its subsidiaries as the bargaining representative for any employees of Fast Radius or its subsidiaries;

•	terminate without replacement or fail to use reasonable efforts to maintain any license material to the conduct of the business of Fast Radius and its subsidiaries, taken as a whole;

•
limit the right of Fast Radius or any of Fast Radius’ subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person; or

•	enter into any contract to do or take any action prohibited by the Merger Agreement.
Conduct of Business of ENNV
During the Interim Period, ENNV will, and will cause Merger Sub to, except as contemplated by the Merger Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, or as required by law or as consented to by Fast Radius in writing (which consent will not be unreasonably conditioned, withheld or delayed), use reasonable best efforts to operate its business in the ordinary course consistent with past practice.
During the Interim Period, ENNV has also agreed not to, and to cause Merger Sub not to, except as consented to by Fast Radius in writing (which consent will not be unreasonably conditioned, withheld or delayed), and except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment), the Ancillary Agreements, the Forward Purchase Agreement or required by law:

•
seek any approval from the ENNV Stockholders to change, modify or amend the agreement related to the Trust Account or the governing documents of ENNV or Merger Sub, except as contemplated by the Proposals;

•
except as contemplated by the Proposals, (A) make or declare any dividend or distribution to the ENNV Stockholders or make any other distributions in respect of any of ENNV’s or Merger Sub’s capital stock or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of ENNV’s or Merger Sub’s capital stock or other equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding capital stock or other equity interests of ENNV or Merger Sub, other than a redemption of shares of ENNV Class A common stock required to be made as part of the redemption to the ENNV stockholders, as applicable;

•
(A) make, change or revoke any material election in respect of material taxes, (B) amend, modify or otherwise change any filed material tax return, (C) prepare or file any material tax return in a manner inconsistent with past practice (except to the extent required by applicable law), (D) fail to pay any material amount of tax when due (including any material estimated tax payments), (E) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (F) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement (in each case, other than any customary commercial contracts entered into in the ordinary course of business not primarily related to taxes), (G) settle any claim or assessment in respect of material taxes, (H) surrender or allow to expire any right to claim a refund of material taxes; or (I) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•
other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of ENNV or Merger Sub (including, for the avoidance of doubt, (i) the Sponsor and (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

•
incur or assume any indebtedness or guarantee any Indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ENNV or Merger Sub or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee incurred (i) in the ordinary course of business consistent with past practice, (ii) between ENNV or Merger Sub or (iii) incurred under working capital loans under the Note in an amount of up to $1,500,000 made by an affiliate of the Sponsor prior to the consummation of the Business Combination;

•
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than fees and expenses incurred in support of the ordinary course operations of ENNV (which the parties agree shall include any indebtedness in respect of any working capital loans in an amount up to $1,500,000 made by an affiliate of the Sponsor under the Note prior to the consummation of the Business Combination incurred in the ordinary course of business) or incident to the transactions contemplated by the Merger Agreement and the Ancillary Agreements, including transaction expenses of ENNV relating to the Business Combination;

•
waive, release, compromise, settle or satisfy any (i) pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or (ii) other legal proceeding;

•
other than with respect to the PIPE Investment or the sale of the shares of ENNV Class A common stock and redeemable warrants pursuant to the Forward Purchase Agreement concurrently with Closing, (A) issue any ENNV capital stock or other equity securities convertible, exchangeable or exercisable into or for ENNV capital stock or other equity securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to ENNV capital stock or other equity securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any ENNV private warrant or ENNV public warrant or the Warrant Agreement with American Stock Transfer & Trust Company, LLC, ENNV Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•	enter into any agreement to do or take any action prohibited under the Merger Agreement.
During the Interim Period, ENNV will, and will cause its subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, ENNV’s governing documents, the agreement with respect to the Trust Account and all other agreements or contracts to which ENNV or its subsidiaries may be a party.
Covenants of Fast Radius
Pursuant to the Merger Agreement, Fast Radius has agreed, among other things, to:

•
subject to the confidentiality obligations that may be applicable to information furnished to Fast Radius or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, including in light of any Contagion Event (as defined in the Merger Agreement), afford ENNV and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of Fast Radius and its subsidiaries that are in the possession of Fast Radius or its subsidiaries as such representatives may reasonably request for the purpose of consummating the transactions contemplated by the Merger Agreement; subject to confidentiality obligations that may be applicable to information furnished to Fast Radius or any of Fast Radius’ subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, including in light of any Contagion Event, (i) Fast Radius shall, and shall cause its subsidiaries to, afford to ENNV and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of Fast Radius and its subsidiaries, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of Fast Radius and its subsidiaries, and shall furnish ENNV and such representatives with all financial and operating data and other information concerning the affairs of Fast Radius and its subsidiaries as ENNV and such representatives may reasonably request for the purpose of consummating the transactions contemplated by the Merger Agreement and (ii) Fast Radius will and will cause its subsidiaries to, provide to ENNV and, if applicable, its accountants, counsel or other representatives, (A) such information and such other materials and resources relating to any material legal proceeding initiated, pending or threatened in writing during the Interim Period, as ENNV or such representative may reasonably request, (B) prompt written notice of any material status updates in connection with any such legal proceedings and (C) copies of any communications sent or received by Fast Radius or its subsidiaries in connection with such legal proceedings;

•
as soon as reasonably practicable following the date of the Merger Agreement (but in any event prior to the filing of this statement), Fast Radius will deliver to ENNV the auditor’s report on the audited consolidated balance sheet and statements of net loss, comprehensive loss, temporary equity and stockholders’ deficit, and cash flows of Fast Radius and its subsidiaries as of and for the twelve (12) month period ended December 31, 2020, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;

•
Fast Radius will deliver to ENNV the audited (in the case of any year-end fiscal period) or unaudited (in the case of an interim quarterly fiscal period) condensed consolidated balance sheets and statements of net loss and comprehensive loss, temporary equity and stockholders’ deficit, and cash flow of Fast Radius and its subsidiaries as of and for any applicable fiscal period during the Interim Period, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;

•
at or prior to Closing, terminate or settle all affiliate contracts set forth in the applicable section of Fast Radius disclosure schedules without further liability to ENNV, Fast Radius or any of its subsidiaries and obtain evidence reasonably satisfactory to ENNV that such agreements have been terminated or settled, effective prior to the Closing;

•
during the Interim Period, not, and to use reasonable best efforts to cause its representatives to not, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning Fast Radius or any of its subsidiaries to any person relating to certain alternative transactions, or afford any person access to the business, properties, assets or personnel of Fast Radius or any of its subsidiaries in connection therewith (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly solicit, encourage or facilitate any inquiries, proposals, discussions or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction;

•	during the Interim Period, Fast Radius and its subsidiaries and use commercially reasonable efforts to cause its controlling affiliates not to engage in any transactions involving ENNV’s securities;

•
during the Interim Period, will use reasonable best efforts to make their officers and employees available to ENNV and its counsel in connection with the drafting of the registration statement and the Proxy Statement from the SEC during normal business hours upon reasonable advance notice;

•
will reasonably cooperate with ENNV in connection with any required pro forma financial statements in compliance with Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC); and

•
each of ENNV, Fast Radius and their respective subsidiaries will use their commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Covenants of ENNV
Pursuant to the Merger Agreement, ENNV has agreed, among other things, to:

•
prior to the date of the Closing (the “Closing Date”), obtain approval for and adopt the Incentive Equity Plan, an Employee Stock Purchase Plan (“Employee Stock Purchase Plan”), and a Chief Executive Officer equity incentive plan. Within two (2) business days following the expiration of the sixty

(60) day period after ENNV has filed current Form 10 information with the SEC, ENNV will file an effective registration statement on Form S-8 (or other applicable form) with respect to ENNV Class A common stock issuable under the Incentive Equity Plan, the Employee Stock Purchase Plan and the Chief Executive Officer Equity Incentive Plan, and use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan, the Employee Stock Purchase Plan and the Chief Executive Officer equity incentive plan remain outstanding;

•	upon satisfaction or waiver of the requirement that the amount of cash available in the Trust Account immediately prior to the Effective Time exceeds $175,000,000,

•
use reasonable best efforts to obligate the Trustee to pay (i) when due all amounts payable to ENNV stockholders who exercised their redemption rights and (ii) all remaining amounts then available in the Trust Account to ENNV for immediate use so that the Trust Account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the agreement entered into with respect to the Trust Account;

•
during the Interim Period, use reasonable best efforts to ensure ENNV remains listed as a public company on NASDAQ, and prepare and submit to NASDAQ a listing application in connection with the transactions contemplated by the Merger Agreement and use reasonable best efforts to obtain approval for the listing of such shares of ENNV Class A common stock on NASDAQ and the change of ENNV’s trading ticker on NASDAQ to “FSRD”, in each case, as promptly as reasonably practicable after the date of the Merger Agreement, and in any event as of immediately prior to the effective time;

•
during the Interim Period, not, and cause its subsidiaries not to, (i) make any proposal or offer that constitutes a business combination proposal, (ii) initiate any discussions or negotiations with any person with respect to a business combination proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a business combination proposal, in each case, other than to or with Fast Radius and its representatives;

•	subject to the terms of ENNV’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the effective time:

•	the ENNV Board will consist of seven (7) directors, as determined by ENNV and Fast Radius pursuant to the terms of the Merger Agreement;

•
the ENNV Board will have a majority of “independent” directors for the purposes of NASDAQ, each of whom will serve in such capacity in accordance with the terms of ENNV’s governing documents following the effective time;

•
the initial officers of the Combined Company will be as set forth in Fast Radius disclosure schedules, who will serve in such capacity in accordance with the terms of the Combined Company’s governing documents following the effective time;

•
after the effective time, indemnify and hold harmless each present and former director and officer of Fast Radius and ENNV and each of their respective subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding, arising out of or pertaining to matters existing or occurring at or prior to the effective time, to the fullest extent that would have been permitted under applicable law and applicable governing documents to indemnify such person;

•
maintain and cause its subsidiaries to maintain for a period of not less than six (6) years from the effective time a directors’ and officers’ liability insurance policy covering those persons who are currently covered by ENNV’s, Fast Radius’ or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will ENNV be obligated to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by ENNV or Fast Radius, as applicable, for such insurance policy for the year ended December 31, 2020;

•
on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Fast Radius and ENNV with the post-closing directors and officers, which indemnification agreements will continue to be effective following the Closing;

•
from the date of the Merger Agreement through the effective time, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•
unless otherwise approved in writing by Fast Radius, ENNV will not (other than changes that are solely ministerial and other non-economic de minimis changes) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or the Forward Purchase Agreement, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement or Forward Purchase Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of ENNV Class A common stock contemplated thereby;

•
use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the Forward Purchase Agreement on the terms described therein, including using its reasonable best efforts to enforce its rights (i) under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) ENNV the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms, and (ii) under the Forward Purchase Agreement to cause GSAM to pay ENNV the applicable purchase price under the Forward Purchase Agreement in accordance with its terms; and

•
ENNV will give Fast Radius prompt written notice: (i) of the receipt of any request from a PIPE Investor for an amendment to any Subscription Agreement or from GSAM for any amendment to the Forward Purchase Agreement; (ii) of any breach or default to the knowledge of ENNV (or any event or circumstance that, to the knowledge of ENNV, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement or the Forward Purchase Agreement; (iii) of the receipt by ENNV of any written notice or other written communication from any PIPE Investor or GSAM, as applicable, with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of the Subscription Agreement by such PIPE Investor or the Forward Purchase Agreement by GSAM; and (iv) if ENNV does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement or the Forward Purchase Agreement, as applicable, in accordance with its terms.

Joint Covenants of Fast Radius and ENNV
In addition, each of Fast Radius and ENNV has agreed, among other things, to take certain actions as set forth below:

•
each of Fast Radius and ENNV will (and, to the extent required, will cause its affiliates to) comply promptly but in no event later than ten (10) business days after the date of the Merger Agreement with the notification and reporting requirements of the HSR Act;

•	each of Fast Radius and ENNV will substantially comply with any antitrust information or document request with respect to antitrust matters contemplated by the Merger Agreement;

•
each of Fast Radius and ENNV will (and, to the extent required, will cause its affiliates to) request early termination of any waiting period under the HSR Act (to the extent that early termination is available under the HSR Act at such time) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement;

•
ENNV will cooperate in good faith with governmental authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by the Merger Agreement as soon as practicable and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any governmental authority or the issuance of any governmental order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger;

•
each of Fast Radius and ENNV will (and, to the extent required, will cause its controlled affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or governmental authorization under laws prescribed or enforceable by any governmental authority for the transactions contemplated by the Merger Agreement and to resolve any objections as may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement; and (ii) cooperate fully with each other with respect to such matters;

•	Fast Radius and ENNV will each be responsible for fifty percent (50%) of the filing fees payable to the antitrust authorities in connection with the transactions contemplated the Merger Agreement;

•
ENNV and Fast Radius will jointly prepare and ENNV will file with the SEC the proxy statement/registration statement in connection with the registration under the Securities Act of the shares of ENNV Class A common stock that constitute the Aggregate Merger Consideration;

•
each of ENNV and Fast Radius will use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement;

•
ENNV will (i) as promptly as practicable after the registration statement is declared effective under the Securities Act, (A) cause the proxy statement to be disseminated to the ENNV stockholders in compliance with applicable law, (B) duly give notice of and convene and hold a meeting of its stockholders in accordance with its governing documents and NASDAQ Listing Rule 5620(b) (but in any event no later than forty-five (45) days after the date on which the proxy statement is mailed to stockholders) for the purpose of voting solely upon the Proposals, and (C) solicit proxies from the its stockholders to vote in favor of each of the Proposals, and (ii) provide its stockholders with the opportunity to elect to effect a share redemption;

•
ENNV will, through the ENNV Board, recommend to its stockholders the Proposals, and include such recommendation in the proxy statement, and the ENNV Board will not withdraw, amend, qualify or modify its recommendation to the ENNV Stockholders that they vote in favor of the Proposals, except if in response to an event occurring after the date of the Merger Agreement the board of directors determines in good faith in consultation with its legal counsel, to change its recommendation;

•	to the fullest extent permitted by applicable law, ENNV agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for approval the Proposals;

•
Fast Radius will (i) solicit and obtain the necessary approvals from the Fast Radius equityholders (pursuant to Company Support Agreement), as promptly as practicable following the effective date of the Merger Agreement (and in any event within two (2) business days of the effective date), and (ii) take all other actions necessary pursuant to Fast Radius’ governing documents to provide all required notices to Fast Radius equityholders entitled to notice in connection with obtaining their written consent;

•
ENNV and Fast Radius will each, and each will cause its subsidiaries to (i) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any governmental authority) that any of ENNV, or Fast Radius or their respective affiliates are required to obtain in order to consummate the Business Combination, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party to the Merger Agreement may reasonably request to comply with Merger Agreement and to consummate the transactions contemplated by the Merger Agreement as soon as practicable and in accordance with all applicable law;

•
prior to the effective time, each of ENNV and Fast Radius, as applicable, will use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of Fast Radius capital stock (including derivative securities with respect to Fast Radius capital stock) and acquisitions of ENNV Class A common stock (including derivative securities with respect to ENNV Class A common stock) resulting from the transactions contemplated by the Merger Agreement by each officer or director of ENNV or Fast Radius who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated by the Merger Agreement;

•
during the Interim Period, each of Fast Radius and ENNV will, and each of them will cause its respective subsidiaries (as applicable) and its and their directors, officers, employees, managers, members, stockholders, partners, incorporators, trustees, consultants, counsel, financial advisors, accountants, auditors or other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement;

•
in the event that any stockholder litigation related to the Merger Agreement or the Ancillary Agreements or the transactions contemplated by the Merger Agreement or the Ancillary Agreements is brought, or, to the knowledge of ENNV or the knowledge of Fast Radius, as the case may be, threatened, against such party or the members of each respective parties’ board of directors prior to the Closing, ENNV and Fast Radius will promptly notify the other party of any such actual or threatened stockholder litigation and shall keep the other reasonably informed with respect to the status thereof;

•
ENNV (i) will control the defense of any such action brought against ENNV or members of the ENNV Board, provided that ENNV will give Fast Radius the reasonable opportunity to participate in any response to and, if applicable, in the defense or settlement of any stockholder claim or litigation against ENNV or its officers or directors relating to the Merger Agreement and the transactions contemplated by the Merger Agreement, and no such response to, or any settlement of, shall be made or be agreed to without the prior written consent of Fast Radius (not to be unreasonably withheld, conditioned or delayed), and (ii) will, and will use its reasonable best efforts to cause its representatives to, cooperate with Fast Radius in the defense against such claim or litigation or purported claim or litigation; and

•
Fast Radius (i) will control the defense of any such action brought against Fast Radius or members of the board of directors of Fast Radius, provided that Fast Radius will give ENNV the reasonable opportunity to participate in any response to and, if applicable, in the defense or settlement of any stockholder claim or litigation against Fast Radius or its officers or directors relating to the Merger Agreement or Ancillary Agreements or the transactions contemplated by the Merger Agreement or the Ancillary Agreements, and no such response to, or any settlement of shall be made or be agreed to without the prior written consent of ENNV (not to be unreasonably withheld, conditioned or delayed), and (ii) will, and will use its reasonable best efforts to cause its representatives to, cooperate with ENNV in the defense against such claim or litigation or purported claim or litigation.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of ENNV, Merger Sub and Fast Radius, certain of which are subject to materiality and Material Adverse Effect (as defined below) qualifiers and may be further modified and limited by the disclosure letters. See “
The Merger Agreement—Material Adverse Effect
.” The representations and warranties of ENNV are also qualified by information included in ENNV’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and Warranties of Fast Radius
Fast Radius has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Fast Radius and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, licenses, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, interested party transactions, anti-corruption and anti-money laundering compliance, sanctions and customs and trade laws compliance, information supplied, suppliers, customers, government contracts and no additional representations or warranties.
Representations and Warranties of ENNV and Merger Sub
ENNV and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, NASDAQ listing, financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, undisclosed liabilities, capitalization of ENNV, brokers’ fees, indebtedness, taxes, business activities, registration statement and proxy statement, no outside reliance and no additional representations or warranties.
Survival of Representations and Warranties
The representations, warranties, agreements and covenants in the Merger Agreement terminate at the effective time, except for the covenants and agreements that expressly apply after the Closing and only with respect to breaches occurring after the Closing.
This summary and the copy of the Merger Agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by ENNV and Fast Radius, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of ENNV, Fast Radius or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement. To the extent that prior to the effective date of this proxy statement/prospectus, material information that contradicts the representations, warranties, and covenants in the Merger Agreement has come to our attention, we have provided corrective disclosure in this proxy statement/prospectus. Furthermore, if subsequent to the effective date of this proxy statement/prospectus, material information concerning the subject matter of the representations, warranties, and covenants in the Merger Agreement comes to our attention and such information has not been previously disclosed in our public filings, our public filings will be updated to include any material information necessary to provide our stockholders with a materially complete understanding of the disclosures in the Merger Agreement.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Fast Radius are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of ENNV are qualified in whole or in part by a material adverse effect on the ability of ENNV to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a material adverse effect with respect to Fast Radius (a “material adverse effect”) means any event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of Fast Radius and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Fast Radius to consummate the Merger, subject to certain customary qualifications and exceptions.
Conditions to the Merger
The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are satisfied in accordance with their terms in the Merger Agreement or waived by the applicable parties to the Merger Agreement, the merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement if their terms cannot be satisfied at or prior to the Closing.
Minimum Cash Condition
The Merger Agreement provides that the obligations of Fast Radius to consummate the Merger are conditioned on, among other things, that as of immediately prior to the effective time, (i) the amount of cash available in the Trust Account, after deducting (A) the amount required to satisfy the ENNV’s obligations to its stockholders (if any) that exercise their rights to redeem their public shares pursuant to ENNV’s governing documents, (B) the payment of any deferred underwriting commissions being held in the Trust Account and (C) the payment of any transaction expenses of ENNV or its affiliates, as contemplated by the Merger Agreement, plus
 (ii) the aggregate amounts actually received pursuant to the Subscription Agreements and the Forward Purchase Agreement actually received by ENNV prior to or substantially concurrently with the Closing must be equal to or greater than $175,000,000 (the “Minimum Cash Condition”). The Minimum Cash Condition is solely for the benefit of Fast Radius.
Conditions to Obligations of ENNV, Merger Sub and Fast Radius
The obligations of ENNV, Merger Sub and Fast Radius to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	the approval of the Proposals;

•	the requisite approval of the Fast Radius equityholders as set forth in the Merger Agreement will have been obtained;

•
the registration statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•	the waiting period (including any extensions) under the HSR Act will have expired or been terminated;

•	there will not be in force any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger;

•
ENNV will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment to ENNV stockholders who properly exercised their Redemption Rights, the PIPE Investment and the transactions contemplated by the Forward Purchase Agreement; and

•
the shares of ENNV Class A common stock to be issued in connection with the Merger will have been approved for listing on NASDAQ and, immediately following the effective time, ENNV will satisfy any applicable initial and continuing listing requirements of NASDAQ, and ENNV will not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the effective time.

Conditions to Obligations of ENNV and Merger Sub
The obligations of ENNV and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction at or prior to the effective time of the following additional conditions, any one or more of which may be waived in writing by ENNV and Merger Sub:

•
each of the representations of Fast Radius (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Material Adverse Effect or any similar qualification or exception) will be true and correct either in all material respects (for those representations and warranties deemed “fundamental”) or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as applicable, in each case, as of the Closing Date or as of the specific date set forth in the representation, as applicable;

•	each of the covenants of Fast Radius to be performed as of or prior to the effective time will have been performed in all material respects;

•
Fast Radius has delivered (i) a certificate of an officer of Fast Radius that the representations and warranties meet the standards described above and that the covenants have been performed, (ii) evidence that all agreements with Affiliates have been terminated or settled prior to the Closing, and (iii) a certificate certifying that no interest is, or has been during the relevant period a “U.S. real property interest” within the meaning of Section 897(c) of the Code; Fast Radius has delivered the waivers listed in the Fast Radius disclosure schedules; and

•	there will not have a occurred a Material Adverse Effect after July 18, 2021.
Conditions to Obligations of Fast Radius
The obligations of Fast Radius to consummate, or cause to be consummated, the Merger is subject to the satisfaction at or prior to the effective time of the following additional conditions, any one or more of which may be waived in writing by Fast Radius:

•	each of the representations and warranties of ENNV (disregarding ay qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date or as of the specific date set forth in the representation, as applicable;

•	each of the covenants of ENNV to be performed as of or prior to the Closing will have been performed in all material respects;

•	the Minimum Cash Condition is satisfied;

•	certain directors and officers of ENNV have resigned from their positions effective as of the Closing; and

•
ENNV has delivered (i) a certificate of an officer of ENNV that the representations and warranties meet the standards described above and that the covenants have been performed, and (ii) written resignations of those directors and officers who will no longer hold such positions after the Closing.

Termination
The Merger Agreement may be terminated, and the transactions contemplated by the Merger Agreement, including the merger, abandoned:

•	by mutual written consent of Fast Radius and ENNV;

•
by written notice from either Fast Radius or ENNV to the other party if any governmental authority has enacted, issued, promulgated, enforced or entered any governmental order or law that has become final and nonappealable which has the effect of making the consummation of the merger illegal or otherwise preventing or prohibiting the consummation of the merger;

•
by written notice from either Fast Radius or ENNV to the other party if the if the requisite stockholder approval at the Special Meeting will not have been obtained by reason of the failure to obtain the required vote at meeting of ENNV stockholders duly convened therefor or at any adjournment or postponement thereof;

•	by written notice from Fast Radius to ENNV if the ENNV Board modifies its recommendation with respect to the Proposals;

•
by written notice to Fast Radius from ENNV in the event of certain uncured breaches on the part of Fast Radius (including following a period of up to thirty (30) days after receipt of notice by Fast Radius of such breach if Fast Radius continues to exercise reasonable best efforts to cure such breach) or if the Closing has not occurred on or before February 18, 2022, unless ENNV is in material breach of the Merger Agreement;

•
by written notice to Fast Radius from ENNV if the requisite approvals of the Fast Radius equityholders have not have been obtained within two (2) business days after the registration statement is declared effective by the SEC and delivered or otherwise made available to stockholders; or

•
by written notice to ENNV from Fast Radius in the event of certain uncured breached on the part of ENNV or Merger Sub (including following a period of up to thirty (30) days after receipt of notice by ENNV of such breach if ENNV continues to exercise reasonable best efforts to cure such breach) or if the Closing has not occurred on or before February 18, 2022, unless Fast Radius is in material breach of the Merger Agreement.

Effect of Termination
In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees, managers, members, partners, or stockholders, other than liability of Fast Radius, ENNV or Merger Sub, as the case may be for fraud or any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement and the confidentiality agreement between ENNV and Fast Radius that will survive the termination of the Merger Agreement.

Amendments
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.
Stock Market Listing
The ENNV Class A Common Stock is publicly traded on NASDAQ under the symbol “ENNV.” ENNV will prepare and submit to NASDAQ a listing application in connection with the transactions contemplated by the Merger Agreement, if required under NASDAQ rules, covering the shares of ENNV Class A Common Stock to be issued in connection with the merger, and will use reasonable best efforts to obtain approval for the listing of such shares of ENNV Class A Common Stock on NASDAQ and the change of ENNV’s trading ticker on NASDAQ to “FSRD”, in each case, as promptly as reasonably practicable after the date of the Merger Agreement, and in any event as of immediately prior to the effective time.
Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the fees and disbursements of legal counsel, financial advisors and accountants.
If the Closing occurs, concurrently with the effective time, ENNV will pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of ENNV and its affiliates relating to the Business Combination as set forth on a written statement to be delivered to Fast Radius not less than two business days prior to the Closing Date and (ii) all accrued and unpaid out-of-pocket fees and expenses paid or payable by Fast Radius or any of its subsidiaries as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated by the Merger Agreement, including: (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers and (B) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by Fast Radius or any of its subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of Fast Radius or any of its subsidiaries as a result of the transactions contemplated by the Merger Agreement (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll taxes arising therefrom, as set forth on a written statement to be delivered to ENNV by or on behalf of Fast Radius not less than two business days prior to the Closing Date.

OTHER AGREEMENTS
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Support Agreement, the Company Support Agreement, the Registration Rights Agreement, the form of Subscription Agreement, and the Side Letter are attached hereto as Annex D, Annex E, Annex G, Annex F and Annex I, respectively, to the Merger Agreement, which is attached hereto as Annex A. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Special Meeting.
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, the Sponsor and ENNV’s directors and officers entered into the Sponsor Support Agreement with ENNV and Fast Radius, pursuant to which the Sponsor and ENNV’s directors and officers agreed, at any special meeting of ENNV stockholders for purposes of approving the Business Combination, to (i) appear or cause their shares to be counted present for quorum purposes, (ii) vote in favor of or consent to the Merger and any other matter included on the agenda for the special meeting of ENNV’s stockholders relating to the Business Combination, (iii) vote (or execute an action by written consent with respect thereto) against any proposal that would reasonably be expected to impede the Business Combination and (iv) vote in favor of or consent to the Business Combination in any other circumstance so required for completion of the Business Combination.
At the Closing, all of the shares of ENNV Class B common stock will convert into shares of ENNV Class A common stock in accordance with the terms of the Existing Charter (the “Converted Shares”). Pursuant to the Sponsor Support Agreement, at the Closing, 90% of such Converted Shares will automatically vest. The remaining 10% of the Converted Shares (which will be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the ENNV Class A common stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Combined Company) held by the Sponsor, which we refer to as the Sponsor Earn Out Shares, will be subject to vesting, for the duration of the Earn Out Period, in two equal tranches at the time that the ENNV Class A common stock reaches a value of $15.00 and $20.00, which price targets will be based upon the (i) daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earnout Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth in the Merger Agreement that has not previously occurred, the applicable provisions of the Sponsor Support Agreement will terminate and no Sponsor Earn Out Shares will become vested thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. Upon the expiration of the Earn Out Period, any unvested Sponsor Earn Out Shares will be forfeited to ENNV without consideration.
The Sponsor Support Agreement will terminate on the earlier of (i) the valid termination of the Merger Agreement and (ii) the Closing. If the Sponsor Support Agreement terminates at the Closing, certain rights and obligations, including the provisions regarding the vesting of the Founder Shares, will survive and continue to apply.
As of             , 2021, the Record Date, the Sponsor and ENNV’s directors and officers were entitled to vote an aggregate of 8,280,000 Founder Shares that were issued prior to the ENNV IPO. Such shares currently constitute approximately 19% of the outstanding shares of ENNV’s common stock.
Company Support Agreement
Concurrently with the execution of the Merger Agreement, the Supporting Fast Radius Stockholders entered into the Company Support Agreement with Fast Radius and ENNV, pursuant to which such Supporting Fast

Radius Stockholders agreed to, on (or effective as of) the second business day following the date on which the registration statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act, execute and deliver a written consent to adopt the Merger Agreement, the documents contemplated by the Merger Agreement and the transactions contemplated by the Merger Agreement and such other documents and to waive appraisal rights in connection with the Merger. In addition, such stockholders agreed, in the event of an annual or special meeting of Fast Radius equityholders for purposes of approving the Business Combination, to (i) appear or cause their shares to be counted present for quorum purposes, (ii) vote in favor of or consent to the Merger and any other matter included on the agenda for such meeting of Fast Radius’ stockholders relating to the Business Combination, (iii) vote (or execute an action by written consent with respect thereto) against any proposal that would reasonably be expected to impede the Business Combination and (iv) vote in favor of or consent to the Business Combination in any other circumstance so required for completion of the Business Combination. Each such Supporting Fast Radius Stockholders also granted an irrevocable proxy to the Chief Executive Officer of ENNV to act for and on such stockholder’s behalf, and in such stockholder’s name, place and stead, in the event that such stockholder fails to comply in any material respect with his, her or its obligations under the Company Support Agreement in a timely manner, to vote such stockholder’s shares and grant all written consents with respect thereto and to represent such stockholder in any stockholder meeting held for the purpose of voting on the Transactions. Additionally, the Supporting Fast Radius Stockholders agreed to waive any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger.
The Company Support Agreement will terminate on the earlier of (i) the valid termination of the Merger Agreement and (ii) the Closing.
As of September 1, 2021, the shares of Fast Radius capital stock that are owned by the Supporting Fast Radius Stockholders and subject to the Company Support Agreements represent approximately 92.1% of the outstanding shares of Fast Radius common stock and approximately 95.2% of the outstanding shares of Fast Radius preferred stock. The execution and delivery of written consents by all of the Supporting Fast Radius Stockholders will constitute the Fast Radius stockholder approval at the time of such delivery.
Registration Rights Agreement
Concurrently with the execution of the Merger Agreement, ENNV, the Sponsor, GSAM, ENNV’s independent directors and the Supporting Fast Radius Stockholders entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, ENNV agreed to file a shelf registration statement with respect to the registrable securities thereunder within 30 days of the Closing. ENNV will thereafter be required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. At any time that the registration statement is effective, any holder signatory to the Registration Rights Agreement may request to sell all or a portion of its securities that are registrable in an underwritten offering pursuant to the registration statement. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by ENNV. ENNV will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.
Pursuant to the Registration Rights Agreement, the Sponsor, ENNV’s independent directors and certain of the Supporting Fast Radius Stockholders have, subject to limited exceptions, agreed to a lock-up on their respective shares of Combined Company common stock (other than, among others exceptions, shares of Combined Company common stock to be purchased by the Sponsor, in its capacity as a PIPE Investor, at closing of the PIPE Investment) following consummation of the Business Combination, pursuant to which such parties will not transfer shares of Combined Company common stock held by such parties for 180 days following the Closing. The Sponsor has also agreed to a lock-up on its Private Placement Warrants, pursuant to which the Sponsor will not transfer such warrants for 30 days following the Closing.
The Registration Rights Agreement will, subject to limited exceptions, terminate on the earlier of (i) July 18, 2031, (ii) the date as of which (A) all of the registrable securities have been sold pursuant to a registration statement or (B) the holders of all registrable securities are permitted to sell such securities under Rule 144 (or any similar provision) without limitation on the amount of securities sold or the manner of sale, (iii) the valid termination of the Merger Agreement or (iv) with respect to a particular holder, the date as of which all registrable securities held by such holder have been sold (A) pursuant to a registration statement or (B) under Rule 144 (or any similar provision) or another exemption from registration under the Securities Act.
Subscription Agreements
Concurrently with the execution of the Merger Agreement, ENNV entered into the Subscription Agreements with the PIPE Investors, including the Sponsor. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and ENNV agreed to issue and sell, to the PIPE Investors an aggregate of 7,500,000 shares of ENNV Class A Common Stock for a purchase price of $10.00 per share, or an aggregate of approximately $75,000,000, in a private placement. The Subscription Agreements provide for purchase of ENNV Class A common stock, however the Class A common stock was originally sold in the ENNV IPO as a component of the ENNV units for $10.00 per unit. The ENNV units consist of one share of Class A common stock and one-quarter of one ENNV warrant. As of              , 2021, the closing price on Nasdaq of the ENNV units was $         per unit and the closing price of the Class A common stock was $         per share.
The closing of the PIPE Investment will occur substantially concurrently with the consummation of the Business Combination and is conditioned thereon and on other customary closing conditions. The shares of ENNV Class A Common Stock to be issued pursuant to the Subscription Agreements will not be registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act. The Subscription Agreements will terminate and be void and of no further force or effect and all rights and obligations of the parties thereto will terminate without further liability, upon the earlier to occur of: (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Merger, (ii) the mutual written consent of each of the parties to each such Subscription Agreement, (iii) the closing conditions under the Subscription Agreement not being satisfied or waived and the transactions contemplated by the Subscription Agreement not being consummated at the closing of the PIPE Investment, and (iv) February 18, 2022 if the Merger has not occurred on or before such date. If the 7,500,000 shares of ENNV Class A common stock to be issued to the PIPE Investors were currently outstanding, such shares would have an aggregate market value of $             based upon the closing price of $             per share of ENNV Class A common stock on NASDAQ on             , 2021, the Record Date.
Forward Purchase Agreement Side Letter
Concurrently with the execution of the Merger Agreement, ENNV, the Sponsor and GSAM entered into the Side Letter, pursuant to which GSAM irrevocably consented to purchase from ENNV, and ENNV agreed to issue and sell to GSAM, 2,500,000 Forward Purchase Units, each consisting of one Forward Purchase Share and one-quarter of one Forward Purchase Warrant, at a price of $10.00 per Forward Purchase Unit, or an aggregate of $25,000,000, in a private placement to be consummated substantially concurrently with the consummation of the Business Combination. Each whole Forward Purchase Warrant will be exercisable to purchase one share of ENNV Class A common stock at an exercise price of $11.50 per share. The Forward Purchase Agreement included an obligation that GSAM would forfeit certain shares of ENNV Class B common stock it acquired from the Sponsor in connection with the ENNV IPO if, at the time GSAM provided or withheld its consent to ENNV’s initial business combination, it owned a number of shares of ENNV Class A common stock less than the number of Public Shares it purchased at closing of the ENNV IPO. Pursuant to the Side Letter, ENNV and the Sponsor waived GSAM’s potential obligation to forfeit such shares of ENNV Class B common stock in connection with the Business Combination. If the 2,500,000 Forward Purchase Units to be issued to GSAM were currently outstanding, such Forward Purchase Units would have an aggregate market value of $         based upon the closing price of $         per ENNV unit on NASDAQ on             , 2021, the Record Date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following sets forth the material U.S. federal income tax considerations of (i) the exercise by holders of Public Shares of their redemption rights in connection with the Business Combination and (ii) the material U.S. federal income tax consequences for holders of Fast Radius common stock that exchange, pursuant to the Merger, their Fast Radius common stock for ENNV Class A common stock. This section is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Department of Treasury regulations (“Treasury Regulations”) promulgated thereunder, judicial authority and administrative rulings, in each case effective as of the date hereof. These authorities are subject to change, possibly with retroactive effect, or different interpretations. Any such change could alter the tax considerations as described herein. This section does not address any aspects of U.S. taxation other than U.S. federal income taxation, and as such does not address any state, local or foreign tax considerations or any estate, gift or other non-income tax considerations of a redemption of Public Shares, or any tax considerations for holders of Founder Shares or ENNV warrants.
No ruling from the IRS, has been or will be sought regarding any tax matter discussed herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. Each holder is urged to consult its tax advisor with respect to the application of U.S. federal tax laws to its particular situation, as well as any tax considerations arising under the laws of any state, local or foreign jurisdiction.
For purposes of this discussion, a U.S. Holder is a beneficial owner of Public Shares or Fast Radius common stock, as applicable, that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•
a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or any other entity treated as a corporation for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Public Shares or Fast Radius common stock, as applicable, (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Public Shares or Fast Radius common stock as applicable, the U.S. federal income tax treatment of such partnership and a person treated as a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Public Shares or Fast Radius common stock, as applicable, and the partners in a partnership holding Public Shares or Fast Radius common stock, as applicable, should consult their tax advisors about the U.S. federal income tax considerations of redeeming Public Shares, or Fast Radius common stock, as applicable.
ALL HOLDERS OF PUBLIC SHARES AND FAST RADIUS STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS WITH RESPECT TO A REDEMPTION OF PUBLIC SHARES OR THE MERGER, AS APPLICABLE, INCLUDING THE
APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER
TAX LAWS.

U.S. Federal Income Tax Considerations for Holders of Public Shares
The following does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Public Shares in light of their particular facts and circumstances. The following applies only to holders that hold their Public Shares as a capital asset for U.S. federal income tax purposes. This section does not describe all of the tax considerations that may be relevant to the particular circumstances of holders of Public Shares, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply to holders of Public Shares that are subject to special rules that apply to certain types of investors, including but not limited to:

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	individual retirement or other tax-deferred accounts;

•	persons that actually or constructively own 5% or more of the outstanding stock of ENNV;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to Public Shares;

•	persons holding Public Shares as part of a “straddle,” constructive sale, hedge, conversion or other integrated transaction or similar transaction;

•	persons owning (actually or constructively) any shares of Fast Radius common stock;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	holders who acquired (or will acquire) their Public Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	subchapter S corporations (and investors therein);

•	controlled foreign corporations;

•	a person required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	the Sponsor and persons related to the Sponsor;

•	passive foreign investment companies; and

•	tax-exempt entities.
Material Tax Considerations with respect to a Redemption of Public Shares
Tax Considerations for U.S. Holders
In the event that a U.S. Holder’s Public Shares are redeemed pursuant to the redemption provisions described in this proxy statement above under “
ENNV’s Special Meeting of Stockholders—Redemption Rights,”
the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of Public Shares under Section 302(b) of the Code. If the redemption qualifies as a sale or exchange of Public Shares, the U.S. Holder will be treated as described under “
U.S. Holders—Taxation of

Redemption Treated as a Sale or Exchange of Public Shares
” below. If the redemption does not qualify as a sale of Public Shares, the U.S. Holder will be treated as receiving a corporate distribution with the tax considerations described below under “
U.S. Holders — Taxation of Redemption Treated as a Distribution
.” Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of ENNV common stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder, including as a result of owning ENNV warrants) relative to all of the shares of ENNV common stock outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale or exchange of Public Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in ENNV or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Public Shares actually owned by the U.S. Holder, but also shares of ENNV common stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Public Shares which could be acquired pursuant to the exercise of ENNV warrants. In order to meet the substantially disproportionate test, the percentage of outstanding ENNV voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of outstanding ENNV voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of ENNV common stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of ENNV common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of ENNV common stock (including any ENNV common stock constructively owned by the U.S. Holder as a result of owning ENNV warrants). The redemption of Public Shares will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in ENNV. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in ENNV will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” The application of these tests generally also takes into account related transactions that occur contemporaneously with the redemption, including any contemporaneous purchases of ENNV common stock by the relevant holder (or persons whose ownership is attributed to such holder) and issuances of ENNV common stock (including pursuant to the PIPE Investment). A U.S. Holder should consult with its tax advisors as to the tax considerations of a redemption.
If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “
U.S. Holders — Taxation of Redemption Treated as a Distribution
” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Public Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its ENNV warrants (if any) or possibly in other stock constructively owned by it.
U.S. Holders—Taxation of Redemption Treated as a Sale or Exchange of Public Shares
If the redemption of a U.S. Holder’s Public Shares is treated as a sale or exchange, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in Public Shares treated as sold. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for Public Shares so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to Public Shares described in this proxy statement may suspend the running of the applicable holding period for this purpose. If the running of the holding period for Public Shares is suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption of the Public Shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) the U.S. Holder’s adjusted tax basis in its Public Shares so redeemed. A U.S. Holder’s adjusted tax basis in its Public Shares generally will equal the U.S. Holder’s acquisition cost.
U.S. Holders—Taxation of Redemption Treated as a Distribution
If the redemption of a U.S. Holder’s Public Shares is treated as a distribution, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from ENNV’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Public Shares. Any remaining excess will be treated as gain realized on the sale or exchange of Public Shares and will be treated as described under “
U.S. Holders—Taxation of Redemption Treated as a Sale or Exchange of Public Shares
” above. Dividends received by a U.S. Holder that is a corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to Public Shares described in this proxy statement may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to the proceeds of the redemption of Public Shares, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Tax Considerations for Non-U.S. Holders
The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Public Shares pursuant to the redemption provisions described in this proxy statement above under “
ENNV’s Special Meeting of Stockholders—Redemption Rights
” generally will correspond to the U.S. federal income tax

characterization of such a redemption of a U.S. Holder’s Public Shares, as described under “
U.S. Holders
” above, and the considerations of the redemption to the Non-U.S. Holder will be as described below under “
Non-U.S. Holders—Taxation of Redemption Treated as a Sale or Exchange of Public Shares
” and “
Non-U.S. Holders—Taxation of Redemption Treated as a Distribution
,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s Public Shares, the withholding agent might treat the redemption as a distribution subject to withholding tax, as discussed further below.
Non-U.S. Holders—Taxation of Redemption Treated as a Sale or Exchange of Public Shares
If the redemption of a Non-U.S. Holder’s Public Shares is treated as a sale or exchange, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:

•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met; or

•
ENNV is or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held Public Shares, and, in the case where ENNV’s common stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of ENNV’s common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the Public Shares. There can be no assurance that ENNV common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower applicable treaty rate). If the second bullet point above applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).
If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder in connection with a redemption treated as a sale or exchange of Public Shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, U.S. federal income tax may be required to be withheld at a rate of 15% of the amount realized upon such redemption. ENNV does not believe it currently is or has been at any time since its formation a U.S. real property holding corporation and does not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed. However, such determination is factual in nature, and no assurance can be provided that ENNV will not be treated as a U.S. real property holding corporation in a future period.
Non-U.S. Holders—Taxation of Redemption Treated as a Distribution
If the redemption of a Non-U.S. Holder’s Public Shares is treated as a distribution, such a distribution, to the extent paid out of ENNV’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S., the gross amount of the dividend will be subject to withholding tax at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Public Shares and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or exchange of Public Shares, which will be treated as described under “
Non-U.S. Holders—Taxation of Redemption Treated as a Sale or Exchange of Public Shares
” above.
U.S. Federal Income Tax Consequences for Holders of Fast Radius Common Stock
This section titled “U.S. Federal Income Tax Consequences for Holders of Fast Radius Common Stock” sets forth the material U.S. federal income tax consequences for U.S. Holders and Non-U.S. Holders of Fast Radius common stock of the Merger. The following applies only to holders that hold their Fast Radius common stock as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). Holders of Fast Radius common stock are urged to consult their tax advisors concerning the U.S. federal, state, local, and any non-U.S. tax consequences of the Merger considering their particular circumstances.
This section is limited to U.S. federal income tax consequences and does not address estate or any gift tax consequences or consequences arising under the tax laws of any state, local, or non-U.S. jurisdiction. This section does not describe all of the U.S. federal income tax consequences that may be relevant to the particular circumstances of holders of Fast Radius common stock, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, this section does not apply to holders of Fast Radius common stock that are subject to special rules under U.S. federal income tax law, including, without limitation:

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	individual retirement or other tax-deferred accounts;

•	persons that actually or constructively own 5% or more of the outstanding stock of ENNV;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to Public Shares;

•	persons holding Public Shares as part of a “straddle,” constructive sale, hedge, conversion or other integrated transaction or similar transaction;

•	persons owning (actually or constructively) any shares of Fast Radius common stock;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	holders who acquired (or will acquire) their Public Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	subchapter S corporations (and investors therein);

•	controlled foreign corporations;

•	a person required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	the Sponsor and persons related to the Sponsor;

•	passive foreign investment companies; and

•	tax-exempt entities.
This section does not address any tax consequences with respect to transactions effectuated prior or subsequent to the Merger, regardless of whether such a transaction is undertaken in connection with the Merger, including, without limitation, the exercise of options, warrants, or similar rights to purchase stock, and does not address any tax considerations with respect to Fast Radius options, warrants, or restricted stock units.
EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.
Tax Treatment of the Merger
ENNV and Fast Radius intend for the Merger to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, have agreed to use their reasonable best efforts to cause the Merger to so qualify, and have agreed not to take any action or fail to take any action, in either case, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Qualification of the Merger as a reorganization is uncertain, however, and the completion of the Merger is not contingent on such reorganization treatment. Neither ENNV nor Fast Radius has requested or intends to request a ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position that the Merger does not constitute a reorganization. Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequences of the Merger to such holder.
Tax Consequences of the Merger for U.S. Holders
If the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder who receives solely shares of ENNV Class A common stock in exchange for shares of Fast Radius common stock in the Merger will not recognize gain or loss for U.S. federal income tax purposes as a result of such exchange. A U.S. Holder’s aggregate tax basis in the ENNV Class A common stock received in exchange for the Fast Radius common stock surrendered will equal the U.S. Holder’s aggregate adjusted tax basis in the shares of Fast Radius common stock exchanged therefor. A U.S. Holder’s holding period in the ENNV Class A common stock received will include the holding period for the U.S. Holder’s shares of Fast Radius common stock surrendered in exchange therefor. For purposes of the preceding sentences regarding the determination of the bases and holding periods for shares of ENNV Class A common stock received in the Merger, U.S. Holders who acquired different blocks of Fast Radius common stock at different times for different prices must calculate their bases and holding periods in their shares of ENNV Class A common stock separately for each identifiable block of such stock exchange in the Merger.
If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, it is possible that the Merger could constitute a transaction to which Section 351 of the Code applies, although there is uncertainty in this regard (as potential qualification as a transaction to which Section 351 of the Code applies will be affected by, for example, the number of holders of ENNV Class A common stock that elect to exercise the redemption rights discussed above in the section titled “ENNV’s Special Meeting of Stockholders – Redemption Rights”). If the Merger qualifies as a transaction to which Section 351 of the Code applies, the U.S. federal income tax consequences of the Merger to a U.S. Holder generally should be as described above in the immediately preceding paragraph.

If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and does not constitute a transaction to which Section 351 of the Code applies, then a U.S. Holder would recognize gain or loss upon the exchange of the Fast Radius common stock for shares of ENNV Class A common stock equal to the difference between the fair market value, at the time of the exchange, of the ENNV Class A common stock and such U.S. Holder’s tax basis in the Fast Radius common stock surrendered in the Merger. Such gain or loss generally would be capital gain or loss and generally would be long-term capital gain or loss if the Fast Radius common stock were held for more than one year at the time of the Merger. In addition, the U.S. Holder’s aggregate tax basis in the shares of ENNV Class A common stock received in the Merger would equal their fair market value at the time of the closing of the Merger, and the U.S. Holder’s holding period for such shares of ENNV Class A common stock would commence the day after the closing of the Merger.
Tax
Consequences of the
Merger for Non-U.S. Holders
If the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code or if the Merger constitutes a transaction to which Section 351 of the Code applies, the U.S. federal income tax consequences of the Merger to a Non-U.S. Holder of Fast Radius common stock will be the same as those described above for U.S. Holders of Fast Radius common stock.
If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Merger does not constitute a transaction to which Section 351 of the Code applies, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized with respect to the Non-U.S. Holder’s Fast Radius common stock, unless:

•
the gain is “effectively connected” with a U.S. trade or business of such Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder and, if the Non-U.S. Holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•
Fast Radius is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the Non-U.S. Holder held Fast Radius common stock, in which case any gain recognized by such Non-U.S. Holder would be subject to tax at generally applicable U.S. federal income tax rates. Fast Radius believes that it is not, and has not been during the preceding five-year period, a United States real property holding corporation.

Reporting
Requirements
Each holder of shares of Fast Radius common stock who receives shares of ENNV Class A common stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the number, basis, and fair market value of the Fast Radius common stock exchanged and the number of shares of ENNV Class A common stock received in exchange therefor. Additionally, holders of ENNV common stock who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of Fast Radius are required to attach a statement to their U.S. federal income tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in such holder’s Fast Radius common stock surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of Fast Radius and ENNV. Holders of shares of Fast Radius common stock are urged to consult with their tax advisors regarding the application of these rules.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. Instead, any such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Public Shares, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302(b) tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with the proceeds from a redemption of Public Shares. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% on payments of dividends on Public Shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds from Public Shares. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Holders should consult their tax advisors regarding the effects of FATCA on the redemption of Public Shares.

NOTHING IN THE FOREGOING IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE. THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS SET FORTH ABOVE IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSIDERATIONS RELEVANT TO HOLDERS OF PUBLIC SHARES OR FAST RADIUS COMMON STOCK. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS TO THEM OF A REDEMPTION OF PUBLIC SHARES AND ANY OTHER TRANSACTIONS CONSUMMATED IN CONNECTION THEREWITH AND THE OWNERSHIP AND DISPOSITION OF PUBLIC SHARES OR THE MERGER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

COMPARISON OF STOCKHOLDERS’ RIGHTS
General
ENNV is incorporated under the laws of the State of Delaware and the rights of ENNV stockholders are governed by the laws of the State of Delaware, including the DGCL, the Existing Charter and ENNV’s bylaws. As a result of the Business Combination, ENNV stockholders who receive shares of Combined Company common stock will become Combined Company stockholders. The Combined Company is incorporated under the laws of the State of Delaware and the rights of Combined Company stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Combined Company’s bylaws. Thus, following the Business Combination, the rights of ENNV stockholders who become Combined Company stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by the Existing Charter and ENNV’s bylaws and instead will be governed by the Proposed Charter and the Combined Company’s bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of ENNV stockholders under the Existing Charter and ENNV’s bylaws (left column), and the rights of Combined Company stockholders under forms of the Proposed Charter and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of ENNV’s Existing Charter and ENNV’s bylaws, and the forms of the Proposed Charter and the Proposed Bylaws, which are attached as
Annex B
and
Annex C
, respectively, as well as the relevant provisions of the DGCL.

ENNV	Combined Company
Authorized Capital Stock

Under the Existing Charter, ENNV is currently authorized to issue 111,000,000 shares of capital stock, consisting of (a) 110,000,000 shares of ENNV common stock, including 100,000,000 shares of ENNV Class A common stock, par value $0.0001 per share, and 10,000,000 shares of ENNV Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of ENNV preferred stock, par value $0.0001 per share.
Under the Proposed Charter, the Combined Company will be authorized to issue 351,000,000 shares of capital stock, consisting of (i) 350,000,000 shares of Combined Company common stock, par value $0.0001 per share, and (ii) 1,000,000 shares of Combined Company preferred stock, par value $0.0001 per share.

Upon consummation of the Business Combination, we expect there will be 143,125,000 shares of Combined Company common stock (assuming no redemptions) outstanding. Following consummation of the Business Combination, the Combined Company is not expected to have any preferred stock outstanding.

Rights of Preferred Stock

The ENNV Board may fix for any series of preferred stock voting rights, if any, designations, powers, preferences and relative participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the ENNV Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL.	The Combined Company Board may fix for any series of preferred stock such voting right, if any, designations, powers, preferences and relative participating, optional, or other special rights, if any, of each series and any qualifications, limitations and restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the

ENNV	Combined Company
number of shares of any series as shall be stated in the resolution or resolutions adopted by the Combined Company Board providing for the issuance of such series and included in a certification of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL.

Number and Qualification of Directors

Under the Existing Charter, the number of directors of ENNV, other than those who may be elected by the holders of one or more series of the preferred stock voting separately as a class or series, shall be fixed from time to time exclusively by the ENNV Board pursuant to a resolution adopted by a majority of the ENNV Board.	Under the Proposed Charter and the Proposed Bylaws, the number of directors of the Combined Company, subject to the rights of holders of any series of preferred stock to elect directors under specified circumstances, shall be fixed from time to time exclusively by the Combined Company Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Combined Company Board for adoption).

Classification of the Board of Directors

The Existing Charter provides that ENNV’s board of directors will be initially divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms.	The Proposed Charter provides that the Combined Company’s Board will be initially divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms.

Election of Directors

The stockholders shall elect directors, each of whom will hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal. In addition, prior to the closing of the initial business combination, the holders of ENNV Class B common stock shall have the exclusive right to vote on the election of directors. Directors shall be elected by a plurality of the votes cast by the holders of ENNV Class B common stock present in person or represented by proxy at the meeting.	The stockholders shall elect directors, each of whom will hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

Board of Directors

Except as otherwise required by the Existing Charter, any or all of the directors of the ENNV Board may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of ENNV common stock entitled to vote generally in the election of directors, voting as a single class.

Prior to the closing of the initial business combination, the holders of ENNV Class B common stock shall have the exclusive right to remove any ENNV director.
Except as otherwise required by law, any or all of the directors of the Combined Company Board may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all then outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting as a single class.

ENNV	Combined Company
Voting

Except as otherwise required by law or the Existing Charter, the holders of the shares of ENNV common stock shall exclusively possess all voting power with respect to ENNV.

Except as otherwise provided by law or the Existing Charter, the holders of the shares of ENNV common stock shall be entitled to one vote for each such share held on each matter properly submitted to the stockholders of ENNV on which the holders of such ENNV common stock are entitled to vote. Except as otherwise provided by law or the Existing Charter, at any annual or special meeting of the stockholders of ENNV, holders of ENNV Class A common stock and holders of ENNV Class B common stock, voting as a single class, shall have the exclusive right to vote on all matters properly submitted to a vote of the stockholders of ENNV; provided that, except as otherwise required by law or the Existing Charter, holders of shares of any series of ENNV common stock shall not be entitled to vote on any amendment of the Existing Charter that relates solely to the terms of one or more outstanding series of ENNV preferred stock or other series of ENNV common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Existing Charter or the DGCL.

Prior to the closing of the initial business combination, the holders of ENNV Class B common stock shall have the exclusive right to vote on the election of directors, and the holders of ENNV Class A common stock shall have no right to vote on the election of any director.

Except as otherwise required by law or the Proposed Charter, the holders of the shares of the Combined Company common stock shall exclusively possess all voting power with respect to the Combined Company.

Except as otherwise provided by law or the Proposed Charter, the holders of the shares of the Combined Company common stock shall be entitled to one vote for each such share held on each matter properly submitted to the stockholders of the Combined Company on which the holders of such Combined Company common stock are entitled to vote. Except as otherwise provided by law or the Proposed Charter, at any annual or special meeting of the stockholders of the Combined Company, holders of the Combined Company common stock shall have the exclusive right to vote for the election of the Combined Company directors and on all other matters properly submitted to a vote of the stockholders of the Combined Company; provided that, except as otherwise required by law or the Proposed Charter, holders of shares of any series of Combined Company common stock shall not be entitled to vote on any amendment of the Proposed Charter that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Combined Company preferred stock or other series of Combined Company common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter or the DGCL.

Cumulative Voting

Delaware law allows for cumulative voting only if provided for in the Existing Charter; however, the Existing Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.

Newly Created Directorships Vacancies on the Board of Directors

The Existing Charter provides that newly created directorships resulting from an increase in the number of directors and any vacancies on the ENNV board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a	The Proposed Charter provides that newly created directorships resulting from an increase in the number of directors and any vacancies on the Combined Company board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in

ENNV	Combined Company
quorum, or by a sole remaining director (and not by stockholders of ENNV), and any new director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.	office, even if less than a quorum, or by a sole remaining director (and not by stockholders of the Combined Company), and any new director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

Special Meeting of the Board of Directors

Special meetings of the ENNV Board (i) may be called by the Chairman of the ENNV Board or President and (ii) shall be called by the Chairman of the ENNV Board, President or Secretary on the written request of at least a majority of the ENNV directors then in office, or the sole director, as the case may be.	Special meetings of the Combined Company Board may be called by the Chairperson of the Combined Company Board, the Chief Executive Officer, the President or the Secretary of the Combined Company or a majority of the Combined Company then in office.

Stockholder Action by Written Consent

Under the Existing Charter, except as may be otherwise provided for or fixed pursuant to the Existing Charter relating to the rights of the holders of any outstanding series of ENNV preferred stock, any action required or permitted to be taken by the stockholders of ENNV must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of ENNV other than with respect to ENNV Class B common stock, with respect to which action may be taken by written consent.	Under the Proposed Charter, except as otherwise expressly provided for or fixed pursuant to any preferred stock designation permitting the holders of one or more series of Combined Company preferred stock to act by written consent, any action required or permitted to be taken by the stockholders of the Combined Company must be effected by a duly called annual or special meeting of such stockholders.

Amendment to Certificate of Incorporation

Article XI of the Existing Charter provides that ENNV reserves the right at any time and from time to time to amend, alter change or repeal any provision contained in the Existing Charter, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by the Existing Charter and the DGCL; and, except as for forth in Article VIII of the Existing Charter, all rights, preferences and privileges of whatever nature conferred upon the stockholders of ENNV, directors or any other persons by and pursuant to the Existing Charter in its present form or thereafter amended are granted subject to the right reserved in Article XI of the Existing Charter; provided, however, that Article IX of the Existing Charter relating to business combination requirements may be amended prior to the consummation of the initial business combination only by the affirmative vote of the holders of at least 65% of all then outstanding shares of ENNV common stock.	Article X of the Proposed Charter provides that the Combined Company reserves the right at any time and from time to time to amend, alter change or repeal any provision contained in the Proposed Charter, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by the Proposed Charter and the DGCL; and, except as for forth in Article VIII of the Proposed Charter, all rights, preferences and privileges of whatever nature conferred upon the stockholders of the Combined Company, directors or any other persons by and pursuant to the Proposed Charter in its present form or thereafter amended are granted subject to the right reserved in Article X of the Proposed Charter.

ENNV	Combined Company
Amendment of the Bylaws

Under the Existing Charter, the ENNV Board is expressly authorized to adopt, alter, amend or repeal the ENNV bylaws by the affirmative vote of a majority of the total ENNV Board present at a regular or special meeting of the ENNV Board at which there is a quorum or by unanimous written consent. The ENNV bylaws may also be adopted, amended, altered or repealed by the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of ENNV common stock entitled to vote generally in the election of directors, voting as a single class.	Under the Proposed Charter, the Combined Company Board is expressly authorized to adopt, alter, amend or repeal the Combined Company bylaws by the affirmative vote of a majority of the total Combined Company Board present at a regular or special meeting of the Combined Company Board at which there is a quorum or by unanimous written consent. The Combined Company bylaws may also be adopted, amended, altered or repealed by the affirmative vote of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting as a single class.

Quorum

Board of Directors
. A majority of the ENNV Board shall constitute a quorum for the transaction of business at any meeting of the ENNV Board.

Stockholders.
The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding ENNV common stock representing a majority of the voting power of all outstanding shares of ENNV common stock entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting; provided that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum of such class or series for the transaction of such business.

Board of Directors.
A majority of the total number of authorized directors of the Combined Company shall constitute a quorum at any meeting of the Combined Company Board.

Stockholders.
The holders of a majority in voting power of the shares of capital stock of the Combined Company issued and outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Interested Directors

ENNV expressly elects not to be bound or governed by, or otherwise subject to, Section 203 of the DGCL.	The Combined Company expressly elects not to be bound or governed by, or otherwise subject to, Section 203 of the DGCL.

Special Stockholder Meeting

Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, special meetings of ENNV stockholders may be called only by the Chairman or Co-Chairman of the ENNV Board, the Chief Executive Officer of ENNV, or the Board of ENNV pursuant to a resolution adopted by a majority of the Board of ENNV.	Subject to the rights, if any, of the holders of any outstanding series of preferred stock, special meetings of the Combined Company stockholders may be called only by the Chairman of the Combined Company Board, the Chief Executive Officer of the Combined Company, or the Board of the Combined Company pursuant to a resolution adopted by a majority of the Board of the Combined Company.

ENNV	Combined Company
Notice of Stockholder Meeting

Unless otherwise provided by DGCL, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice of any meeting shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. If the said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in ENNV’s notice of meeting.

Whenever under applicable law, the Existing Charter or ENNV’s bylaws notice is required to be given to any ENNV stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

Unless otherwise provided by DGCL, written notice of each of each meeting of the stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date fixed by Combined Company Board for determining the stockholders entitled to notice of the meeting. The notice of any meeting shall specify the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Notice to the Combined Company stockholders shall be delivered in writing or in any other manner permitted by the DGCL. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

No business may be transacted at an annual meeting of ENNV stockholders, other than business that is either (i) specified in ENNV’s notice of meeting (or any supplement thereto) given by or at the direction of the ENNV Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the ENNV Board or (iii) otherwise properly brought before the annual meeting by any stockholder of ENNV (A) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in the ENNV bylaws and on the record date for the determination of ENNV stockholders entitled to vote at such annual meeting and (B) who complies with the notice procedures set forth in the ENNV bylaws.

For business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of ENNV and such business must otherwise be a proper matter for stockholder action. To be timely, an ENNV stockholder’s notice must be received by the Secretary
Only such business (other than nominations for election of directors) shall be conducted as shall have been properly brought before an annual meeting of the Combined Company stockholders. To be properly brought before an annual meeting, business must be either (i) specified in the Combined Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Combined Company Board, (ii) otherwise properly brought before the meeting by or at the direction of the Combined Company Board, or (iii) otherwise properly brought before the meeting by a Combined Company stockholder who (A) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner is the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in the Combined Company’s bylaws and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the notice procedures set forth in the Combined Company’s bylaws.

ENNV	Combined Company
at the principal executive offices of ENNV not later than the close of business on the 90 th
day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (i) the close of business on the 90 th
day before the meeting or (ii) the close of business on the 10 th
day following the day on which public announcement of the date of the annual meeting is first made by ENNV.

For any business to be properly brought before an annual meeting by a stockholder (other than nominations for election of directors), it must be a proper matter for stockholder action under the DGCL, and the stockholder must have given timely notice thereof in writing to the Secretary of the Combined Company. To be timely, a Combined Company stockholder’s notice shall be in writing and must be received at the Post Combination Company’s principal executive offices not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Combined Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days, or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the previous year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90 th
) day prior to such annual meeting or the tenth (10
th
) day following the date on which public announcement of the date of such meeting is first made by the Combined Company.

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the ENNV Board at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purposes of electing directors as set forth in ENNV’s notice of such special meeting, may be made by any stockholder of ENNV (i) who is a stockholder of record entitled to vote in the election of directors on the date of giving notice provided for in the ENNV bylaws and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in the ENNV bylaws.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of ENNV. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of ENNV (i) in the case of an annual meeting, not later than the close of business on the 90 th
day nor

Subject to the rights of holders of any class or series of Combined Company preferred stock then outstanding, nominations for the election of directors at an annual meeting may be made by any stockholder of the Combined Company who is a stockholder of record at the time of giving the notice provided for in the Combined Company bylaws, who is entitled to vote at the meeting and who complies with the procedures set forth in the Combined Company bylaws.

All nominations by stockholders must be made pursuant to timely notice given in writing to the Secretary of the Combined Company. To be timely, a stockholder’s nomination for a director to be elected at an annual meeting must be received at the Combined Company’s principal executive offices not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Combined

ENNV	Combined Company
earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90 th
day before the meeting or (B) the close of business on the 10 th
day following the day on which public announcement of the date of the annual meeting was first made by ENNV; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10 th
day following the day on which public announcement of the date of the special meeting is first made by ENNV. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in the ENNV bylaws.	Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the first anniversary of the previous year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90 th
) day prior to such annual meeting or the tenth (10
th
) day following the date on which public announcement of the date of such meeting is first made by the Combined Company.

Limitation of Liability of Directors and Officers

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Existing Charter provides that no ENNV director will be personally liable to ENNV or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, unless a director violated his or her duty of loyalty to ENNV or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Proposed Charter provides that no Combined Company director will be personally liable to the Combined Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, unless a director violated his or her duty of loyalty to the Combined Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

Indemnification of Directors, Officers, Employees and Agents

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine	The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel,

ENNV	Combined Company
that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Existing Charter provides that ENNV will indemnify and hold harmless each director, officer, employee and agent to the fullest extent permitted applicable law.

will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Proposed Charter provides that the Combined Company will indemnify and hold harmless each director, office, employee and agent to the fullest extent permitted by the laws of the State of Delaware.

Dividends

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The Existing Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of ENNV preferred stock and the provisions in the Existing Charter related to an initial business combination, the holders of shares of ENNV common stock shall be entitled to receive dividends and other distributions (payable in cash, property or ENNV common stock) when, as and if declared thereon by the ENNV Board from time to time out of any assets or funds of ENNV legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The Proposed Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of the Combined Company preferred stock, the holders of shares of the Combined Company common stock shall be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Combined Company) when, as and if declared thereon by the Combined Company Board from time to time out of any assets or funds of the Combined Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation

Subject to applicable law, the rights, if any, of the holders of any outstanding series of ENNV preferred stock and the provisions in the Existing Charter related to an initial business combination, in the event of any voluntary or involuntary liquidation, dissolution or winding up of ENNV, after payment or provision for payment of debts and other liabilities of ENNV, the holders of shares of ENNV common stock will be entitled to receive all the remaining assets of ENNV available for distribution to its stockholders, ratably in	Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Combined Company preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Combined Company, after payment or provision for payment of debts and other liabilities of the Combined Company, the holders of shares of the Combined Company common stock will be entitled to receive all the remaining assets of the Combined Company available for distribution to its

ENNV	Combined Company
proportion to the number of shares of ENNV Class A common stock (on an as converted basis with respect to ENNV Class B common stock) held by them.	stockholders, ratably in proportion to the number of shares of the Combined Company common stock held by them.

Supermajority Voting Provisions

Article IX of the Existing Charter relating to business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of ENNV common stock.
Under the Proposed Charter, in addition to any vote required by law, the adoption, amendment, alteration or repeal of the Combined Company’s bylaws by Combined Company stockholders will require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote generally in the election of directors, voting as a single class.

Except as otherwise provided by law, any or all of the directors of the Combined Company Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting as a single class.

Anti-Takeover Provisions and Other Stockholder Protections

The anti-takeover provisions and other stockholder protections included in the Existing Charter include a prohibition on stockholder action by written consent, a classified board and blank check preferred stock. The Existing Charter provides that ENNV expressly disclaims the applicability of Section 203 of the DGCL.	The anti-takeover provisions and other stockholder protections included in the Existing Charter include a prohibition on stockholder action by written consent, a classified board and blank check preferred stock. The Existing Charter provides that ENNV expressly disclaims the applicability of Section 203 of the DGCL.

Preemptive Rights

There are no preemptive rights relating to the ENNV common stock.	There are no preemptive rights relating to the Combined Company common stock.

Fiduciary Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s	Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member

ENNV	Combined Company
professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The ENNV Board may exercise all such powers and do all such acts and things as may be exercised or done by ENNV, subject to the provisions of the DGCL, the Existing Charter and any bylaws adopted by the stockholders of ENNV.

reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The Combined Company Board may exercise all such powers and do all such acts and things as may be exercised or done by the Combined Company, subject to the provisions of the DGCL and the Proposed Charter.

Inspection of Books and Records

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

ENNV’s bylaws permit ENNV’s books and records to be kept within or outside Delaware at such place or places as may from time to time be designed by the ENNV Board.

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

The Proposed Bylaws permit the Combined Company’s books and records to be kept within or outside Delaware at such place or places as may from time to time be designed by the Combined Company Board.

Choice of Forum

Section 12.1 of the Existing Charter provides that, unless ENNV consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of ENNV, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of ENNV to ENNV or ENNV’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against ENNV, its directors, officers or employees arising pursuant to any provision of the DGCL or the Existing Charter or ENNV’s bylaws, or (iv) any action asserting a claim against ENNV, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the	Section 11.1 of the Proposed Charter provides that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Combined Company to the Combined Company or the Combined Company’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against the Combined Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws, (iv) any action asserting a claim against the Combined Company, its directors, officers or employees governed by the internal affairs doctrine, or (v) any

ENNV	Combined Company
indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court of forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums; and subject to the preceding provisions, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

If any action the subject matter of which is within the scope of Section 12.1 of the Existing Charter is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 of the Existing Charter (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of ENNV shall be deemed to have notice of and consented to Article XII of the Existing Charter. Notwithstanding the foregoing, the provisions of Article XII of the Existing Charter shall not apply to any suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court of forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums; and subject to the preceding provisions, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

If any action the subject matter of which is within the scope of Section 11.1 of the Proposed Charter is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 of the Proposed Charter (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Combined Company shall be deemed to have notice of and consented to Article XI of the Proposed Charter. Notwithstanding the foregoing, the provisions of Article XI of the Proposed Charter shall not apply to any suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY
As a result of the Business Combination, Fast Radius equityholders who receive shares of Combined Company common stock in the Business Combination will become Combined Company stockholders. Your rights as a Combined Company stockholder will be governed by Delaware law, the Proposed Charter and Proposed Bylaws. The following description of the material terms of the Combined Company’s capital stock, including the ENNV Class A common stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law, the Proposed Charter and the Proposed Bylaws carefully and in their entirety because they describe your rights as a holder of shares of Combined Company common stock.
In connection with the Business Combination, the Combined Company will amend and restate its Existing Charter and existing bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Charter and Proposed Bylaws, each of which will be in effect upon the consummation of the Business Combination, the forms of which are attached as
Annex B
and
Annex C
to this proxy statement/prospectus, respectively.
The Combined Company’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, the Combined Company’s authorized capital stock will consist of 350,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the Business Combination. Unless the Combined Company’s board of directors determines otherwise, the Combined Company will issue all shares of its capital stock in uncertificated form.
Common Stock
Holders of shares of Combined Company common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.
Upon the Combined Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata the Combined Company’s remaining assets available for distribution. Holders of Combined Company common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of Combined Company common stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of Combined Company preferred stock that the board of directors may authorize and issue in the future.
As of             , 2021, the Record Date, there were 34,500,000 shares of ENNV Class A common stock, 8,625,000 shares of ENNV Class B common stock issued and outstanding and          holders of record of common stock. After giving effect to the Business Combination (assuming no Public Shares of ENNV have been redeemed and no ENNV warrants have been exercised), we expect that there will be approximately 143,125,000 shares of Combined Company common stock outstanding (excluding the Fast Radius Earn Out Shares and including the Sponsor Earn Out Shares), consisting of (i) 90,000,000 shares (including shares underlying ENNV Options, ENNV Restricted Stock Awards and ENNV RSUs) issued to holders of Fast Radius securities (after giving effect to the net exercise or conversion of outstanding equity awards of Fast Radius, Fast Radius warrants and Fast Radius convertible notes, including 757,807 shares of ENNV Class A common stock issuable to Energy Capital Partners Holdings, LP, an affiliate of the Sponsor, upon the conversion of the ECP Notes, and excluding the Fast Radius Earn Out Shares), (ii) 6,500,000 shares held by the PIPE Investors (other than the Sponsor) pursuant to the Subscription Agreements, (iii) 34,500,000 shares held by ENNV’s public stockholders, (iv) 2,845,000 shares held by GSAM, (v) 9,140,000 shares held by the Sponsor (including the Sponsor Earn Out

Shares and 1,000,000 shares of ENNV Class A common stock to be purchased by the Sponsor, in its capacity as a PIPE Investor, at the closing of the PIPE Investment) and (vi) 140,000 shares held by ENNV’s current independent directors.
Preferred Stock
Upon the consummation of the Business Combination and pursuant to the Proposed Charter, the Combined Company will be authorized to issue 1,000,000 shares of Combined Company preferred stock. Upon the consummation of the Business Combination, there will be no shares of Combined Company preferred stock outstanding.
Under the terms of the Proposed Charter, the Combined Company Board is authorized to direct the Combined Company to issue shares of preferred stock in one or more series without stockholder approval. The Combined Company Board has the discretion to determine the rights, designations, powers, preferences, privileges, limitations and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing the Combined Company Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Combined Company common stock by restricting dividends on the Combined Company common stock, diluting the voting power of the Combined Company common stock or subordinating the liquidation rights of the Combined Company common stock. As a result of these or other factors, the issuance of Combined Company preferred stock could have an adverse impact on the trading price of the Combined Company common stock.
Dividends
Declaration and payment of any dividend will be subject to the discretion of the Combined Company Board. The time and amount of dividends will be dependent upon, among other things, the Combined Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Combined Company Board may regard as relevant. Dividends may be payable in cash, stock or property of the Combined Company.
The Combined Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on Class A common stock in the foreseeable future.
Anti-Takeover Provisions
The Proposed Charter and Proposed Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Combined Company Board, which we believe may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Combined Company Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares
The authorized but unissued shares of Combined Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate purposes, including corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Combined Company common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
The Proposed Charter provides that the Combined Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Combined Company Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Combined Company Board.
Stockholder Action; Special Meetings of Stockholders
The Proposed Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Combined Company capital stock would not be able to amend the Combined Company’s bylaws or remove directors without holding a meeting of stockholders called in accordance with the Combined Company’s bylaws. Further, the Proposed Charter will provide that only the chairperson of the Combined Company Board, the Chief Executive Officer of the Combined Company or a majority of the Combined Company Board, by resolution, may call special meetings of Combined Company stockholders, thus prohibiting a Combined Company stockholder from calling a special meeting. These provisions might delay the ability of Combined Company stockholders to force consideration of a proposal or for Combined Company stockholders controlling a majority of Combined Company capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, the Proposed Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. Generally, in order for any matter to be “properly brought” before an annual meeting, the matter must be (i) specified in a notice of meeting given by or at the direction of the Combined Company Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Combined Company Board, or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) was a stockholder both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures specified in the Proposed Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Combined Company and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Proposed Bylaws. To be timely, a stockholder’s notice must be received at, the Combined Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting;
provided, however
, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).
Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Combined Company Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered written Timely Notice in proper form to the Combined Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Charter or Bylaws
Upon consummation of the Business Combination, the Proposed Bylaws will provide that the bylaws may be amended or repealed by a majority vote of the Combined Company Board or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting as a single class. The Proposed Charter can be amended in accordance with the DGCL which requires approval by the Combined Company Board and stockholders of the Combined Company.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Charter and Proposed Bylaws will provide indemnification and advancement of expenses for the Combined Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Combined Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. Under the terms of such indemnification agreements, the Combined Company will be required to indemnify each of the Combined Company’s directors and officers, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director of officer of the Combined Company or any of its subsidiaries or was serving at the request of the Combined Company in an official capacity of another entity. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Proposed Bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Combined Company’s rights and the rights of the Combined Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, the Combined Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Combined Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any Combined Company stockholder may bring an action in the Combined Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Combined Company’s shares at the time of the transaction to which the action relates.
Forum Selection
The Proposed Charter will provide that unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Combined Company, (ii) any claim of breach of a fiduciary duty owed by any of the Combined Company’s directors, officers, stockholders, employees or agents to the Combined Company or the Combined Company’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any claim against the Combined Company, its directors, officers or employees arising under its charter, bylaws or the DGCL, (iv) any claim against the Combined Company, its directors, officers or employees governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL. The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Transfer Agent and Registrar
The transfer agent and registrar for the Combined Company common stock is American Stock Transfer & Trust Company, LLC.
Trading Symbol and Market
We intend to apply for the listing of the Combined Company common stock and Public Warrants on NASDAQ under the symbols “FSRD” and “FSRDW,” respectively, upon the consummation of the Business Combination.
SECURITIES ACT RESTRICTIONS ON RESALE OF COMBINED COMPANY COMMON STOCK
Pursuant to Rule 144, a person who has beneficially owned restricted Combined Company common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Combined Company at the time of, or at any time during the three months preceding, a sale and (ii) Combined Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Combined Company was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Combined Company common stock shares for at least six months but who are affiliates of Combined Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Combined Company common stock then outstanding; or

•	the average weekly reported trading volume of the Combined Company common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of Combined Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Combined Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
We anticipate that following the consummation of the Business Combination, the Combined Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Person Transactions—Combined Company
Registration Rights Agreement
Concurrently with the execution of the Merger Agreement, ENNV, the Sponsor, GSAM, ENNV’s independent directors and the Supporting Fast Radius Stockholders entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, ENNV agreed to file a shelf registration statement with respect to the registrable securities thereunder within 30 days of the Closing. ENNV will thereafter be required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. At any time that the registration statement is effective, any holder signatory to the Registration Rights Agreement may request to sell all or a portion of its securities that are registrable in an underwritten offering pursuant to the registration statement. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by ENNV. ENNV will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.
Pursuant to the Registration Rights Agreement, the Sponsor, ENNV’s independent directors and certain of the Supporting Fast Radius Stockholders have, subject to limited exceptions, agreed to a lock-up on their respective shares of Combined Company common stock (other than, among others exceptions, shares of Combined Company common stock to be purchased by the Sponsor, in its capacity as a PIPE Investor, at closing of the PIPE Investment) following the Closing, pursuant to which such parties will not transfer shares of Combined Company common stock held by such parties for 180 days following the Closing. The Sponsor has also agreed to a lock-up on its Private Placement Warrants, pursuant to which the Sponsor will not transfer such warrants for 30 days following the Closing. See “
Other Agreements—Registration Rights Agreement
.”
Procedures with Respect to Review and Approval of Related Person Transactions
The board of directors of ENNV and Fast Radius recognize the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Effective upon the consummation of the Business Combination, the Combined Company’s board of directors expects to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on NASDAQ. Under the policy, the Combined Company’s legal department will be primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the Combined Company’s general counsel will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Combined Company’s code of business conduct and ethics (which will also be put in place in connection with the Business Combination), and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. The Combined Company’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.
Certain Relationships and Related Person Transactions—Fast Radius
Other than compensation arrangements for Fast Radius’ directors and executive officers, which are described elsewhere in this proxy statement/prospectus, the following describes transactions since January 1, 2020, and each currently proposed transaction in which:

•	Fast Radius has been or is to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•
any of Fast Radius’ directors or executive officers that are expected to continue as directors or executive officers following the business combination or holders of more than 5% of Fast Radius’ capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or material interest.

Series B Preferred Stock Financing
From March 2019 through February 2020, Fast Radius issued an aggregate of 4,205,059 shares of Fast Radius Series B Preferred Stock for an aggregate purchase price of approximately $56.7 million. The following table summarizes purchases of shares of Fast Radius Series B Preferred Stock by related persons and their affiliated entities. None of Fast Radius’s executive officers purchased shares of Fast Radius Series B Preferred Stock:

Name	Shares of Series B Preferred Stock	Total Purchase Price
United Parcel Service General Services Co. (1)	2,609,438	$35,201,331.86
Drive Capital Fund II, L.P. (2)	391,538	$5,281,854.17
Drive Capital Fund II (TE), L.P. (2)	337,654	$4,554,955.51
Drive Capital Ignition Fund II (2)	12,097	$163,178.93
JCDP-4 LLC (3)	111,193	$1,499,993.57
Skydeck Holdings II LLC (4)	111,193	$1,499,993.57
Energize Ventures Fund LP (5)	444,773	$5,999,987.77
Total	4,017,886	$54,201,295.38

(1)
Michael Culloty is a member of the Fast Radius board of directors and is affiliated with United Parcel Service General Services Co. (“UPS”). As of September 1, 2021, UPS held more than 5% of Fast Radius’s outstanding capital stock.

(2)
Nick Solaro is a member of the Fast Radius board of directors and is affiliated with Drive Capital Fund II, L.P., Drive Capital Fund II (TE), L.P. and Drive Capital Ignition Fund II (collectively, “Drive Capital”). As of September 1, 2021, Drive Capital held more than 5% of Fast Radius’s outstanding capital stock.

(3)	As of September 1, 2021, JCDP-4 LLC held more than 5% of Fast Radius’s outstanding capital stock.
(4)
Michael Polsky is a member of the Fast Radius board of directors and is affiliated with Skydeck Holdings II LLC (“Skydeck”) and Energize Ventures Fund LP (“Energize”). As of September 1, 2021, Skydeck and Energize held more than 5% of Fast Radius’s outstanding capital stock.

(5)	As of September 1, 2021, entities affiliated with Energize held more than 5% of Fast Radius’s outstanding capital stock.

In connection with the Series B Preferred Stock financing, Fast Radius also issued to UPS (i) on March 21, 2019, a warrant to purchase up to 713,491 shares of Fast Radius’ common stock and (ii) on February 2, 2020, a warrant to purchase up to 101,927 shares of Fast Radius’ common stock. The exercise price for both warrants issued to UPS is $0.0001 per share.
Convertible Notes
On March 12, 2021, Fast Radius entered into a note purchase agreement with Energize and certain other investors for convertible promissory notes (collectively, the “Notes”). Fast Radius received funding of $7.6 million on April 13, 2021 at closing. The Notes have an interest rate of six percent (6%), with all accrued interest due at maturity. Concurrent with the funding of the Notes, Fast Radius also issued 140,000 warrants to Energize to purchase shares of Fast Radius common stock, with an exercise price of $0.01. None of Fast Radius’s executive officers purchased such convertible promissory notes. The following table summarizes purchases in such convertible promissory notes by related persons and their affiliated entities:

Name	Aggregate Principal Amount
Energize Ventures Fund LP (1)	$1,000,000
Energize Growth Fund I LP (1)	4,750,000
EV FR SPV LLC (1)	1,750,000
Total	$7,500,000

(1)	As of September 1, 2021, entities affiliated with Energize held more than 5% of Fast Radius’s outstanding capital stock.
On August 23, 2021, Fast Radius entered into a Note Purchase Agreement with Drive Capital for convertible promissory notes (collectively, the “Drive Notes”). Fast Radius received funding of $3.0 million on August 24, 2021. The Drive Notes have an interest rate of six percent (6%), with all accrued interest due at maturity. None of Fast Radius’s executive officers purchased such convertible promissory notes. The following table summarizes purchases in such convertible promissory notes by related persons and their affiliated entities:

Name	Aggregate Principal Amount
Drive Capital Fund II, L.P. (1)	$1,584,570
Drive Capital Fund II (TE), L.P. (1)	1,366,500
Drive Capital Ignition Fund II, L.P (1)	48,930
Total	$3,000,000

(1)	As of September 1, 2021, entities affiliated with Drive Capital held more than 5% of Fast Radius’s outstanding capital stock.
On October 26, 2021, Fast Radius entered into a Note Purchase Agreement with Energy Capital Partners for convertible promissory notes (collectively, the “ECP Notes”). Fast Radius received funding of $7.0 million on October 26, 2021. The ECP Notes have an interest rate of six percent (6%), with all accrued interest due at maturity. None of Fast Radius’s executive officers purchased such convertible promissory notes.
Investors’ Rights Agreement
Fast Radius is party to the Amended and Restated Investors’ Rights Agreement, dated as of March 21, 2019, as amended, which provides, among other things, that certain holders of its capital stock, including entities affiliated with UPS, Drive Capital, JCDP-4 LLC, Skydeck and Energize, each of which currently hold more than 5% of Fast Radius’ outstanding capital stock, have the right to demand that Fast Radius file a registration statement or request that their shares of Fast Radius capital stock be covered by a registration statement that Fast Radius is otherwise filing. Michael Culloty, Nick Solaro and Michael Polsky, each of whom are directors of Fast Radius, are affiliated with UPS, Drive Capital, Skydeck and Energize, respectively. This agreement will terminate upon completion of the Business Combination.

Right of First Refusal
Pursuant to certain of Fast Radius’ equity compensation plans and certain agreements with its stockholders, including the Amended and Restated Right of First Refusal and Co-sale Agreement, dated as of March 21, 2019 (the “ROFR Agreement”), Fast Radius or its assignees have the right to purchase shares of Fast Radius capital stock which stockholders propose to sell to other parties. Certain holders of Fast Radius capital stock, including entities affiliated with UPS, Drive Capital, JCDP-4 LLC, Skydeck and Energize, each of which currently hold more than 5% of Fast Radius’ outstanding capital stock, have rights of first refusal and co-sale under the ROFR Agreement. Michael Culloty, Nick Solaro and Michael Polsky, each of whom are directors of Fast Radius, are affiliated with UPS, Drive Capital and Skydeck, respectively. The right of first refusal rights granted pursuant to the ROFR Agreement will terminate upon completion of the Business Combination.
Voting Agreement
Fast Radius is a party to the Second Amended and Restated Voting Agreement, dated as of February 3, 2020, pursuant to which certain holders of its capital stock, including (i) entities affiliated with UPS, Drive Capital, JCDP-4 LLC, Skydeck and Energize, each of which currently hold more than 5% of Fast Radius’ outstanding capital stock and (ii) Lou Rassey and Pat McCusker, each of whom are officers of Fast Radius, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. Michael Culloty, Nick Solaro and Michael Polsky, each of whom are directors of Fast Radius, are affiliated with UPS, Drive Capital and Skydeck, respectively. This agreement will terminate upon completion of the Business Combination.
Loans to Co-Founders
On June 8, 2018, Fast Radius entered into a partial-recourse promissory note with its co-founder and Chief Executive Officer, Lou Rassey. The note was entered into with Mr. Rassey in connection with his exercise of an option to purchase 4,663,635 shares of Fast Radius common stock at a purchase price of $0.28 per share. As of September 1, 2021, the outstanding balance of the loan was approximately $1,305,817.80. This promissory note will be satisfied at or before the Closing in a manner permitted under the terms of the Merger Agreement.
On June 8, 2018, Fast Radius entered into a partial-recourse promissory note with its co-founder and Chief Operating Officer, Pat McCusker. The note was entered into with Mr. McCusker in connection with his exercise of an option to purchase 1,425,805 shares of Fast Radius common stock at a purchase price of $0.28 per share. As of September 1, 2021, the outstanding balance of the loan was approximately $277,955.40. This promissory note will be satisfied at or before the Closing in a manner permitted under the terms of the Merger Agreement.
On June 10, 2018, Fast Radius entered into a partial-recourse promissory note with its co-founder and Chief Scientist, William King. The note was entered into with Dr. King in connection with his exercise of an option to purchase 697,213 shares of Fast Radius common stock at a purchase price of $0.28 per share. As of September 1, 2021, the outstanding balance of the loan was approximately $77,569.64. This promissory note will be satisfied at or before the Closing in a manner permitted under the terms of the Merger Agreement.
On June 8, 2018, Fast Radius entered into a partial-recourse promissory note with its co-founder and Chief Manufacturing Officer, John Nanry. The note was entered into with Mr. Nanry in connection with his exercise of an option to purchase 933,726 shares of Fast Radius common stock at a purchase price of $0.28 per share. As of September 1, 2021, the outstanding balance of the loan was approximately $219,813.28. This promissory note will be satisfied at or before the Closing in a manner permitted under the terms of the Merger Agreement.
Commercial, Vendor and Lease Agreements
Throughout Fast Radius’s history, Fast Radius has obtained equity funding from strategic partners that have affiliates with whom Fast Radius transacts on a commercial basis in the ordinary course of its business. These strategic partners include UPS. As such, Fast Radius has customers who have affiliates that are shareholders of Fast Radius and/or who have designated members of the Fast Radius Board in accordance with the agreements entered into in connection with such equity funding arrangements. Fast Radius charges market rates for products and services, and the commercial arrangements with these customers were entered into on an arms-length basis.
Since Fast Radius’ inception, UPS has contributed significant amounts of capital in the form of equity and debt to Fast Radius. Fast Radius has the following agreements with UPS:

•
In 2016, Fast Radius entered into a commercial agreement with UPS (as amended, the “UPS Agreement”). Under the UPS Agreement, UPS agreed to exclusively promote Fast Radius in its sales and marketing efforts as UPS’s exclusive on-demand manufacturing partner. In exchange for the services, Fast Radius agreed to compensate UPS in the form of a quarterly cash payment equal to six percent (6%) of Fast Radius’ gross revenues up to an aggregate cumulative maximum of approximately $7.6 million. Under the UPS Agreement, Fast Radius may not enter into any commercial agreement with certain competitors of UPS to the extent UPS offers similar competitive services of such competitors in a given country.

•
Fast Radius entered into a warehouse rental agreement with UPS in January 2015. Fast Radius leases space in a warehouse in Louisville, Kentucky that is used for printing equipment, supplies, packages, and shipping space. Fast Radius paid approximately $65,700 and $70,700 in lease payments to UPS for the years ended December 31, 2020 and 2019, respectively.

•
Fast Radius entered into a sub-lease agreement with UPS in August 2018. Fast Radius sub-leases office space from UPS in Singapore. Fast Radius paid approximately $6,700 and $4,800 in lease payments to UPS for the years ended December 31, 2020, and December 31, 2019, respectively.

•
Fast Radius entered into a shipping service agreement with UPS in 2016. Fast Radius receives pickup and delivery services in this arrangement. Fast Radius paid approximately $527,352 and $407,443 in fees to UPS for shipping services for the years ended December 31, 2020 and December 31, 2019, respectively.

Director and Officer Indemnification
Fast Radius’s charter and Fast Radius’s bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Fast Radius has entered into indemnification agreements with certain of the members of its board directors. Following the Business Combination, Fast Radius expects that these agreements will be replaced with new indemnification agreements for each director and officer of the Post-Combination Company. For additional information, see “
Comparison of Stockholders Rights—Indemnification of Directors, Officers, Employees and Agents
” and “
Description of Capital Stock of the Post-Combination Company—Limitations on Liability and Indemnification of Officers and Directors
.”
Certain Relationships and Related Person Transactions—ENNV
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, the Sponsor and ENNV’s directors and officers entered into the Sponsor Support Agreement with ENNV and Fast Radius, pursuant to which the Sponsor and ENNV’s directors and officers agreed, at any special meeting of ENNV stockholders for purposes of approving the Business Combination, to (i) appear or cause their shares to be counted present for quorum purposes, (ii) vote in favor of or consent to the Merger and any other matter included on the agenda for the special meeting of ENNV’s stockholders relating to the Business Combination, (iii) vote (or execute an action by written consent with respect thereto) against any proposal that would reasonably be expected to impede the Business Combination and (iv) vote in favor of or consent to the Business Combination in any other circumstance so required for completion of the Business Combination.

At the Closing, all of the shares of ENNV Class B common stock will convert into shares of ENNV Class A common stock in accordance with the terms of the Existing Charter. Pursuant to the Sponsor Support Agreement, at the Closing, 90% of such Converted Shares held by the Sponsor will automatically vest. The remaining 10% of the Converted Shares (which will be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the ENNV Class A common stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Combined Company) held by the Sponsor, which we refer to as the Sponsor Earn Out Shares, will be subject to vesting, for the duration of the Earn Out Period, in two equal tranches at the time that the ENNV Class A common stock reaches a value of $15.00 and $20.00, which price targets will be based upon the (i) daily volume-weighted average sale price of shares of ENNV Class A common stock quoted on NASDAQ, or the exchange on which the shares of ENNV Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earnout Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth in the Merger Agreement that has not previously occurred, the applicable provisions of the Sponsor Support Agreement will terminate and no Sponsor Earn Out Shares will become vested thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. Upon the expiration of the Earn Out Period, any unvested Sponsor Earn Out Shares will be forfeited to ENNV without consideration.
As of             , 2021, the Record Date, the Sponsor and ENNV’s directors and officers were entitled to vote an aggregate of 8,280,000 Founder Shares that were issued prior to the ENNV IPO. Such shares currently constitute approximately 19% of the outstanding shares of ENNV’s common stock.
Company Support Agreement
Concurrently with the execution of the Merger Agreement, the Supporting Fast Radius Stockholders entered into the Company Support Agreement with Fast Radius and ENNV, pursuant to which such Supporting Fast Radius Stockholders agreed to, on (or effective as of) the second business day following the date on which the registration statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act, execute and deliver a written consent to adopt the Merger Agreement, the documents contemplated by the Merger Agreement and the Business Combination. In addition, such Supporting Fast Radius Stockholders agreed, in the event of an annual or special meeting of Fast Radius equityholders for purposes of approving the Business Combination, to (i) appear or cause their shares to be counted present for quorum purposes, (ii) vote in favor of or consent to the Merger and any other matter included on the agenda for such meeting of Fast Radius’ stockholders relating to the Business Combination, (iii) vote (or execute an action by written consent with respect thereto) against any proposal that would reasonably be expected to impede the Business Combination and (iv) vote in favor of or consent to the Business Combination in any other circumstance so required for completion of the Business Combination. Each such Supporting Fast Radius Stockholders also granted an irrevocable proxy to the Chief Executive Officer of ENNV to act for and on such stockholder’s behalf, and in such stockholder’s name, place and stead, in the event that such stockholder fails to comply in any material respect with his, her or its obligations under the Company Support Agreement in a timely manner, to vote such stockholder’s shares and grant all written consents with respect thereto and to represent such stockholder in any stockholder meeting held for the purpose of voting on the Transactions. Additionally, the Supporting Fast Radius Stockholders agreed to waive any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger. See “
Other Agreements—Company Support Agreement
.”
As of September 1, 2021, the shares of Fast Radius capital stock that are owned by the Supporting Fast Radius Stockholders and subject to the Company Support Agreements represent approximately 92.1% of the outstanding shares of Fast Radius common stock and approximately 95.2% of the outstanding shares of Fast Radius preferred stock (on an as converted basis). The execution and delivery of written consents by all of the Supporting Fast Radius Stockholders will constitute the Fast Radius stockholder approval at the time of such delivery.

Registration Rights Agreement
Concurrently with the execution of the Merger Agreement, ENNV, the Sponsor, GSAM, ENNV’s independent directors and the Supporting Fast Radius Stockholders entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, ENNV agreed to file a shelf registration statement with respect to the registrable securities thereunder within 30 days of the Closing. ENNV will thereafter be required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. At any time that the registration statement is effective, any holder signatory to the Registration Rights Agreement may request to sell all or a portion of its securities that are registrable in an underwritten offering pursuant to the registration statement. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by ENNV. ENNV will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.
Pursuant to the Registration Rights Agreement, the Sponsor, ENNV’s independent directors and certain of the Supporting Fast Radius Stockholders have, subject to limited exceptions, agreed to a lock-up on their respective shares of Combined Company common stock (other than, among others exceptions, shares of Combined Company common stock to be purchased by the Sponsor, in its capacity as a PIPE Investor, at closing of the PIPE Investment) following the Closing, pursuant to which such parties will not transfer shares of Combined Company common stock held by such parties for 180 days following the Closing. The Sponsor has also agreed to a lock-up on its Private Placement Warrants, pursuant to which the Sponsor will not transfer such warrants for 30 days following the Closing. See “Other Agreements—Registration Rights Agreement.”
Founder Shares
On December 8, 2020, the Sponsor purchased 8,625,000 shares of Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. In January 2021, our Sponsor transferred 35,000 Founder Shares to each of Tracy McKibben, Kathryn E. Coffey, Richard Burke and David Lockwood, our independent directors, in each case for approximately the same per-share price initially paid by our Sponsor. On February 11, 2021, our Sponsor transferred on our behalf 345,000 Founder Shares to GSAM in consideration for GSAM’s entry into the Forward Purchase Agreement. Prior to the initial investment in the company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would, in the aggregate, represent 20% of the outstanding shares of common stock upon completion of the ENNV IPO.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to increase in respect of the issuance of certain securities. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amount issued in this offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the aggregate number of all shares of common stock outstanding upon the completion of this offering, plus the aggregate number of shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, any shares or equity-linked securities issued (or to be issued), and any private placement warrants issued.
If the Business Combination with Fast Radius or another business combination is not consummated within the Completion Window, ENNV will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the ENNV Board, dissolving and liquidating. In such event, the 8,625,000 Founder Shares held by the Sponsor,

ENNV’s independent directors and GSAM, which were acquired for a purchase price of approximately $0.003 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares.
Private Placement Warrants
Simultaneously with the consummation of the ENNV IPO, we consummated two private placements of an aggregate of 6,266,667 Private Placement Warrants to the Sponsor and GSAM at a price of $1.50 per Private Placement Warrant, generating total proceeds of $9,400,000. Of the gross proceeds received from the ENNV IPO and the Private Placement Warrants, $345,000,000 was placed into the Trust Account. If we do not complete an initial business combination by February 11, 2023, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of our Class A common stock, subject to the requirements of applicable law, and the Private Placement Warrants will expire worthless.
Subscription Agreements
In connection with the execution of the Merger Agreement, ENNV entered into a Subscription Agreement with the Sponsor, in its capacity as a PIPE Investor, pursuant to which the Sponsor agreed to subscribe for and purchase, and ENNV agreed to issue and sell to the Sponsor, an aggregate of 1,000,000 shares of ENNV Class A common stock for a purchase price of $10.00 per share, or an aggregate of $10,000,000, in the PIPE Investment. The Subscription Agreements provide for purchase of ENNV Class A common stock, however the Class A common stock was originally sold in the ENNV IPO as a component of the ENNV units for $10.00 per unit. The ENNV units consist of one share of Class A common stock and one-quarter of one ENNV warrant. As of              , 2021, the closing price on Nasdaq of the ENNV units was $         per unit and the closing price of the Class A common stock was $         per share.
The closing of the PIPE Investment will occur substantially concurrently with the consummation of the Business Combination and is conditioned thereon and on other customary closing conditions. The shares of ENNV Class A common stock to be issued to the Sponsor pursuant to the applicable Subscription Agreement will not be registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act.
Forward Purchase Agreement
On January 24, 2021, the Company entered into a Forward Purchase Agreement with GSAM, as amended by the First Amendment to Forward Purchase Agreement, dated as of January 31, 2021, pursuant to which GSAM committed to purchase an aggregate of up to 5,000,000 Forward Purchase Units for $10.00 per Forward Purchase Unit, or an aggregate maximum amount of $50,000,000, in a private placement to close simultaneously with the closing of ENNV’s initial Business Combination.
Concurrently with the execution of the Merger Agreement, ENNV, the Sponsor and GSAM entered into the Side Letter, pursuant to which GSAM irrevocably consented to purchase from ENNV, and ENNV agreed to issue and sell to GSAM, 2,500,000 Forward Purchase Units, each consisting of one Forward Purchase Shares and one-quarter of one Forward Purchase Warrants, at a price of $10.00 per Forward Purchase Unit, or an aggregate of $25,000,000, in a private placement to be consummated substantially concurrently with the consummation of the Business Combination. Each whole Forward Purchase Warrant will be exercisable to purchase one share of ENNV Class A common stock at an exercise price of $11.50 per share. The Forward Purchase Shares will be identical to the shares of ENNV Class A common stock included in the units sold in the ENNV IPO, except the Forward Purchase Shares and the Forward Purchase Warrants will be subject to transfer restrictions and certain registration rights. The Forward Purchase Agreement included an obligation that GSAM would forfeit certain shares of ENNV Class B common stock it acquired from the Sponsor in connection with the ENNV IPO if, at the time GSAM provided or withheld its consent to ENNV’s initial business combination, it owned a number of shares of ENNV Class A common stock less than the number of Public Shares it purchased at closing of the ENNV IPO. Pursuant to the Side Letter, ENNV and the Sponsor waived GSAM’s potential obligation to forfeit such shares of ENNV Class B common stock in connection with the Business Combination.
Convertible Promissory Note
On July 30, 2021, we issued an unsecured promissory note in the principal amount of $1,500,000 to an affiliate of the Sponsor, which may be drawn down by us from time to time upon written notice to the lender. The Note does not bear interest and is repayable in full upon consummation of the Business Combination. If we do not complete an initial business combination, the Note will not be repaid, and all amounts owed under it will be forgiven. Upon the consummation of an initial business combination, the holder of the Note (or a permitted assignee) will have the option, but not the obligation, to convert all or a portion of the unpaid principal balance of the Note into a number of Working Capital Warrants equal to the principal amount of the Note so converted divided by $1.50. The terms of the Working Capital Warrants will be identical to the terms of the warrants issued by the Company to the Sponsor in a private placement that took place simultaneously with the ENNV IPO. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. The Note was issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. As of December 15, 2021, the Company had borrowed approximately $499,700 under the Note.
Administrative Services Agreement
On February 9, 2021, we began paying an affiliate of our Sponsor $10,000 per month for office space, utilities, administrative and support services provided to members of our management team. Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees.

EXPERTS
The financial statements of ECP Environmental Growth Opportunities Corp. as of December 31, 2020, and for the period from October 29, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of ECP Environmental Growth Opportunities Corp. to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.
The financial statements of Fast Radius, Inc. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to Fast Radius, Inc.’s ability to continue as a going concern). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS
The validity of shares of ENNV Class A common stock offered by this proxy statement/prospectus will be passed upon for ENNV by Latham & Watkins LLP. Latham & Watkins LLP advised ENNV including as to certain U.S. federal income tax matters.

OTHER MATTERS
As of the date of this proxy statement/prospectus, the ENNV Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS
Holders of ENNV common stock and ENNV warrants are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

WHERE YOU CAN FIND MORE INFORMATION
ENNV has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to ENNV and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of ENNV’s or Fast Radius’ contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.
ENNV files reports, proxy statements and other information with the SEC as required by the Exchange Act and, following the consummation of the Business Combination, the Combined Company will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read ENNV’s or the Combined Company’s SEC filings, including ENNV’s registration statement and this proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Special Meeting, you should contact ENNV by telephone or in writing:
ECP Environmental Growth Opportunities Corp. 40 Beechwood Road Summit, New Jersey 07901 (973) 671-6100
You may also obtain these documents by requesting them in writing or by telephone from ENNV’s proxy solicitation agent at the following address and telephone number:
MacKenzie Partners, Inc.
1407 Broadway, 27
th
Floor
New York, New York 10018
Toll-Free: (800) 322-2885
Call Collect: (212) 929-5500
Email: proxy@mackenziepartners.com
If you are a stockholder of ENNV and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from ENNV, ENNV will mail them to you by first-class mail, or another equally prompt means.
This document is a proxy statement of ENNV for ENNV’s Special Meeting of stockholders. Neither Fast Radius nor ENNV has authorized anyone to give any information or make any representation about the Business Combination, Fast Radius or ENNV that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that ENNV has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
ECP Environmental Growth Opportunities Corp.
Audited Financial Statements

Unaudited Financial Statements

Fast Radius, Inc.
Audited Financial Statements

Unaudited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholder and Board of Directors of ECP Environmental Growth Opportunities Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of ECP Environmental Growth Opportunities Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from October 29, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for the period from October 29, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficit as of December 31, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
January 27, 2021

ECP Environmental Growth Opportunities Corp.
Balance Sheet
As of December 31, 2020

ASSETS
Cash	$24,980
Deferred offering costs associated with proposed public offering	369,379

Total assets	$394,359
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$100,187
Accrued offering costs	269,192

Total Current Liabilities	369,379

Commitments and Contingencies (Note 6)

Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 8,625,000 shares issued and outstanding (1)	863
Additional paid-in capital	24,137
Accumulated Deficit	(20)

Total Stockholder’s Equity	24,980

Total Liabilities and Stockholder’s Equity	$394,359

(1)
This number includes an aggregate of up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

ECP Environmental Growth Opportunities Corp.
Statement of Operations
For the period from October 29, 2020 (inception) through December 31, 2020

General and administrative	$20

Net loss	$(20)

Weighted average stocks outstanding, basic and diluted (1)	7,500,000

Basic and diluted net loss per share	$(0.00)

(1)
This number excludes an aggregate of up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

ECP Environmental Growth Opportunities Corp.
Statement of Changes in Stockholder’s Equity
For the period from October 29, 2020 (inception) through December 31, 2020

	Common Stock
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount	Shares	Amount
Balance as of October 29, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of 8,625,000 shares of Class B common stock to Sponsor (1)	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(20)	(20)

Balance as of December 31, 2020	—	$—	8,625,000	$863	$24,137	$(20)	$24,980

(1)	Includes an aggregate of up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).
The accompanying notes are an integral part of these financial statements.

ECP Environmental Growth Opportunities Corp.
Statement of Cash Flows
For the period from October 29, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities
Net Loss	$(20)
Adjustments to reconcile net loss to net cash used in operating activities
Changes in operating assets and liabilities
Accrued expenses	—

Net cash provided by operating activities	(20)

Cash Flows from Financing Activities
Proceeds from issuance of Class B common stock to Sponsor	25,000

Net cash provided by financing activities	25,000

Net increase in cash	24,980
Cash—beginning of period	—

Cash—end of period	$24,980

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs included in accrued offering costs	$269,192
Deferred offering costs included in accounts payable	$100,187
The accompanying notes are an integral part of these financial statements.

ECP ENVIRONMENTAL GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
ECP Environmental Growth Opportunities Corp. is a blank check company formed as a Delaware corporation on October 29, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).
As of December 31, 2020, the Company had not yet commenced operations. All activity for the period from October 29, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the Proposed Public Offering, which is described below. The Company has selected December 31 as its fiscal year end.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed initial public offering of 30,000,000 units at $10.00 per unit (or 34,500,000 shares if the underwriters’ option to purchase additional shares is exercised in full) (“Units” and, with respect to the Class A common stock included in the Shares being offered, the “Public Shares”) which is discussed in Note 3 (the “Proposed Public Offering”).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise is not required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act. Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”) with American Stock Transfer & Trust Company, LLC acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company will provide its holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated certificate of incorporation, which will be adopted by the Company upon the consummation of the Proposed Public Offering (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Proposed Public Offering (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Company’s Amended and Restated Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Proposed Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees will have agreed not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their Class A common stock in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes (less up to $100,000 of interest to pay dissolution expenses).
The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial

Stockholders should acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
As of December 31, 2020, the Company had $24,980 in cash and a working capital deficiency of $344,399. Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its financing and acquisition plans. Management plans to address this need for capital through the Proposed Public Offering. The Company cannot assure that its plans to raise capital or to consummate an initial Business Combination will be successful. In addition, management is currently evaluating the impact of the COVID-19 pandemic and its effect on the Company’s financial position, results its operations and/or closing of the Proposed Public Offering and search for a target company.
These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from its inability to consummate the Proposed Public Offering or its inability to continue as a going concern.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $24,980 in cash as of December 31, 2020.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2020, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet.
Deferred Offering Costs
Deferred offering costs consist of legal, accounting, and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Net Loss Per Common Share
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during the period, excluding Class B common stock subject to forfeiture. Weighted average shares at December 31, 2020 were reduced for the effect of an aggregate of 1,125,000 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised in full by the underwriters (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The provision for income taxes was deemed to be de minimis for the period from October 29, 2020 (inception) through December 31, 2020.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. PROPOSED PUBLIC OFFERING
Pursuant to the Proposed Public Offering, the Company will offer for sale up to 30,000,000 Shares (or 34,500,000 Shares if the underwriters’ option to purchase additional shares is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one share of Class A common stock and one-quarter of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4. PRIVATE PLACEMENT
The Sponsor and Goldman Sachs Asset Management, L.P. (the “GSAM Client Accounts”) agreed to purchase an aggregate of 5,666,667 Private Placement Warrants (or 6,266,667 Private Placement Warrants if the

underwriters’ over-allotment option is exercised in full), at a price of $1.50 per Private Placement Warrant (approximately $8.5 million in the aggregate, or approximately $9.4 million if the underwriters’ over-allotment option is exercised in full) in the Private Placement that will occur simultaneously with the closing of the Proposed Public Offering.
Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor, the GSAM Client Accounts or their permitted transferees.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On December 8, 2020, the Sponsor paid an aggregate of $25,000 in exchange for the issuance of 8,625,000 shares of Class B common stock (the “Founder Shares”). On December 23, 2020, the Company effected a 6-for-5 reverse stock split with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 7,187,500 Founder Shares. On January 26, 2021, the Company effectuated a 5-for-6 split of the Founder Shares, resulting in an aggregate outstanding amount of 8,625,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the reverse stock split and the stock split described in Note 8.
The holders of the Founder Shares have agreed to forfeit up to an aggregate of 1,125,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional shares is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional shares is not exercised in full or in part by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Proposed Public Offering. If the Company increases or decreases the size of the Proposed Public Offering, the Company will effect a share capitalization or a share repurchase or redemption or other appropriate mechanism, as applicable, with respect to the Class B common stock prior to the consummation of the Proposed Public Offering in such amount as to maintain the number of Founder Shares at 20% of the Company’s issued and outstanding common stock upon the consummation of the Proposed Public Offering.
The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (1) one year after the completion of the initial business combination and (2) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the initial business combination that results in all stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “lock-up”). Notwithstanding the foregoing, if the last reported sale price of common stock shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, the Founder Shares will be released from the lock-up.
Related Party Transactions
In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust

Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
The Company will enter into an Administrative Services Agreement pursuant to which the Company will pay an affiliate of our Sponsor a total of $10,000 per month, until the earlier of the completion of the initial Business Combination and the liquidation of the trust assets, for office space, utilities, administrative and support services. Upon completion of the initial Business Combination or liquidation, the Company will cease paying these monthly fees.
NOTE 6. COMMITMENTS & CONTINGENCIES
Registration and Stockholder Rights
The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and stockholder rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
In the event of any delay in filing and/or effectiveness of the registration statement required pursuant to the registration and stockholder rights agreement, or after the effective date, such registration statement ceases for any reason to remain continuously effective (each, a “Registration Default”), the holders will be entitled to payments from the Company equal to 2% of the purchase price on the occurrence of each registration default and 2% per month that such registration default continues to exist, as more fully described in the registration and stockholder rights agreement.
Underwriting Agreement
The Company will grant the underwriters an option to cover over-allotments and for market stabilization purposes. The over-allotment option will entitle the underwriters to purchase on a pro rata basis up to 4,500,000 additional units at the Proposed Public Offering price, less the underwriting discounts and commissions. The over-allotment option will expire 45 days after the date of the Proposed Public Offering Closing.
Additionally, the underwriters will be entitled to a commission equal to 5.5% of the gross proceeds to the Company from the Proposed Public Offering, including any proceeds relating to the over-allotment units upon exercise of the over-allotment option as provided for in the Underwriting Agreement. The commission shall be paid as follows: two percent (2.0%) shall be paid in cash at the closing of the Proposed Public Offering and three and one-half percent (3.5%) (the “Deferred Commission”), including any amounts raised pursuant to the over-allotment option, payable in cash upon the closing of the initial Business Combination. The Deferred Commission will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Expression of Interest
The GSAM Client Accounts have indicated that they intend to purchase up to 9.9% of the units in the Proposed Public Offering for a maximum of $29,700,000, but their indication of interest is not binding. There can be no assurance that the GSAM Client Accounts will acquire any units in the Proposed Public Offering. To the extent that the GSAM Client Accounts purchase any units in the Proposed Public Offering, the GSAM Client Accounts will forfeit and return to the Company’s sponsor 50% of the shares of Class B common stock held by the GSAM Client Accounts if, at the time the GSAM Client Accounts provide or withhold consent to the Company’s initial business combination, they own a number of shares of Class A common stock less than the number of shares of Class A common stock included in such units purchased in connection with the Proposed Public Offering.
There can be no assurance that the GSAM Client Accounts will acquire any units in the Proposed Public Offering or what amount of equity the GSAM Client Accounts will retain, if any, upon the consummation of the Company’s initial business combination. As a result of the founder shares and private placement warrants that the GSAM Client Accounts may hold, it may have different interests with respect to a vote on an initial business combination than other Public Stockholder.
The GSAM Client Accounts will not have any rights to the funds held in the trust account beyond the rights afforded to the Public Stockholder.
NOTE 7. STOCKHOLDER’S EQUITY
Class A Common Stock
—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock
—The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. At December 31, 2020, after giving effect to the reverse stock split described below and the stock split described in Notes 5 and 8, 8,625,000 shares of Class B common stock were issued and outstanding including an aggregate of up to 1,125,000 shares of Class B common stock that are subject to forfeiture, to the Company by the Initial Stockholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full, so that the Initial Stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering. On December 23, 2020, the Company effected a 6-for-5 reverse stock split with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 7,187,500 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the reverse stock split and the stock split described in Notes 5 and 8.
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Except as described below, holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to increase in respect of the issuance of certain securities. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amount issued in this offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the aggregate number of all shares of common stock outstanding upon the completion of this offering, plus the aggregate number of shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, any shares or equity-linked securities issued (or to be issued), and any private placement warrants issued.

Preferred Stock
—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2020, there were no shares of preferred stock issued or outstanding.
Warrants
—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per common share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private

Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Stockholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:
Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price (the “closing price”) of shares of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:
 Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of shares of Class A common stock; and

•
if, and only if, the last reported sale price of Class A common stock equals or exceeds $10.00 per share (as adjusted) on the trading day prior to the date on which of redemption is sent to the warrant holders; and

•	if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
The “fair market value” shall mean the volume-weighted average price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 8. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than as described below:
On January 26, 2021, the Company effectuated a 5-for-6 split of the Founder Shares, resulting in an aggregate outstanding amount of 8,625,000 Founder Shares. All shares and associated amounts have been retroactively restated to reflect the stock split.
On January 26, 2021, the Company entered into a promissory note pursuant to which Energy Capital Partners Management, LP (“ECP”) agreed to loan the Company up to $300,000 to be used for a portion of the expenses of this offering. As of January 27, 2021, the Company had borrowed approximately $166,238 under the promissory note with ECP. The entire unpaid principal balance under the promissory note will be payable on the earlier of (i) December 31, 2021 or (ii) the date on which the Company consummates an initial public offering of its securities.
On January 24, 2021, the Company entered into a forward purchase agreement pursuant to which the GSAM Client Accounts committed to purchase up to $50,000,000, and the Company agreed to sell to the GSAM Client Accounts such amount, of a number of units, consisting of one share of the Company’s Class A common stock and one-quarter of one warrant, for $10.00 per forward purchase unit, in a private placement that will close simultaneously with the closing of the Company’s initial business combination.
Each whole forward purchase warrant is exercisable to purchase one share of the Company’s Class A common stock at $11.50 per share. The forward purchase warrants will have the same terms as the public warrants and the forward purchase shares will be identical to the shares of Class A common stock included in the units being sold in the Proposed Public Offering, except the forward purchase shares and the forward purchase warrants will be subject to transfer restrictions and certain registration rights. The funds from the sale of the forward purchase units may be used to fund the purchase price of the business combination or for the working capital needs of the post-transaction company. The forward purchase agreement is independent of the percentage of stockholders electing to redeem their public shares and may provide the Company with an increased minimum funding level for the initial business combination. The forward purchase agreement is subject to conditions, including the GSAM Client Accounts giving the Company their written consent to purchase the forward purchase units no later than five days after the Company notifies the GSAM Client Accounts that the Company’s board of directors will meet to consider entering into a definitive acquisition agreement for the Company’s initial business combination. If the GSAM Client Accounts do not purchase at least $25,000,000 in forward purchase units at the closing of the Company’s initial business combination, the GSAM Client Accounts will forfeit and return to the Company’s sponsor 50% of the shares of Class B common stock they acquire from the Company’s sponsor in connection with the forward purchase agreement that are held by the GSAM Client Accounts at that time. There can be no assurance that the GSAM Client Accounts will acquire any forward purchase units pursuant to the forward purchase agreement.

PART I. FINANCIAL INFORMATION
Item 1. Financial Statements
ECP Environmental Growth Opportunities Corp.
Condensed Consolidated Balance Sheets

	September 30, 2021	December 31, 2020
	(Unaudited)

ASSETS
Cash	$133,154	$24,980
Prepaid expenses	725,543	—

Total current asset s	858,697	24,980

Deferred offering costs associated with public offering	—	369,379
Marketable securities held in Trust Account	345,026,384	—
Other assets	260,400	—

Total assets	$346,145,481	$394,359

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$195,396	$100,187
Due to related party	399,702	—
Accrued expenses	1,355,257	269,192
Franchise tax payable	119,400	—

Total current liabilities	2,069,755	369,379

Warrant liabilities	12,312,430	—
Forward purchase agreement	100,000	—
Deferred underwriting commission	12,075,000	—

Total liabilities	26,557,185	369,379

Commitments and Contingencies (Note 6 )
Class A common stock, $0.0001 par value, subject to possible redemption; 34,500,000 shares at $10.00 redemption value	345,000,000	—

Stockholders’ (Deficit) Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value, 100,000,000 shares authorized; -0- shares issued and outstanding (excluding 34,500,000 shares subject to possible redemption)	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 8,625,000 shares issued and outstanding	863	863
Additional paid-in capital	1,362,100	24,137
Accumulated deficit	(26,774,667)	(20)

Total stockholders’ (deficit) equity	(25,411,704)	24,980

Total liabilities and stockholders’ (deficit) equity	$346,145,481	$394,359

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-1
8

ECP Environmental Growth Opportunities Corp.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
General and administrative	$1,484,290	$2,837,151
Franchise tax expense	50,000	119,400

Loss from operations	(1,534,290)	(2,956,551)
Other Income (Expense)
Offering costs allocated to derivative liabilities	—	(750,743)
Offering costs on Founder Shares issued to related party	—	(1,249,759)
Interest and dividends earned on marketable securities held in Trust Account	4,440	26,384
Change in fair value of warrant liabilities	8,535,903	9,926,785
Change in fair value of forward purchase agreement	1,648,750	1,408,461

Net income	$8,654,803	$6,404,577

Weighted average shares outstanding of Class A redeemable common stock, basic and diluted	34,500,000	29,318,681

Basic and diluted net earnings per share of redeemable common stock, Class A	$0.20	$0.17

Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	8,625,000	8,456,044

Basic and diluted net earnings per share of non-redeemable common stock, Class B	$0.20	$0.17

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-
19

ECP Environmental Growth Opportunities Corp.
Condensed Consolidated Statements of Changes in Stockholders’ (Deficit) Equity
For the three and nine months ended September 30, 2021
(Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class B
	Shares	Amount
Balance as of January 1, 2021	8,625,000	$863	$24,137	$(20)	$24,980
Excess cash received over fair value of Private Placement Warrants	—	—	41,360	—	41,360
Accretion of Class A Common Stock to redemption v alue (as restated)	—	—	(65,497)	(33,179,224)	(33,244,721)
Net income	—	—	—	8,028,639	8,028,639

Balance as of March 31, 2021 (as restated)	8,625,000	$863	$—	$(25,150,605)	$(25,149,742)
Share-based compensation, cash offering costs, and offering costs on Founder Shares issued to related party and directors (as restated)	—	—	2,647,500	—	2,647,500
Accretion of Class A Common Stock to redemption v alue (as restated)	—	—	(1,285,400)	—	(1,285,400)
Net loss	—	—	—	(10,278,865)	(10,278,865)
Balance as of June 30, 2021 (as restated)	8,625,000	$863	$1,362,100	$(35,429,470)	$(34,066,507)
Net income	—	—	—	8,654,803	8,654,803
Balance as of September 30, 2021	8,625,000	$863	$1,362,100	$(26,774,667)	$(25,411,704)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-2
0

ECP Environmental Growth Opportunities Corp.
Condensed Consolidated Statement of Cash Flows
For the nine months ended September 30, 2021
(Unaudited)

Cash Flows from Operating Activities:
Net Income	$6,404,577
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities and forward purchase agreement	(11,335,246)
Interest and dividends earned on marketable securities held in Trust Account	(26,384)
Offering costs allocated to derivative warrant liabilities	750,743
Share-based compensation and offering costs on Founder Shares issued to related party and directors	1,397,741
General and administrative expenses paid by related party	11,775
Changes in operating assets and liabilities
Prepaid expenses	(725,543)
Other assets	(260,400)
Accounts payable	180,397
Franchise tax payable	119,400
Accrued expenses	1,339,494

Net cash used in operating activities	(2,143,446)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(345,000,000)

Net cash used in investing activities	(345,000,000)
Cash Flows from Financing Activities:
Repayment of Sponsor loan	(188,149)
Working capital loan from related party	399,702
Proceeds from Initial Public Offering, net of underwriters’ fees	338,100,000
Proceeds from Private Placement Warrants	9,400,000
Payment of other offering costs	(459,933)

Net cash provided by financing activities	347,251,620

Net increase in cash	108,174
Cash—beginning of period	24,980

Cash—end of period	$133,154

Supplemental disclosure of noncash financing activities:
Deferred underwriting fees payable	$12,075,000

Deferred offering costs included in accounts payable	$14,999

Deferred offering costs included in accrued expenses	$15,763

Deferred offering costs paid through promissory note – related party	$(176,374)

Deferred offering costs in accrued offering costs and accounts payable at December 31, 2020	$369,379

Offering costs associated with Founder Shares issued to related party included in APIC	$2,457,259
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-2
1

ECP ENVIRONMENTAL GROWTH OPPORTUNITIES CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS SEPTEMBER 30, 2021
Note 1—Description of Organization

and Business Operations
ECP Environmental Growth

Opportunities Corp. (the “Company”) is a blank check company formed as a D
e
laware corporation on
October 29, 2020
.
 T
he Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization
,
or similar business combination with one or more businesses (“Business Combination”). ENNV Merger Sub, Inc. (“Merger Sub”) is a wholly owned subsidiary of the Company formed as a Delaware corporation on June 24, 2021.
As of September 30, 2021, the Company had not commenced any operations. All activity through September 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company has selected December 31 as its fiscal year end.
On February 11, 2021,

the Company consummated its Initial Public Offering of
 34,500,000 units (the “Units”), including 4,500,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional Units to cover over-allotments. The Units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $345,000,000, which is described in Note
4
.
Simultaneously
 with the closing of the Initial Public Offering, the Company completed two private sales of an aggregate 6,266,667 warrants (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant (the “Private Placements”), to ENNV Holdings, LLC (the “Sponsor”) and Goldman Sachs Asset Management, L.P. (“GSAM”), in its capacity as investment adviser on behalf of its clients (the “GSAM Client Accounts”), generating aggregate gross proceeds to the Company of $9,400,000, which is described in Note
4
.
Offering costs
consist of legal, accounting, underwriting and other costs incurred through the condensed consolidated balance sheet date that are directly related to the Initial Public Offering. Upon the completion of the Initial Public Offering in February 2021, the offering costs totaling

$19,606,427
were allocated between stockholders’ equity
 ($18,855,685)
and other expenses
 ($750,743)
based on the fair value of warrant liabilities relative to the Initial Public Offering proceeds recognized in stockholders’ equity. During the quarter ended June 30, 2021, an additional $2.5 million in offering costs were recogni
zed
on Founder Shares issued to related
party, as well as approximately $35,000 additional cash offering costs.
Following the closing of the Initial Public Offering on February 11, 2021, an amount of
 $345,000,000 ($10.00 per Unit) comprised of
$338,100,000 of the proceeds from the Initial Public Offering, including $12,075,000 of the underwriters’ deferred discount, and $6,900,000 of the
proceeds from the Private Placements were placed in a U.S.-based trust account at Morgan Stanley Smith Barney LLC maintained by American Stock Transfer & Trust Company, LLC, acting as trustee. Except with respect to interest earned on the funds in the trust account that may be released to the Company to pay its franchise and income taxes and expenses relating to the administration of the trust account, the proceeds from the Initial Public Offering and the Private Placements held in the trust account will not be released until the earliest of (a) the completion of the Company’s initial
Business Combination, (b) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s
Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of its obligation to redeem
100%
of its public shares if the
Company does not complete its initial Business Combination within
24 months

from the closing of the Initial Public Offering or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity, and (c) the redemption of all of the Company’s public shares if it is unable to complete its Business Combination within 24 months from the closing of the Initial Public Offering, subject to applicable law.

On July 18, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Merger Sub, and Fast Radius, Inc., a Delaware corporation (“Fast Radius”), pursuant to which Merger Sub will merge with and into Fast Radius, with Fast Radius surviving such merger as a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). At the closing of the Merger (the “Closing”), the Company will be renamed “Fast Radius, Inc.” The Business Combination is expected to be consummated in the fourth quarter of 2021, subject to the fulfillment of certain customary closing conditions.
Subject to the terms of the Merger Agreement, the aggregate merger consideration with respect to all holders of Fast Radius securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards relating to shares of Class A common stock, will equal 100,000,000 shares of Class A common stock at a deemed value of $10.00 per share (the “Aggregate Merger Consideration”).
The Aggregate Merger Consideration will be issued to holders of Fast Radius securities at the Closing in accordance with the Merger Agreement, except that the issuance to holders of Fast Radius capital stock and Vested RSUs (as defined in the Merger Agreement) of a portion of the Aggregate Merger Consideration in an amount equal to 10,000,000 shares of Class A common stock (the “Fast Radius Earn Out Shares”) will be subject to the satisfaction of certain price targets set forth in the Merger Agreement during the five-year period following the Closing (the “Earn Out Period”), which price targets will be based upon (i) the daily volume-weighted average sale price of shares of Class A common stock quoted on The Nasdaq Capital Market (“NASDAQ”), or the exchange on which the shares of Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earn Out Period or (ii) the per share consideration received in connection with the occurrence of certain change of control events of the combined company following Closing specified in the Merger Agreement (any such event, an “Acquiror Sale”). In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth in the Merger Agreement that has not previously occurred, the applicable provisions of the Merger Agreement will terminate and no Fast Radius Earn Out Shares will be issuable thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. The Fast Radius Earn Out Shares will be issuable in two equal tranches of 5,000,000 shares of Class A common stock at the time that the Class A common stock reaches a value, as calculated above, of $15.00 and $20.00, respectively, and will be allocated among the applicable holders of Fast Radius capital stock and Vested RSUs on a pro rata basis in accordance with the Merger Agreement.
In connection with the Closing, the shares (the “Founder Shares”) of Class B common stock issued prior to the Company’s initial public offering that are held by the Sponsor, our independent directors and GSAM will automatically convert into shares of Class A common stock on a one-for-one
basis (the “Converted Shares”). 10% of the Converted Shares held by the Sponsor (the “Sponsor Earn Out Shares”) will be subject to vesting upon the satisfaction of certain price targets set forth in the sponsor support agreement the Company entered into with the Sponsor and its independent directors concurrently with the execution of the Merger Agreement (the “Sponsor Support Agreement”) during the Earn Out Period, which price targets will be based upon the (i) the daily volume-weighted average sale price of shares of Class A common stock quoted on NASDAQ, or the exchange on which the shares of Class A common stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earn Out Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth in the above that has not previously occurred, the applicable provisions of the Sponsor Support Agreement will terminate and no Sponsor Earn Out Shares will be issuable thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. The Sponsor Earn Out Shares will vest in two equal tranches of 407,000 shares of Class A common stock at the time that the Class A common stock reaches a value, as calculated above, of $15.00 and $20.00, respectively.
In connection with the execution of the Merger Agreement, the Company entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors, including the Sponsor (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the PIPE Investors, an aggregate of 7,500,000 shares of Class A common stock (1,000,000 shares of which will be issued and sold to the Sponsor in its capacity as a PIPE Investor) for a purchase price of $10.00 per share, or an aggregate of $75,000,000, in a private placement (the “PIPE Investment”). The closing of the PIPE Investment will occur substantially concurrently with the consummation of the Business Combination and is conditioned thereon and on other customary closing conditions. The shares of Class A common stock to be issued pursuant to the Subscription Agreements will not be registered under the Securities Act and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act
.
The Company’s

management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise is not required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act. Upon the closing of the Initial Public Offering, an amount equal to at least $10.00 per Unit sold in the Initial Public Offering, including the proceeds of the Private Placement Warrants, are held in a trust account (“Trust Account”) with the American Stock Transfer & Trust Company acting as trustee and invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company will provide its holders of the public shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share
amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated certificate of incorporation, which was adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the transaction. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder

F-2
4

Shares prior to this Initial Public Offering (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Company’s Amended and Restated Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15%
or more of the Class A common stock without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees have agreed not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem
100
% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their Class A common stock in conjunction with any such amendment.
If the Company is unable to

complete a Business Combination within 24 months from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (l
e
ss up to $
100,000
of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In connection with the redemption of
100
% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes (less up to $
100,000
of interest to pay dissolution expenses).
The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note
6
) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $
10.00
per share initially held in the Trust Account.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $
10.00
per public share and (ii) the
actual amount

per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
As of September

30, 2021,

the Company had $133,154 of cash outside of the Trust Account and a working capital deficit of $1,211,058.
On July 30, 2021, the Company issued an unsecured promissory note
(the “Note”) in the principal amount of $1,500,000 to an affiliate of the Sponsor, which may be drawn down by the Company from time to time upon written notice to the lender. The Note does not bear interest and is repayable in full upon consummation of a Business Combination. If the Company does not complete a Business Combination, the Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, the holder of the Note (or a permitted assignee) shall have the option, but not the obligation, to convert all or a portion of the unpaid principal balance of the Note into that number of warrants to purchase one share of Class A Common Stock, $0.0001 par value per share, of the Company (the “Working Capital Warrants”) equal to the principal amount of the Note so converted divided by $1.50
. The terms of the Working Capital Warrants will be identical to the terms of the warrants issued by the Company to the Sponsor in a private placement that took place simultaneously with the Company’s Initial Public Offering. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. As of September 30, 2021, the $399,702 drawn against the Note has not been converted to warrants.
If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through approximately one year from the date these consolidated financial statements were issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, cash flows and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2—Restatement of Previously Issued Consolidated Financial Statements
In connection with the preparation of the Company’s condensed consolidated financial statements as of and for the period ended September 30, 2021, management determined it should restate its previously reported financial statements. The Company determined, at the closing of the Company’s Initial Public Offering and when shares were sold pursuant to the exercise of the underwriters’ overallotment, it had improperly classified its Class A common stock subject to possible redemption. The Company previously determined the Class A common stock subject to possible redemption to be equal to the redemption value of $10.00 per Class A common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001, due to the NASDAQ’s minimum net tangible asset requirement. Management determined that the Class A common stock issued during the Initial Public Offering and pursuant to the exercise of the underwriters’ overallotment can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all Class A common stock subject to possible redemption, resulting in the Class A common stock subject to possible redemption being equal to their redemption value. As a result, management has recorded a reclassification adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in
capital (to the extent available), accumulated deficit and Class A common stock. Additionally, the condensed consolidated statements of operations has changes solely related to weighted average shares and earnings (loss) per share.
There has been no change in the Company’s total assets, liabilities, or operating results.
The impact of the restatement on the Company’s consolidated financial statements included in its
Form 10-Q
for the period ending June 30, 2021 as filed with the SEC on August 20, 2021, and Form
10-Q
for the period ending March 31, 2021 as filed with the SEC on May 24, 2021 is reflected in the following table:

	As of June 30, 2021
Condensed Consolidated Balance Sheet	As Previously Reported	Adjustment	As Restated
Common stock subject to possible redemption	$305,933,489	$39,066,511	$345,000,000
Stockholders’ equity (deficit) Class A common stock - $0.0001 par value	391	(391)	—
Additional paid-in capital	10,278,770	(8,916,670)	1,362,100
Accumulated deficit	(5,280,021)	(30,149,451)	(35,429,470)

Total Stockholders’ equity (deficit)	$5,000,003	$(39,066,512)	$(34,066,507)

	Three Months Ended June 30, 2021
Condensed Consolidated Statement of Operations	As Previously Reported	Adjustment	As Restated
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	31,475,333	3,024,667	34,500,000
Weighted average shares outstanding of Class A and B non-redeemable common stock, basic and diluted	11,649,667	(11,649,667)	—
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	—	8,625,000	8,625,000
Basic and diluted earnings (net loss) per share, Class A common stock subject to possible redemption	$0.00	$(0.24)	$(0.24)
Basic and diluted earnings (net loss) per share of non-redeemable common stock, Class A and B	$(0.88)	$0.88	$0.00
Basic and diluted earnings (net loss) per share, Class B non-redeemable common stock	$0.00	$(0.24)	$(0.24)

	Six Months Ended June 30, 2021
Condensed Consolidated Statement of Operations	As Previously Reported	Adjustment	As Restated
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	31,177,650	(4,492,567)	26,685,083
Weighted average shares outstanding of Class A and B non-redeemable common stock, basic and diluted	11,692,516	(11,692,516)	—
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	—	8,370,166	8,370,166
Basic and diluted earnings (net loss) per share, Class A common stock subject to possible redemption	$0.00	$(0.06)	$(0.06)
Basic and diluted earnings (net loss) per share of non-redeemable common stock, Class A and B	$(0.19)	$0.19	$0.00
Basic and diluted earnings (net loss) per share, Class B non-redeemable common stock	$0.00	$(0.06)	$(0.06)

	Three Months Ended June 30, 2021
Condensed Consolidated Statement of Changes in Stockholders’ Deficit	As Previously Reported	Adjustment	As Restated
Offering costs	$(35,641)	$35,641	$—
Share-based compensation and offering costs on Founder Shares issued to related party and directors	1,397,741	1,249,759	2,647,500
Change in value of common stock subject to possible redemption	8,916,760	(8,916,760)	—
Accretion of Class A Common Stock to redemption value	—	(1,285,400)	(1,285,400)

	Six Months Ended June 30, 2021
Condensed Consolidated Statement of Changes in Stockholders’ Deficit	As Previously Reported	Adjustment	As Restated
Sale of Units in initial public offering, less fair value of public warrants	$332,119,425	$(332,119,425)	$—
Offering costs	(18,891,326)	18,891,326	—
Forward purchase agreement	(1,508,461)	1,508,461	—
Common stock subject to possible redemption	(314,850,250)	314,850,250	—
Share-based compensation and offering costs on Founder Shares issued to related party and directors	1,397,741	1,249,759	2,647,500
Change in value of common stock subject to possible redemption	8,916,760	(8,916,760)	—
Accretion of Class A Common Stock to redemption value	—	(34,530,121)	(34,530,121)

	As of March 31, 2021
Condensed Balance Sheet	As Previously Reported	Adjustment	As Restated
Common stock subject to possible redemption	$314,850,250	$30,149,750	$345,000,000
Stockholders’ equity (deficit) Class A common stock - $0.0001 par value	301	(301)	—
Retained earnings (Accumulated deficit)	4,998,844	(30,149,449)	(25,150,605)

Total Stockholders’ equity (deficit)	$5,000,008	$(30,149,750)	$(25,149,742)

	Three Months Ended March 31, 2021
Condensed Statement of Operations	As Previously Reported	Adjustment	As Restated
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	30,625,007	(11,841,674)	18,783,333
Weighted average shares outstanding of Class A and B non-redeemable common stock, basic and diluted	10,754,314	(10,754,314)	—
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	—	8,112,500	8,112,500
Basic and diluted earnings (net loss) per share, Class A common stock subject to possible redemption	$0.00	$0.30	$0.30
Basic and diluted earnings (net loss) per share of non-redeemable common stock, Class A and B	$0.74	$(0.74)	$0.00
Basic and diluted earnings (net loss) per share, Class B non-redeemable common stock	$0.00	$0.30	$0.30

	Three Months Ended March 31, 2021
Condensed Statement of Changes in Stockholders’ Deficit	As Previously Reported	Adjustment	As Restated
Sale of Units in initial public offering, less fair value of public warrants	$332,119,425	$(332,119,425)	$—
Offering costs	(18,855,685)	18,855,685	—
Forward purchase agreement	(1,508,461)	1,508,461	—
Common stock subject to possible redemption	(314,850,250)	314,850,250	—
Accretion of Class A Common Stock to redemption value	—	(33,244,721)	(33,244,721)

	As of February 11, 2021
Condensed Balance Sheet	As Previously Reported	Adjustment	As Restated
Common stock subject to possible redemption	$306,070,895	$38,929,105	$345,000,000
Stockholders’ equity (deficit)
Class A common stock - $0.0001 par value	389	(389)	—
Additional paid-in capital	5,749,492	(5,749,492)	—
Retained earnings (Accumulated deficit)	(750,742)	(33,179,224)	(33,929,966)

Total Stockholders’ equity (deficit)	$5,000,002	$(38,929,105)	$(33,929,103)

F-
30

Note 3—Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals and recurring adjustments) considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with Company’s prospectus for its Initial Public Offering as filed with the SEC on February 10, 2021 and Form
10-Q
filed with the SEC on May 24, 2021.
Principles of

Consolidation
The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Merger Sub, as of September 30, 2021. Merger Sub had no assets or liabilities as of September 30, 2021. All significant intercompany transactions and balances have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclo
s
ure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period.

F-
31

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $133,154 in cash and no cash equivalents, outside of the funds held in the Trust Account, as of
September

30, 2021.
Derivative Financial Instruments
The Company accounts for the Warrants, Forward Purchase Agreement (as defined below), and Working Capital Loan conversion option (collectively, the “Instruments”) in accordance with the guidance contained in ASC
815-40
under which the Instruments do not meet the criteria for equity treatment and must be recorded as liabilities. The conversion feature within the Working Capital Loan gives the Sponsor an option to convert the loan to warrants of the Company’s Class A common stock. This bifurcated feature is assessed at the end of each reporting period to conclude whether additional liability should be recorded. The Instruments are subjected to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. See Note 6 and 7 for further discussion of the pertinent terms of the Warrants and Forward Purchase Agreement and Note 9 for further discussion of the methodology used to determine the value of the Warrants, Forward Purchase Agreement, and Working Capital Loan conversion option.
Cash and Marketable Securities Held in Trust Account
At September 30, 2021, the assets held in the Trust Account were invested in money market funds.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as shareholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021, 34,500,000 shares of Class A common stock subject to possible redemption are presented as temporary equity outside of the shareholders’ equity section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit. From the period beginning January 1, 2021 through September 30, 2021, the Company recorded accretion of Class A common stock to the redemption value in the amount of $34,530,121.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At
September

30, 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

F-
3
2

Financial Instruments
Except for the Warrant, Forward Purchase Agreement, and Working Capital Loan Liabilities as described above, the fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (the “FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed consolidated balance sheets.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices
in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of September 30, 2021, the carrying values of cash, prepaid expenses, other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of marketable securities held in the Trust Account is comprised of money market funds. The fair values of Forward Purchase Agreement and Private Placement Warrants have been estimated using the trading price of the Public Warrants. Public Warrants are valued based on quoted price in active markets. See Note 6 and 7 for further discussion of the pertinent terms of the Warrants and Forward Purchase Agreement and Note 9 for further discussion of the methodology used to determine the value of the Warrants and Forward Purchase Agreement.
Offering Costs
Offering costs consist of legal, accounting, underwriting and other costs incurred through the condensed consolidated balance sheet date that are directly related to the Initial Public Offering. Upon the completion of the Initial Pu
b
lic Offering in February 2021, the offering costs were allocated using the relative fair values of the company common stock and its Warrants. The costs allocated to Warrants were recognized in other expenses and those related to the Company’s common stock were charged to temporary equity
.
Earnings Per Share of Common Stock
Earnings per share of common stock is computed by dividing net earnings (or loss) by the weighted average number of shares issued and outstanding during the period. The Company has not considered the effect of their Forward Purchase Agreement, warrants sold in the Initial Public Offering, private placement to purchase Class A common stock, and Working Capital Loan warrants in the calculation of diluted income per share, since the instruments are not dilutive.

At September 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted income per share is the same as basic income per share for the periods presented.
The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock (the “Founder Shares”). Earnings are shared pro rata between the two classes of shares as long as an Initial Business Combination is consummated. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per sh
a
re as the redemption value approximates fair value.
A reconciliation of the earnings per share is below:

	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021
Numerator: Earnings allocable to Redeemable Class A Common Stock
Net Earnings allocable to Redeemable Class A Common Stock	$6,923,842	$4,970,883

Denominator: Weighted Average Share Outstanding, Redeemable Class A Common Stock
Basic and diluted weighted average shares outstanding, Redeemable Class A	34,500,000	29,318,681

Basic and diluted net earnings per share, Redeemable Class A	$0.20	$0.17

Non-Redeemable Class B Common Stock
Numerator: Net Income allocable to Non-Redeemable Net Earnings
Net Income allocable to Non-Redeemable Class B Common Stock	$1,730,961	$1,433,694

Denominator: Weighted Average Non-Redeemable Class B Common Stock
Basic and diluted weighted average shares outstanding, Non-Redeemable Class B	8,625,000	8,456,044

Basic and diluted net earnings per share, Non-Redeemable Class B	$0.20	$0.17
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no
unrecognized tax benefits and
no
amounts accrued for interest and
pe
nalties as of
September
30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals
,
or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company’s provision for income taxes and deferred tax assets were deemed to be de minimis as of September 30, 2021 and December 31, 2020.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU
2020-06,
Debt — Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU
2020-06”)
to simplify accounting for certain financial instruments. ASU
2020-06
eliminates the current models that require only separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU
2020-06
is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU
2020-06
would have on its financial position, results of operations or cash flows
.
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
Note 4—Initial Public Offering
Pursuant to
the Initial Public Offering, the Company sold
34,500,000
Units at a purchase price of $
10.00
per Unit, including
4,500,000
Units sold pursuant to the full exercise of the underwriters’ option to purchase additional Units to cover over-allotments. Each Unit consists of one
share of Class A common stock and one-quarter of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $
11.50
per share, subject to adjustment (see Note 7).
Simultaneously
with the closing of the Initial Public Offering, the Company completed two
private sales of an aggregate
6,266,667
Private Placement Warrants at a purchase price of $
1.50
per Private Placement Warrant, to the Sponsor and GSAM, in its capacity as investment adviser on behalf of the GSAM Client Accounts, generating aggregate gross proceeds to the Company of $
9,400,000
. The Private Placement Warrants are identical to the warrants sold as part of the Units in the Initial Public Offering, except that the Sponsor and GSAM have agreed not to transfer, assign
,
or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination. So long as the Private Placement Warrants are held by the Sponsor, GSAM, the GSAM Client Accounts or their permitted transferees, the Private Placement Warrants will not be redeemable for cash by the Company and will be exercisable on a cashless basis.

Note 5—Related Party Transactions
Founder Shares
On December 8, 2020, the Sponsor paid an aggregate of $
25,000
in exchange for the issuance of
8,625,000
shares of Class B common stock (the “Founder Shares”). On December 23, 2020, the Company effected a
6-for-5 reverse stock split
with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of
7,187,500
Founder Shares. On January 26, 2021, the Company effectuated a
5-for-6
split of the Founder Shares, resulting in an aggregate outstanding amount of
8,625,000
Founder Shares. All share and per-share amounts have been restated to reflect the stock split, as reflected in the Company’s audited financial statements as of December 31, 2020. In January 2021, the Sponsor transferred
35,000
Founder Shares to each of Tracy McKibben, Kathryn E. Coffey, Richard Burke and David Lockwood, our independent director nominees, at their original issue price.

The Company has recognized this transfer as a compensation expense in accordance with SEC Staff Accounting Bulletin 5T and ASC Topic 718
Compensation
–
Stock Compensation
. Under the agreement, the recipients’ shares must be returned to the Sponsor if the recipients do not become directors of the Company at the time of the Company’s Initial Public Offering, is removed from office as a director, or voluntarily resigns his position with the Company before a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company. The vesting condition under ASC Topic 718
Compensation – Stock Compensation
is the completion of the business combination. The fair value of the Founder Shares issued in this arrangement was determined using the price of the Company’s Class A common stock and the probability of the success of the Business Combination.
The holders of the Founder Shares agreed to forfeit up to an aggregate of
1,125,000
Founder Shares, on a pro rata basis, to the extent that the option to purchase additional shares is not exercised in full by the underwriters. As the underwriters’ option to purchase additional shares was exercised in full, forfeiture of Founder Shares did not occur.
The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (1) one year after the completion of the initial Business Combination and (2) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the initial Business Combination that results in all stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “lock-up”). Notwithstanding the foregoing, if the last reported sale price of common stock shares equals or exceeds $
12.00
per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations
,
and the like) for any
20
trading days within any
30
-trading day period commencing at least
150
days after the initial Business Combination, the Founder Shares will be released from the lock-up.
Working Capital Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital
Loans” or “Note”).
 On July 30, 2021, the Company issued an unsecured promissory note in the principal amount of $1,500,000 to an affiliate of the Sponsor, which may be drawn down by the Company from time to time upon written notice to the lender. The Note does not bear interest and is repayable in full upon consummation of a Business Combination. If the Company does not complete a Business Combination, the Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, the holder of the Note (or a permitted assignee) shall have the option, but not the obligation, to convert all or a portion of the unpaid principal balance of the Note into that number of Working Capital Warrants equal to the principal amount of the Note so converted divided by $1.50.

The conversion option should be bifurcated and accounted for as a derivative in accordance with ASC 815. However, the exercise price of the underlying warrants was greater than the warrant fair value as of September 30, 2021, and when the Note was drawn on. The Company believes that the likelihood of the Sponsor’s exercise of the option to convert the Note to warrants is de minimis. As a result, the Company recorded zero liability related to the conversion option.

The terms of the Working Capital Warrants will be identical to the terms of the warrants issued by the Company to the Sponsor in a private placement that took place simultaneously with the Company’s Initial Public Offering. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.
As of September 30, 2021, there was a balance of $399,702 under this loan.
Administrative Services Agreement
The Company entered into an Administrative Services Agreement pursuant to which the Company will pay an affiliate of our Sponsor a total of $10,000 per month, until the earlier of the completion of the initial Business Combination and the liquidation of the trust assets, for office space, utilities, administrative and support services. Upon completion of the initial Business Combination or liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2021, the Company expensed
$
30,000
and $
77,143
in monthly administrative support services, respectively, with
$10,000 and $
0
of these expenses included in accrued expenses as of September 30, 2021 and December 31, 2020, respectively.
Due to Related Party
On January 26, 2021, the Company entered into a promissory note pursuant to which Energy Capital Partners Management, LP (“ECP”) agreed to loan the Company up to $
300,000
to be used for a portion of the expenses of the Initial Public Offering. The promissory note was repaid in full upon the Initial Public Offering.
Note 6—Commitments & Contingencies
Registration and Stockholder Rights
The holders of the Founder Shares, Private Placement Warrants, and Working Capital Warrants that may be issued upon conversion of the amounts due under the Note at the time the Company consummates a Business Combination (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and stockholder rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements
.
In the event of any
delay in filing and/or effectiveness of the registration statement required pursuant to the registration and stockholder rights agreement, or after the effective date, such registration statement ceases for any reason to remain continuously effective (each, a “Registration Default”), the holders will be entitled to payments from the Company equal to
2
% of the purchase price on the occurrence of each registration default and
2
% per month that such registration default continues to exist, as more fully described in the registration and stockholder rights agreement.
Underwriting Agreement
The Company granted the underwriters an option to cover over-allotments and for market stabilization purposes. The over-allotment option entitled the underwriters to purchase on a pro rata basis up to
4,500,000
additional Units at the Initial Public Offering price, less the underwriting discounts and commissions. On the date of the Initial Public Offering, the underwriters exercised the over-allotment option in full, purchasing
4,500,000

Units. The underwriters are entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreement
On January 24, 2021, the Company entered into a Forward Purchase Agreement with GSAM, in its capacity as investment adviser on behalf of the GSAM Client Accounts, as amended by the First Amendment to Forward Purchase Agreement, dated as of January 31, 2021 (as so amended, the “Forward Purchase Agreement”), pursuant to which the GSAM Client Accounts committed to purchase an aggregate of up to

5,000,000
forward

purchase units (the “Forward Purchase Units”), consisting of one
share of the Company’s Class A common stock (the “Forward Purchase Shares”) and one-quarter
of one warrant (the “Forward Purchase Warrants”), for
 $
10.00
per Forward Purchase Unit, or an aggregate maximum amount of
$
50,000,000
,
in a private placement to close simultaneously with the closing of the Company’s initial Business Combination. Each whole Forward Purchase Warrant is exercisable to purchase one
share of our Class A common stock at
 $
11.50
per share. The Forward Purchase Warrants will have the same terms as the Public Warrants and the Forward Purchase Shares will be identical to the shares of Class A common stock included in the units sold in the Initial Public Offering, except the Forward Purchase Shares and the Forward Purchase Warrants will be subject to transfer restrictions and certain registration rights. The funds from the sale of the Forward Purchase Units may be used to fund the purchase price of the Business Combination or for the working capital needs of the post-transaction company. The Forward Purchase Agreement is independent of the percentage of stockholders electing to redeem their public shares and may provide the Company with an increased minimum funding level for the initial Business Combination. On February 11, 2021, the Sponsor transferred 345,000 Founder Shares to GSAM in connection with their commitments on the Forward Purchase Agreement and the Private Placement Warrants. The Company has recognized part of this transfer as an offering cost related to a fair value instrument ($1.25 million) and the remainder as a reduction of temporary
equity
 ($1.2 million
) during the nine months ended September 30, 2021. The Founder Shares transferred were valued by reference to the fair values of the Class A common stock and the probability of the success of the Business Combination. Pursuant to the terms of the Forward Purchase Agreement, GSAM agreed to forfeit and return to the Sponsor
(i) 172,500 Founder Shares if GSAM did not purchase at least
2,500,000

Forward Purchase Units pursuant to the Forward Purchase Agreement and (ii) 172,500

Founder Shares if, at the time GSAM provided or withheld its consent to the Company’s initial Business Combination, GSAM owned a number of shares of Class A common stock less than the number of public shares it purchased at closing of the Company’s Initial Public Offering. Founder Shares linked to the purchase of 2,500,000

Forward Purchase Units were expensed due to being linked to a liability classified instrument. Founder Shares related to GSAM holding and voting the shares until the initial Business Combination are linked to Units (as described in Note 4 above) purchased in the Initial Public Offering and, as such, the associated costs were allocated between the Company’s common stock and Public Warrants contained in the Units based on the respective fair values. Costs allocated to the Company’s stock were deferred and recorded as a reduction to temporary equity, while the costs allocated to Public Warrants were expensed.
Concurrently with the execution of the Merger Agreement on July 18, 2021, the Company, the Sponsor and GSAM, in its capacity as investment adviser on behalf of the GSAM Client Accounts, entered into a side letter (the “Side Letter”) to the Forward Purchase Agreement, pursuant to which GSAM irrevocably consented to purchase from the Company, and the Company agreed to issue and sell to
GSAM, 2,500,000 Forward Purchase Units at a price of $10.00 per Forward Purchase Unit, or an aggregate of $25,000,000, in a private placement to be consummated substantially concurrently with the consummation of the Business Combination. The Company and the Sponsor also waived GSAM’s potential obligation to forfeit shares of Class B common stock under the circumstances contemplated by the Forward Purchase Agreement in connection with the
Closing. If the Business Combination does not occur, the Side Letter will automatically terminate and the original terms of the Forward Purchase Agreement will apply.

Note 7—Warrant Liabilities
Public Warrants may only be exercised for a whole number of shares.
No
fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a)
30
 days after the completion of a Business Combination or (b)
12
months from
the closing

of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than
20
business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $
11.50
per share, subject to adjustments, and will expire
five years
after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $
9.20
per common share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than
60
% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the
20
trading day

period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to
180
% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement
Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable
,
or salable until 30
days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable
and can be exercised on a cashless basis so long as they are held by

F-3
9

the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Stockholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption
of warrants when the price per share of Class
 A common stock equals or
exceeds $18.00:
When the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price (the “closing price”) of shares of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:

When the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•
upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of shares of Class A common stock; and

•
if, and only if, the last reported sale price of Class A common stock equals or exceeds $10.00 per share (as adjusted) on the trading day prior to the date on which of redemption is sent to the warrant holders; and

•	if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
The “fair market value” shall mean the volume-weighted average price of the Class A common stock for the
10
trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Forward Purchase Warrants have the same terms as the Public Warrants, except the Forward Purchase Warrants will be subject to transfer restrictions and certain registration rights.
The company accounts for the Public Warrants, Private Placement Warrants and Forward Purchase Agreement in accordance with the guidance contained in ASC
815-40.
Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant and forward purchase unit that includes a warrant must be recorded as a liability.

F-
4
0

Note 8—Stockholders’ Deficit
Preferred
Stock
— The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At September 30, 2021, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
 —
The
 Company is authorized to issue
100,000,000
shares of Class A common stock with a par value of $
0.0001
per share. Holders of the Company’s Class A common stock are entitled to one vote for each share
. At
September

3
0
,
2021
, there were
34,500,000

shares of Class A common stock issued and outstanding subject to possible redemption.
Class
 B Common Stock
—
The
Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On December 23, 2020, the Company effected a 6-for-5 reverse stock split with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 7,187,500 Founder Shares. On January 26, 2021, the Company effectuated a
5-for-6
split of the Founder Shares, resulting in an aggregate outstanding amount of 8,625,000 Founder Shares. On
September
 3
0
, 2021, 8,625,000 shares of Class B common stock were issued and outstanding. All share and per-share amounts have been restated to reflect the stock split, as reflected in the Company’s audited financial statements as of December 31, 2020.
Only holders of Class B common stock will have the right to vote on the election of directors and to remove directors prior to the initial Business Combination, and such rights may only be amended by a resolution passed by the holders of a majority of Class B common stock. On all other matters submitted to a vote of the Company’s stockholders, holders of the Class B common stock and holders of the Class A common stock will vote together as a single class, with each share of common stock entitling the holder to one vote, except as required by law or the applicable rules of the NASDAQ Capital Market (“NASDAQ”), then in effect. For so long as shares of Class B common stock remain outstanding, the Company may not amend, alter
,
or repeal any provision of its amended and restated certificate of incorporation in any manner that would alter or change the powers, preferences
,
or relative participating, optional or other special rights of the Class B common stock without the prior written consent of the holders of a majority of the shares of Class B common stock then outstanding.
The share
s
of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to increase in respect of the issuance of certain securities. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amount issued in this offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the aggregate number of all shares of common stock outstanding upon the completion of this offering, plus the aggregate number of shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, any shares or equity-linked securities issued (or to be issued), and any private placement warrants issued.
Note 9—Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2021 including the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Description	Level	Fair Value

September 30, 2021	Marketable securities	1	$345,026,384

The Warrants and Forward Purchase Agreement are accounted for as liabilities pursuant to ASC
815-40
and are measured at fair value as of each reporting period. Changes in the fair value of the Warrants and Forward Purchase Agreement are recorded in the statement of operations each period.

F-
41

The following table presents the fair value hierarchy for liabilities measured at fair value on a recurring basis as of September 30, 2021:

	Level 1	Level 2	Level 3	Total
Derivative liabilities:
Public Warrants	$7,131,150	$—	$—	$7,131,150
Private Placement Warrants	—	5,181,280	—	5,181,280
Forward Purchase Agreement	—	—	100,000	100,000

Total liabilities	$7,131,150	$5,181,280	$100,000	$12,412,430

On April 1, 2021, the Public Warrants surpassed the
 52
-day
threshold waiting period to be publicly traded in accordance with the Prospectus filed February 10, 2021. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 liability. As such, as of September 30, 2021, the Company classified the Public Warrants as Level 1. The Private Warrants were valued based on the trading price of Public Warrants, which is considered to be a Level 2 fair value measurement. To estimate the value of the Private Placement Warrants, the Company used the public trading price of the Public Warrants. This value was adjusted to reflect the value of the issuer call provision of the Public Warrants, as this right is not applicable to the Private Placement Warrants unless they are sold by the initial holders. At September 30, 2021, Forward Purchase Units were valued equal to the difference between the current public trading price and the purchase price, as the Forward Purchase Agreement requires the purchase of units for $10 upon a completion of the Business Combination. The Company previously valued the Forward Purchase Agreement based on the trading price of the Public Warrants, which was considered Level 2 as there was an exercise option prior to the issuance of the Side Letter. As such, the Company transferred the Forward Purchase Agreement from a Level 2 to a Level 3 liability, due to the use of the updated valuation method discussed above which includes a significant unobservable input, and factoring in assumption of the closing of the Business Combination.
Outside of the transfer of the Forward Purchase Agreement from Level 2 to Level 3, there were no transfers between Levels 1, 2, and 3 during the three months ended September 30, 2021.
The following table presents a summary of the changes in the fair value of the Derivative Liabilities:

	Public Warrant Liability	Private Warrant Liability	Forward p urchase Agreement	Total
Fair value, February 11, 2021	$12,880,575	$9,358,640	$1,508,461	$23,747,676
Recognized gain on change in fair value	4,953,337	3,598,947	503,029	9,055,313

Fair value, March 31, 2021	$7,927,238	$5,759,693	$1,005,432	$14,692,363
Recognized loss on change in fair value	(4,147,762)	(3,013,640)	(743,318)	(7,904,720)
Fair value, June 30, 2021	$12,075,000	$8,773,333	$1,748,750	$22,597,083
Recognized gain on change in fair value	4,943,850	3,592,053	1,648,750	10,184,653

Fair value, September 30, 2021	$7,131,150	$5,181,280	$100,000	$12,412,430

Note 10—Subsequent events
The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date through the date the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements, other than as described below.

F-
42

On October 26, 2021, Energy Capital Partners Holdings, LP (“ECP Holdings”), an affiliate of the Sponsor, entered into a note purchase agreement with Fast Radius, pursuant to which ECP Holdings purchased a convertible promissory note (the “ECP Note”) in an aggregate principal amount of $7.0 million from Fast Radius. The ECP Note matures on October 26, 2023 (the “Maturity Date”) and interest on the unpaid principal amount under the ECP Note accrues at a rate of six percent (6%) per annum. The aggregate principal amount of the ECP Note may not be paid prior to the maturity date without the written consent of ECP Holdings. Upon the occurrence and during the continuance of an event of default, ECP Holdings may declare all unpaid principal, together with any then unpaid and accrued interest and other amounts payable under the ECP Note, immediately due and payable.
If Fast Radius consummates any transaction or series of related transactions involving (i) the sale, lease, exclusive license, or other disposition of all or substantially all of its assets; (ii) any merger or consolidation of Fast Radius into or with another person or entity (other than a merger or consolidation effected exclusively to change its domicile), (iii) any other corporate reorganization, in which the stockholders of Fast Radius in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of Fast Radius’ (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iv) any sale or other transfer by the stockholders of Fast Radius of shares representing at least a majority of Fast Radius’ then-total outstanding combined voting power (such transaction or series of related transactions, an “Acquisition”) before (x) Fast Radius issues and sells preferred equity in a transaction or series of transactions for aggregate gross proceeds of at least $40.0 million (excluding all proceeds from the incurrence of indebtedness that is converted into such equity, or otherwise cancelled in consideration for the issuance of such equity) with the principal purpose of raising capital (a “Qualified Financing”) or (y) the repayment in full or conversion of the ECP Note, then ECP Holdings will be entitled to a cash payment equal to the greater of (A) two times the outstanding principal amount of the ECP Note plus all accrued and unpaid interest and (B) the amount that would be received in such Acquisition transaction if the outstanding principal amount of the ECP Note, plus all accrued and unpaid interest, were converted into Fast Radius common equity immediately prior to the closing of such Acquisition at the applicable conversion price.
If a Qualified Financing occurs on or before the Maturity Date, then the outstanding principal amount of the ECP Note, and all accrued and unpaid interest, will automatically convert into shares of Fast Radius preferred equity on the same terms as those issued in such Qualified Financing at the applicable conversion price. In the case of a business combination transaction between Fast Radius and any special purpose acquisition company (including, for the avoidance of doubt, the Business Combination) with the purpose of taking Fast Radius public without going through the traditional initial public offering process (a “SPAC Transaction”) that occurs prior to the consummation of a Qualified Financing or the Maturity Date, the outstanding principal amount of the ECP Note, together with all accrued and unpaid interest, shall be automatically converted into Fast Radius common stock immediately prior to the consummation of such SPAC Transaction at the applicable conversion price. If no Qualified Financing or SPAC Transaction occurs on or before the Maturity Date, then the outstanding principal amount of the ECP Note, and all accrued and unpaid interest, shall be convertible at the option of ECP Holdings into Fast Radius common stock at the applicable conversion price within 90 days after the Maturity Date. In addition, if, prior to the repayment in full or conversion of the ECP Note, Fast Radius consummates an equity financing that does not qualify as a Qualified Financing (a
“Non-Qualified
Financing”), the ECP Note will be convertible at the option of ECP Holdings into the type of equity sold in such financing at the applicable conversion price.
The conversion price under the ECP Note will determined as follows: (i) if a Qualified Financing,
Non-Qualified
Financing, SPAC Transaction or Acquisition, as applicable, is consummated prior to October 26, 2022, the conversion price will mean the price per share equal to 90% of the lowest price per share paid by the other purchasers of equity sold in such Qualified Financing,
Non-Qualified
Financing, SPAC Transaction or Acquisition, as applicable; (ii) if a Qualified Financing,
Non-Qualified
Financing, SPAC Transaction or Acquisition, as applicable, is consummated on or after October 26, 2022, and while the ECP Note remains outstanding, the conversion price will mean the price per share equal to 80% of the lowest price per share paid by the other purchasers of equity sold in such Qualified Financing,
Non-Qualified
Financing, SPAC Transaction or Acquisition, as applicable; or (iii) if the ECP Note is converted on or after (pursuant to a valid extension) the Maturity Date, and prior to any Qualified Financing,
Non-Qualified
Financing, SPAC Transaction or Acquisition, the conversion price will mean the lowest conversion price of Fast Radius’ Series B preferred stock as set forth in Fast Radius’ certificate of incorporation.
O
n November 30, 2021, the Company borrowed an additional $100,000 under the Note. As of December 17, 2021, the Company had borrowed approximately $499,700.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Fast Radius, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Fast Radius, Inc. and subsidiary (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of net loss and comprehensive loss, temporary equity and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, since inception, the Company has experienced recurring losses from operations and generated negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Chicago, Illinois
September 3, 2021
We have served as the Company’s auditor since 2021.

FAST RADIUS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$18,494,248	$34,816,208
Accounts receivable, net of allowances for doubtful accounts of $404,755 and $190,205, respectively	5,046,497	3,916,967
Inventories	274,311	261,635
Prepaid production costs	283,553	380,287
Prepaid expenses and other current assets	623,292	192,531

Total current assets	$24,721,901	$39,567,628
Non-current assets
Property and equipment, net	2,664,366	2,672,126
Other non-current assets	336,923	47,696

Total assets	$27,723,190	$42,287,450

Liabilities, temporary equity and stockholders’ deficit
Current liabilities
Accounts payable	$1,528,790	$1,551,018
Accrued compensation	1,350,539	1,624,091
Advances from customers	25,012	110,478
Accrued and other liabilities	167,384	179,025
Accrued liabilities – related parties	1,313,062	477,136
Deferred revenue	5,350	108,195
Warrant liability	199,408	32,405
Current portion of long-term debt	413,930	1,321,060

Total current liabilities	$5,003,475	$5,403,408
Long-term debt, net of current portion and debt issuance costs	314,389	2,006,487

Total liabilities	$5,317,864	$7,409,895

Commitments and contingencies (Note 11)	—	—

Temporary equity
Series Seed Preferred stock; par value $0.0001, 400,000 shares authorized; 400,000 shares issued and outstanding as of December 31, 2020 and as of December 31, 2019 aggregate liquidation preference of $1,892,812 as of December 31, 2020 and December 31, 2019	$1,892,812	1,892,812
Series Seed—1 Preferred stock; par value $0.0001, 515,779 shares authorized; 515,779 shares issued and outstanding as of December 31, 2020 and December 31, 2019; aggregate liquidation preference of $2,892,300 as of December 31, 2020 and December 31, 2019	2,892,300	2,892,300
Series A—1 Preferred stock; par value $0.0001, 5,706,349 shares authorized; 5,706,349 shares issued and outstanding as of December 31, 2020 and December 31, 2019; aggregate liquidation preference of $5,714,281 as of December 31, 2020 and December 31, 2019	5,714,281	5,714,281
Series A—2 Preferred stock; par value $0.0001, 2,574,478 shares authorized; 2,574,478 shares issued and outstanding as of December 31, 2020 and December 31, 2019; aggregate liquidation preference of $2,778,882 as of December 31, 2020 and December 31, 2019	2,778,882	2,778,882
Series A—3 Preferred stock, par value $0.0001, 2,713,324 shares authorized; 2,621,569 shares issued and outstanding as of December 31, 2020 and December 31, 2019; aggregate liquidation preference of $4,285,715 as of December 31, 2020 and December 31, 2019	4,285,715	4,285,715
Series B Preferred stock, par value $0.0001, 5,131,673 shares authorized; issued and outstanding 4,205,059 and 3,612,030 shares as of December 31, 2020 and December 31, 2019, respectively; aggregate liquidation preference of $56,726,260 and $48,726,299 as of December 31, 2020 and December 31, 2019, respectively	56,726,260	48,726,299

Total temporary equity	$74,290,250	$66,290,289
Stockholders’ deficit
Common stock, $0.0001 par value, 31,000,000 shares authorized; issued and outstanding 3,427,555 and 1,194,163 shares as of December 31, 2020 and December 31, 2019, respectively	343	119
Treasury Stock, held at cost; 650,000 shares as of December 31, 2020 and December 31, 2019	(221,000)	(221,000)
Additional paid-in capital	3,724,208	2,525,227
Accumulated deficit	(55,388,475)	(33,717,080)

Total stockholders’ deficit	(51,884,924)	(31,412,734)

Total liabilities, temporary equity and stockholders’ deficit	$27,723,190	$42,287,450

See accompanying notes to consolidated financial statements

FAST RADIUS, INC.
CONSOLIDATED STATEMENTS OF NET LOSS AND COMPREHENSIVE LOSS

For the years ended	December 31, 2020	December 31, 2019
Revenues	$13,966,251	$8,400,792
Cost of revenues	12,038,769	8,211,606

Gross profit	1,927,482	189,186
Operating expenses
Sales and marketing	8,327,910	6,869,347
General and administrative	12,043,879	9,848,290
Research and development	2,959,330	1,785,352

Total operating expenses	23,331,119	18,502,989
Loss from operations	(21,403,637)	(18,313,803)
Change in fair value of warrants	(80,040)	(5,833)
Interest expense, including amortization of debt issuance costs	(308,266)	(637,122)
Interest and other income	120,549	640,479

Loss before income taxes	(21,671,394)	(18,316,279)
Income tax expense (benefit)	—	—

Net loss and comprehensive loss	$(21,671,394)	$(18,316,279)

Net loss per share
Basic and diluted	$(7.34)	$(19.79)
Weighted average shares outstanding
Basic and diluted	2,950,556	925,537
See accompanying notes to consolidated financial statements

FAST RADIUS, INC.
CONSOLIDATED STATEMENTS OF TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

	Convertible Preferred Stock 1		Common Stock		Treasury Stock		Additional paid-in capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Amount
Balance at January 1, 2019	11,818,175	$17,563,990	1,000,000	$100	(650,000)	$(221,000)	$525,459	$(15,356,825)	$(15,052,266)

Net Loss	—	—	—	—	—	—	—	(18,316,279)	(18,316,279)
Adoption of ASU 2018-07	—	—	—	—	—	—	43,977	(43,977)	—
Issuance of equity warrants	—	—	—	—	—	—	1,280,939	—	1,280,939
Issuance of preferred stock (Series B)	3,612,030	48,726,299	—	—	—	—	—	—	—
Exercise of stock options and release of notes’ recourse provision	—	—	194,163	19	—	—	7,586	—	7,605
Share-based compensation	—	—	—	—	—	—	667,267	—	667,267

Balance at December 31, 2019	15,430,205	$66,290,289	1,194,163	$119	(650,000)	$(221,000)	$2,525,228	$(33,717,081)	$(31,412,734)

Net Loss	—	—	—	—	—	—	—	(21,671,394)	(21,671,394)
Issuance of equity warrants	—	—	—	—	—	—	200,373	—	200,373
Issuance of preferred stock (Series B)	593,029	7,999,961	—	—	—	—	—	—	—
Exercise of stock options and release of notes’ recourse provision	—	—	2,233,392	224	—	—	6,527	—	6,751
Share-based compensation	—	—	—	—	—	—	992,080	—	992,080

Balance at December 31, 2020	16,023,234	$74,290,250	3,427,555	$343	(650,000)	$(221,000)	$3,724,208	$(55,388,475)	$(51,884,924)

1	Refer to Note 7.
See accompanying notes to consolidated financial statements

FAST RADIUS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended	December 31, 2020	December 31, 2019
Cash flows from operating activities
Net loss	$(21,671,394)	$(18,316,279)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	841,736	659,411
Amortization of deferred financing costs	116,857	37,146
Stock-based compensation	992,082	667,266
Issuance of compensation related equity classified warrants	200,373	1,280,939
Change in fair value of warrants	80,040	5,833
Provision for doubtful accounts	710,882	227,998
Other	(6,250)	(633)
Change in operating assets and liabilities:
Accounts receivable	(1,840,412)	(3,481,354)
Inventories	(12,676)	(204,027)
Prepaid production costs	96,734	(551,009)
Prepaid expenses and other current assets	(635,941)	225,238
Accounts payable	(138,229)	947,449
Accrued compensation and other liabilities	550,733	1,443,575
Advances from customers	(85,466)	110,478
Deferred revenue	(102,845)	69,193
Cash used in operating activities	$(20,903,776)	$(16,878,776)

Cash flows from investing activities
Additions to property and equipment	(711,727)	(1,476,897)
Cash used in investing activities	$(711,727)	$(1,476,897)

Cash flows from financing activities
Proceeds from term loan	427,615	—
Repayment of term loan	(3,140,783)	(532,287)
Proceeds from temporary equity contributions	7,999,961	48,726,299
Proceeds from the exercise of stock options	6,750	7,606
Cash provided by financing activities	$5,293,543	$48,201,618

Change in cash and cash equivalents	(16,321,960)	29,845,945
Cash and cash equivalents, beginning of year	34,816,208	4,970,263
Cash and cash equivalents, end of year	$18,494,248	$34,816,208

Supplemental cash flow information:
Capital expenditures not yet paid	116,000	56,000
Interest paid	110,420	299,365
Issuance of liability classified warrants	86,963	—
See accompanying notes to consolidated financial statements

FAST RADIUS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1—Nature of Operations and Basis of Presentation
Fast Radius, Inc., which was incorporated in the United States in 2017 (“Fast Radius” or the “Company”), is a cloud manufacturing and digital supply chain company. The Fast Radius solution combines a proprietary software platform with physical infrastructure to enable accelerated product development and digital tools for product engineers.
The Company is headquartered in Chicago, Illinois, with additional operating locations in Atlanta, Georgia; Louisville, Kentucky; and Singapore. The Company’s operation in Louisville, Kentucky is located within the Worldport facility of United Parcel Service, Inc. (“UPS”), enabling parts to be produced and shipped late into the evening for overnight distribution around the world. The Company has an operating subsidiary located in Singapore.
Basis of Presentation
The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Fast Radius and its wholly owned subsidiary are USD functional currency entities. No transactions have been recorded to comprehensive loss through December 31, 2020.
Principles of Consolidation
The Company’s consolidated financial statements reflect its financial statements and those of its wholly owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.
Risks and Uncertainties
The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, new customer acquisition, the need for additional funding, competition from substitute products and services from larger companies, protection of proprietary technology, dependence on key individuals, and risks associated with changes in information technology.
The Company has financed its operations through several rounds of preferred stock financing since inception, resulting in net proceeds of approximately $74.3 million through December 31, 2020. The Company’s long-term success is dependent upon its ability to successfully market its products and services; grow revenue; control operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations.
COVID-19 Impact
In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus (“COVID-19”) to be a pandemic. The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company has made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted its conferences and other events to virtual-only through the date the financial statements were issued. The COVID-19 pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time. COVID-19 and other similar outbreaks, epidemics or pandemics could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that the Company is not able to predict.
Going Concern Consideration
The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
Since inception, the Company has generated recurring losses which have resulted in an accumulated deficit of $55.4 million and $33.7 million as of December 31, 2020 and December 31, 2019, respectively, and expects to incur additional losses in the future. The Company is still in the growth stage of our business and expects to continue to make substantial investments in our business, including in the expansion of our product portfolio and in our research and development, sales and marketing teams, in addition to incurring additional costs as a result of being a public company. As a result of our history of losses and negative cash flows from operations, and because our plans to obtain additional capital have not been completed at the time of the issuance of our consolidated financial statements, substantial doubt exists about our ability to continue as a going concern within one year after the date that our consolidated financial statements were issued. The Company believes the cash it expects to obtain from the proposed Business Combination (as defined below in Note 15) and the proposed private placement to occur substantially concurrently with the consummation of the Business Combination (the “PIPE Investment”), if consummated, would be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of these financial statements. However, this transaction has not been consummated and is not within the Company’s control, and therefore cannot be deemed probable. Further, in the event that the Business Combination and PIPE Investment is not consummated, there can be no assurance that the Company will be able to obtain other debt or equity financing on terms acceptable to the Company, if at all, or that the Company will generate sufficient future revenues and cash flows to fund our operations. Failure to secure additional funding may require the Company to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives. The Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.
The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.
Note 2—Summary of Significant Accounting Policies
Emerging Growth Company
As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

Use of Estimates
The preparation of consolidated financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates and judgements involve valuation of the Company’s equity, including assumptions made in the fair value of warrants and stock-based compensation; the useful lives of fixed assets; and allowances for doubtful accounts. Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions prove not to be substantially accurate, even if such assumptions are reasonable when made.
Segment Information
The Company operates and manages its business as one operating and reportable segment. The Company’s chief executive officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for purposes of evaluating financial performance and allocating resources. The Company’s long-lived assets and customers are substantially located in the United States. As such, the consolidated financial statements and the notes to the consolidated financial statements are reflective of the segment.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of 90 days or less or with the ability to redeem amounts on demand to be cash and cash equivalents. The carrying amount of cash equivalents are stated at cost, which approximates their fair value.
Accounts Receivable and Allowance for Doubtful Accounts
In evaluating the collectability of accounts receivable, the Company assesses a number of factors, including specific customers’ abilities to meet their financial obligations, the length of time a receivable is past due, and historical collection experience. If circumstances related to specific customers change, or economic conditions deteriorate such that our past collection experience is no longer relevant, our estimate of the recoverability of our accounts receivable could be further reduced from the levels provided for in the consolidated financial statements. All accounts or portions thereof considered uncollectible are written off to the allowance for doubtful accounts in the period this information becomes known. Recoveries of trade receivables previously written off are recorded when received.
The components of accounts receivable are as follows:

	December 31, 2020	December 31, 2019
Trade receivables	$5,451,252	$4,107,172
Allowance for doubtful accounts	(404,755)	(190,205)

Total accounts receivable, net	$5,046,497	$3,916,967
The following table summarizes activity in the allowance for doubtful accounts
:

	December 31, 2020	December 31, 2019
Balance at beginning of period	$(190,205)	$—
Provision for uncollectible accounts	(710,882)	(227,998)
Uncollectible accounts written off	496,332	37,793

Balance at end of period	$(404,755)	$(190,205)

Significant Customers and Concentration of Credit Risks
The Company is subject to credit risk primarily through its accounts receivable. Credit is extended to customers based on a credit review. The credit review considers each customer’s financial condition, including the customer’s established credit rating or the Company’s assessment of the customer’s creditworthiness based on their financial statements absent a credit rating, local industry practices, and business strategy. A credit limit and terms are established for each customer based on the outcome of this review. The Company performs on-going credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of Management’s expectations. The Company generally does not require collateral. The Company regularly evaluates the credit risk of customers. Credit risk on accounts receivables is mitigated as a result of the large and diverse nature of the Company’s customer base.
Significant customers are those that represent more than 10% of the Company’s total revenue or accounts receivable. For the customers identified, revenue as a percentage of total revenue and accounts receivable as a percentage of net accounts receivable are as follows:

Revenue for the year ended	December 31, 2020	December 31, 2019
Customer A	21.6%	25.1%

Accounts receivable	December 31, 2020	December 31, 2019
Customer A	24.2%	45.6%
Customer B	13.3%	2.2%
Inventories
The Company’s inventories consist of raw materials, work-in-process, and finished goods, and costs incurred directly or indirectly in production, which includes labor and overhead. Certain items in inventory require limited assembly procedures to be performed before shipping the items to customers. Inventories are stated at the lower of cost and net realizable value. As virtually all inventory is made to customers’ specific orders, the finished goods inventory ships soon after it is finished; however, the Company may carry a small finished goods balance.
Inventories consisted of the following:

	December 31, 2020	December 31, 2019
Raw materials	$162,397	$101,570
Work-in-process	107,770	67,070
Finished goods	4,144	92,995

Total Inventories	$274,311	$261,635

Cost is determined using the weighted-average method. The Company performs on-going evaluations and records adjustments for slow-moving and obsolete items, based upon factors surrounding the inventory age, amount of inventory on hand and projected sales. Inventory provisions based on obsolescence and inventory in excess of forecasted demand are recorded through cost of sales in the consolidated statements of net loss and comprehensive loss.
Property and Equipment, net
The Company’s property and equipment primarily consist of advanced manufacturing machinery, quality measurement equipment, other manufacturing infrastructure, office equipment and furniture, computer hardware, and networking equipment. Depreciation is computed using the straight-line method over the estimated useful life by asset category, or in the case of leasehold improvements, the shorter of the lease term including any renewal periods reasonably assured at inception, or the estimated useful life of the asset category. Repairs and maintenance are expensed as incurred, while betterments and improvements that the Company determines extend the useful life or add functionality of property and equipment are capitalized. Property and equipment are depreciated over the estimated useful life of asset categories, as follows:

Years
Advanced Manufacturing Machinery & Quality Equipment	5 – 10 Years
Computer & Office Hardware	5 Years
Furniture & Fixtures	7 Years
Leasehold Improvement	Lesser of lease term or estimated useful life
The Company periodically reviews each asset category’s estimated useful life based upon actual experience and expected future utilization. A change in useful life is treated as a change in accounting estimate and is applied prospectively.
The Company reviews the carrying amounts of property and equipment for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating recoverability, the Company groups assets and liabilities at the lowest level such that the identifiable cash flows relating to the group are largely independent of the cash flows of other assets and liabilities, which are each determined to be an asset group. The Company then compares the carrying amount of each asset group to the estimated undiscounted future cash flows attributable to the asset group. If the estimated undiscounted future cash flows for the asset group are not at least equal to the carrying amount, the Company estimates the fair value of the asset group and compares that to the carrying amount. An impairment is determined if the carrying amount is greater than the fair value of the asset group. In the event impairment exists, an impairment charge is recorded at the amount by which the carrying amount of the asset or asset group exceeds the fair value. In addition, the remaining depreciation period for the impaired asset would be reassessed and, if necessary, revised. For the years ended December 31, 2020, and 2019, the Company did not recognize any impairment of its property and equipment. Refer to Note 4 for further information regarding property and equipment.
Debt and Deferred Financing Fees
Debt discounts are presented on the balance sheet as a direct deduction from the carrying amount of that related debt. Refer to Note 5 for further information regarding debt.
Costs incurred in connection with the Company’s debt instruments consist principally of debt issuance costs and have been deferred and are being amortized over the terms of the related debt agreements using the effective interest method. Deferred financing fees are presented on the consolidated balance sheets as direct reductions to debt balances.
Research and Development Costs
Management invests resources to advance the development of its products and services for its customers, including the development of the cloud manufacturing software platform. Research and development costs represent costs incurred to support the advancement of new and existing product platforms, consumables, and activities to enhance manufacturing capabilities. Research and development costs are comprised of prototype parts, design expense, employee-related personnel expense, and an allocated portion of overhead costs. Research and development costs are expensed as incurred.

Net Loss Per Share
The Company applies the two-class method to compute basic and diluted net loss per share attributable to common stockholders of Fast Radius when shares meet the definition of participating securities. The two-class method determines net loss per share for each class of common and redeemable convertible preferred stock according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and redeemable convertible preferred stock based upon their respective rights to share in the earnings as if all income (loss) for the period had been distributed. During periods of loss, there is no allocation required under the two-class method since the redeemable convertible preferred stock does not have a contractual obligation to share in the Company’s losses.
Basic net loss per share attributable to Fast Radius equityholders is computed by dividing net loss attributable to the Company’s stockholders by the weighted-average number of common shares outstanding during the period without consideration of potentially dilutive common stock. Diluted net loss per share attributable to the Company’s stockholders reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company unless inclusion of such shares would be anti-dilutive. For periods in which the Company reports net losses, diluted net loss per common share attributable to Fast Radius equityholders is the same as basic net loss per common share attributable to the Company’s stockholders, because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Refer to Note 14 for further information regarding loss per share.
Advertising Costs
Advertising costs are expensed as incurred. Advertising expenses consist primarily of media advertising costs, trade and customer marketing expenses, sales and marketing related personnel, and public relations expenses which aim to strengthen the leadership of the Company’s brand in key vertical markets. Advertising costs were approximately $1.2 million and $0.8 million, for the years ended December 31, 2020 and 2019, respectively. All advertising expenses are recorded in Sales and Marketing expense in the consolidated statements of net loss and comprehensive loss.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and net operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period that includes the enactment date. Deferred income tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred income tax assets will not be realized. The Company does not have any uncertain tax positions.
A valuation allowance is provided unless it is more likely than not that the deferred tax asset will be realized. Assessing whether deferred tax assets are realizable requires significant judgement. In the determination of the appropriate valuation allowance, the Company considers future reversals of existing taxable temporary differences, the most recent projections of future business results, prior earnings history, carry back and carry forward periods, and prudent tax strategies. Assessments for the realization of deferred tax assets made at a given balance sheet date are subject to change in the future. Refer to Note 6 for further information regarding income taxes.

Stock-Based Compensation—Options, RSUs and Warrants
The Company accounts for stock-based compensation awards in accordance with Financial Accounting Standards Board (“FASB”) ASC 718,
Compensation—Stock Compensation
(“ASC 718”). ASC 718 requires all stock-based payments to employees and nonemployees, including grants of stock options, restricted stock, restricted stock units (“RSUs”), and modifications to existing stock awards, to be recognized in the statements of net loss and comprehensive loss based on their fair values. The Company’s stock-based awards are comprised of stock options and RSUs. Stock options and RSUs are assigned a fair market value when granted. The fair value of the Company’s common stock options and RSUs are estimated using the Black Scholes option-pricing model.
The Company’s stock-based awards are subject to service and/or performance-based vesting conditions. The Company recognizes compensation expenses for awards with only a service condition, over the explicit service period using the straight-line method. For awards subject to a service and performance condition, compensation cost is recognized over the longer of the explicit, implicit, or derived period using the accelerated attribution method for cost allocation, as long as the performance condition is probable of achievement. At each reporting period the Company evaluates the probability that its performance-based stock options will be earned and adjusts its previously recognized compensation expense as necessary. If the achievement of the respective performance metrics is not probable or the respective performance goals are not met the Company reverses its previously recognized compensation expense. In accordance with ASC 718, excess tax benefits realized from the exercise of stock-based awards are classified as cash flows from operating activities. All excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) are recognized as income tax expense or benefit in the consolidated statements of net loss and comprehensive loss.
The Company accounts for stock-based compensation awards issued to nonemployees for services, as prescribed by ASC 718, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable using the measurement date guidelines enumerated in Accounting Standards Update (“ASU”) 2018-07,
Improvements to Nonemployee Share-Based Payment Accounting
(“ASU 2018-07”). The Company adopted ASU 2018-07 on January 1, 2019 and therefore, any award issued to nonemployees before the said date of adoption is accounted for under ASC 505-50,
Equity—Equity based payments to non-employees
(“ASC 505”). Accordingly, awards subject to ASC 505-50 are initially measured at fair value as of the grant date and subsequently remeasured at each reporting period through the performance completion date or adoption of ASU 2018-07. Upon adoption, equity-classified nonemployee awards are measured at adoption-date fair value and not subsequently remeasured.
The Company has elected to account for forfeitures as they occur for both employee and nonemployee awards. Refer to Note 9 for further information regarding stock-based compensation.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.
The Company has determined the estimated fair value of its financial instruments including stock-based awards and certain warrants, which are accounted for as liabilities, based on appropriate valuation methodologies; however, considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair values can be materially affected by using different assumptions or methodologies.
The carrying amounts reported in the balance sheet for cash and cash equivalents are carried at fair value. The carrying amounts reported in the balance sheet for accounts receivable, accounts payable, and accrued liabilities approximate fair value, due to their short-term maturities. The fair value of the Company’s debt approximates the carrying value based on the variable nature of interest rates and current market rates available to the Company. Refer to Note 10 for further information regarding fair value.
Redeemable Convertible Preferred Stock
The Series Seed, Seed-1, A-1, A-2, A-3, and B Convertible Preferred Stock (collectively the “Preferred Stock”) are classified in temporary equity as they contain terms that could force the Company to redeem the shares for cash or other assets upon the occurrence of an event not solely within the Company’s control. The Company adjusts the carrying values of the Preferred Stock each reporting period to the redemption value inclusive of any declared and unpaid dividends. As of December 31, 2020 and 2019, the Company had not declared any dividends on Preferred Stock such that an adjustment to the Preferred Stock carrying values were required. Refer to Note 7 for further information.
Warrants
The Company accounts for its warrants issued with other debt and equity instruments in accordance with ASC 480,
Distinguishing Liabilities from Equity
(“ASC 480”), and ASC 718. In the event the terms of the warrants qualify for classification as a liability rather than in equity, the Company accounts for the instrument as a liability recorded at fair value each reporting period with the change in fair value recognized through earnings. Refer to Note 8 for further information regarding warrants.
Treasury stock
Treasury stock purchases are accounted for under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. Gains and losses on the subsequent reissuance of shares are credited or charged to paid-in capital in excess of par value using the average-cost method.
Revenue Recognition
In May 2014, the FASB issued ASC 606,
Revenue from Contracts with Customers
(“ASC 606”), impacting entities that either enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The Company adopted ASC 606 on January 1, 2019 using the modified retrospective method for those contracts with customers which were not completed as of January 1, 2019. Results for reporting periods beginning January 1, 2019 are presented under ASC 606.
The Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contracts; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation
The Company’s primary source of revenue is from product sales of manufactured parts. Fast Radius has contracts with customers where the transfer of control of the specified good varies from contract to contract, but predominantly occurs upon shipment. The Company does not act as an agent in any of its revenue arrangements. Fast Radius seldom offers assurance-type warranties in the ordinary course of business; however, when such warranties are included, they generally have a service life of four years beginning from the date of product purchase. In the event of a failure of products covered under the warranties, the Company may repair or replace the products at the customer’s discretion. As of December 31, 2020 and December 31, 2019, the Company has not incurred any warranty related costs related to products covered by this warranty.

The Company also derives revenue from consulting agreements, in which the Company produces digital assets (CAD files) and physical assets (prototypes). For consulting contracts, the deliverables are combined to be one performance obligation within the context of the contract, and revenue is recognized over time or at a point-in-time based on contract terms. Revenue is recognized over time when the customer legally controls the work-in-process associated with the Company’s performance. Revenue is measured by the costs incurred to date relative to the estimated total direct costs to fulfill each contract (cost-to-cost method). Incurred costs represent work performed, which corresponds with, and thereby best depicts, the transfer of control to the customer. Contract costs include hourly labor, materials, and overhead. Otherwise revenues are recognized at a point-in-time when control has transferred to the customer.
Payments are generally due within a range of 30 to 90 days after the performance obligation has been satisfied. Revenue from consulting agreements is not material.
The Company charges certain customers shipping and handling fees. These fees are recorded within revenue after transfer of control of the products to customers. Revenues related to shipping and handling were $0.4 million and $0.2 million in 2020 and 2019, respectively. When shipping and handling services are performed before transfer of control to customers, they are accounted for as a fulfillment cost and are included in cost of goods sold as incurred.
The Company will contract with third parties to produce certain components of a customer order. Costs paid in advance of production are recorded in current assets as prepaid production costs until control of the product is transferred to the customer. Under such outsourced manufacturing arrangements, the Company is the primary obligor to its customer.
Contract liabilities consist of fees invoiced or paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described above.
Contract assets and liabilities were not material as of December 31, 2020 and 2019 given the short-term duration of the Company’s service contracts. Refer to Note 3 for further information regarding revenue.
L
eases
The Company leases certain equipment
,
office space and its corporate headquarters under non-cancelable lease agreements which are accounted for as operating leases. The Company recognizes operating lease minimum rentals on a straight-line basis over the lease term. Executory costs such as real estate taxes and maintenance, and contingent rentals based on the volume of actual utilization are recognized as incurred. The difference between cash rent payments and the recognition of straight-line rent expense is recorded as deferred rent and amortized over the lease term. The Company records deferred rent in other current liabilities and other non-current liabilities on the consolidated balance sheets. The lease term, which includes all renewal periods that are considered to be reasonably assured, begins on the date the Company has access to the leased asset. Refer to Note 11 for further information regarding leases.
Recently issued accounting pronouncements
Recently Adopted Accounting Pronouncements
In March 2016, the FASB issued ASU 2016-09,
Compensation — Stock Compensation: Improvements to Employee Share-Based Payment Accounting, (Topic 718).
The new guidance simplifies certain aspects related to income taxes, statement of cash flows, and forfeitures when accounting for share-based payment transactions. The Company adopted this standard on January 1, 2019 and elected to apply actual forfeitures in measuring stock-based compensation expense. The adoption of this standard did not have a material impact on the

Company’s consolidated financial statements. Upon adoption, the Company began to recognize all excess tax benefits and tax deficiencies as income tax benefit or expense, respectively, in its consolidated statements of comprehensive loss.
In May 2017, the FASB issued ASU 2017-09,
Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting
, which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. The new standard does not change the accounting for modifications but clarifies that modification accounting guidance should only be applied if the fair value, vesting conditions, or classification of the award changes as a result of the change in terms or conditions. A reporting entity must apply the amendments prospectively to an award modified on or after the adoption date. The Company adopted this standard on January 1, 2019. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements not yet adopted as of December 31, 2020
In December 2019, the FASB issued ASU 2019-12,
Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes
, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in ASC 740,
Income Taxes
. It also clarifies certain aspects of the existing guidance to promote more consistent application. This standard is effective for calendar-year private companies with fiscal years beginning after December 15, 2022 and interim periods within that year, and early adoption is permitted. The Company is currently in the process of evaluating the impact the new standard will have on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02,
Leases
(“ASC 842”), which requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as finance or operating lease. On April 8, 2020, the FASB, pursuant to ASU 2020-05, voted to defer the effective date for ASC 842 for one year. For private companies, the leasing standard will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is in the process of evaluating the effects of adopting this ASU on its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13,
Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments
, and subsequent related amendments, which requires the use of a new current expected credit loss (“CECL”) model in estimating allowances for doubtful accounts with respect to accounts receivable, and notes receivable. Receivables from revenue transactions, or trade receivables, are recognized when the corresponding revenue is recognized under ASC 606. The CECL model requires that the Company estimate its lifetime expected credit loss with respect to these receivables and records allowances which are deducted from the balance of the receivables, which represent the estimated net amounts expected to be collected. Given the generally short-term nature of trade receivables, the Company does not expect to apply a discounted cash flow methodology. However, the Company will consider whether historical loss rates are consistent with expectations of forward-looking estimates for its trade receivables. This ASU (collectively “ASC 326”) is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is in the process of evaluating the effects of adopting this ASU on its consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06,
Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies accounting for convertible instruments. More convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception. The ASU also simplifies the diluted EPS calculation in certain circumstances. The ASU is effective for smaller reporting companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023, (January 1, 2024 for Fast Radius). Early adoption is permitted for all entities for fiscal years beginning after December 15, 2020. The ASU allows entities to use either a modified retrospective or full retrospective transition method. The Company early adopted this standard effective January 1, 2021 noting no material effects on its condensed consolidated financial statements.
Note 3—Revenues
Disaggregation of Revenues
As the Company’s primary sources of revenue are from one revenue stream, product sales of manufactured parts, the Company presents this category of revenue’s disaggregation by geographical region (based on the external customers’ locations) for the years ended December 31, 2020 and 2019 in accordance with ASC 606:

For the year ended	December 31, 2020	December 31, 2019
Revenues
Americas	$12,946,158	$7,142,410
Europe	476,087	132,853
Asia Pacific	544,006	1,125,529

Total	$13,966,251	$8,400,792

Contract liabilities include advance payments and billings in excess of revenue recognized. Contract liabilities are presented under deferred revenues. The Company’s deferred revenues as of December 31, 2020 and 2019 were as follows:

For the year ended	December 31, 2020	December 31, 2019
Deferred revenue	$5,350	$108,195
Revenue recognized in 2020 and 2019 that was included in the deferred revenue balance as of January 1, 2020 and 2019, was $0.108 million and $0.039 million, respectively.
Note 4—Property and Equipment
Property and equipment, net consisted of the following:

For the year ended	December 31, 2020	December 31, 2019
Advanced manufacturing machinery & quality equipment	$3,016,377	$2,534,607
Computer & office hardware	657,972	299,150
Furniture and fixtures	34,753	34,753
Leasehold improvements	699,278	728,899

Total property and equipment	$4,408,380	$3,597,409
Less: accumulated depreciation and amortization	(1,744,014)	(925,283)

Property and equipment (Net)	$2,664,366	$2,672,126

Depreciation expense for the years ended December 31, 2020 and 2019 was $0.841 million and $0.659 million, respectively.
Note 5—Long-Term Debt
The following is a summary of long-term debt by term loan:

For the year ended	December 31, 2020	December 31, 2019
ATEL Loan	$359,594	$694,043
2018 SVB Loan	—	2,684,218
MFS Loan	384,604	—

Total Outstanding Principal	$744,198	$3,378,261

Less: deferred financing fees	(15,879)	(50,714)

Total Outstanding Debt	$728,319	$3,327,547

The following is the summary of future principal repayments on debt:

Amounts
2021	$429,808
2022	73,441
2023	76,816
2024	80,345
2025	83,788
Thereafter	—

Total	$744,198

ATEL Loan
On October 4, 2018, the Company entered into a credit agreement with ATEL Ventures (“ATEL”) with a principal amount up to $3.0 million to finance equipment (“ATEL loan”). All advances under the agreement are collateralized by the specific equipment financed in accordance with the agreement terms. On December 31, 2018, the Company financed the acquisition of advanced manufacturing equipment and machinery in the amount of $1.1 million. The loan requires 36 monthly payments of principal and interest, with a maturity date of November 1, 2021. The loan does not have a stated interest rate; therefore, Management calculated the imputed interest rate using the Yield-to-Maturity (YTM) method. The imputed interest rate for the years ended December 31, 2020 and December 31, 2019, was 5.59% and 5.66%, respectively. In conjunction with the agreement, the Company issued a warrant to ATEL to purchase up to 91,755 shares of the Company’s Series A-3 Preferred Stock. As the Company only borrowed one-third of the total available financing, only one-third of the total 91,755 warrant shares were granted. These warrants are accounted for pursuant to ASC 480. As of December 31, 2020, the Company issued 32,405 warrants to ATEL in conjunction with the debt agreement. Refer to Note 8 for further information regarding redeemable warrants. The agreement included provisions allowing for an optional prepayment, default interest, and acceleration upon events of default that are outlined within the agreement.
2018 SVB Loan
On October 12, 2018, the Company and Silicon Valley Bank (“SVB”) entered into a term loan agreement (“2018 SVB loan”) for $3.0 million. The term loan required monthly payments of principal and interest, with all remaining principal and interest due on September 1, 2022. The term loan had an interest rate of prime rate + 1.25%. The loan was substantially collateralized by personal property and equity, as guaranteed by the Company. The term loan agreement did not contain financial covenants. In conjunction with the term loan, the Company issued warrants for the purchase of up to 46,636 shares of common stock at an exercise price of $0.45 per share. The warrants were recorded as a discount to the term note. Refer to Note 8 for information regarding redeemable warrants.

On February 19, 2020, the Company extinguished the 2018 SVB loan by repaying the outstanding interest and principal balance.
MFS Loan
On November 4, 2020, the Company entered into a secured loan agreement with Manufacturers Financing Services (“MFS”) for $0.4 million to finance the purchase of printing equipment. The loan required a 10% down payment at the time of origination, with 60 monthly payments of $7 thousand inclusive of principal and interest to be paid through December 1, 2025. The loan has an implicit interest rate of 4.1%. The loan agreement does not contain any financial covenants. The loan is substantially secured by the equipment serving as collateral.
2020 SVB Loan
On December 29, 2020, the Company entered into a term loan credit agreement with SVB with a maximum credit extension of $6.5 million (“2020 SVB loan”). The credit agreement defines two tranches of “availability” for advances. The first tranche must be drawn by May 31, 2021 and the second tranche must be drawn by September 30, 2021. The agreement requires monthly payments of principal and interest. The term of the loan is the earlier to occur of the 36 th
month after the last tranche of funding and no later than December 31, 2024. The interest rate on the term loan is the greater of (a) the prime rate + 1.0%, or (b) 2.25%. In connection with acquiring the financing from the 2020 SVB loan, the Company issued warrants for the purchase of 26,115 shares of common stock at an exercise price of $1.81 per share. Refer to Note 8 for further information regarding redeemable warrants.
As of December 31, 2020, no amount had been drawn from the first tranche.
Note 6—Income Taxes
The components of our loss before income taxes are as follows:

For the year ended	December 31, 2020	December 31, 2019
United States	$(21,671,394)	$(18,316,279)
Foreign	—	—

	$(21,671,394)	$(18,316,279)
The components of income tax provision for the years ended December 31, 2020 and 2019 are as follows:

For the year ended	December 31, 2020	December 31, 2019
Federal
Current	$—	$—
Deferred	—	—
State
Current	—	—
Deferred	—	—
Foreign
Current	—	—
Deferred	—	—

Total income tax provision	$—	$—

The reconciliation of the Federal statutory income tax provision to the Company’s effective income tax provision is as follows:

For the year ended	December 31, 2020	December 31, 2019
Federal statutory income tax rate	21%	21%
Federal income tax at statutory rates	$(4,550,993)	$(3,846,419)
Valuation Allowance	4,435,667	3,777,631
Other, permanent difference	115,326	68,788

Effective income tax rate	0%	0%
Deferred income taxes reflect the net tax effects of loss and credit carry forwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred income tax assets and liabilities at December 31, 2020 and 2019 were comprised of the following:

For the year ended	December 31, 2020	December 31, 2019
Deferred Tax Assets:
Allowance for doubtful accounts	$110,381	$51,871
Accruals and reserves	733,051	597,438
Net operating loss and other carryforwards	12,418,254	6,975,339
Stock based compensation	377,514	232,554
Other, net	16,364	10,909

Deferred Tax Assets before valuation allowance	$13,655,564	$7,868,111
Valuation allowance	(13,591,637)	(7,831,390)

Total Deferred Tax Assets, net of valuation allowance	63,927	36,721
Deferred Tax Liabilities:
Depreciation	63,927	36,721

Total Deferred Tax Liabilities	$63,927	$36,721

Net Deferred Tax Assets (Liabilities)	$—	$—
A valuation allowance is required to be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. A full review of all positive and negative evidence needs to be considered, including the Company’s current and past performance, the market environments in which the Company operates, the utilization of past tax credits, length of carry back and carry forward periods, as well as tax planning strategies that might be implemented. Management believes that, based on a number of factors, it is more likely than not, that all of the deferred tax assets may not be realized; and accordingly, as of December 31, 2020 and 2019, the Company has provided a full valuation allowance against its net deferred tax assets.
On a gross basis, the Company has Federal net operating loss carry forwards of $43.9 million and $24.0 million as of December 31, 2020 and December 31, 2019, respectively, of which $1.0 million will expire in 2027 and the remainder of which may be carried forward indefinitely. The Company also has State gross net operating loss carry forwards of $50.1 million and $30.1 million as of December 31, 2020 and December 31, 2019, respectively, in various state jurisdictions which begin to expire in 2030. A full valuation allowance has been established for these net operating losses carry forwards as of December 31, 2020 and December 31, 2019.

The activity in the Company’s deferred tax asset valuation allowance was as follows:

Valuation allowance as of January 1, 2019	$2,084,008
Adjustments to the valuation allowance	5,747,382

Valuation allowance as of December 31, 2019	7,831,390
Adjustments to the valuation allowance	5,760,247

Valuation allowance as of December 31, 2020	$13,591,637
The Company has no unrecognized tax benefits as of December 31, 2020 and December 31, 2019. The Company is subject to U.S. Federal income tax and various state income taxes. The Company is subject to examination in these jurisdictions for the 2017 year and beyond.
Note 7—Temporary Equity and Stockholders’ Deficit
Common Equity
The Board authorized up to 31,000,000 shares of common stock at a $.0001 par value. As of December 31, 2020 and 2019, 3,427,555 and 1,194,163 shares of common stock were outstanding, respectively. The holders of record of common stock are entitled to elect one member to the Board of Directors.
On April 14, 2018, the Company repurchased 650,000 shares for $0.2 million. The Company had total treasury shares of 650,000 for the years ended December 31, 2020 and December 31, 2019, respectively. The Company has not retired any treasury shares as of December 31, 2020.
Preferred Equity
All preferred equity is convertible at the option of the holder and automatically upon contingent events. All preferred equity participates in dividends with common stock on an as-converted basis when declared by the Board of Directors.
Series Seed Preferred Shares
The Board has authorized up to 400,000 Series Seed shares. As of December 31, 2020 and 2019, there were 400,000 Series Seed preferred shares issued and outstanding, at the original issuance price of $4.00 per share. The Series Seed preferred shares were entitled to receive a 6% cumulative dividend on the original issue price of the Series Seed Stock until the first issuance of Series A-1 preferred shares. The Series Seed shares accrued $0.3 million of cumulative but unpaid dividends prior to the Series A-1 preferred share original issuance, for a total liquidation preference of $1.9 million as of December 31, 2020 and 2019, respectively. Per the terms of the Second Amended and Restated Certificate of Incorporation of Fast Radius, Inc., dated March 21, 2019, scenarios exist in which accrued but unpaid dividends would not be paid.
Series Seed-1 Preferred Shares
The Board has authorized up to 515,779 Series Seed-1 shares. As of December 31, 2020 and 2019, there were 515,779 Series Seed-1 preferred shares issued and outstanding at the original issuance price of $5.39 per share. The Series Seed-1 preferred shares were entitled to receive a 6% cumulative dividend on the original issue price of the Series Seed-1 Stock until the first issuance of Series A-1 preferred shares. The Series Seed-1 shares accrued $0.2 million of cumulative but unpaid dividends prior to the Series A-1 preferred share original issuance, for a total liquidation preference of $2.9 million as of December 31, 2020 and 2019, respectively. Per the terms of the Second Amended and Restated Certificate of Incorporation of Fast Radius, Inc., dated March 21, 2019, scenarios exist in which accrued but unpaid dividends would not be paid.

Series A Preferred Shares
The Board has authorized up to 5,706,349, 2,574,478, and 2,713,324 Series A-1, Series A-2, and Series A-3 shares, respectively. The shares are carried at their original issuance price of $1.00139, $1.20078, and $1.63479 for Series A-1, Series A-2, and Series A-3, respectively. As of December 31, 2020 and 2019, there are 5,706,349 Series A-1, 2,574,478 Series A-2 and 2,621,569 Series A-3 preferred shares issued and outstanding with overall liquidation preferences of $5.7 million, $2.8 million and $4.3 million, respectively. The holders of record of Series A preferred stock are entitled to elect one member to the Board of Directors.
Series B Preferred Shares
The Board has authorized up to 5,131,673 Series B shares. As of December 31, 2020 and 2019, there were 4,205,059 and 3,612,030 Series B preferred shares issued and outstanding, respectively, at the original issue price of $13.49 per share for a total liquidation preference of $56.7 million and $48.7 million as of December 31, 2020 and 2019, respectively. The holders of record of Series B preferred stock are entitled to elect one member to the Board of Directors.
Liquidation Preferences
In the event of voluntary or involuntary liquidation or dissolution, the remaining assets available for distribution are distributed in the following order pursuant to their respective liquidation preference amounts: Series B, Series A-1, Series A-2, Series A-3, Series Seed, and Series Seed-1. The liquidation preference for each of these assets is calculated as the shares’ issuance price plus and accumulated, unpaid dividends. Remaining assets available for distribution after preferential payments have been made will be distributed to holders of Series B and common shares.
Redemption
The preferred shares are redeemable upon a liquidation event, deemed liquidation event, or pursuant to the redemption options (as defined in the underlying agreements) providing the holders of preferred shares the option to force the Company to redeem their shares after seven years from the Series B original issuance date at the original issuance price plus dividends declared. The redemption feature of each issuance of preferred shares is not solely within the control of the Company; they are each also redeemable at the option of the holder. As such, each issuance of preferred stock is classified in temporary equity as redeemable preferred stock and measured at redemption value. The preferred stock is not currently redeemable, but it is probable that the preferred stock will become redeemable in the future and therefore the Company has elected an accounting policy to subsequently measure the preferred stock at current redemption value. Details of redemption for each issuance of preferred stock is discussed below.
Series B Preferred Stock
Unless prohibited by Delaware law governing distributions to stockholders, shares of Series B Preferred Stock shall be redeemed by the Company at a price equal to the applicable Original Issue Price per share, plus all declared but unpaid dividends, in three (3) annual installments commencing on or after the date that is seven (7) years from the Original Issue Date of the Series B Preferred Stock from the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (voting together as a single class).
Series A Preferred Stock
Unless prohibited by Delaware law governing distributions to stockholders, shares of Series A Preferred Stock shall be redeemed by the Company at a price equal to the applicable Original Issue Price per share, plus all declared but unpaid dividends, in three (3) annual installments commencing on or after the date that is seven

(7) years from the Original Issue Date of the Series B Preferred Stock from (i) the holders of at least a majority of the then outstanding shares of Series A Stock (voting together as a single class), and (ii) if and only if the Series B Preferred Stock has not yet submitted a Series B Redemption Request, the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (voting together as a single class).
Series Seed-1 Preferred Stock and Series Seed Preferred Stock
Unless prohibited by Delaware law governing distributions to stockholders, shares of Series Seed-1 Preferred Stock and Series Seed Preferred Stock shall be redeemed by the Company at a price equal to the applicable Original Issue Price per share, plus all declared but unpaid dividends, in three (3) annual installments commencing on or after the date that is seven (7) years from the Original Issue Date of the Series B Preferred Stock from (i) the holders of at least a majority of the then outstanding shares of Series Seed-1 Preferred Stock and Series Seed Preferred Stock (voting together as a single class), and (ii) if and only if (A) the Series B Preferred Stock has not yet submitted a Series B Redemption Request, the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (voting together as a single class) and (B) the Series A Stock has not yet submitted a Series A Redemption Request, the holders of at least a majority of the then outstanding shares of Series A Stock (voting together as a single class).
Note 8—Warrants
Warrants issued to purchase Common Stock
In connection with acquiring a loan of up to $3.0 million from the 2018 SVB loan dated October 12, 2018, the Company issued warrants for the purchase of up to 46,636 shares of common stock at an exercise price of $0.45 per share. The full $3.0 million of debt and associated warrants were issued by the Company on October 12, 2018 and expire October 12, 2028. These warrants are classified in equity and created a discount on the initial carrying value of the loan.
In connection with the 2020 SVB loan on December 29, 2020, the Company issued warrants for the purchase of 26,115 shares of common stock at an exercise price of $1.81 per share with an expiration date of December 29, 2032. Also, warrants to purchase an additional 26,115 shares of common stock are to be issued based on principal loan draws on the total $6.5 million available. As of December 31, 2020, there have been no draws from the available $6.5 million. These warrants issued in connection with the 2020 SVB loan are classified as a derivative liability pursuant to ASC 815-40,
Derivatives and Hedging
(“ASC 815-40”) and adjusted to fair value with changes in fair value recognized in earnings. Refer to Note 5 for further information regarding this loan.
On June 19, 2019, the Company issued XMS warrants to purchase up to 100,402 shares of the Company’s common stock at an exercise price per share of $13.49 in exchange for XMS providing financial advisory services, including supporting the Company in its financial forecasting, modeling, and other financial related services pursuant to the XMS Consulting Agreement. Under the terms of the contract, vesting of 48,874 shares of common stock is contingent upon the sale of at least $7.5 million in Series B Preferred Stock, and vesting of 51,528 shares of common stock is contingent upon the sale of at least $15.0 million in Series B Preferred Stock (i.e., XMS warrants will be fully vested following the sale of at least $15.0 million in Series B Preferred Stock). The Company recognizes compensation cost only in relation to the portion of XMS warrants for which the performance condition is deemed probable of achievement. A cumulative catch-up approach will be used to account for any changes in the probability assessment. The performance condition related to the sale of at least $7.5 million in Series B Preferred stock was deemed probable at the grant date of June 19, 2019 and was achieved in February 2020 and the requisite expense was recorded from the issuance date. The performance condition related to the sale of at least $15.0 million in Series B Preferred Stock is deemed improbable and has not occurred. These XMS warrants are equity classified and expire on June 19, 2029.
On March 21, 2019, in connection with entering into the Series B preferred stock purchase agreement with UPS for the sale and purchase of $35.0 million of shares of the Company’s Series B preferred stock, the Company issued a warrant to UPS to purchase up to 713,491 shares of the Company’s common stock. In addition, on February 2, 2020, for UPS’s role in assisting to lead and secure the Series B Preferred Stock financing round, the Company issued an additional UPS warrant to purchase up to 101,927 shares of the Company’s common stock. The exercise price for both warrants issued to UPS is $0.0001 per share. As all of the UPS Warrants were granted for services performed leading to the issuance of the Series B Preferred Stock, their fair value was recorded as an expense in the consolidated statement of net loss and comprehensive loss. The UPS warrants issued in 2020 and 2019 are equity classified and expire on February 3, 2025 and March 21, 2024, respectively. The common shares associated with these UPS warrants are included in the weighted average common shares outstanding amounts in Note 14 for the years ended December 31, 2020 and 2019.
A summary of the common stock warrant activity for the years ended December 31, 2020 and 2019 is as follows:

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at January 1, 2019	46,636	$0.45	$1.61
Granted	762,365	0.86	1.68
Exercised	—	—	—

Outstanding at December 31, 2019	809,001	$0.84	$1.68	4.80

Exercisable	809,001
Outstanding at January 1, 2020	809,001	$0.84	$1.68
Granted	128,042	0.37	2.24
Exercised	—	—	—

Outstanding at December 31, 2020	937,043	$0.78	$1.75	4.06

Exercisable	937,043

As of December 31, 2020 and 2019, there are warrants allowing the purchase of up to 937,043 and 809,001 shares of common stock, respectively. Warrants are exercisable at any time, at the option of the holder, into common stock at a rate of 1 to 1 initially, subject to adjustments for dilution.
Other than warrants accounted for under ASC 718, the Company evaluated the warrants for liability or equity classification in accordance with the provisions of ASC 480 and ASC 815-40. Based on the provisions governing the warrants in the applicable agreements, the Company determined that the warrants associated with the 2018 SVB loan meet the criteria required to be classified as an equity award. Accordingly, the warrants were recorded at their initial fair value with no subsequent remeasurement. The 2020 SVB loan warrants associated with the financing agreement have been determined to be liability classified. Accordingly, the warrants were recorded at their initial fair value and are remeasured at fair value at each subsequent reporting date. Additionally, all warrants issued are immediately exercisable and expire on an expiration date specified in each agreement. Warrants issued to XMS and UPS are accounted for pursuant to ASC 718. Refer to Note 9 for further information regarding stock-based compensation.
Warrants issued to purchase Series A-3 Preferred Stock
On October 4, 2018, in connection with obtaining the $3.0 million ATEL loan to finance equipment purchases, the Company issued a warrant to purchase up to 91,755 Series A-3 Preferred shares at a price of $1.63479 per share. 32,405 warrants were issued in conjunction with the term loan and have an expiration date that is the earlier of (a) October 4, 2033 or (b) the 5 th
anniversary of an IPO closing.

The following table summarizes the changes in Series A-3 Preferred Stock warrants outstanding as of December 31, 2020 and 2019.

	Number of Warrants	Weighted Average Exercise Price
Balance at January 1, 2019	32,405	$1.63
Issued	—	—
Canceled or expired	—	—
Exercised	—	—
Balance at December 31, 2019	32,405	$1.63
Issued	—	—
Canceled or expired	—	—
Exercised	—	—
Balance at December 31, 2020	32,405	$1.63
The Company evaluated the Series A-3 warrants issued to ATEL for liability or equity classification in accordance with the provisions of ASC 480 and ASC 815-40. Based on the provisions governing the warrants in the applicable agreement, the ATEL Series A-3 warrants have been determined to be liability classified. Accordingly, the warrants were recorded at their initial fair value and are remeasured at fair value at each subsequent reporting date. All Series A-3 warrants issued are immediately exercisable and expire on an expiration date specified in each agreement.
The Company recognized expense of $0.3 million and $1.3 million during 2020 and 2019, respectively, in connection with the Company’s outstanding warrants. The expense is mostly related to the issuance of equity classified warrants of $0.2 million and $1.3 million during 2020 and 2019, respectively. Related interest expense was $69.0 thousand and $10.0 thousand for the periods ended December 31, 2020 and 2019, respectively.
The number and kind of securities purchasable upon the exercise of these warrants and their exercise price shall be subject to adjustment from time to time upon the occurrence of certain events which may impact the exercise price and number of shares issued, including (a) stock dividends or splits, etc. (b) reclassification, exchange, combinations or substitution or (c) adjustments to conversion price.
Note 9—Stock-Based Compensation
Stock Options
On December 4, 2017, the Company’s Board of Directors adopted its 2017 Incentive Plan which subsequently was amended and restated on July 29, 2020 (the “Plan”). The Plan was entered into with the objective of attracting and retaining key personnel, providing for additional performance incentives, and promoting the success of the Company by increasing the efforts of participants. The Plan seeks to achieve this purpose by providing for awards in the form of stock options and RSUs to officers, employees, consultants, and directors of the Company. Pursuant to the Plan, the Company has issued the following stock-based payment awards to employees and nonemployees in exchange for services provided to the Company: (i) options to the Company’s founders, including options early exercised through a promissory note, (ii) options and RSUs to various employees and former employees, and (iii) options and warrants issued to various nonemployee consultants. The underlying awards pursuant to the Plan are administered by the Compensation and Management Development Committee of the Board of Directors.
12,258,817 shares are reserved and available for grant and issuance pursuant to the Plan as of the date of adoption of the amended Plan.
Stock-based compensation expense during the years ended December 31, 2020 and 2019, was $992.0 thousand and $667.2 thousand, respectively. No income tax benefit was recognized in the consolidated statements of comprehensive loss and no compensation was capitalized in any of the years presented. Stock-based compensation expense was recorded in the following accounts within the consolidated statements of net loss and comprehensive loss:

	2020	2019
Cost of Revenues	$14,383	$13,723
General and Administrative	$825,666	$587,547
Selling and Marketing	$104,985	$38,674
Research and Development	$47,048	$27,322
In addition to the stock-based compensation expense recorded above, $0.04 million was recorded to retained earnings in 2019 as a part of the Company’s adoption of ASU 2018-07 in 2019.
In 2018, founders early exercised approximately 7.7 million stock options through execution of partial-recourse promissory notes. The options had an exercise price of $0.28 per share. The options contain various service and performance-based vesting conditions. Specifically, a portion of the options vests solely based on a graded four-year service condition, a portion vests based on both achievement of a performance condition as well as completion of a graded four-year service condition, and the remaining vest on achieving certain pre-money valuation in a financing event as well as completion of a graded five-year service condition. During the years ended December 31, 2020 and December 31, 2019, 2,218,392 and 167,000 of the shares associated with these early exercised options became outstanding for accounting purposes as they were released from the notes’ recourse provision. The release of the notes’ recourse provision was the result of the donation or sale of these early exercised options by the founders, resulting in an increase in common stock outstanding.
In May 2019, the Company issued an additional 1,238,720 stock options (through two separate issuances) to founders at an exercise price of $1.63 under the terms of award. The first issuance of such shares is subject to a service-based condition with graded vesting subject to the employee’s continuous service with the Company and the second issuance is subject to a service-based graded vesting condition as well as a Second Closing performance condition, whereby the Company must sell 1,186,063 additional shares of Series B Preferred Stock.
Further, during fiscal year 2019, the Company issued 609,701 stock options to employees at exercise prices ranging between $0.45 and $1.63. Such options granted by the Company primarily vest over periods of four years, subject in each case to the individual’s continued service through the applicable vesting date.
During fiscal year 2020, the Company issued 1,012,066 stock options to its employees and consultants collectively at exercise prices ranging between $1.63 and $1.81. Stock options granted to employees were subject to graded service-based vesting over the period of four years (primarily), subject, in each case, to the individual’s continued service through the applicable vesting date.
Of the total options granted during the years ended December 31, 2020 and 2019, the Company issued 0 and 58,203 stock options to nonemployees in connection with their respective advisory services to the Company at exercise prices of $1.63. Stock options granted to one of the nonemployees are subject to both performance and service-based conditions wherein vesting is contingent upon meeting certain business development goals per year and subject to continued services as senior advisor to the Company. Whereas, stock options granted to another nonemployee is subject to a standard four-year time-based vesting schedule with 1/16 of the shares to vest each quarter subject to acceleration upon an initial public offering or a change of control event. With the exception of 341,494 severance options which had an expiration date of January 11, 2020, all options expire 10 years after the date of grant.

The following table summarizes activity in relation to Company’s stock option issued to employees, founders and consultants:

	Number of Shares/Units	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
				(years)
Balance at January 1, 2019	1,218,455	$0.32	$0.23	9.40	$320,874
Granted	1,848,421	1.62	0.89	9.45	277,784
Exercised	27,163	0.28	0.21	8.18	40,544
Forfeited	134,952	0.53	0.35	8.42	167,682
Expired	—	—	—	—	—
Balance at December 31, 2019	2,904,761	$1.14	$0.64	9.07	$1,843,587
Granted	1,012,066	1.77	0.94	9.61	2,366,833
Exercised	15,000	0.45	0.29	7.53	54,868
Forfeited	421,110	1.34	0.74	8.31	1,166,920
Expired	297,959	0.30	0.22	7.39	1,135,297
Balance at December 31, 2020	3,182,758	$1.39	$0.76	8.59	$8,636,744
As of December 31, 2020, there was approximately $2.0 million of unrecognized compensation cost related to stock options under the Company’s 2017 Plan which is expected to be recognized over a weighted average period of 1.3 years.
The following table summarizes the quantity of outstanding options that are classified as vested, exercisable, unvested, or expected to vest:

	Number of Shares/Units	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
				(years)
Options vested and exercisable at December 31, 2019	585,273	$0.31	$0.23	8.40	$853,894
Unvested Options at December 31, 2019	2,319,488	$1.35	$0.75	9.24	$989,693
Options vested and exercisable at December 31, 2020	807,431	$0.88	$0.51	7.94	$2,604,216
Unvested Options at December 31, 2020	2,375,327	$1.57	$0.85	8.81	$6,032,528
The fair value of stock options granted during 2019 and 2020 and the weighted average assumptions used to estimate the fair value are as follows:

	2019	2020
Dividend yield	0.00%	0.00%
Expected volatility	49.58%	51.78%
Risk-free interest rate	2.06%	0.75%
Expected life	6.27	5.98
The Black-Scholes option pricing model requires the input of certain subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate and (d) expected dividends. Due to the lack of company-specific historical and implied volatility data for trading the Company’s stock in the public market, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The computation of expected volatility is based on the historical volatility of a representative group of companies with similar characteristics to the Company, including stage of product development and digital manufacturing industry focus. The Company is a technology and services platform positioned as a supply chain solution and the representative group of companies has certain similar characteristics to the Company. The Company believes the group selected has sufficient similar economic and industry characteristics and includes companies that are most representative of the Company. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. For options granted to nonemployees, the Company utilizes the contractual term of the arrangement as the basis for the expected term assumption. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock, which is similar to the Company’s peer group.
Restricted Stock Units
During the year ended December 31, 2020, the Company issued 235,150 shares of restricted stock units to employees at a weighted average grant date fair value of $1.97 per share. These units contain both service and performance conditions wherein vesting is generally subject to a requisite service period of four years, whereby the award vests 25% on the one-year anniversary of the Vesting Commencement Date (as defined in the Company’s stock purchase agreement), then ratably over 36 monthly installments, subject to continuous service by the individual and achievement of the performance target, as stipulated in the notice of grant (“Liquidity Event” as defined in the underlying agreements). Due to the nature of the performance condition, recognition of compensation cost has been deferred until the occurrence of a Liquidity Event. As of December 31, 2020, unrecognized compensation costs associated with outstanding RSUs was $431.0 thousand.
A summary of the Company’s restricted stock unit award activity for the year ended December 31, 2020 is as follows:

	Shares	Weighted- Average Grant- Date Fair Value per Share
Balance, January 1, 2020	—	$—
Granted	235,150	1.97
Vested	—	—
Forfeited	15,898	1.97

Balance, December 31, 2020	219,252	$1.97
The stock-based compensation expense associated with RSUs will not be recognized until the completion of a Liquidity Event, at which time RSUs whose service conditions have been met will vest and the associated compensation costs will be recognized as stock-based compensation expense. As of December 31, 2020, none of the service conditions associated with the 219,252 RSUs have been achieved. RSUs outstanding as of December 31, 2020 are expected to achieve their service conditions over a weighted average period of approximately 1.7 years.

Note 10—Fair Value Measurements
The Company measures the fair value of financial instruments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Each level of input has different levels of subjectivity and difficulty involved in determining fair value.

Level 1 —	Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date. Therefore, determining fair value for Level 1 investments generally does not require significant judgment, and the estimation is not difficult.

Level 2 —	Pricing is provided by third-party sources of market information obtained through investment advisors. The Company does not adjust for or apply any additional assumptions or estimates to the pricing information received from its advisors.

Level 3 —	Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions. The determination of fair value for Level 3 instruments involves the most management judgment and subjectivity.
The Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and 2019 by level within the fair value hierarchy, are as follows:

	December 31, 2020
	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	(Level 1)	(Level 2)	(Level 3)
Cash sweep and money market accounts	$17,562,823	$—	$—
Warrant liability	$—	$—	$199,408

	December 31, 2019
	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	(Level 1)	(Level 2)	(Level 3)
Cash sweep and money market accounts	$34,220,259	$—	$—
Warrant liability	$—	$—	$32,405
There were no transfers between Level 1, 2 or 3 during the years ended December 31, 2020 and 2019.
Fair Value of warrants issued to purchase common stock
The following table includes a summary of changes in fair value of the Company’s liability classified warrants issued to purchase common stock measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2020 and 2019:

	2020	2019
Beginning balance	$—	$—
Additions	86,963	—
Change in fair value	—	—
Ending balance	$86,963	$—
The changes in fair value of the warrant liability are recorded in the consolidated statements of net loss and comprehensive loss.

A summary of the weighted average significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liability for common share warrants is categorized within Level 3 of the fair value hierarchy as of December 31, 2020 and 2019 is as follows:

	2020	2019
Stock/Common Share Price	$4.11	$1.77
Term (Years)	12.00	12.00
Volatility	120.13%	60.00%
Risk-free rate of return	0.13%	0.43%
Dividend Yield	0.00%	0.00%
Fair Value of warrants issued to purchase series A-3 preferred stock
The following table includes a summary of changes in fair value of the Company’s liability classified warrants issued to purchase series A-3 preferred stock measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2020 and 2019:

	2020	2019
Beginning balance	$32,405	$26,572
Additions	—	—
Change in fair value	80,040	5,833
Ending balance	$112,445	$32,405
The changes in fair value of the warrant liability are recorded in the consolidated statements of net loss and comprehensive loss.
A summary of the weighted average significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liability for A-3 preferred share warrants is categorized within Level 3 of the fair value hierarchy as of December 31, 2020 and 2019 is as follows:

	2020	2019
Stock/Common share price	$4.23	$1.93
Term (Years)	12.50	12.50
Volatility	118.63%	60.00%
Risk-free rate of return	0.13%	0.43%
Dividend yield	0.00%	0.00%
Note 11—Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no contingencies recorded as of December 31, 2020 or December 31, 2019.
Operating Leases
The Company leases certain equipment (3D printers), office space and its corporate headquarters under non-cancelable lease agreements which are accounted for as operating leases.
Rent expense for the years ended December 31, 2020 and 2019 was $1.7 million and $1.8 million, respectively. Of these amounts, $1.3 million and $1.3 million is recorded in cost of goods, $0.4 million and $0.5 million is recorded in general and administrative expenses for the years ended December 31, 2020 and 2019, respectively.

Under ASC 840, future minimum non-cancelable lease payments under the Company’s operating leases as of December 31, 2020 were as follows:

Amounts
2021	$1,370,312
2022	1,221,012
2023	558,060
Thereafter	—

Total	$3,149,384

Note 12—Employee Benefit Plan
The Company sponsors a defined contribution plan for its employees in the United States. This plan is qualified under Section 401(k) of the U.S. tax code. Currently, the Company contributes 0% of employee contributions. However, the Company made a one-time discretionary contribution to the Plan in 2019. The Company’s cost related to this benefit plan was $0.0 million and $0.1 million for fiscal years December 31, 2020, and December 31, 2019 respectively.
Note 13—Related Party Transactions
Since the Company’s inception, UPS has contributed significant amounts of capital to the Company. UPS currently has an investment in Series Seed and Series Seed-1, Series A-2, and Series B Preferred Stock, with balances of $0.6 million, $1.8 million and $1.0 million and $35.0 million as of December 31, 2020 and as of December 31, 2019, respectively. The Company has multiple agreements with UPS, which are summarized below. The Company evaluated the agreements for combination and determined that based on the timing and nature of the agreements, all agreements were determined to be accounted for separately. Refer to Note 8 for more information on warrants issued to UPS.
The Company entered into a Discount Agreement in 2016 with UPS which was amended in March 2017 and again in March 2019. Under the agreement, UPS performs advertising and brand marketing services for the Company. In exchange for the services, the Company has agreed to compensate UPS in the form of equity royalties which are determined based on 6% of the Company’s gross revenues. The Company evaluated the measurement and recognition of the transaction under ASC 718. In 2019, the Company issued 14,924 shares of Series B Preferred Stock for these services. As of December 31, 2020, and 2019, the Company has accrued $1.3 million and $0.5 million as a related party accrued liability on the Company’s consolidated balance sheets. During 2020 and 2019, the Company recognized $0.8 million and $0.5 million as sales and marketing expense on its consolidated statements of net loss and comprehensive loss, respectively.
The Company entered into a warehouse rental agreement with UPS in January 2015. The Company leases space in a warehouse in Louisville, KY that is used for printing equipment, supplies, packages, and shipping space. The Company paid $65.7 thousand and $70.7 thousand in lease payments to UPS for the years ended December 31, 2020 and 2019, respectively. No amounts were payable to UPS for the years ended December 31, 2020 and December 31, 2019.
The Company entered into a sub-lease agreement with UPS in August 2018. The Company sub-leases office space from UPS in Singapore. The Company paid $6.7 thousand and $4.8 thousand in lease payments to UPS for the years ended December 31, 2020, and December 31, 2019, respectively. No amounts were payable to UPS for the years ended December 31, 2020 and 2019.
The Company entered into a shipping service agreement with UPS in 2016, the agreement has since been amended (in both 2017 and 2019). The Company receives pickup and delivery services in this arrangement. The

Company paid $0.5 million and $0.4 million in fees to UPS for shipping services for the years ended December 31, 2020 and December 31, 2019, respectively. No amounts were payable to UPS for the years ended December 31, 2020 and 2019.
Note 14—Net loss per share

	December 31, 2020	December 31, 2019
Income (loss) available to common stockholders per share:
Net loss	(21,671,394)	(18,316,279)
Weighted average common shares outstanding:
Basic and Diluted	2,950,556	925,537
Net loss per share—Basic and Diluted	$(7.34)	$(19.79)

For the years ended December 31, 2020 and 2019, the Company’s potentially dilutive securities, which include stock options, unvested restricted stock awards/units, redeemable convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to the Company’s stockholders’ is the same. Dilutive securities excluded were 17,205,650 and 16,341,940 shares for the years ended December 31, 2020 and 2019, respectively.
Note 15—Subsequent Events
The Company has completed an evaluation of all subsequent events through September 3, 2021, which is the date the financial statements were issued, to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the financial statements and events which occurred but were not recognized in the financial statements. The Company has concluded that no subsequent event has occurred that requires adjustment to or disclosure in the financial statements other than those described below.
In December 2020, the Company entered into a term loan credit agreement with SVB with a maximum credit extension of $6.5 million. The loan was amended on March 12, 2021, to increase the maximum credit extension to $10 million. The Company drew the full loan availability on May 25, 2021. The loan has an interest rate of the greater of the prime rate – 1.0% or 2.25% and requires 36 monthly payments. The Company issued 26,115 share warrants in conjunction with executing this amendment.
On January 21, 2021, the Company entered into an operating lease agreement for industrial space in Chicago, IL. The rental term is sixty (60) periods and includes non-cancellable lease payments of $3.8 million. Monthly rental payments escalate on an annual basis, at a rate of 3%.
On March 12, 2021, the Company entered into a note purchase agreement with Energize Ventures Fund LP, Energize Growth Fund I LP, EV FR SPV and Ironspring Venture Fund I-FR, LP, all of which are existing shareholders or affiliates of existing shareholders, for convertible promissory notes (collectively “Notes”). The Company received funding of $7.6 million on April 13, 2021. No additional closings have occurred through the date of this report. The Notes have an interest rate of 6%, with all accrued interest due at maturity. Further, 140,000 warrants were issued in conjunction with the initial funding.
The Company financed the purchase of advanced manufacturing equipment through Manufacturer’s Capital promissory notes. On January 15, 2021, the Company received $299 in funding. Additionally, the Company received $726 thousand on March 24, 2021 related to the funding of these notes.

In May 2021, the Company entered into a master subscription agreement with Palantir Technologies Inc. (“Palantir”) for access to Palantir’s proprietary software for a six-year period. The non-cancellable future minimum payments due on this firm purchase agreement are $19.5 million unless the proposed Business Combination is not consummated, in which case the agreement may be terminated for a lesser fee. Under the agreement, subscription services commence July 1, 2021.
On July 18, 2021, ECP Environmental Growth Opportunities Corp., a Delaware corporation (“ENNV”), and ENNV Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ENNV (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Fast Radius, pursuant to which Merger Sub will merge with and into Fast Radius, with Fast Radius surviving the merger as a wholly owned subsidiary of ENNV (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).
Subject to the terms of the Merger Agreement, the aggregate merger consideration with respect to all holders of Fast Radius securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards exercisable for shares, will equal 100,000,000 shares of Class A common stock, par value $0.0001 per share, of ENNV at a deemed value of $10.00 per share. The contemplated deal would provide all holders of the Company’s common stock with common stock of the continuing public company, which will be a wholly owned subsidiary of ENNV. The proposed transaction is subject to, among other things, the approval by ENNV’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be consummated. If consummated, the transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer.
On August 23, 2021, the Company entered into a Note Purchase Agreement with Drive Capital Fund II LP, Drive Capital Fund II (TE), LP and Drive Capital Ignition Fund II LP (existing stockholders) for convertible promissory notes. The Company received funding of $3.0 million on August 24, 2021 at closing. The Notes have an interest rate of 6%, with all accrued interest and principal due at maturity, which is August 23, 2023.

Fast Radius, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$11,453,360	$18,494,248
Accounts receivable, net of allowances for doubtful accounts of $610,001 and $404,755, respectively	8,208,471	5,046,497
Inventories	550,174	274,311
Prepaid production costs	1,325,861	283,553
Prepaid expenses and other current assets	3,296,696	623,292

Total current assets	$24,834,562	$24,721,901
Non-current assets
Property and equipment, net	9,487,287	2,664,366
Other non-current assets	357,953	336,923

Total assets	$34,679,802	$27,723,190

Liabilities, temporary equity and stockholders’ deficit
Current liabilities
Accounts payable	$2,213,089	$1,528,790
Accrued compensation	1,462,200	1,350,539
Accrued and other liabilities	9,753,335	167,384
Advances from customers	215,399	25,012
Accrued liabilities – related parties	2,242,776	1,313,062
Deferred Revenue	—	5,350
Warrant liability	2,713,024	199,408
Current portion of long-term debt	13,590,029	413,930

Total current liabilities	$32,189,852	$5,003,475

Other long-term liabilities	230,630	—
Term loan - net of current portion and debt issuance costs	7,940,386	314,389
Related party convertible notes and derivative liabilities	9,244,326	—

Total liabilities	$49,605,194	$5,317,864

Commitments and contingencies (Note 11)	—	—
Temporary equity
Series Seed Preferred stock; par value $0.0001, 400,000 shares authorized; 400,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020, aggregate liquidation preference of $1,892,812 as of September 30, 2021 and December 31, 2020	$1,892,812	$1,892,812
Series Seed - 1 Preferred stock; par value $0.0001, 515,779 shares authorized; 515,779 shares issued and outstanding as of September 30, 2021 and December 31, 2020; aggregate liquidation preference of $2,892,300 as of September 30, 2021 and December 31, 2020	2,892,300	2,892,300
Series A - 1 Preferred stock; par value $0.0001, 5,706,349 shares authorized; 5,706,349 shares issued and outstanding as of September 30, 2021 and December 31, 2020; aggregate liquidation preference of $5,714,281 as of September 30, 2021 and December 31, 2020	5,714,281	5,714,281
Series A - 2 Preferred stock; par value $0.0001, 2,574,748 shares authorized; 2,574,748 shares issued and outstanding as of September 30, 2021 and December 31, 2020; aggregate liquidation preference of $2,778,882 as of September 30, 2021 and December 31, 2020	2,778,882	2,778,882
Series A - 3 Preferred stock; par value $0.0001, 2,713,324 shares authorized; 2,621,569 shares issued and outstanding as of September 30, 2021 and December 31, 2020; aggregate liquidation preference of $4,285,715 as of September 30, 2021 and December 31, 2020	4,285,715	4,285,715
Series B Preferred stock; par value $0.0001, 5,131,673 shares authorized; 4,205,059 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $56,726,260 as of September 30, 2021 and December 31, 2020, respectively	56,726,260	56,726,260

Total temporary equity	$74,290,250	$74,290,250
Stockholders’ deficit
Common stock, $0.0001 par value, 31,000,000 authorized; 3,955,279 and 3,427,555 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	396	343
Treasury Stock, held at cost; 650,000 shares outstanding as of September 30, 2021 and December 31, 2020	(221,000)	(221,000)
Additional paid-in capital	8,910,554	3,724,208
Accumulated deficit	(97,905,592)	(55,388,475)

Total stockholders’ deficit	(89,215,642)	(51,884,924)

Total liabilities, temporary equity and stockholders’ deficit	$34,679,802	$27,723,190

See accompanying notes to the unaudited condensed consolidated financial statements

Fast Radius, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS AND COMPREHENSIVE LOSS
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Revenues	$15,642,101	$9,726,548
Cost of revenues	14,089,162	8,532,275

Gross profit	1,552,939	1,194,273
Operating expenses
Sales and marketing	15,520,744	6,172,233
General and administrative	23,605,547	9,267,873
Research and development	1,441,856	2,229,817

Total operating expenses	40,568,147	17,669,923
Loss from operations	(39,015,208)	(16,475,650)
Change in fair value of warrants	(1,525,870)	(20,739)
Change in fair value of derivative liability	(189,000)	—
Interest income and other income	418	120,908
Interest expense, including amortization of debt issuance costs	(1,787,457)	(285,349)

Loss before income taxes	(42,517,117)	(16,660,830)
Income tax expense (benefit)	—	—

Net loss and comprehensive loss	$(42,517,117)	$(16,660,830)

Net loss per share
Basic and diluted	$(10.41)	$(6.09)
Weighted average shares outstanding:
Basic and diluted	4,085,640	2,733,962
See accompanying notes to the unaudited condensed consolidated financial statements

Fast Radius, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
(Unaudited)

	Convertible Preferred Stock 1		Common Stock		Treasury Stock		Additional paid-in capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Amount
Balance at January 1, 2020	15,430,205	$66,290,289	1,194,163	$119	(650,000)	$(221,000)	$2,525,228	$(33,717,081)	$(31,412,734)
Net Loss								(16,660,830)	(16,660,830)
Issuance of equity warrants							200,373		200,373
Issuance preferred stock (Series B)	593,029	7,999,961
Exercise of stock options and release of notes’ recourse provision			2,233,392	223			6,628		6,852
Share-based compensation							756,753		756,753

Balance at September 30, 2020	16,023,234	$74,290,250	3,427,555	$343	(650,000)	$(221,000)	$3,488,983	$(50,377,911)	$(47,109,586)

Balance at January 1, 2021	16,023,234	$74,290,250	3,427,555	$343	(650,000)	$(221,000)	$3,724,208	$(55,388,475)	$(51,884,924)
Net Loss								(42,517,117)	(42,517,117)
Issuance of equity warrants to related party							2,200,658		2,200,658
Issuance of equity warrants							2,245,000		2,245,000
Exercise of stock options and release of notes’ recourse provision			527,724	53			40,528		40,581
Share-based compensation							700,160		700,160

Balance at September 30, 2021	16,023,234	$74,290,250	3,955,279	$396	(650,000)	$(221,000)	$8,910,554	$(97,905,592)	$(89,215,642)

1	Refer to Note 7
See accompanying notes to the unaudited condensed consolidated financial statements

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Nine Months September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(42,517,117)	$(16,660,830)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,092,227	620,037
Amortization of deferred financing and convertible debt discount	1,232,320	30,137
Stock-based compensation	700,160	756,753
Issuance of compensation-related equity classified warrants	—	200,373
Change in fair value of warrants	1,525,870	20,739
Change in fair value of derivative liability	189,000	—
Provision for doubtful accounts	241,638	222,910
Loss on disposal of assets	227,800	—
Other	(110,911)	—
Changes in operating assets and liabilities
Accounts receivable	(3,403,613)	(1,385,086)
Inventories	(275,863)	(347,102)
Prepaid production costs	(1,042,308)	(138,223)
Prepaid expenses and other current assets	(2,686,314)	(388,162)
Accounts payable	684,300	(316,088)
Accrued compensation and other liabilities	10,857,955	244,221
Advances from customers	190,387	(109,466)
Deferred revenue	(5,350)	339,100

Cash used in operating activities	$(33,099,819)	$(16,910,687)

Cash flows from investing activities
Additions to property, plant and equipment	(8,142,947)	(350,922)

Cash used in investing activities	$(8,142,947)	$(350,922)

Cash flows from financing activities
Proceeds from term loan	$24,486,824	—
Repayment of term loan	(803,372)	(2,927,582)
Proceeds from convertible notes and warrants with related parties	10,600,000	—
Convertible notes issuance costs	(122,155)	—
Proceeds from exercise of stock options	40,581	6,852
Issuance of preferred stock	—	7,999,961

Cash provided by financing activities	$34,201,878	$5,079,231

Change in cash and cash equivalents	(7,040,888)	(12,182,378)
Cash and cash equivalents, beginning of period	18,494,248	34,816,208

Cash and cash equivalents, end of period	$11,453,360	$22,633,830

Supplemental disclosure of cash flow information
Issuance of liability classified warrants	$987,747	$—
Capital expenditures not yet paid	$410,792	$—
Interest paid	$203,716	$130,529
See accompanying notes to the unaudited condensed consolidated financial statements

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1—Nature of Operations and Basis of Presentation
Fast Radius, Inc., which was incorporated in the United States in 2017 (“Fast Radius” or the “Company”), is a cloud manufacturing and digital supply chain company. The Fast Radius solution combines a proprietary software platform with physical infrastructure to enable accelerated product development and digital tools for product engineers.
The Company is headquartered in Chicago, Illinois, with additional operating locations in Atlanta, Georgia; Louisville, Kentucky; and Singapore. The Company’s operations in Louisville, Kentucky are located within the Worldport facility of United Parcel Service, Inc. (“UPS”), enabling parts to be produced and shipped late into the evening for overnight distribution around the world. The Company has an operating subsidiary located in Singapore.
On July 18, 2021, ECP Environmental Growth Opportunities Corp., a Delaware corporation (“ENNV”), and ENNV Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ENNV (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Fast Radius, pursuant to which Merger Sub will merge with and into Fast Radius, with Fast Radius surviving the merger as a wholly owned subsidiary of ENNV (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).
Subject to the terms of the Merger Agreement, the aggregate merger consideration with respect to all holders of Fast Radius securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards exercisable for shares, will equal 100,000,000 shares of Class A common stock, par value $0.0001 per share, of ENNV at a deemed value of $10.00 per share. The contemplated transaction would provide all current holders of the Company’s common stock with shares of common stock of the continuing public company, which will be a wholly owned subsidiary of ENNV. The proposed transaction is subject to, among other things, the approval by ENNV’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be consummated. As of September 30, 2021, the Company has capitalized $2.3 million in direct and incremental equity issuance-related transaction costs included within Prepaid expenses and other current assets on the condensed consolidated balance sheet. The Company has recorded $2.6 million in accrued and other liabilities on the condensed consolidated balance sheet as of September 30, 2021 related to accounting and legal services associated with the transaction.
Basis of Presentation
The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). No transactions have been recorded to comprehensive loss through September 30, 2021.
The accompanying unaudited condensed consolidated interim financial statements reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. These unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the fiscal year ended December 31, 2020. The unaudited condensed consolidated interim financial statements do not include all the information and footnotes required by U.S. GAAP for complete financial statements. The results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2021, or any other portions thereof.

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Principles of Consolidation
The Company’s unaudited condensed consolidated interim financial statements reflect its financial statements and those of its wholly owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.
Risks and Uncertainties
The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, new customer acquisition, the need for additional funding, competition from substitute products and services from larger companies, protection of proprietary technology, dependence on key individuals, and risks associated with changes in information technology. The Company has financed its operations through several rounds of preferred stock financing since inception, resulting in net proceeds of approximately $74.3 million through September 30, 2021. The Company’s long-term success is dependent upon its ability to successfully market its products and services; grow revenue; control operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations.
COVID-19
Impact
In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus (“COVID-19”) to be a pandemic. The
COVID-19
pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential
businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company has made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted its conferences and other events to virtual-only through the date of these unaudited condensed consolidated financial statements. The
COVID-19
pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time.
COVID-19
and other similar outbreaks, epidemics or pandemics could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that the Company is not able to predict.
Going Concern Consideration
The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
Since inception, the Company has generated recurring losses which have resulted in an accumulated deficit of $97.9 million and $55.4 million as of September 30, 2021 and December 31, 2020, respectively, and expects to incur additional losses in the future. The Company is still in the growth stage of our business and expects to continue to make substantial investments in our business, including in the expansion of our product portfolio and in our research and development, sales and marketing teams, in addition to incurring additional costs as a result of being a public company. As a result of our history of losses, negative working capital, and negative cash flows from operations, and because our plans to obtain additional capital have not been completed at the time of the

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

issuance of our condensed consolidated financial statements, substantial doubt exists about our ability to continue as a going concern within one year after the date that our condensed consolidated financial statements were issued. The Company believes the cash it expects to obtain from the proposed Business Combination (as defined above in Note 1) and the proposed private placement to occur substantially concurrently with the consummation of the Business Combination (the “PIPE Investment”), if consummated, would be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of these financial statements. However, this transaction has not been consummated and is not within the Company’s control, and therefore cannot be deemed probable. Further, in the event that the Business Combination and PIPE Investment is not consummated, there can be no assurance that the Company will be able to obtain other debt or equity financing on terms acceptable to the Company, if at all, or that the Company will generate sufficient future revenues and cash flows to fund our operations. Failure to secure additional funding may require the Company to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives. The Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.
The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.
Immaterial Corrections to Prior Periods
We have identified immaterial corrections to the first six months of 2021 related to the capitalization of software costs and unreported claims duties owed to United States Customs and Border Protection (“CBP”) that originated during the period presented herein. Refer to Note 14 for further information regarding the matter with the CBP. We evaluated the effects of these corrections on our previously issued unaudited condensed consolidated interim financial statements for the six months ended June 30, 2021, individually and in the aggregate, in accordance with the guidance in ASC Topic 250, Accounting Changes and Error Corrections, ASC Topic
250-10-S99-1,
Assessing Materiality, and concluded that the financial statements are not materially misstated. The capitalization of software costs correction increased property and equipment, net and decreased research and development expense by $1.3 million as of and for the six months ended June 30, 2021. The CBP matter revision increased accrued and other liabilities and cost of revenues by $0.5 million as of and for the six months ended June 30, 2021.
Note 2—Summary of Significant Accounting Policies
Emerging Growth Company
As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.
Use of Estimates
The preparation of the unaudited condensed consolidated interim financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

assets and liabilities, related disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the periods presented. The Company’s most significant estimates and judgements involve valuation of the Company’s equity, including assumptions made in the fair value of warrants, derivatives, and stock-based compensation; the useful lives of fixed assets; and allowances for doubtful accounts. Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions prove not to be substantially accurate, even if such assumptions are reasonable when made.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of 90 days or less or with the ability to redeem amounts on demand to be cash and cash equivalents. The carrying amount of cash equivalents are stated at cost, which approximates their fair value.
Accounts Receivable
In evaluating the collectability of accounts receivable, the Company assesses a number of factors, including specific customers’ abilities to meet their financial obligations, the length of time a receivable is past due, and historical collection experience. If circumstances related to specific customers change, or economic conditions deteriorate such that our past collection experience is no longer relevant, our estimate of the recoverability of our accounts receivable could be further reduced from the levels provided for in the unaudited condensed consolidated financial statements. All accounts or portions thereof considered uncollectible are written off to the allowance for doubtful accounts in the period this information becomes known. Recoveries of trade receivables previously written off are recorded when received.
The components of accounts receivable are as follows:

	September 30, 2021	December 31, 2020
Trade receivables	$8,818,472	$5,451,252
Allowance for doubtful accounts	(610,001)	(404,755)

Total accounts receivable	$8,208,471	$5,046,497
The following table summarizes activity in the allowance for doubtful accounts
:

	September 30, 2021	December 31, 2020
Balance at beginning of period	$(404,755)	$(190,205)
Provision for uncollectible accounts	(241,638)	(710,882)
Uncollectible accounts written off	36,392	496,332

Balance at end of period	$(610,001)	$(404,755)
Significant Customers and Concentration of Credit Risks
The Company is subject to credit risk primarily through its accounts receivable. Credit is extended to customers based on a credit review. The credit review considers each customer’s financial condition, including the customer’s established credit rating or the Company’s assessment of the customer’s creditworthiness based on

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

their financial statements absent a credit rating, local industry practices, and business strategy. A credit limit and terms are established for each customer based on the outcome of this review. The Company performs on-
going credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations. The Company generally does not require collateral. The Company regularly evaluates the credit risk of customers.
Significant customers are those that represent more than 10% of the Company’s total revenue or accounts receivable. For the customers identified, revenue as a percentage of total revenue and accounts receivable as a percentage of net accounts receivable are as follows:

	September 30, 2021	September 30, 2020
Revenue for the nine months ended
Customer A	0.6%	26.4%
Customer C	15.0%	1.4%

	September 30, 2021	December 31, 2020
Accounts receivable
Customer A	6.2%	24.2%
Customer B	1.6%	13.3%
Customer C	29.9%	1.2%
Inventories
The Company’s inventories consist of raw materials,
work-in-process,
and finished goods, and costs incurred directly or indirectly in production, which includes labor and overhead. Certain items in inventory require limited assembly procedures to be performed before shipping the items to customers. Inventories are stated at the lower of cost and net realizable value. As virtually all inventory is made to customers’ specific orders, the finished goods inventory ships soon after it is finished; however, the Company may carry a small finished goods balance.
Inventories consisted of the following:

	September 30, 2021	December 31, 2020
Raw materials	$487,413	$162,397
Work-in-process	62,761	107,770
Finished goods	—	4,144

Total Inventories	$550,174	$274,311

Cost is determined using the weighted-average method. The Company performs on-going
evaluations and records adjustments for slow-moving and obsolete items, based upon factors surrounding the inventory age, amount of inventory on hand and projected sales. Inventory provisions based on obsolescence and inventory in excess of forecasted demand are recorded through cost of sales in the unaudited condensed consolidated statements of net loss and comprehensive loss.
Property and Equipment, net
The Company’s property and equipment primarily consist of advanced manufacturing machinery, quality measurement equipment, other manufacturing infrastructure, office equipment and furniture, computer hardware, internally developed software, and networking equipment. Depreciation is computed using the straight-line

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

method over the estimated useful life by asset category, or in the case of leasehold improvements, the shorter of the lease term including any renewal periods reasonably assured at inception, or the estimated useful life of the asset category. Repairs and maintenance are expensed as incurred, while betterments and improvements that the Company determines extend the useful life or add functionality of property and equipment are capitalized. Property and equipment are depreciated over the estimated useful life of asset categories, as follows:

Advanced Manufacturing Machinery & Quality Equipment	5 – 10 Years
Computer & Office Hardware	5 Years
Furniture & Fixtures	7 Years
Internally Developed Software	3 – 5 years
Leasehold Improvements	Lesser of lease term or estimated useful life
The Company periodically reviews each asset category’s estimated useful life based upon actual experience and expected future utilization. A change in useful life is treated as a change in accounting estimate and is applied prospectively.
The Company reviews the carrying amounts of property and equipment for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating recoverability, the Company groups assets and liabilities at the lowest level such that the identifiable cash flows relating to the group are largely independent of the cash flows of other assets and liabilities, which are each determined to be an asset group. The Company then compares the carrying amount of each asset group to the estimated undiscounted future cash flows attributable to the asset group. If the estimated undiscounted future cash flows for the asset group are not at least equal to the carrying amount, the Company estimates the fair value of the asset group and compares that to the carrying amount. An impairment is determined if the carrying amount is greater than the fair value of the asset group. In the event impairment exists, an impairment charge is recorded at the amount by which the carrying amount of the asset or asset group exceeds the fair value. In addition, the remaining depreciation period for the impaired asset would be reassessed and, if necessary, revised. For the periods ended September 30, 2021 and December 31, 2020, the Company did not recognize any impairment of its property and equipment. Refer to Note 4 for further information regarding property and equipment.
Certain costs of cloud platform and software applications developed for internal use are capitalized as internally developed software. Costs are capitalized when: (i) the preliminary project stage is completed (i.e. application development stage) and (ii) it is probable that the software will be completed and used for its intended function. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred for maintenance, minor upgrades and enhancements are recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. The Company amortizes the capitalized costs on a straight-line basis over the useful life of the asset. The average useful life for capitalized internal use computer software is estimated at 3-5 years. As of September 30, 2021, and December 31, 2020, respectively, $3.6 million and $0 of software development costs were capitalized.
Net Loss Per Share
The Company applies the
two-class
method to compute basic and diluted net loss per share attributable to common stockholders when shares meet the definition of participating securities. The two-class
method determines net loss per share for each class of common and redeemable convertible preferred stock according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class
method

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

requires income (loss) available to common stockholders for the period to be allocated between common and redeemable convertible preferred stock based upon their respective rights to share in the earnings as if all income (loss) for the period had been distributed. During periods of loss, there is no allocation required under the two-class
method since the redeemable convertible preferred stock does not have a contractual obligation to share in the Company’s losses.
Basic net loss per share attributable to stockholders is computed by dividing net loss attributable to the Company’s stockholders by the weighted-average number of common shares outstanding during the period without consideration of potentially dilutive common stock. Diluted net loss per share attributable to the Company’s stockholders reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company unless inclusion of such shares would be anti-dilutive. For periods in which the Company reports net losses, diluted net loss per common share attributable to stockholders is the same as basic net loss per common share attributable to the Company’s stockholders, because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Refer to Note 13 for further information regarding loss per share.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.
The Company has determined the estimated fair value of its financial instruments including stock-based awards, derivatives, and certain warrants, which are accounted for as liabilities, based on appropriate valuation methodologies; however, considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair values can be materially affected by using different assumptions or methodologies.
The carrying amounts reported in the balance sheet for cash and cash equivalents are carried at fair value. The carrying amounts reported in the balance sheet for accounts receivable, accounts payable, and accrued liabilities approximate fair value, due to their short-term maturities. With the exception of the Company’s Related Party Convertible Notes, the fair value of the Company’s debt approximates the carrying value based on the variable nature of interest rates and current market rates available. We consider our debt to be Level 3 in the fair value hierarchy. Refer to Note 10 for further information regarding fair value.
Recently Issued Accounting Pronouncements
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in ASC 740, Income Taxes. It also clarifies certain aspects of the existing guidance to promote more consistent application. This standard is effective for calendar-year private companies with fiscal years beginning after December 15, 2022 and interim periods within that year, and early adoption is permitted. The Company is currently in the process of evaluating the impact the new standard will have on its condensed consolidated financial statements.
In February 2016, the FASB issued ASU
2016-02,
Leases (“ASC 842”), which requires lessees to recognize a right-
of-use
asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

and presentation of expenses will depend on classification as a finance or operating lease. On April 8, 2020, the FASB, pursuant to ASU
2020-05,
voted to defer the effective date for ASC 842 for one year. For private companies, the leasing standard will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is in the process of evaluating the effects of adopting this ASU on its condensed consolidated financial statements.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, and subsequent related amendments, which requires the use of a new current expected credit loss (“CECL”) model in estimating allowances for doubtful accounts with respect to accounts receivable, and notes receivable. Receivables from revenue transactions, or trade receivables, are recognized when the corresponding revenue is recognized under ASC 606. The CECL model requires that the Company estimate its lifetime expected credit loss with respect to these receivables and records allowances which are deducted from the balance of the receivables, which represent the estimated net amounts expected to be collected. Given the generally short-term nature of trade receivables, the Company does not expect to apply a discounted cash flow methodology. However, the Company will consider whether historical loss rates are consistent with expectations of forward-looking estimates for its trade receivables. This ASU (collectively “ASC 326”) is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is in the process of evaluating the effects of adopting this ASU on its condensed consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-
20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for
Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies accounting for convertible instruments after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception. The ASU also simplifies the diluted EPS calculation in certain circumstances. The ASU is effective for smaller reporting companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023 (January 1, 2024 for Fast Radius). Early adoption is permitted for all entities for fiscal years beginning after December 15, 2020. The ASU allows entities to use either a modified retrospective or full retrospective transition method. The Company early adopted this standard effective January 1, 2021 noting no material effects on its condensed consolidated financial statements.
NOTE 3—REVENUES
The Company charges certain customers shipping and handling fees. These fees are recorded within revenue when incurred after transfer of control of the products to customers. Revenues related to shipping and handling were $347 thousand and $300 thousand for the nine months ended September 30, 2021 and 2020, respectively. When shipping and handling services are performed before transfer of control to customers, they are accounted for as a fulfillment cost and are included in cost of goods sold when incurred.
The Company will contract with third parties to produce certain components of a customer order. Costs paid in advance of production are recorded in current assets as prepaid production costs until control of the product is transferred to the customer. Under such outsourced manufacturing arrangements, the Company is the primary obligor to its customer.

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Contract liabilities consist of fees invoiced or paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria. Contract assets and liabilities were not material as of September 30, 2021 and December 31, 2020.
Disaggregation of Revenues
As the Company’s primary sources of revenue are from one revenue stream, product sales of manufactured parts, the Company presents this category of revenue’s disaggregation by geographical region (based on the external customer’s location) for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,
	2021	2020
Revenues
Americas	$14,896,207	$8,959,940
Europe	289,969	434,440
Asia Pacific	455,925	332,168

Total	$15,642,101	$9,726,548

NOTE 4—PROPERTY AND EQUIPMENT
Property and equipment, net, consisted of the following:

	September 30, 2021	December 31, 2020
Advanced manufacturing machinery & quality equipment	$5,574,249	$3,016,377
Software	3,587,166	—
Computer & office hardware	1,072,967	657,972
Furniture and fixtures	38,473	34,753
Leasehold improvements	2,050,672	699,278

Total property and equipment	$12,323,527	$4,408,380
Less: accumulated depreciation and amortization	(2,836,240)	(1,744,014)

Property and equipment (Net)	$9,487,287	$2,664,366

Depreciation and amortization expense for the nine months ended September 30, 2021 and 2020, was $1.1 million and $0.6 million, respectively.
NOTE 5—LONG-TERM DEBT
2018 ATEL Loan
On October 4, 2018, the Company entered into a credit agreement with ATEL Ventures (“ATEL”) with a principal amount up to $3.0 million to finance equipment purchases (hereafter referred to as the “ATEL Loan”). All advances under the agreement are collateralized by the specific equipment financed in accordance with the agreement terms. On December 31, 2018, the Company financed the acquisition of advanced manufacturing equipment and machinery in the amount of $1.1 million. The loan requires 36 monthly payments of principal and interest, with a maturity date of November 1, 2021. The loan does not have a stated interest rate; therefore, the

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Company calculated the imputed interest rate using the
Yield-to-Maturity
(YTM) method. The imputed interest rate for the periods ended September 30, 2021, and December 31, 2020, was approximately 5.8% and 5.6%, respectively. In conjunction with the agreement, the Company issued a warrant to ATEL to purchase up to 91,755 shares of the Company’s Series
A-3
Preferred Stock. As the Company only borrowed
one-third
of the total available financing, only
one-
third of the total 91,755 warrants were granted. These warrants are accounted for pursuant to ASC 480. As of September 30, 2021, the Company has issued 32,405 warrants to ATEL in conjunction with the debt agreement. The agreement includes provisions allowing for an optional prepayment, default interest, and acceleration upon events of default that are outlined within the agreement. The outstanding balance of the term loan was $69 thousand as of September 30, 2021.
On November 1, 2021, the ATEL loan was paid in full and the Company repaid the outstanding interest and principal balance.
2018 SVB Loan
On October 12, 2018, the Company entered into a term loan agreement with Silicon Valley Bank (“SVB”) for $3.0 million (hereafter referred to as the “2018 SVB loan”). The term loan required monthly payments of principal and interest, with all remaining principal and interest due on September 1, 2022. The term loan had an interest rate of prime rate + 1.25%. The loan was substantially collateralized by personal property and equity, as guaranteed by the Company. The term loan agreement did not contain financial covenants. In conjunction with the term loan, the Company issued warrants for the purchase of up to 46,636 shares of common stock at an exercise price of $0.45 per share. The warrants were recorded as a discount to the term note. Refer to Note 8 for information regarding redeemable warrants.
On February 19, 2020, the Company extinguished the 2018 SVB loan by repaying the outstanding interest and principal balance. The Company also expensed the remainder of the deferred financing fees associated with the loan.
2020 MFS Loan
On November 4, 2020, the Company entered into a secured loan agreement with Manufacturers Financing Services (“MFS”) for $0.4 million to finance the purchase of printing equipment. The loan required a 10% down payment at the time of origination, with 60 monthly payments of $7 thousand inclusive of principal and interest to be paid through December 1, 2025. The imputed interest rate for the periods ended September 30, 2021 and December 31, 2020, was approximately 3.4% and 4.1%, respectively. The loan agreement does not contain any financial covenants. The loan is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $332 thousand as of September 30, 2021.
2020 SVB Loan
On December 29, 2020, the Company entered into a term loan credit agreement with SVB with a maximum credit extension of $6.5 million (“2020 SVB loan”). On March 12, 2021, the agreement was amended to increase the maximum credit extension to $10.0 million. The credit agreement defines two tranches of “availability” for advances. The first tranche must be drawn by May 31, 2021 and the second tranche must be drawn by September 30, 2021. The agreement requires monthly interest payments of 4.9% on the outstanding principal and monthly principal payments of $277.8 thousand beginning January 1, 2022. The term of the loan is the earlier to occur of the 36th month after the last tranche of funding and no later than December 1, 2024. The interest rate on the term loan is the greater of (a) the prime rate + 1.0%, or (b) 2.25%.

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In connection with acquiring the financing from the 2020 SVB loan, the Company issued warrants for the purchase of 26,115 shares of common stock at an exercise price of $1.81 per share. On March 12, 2021 the Company issued 26,115 additional warrants for the purchase of common shares at an exercise price of $13.49 per share. On May 25, 2021 the Company issued 26,115 additional warrants for the purchase of common shares at an exercise price of $13.49 per share. The warrants were determined to be liability classified and are recorded at their issuance date fair value as a discount to the loan. See Note 8 for further discussion on redeemable warrants.
On May 25, 2021 the Company drew the full availability of the loan. The outstanding balance of the loan as of September 30, 2021 was $10.0 million.
2021 SVB Loan
On September 10, 2021, the Company entered into a term loan credit agreement with SVB with a maximum credit extension of $20.0 million. The first $10.0 million of the loan can be drawn upon immediately, and the remaining $10.0 million can only be drawn upon to the amount of other additional financing that the Company receives. The company will make interest-only payments until the term loan’s maturity date, which is the earlier of the SPAC closing or March 10, 2022. The interest rate on the term loan is the prime rate + 6.0%.
On September 10, 2021 the Company drew the initial $10.0 million and an additional $3.0 million when the Drive Capital convertible debt was issued. The outstanding balance of the loan as of September 30, 2021 was $13.0 million.
Manufacturers Capital Promissory Notes
On January 15, 2021, the Company entered into a note agreement with Manufacturers Capital to finance the purchase of machinery and equipment. The Company received proceeds of $299 thousand and required down payment of 10% at the time of origination. The agreement calls for 48 monthly payments of $5 thousand, inclusive of principal and interest to be paid through January 15, 2025. The imputed interest rate for the period ended September 30, 2021 was 2.8%. The loan agreement does not contain any financial covenants and is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $180 thousand as of September 30, 2021.
On March 24, 2021, the Company entered into a note agreement with Manufacturers Capital to finance the purchase of equipment. The Company received proceeds of $680 thousand and required down payment of 10% at the time of origination. The agreement calls for 48 monthly payments of $11.7 thousand, inclusive of principal and interest to be paid through March 24, 2025. The imputed interest rate for the period ended September 30, 2021 was 3.0%. The loan agreement does not contain any financial covenants and is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $414 thousand as of September 30, 2021.
On July 13, 2021, the Company entered into a note agreement with Manufacturers Capital to finance the purchase of equipment. The Company received proceeds of $253 thousand and required down payment of 10% at the time of origination. The agreement calls for 48 monthly payments of $5.7 thousand, inclusive of principal and interest to be paid through July 13, 2025. The imputed interest rate for the period ended September 30, 2021 was 2.4%. The loan agreement does not contain any financial covenants and is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $215 thousand as of September 30, 2021.
On August 16, 2021, the Company entered into a note agreement with Manufacturers Capital to finance the purchase of equipment. The Company received proceeds of $253 thousand and required down payment of 10% at

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

the time of origination. The agreement calls for 48 monthly payments of $5.7 thousand, inclusive of principal and interest to be paid through August 16, 2025. The imputed interest rate for the period ended September 30, 2021 was 2.0%. The loan agreement does not contain any financial covenants and is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $218 thousand as of September 30, 2021.
Related Party Convertible Notes – Energize Ventures Fund
On March 12, 2021, the Company entered into a note purchase agreement with Energize Ventures Fund LP, Energize Growth Fund I LP, EV FR SPV and Ironspring Venture Fund
I-FR,
LP, all of which are existing shareholders or affiliates of existing shareholders, for convertible promissory notes (collectively the “Related Party Convertible Notes I”). The Company received the principal of $7.6 million on April 13, 2021 at closing. The Related Party Convertible Notes have an interest rate of 6%, with all accrued interest and principal due at maturity, which is April 13, 2023. The Related Party Convertible Notes I are recorded at carrying value. For further information on the fair value of the notes refer to Note 10. Further, warrants to purchase a maximum of 140,000 shares with an exercise price of $0.01 were issued in conjunction with the closing of the Related Party Convertible Notes I. The warrants were determined to be equity classified and are recorded as a discount to the Related Party Convertible Notes I. For further details, please refer to Note 8. The Related Party Convertible Notes I contain a share settlement redemption feature that qualifies as a derivative liability and requires bifurcation. The derivative had a value of $2.6 million as of September 30, 2021 and was recorded in Related party convertible notes and derivative liability on the condensed consolidated balance sheet. For the nine months ended September 30, 2021 and 2020, the Company recognized a loss associated with the derivative of $189 thousand and $0 thousand, respectively.
The following provides a summary of the interest expense of the Company’s Related Party Convertible Notes and Related Party Derivative Liability with Energize Ventures (in thousands):

	Nine months ended September 30,
(in thousands)	2021	2020
Contractual interest expense	$212	$—
Amortization of deferred financing costs and convertible debt discount	663	—
Effective interest rate	58.3%	—%
The following provides a summary of the convertible notes and derivatives (in thousands):

	As of
	September 30, 2021	December 31, 2020
Unamortized deferred issuance costs, derivative, and warrants	$3,973	$—
Net carrying amount	3,627	—
Fair value less derivative liability	$7,253	$—
Fair value level	Level 3	—
Related Party Convertible Notes – Drive Capital Fund
On August 23, 2021, the Company entered into a Note Purchase Agreement with Drive Capital Fund II LP and Drive Capital Ignition Fund II LP (existing stockholders) for convertible promissory notes (collectively the “Related Party Convertible Notes II”). The Company received funding of $3.0 million on August 24, 2021 at

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

closing. The Notes have an interest rate of 6%, with all accrued interest and principal due at maturity, which is August 23, 2023. These Related Party Convertible Notes II contain a share settlement redemption feature that qualifies as a derivative liability and requires bifurcation. The derivative had a value of $0.5 million as of September 30, 2021 and was recorded in Related party convertible notes and derivative liability on the condensed consolidated balance sheet.
The following provides a summary of the interest expense of the Company’s Related Party Convertible Notes and Related Party Derivative Liability with Drive Capital (in thousands):

	Nine months ended September 30,
(in thousands)	2021	2020
Contractual interest expense	$18	$—
Amortization of deferred financing costs and convertible debt discount	24	—
Effective interest rate	17.1%	—%
The following provides a summary of the convertible notes and derivatives (in thousands):

	As of
	September 30, 2021	December 31, 2020
Unamortized deferred issuance costs and derivative	$536	$—
Net carrying amount	2,464	—
Fair value less derivative liability	$2,727	$—
Fair value level	Level 3	—
The Related Party Convertible Notes I and II are convertible into common shares at the option of the holder within 90 days of maturity or are automatically converted upon closing of a SPAC Transaction. Upon a Qualified Financing event, both Related Party Convertible Notes I and II are convertible into preferred equity (as such terms are defined in the Note Purchase Agreement). As of September 30, 2021, the conversion price of the notes was price per share equal to 80% of the lowest price per share paid by the other purchasers of equity sold in any of certain triggering events. The conversion price and number of potential shares upon conversion are contingent upon the occurrence of the triggering events, and as a result are not determinable as of September 30, 2021.
NOTE 6—INCOME TAXES
The Company’s provision for interim periods is determined using an estimate of the annual effective tax rate, adjusted for discrete items arising in that period. The Company’s effective tax rate differs from the U.S. statutory tax rate primarily due to valuation allowances on its deferred tax assets as it is more likely than not that some, or all, of the Company’s deferred tax assets will not be realized. There was no income tax benefit for the nine months ended September 30, 2021 and September 30, 2020.
Deferred tax assets and liabilities are determined based upon the differences between the unaudited condensed consolidated financial statements carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. The Company has provided a full valuation allowance against the net deferred tax assets as the Company has determined that it was more likely than not that the Company would not realize the benefits of federal and state net deferred tax assets.

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 7—TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Common Equity
The Board of Directors has authorized up to 31,000,000 shares of common stock at a $.0001 par value. As of September 30, 2021 and December 31, 2020, 3,955,279 and 3,427,555 shares of common stock were outstanding, respectively. The holders of record of common stock are entitled to elect one member to the Board of Directors.
Preferred Equity
All preferred equity is convertible at the option of the holder and automatically upon contingent events. All preferred equity participates in dividends with common stock on an as-converted
basis when declared by the Board of Directors.
Series Seed Preferred Shares
The Board of Directors has authorized up to 400,000 Series Seed shares. As of September 30, 2021 and December 31, 2020, there were 400,000 Series Seed Preferred Shares issued and outstanding, at the original issuance price of $4.00/share. The Series Seed Preferred shares were entitled to receive a 6% cumulative dividend on the original issue price of the Series Seed Preferred Shares until the first issuance of Series
A-1
Preferred Shares. The Series Seed Preferred Shares accrued $0.2 million of cumulative but unpaid dividends prior to the Series
A-1
Preferred Share original issuance, for a total liquidation preference of $1.9 million as of September 30, 2021 and December 31, 2020. Per the terms of the Second Amended and Restated Certificate of Incorporation of Fast Radius, Inc., dated March 21, 2019, scenarios exist in which accrued but unpaid dividends would not be paid.
Series
Seed-1
Preferred Shares
The Board of Directors has authorized up to 515,779 Series
Seed-1
Preferred Shares. As of September 30, 2021 and December 31, 2020 there were 515,779 Series
Seed-1
Preferred Shares issued and outstanding, at the original issuance price of $5.3911/share. The Series
Seed-1
Preferred Shares were entitled to receive a 6% cumulative dividend on the original issue price of the Series
Seed-1
Preferred Shares until the first issuance of Series
A-1
Preferred Shares. The Series
Seed-1
Preferred Shares accrued $0.2 million of cumulative but unpaid dividends prior to the Series
A-1
Preferred Share original issuance, for a total liquidation preference of $2.9 million as of September 30, 2021 and December 31, 2020. Per the terms of the Second Amended and Restated Certificate of Incorporation of Fast Radius, Inc., dated March 21, 2019, scenarios exist in which accrued but unpaid dividends would not be paid.
Series A Preferred Shares
The Board of Directors has authorized up to 5,706,349, 2,574,478, and 2,713,324 Series
A-1,
Series
A-2,
and Series
A-3
shares, respectively. The Preferred Shares are carried at their original issuance price of $1.00139, $1.20078, and $1.63479 for Series
A-1,
Series
A-2,
and Series
A-3,
respectively. As of September 30, 2021 and December 31, 2020, there are 5,706,349 Series
A-1,
2,574,478 Series
A-2
and 2,621,569 Series
A-3
Preferred Shares issued and outstanding with overall liquidation preferences of $5.7 million, $2.8 million and $4.3 million, respectively. The holders of record of Series A Preferred Stock are entitled to elect one member to the Board of Directors.

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Series B Preferred Shares
The Board of Directors has authorized up to 5,131,673 Series B Preferred Shares. As of September 30, 2021 and December 31, 2020, there were 4,205,059 Series B Preferred Shares issued and outstanding, respectively, at the original issue price of $13.49 per share for a total liquidation preference of $56.7 million as of September 30, 2021 and December 31, 2020. The holders of record of Series B Preferred Shares are entitled to elect one member to the Board of Directors.
Liquidation Preferences
In the event of voluntary or involuntary liquidation or dissolution, the remaining assets available for distribution are distributed in the following order pursuant to their respective liquidation preference amounts: Series B, Series
A-1,
Series
A-2,
Series
A-3,
Series Seed, and Series
Seed-1.
Remaining assets available for distribution after preferential payments have been made will be distributed to holders of Series B and common shares.
Redemption
The Preferred Shares are redeemable upon a Liquidation Event, Deemed Liquidation Event, or pursuant to the Redemption Options (as defined in the underlying agreements) providing the holders of Preferred Shares the option to force the Company to redeem their shares after seven years from the Series B original issuance date at the original issuance price plus dividends declared. As the redemption feature of the Preferred Shares is not solely within the control of the Company, the Preferred Shares are classified in temporary equity as redeemable preferred stock and measured at redemption value.
NOTE 8—WARRANTS
Warrants issued to purchase Common Stock
On March 12, 2021, the Company issued warrants for the purchase of 26,115 shares of common stock to Silicon Valley Bank (“SVB”) at an exercise price of $13.49 per share with an expiration date of March 12, 2033.
Additionally, on this date, the Company amended the December 29, 2020 warrant agreement such that there would be another issuance of warrants on the draw date of the debt. When the draw occurred on May 25, 2021 the Company issued warrants for the purchase of an additional 26,115 shares of common stock to SVB at an exercise price of $13.49 per share with an expiration date of March 12, 2033. As of September 30, 2021, the full amount of the debt has been drawn. The SVB warrants are classified as a derivative liability pursuant to ASC
815-40,
Derivatives and Hedging (“ASC
815-40”)
and adjusted to their fair value with changes in fair value recognized in earnings. Refer to Note 5 for further information regarding this loan.
On February 2, 2020, for UPS’s role in assisting to lead and secure the Series B Preferred Stock financing round, the Company issued UPS warrants to purchase up to 101,927 shares of the Company’s common stock. The exercise price for the warrants issued to UPS is $0.0001 per share. The warrants are classified as equity and recorded at fair value upon issuance.
On April 13, 2021, the Company issued warrants for the purchase of 140,000 shares of common stock to holders of the Related Party Convertible Notes I, as further discussed in Note 5. The warrants have an exercise price of $0.01 per share with an expiration date of April 13, 2031. The warrants are classified as equity and recorded at fair value upon issuance with a corresponding discount to the Related Party Convertible Notes I.

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

On September 10, 2021, the Company issued warrants for the purchase of 106,270 shares of common stock to SVB at an exercise price of $20.92 per share with an expiration date of September 10, 2033. These warrants were granted in conjunction with a term loan of up to $20.0 million. As of September 30, 2021, $13.0 million of the debt has been drawn. The SVB warrants are classified as equity and recorded at fair value upon issuance with a corresponding discount to the notes. Refer to Note 5 for further information regarding this loan.
A summary of the common stock warrant activity for the nine months ended September 30, 2021 and 2020 is as follows:

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at January 1, 2020	809,001	$0.84	$1.68
Granted	101,927	0.01	1.97
Exercised	—	—	—

Outstanding at September 30, 2020	910,928	$0.75	$1.71	4.08

Exercisable	910,928

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at January 1, 2021	937,043	$0.78	$1.75
Granted	298,500	9.81	18.20
Exercised	—	—	—

Outstanding at September 30, 2021	1,235,543	$2.96	$5.73	5.09

Exercisable	1,235,543

As of September 30, 2021 and December 31, 2020, there are warrants allowing the purchase of up to 1,235,543 and 937,043 shares of common stock, respectively. Warrants are exercisable at any time, at the option of the holder, into common stock at a rate of 1 to 1 initially, subject to adjustments for dilution.
Other than warrants accounted for under ASC 718, the Company evaluated the warrants for liability or equity classification in accordance with the provisions of ASC 480 and ASC
815-40.
Based on the provisions governing the warrants in the applicable agreements, the Company determined that the warrants associated with the 2018 SVB loans, 2021 SVB loans, and Related Party Convertible Notes I meet the criteria required to be classified as an equity award. Accordingly, the warrants are held at their initial fair value with no subsequent remeasurement. The 2020 SVB loan warrants associated with the financing agreement have been determined to be liability classified. Accordingly, the warrants were recorded at their initial fair value and are remeasured at fair value at each subsequent reporting date. Additionally, all warrants issued are immediately exercisable and expire on an expiration date specified in each agreement. Warrants issued to XMS and UPS are accounted for pursuant to ASC 718, Compensation—Stock Compensation (“ASC 718”). Refer to Note 9 for further information regarding stock-based compensation.
Warrants issued to purchase Series
A-3
Preferred Stock
On October 4, 2018, in connection with obtaining a $3.0 million loan from ATEL to finance equipment purchases, the Company issued a warrant to purchase up to 91,755 Series
A-3
Preferred shares at a price of $1.63

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

per share. 32,405 warrants were issued in conjunction with the term loan and have an expiration date that is the earlier of October 4, 2033 or the 5th anniversary of an IPO closing. This warrant to purchase 32,405 shares represents all
A-3
warrants outstanding as of December 31, 2020 and September 30, 2021. There was no
A-3
Warrant activity in 2020 and no
A-3
warrant activity has occurred for the nine-month period ended September 30, 2021.
The Company evaluated the Series
A-3
warrants issued to ATEL for liability or equity classification in accordance with the provisions of ASC 480 and ASC
815-40.
Based on the provisions governing the warrants in the applicable agreement, the ATEL Series
A-3
warrants have been determined to be liability classified. Accordingly, the warrants were recorded at their initial fair value and are remeasured at fair value at each subsequent reporting date. All Series
A-3
warrants issued are immediately exercisable and expire on the expiration date specified in the warrant agreement.
The Company recognized expense of $1.5 million and $22 thousand, related to liability classified warrants, and $0.5 million and $0.3 million, related to equity (under ASC 718), during the nine months ended September 30, 2021 and 2020, respectively, in connection with all issuances of the Company’s outstanding warrants. Related interest expense was $0.8 million and $67.2 thousand for the nine months ended September 30, 2021 and 2020, respectively.
The number and kind of securities purchasable upon the exercise of these warrants and their exercise price shall be subject to adjustment from time to time upon the occurrence of certain events which may impact the exercise price and number of shares issued, including (a) stock dividends or splits, etc. (b) reclassification, exchange, combinations or substitution or (c) adjustments to conversion price.
NOTE 9—STOCK BASED COMPENSATION
Stock Options
On December 4, 2017, the Company’s Board of Directors adopted its 2017 Incentive Plan which subsequently was amended and restated on July 29, 2020 (the “Plan”). The Plan was entered into with the objective of attracting and retaining key personnel, providing for additional performance incentives, and promoting the success of the Company by increasing the efforts of participants. The Plan seeks to achieve this purpose by providing for awards in the form of stock options (“options”) and restricted stock units (“RSUs”) to officers, employees, consultants, and directors of the Company. Pursuant to the Plan, the Company has issued the following stock-based payment awards to employees and nonemployees in exchange for services provided to the Company, (i) options to the Company’s founders, including options early exercised through a promissory note, (ii) stock options and RSUs to various employees and former employees, and (iii) options and warrants issued to various nonemployee consultants (collectively, the “Awards”). The underlying Awards pursuant to the Plan are administered by the Compensation and Management Development Committee of the Board of Directors.
12,258,817 shares are reserved and available for grant and issuance pursuant to the Plan as of the date of adoption of the amended Plan.

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Stock-based compensation expense during the nine months ended September 30, 2021 and 2020, was $0.7 million and $0.8 million respectively. No income tax benefit was recognized in the unaudited condensed consolidated statements of net loss and comprehensive loss and an immaterial amount of compensation was capitalized during 2021. Stock-based compensation expense was recorded in the following accounts within the unaudited condensed consolidated statements of net loss and comprehensive loss:

	September 30, 2021	September 30, 2020
Cost of Revenues	$9,873	$10,758
General and Administrative	$555,255	$637,015
Selling and Marketing	$63,432	$79,310
Research & Development	$71,600	$29,670
In 2018, founders early exercised approximately 7.7 million stock options through execution of partial-recourse promissory notes. The options had an exercise price of $0.28 per share. The options contain various service and performance-based vesting conditions. Specifically, a portion of the options vests solely based on a graded four- year service condition, a portion vests based on both achievement of a performance condition as well as completion of a graded four-year service condition, and the remaining vest on achieving certain pre-money
valuation in a financing event as well as completion of a graded five-year service condition. During the nine months ended September 30, 2021 and 2020, 480,000 and 1,371,428 of the shares associated with these early exercised options became outstanding for accounting purposes as they were released from the notes’ recourse provision. The release of the notes’ recourse provision was the result of the donation or sale of these early exercised options by the founders, resulting in an increase in common stock outstanding.
The following table summarizes activity in relation to the Company’s stock options issued to employees, founders and consultants:

	Number of Shares/Units	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
				(years)
Balance at January 1, 2020	2,904,761	$1.14	$0.64	9.07	$1,843,587
Granted	455,109	1.72	0.90	9.45	112,157
Exercised	15,000	0.45	0.29	7.78	22,738
Forfeited	414,110	1.33	0.74	8.56	262,548
Expired	238,417	0.28	0.21	7.61	401,396
Balance at September 30, 2020	2,692,343	$1.29	$0.71	8.54	$1,830,450

	Number of Shares/Units	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
				(years)
Balance at January 1, 2021	3,182,758	$1.39	$0.76	8.59	$8,636,744
Granted	—	—	—	—	—
Exercised	48,224	0.98	0.55	7.37	1,195,396
Forfeited	99,176	1.19	0.68	7.73	2,437,153
Expired	3,520	1.76	0.93	8.32	84,513
Balance at September 30, 2021	3,031,838	$1.41	$0.77	7.85	$73,856,255

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

As of September 30, 2021, there was approximately $1.1 million of unrecognized compensation cost related to options under the Company’s 2017 Plan which is expected to be recognized over a weighted average period of 1.1 years.
The Company recognizes compensation expense for the options equal to the fair value of the equity-based compensation awards and is recognized over the vesting period of such awards. The fair values associated with the options are estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

2020
Expected annual dividend yield	0.00%
Expected volatility	51.78%
Risk-free rate of return	0.75%
Expected option term (years)	5.98
The Black-Scholes option pricing model requires the input of certain subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate and (d) expected dividends. Due to the lack of company-specific historical and implied volatility data for trading the Company’s stock in the public market, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The computation of expected volatility is based on the historical volatility of a representative group of companies with similar characteristics to the Company, including stage of product development and digital manufacturing industry focus. The Company is a technology and services platform positioned as a supply chain solution and the representative group of companies has certain similar characteristics to the Company. The Company believes the group selected has sufficient similar economic and industry characteristics and includes companies that are most representative of the Company. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. For options granted to nonemployees, the Company utilizes the contractual term of the arrangement as the basis for the expected term assumption. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the options. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock, which is similar to the Company’s peer group.
Restricted Stock Units
As of September 30, 2021 and December 31, 2020, the Company has issued 1,901,762 and 235,150, respectively, of restricted stock units with a weighted average grant date fair value of $15.38 and $1.97 per RSU, respectively. Of the 1,901,762 unvested RSUs outstanding as of September 30, 2021, 916,005 are standard RSUs and 985,757 are founder RSUs.
Standard employee RSUs contain both service and performance conditions wherein vesting is generally subject to a requisite service period of four years, whereby the award vests 25% on the one-year
anniversary of the Vesting Commencement Date (as defined in the Company’s Stock Purchase Agreement) then ratably over 36 monthly installments, subject to continuous service by the individual and achievement of the performance target, as stipulated in the notice of grant (“Liquidity Event” as defined in the underlying agreements). Due to the nature of the performance condition, recognition of compensation cost has been deferred until the occurrence of a

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Liquidity Event. The fair values associated with the RSUs are estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

2021
Expected annual dividend yield	0.0%
Expected volatility	93.0% - 94.4%
Risk-free rate of return	0.07% - 0.08%
Expected option term (years)	0.85 – 1.20
As of September 30, 2021, unrecognized compensation costs associated with outstanding RSUs was $28.4 million.
Founder RSUs include a portion that vests upon the closing of a SPAC or the first Initial Public Offering to occur following February 1, 2021 and a portion that will vest on the first day following the lapse of the
Lock-up
Period, the first 180 days from the consummation of a SPAC or Initial Public Offering, on which the Company Valuation equals or exceeds $1.5 billion. 597,430 of the founders RSUs will vest upon completion of the initial SPAC or IPO and the remaining 388,327 will vest upon the achievement of a $1.5 billion valuation following a SPAC or IPO. Due to the nature of the vesting conditions, recognition of compensation cost has been deferred until the applicable vesting conditions have been met.
See below a summary of RSU activity for the nine months ended September 30, 2021 and 2020:

	Number of units	Weighted average grant date fair value
Non-vested at January 1, 2020	—	$—
Granted	231,584	1.97
Vested	—	—
Forfeited	13,430	1.97

Balance, September 30, 2020	218,154	$1.97

	Number of units	Weighted average grant date fair value
Non-vested at January 1, 2021	219,252	$1.97
Granted	1,666,612	17.27
Vested	(68,749)	1.97
Forfeited	(68,673)	11.78

Balance, September 30, 2021	1,748,442	$17.25
The stock-based compensation expense associated with RSUs will not be recognized until the completion of a Liquidity Event, at which time RSUs whose service conditions have been met will vest and the associated compensation costs will be recognized as stock-based compensation expense.
As of September 30, 2021, the service conditions for 125,168 of the outstanding 831,434 standard employee RSUs have been achieved. The remaining outstanding employee RSUs are expected to achieve their service conditions over a weighted average period of approximately 1.4 years.

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 10—Fair Value Measurements
The Company measures the fair value of financial instruments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Each level of input has different levels of subjectivity and difficulty involved in determining fair value.

Level 1 —	Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date. Therefore, determining fair value for investments generally does not require significant judgment, and the estimation is not difficult.

Level 2 —	Pricing is provided by third-party sources of market information obtained through investment advisors. The Company does not adjust for or apply any additional assumptions or estimates to the pricing information received from its advisors.

Level 3 —	Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions. The determination of fair value for Level 3 instruments involves the most management judgment and subjectivity.
The Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and December 31, 2020 by level within the fair value hierarchy, are as follows:

	September 30, 2021
	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	(Level 1)	(Level 2)	(Level 3)
Cash sweep and money market accounts	$11,453,360	$—	$—
Related party derivative liabilities	$—	$—	$3,153,000
Warrant liability	$—	$—	$2,713,024

	December 31, 2020
	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	(Level 1)	(Level 2)	(Level 3)
Cash sweep and money market accounts	$17,562,823	$—	$—
Warrant liability	$—	$—	$199,408
There were no transfers between Level 1, 2 or 3 during the periods ended September 30, 2021 and December 31, 2020.

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Fair Value of warrants issued to purchase common stock
The following table includes a summary of changes in fair value of the Company’s liability classified warrants issued to purchase common stock measured at fair value using significant unobservable inputs (Level 3) for the nine months ended September 30, 2021 and 2020:

	September 30, 2021	September 30, 2020
Beginning balance at December 31, 2020 and 2019	$86,963	$—
Additions	$987,747	$—
Change in fair value	$721,880	$—

Ending balance	$1,796,590	$—

The changes in fair value of the warrant liability are recorded in the unaudited condensed consolidated statements of net loss and comprehensive loss.
A summary of the weighted average significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liability for common share warrants categorized within Level 3 of the fair value hierarchy as of September 30, 2021 and December 31, 2020 is as follows:

	September 30, 2021	December 31, 2020
Stock/ Price	$25.75	$4.11
Term (Years)	9.98	12.00
Volatility	82.51%	120%
Risk-free rate of return	1.38%	0.13%
Dividend Yield	0.00%	0.00%
Fair Value of warrants issued to purchase series
A-3
preferred stock
The following table includes a summary of changes in fair value of the Company’s liability classified warrants issued to purchase series
A-3
preferred stock measured at fair value using significant unobservable inputs (Level 3) for the nine months ended September 30, 2021 and 2020:

	September 30, 2021	September 30 ,2020
Beginning balance at December 31, 2020 and 2019	$112,445	$32,405
Additions	—	—
Change in fair value	803,990	20,739

Ending balance	$916,435	$53,144

The changes in fair value of the warrant liability are recorded in the unaudited condensed consolidated statements of net loss and comprehensive net loss.

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

A summary of the weighted average significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liability for
A-3
preferred share warrants is categorized within Level 3 of the fair value hierarchy as of September 30, 2021 and December 31, 2020 are as follows:

	September 30, 2021	December 31, 2020
Stock/ Price	$28.42	$4.23
Term (Years)	10.46	12.5
Volatility	78.73%	118.63%
Risk-free rate of return	1.40%	0.13%
Dividend Yield	0.00%	0.00%
Related Party Derivative Liability
The following table includes a summary of changes in fair value of the Company’s Related party derivative liabilities related to the convertible notes measured at fair value using significant unobservable inputs (Level 3) for the period from inception through September 30, 2021:

September 30, 2021
Beginning balance (Inception)	$2,415,000
Additions	549,000
Change in fair value	189,000

Ending balance	$3,153,000

The changes in fair value of the Related party derivative liability are recorded in the unaudited condensed consolidated statements of net loss and comprehensive loss.
A summary of the weighted average significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability is categorized within Level 3 of the fair value hierarchy as of September 30, 2021 and their inception dates are as follows:

Energize Ventures	September 30, 2021	April 13, 2021 (Inception)
Cost of debt	11.0%	$11.0%
Term (Years)	0.21 – 0.50	0.25 – 0.50
Present value factor	0.95 – 0.98	0.95 – 0.97

Drive Capital	September 30, 2021	August 24, 2021 (Inception)
Cost of debt	11.0%	$11.0%
Term (Years)	0.31 – 0.60	0.31 – 0.60
Present value factor	0.94 – 0.97	0.94 – 0.97
NOTE 11—COMMITMENTS AND CONTINGENCIES
The Company follows ASC
450-20,
Loss Contingencies, to account for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Commitments
In May 2021, the Company entered into a master subscription agreement with Palantir Technologies Inc. (“Palantir”) in which the Company would commit to utilize software and services from Palantir over the next six years for a total of $45.0 million. The software and services are an integral part of the Company’s plan to provide automated intelligence solutions as a service upon commercialization of the Company’s Cloud Manufacturing Platform. The agreement is structured such that the Company will commit to spend $50.0 thousand per month through the earlier of the closing of the currently prepared merger or December 31, 2021. Should the merger not be consummated, the Company has the option of terminating the agreement and no further commitments are required.
Contingencies
In October 2021, based on an internal review, the Company became aware of certain additional duties likely owed to the CBP. The Company has since initiated a voluntary disclosure to CBP of certain possible errors in the declaration of imported products relating to value, classification, and other matters. As a result, the Company recognized a $1.0 million charge within “Cost of revenues” in the Consolidated Statement of Operations for the current year. The Company is working diligently to provide CBP with a complete and accurate analysis to resolve the matter. The resolution of this prior disclosure could be material to our cash flows in a future period and to our results of operations for any period.
Operating Leases
The Company leases certain equipment (3D printers), office space and its corporate headquarters under non-cancelable
lease agreements which are accounted for as operating leases. Rent expense is recorded on a straight-line basis over the lease term. Certain of the operating lease agreements contain rent escalation provisions. For these leases, the Company recognizes the related rent expense on a straight-line basis over the lease term. The difference between cash rent payments and the recognition of straight-line rent expense is recorded as deferred rent and amortized over the lease term. Rent expense for the periods ended September 30, 2021 and 2020, were $2.0 million and $1.2 million, respectively.
Under ASC 840, future minimum
non-cancelable
lease payments under the Company’s operating leases as of September 30, 2021 were as follows:

Amounts
2021 (remaining three months)	$535,988
2022	2,112,848
2023	2,191,339
2024 and beyond	1,649,616

Total	$6,489,791

NOTE 12—RELATED PARTY TRANSACTIONS
United Parcel Service
Since the Company’s inception, UPS has contributed significant amounts of capital in the form of equity and debt to the Company. UPS currently has an investment in Series Seed and Series
Seed-1,
Series
A-2
and Series B Preferred Shares, with balances of $0.6 million, $1.8 million and $1.0 million and $35.0 million as of September 30, 2021 and as of December 31, 2020. The Company has multiple agreements with UPS, which are summarized below.

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The Company entered into a Discount Agreement in 2016 with UPS and amended in March 2017 and in March 2019. Under the agreement, UPS performs advertising and brand marketing services for the Company. In exchange for the services, the Company has agreed to compensate UPS in the form of equity royalties which is determined based on 6% of the Company’s gross revenues. The Company determined this arrangement qualifies as a nonmonetary transaction within ASC 718. In 2019, the Company issued 14,924 shares of Series B Preferred Stock for these services. As of September 30, 2021, and December 31, 2020, the Company has accrued $2.2 million and $1.3 million as a related party accrued liability on the Company’s unaudited condensed consolidated balance sheets. The agreement calls for a fixed monetary value to be issued to UPS in the next round of eligible financing. During the nine months ended September 30, 2021 and 2020, the Company recognized $709.9 and $519.4 thousand in sales and marketing expense on its unaudited condensed consolidated statements of net loss and comprehensive loss, respectively.
The Company entered into a warehouse rental agreement with UPS in January 2015. The Company leases space in a warehouse in Louisville, KY that is used for printing equipment, supplies, packages, and shipping space. The Company paid $50.0 thousand and $55.6 thousand in lease payments to UPS for the nine months ended September 30, 2021 and 2020, respectively.
The Company entered into a shipping service agreement with UPS in 2016, the agreement has since been amended (in both 2017 and 2019). The Company receives pickup and delivery services in this arrangement. The Company paid $841.9 and $422.8 thousand in fees to UPS for shipping services for the nine months ended September 30, 2021 and 2020.
The Company entered into a
sub-lease
agreement with UPS in August 2018. The Company
sub-leases
office space from UPS in Singapore. The Company paid $5.5 thousand and $4.3 thousand in lease payments to UPS for the nine months ended September 30, 2021 and 2020, respectively.
Energize Venture Fund & Ironspring Venture Fund
On February 3, 2020, Energize Venture Fund LP (“Energize”) purchased 1,371,428 and 444,773 shares of Common Stock and Series B Preferred Stock, with a balance of $4.8 million and $6 million, as of September 30, 2021 and December 30, 2020.
On February 3, 2020, Ironspring Venture Fund I, LP (“Ironspring”) purchased 148,256 shares of Series B Preferred Stock, with a balance of $2 million as of September 30, 2021 and December 31, 2020.
On March 12, 2021, the Company signed a convertible note agreement with Energize and Ironspring, which was funded on April 13, 2021. The Company received $7.6 million in proceeds related to these notes. The notes have a stated interest rate of 6% and an effective interest rate of 58%, with all principal and interest due at maturity. As of September 30, 2021, the Company recognized $212.4 thousand in interest expense related to these notes and has recorded a derivative liability with a fair market value of $2.6 million as of September 30, 2021. Please refer to Note 5 for further details.
The Company also issued warrants to purchase 140,000 shares of common stock to holders of the Energize, as further discussed in Note 8.
Drive Capital
On November 13, 2017, Drive Capital purchased 3,994,445 shares of Series A-1 Preferred Stock for $4.0 million. Drive Capital made additional purchases of 1,835,099 shares of Series A-3 Preferred Stock on

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

June 12, 2018 and of 741,289 shares of Series B Preferred Stock on March 21, 2019 for $3.0 million and $10.0 million, respectively. All shares purchased by Drive Capital remain outstanding as of September 30, 2021 and December 31, 2020.
On August 24, 2021, the Company signed a convertible note agreement with Drive Capital, which was funded on August 24, 2021. The Company received $3.0 million in proceeds related to these notes. The notes have a stated interest rate of 6% and an effective interest rate of 17%, with all principal and interest due at maturity. As of September 30, 2021, the Company recognized $18.2 thousand in interest expense related to these notes and has recorded a derivative liability with a fair market value of $549.0 thousand as of September 30, 2021. Please refer to Note 5 for further details.
Palantir
Under the agreement described above in Note 11, subscription services commenced July 1, 2021. The Company recognized $150.0 thousand in operating expenses, related to services provided during the three months period ended September 30, 2021.
NOTE 13—NET LOSS PER SHARE
The Company computes basic loss per share using net loss attributable to Common Stockholders and the weighted-average number of Common Stock shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive. The Company’s potentially dilutive securities, which include stock options, unvested restricted stock awards/units, convertible notes, redeemable convertible preferred stock and warrants to purchase shares of redeemable convertible preferred stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to the Company’s stockholders’ is the same.
Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted earnings calculations for the nine months ended September 30, 2021 and 2020 is as follows:

	September 30, 2021	September 30, 2020
Income (loss) available to common stockholders per share:
Net loss	$(42,517,117)	$(16,660,830)
Weighted average common shares outstanding:	4,085,640	2,733,962
Basic and Diluted
Net loss per share—Basic and Diluted	$(10.41)	$(6.09)

Potentially dilutive securities were excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share.
Dilutive securities excluded were 22,071,031 and 17,177,396 shares for the periods ended September 30, 2021 and 2020, respectively.

Fast Radius, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 14—SUBSEQUENT EVENTS
In connection with the preparation of the unaudited consolidated interim financial statements for the period ended September 30, 2021, management has evaluated events through November 24, 2021, which is the date the financial statements were issued, to determine whether any events required recognition or disclosure in the consolidated financial statements. The following subsequent events were identified through the date of these consolidated financial statements:
On October 26, 2021, the Company entered into a note purchase agreement with Energy Capital Partners Holdings, LP (existing stockholders) for convertible promissory notes. The Company received funding of $7.0 million on October 26, 2021. The Notes have an interest rate of 6%, with all accrued interest and principal due at maturity, which is October 26, 2023. As a result of this financing from Energy Capital Partners Holdings, LP, the Company drew on the available $7.0 million of unused capacity on its SVB Capital credit facility on October 29, 2021.
In November 2021, the Company entered into a an agreement for commercial office space. The new lease commences on November 15, 2021 and is a 21.5 month term. Minimum lease payments over the contract term is $1.8 million.
The Company is not aware of any additional subsequent events, other than those described above, that would require recognition or disclosure in the condensed consolidated financial statements.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
ECP ENVIRONMENTAL GROWTH OPPORTUNITIES CORP.,
ENNV MERGER SUB, INC.
and
FAST RADIUS, INC.
dated as of July 18, 2021

A-ii

A-iii

Exhibits

Exhibit A	Form of Second Amended and Restated Certificate of Incorporation of Acquiror
Exhibit B	Form of Amended and Restated Bylaws of Acquiror
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Form of Sponsor Support Agreement
Exhibit E	Form of Company Support Agreement
Exhibit F	Form of Incentive Equity Plan
Exhibit G	Form of Purchase Plan

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of July 18, 2021 (this “
Agreement
”), is made and entered into by and among ECP Environmental Growth Opportunities Corp., a Delaware corporation (“
Acquiror
”), ENNV Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“
Merger Sub
”), and Fast Radius, Inc., a Delaware corporation (the “
Company
”).
RECITALS
WHEREAS
, Acquiror is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS
, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “
DGCL
”), Acquiror and the Company will enter into a business combination transaction pursuant to which (a) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “
Merger
”) and (b) Acquiror will change its name to “Fast Radius, Inc.”;
WHEREAS
, the Board of Directors of the Company has (a) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, and declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and (c) recommended the approval and adoption of this Agreement and the documents contemplated hereby, and the transactions contemplated hereby and thereby, including the Merger, by the stockholders of the Company;
WHEREAS
, each of the Boards of Directors of Acquiror and Merger Sub has (a) determined that the Merger is fair to and in the best interests of Acquiror and Merger Sub and their respective stockholders, as applicable, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, and declared it advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby and (c) recommended the approval and adoption of this Agreement and the documents contemplated hereby, and the transactions contemplated hereby and thereby, including the Merger, by the Acquiror Stockholders (as defined below) and the sole stockholder of Merger Sub, as applicable;
WHEREAS
, Acquiror, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger;
WHEREAS
, prior to the Effective Time, (i) the outstanding principal together with all accrued and unpaid interest on the Company Convertible Notes (as defined below) will automatically be converted into a number of shares of Company Common Stock (as defined below) in accordance with the terms of the Company Convertible Note Purchase Agreement (as defined below) and (ii) all of the outstanding Company Warrants (as defined below) will be exercised in full on a cashless basis in accordance with their respective terms (the “
Warrant Settlement
”);
WHEREAS
, upon the Effective Time, all of the Company Capital Stock (as defined below) and Vested RSU Awards (as defined below) will be converted into the right to receive a portion of the Aggregate Merger Consideration (as defined below), including a number of Company Earn Out Shares (as defined below), as set forth in this Agreement;

WHEREAS
, upon the Effective Time, all Company Awards (as defined below) other than Vested RSU Awards will be converted into awards for Acquiror Class A Common Stock representing a portion of the Aggregate Merger Consideration;
WHEREAS
, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to the holders of Acquiror Class A Common Stock (as defined below) to have their outstanding shares of Acquiror Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);
WHEREAS
, as a condition and inducement to the Company’s entering into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) has executed and delivered to the Company a Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, and attached hereto as
Exhibit D
(as may be amended from time to time in accordance with its terms, the “
Sponsor Support Agreement
”), pursuant to which the Sponsor has agreed, among other things, to vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, and to defer the vesting of ten percent (10%) of the shares of Acquiror Class A Common Stock (including shares of Acquiror Class A Common Stock issued upon conversion of the outstanding shares of Acquiror Class B Common Stock held by the Sponsor at the Effective Time) held by Sponsor until (i) the occurrence of Triggering Event I (as defined below), upon which five percent (5%) of the Acquiror Class A Common Stock (including shares of Acquiror Class A Common Stock issued upon conversion of the outstanding shares of Acquiror Class B Common Stock held by the Sponsor at the Effective Time) held by Sponsor will be vested, and (ii) the occurrence of Triggering Event II (as defined below), upon which five percent (5%) of the Acquiror Class A Common Stock (including shares of Acquiror Class A Common Stock issued upon conversion of the outstanding shares of Acquiror Class B Common Stock held by the Sponsor at the Effective Time) held by Sponsor will be vested in accordance with the terms hereof;
WHEREAS
, as a condition and inducement to Acquiror’s entering into this Agreement, simultaneously with the execution and delivery of this Agreement, the Major Company Stockholders have executed and delivered to Acquiror a Company Holders Support Agreement, in the form attached hereto as
Exhibit E
(as may be amended from time to time in accordance with its terms, the “
Company Support Agreement
”), pursuant to which the Major Company Stockholders have agreed, among other things, to vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger;
WHEREAS
, on or prior to the date hereof, Acquiror entered into the Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Acquiror Class A Common Stock for an aggregate purchase price at least equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing;
WHEREAS
, Goldman Sachs Asset Management, L.P., in its capacity as investment adviser on behalf of its clients (“
GSAM
”), has agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to GSAM, 2,500,000 units, each consisting of one (1) share of Acquiror Class A Common Stock and one-quarter of one (1/4) redeemable warrant (collectively, the “
Forward Purchase Securities
”), at a price of ten Dollars ($10.00) per unit for an aggregate purchase price of twenty five million Dollars ($25,000,000) (the “
Forward Purchase Amount
”) in a private placement that will close substantially concurrently with the Closing, pursuant to the Forward Purchase Agreement (as defined below), and on the terms and subject to the conditions set forth therein;
WHEREAS
, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “
Code
”), and the Treasury Regulations promulgated thereunder and this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3; and

WHEREAS
, simultaneously with the execution and delivery of this Agreement, Acquiror, the Sponsor, the Major Company Stockholders and certain of their respective Affiliates, as applicable, have entered into an Amended & Restated Registration Rights Agreement (the “
Registration Rights Agreement
”) substantially in the form attached hereto as
Exhibit C
.
NOW, THEREFORE
, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1.
Definitions
. As used herein, the following terms shall have the following meanings:
“
Acceleration Event
” has the meaning specified in
Section 4.2
.
“
Acquiror
” has the meaning specified in the Preamble hereto.
“
Acquiror Class A Common Stock
” means the Class A common stock, par value $0.0001 per share, of Acquiror.
“
Acquiror Class B Common Stock
” means the Class B common stock, par value $0.0001 per share, of Acquiror.
“
Acquiror Common Stock
” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.
“
Acquiror Cure Period
” has the meaning specified in
Section 11.1(g)
.
“
Acquiror Disclosure Letter
” has the meaning specified in the introduction to
Article VI
.
“
Acquiror Financial Statements
” has the meaning specified in
Section 6.6(d)
.
“
Acquiror Fundamental Representations
” means the representations and warranties made pursuant to the first and second sentences of
Section 6.1
(
Acquiror and Merger Sub Organization
),
Section 6.2
(
Due Authorization
) and
Section 6.13
(
Brokers’ Fees
).
“
Acquiror Group
” has the meaning specified in
Section 12.18(a)
.
“
Acquiror Material Adverse Effect
” has the meaning specified in
Section 6.10
.
“
Acquiror Option
” has the meaning specified in
Section 3.3(a)
.
“
Acquiror Private Warrants
” means the redeemable warrants of Acquiror, each exercisable in accordance with its terms to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share, subject to adjustment, that were sold in a private placement concurrently with the closing of Acquiror’s initial public offering.
“
Acquiror Public Warrants
” means the redeemable warrants of Acquiror, each exercisable in accordance with its terms to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share, subject to adjustment, that were sold as part of the Acquiror Units in Acquiror’s initial public offering.

“
Acquiror Restricted Stock Award
” has the meaning specified in
Section 3.3(b)
.
“
Acquiror Restricted Stock Unit Award
” has the meaning specified in
Section 3.3(d)
.
“
Acquiror Sale
” means the occurrence of any of the following events (which, for the avoidance of doubt, shall not include the transactions contemplated hereby): (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Acquiror representing more than fifty percent (50%) of the combined voting power of Acquiror’s then outstanding voting securities, (b) the consummation of a merger or consolidation of Acquiror with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the members of the Board of Directors of Acquiror immediately prior to the merger or consolidation do not constitute at least a majority of the Board of Directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Acquiror immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, other than such sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of Acquiror in substantially the same proportions as their ownership of Acquiror immediately prior to such sale.
“
Acquiror SEC Filings
” has the meaning specified in
Section 6.5
.
“
Acquiror Second A&R Charter
” has the meaning specified in
Section 9.2(c)
.
“
Acquiror Securities
” means the Acquiror Common Stock, the Acquiror Units, the Acquiror Public Warrants, the Acquiror Private Warrants and the Working Capital Warrants, if any.
“
Acquiror Share Redemption
” means the right of the holders of Acquiror Class A Common Stock to redeem all or a portion of their Acquiror Class A Common Stock (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Acquiror’s Governing Documents.
“
Acquiror Share Redemption Amount
” means the aggregate amount payable with respect to all Acquiror Share Redemptions.
“
Acquiror Stockholder Approval
” has the meaning specified in
Section 6.2(b)
.
“
Acquiror Stockholders
” means the holders of Acquiror Common Stock as of immediately prior to the Effective Time.
“
Acquiror Stockholders’ Meeting
” has the meaning specified in
Section 9.2(b)
.
“
Acquiror Transaction Expenses
” has the meaning specified in
Section 2.4(c)
.
“
Acquiror Units
” means the units of Acquiror sold in connection with Acquiror’s initial public offering, each such unit consisting of one (1) share of Acquiror Class A Common Stock and one-quarter of one (1/4) Acquiror Public Warrant.
“
Acquiror Warrant Agreement
” means the Warrant Agreement, dated as of February 8, 2021, between Acquiror and American Stock Transfer & Trust Company, LLC, as warrant agent.

“
Acquisition Proposal
” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to (a) any acquisition or purchase, direct or indirect, of (i) fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries or (ii) fifteen percent (15%) or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries.
“
Action
” means any claim, action, charge, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
“
Additional Award Shares
” means the whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of
(i) the number of shares of Company Common Stock subject to each of the outstanding Company Options, Company Restricted Stock Awards and Company Restricted Stock Unit awards (other than Vested RSU Awards) in the aggregate as of immediately prior to the Effective Time multiplied by
(ii) the Earn Out Exchange Ratio
multiplied by
(iii) the Earn Out Shares Discount Factor.
“
Additional Required Financial Statements
” has the meaning specified in
Section 7.3(a)
.
“
Affiliate
” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise;
provided
that in no event shall Acquiror or Merger Sub be considered an Affiliate of any portfolio company, investment fund or other vehicle affiliated with or managed by, or investing on a parallel or co-investment basis with investment funds affiliated with or managed by, Energy Capital Partners Management, LP, ECP ControlCo, LLC or their respective Affiliates, nor shall any portfolio company, investment fund or other vehicle affiliated with or managed by Energy Capital Partners Management, LP, ECP ControlCo, LLC or their respective Affiliates be considered to be an Affiliate of Acquiror or Merger Sub.
“
Affiliate Agreements
” has the meaning specified in
Section 5.12(a)(viii)
.
“
Aggregate Fully Diluted Company Stock
” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, following the Company Convertible Notes Conversion and the Warrant Settlement)
plus
(b) the aggregate number of shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time plus
(c) the aggregate maximum number of shares of Company Capital Stock that are subject to Company Restricted Stock Units, Company Restricted Stock Awards and Company Options (in each case, whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time.
“
Aggregate Merger Consideration
” means a number of shares of Acquiror Class A Common Stock equal to the quotient obtained by dividing
(a) the Base Purchase Price by (b) ten dollars ($10.00).
“
Agreement
” has the meaning specified in the Preamble hereto.
“
Agreement End Date
” has the meaning specified in
Section 11.1(e)
.

“
Alternative Transaction
” means any transaction (other than any transaction expressly contemplated hereby) concerning the sale or transfer of any of the shares of Company Capital Stock or other Equity Interests of the Company or any of its Subsidiaries, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale of Equity Interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture, partnership or otherwise.
“
Amendment Proposal
” has the meaning specified in
Section 9.2(c)
.
“
Ancillary Agreements
” has the meaning specified in
Section 12.10
.
“
Anti-Bribery Laws
” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder and other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“
Anti-Money Laundering Laws
” means all applicable Laws related to the prevention of money laundering, including the U.S. Money Laundering Control Act of 1986, the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly referred to as the “U.S. Bank Secrecy Act”) and similar Laws in other applicable jurisdictions.
“
Antitrust Authorities
” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).
“
Antitrust Information or Document Request
” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition relating thereto.
“
Audited Financial Statements
” has the meaning specified in
Section 5.8(a)
.
“
Available Acquiror Cash
” has the meaning specified in
Section 8.2(a)
.
“
Base Award Shares
” means the whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of
(i) the number of shares of Company Common Stock subject to each of the outstanding Company Options, Company Restricted Stock Awards and Company Restricted Stock Unit awards (other than Vested RSU Awards) in the aggregate as of immediately prior to the Effective Time multiplied by
(ii)
the remainder of
(a) one
minus
(b) (x) the Earn Out Exchange Ratio,
multiplied by
(y) the Earn Out Shares Discount Factor.
“
Base Purchase Price
” means one billion Dollars ($1,000,000,000.00).
“
Business Combination
” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Acquiror and one or more businesses, including the Merger.
“
Business Combination Proposal
” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding), relating to a Business Combination.

“
Business Day
” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Chicago, Illinois, or Governmental Authorities in the State of Delaware, are authorized or required by Law to close.
“
CARES Act
” means the Coronavirus Aid, Relief, and Economic Security Act.
“
Certificate
” means a stock certificate representing a holder’s ownership of Company Capital Stock.
“
CEO Incentive Plan Proposal
” has the meaning specified in
Section 9.2(c)
.
“
Chief Executive Officer Equity Incentive Plan
” has the meaning specified in
Section 8.1(a)
.
“
Closing
” has the meaning specified in
Section 2.3(a)
.
“
Closing Date
” has the meaning specified in
Section 2.3(a)
.
“
COBRA
” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.
“
Code
” has the meaning specified in the Recitals hereto.
“
Company
” has the meaning specified in the Preamble hereto.
“
Company Award
” means a Company Option, Company Restricted Stock Award or Company Restricted Stock Unit award.
“
Company Award Exchange Ratio
” means
the sum of
(i) the Merger Consideration Exchange Ratio
plus
(ii)
the product of
(a) the Earn Out Exchange Ratio
multiplied by
(b) the Earn Out Shares Discount Factor.
“
Company Benefit Plan
” has the meaning specified in
Section 5.13(a)
.
“
Company Capital Stock
” means Company Common Stock and Company Preferred Stock.
“
Company Common Stock
” means the Common Stock, par value $0.0001 per share, of the Company.
“
Company Convertible Note Investors
” means Energize Ventures Fund LP, Energize Growth Fund I LP, EV FR SPV LLC and Ironspring Venture Find I-FR, LP.
“
Company Convertible Note Purchase Agreement
” means that certain Note Purchase Agreement, dated as of March 12, 2021, by and among the Company and the Company Convertible Note Investors.
“
Company Convertible Notes
” means the Convertible Promissory Notes issued by the Company to the Company Convertible Note Investors pursuant to the Company Convertible Note Purchase Agreement.
“
Company Convertible Notes Conversion
” has the meaning specified in
Section 3.1(a)
.
“
Company Cure Period
” has the meaning specified in
Section 11.1(e)
.
“
Company Disclosure Letter
” has the meaning specified in the introduction to
Article V
.
“
Company Earn Out Shares
” has the meaning specified in
Section 4.1(a)
.
“
Company Financial Statements
” has the meaning specified in
Section 5.8(a)
.

“
Company Fundamental Representations
” means the representations and warranties made pursuant to the first and second sentences of
Section 5.1
(
Company Organization
),
Section 5.3
(
Due Authorization
), clause (a) of
Section 5.4
(
No Conflict
),
Section 5.6
(
Capitalization of the Company
),
Section 5.16
(
Brokers’ Fees
) and clause (b) of
Section 5.24
(
Absence of Changes
).
“
Company Group
” has the meaning specified in
Section 12.18(b)
.
“
Company Incentive Plan
” means the Fast Radius, Inc. Amended and Restated 2017 Stock Plan, as amended and restated as of July 29, 2020.
“
Company Indemnified Parties
” has the meaning specified in
Section 8.7(a)
.
“
Company IT Systems
” means any computer hardware, computer systems, workstations, servers, networks, platforms, peripherals, data communication lines, circuits, hubs, software databases, internet websites and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services) that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.
“
Company Material Adverse Effect
” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “
Events
”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement and the other documents contemplated hereby;
provided
, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” pursuant to clause (a)
 of this definition: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, credit, business or financial market conditions generally, (iii) the taking of any action expressly required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), or Contagion Event, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, or local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (
provided
that this clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods purchased from third-party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in
Section 5.4
,
Section 5.13(h)
,
Section 5.21(k)
,
Section 5.22(d)
and the last sentence of
Section 5.6(b)
, and any condition to Closing with respect thereto), or (ix) any action taken by, or at the written request of, Acquiror or Merger Sub;
provided, further
, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“
Company Option
” means an option to purchase Company Common Stock granted under the Company Incentive Plan.
“
Company Owned IP
” has the meaning specified in
Section 5.21(a)
.
“
Company Preferred Stock
” means the Company Series Seed Preferred Stock, the Company Series Seed-1 Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series A-3 Preferred Stock and the Company Series B Preferred Stock.
“
Company Registered Intellectual Property
” has the meaning specified in
Section 5.21(a)
.
“
Company Restricted Stock Award
” means each award with respect to a share of Company Common Stock outstanding under the Company Incentive Plan that is, at the time of determination, subject to a risk of forfeiture or repurchase by the Company, whether subject to time- or performance-based vesting.
“
Company Restricted Stock Unit
” means a right, granted under the Company Incentive Plan, to receive a share of Company Common Stock or cash in lieu thereof on a future date or event.
“
Company
Series A-1
Preferred Stock
” means the Series
A-1
Preferred Stock, par value $0.0001 per share, of the Company.
“
Company
Series A-2
Preferred Stock
” means the Series
A-2
Preferred Stock, par value $0.0001 per share, of the Company.
“
Company
Series A-3
Preferred Stock
” means the Series
A-3
Preferred Stock, par value $0.0001 per share, of the Company.
“
Company Series B Preferred Stock
” means the Series B Preferred stock, par value $0.0001 per share, of the Company.
“
Company Series Seed Preferred Stock
” means the Series Seed Preferred Stock, par value $0.0001 per share, of the Company.
“
Company Series Seed-1 Preferred Stock
” means the Series Seed-1 Preferred Stock, par value $0.0001 per share, of the Company.
“
Company Service Provider
” has the meaning specified in
Section 5.21(j)
.
“
Company Stockholder Approval Deadline
” has the meaning specified in
Section 9.2(d)
.
“
Company Stockholder Approvals
” means the approval of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, by the written consent of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis, (ii) the holders of a majority of the outstanding shares of each series of Company Preferred Stock, voting as a separate class, and (iii) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“
Company Support Agreement
” has the meaning specified in the Recitals hereto.
“
Company Transaction Expenses
” means all out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers and (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll or other similar Taxes arising therefrom.
“
Company Warrants
” means each of (a) the Warrant to Purchase Common Stock, issued by the Company to United Parcel Service General Services Co. on February 3, 2020, for the purchase of up to 101,927 shares of Company Common Stock; (b) the Warrant to Purchase Common Stock, issued by the Company to XMS Capital Partners, LLC on June 19, 2019, for the purchase of up to 48,874 shares of Company Common Stock, as amended as of July 6, 2021; (c) the Amended & Restated Warrant to Purchase Common Stock, issued by the Company to Silicon Valley Bank on May 25, 2021, for the purchase of up to 52,230 shares of Company Common Stock, as amended as of July 12, 2021; (d) the Amended and Restated Warrant to Purchase Common Stock, issued by the Company to Silicon Valley Bank on March 12, 2021, for the purchase of 26,115 shares of Company Common Stock; (e) the Warrant to Purchase Common Stock, issued by the Company to United Parcel Service General Services Co. on March 21, 2019, for the purchase of up to 713,491 shares of Company Common Stock; (f) the Warrant to Purchase Preferred Stock, issued by the Company to ATEL Ventures on October 4, 2018, for the purchase of up to 32,405 shares of Company Series A-3 Preferred Stock, as amended as of July 12, 2021; (g) the Warrant to Purchase Common Stock, issued by the Company to Silicon Valley Bank on October 12, 2018, for the purchase of 46,636 shares of Company Common Stock; (h) the Warrant to Purchase Common Stock, issued by the Company to Energize Growth Fund I LP on April 13, 2021, for the purchase of up to 88,667 shares of Company Common Stock; (i) the Warrant to Purchase Common Stock, issued by the Company to Energize Ventures Fund LP on April 13, 2021, for the purchase of up to 18,666 shares of Company Common Stock; and (j) the Warrant to Purchase Common Stock, issued by the Company to EV FR SPV LLC on April 13, 2021, for the purchase of up to 32,667 shares of Company Common Stock.
“
Compensation Study
” has the meaning specified in
Section 8.1(c)
.
“
Confidentiality Agreement
” has the meaning specified in
Section 12.10
.
“
Consent Solicitation Statement
” has the meaning specified in
Section 9.2(d)
.
“
Constituent Corporations
” has the meaning specified in
Section 2.1(a)
.
“
Contagion Event
” means (a) the outbreak of a contagious disease, epidemic or pandemic (including COVID-19) or the continuation, escalation or material worsening thereof and (b) any changes in applicable Law or other directive, policy, guidance or recommendations by any Governmental Authority in response to the foregoing, in each case, whether in place currently or adopted or modified hereafter, including with respect to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester policies.
“
Contracts
” means any legally binding contracts, agreements, arrangements, undertakings, instruments, commitments, indentures, guarantees, licenses, subcontracts, leases, purchase orders and other arrangements or understandings (and all amendments, side letters, modifications and supplements thereto), whether oral or written.
“
control
” (including the terms “
controlling
,” “
controlled by
” and “
under common control with
”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“
Copyleft Terms
” means use, modification and/or distribution of any Open Source Materials in a manner that, pursuant to the applicable Open Source License, requires that software incorporated into, derived from, linked to, or used or distributed with such Open Source Materials (a) be made available or distributed in a form other than binary (
e.g
., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Open Source Licenses that incorporate Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“
COVID-19
” means SARS-CoV-2 or the novel coronavirus, referred to as COVID-19, and any evolutions, mutations or variants thereof or related to associated epidemics, pandemics or disease outbreaks.
“
Customs & Trade Laws
” means all applicable export, import, customs and trade, and anti-boycott Laws, regulations or programs administered, enacted or enforced by any Governmental Authority, including but not limited to (a) the Laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930, as amended; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List; (d) the U.S. Arms Export Control Act, as amended, and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (g) all other applicable Laws, regulations, or programs of other countries relating to the same subject matter as the United States Laws described above.
“
D&O Indemnified Parties
” has the meaning specified in
Section 8.7(a)
.
“
DGCL
” has the meaning specified in the Recitals hereto.
“
Disclosure Letter
” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.
“
DLA
” has the meaning specified in
Section 12.18(b)
.
“
DLA Privileged Communications
” has the meaning specified in
Section 12.18(b)
.
“
Dollars
” or “
$
” means lawful money of the United States.
“
Earn Out Equityholder
” means any holder of Company Common Stock, Company Preferred Stock or Vested RSU Awards as of immediately prior to the Effective Time (for the avoidance of doubt, following the Company Convertible Notes Conversion and the Warrant Settlement).
“
Earn Out Exchange Ratio
” means
the quotient of
(i) ten million (10,000,000)
divided by
(ii) the Fully Diluted Number.
“
Earn Out Period
” means the period beginning on the Closing Date and ending on the date that is five (5) years after the Closing Date.

“
Earn Out Pro Rata Share
” means, with respect to each Earn Out Equityholder, a percentage equal to the quotient of:
(a) the sum of (i) the aggregate number of shares of Company Common Stock that are held by such Earn Out Equityholder immediately prior to the Effective Time (for the avoidance of doubt, following the Company Convertible Notes Conversion and the Warrant Settlement)
plus
(ii) the aggregate number of shares of Company Preferred Stock that are held by such Earn Out Equityholder immediately prior to the Effective Time plus
(iii) the aggregate maximum number of shares of Company Capital Stock that would otherwise be issuable assuming full vesting and immediate settlement immediately prior to the Effective Time of all Vested RSU Awards that are held by such Earn Out Equityholder;
divided by
(b) the sum of (i) the aggregate number of shares of Company Common Stock that are held by all Earn Out Equityholders immediately prior to the Effective Time (for the avoidance of doubt, following the Company Convertible Notes Conversion and the Warrant Settlement)
plus
(ii) the aggregate number of shares of Company Preferred Stock that are held by all Earn Out Equityholders immediately prior to the Effective Time plus
(iii) the aggregate maximum number of shares of Company Capital Stock that would otherwise be issuable assuming full vesting and immediate settlement immediately prior to the Effective Time of all Vested RSU Awards that are held by all Earn Out Equityholders immediately prior to the Effective Time.
“
Earn Out Shares Discount Factor
” means such applicable percentage as reasonably determined by the Company as of immediately prior to the Effective Time that is equal to the then-estimated probability that ten million (10,000,000) Company Earn Out Shares will be issued to the Earn Out Equityholders pursuant to
Article IV
.
“
Effective Time
” has the meaning specified in
Section 2.3(b)
.
“
Environmental Laws
” means any and all Laws relating to pollution or the protection of the environment, natural resources or human health and safety or relating to the use, generation, management, manufacture, processing, treatment, storage, transportation, remediation, cleanup, handling, disposal or Release of, or exposure to, Hazardous Materials.
“
Equity Interests
” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights) and any subscription, option, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable therefor.
“
ERISA
” has the meaning specified in
Section 5.13(a)
.
“
ERISA Affiliate
” means any entity, trade or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“
Events
” has the meaning specified in the definition of Company Material Adverse Effect.
“
Exchange Act
” means the Securities Exchange Act of 1934.
“
Exchange Agent
” has the meaning specified in
Section 3.2(a)
.
“
Excluded Financing
” means any capital raising transaction in which the Company is the issuer, whether through the sale of Equity Interests of the Company or securities exercisable for or convertible or exchangeable into Equity Interests of the Company, provided that (x) the aggregate number of securities issued or issuable by the Company does not result in a change of control of the Company (i.e., issuance of securities representing more than 50% of the issued and outstanding Company Capital Stock), (y) any such capital raising transaction would not delay, impair or alter the terms of the transactions contemplated herein and (z) any such capital raise would be non-dilutive to Acquiror and its stockholders and any PIPE Investors (i.e., all dilution will be borne solely by the Company’s existing equityholders as of the date hereof).
“
Excluded Shares
” has the meaning specified in
Section 3.1(b)
.
“
Export Approvals
” has the meaning specified in
Section 5.27(a)
.
“
Federal Securities Laws
” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.
“
FFCRA
” means the Families First Coronavirus Response Act.
“
Forward Purchase Agreement
” means that certain Forward Purchase Agreement, dated as of January 24, 2021, by and among Acquiror, the Sponsor and GSAM, as amended by that certain First Amendment to Forward Purchase Agreement, dated as of January 31, 2021, and that certain side letter, dated as of July 18, 2021, and as further amended, restated, modified or supplemented from time to time.
“
Forward Purchase Amount
” has the meaning specified in the Recitals hereto.
“
Forward Purchase Securities
” has the meaning specified in the Recitals hereto.
“
Fully Diluted Number
” means the number of shares of Aggregate Fully Diluted Company Stock.
“
GAAP
” means generally accepted accounting principles in the United States as in effect from time to time.
“
Governing Documents
” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation (or equivalent) and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation. For the avoidance of doubt, the Governing Documents of the Company shall include the agreements between the Company and the holders of Preferred Stock (including, without limitation, the Amended and Restated Voting Agreement by and among the Company and certain holders of Equity Interests of the Company dated March 21, 2019).
“
Governmental Authority
” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitration panel.
“
Governmental Authorization
” has the meaning specified in
Section 5.5
.
“
Governmental Order
” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“
GSAM
” has the meaning specified in the Recitals hereto.
“
Hazardous Material
” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any

Environmental Law, including any petroleum, petroleum distillate or petroleum-derived products, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“
Incentive Equity Plan
” has the meaning specified in
Section 8.1(a)
.
“
Incentive Plan Proposal
” has the meaning specified in
Section 9.2(c)
.
“
Indebtedness
” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, including accrued interest and any per diem interest accruals, (e) interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally. Notwithstanding the foregoing, “Indebtedness” shall not include any accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.
“
Insider
” has the meaning specified in
Section 5.25(b)
.
“
Intellectual Property
” means all intellectual property and industrial property rights and proprietary rights in confidential information of every kind and description throughout the world, including U.S. and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, logos, service marks, trade dress, trade names, design rights, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, (c) copyrights and copyrightable subject matter, (d) rights in software and other computer programs (whether in source code, object code or other form), algorithms, models, databases, compilations and data, technology supporting the foregoing, and all other documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secrets and all other confidential or proprietary information, ideas, know-how, proprietary processes, formulae, models, and methodologies (“
Trade Secrets
”), (f) social media addresses and accounts and usernames, account names and identifiers and (g) all applications and registrations, and any renewals, extensions and reversions, for the foregoing clauses (a)
 and
(f)
.
“
Interim Period
” has the meaning specified in
Section 7.1
.
“
Intervening Event
” means an Event occurring after the date of this Agreement (but specifically excluding (a) any Event that relates to or is reasonably likely to give rise to or result in any Business Combination Proposal, (b) any Event described in subsections (ii), (iv), (v) or (vii) of the definition of “Company Material Adverse Effect”; provided, however, that any such Event may be taken into account in determining whether an Intervening Event has occurred to the extent (but only to the extent) it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated Persons operating in the industries in which the Company and its Subsidiaries operate, (c) any change in the price or trading volume of Acquiror Class A Common Stock, or (d) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Merger) that materially and adversely affects the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, that was not reasonably foreseeable as of the date of this Agreement and is not cured by the Company prior to a Modification in Recommendation.
“
Intervening Event Notice
” has the meaning specified in
Section 9.2(c)
.
“
Intervening Event Notice Period
” has the meaning specified in
Section 9.2(c)
.
“
Investment Company Act
” means the Investment Company Act of 1940.
“
IRS
” means the Internal Revenue Service.
“
JOBS Act
” has the meaning specified in
Section 6.6(a)
.
“
Key Employees
” means each of Lou Rassey, Patrick McCusker, John Nanry, William King and Gus Pinto.
“
Knowledge
” when used in this Agreement (a) with respect to the Company or any of its Subsidiaries means the actual knowledge of the individuals identified on
Section 1.1
of the Company Disclosure Letter and (b) with respect to Acquiror or Merger Sub means the actual knowledge of the individuals identified on
Section 1.1
of the Acquiror Disclosure Letter.
“
Latham
” has the meaning specified in
Section 12.18(a)
.
“
Latham Privileged Communications
” has the meaning specified in
Section 12.18(a)
.
“
Law
” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“
Leased Real Property
” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.
“
Legal Proceedings
” has the meaning specified in
Section 5.10
.
“
Letter of Transmittal
” has the meaning specified in
Section 3.2(b)
.
“
Licenses
” means any approvals, authorizations, consents, notices, waivers, declarations, licenses, registrations, permits or certificates of a Governmental Authority.
“
Lien
” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, rights of first refusal or offer, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.
“
Major Company Stockholder
” means each of the holders of Company Capital Stock set forth on
Section 9.2(d)
of the Company Disclosure Letter.
“
Material Contracts
” has the meaning specified in
Section 5.12(a)
.
“
Merger
” has the meaning specified in the Recitals hereto.
“
Merger Certificate
” has the meaning specified in
Section 2.1(a)
.

“
Merger Consideration Exchange Ratio
” means an amount equal to
the quotient of
(a) (i) the number of shares of Acquiror Class A Common Stock constituting the Aggregate Merger Consideration minus
(ii) ten million (10,000,000), and
minus
(iii) the Additional Award Shares,
divided by
(b) the Fully Diluted Number.
“
Merger Proposal
” has the meaning specified in
Section 9.2(c)
.
“
Merger Sub
” has the meaning specified in the Preamble hereto.
“
Merger Sub Capital Stock
” means the shares of the common stock, par value $0.01 per share, of Merger Sub.
“
Minimum Available Acquiror Cash Amount
” has the meaning specified in
Section 8.2(a)
.
“
Minimum PIPE Investment Amount
” has the meaning specified in
Section 6.12(d)
.
“
Modification in Recommendation
” has the meaning specified in
Section 9.2(c)
.
“
NASDAQ
” has the meaning specified in
Section 6.6(c)
.
“
NASDAQ Proposal
” has the meaning specified in
Section 9.2(c)
.
“
Net Merger Consideration
” means a number of shares of Acquiror Class A Common Stock equal to the remainder of
(a) the Aggregate Merger Consideration
minus
(b) 10,000,000 shares of Acquiror Class A Common Stock
minus
(c) the Base Award Shares
minus
(d) the Additional Award Shares.
“
Offer Documents
” has the meaning specified in
Section 9.2(a)(i)
.
“
Open Source License
” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.
“
Open Source Materials
” means any software subject to an Open Source License.
“
Ordinary Course Agreements
” means (i) any customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes and (ii) with respect to the Company, any such agreement solely between the Company and its existing Subsidiaries and, with respect to the Acquiror, any such agreement solely between Acquiror and Merger Sub.
“
Permitted Liens
” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present or contemplated use of the Leased Real Property, (d) with respect to any Leased Real Property (i) the interests and rights in favor of the respective lessors with respect thereto, including any statutory landlord liens and any other Lien thereon, (ii) any Lien permitted under a Real Property Lease, and (iii) subject to clause (c) above, any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (g) ordinary course purchase money Liens and other Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money or in connection with workers’ compensation, unemployment insurance or other types of social security that do not, in the aggregate, materially impair the value or materially interfere with the businesses of the Company and its Subsidiaries, taken as a whole, (i) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (j) restrictions on transfer under applicable Securities Laws and (k) all other Liens that do not, in the aggregate, materially impair the value or materially interfere with the businesses of the Company and its Subsidiaries, taken as a whole.
“
Person
” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“
Personal Information
” has the meaning specified in
Section 5.22(a)
.
“
PIPE Investment
” means the purchase of shares of Acquiror Class A Common Stock pursuant to the Subscription Agreements.
“
PIPE Investment Amount
” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.
“
PIPE Investors
” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.
“
Privacy and Cybersecurity Requirements
” has the meaning specified in
Section 5.22(a)
.
“
Prospectus
” has the meaning specified in
Section 12.1
.
“
Proxy Statement
” has the meaning set forth in
Section 9.2(a)(i)
.
“
Purchase Plan
” has the meaning set forth in
Section 8.1(a)
.
“
Purchase Plan Proposal
” has the meaning specified in
Section 9.2(c)
.
“
Real Property Leases
” has the meaning specified in
Section 5.20(a)(ii)
.
“
Registration Rights Agreement
” has the meaning specified in the Recitals hereto.
“
Registration Statement
” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.
“
Registration Statement Securities
” has the meaning specified in
Section 9.2(a)(i)
.
“
Release
” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of materials into or through the indoor or outdoor environment or into or out of any property, including the movement of materials through or in the air, soil, surface water, or groundwater.

“
Representatives
” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, managers, members, stockholders, partners, incorporators, trustees, consultants, counsel, financial advisors, accountants, auditors or authorized representatives or agents acting on the behalf of such Person.
“
Restricted Person
” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions.
“
Sanctioned Country
” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).
“
Sanctioned Person
” means (a) any Person identified in any Sanctions Laws-related list of sanctioned Persons maintained by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the United Kingdom, (iii) the United Nations Security Council, (iv) the European Union or any European Union member state, or (v) any jurisdiction in which the Company or any of its Subsidiaries conduct business, (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country, and (c) any Person directly or indirectly owned 50 percent or more or controlled by one or more Person described in clause (a) or (b).
“
Sanctions Laws
” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (b) the United Kingdom, (c) the United Nations Security Council, (d) the European Union or any European Union member state or (e) any jurisdiction in which the Company or any of its Subsidiaries conduct business.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002.
“
SEC
” means the United States Securities and Exchange Commission.
“
Securities Act
” means the Securities Act of 1933.
“
Securities Laws
” means Federal Securities Laws and any other applicable foreign or domestic securities or similar Laws.
“
Sponsor
” means ENNV Holdings, LLC, a Delaware limited liability company and the sponsor of Acquiror.
“
Sponsor Earn Out Shares
” has the meaning specified in the Sponsor Support Agreement.
“
Sponsor Support Agreement
” has the meaning specified in the Recitals hereto.
“
Stock Price Level
” means the volume-weighted average of a share of Acquiror Class A Common Stock on NASDAQ (or other exchange or other market where the Acquiror Class A Common Stock is then traded) greater than the applicable price for any twenty (20) trading days (which may or may not be consecutive) within a thirty (30) trading day period (as equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Acquiror Class A Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Acquiror).
“
Stockholder Notice
” has the meaning specified in
Section 9.2(d)
.

“
Subscription Agreements
” means the subscription agreements entered into on or prior to the date hereof (or pursuant to an assignment or transfer permitted pursuant to
Section 8.9
) pursuant to which the PIPE Investment will be consummated.
“
Subsidiary
” means, with respect to a Person, a corporation, company, limited liability company, partnership, joint venture, association or other entity of which (i) more than fifty percent (50%) of the voting power of the Equity Interests is owned or controlled, directly or indirectly, by such Person or (ii) such Person or another Subsidiary thereof serves as a general partner or managing member.
“
Surrender Documentation
” has the meaning specified in
Section 3.2(b)
.
“
Surviving Company
” has the meaning specified in
Section 2.1(b)
.
“
Tax Return
” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“
Taxes
” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, escheat, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and any interest, penalty, or addition relating thereto.
“
Terminating Acquiror Breach
” has the meaning specified in
Section 11.1(g)
.
“
Terminating Company Breach
” has the meaning specified in
Section 11.1(e)
.
“
Top Customers
” has the meaning specified in
Section 5.30(a)
.
“
Top Suppliers
” has the meaning specified in
Section 5.29(a)
.
“
Trade Secrets
” has the meaning specified in the definition of Intellectual Property.
“
Transaction Proposals
” has the meaning specified in
Section 9.2(c)
.
“
Transfer Taxes
” has the meaning specified in
Section 7.8(b)
.
“
Treasury Regulations
” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“
Triggering Event
” means a Triggering Event I or a Triggering Event II, as applicable.
“
Triggering Event I
” means the first date after the Closing Date, but within the Earn Out Period, on which the Stock Price Level is greater than fifteen Dollars ($15.00).
“
Triggering Event II
” means the first date after the Closing Date, but within the Earn Out Period, on which the Stock Price Level is greater than twenty Dollars ($20.00).
“
Trust Account
” has the meaning specified in
Section 12.1
.

“
Trust Agreement
” has the meaning specified in
Section 6.8
.
“
Trustee
” has the meaning specified in
Section 6.8
.
“
Unaudited Financial Statements
” has the meaning specified in
Section 5.8(a)
.
“
Vested RSU Awards
” means the applicable portion of the Company Restricted Stock Unit awards that would otherwise vest upon the Closing subject to continued services of the applicable holder thereof through the Closing or that is vested but not settled as of the Closing.
“
WARN
” has the meaning specified in
Section 5.14(j)
.
“
Warrant Settlement
” has the meaning specified in the Recitals hereto.
“
Working Capital Loans
” means working capital loans of up to one million five hundred thousand Dollars ($1,500,000) that can be made by Affiliates of Acquiror to Acquiror prior to the consummation of the Business Combination, which loaned amounts may be converted, at the option of the lender, into warrants identical to the Acquiror Private Warrants at a price of one dollar and fifty cents ($1.50) per warrant upon consummation of the Business Combination (such warrants, “
Working Capital Warrants
”).
“
Working Capital Warrants
” has the meaning specified in the definition of Working Capital Loans.
“
Written Consent
” has the meaning specified in
Section 9.2(d)
.
Section 1.2.
Construction
.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (v) the words “include” and “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b) Unless the context of this Agreement otherwise requires, references to any statute shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation.
(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e) The term “fraud” means an actual and intentional fraud by a party to this Agreement in the making of a representation or warranty in
Article IV
or
Article V
(as applicable);
provided
, that such actual and intentional fraud of such party shall only be deemed to exist if such party had actual knowledge (as opposed to imputed or constructive knowledge) that such representation or warranty made by such Person in
Article IV
or
Article V
(as applicable, and in each case as qualified by the Company Disclosure Letter or the Acquiror Disclosure Letter, as applicable) was actually false when made, and such representation or warranty was made with the express intention that the other party to this Agreement act or refrain from acting in reliance thereon.

(f) The words “made available” (or any phrase of similar import) mean that the subject documents or other materials were included in and available to Acquiror and its Representatives at the “Project Wrigley” electronic data room maintained by the Company and hosted by Intralinks, Inc. at least four (4) Business Days prior to the date of this Agreement.
ARTICLE II
THE MERGER; CLOSING
Section 2.1.
The Merger
.
(a) Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “
Constituent Corporations
”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving entity in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “
Merger Certificate
”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.
(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving entity of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “
Surviving Company
”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.
Section 2.2.
Effects of the Merger
. At and after the Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all of the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest, shall become thereafter the property of the Surviving Company as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.
Section 2.3.
Closing; Effective Time
.
(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “
Closing
”) shall occur by electronic exchange of documents at a time and date to be specified in writing by the parties to this Agreement, which shall be no later than the date which is three (3) Business Days after the first date on which all conditions set forth in
Article X
shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) or such other time, date and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “
Closing Date
.”
(b) Subject to the satisfaction or waiver of all of the conditions set forth in
Article X
of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The

Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “
Effective Time
”).
Section 2.4.
Closing Deliverables
.
(a) At the Closing, the Company will deliver or cause to be delivered:
(i) to Acquiror, a certificate duly executed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in
Section 10.2(a)
,
Section 10.2(b)
and
Section 10.2(d)
have been fulfilled;
(ii) to Acquiror, evidence that all Affiliate Agreements (other than those set forth on
Section 7.4
of the Company Disclosure Letter) have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company, the Surviving Company or any of the Company’s Subsidiaries; and
(iii) to Acquiror, a certificate duly executed on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service (which shall be mailed by Acquiror to the IRS following the Closing) prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
(b) At the Closing, Acquiror will deliver or cause to be delivered:
(i) to the Exchange Agent, the Net Merger Consideration for further distribution to the Company’s stockholders pursuant to
Section 3.2
;
(ii) to the Company, a certificate duly executed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in
Section 10.3(a)
and
Section 10.3(b)
have been fulfilled; and
(iii) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of
Section 2.6
and
Section 8.6
), effective as of the Effective Time.
(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid transaction expenses of Acquiror and its Affiliates relating to a Business Combination (to the extent then owed by Acquiror) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date (the “
Acquiror Transaction Expenses
”) and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing;
provided
, that any unpaid Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Surviving Company for further payment to such employee, independent contractor, officer or director through the Surviving Company’s payroll.
Section 2.5.
Governing Documents
.
(a) The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended as provided therein and under the DGCL.

(b) At the Effective Time, Acquiror’s amended and restated certificate of incorporation and bylaws shall be amended and restated substantially to the forms attached hereto as
Exhibit A
and
Exhibit B
(with such changes as may be agreed in writing by Acquiror and the Company), respectively, and such shall be the certificate of incorporation and bylaws of Acquiror until thereafter amended as provided therein and under the DGCL.
Section 2.6.
Directors and Officers
.
(a) The (i) officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Company from and after the Effective Time, and (ii) the directors of the Company as of immediately prior to the Effective Time shall be the directors of the Surviving Company from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Company and the DGCL.
(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of
Section 8.6
shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on
Section 2.6(b)
of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror and the DGCL.
Section 2.7.
Tax Free Reorganization Matters
. Each of the parties intends that, for United States federal income tax purposes, (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (b) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.
ARTICLE III
EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS
Section 3.1.
Conversion of Securities
.
(a) Immediately prior to the Effective Time, the Company shall cause the outstanding principal together with all accrued and unpaid interest due on the Company Convertible Notes immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock as set forth in Section 4(a)(2) of the Company Convertible Note Purchase Agreement (the “
Company Convertible Notes Conversion
”). All of the Company Convertible Notes converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such securities.
(b) At the Effective Time (and, for the avoidance of doubt, following the Company Convertible Notes Conversion and the Warrant Settlement), by virtue of the Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than (x) any Company Common Stock subject to Company Awards (which shall be subject to
Section 3.3
), (y) any shares of Company Capital Stock held in the treasury of the Company, which shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder, and (z) any shares of Company Capital Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (collectively, “
Excluded Shares
”)), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to
Section 3.1(d)
and a number of Company Earn Out Shares (in accordance with such stockholder’s Earn Out Pro Rata Share) in accordance with
Article IV
.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock that is issued and outstanding immediately prior to the Effective Time, shall be converted into a share of common stock of the Surviving Company.
(d) Each holder of Company Capital Stock as of immediately prior to the Effective Time (other than Excluded Shares) shall be entitled to receive at the Effective Time the applicable portion of the Aggregate Merger Consideration equal to (i) the Merger Consideration Exchange Ratio, multiplied by
(ii) the number of shares of Company Capital Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock or cash in lieu thereof shall be issued in the Merger.
(e) In no event shall the number of shares of Acquiror Class A Common Stock issued as Aggregate Merger Consideration (including, for the avoidance of doubt, the Company Earn Out Shares) pursuant to this
Section 3.1
,
Section 3.3
and
Article IV
exceed one hundred million (100,000,000) shares of Acquiror Class A Common Stock in the aggregate (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Acquiror Class A Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Acquiror).
Section 3.2.
Exchange Procedures
.
(a) Prior to the Closing, Acquiror shall appoint an exchange agent approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “
Exchange Agent
”) to act as the agent for the purpose of paying the Net Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the Net Merger Consideration.
(b) Reasonably promptly after the Effective Time (and in any event within two (2) Business Days thereafter), Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of Company Capital Stock as of immediately prior to the Effective Time, whose Company Capital Stock was converted pursuant to
Section 3.1(a)
into the right to receive a portion of the Aggregate Merger Consideration as determined pursuant to
Section 3.1(d)
, (i) a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in
Section 3.2(e)
) and transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “
Letter of Transmittal
”) and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates (together with any bond) as provided in
Section 3.2(e)
) to the Exchange Agent (the “
Surrender Documentation
”);
provided, however
, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any holder of Company Capital Stock that has delivered its Surrender Documentation with respect to such holder’s Certificates to the Exchange Agent at least two (2) Business Days prior to the Closing Date.
(c) Each holder of Company Capital Stock that has been converted into the right to receive a portion of the Aggregate Merger Consideration pursuant to
Section 3.1(a)
shall be entitled to receive such portion of the Aggregate Merger Consideration as determined pursuant to
Section 3.1(d)
, upon receipt of such holder’s Certificates, together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate (together with any bond) as provided in
Section 3.2(e)
) to the Exchange Agent in accordance with the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Aggregate Merger Consideration as determined pursuant to
Section 3.1(d)
, in each case, in accordance with this
Section 3.2(c)
;
provided, however
, that if the holder of such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such holder’s

Certificates at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Aggregate Merger Consideration as determined pursuant to
Section 3.1(d)
covered by such Surrender Documentation on the Closing Date or as promptly as practicable thereafter. The Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to
Section 3.1(d)
attributable to such Certificate. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, the applicable portion of the Aggregate Merger Consideration as determined pursuant to
Section 3.1(d)
to be delivered upon due surrender of the Certificate may be issued to such transferee solely if the Certificate formerly representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents reasonably acceptable to the Exchange Agent required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Capital Stock as of immediately prior to the Effective Time that has not exchanged such Company Capital Stock for the applicable portion of the Aggregate Merger Consideration as determined pursuant to
Section 3.1(d)
, in each case, in accordance with this
Section 3.2
prior to the date that is one (1) year after the Effective Time, may transfer such Company Capital Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration as determined pursuant to
Section 3.1(d)
without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such Equity Interests shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this
Article III
would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
(e) In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by Acquiror, the posting by such Person of a bond in customary amount and upon such terms as may be required by Acquiror as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent will issue the portion of the Aggregate Merger Consideration as determined pursuant to
Section 3.1(d)
attributable to such Certificate (after giving effect to any required Tax withholdings as provided in
Section 3.4
).
(f) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Capital Stock that were outstanding immediately prior to the Effective Time.
Section 3.3.
Treatment of Company Awards
.
(a) As of the Effective Time, each Company Option that is then outstanding shall be converted into an option relating to shares of Acquiror Class A Common Stock upon substantially the same terms and conditions (but taking into account any changes thereto provided for in the Company Incentive Plan, in any award agreement or in such Company Option by reason of this Agreement or the transactions contemplated hereby) as are in effect with respect to such Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “
Acquiror Option
”), except that (i) such Acquiror

Option shall represent the right to purchase that whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of
(A) the number of shares of Company Common Stock subject to such Company Option, multiplied by
(B) the Company Award Exchange Ratio, (ii) the exercise price per share for each such Acquiror Option shall be equal to the quotient of
(A) the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by
(B) the Company Award Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). The conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. As of the Effective Time, all Company Options shall no longer by outstanding and each holder of an Acquiror Option will cease to have any rights with respect to such Company Options except as set forth herein.
(b) As of the Effective Time, each Company Restricted Stock Award that is then outstanding shall be converted into a restricted stock award relating to shares of Acquiror Class A Common Stock upon substantially the same terms and conditions (but taking into account any changes thereto provided for in the Company Incentive Plan, in any award agreement or in such Company Restricted Stock Award by reason of this Agreement or the transactions contemplated hereby) as are in effect with respect to such Company Restricted Stock Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “
Acquiror Restricted Stock Award
”), except that such Acquiror Restricted Stock Award shall represent that whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of
(A) the number of shares of Company Common Stock subject to such Company Restricted Stock Award, multiplied by
(B) the Company Award Exchange Ratio. As of the Effective Time, all Company Restricted Stock Awards shall no longer by outstanding and each holder of an Acquiror Restricted Stock Award will cease to have any rights with respect to such Company Restricted Stock Awards except as set forth herein.
(c) Each Vested RSU Award shall automatically accelerate vesting and become fully vested as of immediately prior to the Effective Time and shall be canceled and converted as of the Effective Time into (i) the right to receive an issuance of a number of shares of Acquiror Class A Common Stock equal to the product of (1) the number of such Company Restricted Stock Units, multiplied by
(2) the Merger Consideration Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (ii) the right to receive a number of Company Earn Out Shares in accordance with
Article IV
. Such shares of Acquiror Class A Common Stock (other than any Company Earn Out Shares which are to be issued in accordance with
Article IV
) shall be issued to the holder of the Vested RSU Award in settlement thereof as soon as administratively practicable following the Closing, but no later than March 15 th
of the applicable calendar year that first commences following the Closing.
(d) As of the Effective Time, each Company Restricted Stock Unit award that is outstanding and unvested immediately prior to the Effective Time and which is not a Vested RSU Award shall be converted into an award of restricted stock units relating to shares of Acquiror Class A Common Stock (each, an “
Acquiror Restricted Stock Unit Award
”) with substantially the same terms and conditions (but taking into account any changes thereto provided for in the Company Incentive Plan, in any award agreement or in such Company Restricted Stock Unit award by reason of this Agreement or the transactions contemplated hereby) as were applicable to such Company Restricted Stock Unit award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions with such adjustments to any performance-vesting metrics as deemed necessary and appropriate by the Company (and reasonably acceptable to Acquiror), except that such Acquiror Restricted Stock Unit Award shall represent a right to receive a number of shares of Acquiror Class A Common Stock equal to the product of
(A) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit award immediately prior to the Effective Time, multiplied by
(B) the Company Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.
(e) The Company shall take all necessary actions to effect the treatment of Company Awards pursuant to
Section 3.3(a)
and
Section 3.3(d)
, respectively, in accordance with the Company Incentive Plan and the applicable award agreements. The Board of Directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Awards will be granted under the Company Incentive Plan or in respect of any equity reserve provided thereunder.
Section 3.4.
Withholding
. Notwithstanding any other provision of this Agreement, Acquiror, Merger Sub, the Company, the Surviving Company and the Exchange Agent and their respective agents, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, Merger Sub, the Company, the Surviving Company or the Exchange Agent or their agent, respectively);
provided
, that Acquiror, Merger Sub, the Company, the Surviving Company and the Exchange Agent or their agent shall use commercially reasonable efforts to provide the Person in respect of whom such withholding or deduction is expected to be made with at least three (3) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration and will reasonably cooperate with such Person to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.5.
Appraisal Rights
.
(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the applicable portion of the Aggregate Merger Consideration as determined pursuant to
Section 3.1(d)
or Company Earn Out Shares in accordance with
Article IV
related to such shares of Company Capital Stock unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to
Section 3.1(d)
and Company Earn Out Shares (in accordance with his, her or its Earn Out Pro Rata Share), if any, in accordance with
Article IV
related to such shares of Company Capital Stock, without any interest thereon.
(b) Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal rights received by the Company in writing and any withdrawals of such demands made in writing, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal rights or offer to settle or settle any such demands.
ARTICLE IV
EARN OUT
Section 4.1.
Conversion of Securities
.
(a) Following the Closing, and as additional consideration for the Company Capital Stock, promptly (but in any event within ten (10) Business Days) after the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to the Earn Out Equityholders (in accordance with their respective Earn Out Pro Rata Shares) the following shares of Acquiror Class A Common Stock, as applicable (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Acquiror Class A Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Acquiror) (as so adjusted, the “
Company Earn Out Shares
”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:
(i) upon the occurrence of Triggering Event I, a one-time aggregate issuance of a number of Company Earn Out Shares equal to five million (5,000,000); and
(ii) upon the occurrence of Triggering Event II, a one-time aggregate issuance of a number of Company Earn Out Shares equal to five million (5,000,000).
(b) For the avoidance of doubt, the Earn Out Equityholders shall be entitled to receive Company Earn Out Shares upon the occurrence of each Triggering Event;
provided, however
, that each Triggering Event shall only occur once, if at all, and in no event shall the Earn Out Equityholders be entitled to receive more than ten million (10,000,000) Company Earn Out Shares in the aggregate (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Acquiror Class A Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Acquiror);
provided, further
, that Triggering Event I and Triggering Event II may be achieved at the same time or over the same overlapping trading days.
(c) At all times during the Earn Out Period, Acquiror shall keep available for issuance a sufficient number of shares of unissued Acquiror Class A Common Stock to permit Acquiror to satisfy its issuance obligations set forth in this
Article IV
and shall take all actions required to increase the authorized number of Acquiror Class A Common Stock if at any time there shall be insufficient unissued Acquiror Class A Common Stock to permit such reservation.
(d) Acquiror shall take such actions as are reasonably requested by Earn Out Equityholders to evidence the issuances pursuant to this
Article IV
, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Acquiror responsible for maintaining such ledger to the applicable registrar or transfer agent of Acquiror).
(e) Notwithstanding anything to the contrary contained herein, no fraction of a Company Earn Out Share will be issued by virtue of the Triggering Event, and each Person who would otherwise be entitled to a fraction of a Company Earn Out Share (after aggregating all fractional Company Earn Out Shares that otherwise would be received by such holder) shall instead have the number of Company Earn Out Shares issued to such Person rounded down to the nearest whole Company Earn Out Share.
Section 4.2.
Acceleration Event
. If, during the Earn Out Period, there is an Acquiror Sale that will result in the holders of Acquiror Class A Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Acquiror Class A Common Stock, as determined in good faith by the Board of Directors of Acquiror) equal to or in excess of the applicable Stock Price Level required in connection with any Triggering Event (an “
Acceleration Event
”), then immediately prior to the consummation of such Acquiror Sale (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (b) Acquiror shall issue the applicable Company Earn Out Shares to the Earn Out Equityholders (in accordance with their respective Earn Out Pro Rata Share), and the Earn Out Equityholders shall be eligible to participate in such Acquiror Sale. If, during the Earn Out Period, there is an Acquiror Sale that will result in the holders of Acquiror Class A Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Acquiror Class A Common Stock, as determined in good faith by the Board of Directors of Acquiror) that is less than the applicable Stock Price

Level required in connection with any Triggering Event that has not previously occurred, then this
Article IV
shall terminate and no Company Earn Out Shares shall be issuable hereunder with respect to such Triggering Event(s) in connection with or following completion of the Acquiror Sale. For the avoidance of doubt, in the event of an Acquiror Sale, including where the consideration payable is other than a specified price per share, for purposes of determining whether the applicable Stock Price Level has been achieved in accordance with this
Section 4.2
, the price paid per share of Acquiror Class A Common Stock will be calculated on a basis that takes into account the number of Sponsor Earn Out Shares that will vest and the number of Company Earn Out Shares that will vest (
i.e.
, the ultimate price per share payable to all holders of Common Stock will be the same price per share used to calculate the number of Sponsor Earn Out Shares and Company Earn Out Shares that vest).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “
Company Disclosure Letter
”) (each section of which, subject to
Section 12.9
, qualifies the correspondingly numbered and lettered representations in this
Article V
), the Company represents and warrants to Acquiror and Merger Sub as follows:
Section 5.1.
Company Organization
. The Company has been duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is in compliance in all material respects with the provisions of the Company’s Governing Documents. The Company is duly qualified and licensed to do business in each jurisdiction in which it is conducting its business, or in which the operation, ownership or leasing of its properties makes such qualification or license, as applicable, necessary, other than in such jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 5.2.
Subsidiaries
.
(a) A true, correct and complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on
Section 5.2
of the Company Disclosure Letter. Except as set forth on
Section 5.2
of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the outstanding Equity Interests of the Company’s Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company’s Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any Contracts to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any Contract or other written, oral or other option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person.
(b) The Subsidiaries of the Company have been duly formed or organized and are validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is in compliance in all material respects with the provisions of such Subsidiary’s Governing Documents. Each Subsidiary of the Company is duly qualified or licensed in each jurisdiction in which it is conducting its business, or in which the operation, ownership or leasing of its properties makes such qualification or license, as applicable, necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 5.3.
Due Authorization
.
(a) The Company has all requisite corporate power and authority (i) to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby, and (ii) subject to the Company Stockholder Approvals and the approvals described in
Section 5.5
, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder (including the Merger). The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby (other than the Company Stockholder Approvals). This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and on or prior to the Closing, each of the other documents to which the Company is a party contemplated hereby will constitute, in each case assuming the due authorization, execution and delivery by the other parties hereto and thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that the Merger is fair to and in the best interests of the Company and its stockholders and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger) and declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and (iii) recommending the approval and adoption of this Agreement and the documents contemplated hereby, and the transactions contemplated hereby and thereby, including the Merger, by the stockholders of the Company. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger.
Section 5.4.
No Conflict
. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in
Section 5.5
and except as set forth on
Section 5.4
of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or any of its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of its Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Material Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that any such violations, conflicts, breaches, defaults or other occurrences would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, or have a Company Material Adverse Effect.

Section 5.5.
Governmental Authorities; Consents
. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “
Governmental Authorization
”) is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the documents to which the Company is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or have a material adverse effect on the ability of the Company to perform any obligation of the Company under this Agreement or the documents to which the Company is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby and (c) the filing of the Merger Certificate in accordance with the DGCL.
Section 5.6.
Capitalization of the Company
.
(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 31,000,000 shares of Company Common Stock, of which 7,962,604 are issued and outstanding, (ii) 400,000 shares of Company Series Seed Preferred Stock, all of which are issued and outstanding and are convertible into Company Common Stock on a one-to-one basis, (iii) 515,779 shares of Company Series Seed-1 Preferred Stock, all of which are issued and outstanding and are convertible into Company Common Stock on a one-to-one basis, (iv) 5,706,349 shares of Company
Series A-1
Preferred Stock, all of which are issued and outstanding and are convertible into Company Common Stock on a one-to-one basis, (v) 2,574,478 shares of Company
Series A-2
Preferred Stock, all of which are issued and outstanding and are convertible into Company Common Stock on a one-to-one basis, (vi) 2,713,324 shares of Company
Series A-3
Preferred Stock, of which 2,621,569 are issued and outstanding and are convertible into Company Common Stock on a one-to-one basis, and (vii) 5,131,673 shares of Company Series B Preferred Stock, of which 4,205,059 are issued and outstanding and are convertible into Company Common Stock on a one-to-one basis. The foregoing represents all of the issued and outstanding shares of capital stock of the Company as of the date of this Agreement. All of the issued and outstanding shares of capital stock of the Company (w) have been duly authorized and validly issued and are fully paid and non-assessable, (x) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such Equity Interests, (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound and (z) are free and clear of any Liens (other than Permitted Liens).
(b) As of the date of this Agreement, Company Options to purchase 3,095,368 shares of Company Common Stock are outstanding, Company Restricted Stock Awards representing 316,272 unvested shares of Company Common Stock are outstanding, and Company Restricted Stock Unit awards representing a right to receive 1,850,285 shares of Company Common Stock are outstanding. The Company has provided Acquiror (i) true, correct and complete copies of all outstanding Company Awards and (ii) true and correct details regarding such Company Awards, including, for each Company Award, to the extent applicable: (i) the holder’s name; (ii) the grant date; (iii) the type of Company Award and the number of shares of Company Common Stock subject to such Company Award (including at the time of original grant and currently outstanding as of the date of this Agreement, the amount unvested, and the amount vested); (iv) the vesting schedule; (v) if applicable, the exercise price; and (vi) whether any Company Option has been exercised prior to vesting pursuant to an “early-exercise feature.” To the Company’s Knowledge, valid elections under Section 83(b) of the Code have been timely made with respect to any shares of Company Common Stock issued in respect of any Company Option that has been exercised prior to vesting pursuant to an “early-exercise feature” and any Company Restricted Stock Award. Each Company Award was validly issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof). All Company Awards have been granted in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying shares of Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to otherwise be exempt under Section 409A of the Code. The Company has made available to Acquiror true, correct and complete copies of (A) the Company Incentive Plan, (B) the forms of standard award agreement under the Company Incentive Plan and (C) copies of any award agreements that materially deviate from such forms. The treatment of Company Awards under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.
(c) As of the date of this Agreement, Company Warrants to purchase 1,001,231 shares of Company Common Stock and 32,405 Company Series A-3 Preferred Stock are outstanding. A true, correct and complete copy of each Company Warrant has been made available to Acquiror. Except for the Company Awards, the Company Warrants and the Company Convertible Notes, the Company has not granted any Equity Interests of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Equity Interests, the sale of Equity Interests, or for the repurchase or redemption of Equity Interests of the Company or the value of which is determined by reference to Equity Interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Equity Interests of the Company.
(d)
Section 5.6(d)
of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to the Company Convertible Notes: (i) the name of each holder of any of the Company Convertible Notes; (ii) the aggregate amount of principal and interest outstanding under each of the Company Convertible Notes as of the date of this Agreement; (iii) the interest rate applicable to each of the Company Convertible Notes; and (iv) the maturity date of each of the Company Convertible Notes. The Company has made available to Acquiror true, correct and complete copies of the Company Convertible Notes. All shares of Company Common Stock subject to issuance pursuant to the Company Convertible Notes, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.
Section 5.7.
Capitalization of Subsidiaries
.
(a) The outstanding shares of Equity Interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such Equity Interests, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound and (iv) except as set forth on
Section 5.7
of the Company Disclosure Letter, are free and clear of any Liens (other than Permitted Liens).
(b) There are no outstanding Equity Interests of any of the Company’s Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Equity Interests, the sale of Equity Interests, or for the repurchase or redemption of Equity Interests of such Subsidiaries or the value of which is determined by reference to Equity Interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Interests.

Section 5.8.
Financial Statements
.
(a) The Company has made available to Acquiror true, correct and complete copies of (a) the audited consolidated balance sheet and statements of net loss, comprehensive loss, temporary equity and stockholders’ deficit, and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019 (the “
Audited Financial Statements
”) and (b) the unaudited consolidated balance sheet and statements of net loss, comprehensive loss, temporary equity and stockholders’ deficit, and cash flows of the Company and its Subsidiaries for the three (3) months ended March 31, 2021 (the “
Unaudited Financial Statements
”).
(b) The Company Financial Statements and, when delivered pursuant to
Section 7.3
(if applicable), the Additional Required Financial Statements, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements and any unaudited Additional Required Financial Statements, to normal year-end adjustments that are not material in amount or kind and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements and any unaudited Additional Required Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the Company and its consolidated Subsidiaries, (iv) in the case of any audited financial statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of the Company’s auditor and (v) when delivered after the date hereof by the Company for inclusion in the Registration Statement and the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with
Section 7.3
, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.
(c) The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (iv) that accounts, notes and other receivables and inventory are recorded accurately.
(d) Except as set forth in
Section 5.8(d)
of the Company Disclosure Letter, the Company has not identified or been made aware of, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.
(e) Except as set forth on
Section 5.8(e)
of the Company Disclosure Letter, there are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.
Section 5.9.
No Undisclosed Liabilities
. Except as set forth on
Section 5.9
of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts (including Indebtedness), obligations, claims or judgments (a) reflected or reserved for on the Company Financial Statements or expressly disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Company Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the Company Transaction Expenses or (d) which would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.
Section 5.10.
Litigation and Proceedings
. Except as set forth on
Section 5.10
of the Company Disclosure Letter, (a) there are no pending or, to the Knowledge of the Company, threatened Actions, or other proceedings at law or in equity (collectively, “
Legal Proceedings
”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets or, to the Knowledge of the Company, any of the directors, managers or officers of the Company or any of its Subsidiaries with regard to their actions as such, (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Authority pursuant to a Material Contract, there is no pending or, to the Knowledge of the Company, threatened audit, examination or investigation by any Governmental Authority against the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, or, to the Knowledge of the Company, any of the directors, managers or officers of the Company or any of its Subsidiaries with regard to their actions as such, (c) there is no pending or threatened Legal Proceeding by the Company or any of the Company’s Subsidiaries against any third party and (d) there is no outstanding Governmental Order imposed or, to the Knowledge of the Company, threatened in writing to be imposed upon the Company or any of the Company’s Subsidiaries nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case of clauses (a)
-
(d)
, as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.
Section 5.11.
Legal Compliance
.
(a) Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws in all material respects.
(b) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable Laws.
(c) For the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.
Section 5.12.
Contracts; No Defaults
.
(a)
Section 5.12(a)
of the Company Disclosure Letter contains a listing of all Contracts described in the following clauses (i) through (xiv) to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they or their assets or properties are bound, other than a Company Benefit Plan (such Contracts as are required to be set forth on
Section 5.12(a
) of the Company Disclosure Letter, the “
Material Contracts
”):
(i) other than as would be responsive to
Section 5.12(a)(ix)
and purchase orders, invoices or statements of work entered into in the ordinary course of business consistent with past practice, any Contract or purchase commitment reasonably expected to result in a future payment or payments to or by the Company or any of its Subsidiaries in excess of two hundred and fifty thousand Dollars ($250,000) in any twelve (12) month period;

(ii) any Contract with any of the Top Customers (other than purchase orders, invoices or statements of work entered into in the ordinary course of business consistent with past practice);
(iii) any Contract with any of the Top Suppliers (other than purchase orders, invoices or statements of work entered into in the ordinary course of business consistent with past practice);
(iv) any note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of five hundred thousand Dollars ($500,000);
(v) any Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of five hundred thousand Dollars ($500,000) other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(vi) any lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of two hundred and fifty thousand Dollars ($250,000) in any calendar year;
(vii) any Contract involving the formation of a joint venture, partnership, or limited liability company (excluding in the case of a partnership or limited liability company, any wholly owned Subsidiary of the Company);
(viii) any Contract (other than employment agreements or offer letters, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers, directors, members, partners and managers (or equivalents) of the Company or any of the Company’s Subsidiaries or Affiliates, the members or equityholders of the Company or any of the Company’s Subsidiaries or Affiliates, any employee of the Company or any of the Company’s Subsidiaries or Affiliates, or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “
Affiliate Agreements
”);
(ix) any Contract with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;
(x) any Contract with any employee of the Company or any of its Subsidiaries that provides for annual base salary in excess of two hundred thousand Dollars ($200,000);
(xi) any Contract with any independent contractor or consultant who currently provides services to the Company or any of its Subsidiaries with a consulting fee greater than one hundred thousand Dollars ($100,000) per year;
(xii) any Contract, other than non-disclosure agreements, containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;
(xiii) any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on the one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;
(xiv) any Contract (including license agreements, coexistence agreements, settlement agreements, and agreements with applicable covenants not to sue) pursuant to which the Company or any of the

Company’s Subsidiaries (A) grants to a third Person any material rights to use or register or otherwise practice or exploit, or any covenant not to sue for infringement or misappropriation of, any Company Owned IP (except for (i) Contracts granting nonexclusive rights to Company Owned IP that are substantially similar in all material respects to the Company’s standard customer agreement, (ii) non-disclosure agreements entered into the ordinary course of business consistent with past practice, (iii) non-exclusive licenses granted to Company Service Providers for the sole purpose of providing services to the Company, (iv) non-exclusive rights to feedback granted by the Company in the ordinary course of business consistent with past practice, and (v) non-exclusive trademark licenses that are incidental to such Contract) or (B) is granted by a third Person any material rights to use or otherwise practice or exploit, or any covenant not to sue for infringement or misappropriation of, any Intellectual Property (other than (i) Contracts granting nonexclusive rights to use commercially available off-the-shelf software having a replacement cost or annual license fee of less than twenty-five thousand Dollars ($25,000) for all such related Contracts, (ii) Open Source Licenses, (iii) agreements between the Company and Company Service Providers for the assignment or license of Intellectual Property rights entered into on the Company’s standard form agreement regarding inventions, confidentiality and other matters (or a substantially similar form), (iv) non-disclosure agreements entered into the ordinary course of business consistent with past practice, (v) non-exclusive licenses granted by customers in the ordinary course of business consistent with past practice, (vi) non-exclusive rights to feedback granted by third parties in the ordinary course of business consistent with past practice, and (vii) non-exclusive trademark licenses that are incidental to such Contract);
(xv) any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of one million two hundred and fifty thousand Dollars ($1,250,000) in any calendar year;
(xvi) any Contract granting to any Person (other than the Company or its wholly owned Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Interests in the Company or any of the Company’s Subsidiaries; and
(xvii) any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvi) of this
Section 5.12(a)
.
(b) True, correct and complete copies of the Contracts listed on
Section 5.12(a)
of the Company Disclosure Letter have previously been made available to Acquiror or its Representatives, together with all amendments thereto. Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Material Contracts, and neither the Company, the Company’s Subsidiaries, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any such Material Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral claim or written or, to the Knowledge of the Company, oral notice of termination or breach of or default under any such Material Contract (which claim or notice has not been rescinded), and (z) to the Knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 5.13.
Company Benefit Plans
.
(a)
Section 5.13(a)
of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each material Company Benefit Plan (other than (1) “at-will” offer letters and employment agreements that are substantially in the form of an offer letter or employment agreement (as applicable) provided to Acquiror and that do not contain severance, change of control and/or prior notice provisions that may be applicable on termination of employment and/or (2) individual consulting agreements that can be terminated on thirty (30) days’ notice or less and without any termination fee). For purposes of this Agreement, a “
Company Benefit Plan
” means an “employee benefit plan” as defined in
Section 3(3)
of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), or any other plan, policy, program or agreement (including any employment, individual consulting, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, retention, retirement, supplemental retirement, welfare benefit, fringe benefit, severance or other post-termination, vacation or other leave, change in control or similar plan, policy, program, agreement or arrangement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee of the Company or any of the Company’s Subsidiaries, which are maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained solely by any Governmental Authority. With respect to each Company Benefit Plan listed on
Section 5.13(a)
of the Company Disclosure Letter, the Company has made available to Acquiror, to the extent applicable, true, correct and complete copies of (i) the plan document (or, if not written, a written summary of its material terms) and any amendments thereto; (ii) any trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (iii) the most recent summary plan description and all summaries of material modifications thereto, (iv) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (v) actuarial reports for the three (3) most recently completed plan years, (vi) the most recent determination, advisory or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (vii) nondiscrimination coverage and other annual testing results for the three (3) most recently completed plan years and (viii) any material non-routine correspondence to or from any Governmental Authority from inception.
(b) Except as set forth on
Section 5.13(b)
of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and, if not yet due, all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by GAAP and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a currently effective favorable determination letter from the IRS as to its qualification or may rely upon a favorable advisory or opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to (A) adversely affect the qualified status of any such Company Benefit Plan or (B) result in a penalty or other liability to the Company or any of its Subsidiaries if discovered during an IRS audit or investigation.
(c) No Company Benefit Plan is, and none of the Company, any of its Subsidiaries, or any ERISA Affiliate has ever sponsored, maintained, administered or contributed to, or had any actual or contingent liability with respect to, a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 430 of the Code (including a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA)). No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries has any actual or contingent liability with respect to, a multiemployer plan (within the meaning of Section 3(37) of ERISA or Section 413(c) of the Code) or a multiple employer welfare arrangement (within the meaning of Section 3(40)(A) of ERISA).

(d) With respect to each Company Benefit Plan, no material Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened by, on behalf of, against or otherwise involving any such Company Benefit Plan or any trusts relating thereto.
(e) Other than coverage mandated by applicable Law, no Company Benefit Plan provides post-termination or retiree health or welfare benefits to any individual for any reason, and neither the Company nor any of its Subsidiaries has any actual or contingent liability to provide post-termination or retiree health or welfare benefits to any individual or has ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits. Neither the Company nor any of its Subsidiaries has any liability on account of any violation of COBRA.
(f) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code and all applicable guidance thereunder. No Person is entitled to receive any additional payments (including any “gross up” or similar payment) from the Company or any of its Subsidiaries as a result of the imposition of any Tax, including under Section 409A of the Code.
(g) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred that involves any Company Benefit Plan that could result in any liability to the Company, any of its Subsidiaries, or any employee thereof. No fiduciary providing services to any of the Company or any of its Subsidiaries as an employee, director or service provider (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty. The Company and its Subsidiaries have not, nor to the Knowledge of the Company, has any other Person, engaged in any transaction with respect to any Company Benefit Plan that could reasonably be expected to subject the Company, any of its Subsidiaries, or any employee thereof to any Tax, penalty (civil or otherwise) or other liability under ERISA, the Code or other applicable Law. The Company and its Subsidiaries do not have any liability under Chapter 43 of the Code, and nothing has occurred that could reasonably be expected to subject the Company or any of its Subsidiaries to any such liability.
(h) Except as set forth on
Section 5.13(h)
of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance payment, any cancellation of indebtedness, or any other compensation or benefits, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Company Awards) due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) result in any increase in benefits payable under any Company Benefit Plan or (iv) result in any loan forgiveness with respect to any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Section 4999 of the Code.
(i) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Section 4999 of the Code.
(j) No Company Benefit Plan provides compensation or benefits to any employee or service provider of the Company or its Subsidiaries who resides or performs services primarily outside of the United States.

Section 5.14.
Labor Relations; Employees
.
(a)
Section 5.14(a)
of the Company Disclosure Letter sets forth a true, correct and complete list of each current officer, director, employee and other service provider of the Company or its Subsidiaries as of the date of this Agreement, and includes with respect to each such person the following information, as applicable: (i) name, (ii) title or position, (iii) hire date or service inception date, (iv) classification as exempt or non-exempt for wage payment purposes, (v) classification by the Company as an employee, independent contractor, consultant, or director, (vi) current annual base salary or hourly wage rate, as applicable, (vii) any other compensation for which the officer, director, employee or service provider is eligible (including bonus payments, deferred compensation, commission arrangements or other compensation), (viii) bonuses and commissions paid (or if not yet paid, earned) for fiscal year 2020, (ix) employing entity, (x) work location (city, state), (xi) leave status (including the date leave began and anticipated return to work date), and (xii) visa status, if applicable.
(b) (i) Neither the Company nor any of its Subsidiaries is or has ever been a party to or bound by any collective bargaining agreement or other labor-related agreement or arrangement with any labor union or other employee representative body, (ii) no such collective bargaining agreement or other labor-related agreement or arrangement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are or have ever been represented by any labor union or other employee representative body with respect to their employment with the Company or its Subsidiaries and (iv) no labor union or any other employee representative body, to the Knowledge of the Company, is requesting or has ever requested or sought to represent any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. In the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened unfair labor practice charge, material arbitration, strike, slowdown, work stoppage, lockout, or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(c) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, occupational, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, work authorization, employment discrimination, disability rights or benefits, equal opportunity, equal pay, plant closures and layoffs, affirmative action, reasonable accommodations, workers’ compensation, labor relations, employee leave issues (including the Families First Coronavirus Response Act) and unemployment insurance.
(d) The Company and its Subsidiaries are not delinquent in any material payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.
(e) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any charge or complaint with respect to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice (including notice via electronic means) of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to them or written notice (including notice via electronic means) that such investigation is in progress or (v) written notice (including notice via electronic means) of any Action in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or, to the Knowledge of the Company, threatened.

(f) No Key Employee or other employee of the Company or any of the Company’s Subsidiaries at the level of Vice President (or the equivalent) or above (i) has given notice to the Company or its Subsidiaries of an intention to terminate his or her employment, or (ii) to the Knowledge of the Company, intends to terminate his or her employment.
(g) The Company and its Subsidiaries are not and have not been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.
(h) To the Knowledge of the Company, no current or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of Trade Secrets or proprietary information.
(i) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries. To the Knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (x) any officer of the Company or any of the Company’s Subsidiaries or (y) any employee of the Company or any of the Company’s Subsidiaries.
(j) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act of 1988 or any similar state or local law relating to group terminations of employment (collectively, “
WARN
”). Except as set forth on
Section 5.14(j)
of the Company Disclosure Letter, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.
(k) All employees of the Company and its Subsidiaries, and to the Knowledge of the Company, all contractors performing services for the Company and its Subsidiaries, are legally authorized to work in the United States, and the Company has obtained and maintained all form I-9, visa, and other appropriate documentation related thereto in accordance with applicable Laws.
Section 5.15.
Taxes
.
(a) All income and other material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable by or on behalf of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid.
(b) The Company and each of its Subsidiaries has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied, settled, withdrawn or otherwise resolved.
(e) There is no ongoing or pending material Tax audit or other examination of the Company or any of its Subsidiaries, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.
(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, a request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.
(g) The Company and its Subsidiaries are in material compliance with all escheat and unclaimed property laws. Neither the Company nor any of its Subsidiaries has incurred any material Taxes resulting from any action taken outside of the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements.
(h) The Company and its Subsidiaries have each used at all times during their existence the accrual method of accounting for income Tax purposes.
(i) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax receivable, sharing, allocation or similar agreement (other than Ordinary Course Agreements).
(j) Neither the Company nor any of its Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.
(k) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.
(l) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.
(m) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is subject to income Tax in a jurisdiction outside the country of its organization.
(n) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).
(o) Except as set forth in
Section 5.15(o)
of the Company Disclosure Letter, no Subsidiary of the Company that is incorporated in a jurisdiction outside of the United States (i) is an “expatriated entity” or “surrogate foreign corporation” within the meaning of Section 7874 of the Code or (ii) has received written notice from the IRS claiming that it may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, which notice or claim has not since been withdrawn. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code or any corresponding or similar provision of state, local or foreign Law.
(p) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue realized, accrued, received or recognized prior to the Closing, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date and to the Knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method, (iv) any agreement entered into by or on behalf of the Company or any of its Subsidiaries with any Governmental Authority, including a “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (v) any “Subpart F income” under Section 951 of the Code as a result of any investment made or transaction closed on or prior to the Closing Date, (vi) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) of Company or any of its Subsidiaries attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, (vii) any gain recognition agreement under Section 367 of the Code or (viii) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).
(q) No Company Subsidiary is, or has ever been a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.
(r) Neither the Company nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).
(s)
Section 5.15(s)
of the Company Disclosure Letter lists the U.S. federal and state income tax classification of the Company and each of its Subsidiaries and, except as set forth in
Section 5.15(s)
of the Company Disclosure Letter, such classification has not changed since the formation of each such entity.
(t) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or has any Knowledge of any fact, agreement, plan or other circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(u) The representations and warranties set forth in
Section 5.13
and this
Section 5.15
shall constitute the sole and exclusive representations and warranties made by the Company with respect to Taxes.
Section 5.16.
Brokers’ Fees
. Except as set forth on
Section 5.16
of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their respective Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.
Section 5.17.
Insurance
. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and all of the Company’s material insurance policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on
Section 5.17
of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under any of the Company’s or its Subsidiaries’ insurance policies during the last twelve (12) months. True, correct and complete copies of all material insurance policies of the Company and its Subsidiaries as in effect as of the date hereof have been made available to Acquiror.
Section 5.18.
Licenses
. The Company and its Subsidiaries have obtained, and maintain, all Licenses required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. Each material License held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect, and each of the Company and its Subsidiaries is in compliance, in all material respects, with all such material Licenses. Neither the Company nor any of its Subsidiaries (a) is or has been in default or violation in any material respect (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material License to which it is a party, (b) is the subject of any pending or threatened in writing (or to the Knowledge of the Company, threatened orally) Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any written notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, suspend, modify, impair or not renew any such material License, except as disclosed in
Section 5.4
of the Company Disclosure Letter.
Section 5.18
of the Company Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by the Company and its Subsidiaries.
Section 5.19.
Equipment and Other Tangible Property
. Except as set forth on
Section 5.19
of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned, leased or licensed by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. All material personal property and leased or licensed personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.
Section 5.20.
Real Property
.
(a)
Section 5.20(a)
of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:
(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(ii) The Company and its Subsidiaries have made available to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases and other Contracts for the leasing, use or occupancy of, or otherwise granting a right in and to, the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “
Real Property Leases
”), and none of such Real Property Leases has been modified in any material respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies thereof made available to Acquiror.
(iii) The Company and its Subsidiaries are in material compliance with all Liens, easements and other matters of record affecting the Leased Real Property, and neither the Company nor any of the

Company’s Subsidiaries has received any written notice alleging any default or breach under any of such Liens, easements or other matters and, to the Knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the Knowledge of the Company, there are no material disputes with respect to such Real Property Leases.
(iv) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.
(v) Neither the Company nor any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.
(b) None of the Company nor any of its Subsidiaries owns any real property.
(c) The Leased Real Property and the tangible personal property located at the Leased Real Property constitutes all of the material real property and tangible personal property owned, leased, used or occupied by the Company and the Company Subsidiaries.
Section 5.21.
Intellectual Property
.
(a)
Section 5.21(a)
of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority or other applicable registrar and is owned by the Company or any of the Company’s Subsidiaries (“
Company Registered Intellectual Property
”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and, with respect to Company Registered Intellectual Property, record owner of all of the Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (the “
Company Owned IP
”). All Company Registered Intellectual Property is subsisting, valid and enforceable (or, in the case of applications, validly applied for).
(b) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries as currently conducted.
Section 5.21(b)
of the Company Disclosure Letter sets forth a list of material Company Owned IP, other than the Company Registered Intellectual Property set forth in
Section 5.21(a)
of the Company Disclosure Letter.
(c) The Company and its Subsidiaries have not, since the Company’s inception, materially infringed, misappropriated or otherwise violated and are not materially infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no pending or, to the Knowledge of the Company, threatened Action, except for ordinary course prosecution for Company Registered Intellectual Property that the Company has (or purports to have) an ownership interest in, against the Company or its Subsidiaries alleging the Company’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, or challenging the scope, validity, or enforceability of any Company Owned IP, and there has not been, since the inception of the Company, any such Action pending or, to the Knowledge of the Company, threatened.
(d) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating or, since the Company’s inception, has infringed, misappropriated or otherwise violated any Company Owned IP in any material respect. The Company and its Subsidiaries have not initiated any Action or sent to any Person, since the Company’s inception, any notice, charge, complaint, claim or other assertion against such third Person alleging material infringement, misappropriation, or other violation by such third Person of any Company Owned IP, or challenging the scope, validity, or enforceability of any Intellectual Property of such third Person.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of the Trade Secrets included in the Company Owned IP or otherwise held in confidence by the Company and its Subsidiaries. To the Knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any such Trade Secrets to or by any Person in a manner that has resulted or may result in the loss of trade secret protection or other rights in and to such information.
(f) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of any Company Owned IP, in a manner that would grant any such third parties or third party agencies any right, title or interest in such Company Owned IP.
(g) With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the Knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise materially impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries without the user’s express prior written consent.
(h) The Company’s and its Subsidiaries’ use and distribution of (i) software developed by the Company or any Subsidiary or otherwise included in Company Owned IP, and (ii) Open Source Materials, is in material compliance with all terms and conditions of all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any software developed by the Company or any Subsidiary or otherwise included in Company Owned IP to be subject to any Copyleft Terms.
(i) No source code for any software or material proprietary artificial intelligence models or collections of data used or held for use in the business of the Company and its Subsidiaries and included in the Company Owned IP (i) is the subject of any right, title or interest of any other Person, (ii) has been provided, licensed or subjected to the grant of any right, title or interest (including any present, contingent or other right, such as an escrow arrangement) or made available to any customer, business partner, escrow agent or other Person or (iii) is the subject of any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available any such source code or such artificial intelligence models and collections of data to any customer, business partner, escrow agent or other Person, in the case of each of clauses (i)
,
(ii)
 and
(iii)
, excluding the delivery or making available of data to customers of the Company and its Subsidiaries in the ordinary course of business and Company Service Providers, all of whom are bound by valid, binding, enforceable written Contracts containing confidentiality or non-disclosure obligations substantially similar to the Company’s standard form agreement regarding inventions, confidentiality and other matters. The Company and its Subsidiaries possess all (x) source code for all software owned or purported to be owned by the Company and its Subsidiaries and all other materials, to generate the object code for, and deliver, the Company products and services, and (y) material proprietary artificial intelligence models and collections of data to freely develop and improve their artificial intelligence products and services.
(j) Each current or former officer, employee, manager, consultant or other individual service provider of the Company or its Subsidiaries (“
Company Service Provider
”) that has delivered, developed, contributed to, modified, or improved Company Owned IP has executed a proprietary information and inventions agreement or certificate of authorship, assigning (via present tense assignment) to the Company or its Subsidiary all of such Company Service Provider’s rights in such delivery, development, contribution, modification, or improvement, in each case since the start of such Company Service Provider’s employment with or other service to the Company or its Subsidiaries, and no Company Service Provider has excluded pursuant to such proprietary information and inventions agreement material works or inventions related to the business of the Company or its Subsidiaries.

(k) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (i) any material limitation on Acquiror’s, the Company’s or any of its Subsidiaries’ ability to use any Company Owned IP necessary to conduct the business of the Company and its Subsidiaries as currently conducted, (ii) Acquiror or the Company or its Subsidiaries, being obligated to grant to any third Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Company Owned IP or (iii) Acquiror or the Company or its Subsidiaries, being bound by, or subject to, any restriction to use, register or otherwise exploit any material Intellectual Property licensed or owned by the Company.
Section 5.22.
Privacy and Cybersecurity
.
(a) The Company and its Subsidiaries are in compliance in all material respects with, and since the Company’s inception have been in compliance in all material respects with, (i) all applicable Laws relating to the privacy and/or collection, retention, protection and use of information relating to or reasonably capable of being associated with an individual, device or household (“
Personal Information
”) collected, used, or held for use in connection with the business of the Company or its Subsidiaries, (ii) the Company’s and its Subsidiaries’ published privacy, cybersecurity and data security policies, as applicable, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the information technology systems used by the Company and its Subsidiaries (the foregoing clauses
(i)-(iii)
, “
Privacy and Cybersecurity Requirements
”), other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are not, and have not been, any Actions by any Person, or any investigations by any Governmental Authority, pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements. The Company and its Subsidiaries take appropriate measures to protect Personal Information against unauthorized access, use, modification, or other misuse, including through administrative, technical and physical safeguards.
(b) Except as set forth on
Section 5.22(b)
of the Company Disclosure Letter, since the Company’s inception, (i) there have been no security breaches or unauthorized processing of the Company IT Systems or Personal Information, and (ii) there has been no failure, breakdown, performance reduction, disruption, or other adverse event affecting any Company IT Systems that adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries have aligned their cybersecurity practices with relevant industry standards, carried out external and internal penetration tests and vulnerability assessments of the Company IT Systems and their business environment to identify any cybersecurity threats on no less than an annual basis, and have remediated any and all material vulnerabilities identified through such tests and assessments. The Company IT Systems are in good working order and do not contain any defect, and operate and perform as necessary to conduct the business of the Company and its Subsidiaries. Neither the Company, its Subsidiaries, nor any third party acting at the direction or authorization of the Company or its Subsidiaries have paid any perpetrator of any actual or threatened security breach or cyber attack, including a ransomware attack or a denial-of-service attack.
(c) Except as set forth on
Section 5.22(c)
of the Company Disclosure Letter, the Company and its Subsidiaries have established and maintained, and use commercially reasonable efforts to ensure that all third Persons controlling Company IT Systems or processing Personal Information in connection with a product or service of the Company or its Subsidiaries have established and maintained, commercially reasonable and legally compliant measures to protect the Company IT Systems and all Trade Secrets and Personal Information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through written internal and external policies and procedures (that comply with the Privacy and Cybersecurity Requirements and are at least as stringent as one or more relevant industry standards) and organizational, administrative, technical and physical safeguards. Neither the Company nor any Subsidiary of the Company, nor, to the Knowledge of the Company, any third Person controlling any Company IT System or processing Personal Information on their behalf, has (i) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security or (ii) received any written notice or complaint (or to the Knowledge of the Company, oral notice or complaint) from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing or, to the Knowledge of the Company, orally against the Company or any of the Company’s Subsidiaries. Except as set forth on
Section 5.22(c)
of the Company Disclosure Letter, where the Company or its Subsidiaries have any third Person controlling Company IT System or processing Personal Information on their behalf, such third Person has provided guarantees, warranties or covenants in relation to processing of Personal Information, confidentiality and security measures and has agreed to comply with those obligations in a manner sufficient for the Company’s and its Subsidiaries’ compliance with the Privacy and Cybersecurity Requirements.
(d) The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy and Cybersecurity Requirements.
Section 5.23.
Environmental Matters
.
(a) The Company and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws and hold all of the material permits required under applicable Environmental Laws for their current operations.
(b) There has been no Release of any Hazardous Materials at, in, on, under or from any Leased Real Property or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company or any of its Subsidiaries or any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of, in a manner which could reasonably be expected to result in material liability to the Company or any of its Subsidiaries under Environmental Laws.
(c) Neither the Company nor any of its Subsidiaries is subject to any Governmental Order relating to any material violation of or non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of any Hazardous Materials.
(d) Neither the Company nor any of its Subsidiaries has received any written notice, demand, request for information, citation, or summons or order, and there is no Legal Proceeding or investigation pending or, to the Knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws.
(e) The Company has made available to Acquiror true, correct and complete copies of all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.
Section 5.24.
Absence of Changes
. From December 31, 2020 to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to or in response to a Contagion Event, (b) there has not been any Company Material Adverse Effect, and (c) except as set forth on
Section 5.24(c)
of the Company Disclosure Schedule, there has not been any action taken or agreed upon by the Company or any of its Subsidiaries that would be prohibited by
Section 7.1
if such action were taken on or after the date hereof without the consent of the Company.
Section 5.25.
Interested Party Transactions
.
(a) Except as set forth on
Section 5.25(a)
of the Company Disclosure Letter, no (i) employee, officer, member, partner, manager or director of the Company or any of its Subsidiaries or Affiliates, (ii) holder of

Equity Interests or derivative securities of the Company or any of its Subsidiaries or (iii) member of any of the respective immediate families of any of the foregoing is indebted to the Company or any of its Subsidiaries for borrowed money, nor is the Company or any of its Subsidiaries indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (A) for payment of salary, bonuses and other compensation for services rendered, (B) reimbursement for reasonable expenses incurred in connection with the business of the Company or any of its Subsidiaries and (C) for other employee benefits made generally available to all employees.
(b) Except as set forth on
Section 5.25(b)
of the Company Disclosure Letter, to the Knowledge of the Company, no officer, director, employee, member, partner, manager or holder of Equity Interests or derivative securities of the Company or any of its Subsidiaries or Affiliates (each, an “
Insider
”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with or assets of the Company or any of its Subsidiaries (other than such Contracts related to any such Person’s ownership of capital stock of the Company or such Person’s employment or consulting arrangements with the Company or any of its Subsidiaries).
Section 5.26.
Anti-Corruption and Anti-Money Laundering Compliance
.
(a) Since the Company’s inception, neither the Company nor any of its Subsidiaries, nor any director, member, partner, manager, officer, employee or, to the Knowledge of the Company, other Representative acting on behalf of the Company or any of the Company’s Subsidiaries, has directly or indirectly offered, given or attempted to give anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, political party or official thereof, candidate for political office or other Person, in each case in violation of the Anti-Bribery Laws.
(b) Since the Company’s inception, there have been no allegations, reports, current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries or any director, member, partner, manager, officer, employee or, to the Knowledge of the Company or other Representative acting on behalf of the Company or any of the Company’s Subsidiaries.
(c) There are no current or pending internal investigations, third-party investigations (including by any Governmental Authority) or internal or external audits that address any material allegations or information concerning possible violations of Anti-Money Laundering Laws related to the Company or any of its Subsidiaries. Since the Company’s inception, the Company and its Subsidiaries and each director, member, partner, manager, officer, employee and, to the Knowledge of the Company, each other Representative acting on behalf of the Company or any of the Company’s Subsidiaries, have been in compliance with all relevant Anti-Money Laundering Laws in all material respects.
Section 5.27.
Sanctions and Customs & Trade Laws Compliance
.
(a) The Company and its Subsidiaries, and their respective directors, members, partners, managers, officers, employees and, to the Knowledge of the Company, other Representatives, (i) are, and have been since the Company’s inception, in compliance with all Customs & Trade Laws and Sanctions Laws, and (ii) have obtained all required Licenses from, and have made any material filings with and complied with all requirements of, any applicable Governmental Authority under the Customs & Trade Laws and Sanctions Laws (the “
Export Approvals
”). There are no pending or, to the Knowledge of the Company, threatened, Actions, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Customs & Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors, members, partners, managers, officers, employees or, to the Knowledge of the Company, other Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has since the Company’s inception been, a Sanctioned Person or Restricted Person or (ii) has transacted business directly or indirectly with any Restricted Person or Sanctioned Person or in any Sanctioned Country.
Section 5.28.
Information Supplied
. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries, or by any other Person on their behalf, specifically in writing for inclusion in the Registration Statement and the Proxy Statement will, at the time that the Registration Statement is declared effective, on the date on which the Proxy Statement is first mailed to the Acquiror Stockholders, at the time of the Acquiror Stockholders’ Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein (with respect to the Proxy Statement, in light of the circumstances under which they were made), not misleading.
Section 5.29.
Suppliers
.
(a)
Section 5.29(a)
of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) suppliers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2020, as well as any new suppliers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2021, would reasonably be expected to be in the top ten (10) suppliers during the trailing twelve (12) months for the period ending December 31, 2021 (the “
Top Suppliers
”).
(b) Except as set forth on
Section 5.29(b)
of the Company Disclosure Letter, none of the Top Suppliers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement or Contagion Event), and to the Knowledge of the Company, none of the Top Suppliers is, as of the date of this Agreement, otherwise involved in or threatening in writing a material dispute against the Company or its Subsidiaries or their respective businesses.
Section 5.30.
Customers
.
(a)
Section 5.30(a)
of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2020, as well as any new customers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2021, would reasonably be expected to be in the top ten (10) customers during the trailing twelve (12) months for the period ending December 31, 2021 (the “
Top Customers
”).
(b) Except as set forth on
Section 5.30(b)
of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement or Contagion Event), and to the Knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening in writing a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 5.31.
Government Contracts
. Except as set forth on
Section 5.31
of the Company Disclosure Letter, the Company and its Subsidiaries are not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.
Section 5.32.
No Additional Representations or Warranties
. Except as provided in this
Article V
, neither the Company nor any of its Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided or made available to Acquiror or Merger Sub or their Affiliates. Without limiting the foregoing, Acquiror acknowledges that Acquiror and its advisors have made their own investigation of the Company and its Subsidiaries. Notwithstanding the foregoing, nothing in this
Section 5.32
shall limit Acquiror’s remedies with respect to claims of fraud, with respect to the representations or warranties set forth in this
Article V
.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or furnished on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “
Acquiror Disclosure Letter
”) on the date of this Agreement (each section of which, subject to
Section 12.9
, qualifies the correspondingly numbered and lettered representations in this
Article VI
), Acquiror and Merger Sub represent and warrant to the Company as follows:
Section 6.1.
Acquiror and Merger Sub Organization
. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement and as previously delivered by or on behalf of Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the Equity Interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly qualified and licensed and in good standing to do business in all jurisdictions in which it is conducting business, or the operation, ownership or leasing of its properties makes such qualification, license or good standing, as applicable, necessary, other than in such jurisdiction where failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, or have a material adverse effect on the ability of Acquiror or Merger Sub to perform any obligation of Acquiror or Merger Sub under this Agreement or the documents to which Acquiror or Merger Sub is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby.
Section 6.2.
Due Authorization
.
(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority (i) to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby, and (ii) subject to receipt of the Acquiror Stockholder Approval and the approvals described in
Section 6.7
, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder (including the Merger). On or prior to the date of this Agreement, each of the Boards of Directors of Acquiror and Merger Sub has duly adopted resolutions (a) determining that the Merger is fair to and in the best interests of Acquiror and Merger Sub and their respective stockholders, as applicable, (b) authorizing and approving the execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the other documents to which Acquiror or Merger Sub, as applicable, is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger) and declared it advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the other documents contemplated hereby and (c) recommending the approval and adoption of this Agreement and the documents contemplated hereby, and the transactions contemplated hereby and thereby, including the Merger, by the Acquiror Stockholders and the sole stockholder of Merger Sub, as applicable. No other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the other documents to which it is a party contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and on or prior to the Closing, the other documents to which Acquiror or Merger Sub is a party contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and on or prior to the Closing, the other documents to which Acquiror or Merger Sub is a party contemplated hereby will constitute, in each case assuming the due authorization, execution and delivery by the other parties hereto and thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, as applicable, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) The affirmative vote of (i) holders of a majority of the outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Acquiror Stockholders’ Meeting shall be required to approve the Merger Proposal, (ii) holders of a majority of the outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Acquiror Stockholders’ Meeting shall be required to approve the NASDAQ Proposal, (iii) (A) holders of a majority of the outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Acquiror Class B Common Stock, voting separately as a single class, shall be required to approve the Amendment Proposal, and (iv) holders of a majority of the outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Acquiror Stockholders’ Meeting shall be required to approve the Incentive Plan Proposal, the Purchase Plan Proposal and the CEO Incentive Plan Proposal, in each case, assuming a quorum is present, to approve such Transaction Proposal, and are the only votes of any Equity Interests of Acquiror necessary in connection with the entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Merger (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “
Acquiror Stockholder Approval
”).
(c) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.
Section 6.3.
No Conflict
. Subject to the Acquiror Stockholder Approval and the receipt of the consents, approvals, authorizations and other requirements set forth in
Section 6.7
, the execution and delivery by Acquiror and Merger Sub of this Agreement and the other documents contemplated hereby to which Acquiror and Merger Sub, as applicable, are a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such material Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that any such violations, conflicts, breaches, defaults or other occurrences would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, or have a material adverse effect on the ability of Acquiror or Merger Sub to perform any obligation of Acquiror or Merger Sub under this Agreement or the documents to which Acquiror or Merger Sub is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby.
Section 6.4.
Litigation and Proceedings
. (a) There are no pending or, to the Knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub or their respective properties or assets, (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Authority pursuant to a material Contract, there are no pending or, to the Knowledge of Acquiror, threatened audit, examination or investigation by any Governmental Authority against Acquiror or Merger Sub or any of their respective properties or assets, (c) there is no pending or threatened Legal Proceeding by Acquiror or Merger Sub against any third party and (d) there is no outstanding Governmental Order imposed upon Acquiror or Merger Sub nor are any properties or assets of Acquiror or Merger Sub bound or subject to any Governmental Order, except, in each case of clauses (a)
-
(d)
, as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Acquiror and Merger Sub have not received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.
Section 6.5.
SEC Filings
. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since February 8, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “
Acquiror SEC Filings
”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the Knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 6.6.
Internal Controls; Listing; Financial Statements
.
(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“
JOBS Act
”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer by others within Acquiror, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Since February 8, 2021, Acquiror has established and maintained a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c) Since February 8, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market (“
NASDAQ
”). The Acquiror Class A Common Stock, the Acquiror Units and the Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no Legal Proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by NASDAQ or the SEC with respect to any intention by such entity to delist or to deregister the Acquiror Class A Common Stock, the Acquiror Units or the Acquiror Public Warrants. None of Acquiror or Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration or listing of the Acquiror Class A Common Stock, the Acquiror Units or the Acquiror Public Warrants under the Exchange Act or on NASDAQ, as applicable, except as contemplated by this Agreement.
(d) The Acquiror SEC Filings contain true, correct and complete copies of (x) the audited balance sheet as of December 31, 2020, and audited statements of operations, changes in stockholders’ equity and cash flows of Acquiror for the period from October 29, 2021 (inception) through December 31, 2020, together with the auditor’s reports thereon, of Acquiror, (y) the audited balance sheet as of February 11, 2021, together with the auditor’s reports thereon, of Acquiror and (z) the unaudited condensed balance sheet as of March 31, 2021, and unaudited condensed statements of operations, changes in stockholders’ equity and cash flows, of Acquiror for the three (3) months ended March 31, 2021 (collectively, the “
Acquiror Financial Statements
”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited Acquiror Financial Statements, to normal year-end adjustments that are not material in amount or kind and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of the unaudited Acquiror Financial Statements, the absence of footnotes or the inclusion of limited footnotes) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror.
(f) Except as set forth in Acquiror SEC Filings filed prior to the date of this Agreement, Acquiror has not identified or been made aware of, and has not received from any independent auditor of Acquiror any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any written claim or allegation regarding any of the foregoing.
Section 6.7.
Governmental Authorities; Consents
. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization is required on the part of Acquiror or Merger Sub with respect to Acquiror’s execution or delivery of this Agreement or the documents to which Acquiror or Merger Sub, as applicable, is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to Acquiror or have a material adverse effect on the ability of Acquiror to perform any obligation of Acquiror under this

Agreement or the documents to which Acquiror or Merger Sub, as applicable, is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby and (c) the filing of the Merger Certificate in accordance with the DGCL.
Section 6.8.
Trust Account
. As of the date of this Agreement, Acquiror has marketable securities with a value of at least three hundred forty-five million Dollars ($345,000,000) in the Trust Account (including, if applicable, an aggregate of twelve million and seventy-five thousand Dollars ($12,075,000) of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 8, 2021 (the “
Trust Agreement
”), between Acquiror and American Stock Transfer & Trust Company, LLC, as trustee (the “
Trustee
”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Class A Common Stock who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to Acquiror’s Governing Documents and otherwise with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To the Knowledge of Acquiror, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.
Section 6.9.
Investment Company Act; JOBS Act
. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 6.10.
Absence of Changes
. Except as set forth in Acquiror SEC Filings filed prior to the date of this Agreement, and except as contemplated by this Agreement, since February 8, 2021 to the date of this Agreement, (a) Acquiror has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to or in response to a Contagion Event, (b) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement (an “
Acquiror Material Adverse Effect
”) and (c) there has not been any action

taken or agreed upon by Acquiror or Merger Sub that would be prohibited by
Section 8.5
if such action were taken on or after the date hereof without the consent of the Company.
Section 6.11.
No Undisclosed Liabilities
. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of Acquiror and Merger Sub, except for liabilities, debts (including Indebtedness), obligations, claims or judgement (a) reflected or reserved for on the Acquiror Financial Statements or expressly disclosed in the notes thereto or otherwise in the Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror Financial Statements in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not be, or would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.
Section 6.12.
Capitalization of Acquiror
.
(a) As of the date of this Agreement, and without taking into effect the issuance of the Forward Purchase Securities, the authorized capital stock of Acquiror consists of (i) 100,000,000 shares of Acquiror Class A Common Stock, of which 34,500,000 are issued and outstanding, (ii) 10,000,000 shares of Acquiror Class B Common Stock, of which 8,625,000 are issued and outstanding and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of Acquiror, of which no shares are issued and outstanding. The foregoing represents all of the issued and outstanding shares of capital stock of Acquiror as of the date of this Agreement. In addition, (x) 8,625,000 shares of Acquiror Class A Common Stock are issuable upon the exercise of the Acquiror Public Warrants, (y) 6,266,667 shares of Acquiror Class A Common Stock are issuable upon the exercise of the Acquiror Private Warrants and (z) up to 1,000,000 shares of Acquiror Class A Common Stock are issuable upon the exercise of the Working Capital Warrants. All issued and outstanding shares of Acquiror Class A Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such Equity Interests; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of any applicable Law or any Contract to which Acquiror is a party or otherwise bound (other than transfer restrictions under applicable Securities Laws and Acquiror’s Governing Documents); and (iv) are free and clear of any Liens (other than such Liens as created by applicable Securities Laws). All shares of capital stock of Acquiror are uncertificated, book-entry Equity Interests.
(b) Except as set forth in this
Section 6.12
or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the Forward Purchase Agreement, the PIPE Investment, Acquiror’s Governing Documents and the Trust Agreement, Acquiror has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Equity Interests of Acquiror, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Equity Interests, the sale of Equity Interests, or for the repurchase or redemption of Equity Interests of Acquiror or the value of which is determined by reference to Equity Interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate Acquiror to issue, purchase, register for sale, redeem or otherwise acquire Equity Interests.
(c) The Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.
(d) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Acquiror Class A Common Stock for a PIPE Investment Amount of at least seventy-five million Dollars ($75,000,000) (such amount, the “
Minimum PIPE Investment Amount
”). Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the Knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms. There are no other agreements, side letters or arrangements between Acquiror and any PIPE Investor relating to any such Subscription Agreement that would adversely affect the obligation of such PIPE Investor to purchase from Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreement of such PIPE Investor and, as of the date hereof, Acquiror does not have actual Knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such Subscription Agreement not being satisfied, or the Minimum PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any such Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement. Such Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement and the Ancillary Agreements, as applicable) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreements on the terms therein. No fees, cash consideration or other discounts are payable or have been agreed to be paid by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Surviving Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment.
(e) Acquiror has no Subsidiaries apart from Merger Sub, and, except for the Trust Account, does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not a party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contributions to any other Person.
(f) Acquiror has provided to the Company a true, correct and complete copy of the Forward Purchase Agreement, pursuant to which GSAM has committed, subject to the terms thereof, to purchase the Forward Purchase Securities in a private placement that will close substantially concurrently with the Closing. The Forward Purchase Agreement is in full force and effect and has not been withdrawn or terminated in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to the Knowledge of Acquiror, by GSAM. The Forward Purchase Agreement is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, GSAM, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under the Forward Purchase Agreement violates or will violate any applicable Laws. There are no other agreements, side letters, or arrangements between Acquiror and GSAM that could affect the obligation of GSAM to purchase the Forward Purchase Securities in accordance with the Forward Purchase Agreement, and, as of the date of this Agreement, to the Knowledge of Acquiror, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Forward Purchase Agreement not being satisfied by the Acquiror or GSAM on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Forward Purchase Agreement. The Forward Purchase Agreement contains all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of GSAM to purchase from Acquiror the Forward Purchase Securities in accordance with the Forward Purchase Agreement.

Section 6.13.
Brokers’ Fees
. Except as set forth on
Section 6.13
of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.
Section 6.14.
Indebtedness
. Neither Acquiror nor Merger Sub has any Indebtedness.
Section 6.15.
Taxes
.
(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable by or on behalf of Acquiror or Merger Sub (whether or not shown on any Tax Return) have been paid.
(b) Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.
(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub, except for deficiencies that have been satisfied, settled, withdrawn or otherwise resolved or claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e) There is no ongoing or pending material Tax audit or other examination of Acquiror or Merger Sub and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.
(f) Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.
(g) Acquiror and Merger Sub are in material compliance with all escheat and unclaimed property laws. Neither Acquiror nor Merger Sub has incurred any material Taxes resulting from any action taken outside of the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements.
(h) Acquiror and Merger Sub have each used at all times during their existence the accrual method of accounting for income Tax purposes.
(i) Neither Acquiror nor Merger Sub is a party to any Tax indemnification or Tax receivable, sharing, allocation or similar agreement (other than Ordinary Course Agreements).
(j) Neither Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(k) No written claim has been made by any Governmental Authority where Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.
(l) Neither Acquiror nor Merger Sub has ever had a permanent establishment in any country other than the country of its organization, or is subject to income Tax in a jurisdiction outside the country of its organization.
(m) Neither Acquiror nor Merger Sub has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).
(n) Neither Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue realized, accrued, received or recognized prior to the Closing, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date and to the Knowledge of Acquiror, the IRS has not proposed any such adjustment or change in accounting method, (iv) any agreement entered into by or on behalf of Acquiror or Merger Sub with any Governmental Authority, including a “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).
(o) Neither Acquiror nor Merger Sub has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).
(p) Neither Acquiror nor Merger Sub has taken or agreed to take any action, or knows of any fact, agreement, plan or other circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(q) The representations and warranties set forth in this
Section 6.15
shall constitute the sole and exclusive representations and warranties made by the Acquiror and Merger Sub with respect to Taxes.
Section 6.16.
Business Activities
.
(a) Since formation, neither Acquiror nor Merger Sub has conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.
(b) Except for Merger Sub and the transactions contemplated by this Agreement, the Trust Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror does not have any material interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement, the Trust Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of one hundred thousand Dollars ($100,000) in the aggregate with respect to any individual Contract, other than Acquiror Transaction Expenses. As of the date of this Agreement, there are no amounts outstanding under any Working Capital Loans.
Section 6.17.
Registration Statement and Proxy Statement
. On the effective date of the Registration Statement, the Registration Statement and, when first filed in accordance with Rule 424(b) and/or pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A of the Exchange Act, the date the Proxy Statement is first mailed to the Acquiror Stockholders, and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement and the Registration Statement (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
provided, however
, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company or its Subsidiaries specifically for inclusion in the Registration Statement or the Proxy Statement.
Section 6.18.
No Outside Reliance
. Notwithstanding anything contained in this
Article VI
or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, officers, managers, employees, stockholders, partners, members or representatives acknowledge and agree that any cost estimates, financial or other projections or other predications that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any material made available in any “data room” (whether or not accessed by Acquiror) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or other Representatives are not and will not be deemed representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in
Article V
of this Agreement. Except as expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the

Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in
Article V
, with all faults and without any other representation or warranty of any nature whatsoever. Neither Acquiror nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in
Article VI
(as modified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement. Notwithstanding the foregoing, nothing in this
Section 6.18
shall limit Acquiror’s remedies with respect to claims of fraud, with respect to the representations or warranties set forth in this
Article VI
.
Section 6.19.
No Additional Representation or Warranties
. Except as provided in this
Article VI
, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided or made available to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors have made their own investigation of Acquiror and Merger Sub.
ARTICLE VII
COVENANTS OF THE COMPANY
Section 7.1.
Conduct of Business
. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to
Article XI
(the “
Interim Period
”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), use reasonable best efforts to operate the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, retain the officers of the Company and its Subsidiaries as of the date hereof, and preserve the Company’s and its Subsidiaries’ relationships with the Top Customers and Top Suppliers;
provided
, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of a Contagion Event;
provided further
, in each case, that (A) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Company and its Subsidiaries and/or the health and safety of their respective employees, and (B) the Company shall, to the extent reasonably practicable, inform Acquiror of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Acquiror with respect thereto. Without limiting the generality of the foregoing, except as set forth on
Section 7.1
of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except that, with respect to clauses (a) through (d), (h), (i), (j), (l), (m), (p), and (r) Acquiror may withhold its consent in its sole discretion) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or as required by Law during the Interim Period:
(a) change or amend the Governing Documents (other than in connection with
Section 7.1(l)
) of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;
(b) make or declare any dividend or distribution to the stockholders of the Company or make any other dividends or distributions in respect of any of the Equity Interests of the Company or any of its Subsidiaries, other than dividends or distributions between or among the Company and any of its wholly owned Subsidiaries;
(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ Equity Interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding Equity Interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any Equity Interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, in each case for no consideration other than a refund by the Company or any of its Subsidiaries, as applicable, of any purchase price or consideration paid to the Company or such Subsidiary (or such amount that does not exceed the then-current fair market values of such Equity Interests) to receive such Equity Interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or (iii) the withholding of shares to satisfy net settlement or Tax obligations with respect to existing equity awards in accordance with the terms of such equity awards;
(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Material Contract, in each case, other than in the ordinary course of business consistent with past practice;
(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, and (iii) sales of products to customers in the ordinary course of business consistent with past practice;
(g) acquire any ownership interest in any real property;
(h) except as otherwise required by the terms of any Company Benefit Plans or any Material Contract as in effect on the date hereof, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee of the Company or its Subsidiaries with an annual base salary or wage rate below two hundred and twenty thousand Dollars ($220,000) in the ordinary course of business consistent with past practice, (ii) hire, promote, demote or terminate the employment of any officers, directors or employees with an annual base salary or wage rate of two hundred and twenty thousand Dollars ($220,000) or above other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice with respect to any non-officer employee of the Company or its Subsidiaries with an annual base salary or wage rate below two hundred and twenty thousand Dollars ($220,000), (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries for the benefit of any employee or other service provider of the Company or its Subsidiaries, or (vi) take any action to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;
(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, company, limited liability company, partnership, association, joint venture or other business organization or division thereof;
(j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, except (x) as issued or incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (y) Indebtedness with an original principal balance of not greater than fifty million Dollars ($50,000,000), individually or in the aggregate;
(k) (i) make, change or revoke any election in respect of material Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) prepare or file any material Tax Return in a manner inconsistent with past practice (except to the extent required by applicable Law), (iv) fail to pay any material amount of Tax when due (including any material estimated Tax payments), (v) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (vi) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (in each case, other than Ordinary Course Agreements), (vii) settle any claim or assessment in respect of material Taxes, (viii) surrender or allow to expire any right to claim a refund of material Taxes or (ix) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(l) (i) issue any additional Equity Interests of the Company or any of its Subsidiaries or securities exercisable for or convertible or exchangeable into Equity Interests of the Company or any of its Subsidiaries, other than (A) the issuance of Company Common Stock upon the exercise of Company Options, the vesting of Company Restricted Stock Units or Company Restricted Stock Awards under the Company Incentive Plan and the applicable award agreement, (B) the consummation of the Company Convertible Notes Conversion or the Warrant Settlement (in each case, outstanding on the date of this Agreement, in accordance with their terms as in effect as of the date of this Agreement) or (C) in connection with an Excluded Financing that will not exceed $50 million in the aggregate and will not result in the imposition of any material restriction on the Company (provided that, with respect to any such Excluded Financing, the Company will update Acquiror on a periodic basis of the material terms of such Excluded Financing, including pricing and expected financing amount, and furnish such information or documentation as may be reasonably requested by Acquiror in connection therewith), or (ii) grant any Company Awards or other equity or equity-based compensation;
(m) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);
(n) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages (excluding monetary damages that are fully covered by the Company’s insurance policies) in an amount less than two hundred and fifty thousand Dollars ($250,000) in the aggregate and that do not involve the imposition of material conditions on the businesses of the Company or any of its Subsidiaries;
(o) (i) grant to or acquire from, or agree to grant to or acquire from, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, (ii) dispose of, abandon or permit to lapse any rights to any Company Registered Intellectual Property or (iii) disclose any material Trade Secret of the Company or any of its Subsidiaries to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations, in the case of each of clauses (i)
,
(ii)
 and
(iii)
, except in the ordinary course of business consistent with past practice;
(p) negotiate, enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(q) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(r) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or
(s) enter into any Contract to do or take any action prohibited under this
Section 7.1
.
Section 7.2.
Inspection
. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s

Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (
provided
that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, including in light of any Contagion Event, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other Representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish Acquiror and such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as Acquiror and such Representatives may reasonably request for the purpose of consummating the transactions contemplated hereby;
provided
, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other Representatives, (i) such information and such other materials and resources relating to any material Legal Proceeding initiated, pending or threatened in writing during the Interim Period, as Acquiror or such Representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such Legal Proceedings and (iii) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings. No information received by Acquiror pursuant to this
Section 7.2
shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder, and no such information shall be deemed to change, supplement or amend any schedule hereto.
Section 7.3.
Preparation and Delivery of Additional Company Financial Statements
.
(a) As soon as reasonably practicable (i) following the date of this Agreement (and in any event prior to the filing of the Registration Statement), the Company shall deliver to Acquiror, in draft form, the auditor’s report on the Audited Financial Statements (provided that the Audited Financial Statements shall not be required to include a signed audit opinion until the initial filing of the Registration Statement) and (ii) after the end of each applicable fiscal period (and in any event within forty-five (45) days thereafter in the case of unaudited financial statements and ninety (90) days thereafter in the case of audited financial statements) during the Interim Period, the Company shall deliver to Acquiror the audited (in the case of any year-end fiscal period) or unaudited (in the case of an interim quarterly fiscal period) condensed consolidated balance sheets of the Company and its Subsidiaries as of the end of the last day of such period and as of the corresponding period from the previous fiscal year and the related audited (in the case of any year-end fiscal period) or unaudited (in the case of an interim quarterly fiscal period) statements of net loss, comprehensive loss, temporary equity and stockholders’ deficit, and cash flows of the Company and its Subsidiaries for such period and for the corresponding period from the previous fiscal year that are required to be included in the Registration Statement or Proxy Statement, in each case, which shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the financial statements to be delivered pursuant to clauses (i) and (ii), collectively, the “
Additional Required Financial Statements
”).
(b) Upon delivery of Additional Required Financial Statements, the representations and warranties set forth in
Section 5.8
shall be deemed to apply to such Additional Required Financial Statements in the same manner as the Company Financial Statements, mutatis mutandis
, with the same force and effect as if made as of the date of this Agreement.
Section 7.4.
Affiliate Agreements
. At or prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company’s

Subsidiaries, all Affiliate Agreements (other than those set forth on
Section 7.4
of the Company Disclosure Letter) and obtain evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated or settled, effective prior to the Closing.
Section 7.5.
Acquisition Proposals; Alternative Transactions
. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with
Article XI
, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its Representatives not to, (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state in connection with an Acquisition Proposal or Alternative Transaction, or (d) otherwise solicit, encourage or knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. The Company agrees to (A) notify Acquiror promptly upon receipt of any Acquisition Proposal or any offer or proposal with respect to an Alternative Transaction by the Company or any of its Subsidiaries and to describe the material terms and conditions of any such Acquisition Proposal or Alternative Transaction in reasonable detail (including, for the avoidance of doubt, the identity of the Persons making such Acquisition Proposal or Alternative Transaction) and (B) keep Acquiror reasonably informed on a current basis of any modifications to such offer or information. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing with respect to any action explicitly contemplated by this Agreement and the other documents contemplated hereby, including with respect to the PIPE Investment.
Section 7.6.
No Acquiror Stock Transactions
. From and after the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries or Affiliates shall, directly or indirectly, engage in any transactions involving the securities of Acquiror without the prior written consent of Acquiror. The Company shall cause its Subsidiaries and shall use commercially reasonable efforts to require each of its controlling Affiliates to comply with the foregoing sentence.
Section 7.7.
Proxy Solicitation; Other Actions
.
(a) The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advance notice, Acquiror and its counsel in connection with the drafting of the Registration Statement and the Proxy Statement and responding in a timely manner to comments on the Registration Statement and Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Registration Statement and Proxy Statement of any required pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).
(b) From and after the date on which the Registration Statement is declared effective, the Company shall give Acquiror prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case that is known by the Company, that would cause the Registration Statement or the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements (with respect to the Proxy Statement, in light of the circumstances under which they were made), not misleading;
provided
that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause to promptly be made an amendment or supplement to the Registration Statement or, to the extent required by Federal Securities Laws, a post-effective amendment to the Proxy Statement or the Registration Statement, such that the Registration Statement and the Proxy Statement would no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements (with respect to the Proxy Statement, in light of the circumstances under which they were made), not misleading;
provided, however
, that no information received by Acquiror pursuant to this
Section 7.7(b)
shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder, and no such information shall be deemed to change, supplement or amend any schedule hereto.
Section 7.8.
Tax Matters
.
(a) Each of Acquiror, the Company, and their respective Subsidiaries shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. None of Acquiror, the Company or any of their respective Subsidiaries shall take any action (or, to the extent within their control, permit any Affiliate to take any action) that could reasonably be expected to preclude the foregoing. Each of Acquiror and the Company shall file all income tax returns consistent with the foregoing except (a) as otherwise required by (i) a change in Law after the date of this Agreement or (ii) a final “determination” (within the meaning of Section 1313(a)(1) of the Code or any comparable provision of state or local Law), or (b) with the consent of the other parties to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed).
(b) All transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that are required to be paid under Tax Laws in connection with the transactions contemplated by this Agreement (“
Transfer Taxes
”) shall be borne and paid by Acquiror. For the avoidance of doubt, Transfer Taxes shall not include any federal, state, local or non-U.S. Taxes measured by or based upon income or gains. The applicable parties shall cooperate in good faith in filing such forms and documents as may be necessary and to obtain any exemption or refund of any such Transfer Tax and to minimize the amount of any Transfer Taxes payable in connection with the Merger.
(c) The parties hereto shall, and shall cause their controlled Affiliates, to (i) cooperate in order to facilitate the issuance of any opinions relating to Tax matters that the SEC requires to be filed in connection with the Registration Statement, and (ii) deliver to Latham (in the case of Tax matters relating to Acquiror or its stockholders) and DLA (in the case of Tax matters relating to the Company or its stockholders), in each case, to the extent requested by such counsel, a duly executed certificate dated as of the date requested by such counsel, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion.
ARTICLE VIII
COVENANTS OF ACQUIROR
Section 8.1.
Employee Matters
.
(a)
Equity Plans
. Effective as of the Closing Date, Acquiror shall approve and adopt an incentive equity plan substantially in the form attached hereto as
Exhibit F
(with such changes as may be agreed in writing by Acquiror and the Company) (the “
Incentive Equity Plan
”), an Employee Stock Purchase Plan substantially in the form attached hereto as
Exhibit G
(with such changes as may be agreed in writing by Acquiror and the Company) (the “
Purchase Plan
”) and a chief executive officer equity incentive plan in a form reasonably acceptable to each of the Company and Acquiror (the “
Chief Executive Officer Equity Incentive Plan
”), subject, in each case, to approval by Acquiror Stockholders at the Acquiror Stockholders’ Meeting. The Company, on the one hand, and Acquiror, on the other hand, may each propose to the other party further edits to the Incentive Equity Plan, the Purchase Plan and the Chief Executive Officer Equity Incentive Plan based on recommendations from the Company’s compensation consultant or the Compensation Study (as defined below) and, in the case of the

Company, the Board of Directors of the Company, which, after consideration and approval by such other party, which approval shall not to be unreasonably withheld or delayed, shall be incorporated into the Incentive Equity Plan, Purchase Plan and Chief Executive Officer Equity Incentive Plan, as applicable.
(b) Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on
Form S-8
(or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan, the Purchase Plan and the Chief Executive Officer Equity Incentive Plan and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan, the Purchase Plan and the Chief Executive Officer Equity Incentive Plan remain outstanding.
(c) The parties shall, prior to the Closing, engage a reputable third party executive compensation consultant reasonably acceptable to Acquiror and the Company to conduct a study to determine an appropriate market-based compensation package for the executive officers commensurate with their anticipated roles at Acquiror and/or any of its Subsidiaries, including the Company, immediately following the Closing (the “
Compensation Study
”). Acquiror shall, upon the Closing, provide each executive officer who is then employed by Acquiror or any of its Subsidiaries, including the Company, with a market-based compensation package commensurate with such individual’s role with Acquiror and/or any of its Subsidiaries.
(d)
No Third-Party Beneficiaries
. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this
Section 8.1
are included for the sole benefit of Acquiror, the Company and the Surviving Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company, the Surviving Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (iii) shall confer upon any Person who is not a party to this Agreement (including any stockholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 8.2.
Trust Account Proceeds and Related Available Equity
.
(a) If (i) the amount of cash available in the Trust Account immediately prior to the Effective Time and after (x) deducting the amount required to satisfy the Acquiror Share Redemption Amount, (y) the payment of any deferred underwriting commissions being held in the Trust Account and (z) the payment of the Acquiror Transaction Expenses, as contemplated by
Section 12.6
,
plus
(ii) the PIPE Investment Amount and the Forward Purchase Amount, in each case, as actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “
Available Acquiror Cash
”) is equal to or greater than one hundred seventy-five million Dollars ($175,000,000) (the “
Minimum Available Acquiror Cash Amount
”), then the condition set forth in
Section 10.3(c)
shall be satisfied.
(b) Upon satisfaction or waiver of the conditions set forth in
Article X
and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 8.3.
Listing
. From the date hereof through the Effective Time, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on NASDAQ, and shall prepare and submit to NASDAQ a listing application in connection with the transactions contemplated by this Agreement, if required under NASDAQ rules, covering the Registration Statement Securities, and shall use reasonable best efforts to obtain approval for the listing of such shares of Acquiror Class A Common Stock on NASDAQ and the change of Acquiror’s trading ticker on NASDAQ to a ticker mutually agreed by the parties, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Effective Time, and the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect to such listing and change.
Section 8.4.
No Solicitation by Acquiror
. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with
Article XI
, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their Representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its Representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its Representatives acting on its behalf, and its Subsidiaries and their respective Representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its Representatives).
Section 8.5.
Acquiror Conduct of Business
.
(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as explicitly contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, or as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), use reasonable best efforts to operate its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as explicitly contemplated by the PIPE Investment), the Ancillary Agreements or the Forward Purchase Agreement or as required by applicable Law:
(i) seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;
(ii) except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the Acquiror Stockholders or make any other distributions in respect of any of Acquiror’s or Merger Sub’s Equity Interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s Equity Interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding Equity Interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock required to be made as part of the Acquiror Share Redemptions;
(iii) (A) make, change or revoke any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) prepare or file any material Tax Return in a manner inconsistent with past practice (except to the extent required by applicable Law), (D) fail to pay any material amount of Tax when due (including any material estimated Tax payments), (E) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (F) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (in each case, other than Ordinary Course Agreements), (G) settle any claim or assessment in respect of material Taxes, (H) surrender or allow to expire any right to claim a refund of material Taxes; or (I) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(iv) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);
(v) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or Merger Sub or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee incurred (A) in the ordinary course of business consistent with past practice, (B) between Acquiror or Merger Sub or (C) incurred under any Working Capital Loans;
(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than fees and expenses incurred in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business) or incident to the transactions contemplated by this Agreement and the Ancillary Agreements, including Acquiror Transaction Expenses;
(vii) waive, release, compromise, settle or satisfy any (A) pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or (B) other Legal Proceeding;
(viii) other than with respect to the PIPE Investment or the sale of the Forward Purchase Securities concurrently with Closing, (A) issue any Acquiror Securities or Equity Interests convertible, exchangeable or exercisable into or for Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Private Warrant or Acquiror Public Warrant or the Acquiror Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or
(ix) enter into any Contract to do or take any action prohibited under this
Section 8.5
.
(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to, comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other material Contracts to which Acquiror or its Subsidiaries may be a party.
Section 8.6.
Post-Closing Directors and Officers of Acquiror
.
(a) Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time the Board of Directors of Acquiror shall consist of the individuals set forth on
Section 8.6(a)
of the Acquiror Disclosure Letter.
(b) The Company shall ensure that a sufficient number of its designees pursuant to
Section 8.6(a)
qualify as independent directors such that, when taken together with other independent directors appointed pursuant to
Section 8.6(a)
, the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of NASDAQ, each of whom shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

(c) The initial officers of Acquiror shall be as set forth on
Section 2.6(b)
of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.
Section 8.7.
Indemnification and Insurance
.
(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of (x) the Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such) (the “
Company Indemnified Parties
”) and (y) Acquiror and each of its Subsidiaries (together with the Company Indemnified Parties, the “
D&O Indemnified Parties
”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, existing or occurring at or prior to the Effective Time, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this
Section 8.7
.
(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain or cause to be maintained, as applicable, in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) on terms no less favorable than the terms of such current insurance, except that in no event shall Acquiror or the Surviving Company, as applicable, be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance for the year ended December 31, 2020;
provided
, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” insurance policy containing terms not materially less favorable than the terms of such current insurance with respect to claims arising out of facts, events, acts or omissions existing or occurring at or prior to the Effective Time and (ii) if any such claim is asserted or made within such six (6) year period, any insurance required to be maintained under this
Section 8.7
shall be continued in respect of such claim until the final disposition thereof.
(c) Notwithstanding anything contained in this Agreement to the contrary, this
Section 8.7
shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this
Section 8.7
.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing in accordance with their terms.
Section 8.8.
Acquiror Public Filings
. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 8.9.
PIPE Subscriptions; Forward Purchase Agreement
. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not (other than changes that are solely ministerial and other non-economic de minimis
changes) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or the Forward Purchase Agreement, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision);
provided
, that, in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement or Forward Purchase Agreement, as applicable, remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements and the Forward Purchase Agreement, as applicable, have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required or necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the Forward Purchase Agreement on the terms described therein, including using its reasonable best efforts to enforce its rights (a) under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (b) under the Forward Purchase Agreement to cause GSAM to pay Acquiror the applicable purchase price for the Forward Purchase Securities under the Forward Purchase Agreement in accordance with its terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of the receipt of any request from a PIPE Investor for an amendment to any Subscription Agreement or from GSAM for any amendment to the Forward Purchase Agreement (other than changes that are solely ministerial and other non-economic de minimis
changes); (ii) of any breach or default to the Knowledge of Acquiror (or any event or circumstance that, to the Knowledge of Acquiror, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement or the Forward Purchase Agreement; (iii) of the receipt by Acquiror of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of a Subscription Agreement by a PIPE Investor or the Forward Purchase Agreement by GSAM; and (iv) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any Subscription Agreement or the Forward Purchase Agreement, as applicable, in accordance with its terms.
ARTICLE IX
JOINT COVENANTS
Section 9.1.
HSR Act; Other Filings
.
(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Request.
(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to

(i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or materially delay the consummation of the transactions contemplated hereby.
(c) Acquiror and the Company shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.
(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other with respect to such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby;
provided
, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any Contract with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
(e) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Acquiror or Merger Sub to (i) take, or cause to be taken, any action with respect to the Sponsor or any portfolio company, investment fund or other vehicle affiliated with or managed by, or investing on a parallel or co-investment basis with investment funds affiliated with or managed by, Energy Capital Partners Management, LP, ECP ControlCo, LLC or their respective Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, in each case other than with respect to the Acquiror and its Subsidiaries, or (ii) provide, or cause to be provided, nonpublic or other confidential financial or sensitive personally identifiable information of Sponsor, its Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ nonpublic or other confidential financial or sensitive personally identifiable information (in each case, other than such information which may be provided to a Governmental Authority on a confidential basis or in connection with any Antitrust Information or Document Requests, the Registration Statement or the Proxy Statement to the extent requested by the SEC, any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities).
(f) Each of Acquiror and the Company shall be responsible for and pay fifty percent (50%) of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.
Section 9.2.
Preparation of Registration Statement and Proxy Statement; Acquiror Stockholders’ Meeting and Acquiror Stockholder Approval
.
(a)
Registration Statement and Proxy Statement
.
(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC a proxy statement relating to the Acquiror Stockholders’ Meeting and the Acquiror Share Redemption (such proxy statement, together with any exhibits, amendments or supplements thereto, the “
Proxy Statement
”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation, including causing its Subsidiaries and Representatives to cooperate) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Acquiror Class A Common Stock to be issued under this Agreement (collectively, the “
Registration Statement Securities
”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror shall be responsible for the payment of all filing and other fees and expenses in connection with the preparation, filing and mailing of the Registration Statement and Proxy Statement, as applicable;
provided, however
, that in the event this Agreement is terminated in accordance with
Article XI
, the Company shall promptly reimburse Acquiror for 50% of all such filing fees and other fees and expenses incurred in connection with the preparation, filing and mailing of the Registration Statement and Proxy Statement, as applicable, prior to the time at which the Agreement is terminated. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, employees, managers and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, the Proxy Statement, a Current Report on
Form 8-K
pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including NASDAQ) in connection with the Merger and the other transactions contemplated hereby (collectively, the “
Offer Documents
”). Acquiror will cause the Proxy Statement to be mailed to the Acquiror Stockholders promptly after the Registration Statement is declared effective under the Securities Act and the Proxy Statement is cleared of any comments under the Exchange Act.
(ii) To the extent permitted by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has been declared effective or any supplement or amendment to the Registration Statement has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or the Proxy Statement or for additional information. Each of Acquiror and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. To the extent permitted by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and the Registration Statement each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent permitted by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement and the Registration Statement promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended, at the time it is declared effective under the Securities Act, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required or otherwise reasonably desirable to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that neither such document would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein (with respect to the Proxy Statement, in light of the circumstances under which they were made), not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.
(b)
Acquiror Stockholders’ Meeting
. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective, (A) cause the Proxy Statement to be disseminated to the Acquiror Stockholders in compliance with applicable Law, (B) duly give notice of and convene and hold a meeting of its stockholders (the “
Acquiror Stockholders’ Meeting
”) in accordance with Acquiror’s Governing Documents and NASDAQ Listing Rule 5620(b) (but in any event no later than forty-five (45) days after the date on which the Registration Statement is declared effective) for the purpose of voting solely upon the Transaction Proposals, and (C) solicit proxies from the Acquiror Stockholders to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption.
(c)
Transaction Proposals
. Acquiror shall, through its Board of Directors, recommend to its stockholders the (A) amendment and restatement of Acquiror’s Second Amended and Restated Certificate of Incorporation, substantially in the form attached hereto as
Exhibit A
(with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the mailing of the Proxy Statement, the “
Acquiror Second A&R Charter
”), including approval of the change of Acquiror’s name to “Fast Radius, Inc.” (the “
Amendment Proposal
”) (B) adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, in accordance with applicable Law and exchange rules and regulations (the “
Merger Proposal
”), (C) to the extent required by the NASDAQ listing rules, approval of the issuance of shares of Acquiror Class A Common Stock in connection with the Merger (the “
NASDAQ Proposal
”), (D) approval of the adoption of the Incentive Equity Plan (the “
Incentive Plan Proposal
”), (E) approval of the adoption of the Purchase Plan (the “
Purchase Plan Proposal
”), (F) approval of the adoption of the Chief Executive Officer Equity Incentive Plan (the

“
CEO Incentive Plan Proposal
”), (G) election of directors effective as of immediately following the Closing as contemplated by
Section 8.6
, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), collectively, the “
Transaction Proposals
”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Stockholders that they vote in favor of the Transaction Proposals (a “
Modification in Recommendation
”). Notwithstanding anything in this
Section 9.2(c)
to the contrary, if, at any time prior to obtaining the Acquiror Stockholder Approval, the Board of Directors of Acquiror determines in good faith, after consultation with its outside legal counsel, that in response to an Intervening Event, the failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of Acquiror may, prior to obtaining the Acquiror Stockholder Approval, make a Modification in Recommendation; provided, however, that Acquiror shall not be entitled to make, or agree or resolve to make, a Modification in Recommendation unless (i) Acquiror delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the Board of Directors of Acquiror proposes to take such action and containing the material facts underlying the Board of Director’s determination that an Intervening Event has occurred (it being acknowledged that such Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., Eastern time, on the third (3rd) Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. Eastern time on the third (3rd) Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice, the “Intervening Event Notice Period”), the Board of Directors of Acquiror reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Acquiror will, and will use its reasonable best efforts to cause its Representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Modification in Recommendation. To the fullest extent permitted by applicable Law, Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting, and submit for approval the Transaction Proposals at such Acquiror Stockholders’ Meeting, in each case in accordance with this Agreement, regardless of any Modification in Recommendation. Acquiror may only adjourn the Acquiror Stockholders’ Meeting (X) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (Y) for the absence of a quorum and (Z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting;
provided
, that the Acquiror Stockholders’ Meeting (1) may not be adjourned on one or more occasions to a date that is more than thirty (30) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (2) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.
(d)
Company Stockholder Approvals
. The Company shall solicit the Company Stockholder Approvals in the form of an irrevocable written consent (the “
Written Consent
”) as promptly as reasonably practicable (and in any event within two (2) Business Days) after the Registration Statement becomes effective under the Securities Act (the “
Company Stockholder Approval Deadline
”). As promptly as practicable after the execution of this Agreement, the Company shall prepare an information statement relating to the action to be taken by stockholders of the Company pursuant to the Written Consent (the “
Consent Solicitation Statement
”). As promptly as practicable after the date on which the Registration Statement becomes effective, the Company shall deliver the Consent Solicitation Statement to its stockholders. The Company shall take any other actions necessary pursuant to the Company’s Governing Documents to provide all required notices to stockholders of the Company entitled thereto in connection with obtaining the Written Consent (the “
Stockholder Notice
”). The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt. Acquiror shall be provided with a reasonable opportunity to review and comment on the Consent Solicitation Statement and the Stockholder Notice and shall cooperate with the Company in the preparation of the Consent Solicitation Statement and the Stockholder Notice and promptly provide all reasonable information regarding Acquiror and Merger Sub reasonably requested by the Company.
Section 9.3.
Support of Transaction
. Without limiting any covenant contained in
Article VII
or
Article VIII
, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of
Article X
or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law.
Section 9.4.
Section 16 Matters
. Prior to the Effective Time, each of Acquiror and the Company, as applicable, shall use all reasonable efforts to approve in advance, in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the capital stock of the Company (including derivative securities with respect to the capital stock of the Company) and acquisitions of Acquiror Common Stock (including derivative securities with respect to Acquiror Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.
Section 9.5.
Notice of Developments
. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Closing) notify Acquiror in writing, and Acquiror shall promptly (and in any event prior to the Closing) notify the Company in writing, upon any of the Company and its Subsidiaries, on the one hand, or Acquiror and Merger Sub, on the other hand, as applicable, becoming aware: (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or may reasonably be expected to cause any condition to the obligations of any party to effect the Merger not to be satisfied, (ii) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (iii) of any notice or other communication from any Governmental Authority relating to the ability of the parties to consummate the Merger or the timing thereof, or (iv) of the commencement or initiation or threat of commencement or initiation of any Legal Proceeding regarding the Merger. The delivery of any notice pursuant to this
Section 9.6
shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any Ancillary Agreements or otherwise limit or affect the rights of, or the remedies available to, Acquiror or the Company, as applicable.
Section 9.6.
Cooperation; Consultation
. Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on
Form S-1
for the resale of the securities issued in the PIPE Investment following the consummation of the transactions contemplated hereby), (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.
Section 9.7.
Stockholder Litigation
.
(a) In the event that any stockholder litigation related to this Agreement or the documents contemplated hereby or the transactions contemplated hereby and thereby is brought, or, to the Knowledge of Acquiror or the Knowledge of the Company, as the case may be, threatened, against such party or the members of each respective party’s Board of Directors prior to the Closing, Acquiror and the Company shall promptly notify the other party of any such actual or threatened stockholder litigation and shall keep the other reasonably informed with respect to the status thereof.
(b) Acquiror (i) shall control the defense of any such Action brought against Acquiror or members of the Board of Directors of Acquiror, provided
that Acquiror shall give the Company the reasonable opportunity to participate in any response to and, if applicable, in the defense or settlement of any stockholder claim or litigation (including any purported claim or litigation and any class action or derivative litigation) against Acquiror or its officers or directors relating to this Agreement and the transactions contemplated hereby, and no such response to, or any settlement of, shall be made or be agreed to without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), and (ii) shall, and shall use its reasonable best efforts to cause its Representatives to, cooperate with the Company in the defense against such claim or litigation or purported claim or litigation. The Company (x) shall control the defense of any such Action brought against the Company or members of the Board of Directors of the Company, provided
that the Company shall give Acquiror the reasonable opportunity to participate in any response to and, if applicable, in the defense or settlement of any stockholder claim or litigation (including any purported claim or litigation and any class action or derivative litigation) against the Company or its officers or directors relating to this Agreement or the documents contemplated hereby or the transactions contemplated hereby or thereby, and no such response to, or any settlement of, shall be made or be agreed to without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed), and (y) shall, and shall use its reasonable best efforts to cause its Representatives to, cooperate with Acquiror in the defense against such claim or litigation or purported claim or litigation.
ARTICLE X
CONDITIONS TO OBLIGATIONS
Section 10.1.
Conditions to Obligations of Acquiror, Merger Sub and the Company
. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a) the Acquiror Stockholder Approval shall have been obtained with respect to the Transaction Proposals described in clauses (A), (B), (C), (D), (E), (F) and (H) of
Section 9.2(c)
;
(b) the Company Stockholder Approvals shall have been obtained;
(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) all waiting periods (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated;
(e) there shall not be in force any Governmental Order or Law enjoining or prohibiting, the consummation of the Merger;
provided
, that the Governmental Authority issuing such Governmental Order or Law has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(f) Acquiror shall have at least five million and one Dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of the Acquiror Share Redemption Amount, the PIPE Investment and the transactions contemplated by the Forward Purchase Agreement; and
(g) the shares of Acquiror Class A Common Stock to be issued in connection with the Merger shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof, and, as of immediately following the Effective Time, Acquiror shall satisfy any applicable initial and continuing listing requirements of NASDAQ, and Acquiror shall not have received any notice of non-compliance therewith from NASDAQ that has not been cured or would not be cured at or immediately following the Effective Time.
Section 10.2.
Conditions to Obligations of Acquiror and Merger Sub
. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction at or prior to the Closing of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:
(a) (i) the Company Fundamental Representations shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, (ii) the representations and warranties of the Company made pursuant to
Section 5.24
(disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception), other than pursuant to clause (b) thereof, shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the representations and warranties set forth in clause (ii) above (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct at and as of such date, except, in the case of this clause (iii)
 for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
(b) each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;
(c) the Company shall have delivered or caused to be delivered to Acquiror all of the items contemplated by
Section 2.4(a)
;
(d) the Company shall have delivered or caused to be delivered to Acquiror the waivers set forth in
Section 10.2(d)
of the Company Disclosure Letter; and
(e) there shall not have occurred a Company Material Adverse Effect after the date of this Agreement.

Section 10.3.
Conditions to the Obligations of the Company
. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction at or prior to the Closing of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a) (i) the Acquiror Fundamental Representations shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, (ii) the representations and warranties of Acquiror made pursuant to
Section 6.12(a)
,
Section 6.12(b)
and
Section 6.12(c)
(disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception), shall be true and correct in all respects other than de minimis
inaccuracies, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects other than de minimis
inaccuracies at and as of such date, (iii) the representations and warranties of Acquiror made pursuant to
Section 6.10
(disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception), other than pursuant to clause (b)
 thereof, shall be true and correct in all material respects and the representation and warranty of Acquiror made pursuant to
Section 6.10(b)
shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects (or, in the case of
Section 6.10(b)
, in all respects) at and as of such date, and (iv) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations and the representations and warranties set forth in
Section 6.10
,
Section 6.12(a)
,
Section 6.12(b)
and
Section 6.12(c)
(disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except in the case of this clause (iv)
 for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect;
(b) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;
(c) the Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount;
(d) any directors and officers of Acquiror that are not identified as the initial post-Closing directors and officers of Acquiror in accordance with
Section 8.6
shall have resigned their respective positions, effective as of the Closing;
(e) Acquiror shall have delivered or caused to be delivered to the Company all of the items contemplated by
Section 2.4(b)
; and
(f) there shall not have occurred an Acquiror Material Adverse Effect after the date of this Agreement.
ARTICLE XI
TERMINATION/EFFECTIVENESS
Section 11.1.
Termination
. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a) by mutual written consent of the Company and Acquiror;
(b) by written notice from either the Company or Acquiror to the other party if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
(c) by written notice from either the Company or Acquiror to the other party if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(d) by written notice from the Company to Acquiror upon a Modification in Recommendation;
(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in
Section 10.2(a)
or
Section 10.2(b)
would not be satisfied at the Closing (a “
Terminating Company Breach
”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period until the earlier of (A) thirty (30) days after receipt by the Company of written notice from Acquiror of such breach and (B) the Agreement End Date, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “
Company Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; or (ii) the Closing has not occurred on or before the date that is seven (7) months after the date of this Agreement (the “
Agreement End Date
”), unless, in the case of
clause (i)
 or
(ii)
, Acquiror is in material breach hereof;
(f) by written notice to the Company from Acquiror if the Written Consent shall not have been obtained pursuant to
Section 9.2(d)
on or prior to the Company Stockholder Approval Deadline; or
(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in
Section 10.3(a)
and
Section 10.3(b)
would not be satisfied at the Closing (a “
Terminating Acquiror Breach
”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period until the earlier of (A) thirty (30) days after receipt by Acquiror of notice from the Company of such breach and (B) the Agreement End Date, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “
Acquiror Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; or (ii) the Closing has not occurred on or before the Agreement End Date, unless, in the case of clause (i)
 or
(ii)
, the Company is in material breach hereof.
Section 11.2.
Effect of Termination
. In the event of the termination of this Agreement pursuant to
Section 11.1
, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto, its respective Affiliates and its and their respective Representatives, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this
Section 11.2
and
Article XII
and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XII
MISCELLANEOUS
Section 12.1.
Trust Account Waiver
. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated February 10, 2021 (the “
Prospectus
”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “
Trust
Account
”).

The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes an initial business combination, then to those Persons and in such amounts as described in the Prospectus, (ii) if Acquiror fails to complete an initial business combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement and applicable Law, to Acquiror in limited amounts to permit Acquiror to pay applicable Taxes and the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders, and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s Amended and Restated Articles of Incorporation (A) to modify the substance or timing of Acquiror’s obligation to provide holders of Acquiror Class A Common Stock the right to have their shares redeemed in connection with Acquiror’s initial business combination or to redeem one hundred percent (100%) of the outstanding shares of Acquiror Class A Common Stock if Acquiror does not complete an initial business combination within the allocated time period or (B) with respect to any other provision relating to the rights of holders of Acquiror Class A Common Stock or pre-initial business combination activity, then for the redemption of any Acquiror Class A Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations or Contracts with Acquiror.
Section 12.2.
Waiver
. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 12.3.
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:
ECP Environmental Growth Opportunities Corp.
40 Beechwood Road
Summit, New Jersey 07901
Attention: Tyler Reeder
Email: treeder@ecpgp.com
with copies to (which shall not constitute notice):
Latham and Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: David Kurzweil, David Owen
Email: David.Kurzweil@lw.com; David.Owen@lw.com

and
Latham and Watkins LLP
811 Main St., Suite 3700
Houston, TX 77002
Attention: Ryan Maierson
Email: Ryan.Maierson@lw.com
(b) If to the Company prior to the Closing, or to the Surviving Company after the Effective Time, to:
Fast Radius, Inc.
113 N May St
Chicago, IL 60607
Attention: Louis Rassey
Email: lou.rassey@fastradius.com
with copies to (which shall not constitute notice):
DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, Illinois 60606
Attention: Scott Kapp and Adam Spector
Email: scott.kapp@us.dlapiper.com; adam.spector@us.dlapiper.com
and
DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, CA 94105
Attention: Jeffrey C. Selman
Email: jeffrey.selman@us.dlapiper.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 12.4.
Assignment
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 12.5.
Rights of Third Parties
. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement;
provided
, that (a) the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and other Representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce,
Section 8.7
and
Section 12.16
, as applicable, and (b) the Sponsor is an intended third party beneficiary of, and may enforce,
Section 12.11
.
Section 12.6.
Expenses
. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants;
provided
, that, if

the Closing shall occur, Acquiror shall pay or cause to be paid, (x) the Company Transaction Expenses, and (y) the Acquiror Transaction Expenses, in the case of each of clause (x)
 and
(y)
, in accordance with
Section 2.4(c).
For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this
Section 12.6
shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.
Section 12.7.
Governing Law
. This Agreement, and all claims or causes of action (whether in Contract, tort or otherwise) based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.
Section 12.8.
Headings; Counterparts
. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.
Section 12.9.
Company and Acquiror Disclosure Letters
. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 12.10.
Entire Agreement
. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter and the other agreements, documents and certificates delivered in accordance with this Agreement, including the Sponsor Support Agreement and the Nondisclosure Agreement, dated as of February 10, 2021, between Acquiror and the Company (the “
Confidentiality Agreement
” and, collectively, the “
Ancillary Agreements
”)) constitutes the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries or Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 12.11.
Amendments
. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the parties hereto in the same manner as this Agreement and which makes reference to this Agreement. The adoption of this Agreement by the stockholders of any of the parties shall not restrict the ability of the Board of Directors of any of the parties to terminate this Agreement in accordance with
Section 11.1
or to cause such party to enter into an amendment to this Agreement pursuant to this
Section 12.11
;
provided
, that (a) after the Effective Time, no amendment or supplement to the provisions of
Article IV
shall be made without the prior written consent of Sponsor, (b) after any such adoption of this Agreement by the Company’s stockholders, no amendment or supplement to the provisions of this Agreement shall be made which by applicable requirement of Law requires further approval of the Company’s stockholders without the further approval of such stockholders and (c) after any such approval of the Agreement by Acquiror Stockholders, no amendment or supplement to the provisions of this Agreement shall be made which by applicable requirement of Law requires further approval of the stockholders of Acquiror without the further approval of such stockholders.
Section 12.12.
Publicity
.
(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall, prior to the Closing, be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party;
provided
, that no party shall be required to obtain consent pursuant to this
Section 12.12(a)
to the extent any proposed release or statement is substantially equivalent to information that has previously been made public without breach of the obligation under this
Section 12.12(a)
.
(b) The restriction in
Section 12.12(a)
shall not apply to the extent any public announcement is required by applicable Securities Laws, any Governmental Authority or stock exchange rule;
provided
, that, in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this
Section 12.12
.
Section 12.13.
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 12.14.
Jurisdiction; Waiver of Jury Trial
.
(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if a party hereto has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this
Section 12.14
.
(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH

SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.15.
Enforcement
. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law, in equity or under this Agreement. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 12.16.
Non-Recourse
. Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto. Except to the extent that such Person is a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative or Affiliate of any of the foregoing Persons in clause (i)
 shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.
Section 12.17.
Non-Survival of Representations, Warranties and Covenants
. Except (x) as otherwise contemplated by
Section 11.2
or (y) in the case of claims against a party in respect of such party’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the termination of this Agreement or the Closing, as applicable, and all of the foregoing shall terminate and expire upon the occurrence of such termination or the Effective Time (and there shall be no liability after such termination or the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this
Article XII
.
Section 12.18.
Conflicts and Privilege
.
(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other Equity Interests of Acquiror or any of their respective equityholders, directors, members, managers, partners, officers, employees or Affiliates (other than Acquiror and the Surviving Company and its Subsidiaries) (collectively, the “
Acquiror Group
”), on the one hand, and (y) Acquiror, the Surviving Company and/or any member of the Company Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“
Latham
”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Acquiror Group, in such dispute even though the interests of such Persons may be directly adverse to Acquiror, the Surviving Company and its Subsidiaries, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, its Subsidiaries and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company and its Subsidiaries), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Acquiror Group, on the one hand, and Latham, on the other hand (the “
Latham Privileged Communications
”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Acquiror Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company or its Subsidiaries. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Latham Privileged Communications, whether located in the records or email server of Acquiror, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Latham Privileged Communications, by virtue of the Merger.
(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Interests of the Company and any of their respective equityholders, directors, members, managers, partners, officers, employees or Affiliates (other than the Company and the Surviving Company and its Subsidiaries) (collectively, the “
Company Group
”), on the one hand, and (y) the Company, the Surviving Company and/or any member of the Acquiror Group, on the other hand, any legal counsel, including DLA Piper LLP (“
DLA
”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Company, the Surviving Company and its Subsidiaries, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and its Subsidiaries, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and DLA, on the other hand (the “
DLA Privileged Communications
”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company or its Subsidiaries. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the DLA Privileged Communications, whether located in the records or email server of Acquiror, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the DLA Privileged Communications, by virtue of the Merger.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ECP ENVIRONMENTAL GROWTH OPPORTUNITIES CORP.

By:	/s/ Tyler Reeder
	Name:	Tyler Reeder
	Title:	President and Chief Executive Officer

ENNV MERGER SUB, INC.

By:	/s/ Tyler Reeder
	Name:	Tyler Reeder
	Title:	President

FAST RADIUS, INC.

By:	/s/ Louis Rassey
	Name:	Louis Rassey
	Title:	CEO
[Signature Page to Agreement and Plan of Merger]

Annex B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ECP ENVIRONMENTAL GROWTH OPPORTUNITIES CORP.

, 2021
ECP Environmental Growth Opportunities Corp., a corporation organized and existing under the laws of the State of Delaware (the “
Corporation
”), DOES HEREBY CERTIFY AS FOLLOWS:
1. The name of the Corporation is “
ECP Environmental Growth Opportunities Corp.
”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 29, 2020 under the name “Electrification and Environmental Acquisition Corp.” and was subsequently amended by the filing of a certificate of amendment of certificate of incorporation with the Secretary of State of the State of Delaware on November 12, 2020, pursuant to which the name of the Corporation was amended to “ECP Environmental Growth Opportunities Corp.” (as so amended, the “
Original Certificate
”).
2. The Corporation’s Amended and Restated Certificate of Incorporation (the “
Amended and Restated Certificate
”), which both restated and amended the provisions of the Original Certificate, was filed with the Secretary of State of the State of Delaware on February 8, 2021.
3. This Second Amended and Restated Certificate of Incorporation (this “
Second Amended and Restated Certificate
”), which both restates and amends the provisions of the Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “
DGCL
”).
4. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.
5. The text of the Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is Fast Radius, Inc. (the “
Corporation
”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all of the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE IV
CAPITALIZATION
Section 4.1
Authorized Capital Stock
. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is shares, consisting of (a)

shares of common stock (the “
Common Stock
”) and (b)

shares of preferred stock, par value $0.0001 per share (the “
Preferred Stock
”).
Section 4.2
Preferred Stock
. The Board of Directors of the Corporation (the “
Board
”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative participating, optional, or other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “
Preferred Stock Designation
”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate (including any Preferred Stock Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Preferred Stock Designation).
Section 4.3
Common Stock
.
(a)
Reclassification
. Effective immediately upon the filing of this Second Amended and Restated Certificate with the Secretary of State of the State of Delaware (the “
Effective Time
”), each share of Class A Common Stock of the Corporation, par value of $0.0001 (the “
Class
 A Common Stock
”), outstanding immediately prior to the Effective Time shall, without any further action by any stockholder, be renamed as, and shall become, one share of Common Stock. Any outstanding stock certificate that represented shares of Class A Common Stock immediately prior to the Effective Time shall from and after the Effective Time be deemed to represent the same number of shares of Common Stock, without the need for surrender or exchange thereof. Further, any book-entry notation that represented shares of Class A Common Stock immediately prior to the Effective Time shall be revised to represent the same number of shares of Common Stock.
(b)
Voting
.
(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one (1) vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of such Common Stock are entitled to vote.
(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.
(c)
Dividends.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(d)
Liquidation, Dissolution or Winding Up of the Corporation.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4
Rights and Options
. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options;
provided
,
however
, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
Section 4.5
No Class
 Vote on Changes in Authorized Number of Shares of Stock
. The number of authorized shares of any series, class or classes of capital stock may be increased or decreased (but not below the number of shares of such series, class or classes thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the series, class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any Preferred Stock Designation.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1
Board Powers
. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute,

this Second Amended and Restated Certificate, as it may be further amended from time to time, or the Amended and Restated Bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “
Bylaws
”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.
Section 5.2
Number, Election and Term
.
(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time in the manner provided in the Bylaws.
(b) Subject to
Section
 5.5
, the Board shall be divided into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office as of the effectiveness of this this Second Amended and Restated Certificate to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal. Subject to
Section
 5.5
, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, directors shall be elected by a plurality of the votes cast by the stockholders of the Corporation present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.
(c) Subject to
Section
 5.5
, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. There shall be no limit on the number of terms a director may serve on the Board.
(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. There is no cumulative voting with respect to the election of directors.
Section 5.3
Newly Created Directorships and Vacancies
. Subject to
Section
 5.5
, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders of the Corporation ), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4
Removal; Resignation
. Subject to
Section
 5.5
and except as otherwise required by law, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two-thirds
(66 and 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Any director may resign at any time upon written notice to the Corporation.
Section 5.5
Preferred Stock—Directors
. Notwithstanding any other provision of this
Article V
, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this
Article V
unless expressly provided by such terms.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation;
provided
,
however
, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds
(66 and 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and
provided
further
, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1
Special Meetings
. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.
Section 7.2
Advance Notice
. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders of the Corporation before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 7.3
Action by Written Consent
. Except as otherwise expressly provided for or fixed pursuant to any Preferred Stock Designation permitting the holders of one or more series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1
Limitation of Director Liability
. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended, unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2
Indemnification and Advancement of Expenses
.
(a) To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (a “
proceeding
”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “
indemnitee
”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition;
provided
,
however
, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this
Section
 8.2
or otherwise. The rights to indemnification and advancement of expenses conferred by this
Section
 8.2
shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this
Section
 8.2(a)
, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this
Section
 8.2
shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, as it may be further amended from time to time, the Bylaws, an agreement, vote of stockholders of the Corporation or disinterested directors, or otherwise.
(c) Any repeal or amendment of this
Section
 8.2
by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this
Section
 8.2
, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d) This
Section
 8.2
shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
CORPORATE OPPORTUNITY
Section 9.1 To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its directors, and the Corporation renounces any expectancy that any of the directors of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director is permitted to refer that opportunity to the Corporation without violating any legal obligation.
Section 9.2 Neither the alteration, amendment, addition to or repeal of this
Article IX
, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this
Article IX
, shall eliminate or reduce the effect of this
Article IX
in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this
Article IX
, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This
Article IX
shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.
ARTICLE X
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in
Article VIII
, all rights, preferences and privileges of whatever nature herein conferred upon stockholders of the Corporation, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this
Article X
.
ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 11.1
Forum
. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “
Court of Chancery
”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the

Corporation’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL, except for, as to each of (i) through (v) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums; and subject to the preceding provisions of this
Section
 11.1
, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Section 11.2
Consent to Jurisdiction
. If any action the subject matter of which is within the scope of
Section
 11.1
immediately above is filed in a court other than a court located within the State of Delaware (a “
Foreign Action
”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce
Section
 11.1
immediately above (an “
FSC Enforcement Action
”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this
Article XI
. Notwithstanding the foregoing, the provisions of this
Article XI
shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
ARTICLE XII
BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS
The Corporation expressly elects not to be bound or governed by, or otherwise subject to, Section 203 of the DGCL.
ARTICLE XIII
SEVERABILITY
If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their faith service or for the benefit of the Corporation to the fullest extent permitted by law.
[Signature page follows]

IN WITNESS WHEREOF, ECP Environmental Growth Opportunities Corp. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

ECP ENVIRONMENTAL GROWTH OPPORTUNITIES CORP.

By
Name:
Title:
[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex C
AMENDED AND RESTATED BYLAWS
OF
FAST RADIUS, INC.
Effective as of                         , 2021

ARTICLE I
CORPORATE OFFICES
1.1
Registered Office
. The address of the registered office of Fast Radius, Inc. (the “
Corporation
”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “
Certificate of Incorporation
”).
1.2
Other Offices
. The Corporation may have an office or offices other than its registered office at such place or places, either within or outside the State of Delaware, as the Board of Directors of the Corporation (the “
Board
”) may from time to time determine or the business of the Corporation may require.
ARTICLE II
STOCKHOLDERS
2.1
Place of Meetings
. All meetings of stockholders shall be held at such place (if any) within or without the State of Delaware as may be determined from time to time by the Board or, if not determined by the Board, by the Chairperson of the Board, the President or the Chief Executive Officer; provided that the Board may, in its sole discretion, determine that any meeting of stockholders shall not be held at any place but shall be held solely by means of remote communication in accordance with Section 2.13.
2.2
Annual Meeting
. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board at a time to be fixed by the Board and stated in the notice of the meeting. The Board may postpone, reschedule or cancel any previously scheduled meeting of stockholders.
2.3
Special Meetings
. Subject to the Certificate of Incorporation, the rights of the holders of any series of preferred stock then outstanding and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairperson of the Board, or the Chief Executive Officer and may not be called by any other person or persons. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting. The Board may postpone, reschedule, or cancel any previously scheduled special meeting of stockholders.
2.4
Notice of Meetings
.
(a) Written notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date fixed by the Board for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by the General Corporation Law of the State of Delaware, as amended from time to time (the “
DGCL
”) or the Certificate of Incorporation. The notice of any meeting shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.
(b) Notice to stockholders shall be delivered in writing or in any other manner permitted by the DGCL. If mailed, such notice shall be delivered by postage prepaid envelope directed to each stockholder at such stockholder’s address as it appears in the records of the Corporation and shall be deemed given when deposited in the United States mail. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
(c) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.
2.5
Voting List
. The officer who has charge of the stock ledger of the Corporation shall prepare, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order for each class of stock and showing the mailing address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, (b) during ordinary business hours at the principal place of business of the Corporation or (c) in any other manner provided by law. If the meeting is to be held at a place, the list shall be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to the stockholders who are entitled to examine the list required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.
2.6
Quorum
. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate class vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.7 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.7
Adjournments
. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairperson of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the date, time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if the Board fixes a new record date for determining the stockholders entitled to vote at the adjourned meeting in accordance with Section 5.5, written notice of the place, if any, date and time of the adjourned meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.
2.8
Voting and Proxies
. Each stockholder shall have one (1) vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or in the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize any other person or persons to vote or act for such stockholder by a written proxy executed by the stockholder or the stockholder’s authorized agent or by an electronic transmission permitted by law and delivered to the Secretary of the Corporation. Any copy, facsimile transmission or other reliable reproduction of the writing or electronic transmission created pursuant to this section may be substituted or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission.
2.9
Action at Meeting
.
(a) At any meeting of stockholders for the election of one (1) or more directors at which a quorum is present, the election shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.
(b) All other matters shall be determined by a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority of the shares of each such class present in person or represented by proxy and entitled to vote on the matter shall decide such matter), provided that a quorum is present, except when a different vote is required by express provision of law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, in which case such provision shall govern and control the decision of such matter.
(c) All voting, including on the election of directors, but excepting where otherwise required by law, may be by a voice vote; provided, that upon demand therefor by a stockholder entitled to vote or the stockholder’s proxy, a vote by ballot shall be taken. Each ballot shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as an alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his ability.
2.10
Stockholder Business (Other Than the Election of Directors)
.
(a) Only such business (other than nominations for election of directors, which is governed by Section 3.17 of these Bylaws) shall be conducted as shall have been properly brought before an annual meeting. To be properly brought before an annual meeting, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) otherwise properly brought before the meeting by a stockholder who (A) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner is the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2.10 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the notice procedures set forth in this Section 2.10 as to such business. For any business to be properly brought before an annual meeting by a stockholder (other than nominations for election of directors, which is governed by Section 3.17 of these Bylaws), it must be a proper matter for stockholder action under the DGCL, and the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be in writing and must be received at the Corporation’s principal executive offices not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days, or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the previous year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90 th
) day prior to such annual meeting or the tenth (10
th
) day following the date on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For business to be properly brought before a special meeting by a stockholder, the business must be limited to the purpose or purposes set forth in a request under Section 2.3.
(b) A stockholder’s notice to the Secretary of the Corporation shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment, and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made, and any of their respective affiliates or associates (each within the meaning of Rule
12b-2
under the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”)) or others acting in concert therewith (each, a “
Proposing Person
”), (A) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and of any other Proposing Person, (B) the class or series and number of shares of the Corporation which are owned beneficially and of record by the stockholder and any other Proposing Person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five (5) business days after the record date for voting at the meeting of the class or series and number of shares of the Corporation owned beneficially and of record by the stockholder and any other Proposing Person as of the record date for voting at the meeting, (C) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the business specified in the notice, (D) any material interest of the stockholder and any other Proposing Person in such business, (E) the following information regarding the ownership interests of the stockholder and any other Proposing Person which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for voting at the meeting to disclose such interests as of such record date: (1) a description of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record or any other Proposing Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (a “
Derivative Instrument
”) directly or indirectly owned beneficially by such stockholder or other Proposing Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (2) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or other Proposing Person has a right to vote any shares of any security of the Corporation; (3) a description of any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called
“stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder or other Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder or other Proposing Person with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (“
Short Interests
”); (4) a description of any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or other Proposing Person that are separated or separable from the underlying shares of the Corporation; (5) a description of any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or other Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (6) a description of any performance-related fees (other than an asset-based fee) to which such stockholder or other Proposing Person is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or other Proposing Person’s immediate family sharing the same household; (7) a description of any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder or other Proposing Person; and (8) a description of any direct or indirect interest of such stockholder or other Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (F) any other information relating to such stockholder or other Proposing Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
(c) Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this section, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the making of such proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(d) Notwithstanding the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.10;
provided however
, that any references in this Section 2.10 to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 2.10. Nothing in this Section 2.10 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule
14a-8
under the Exchange Act or (ii) of the holders of any series of preferred stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.
(e) Notwithstanding any provisions to the contrary, the notice requirements set forth in subsections (a) and (b) above shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.
2.11
Conduct of Business
. At every meeting of the stockholders, the Chairperson of the Board, or, in his absence, the Chief Executive Officer, or, in his absence, such other person as may be appointed by the Board, shall act as chairperson. The Secretary of the Corporation or a person designated by the chairperson of the meeting shall act as secretary of the meeting. Unless otherwise approved by the chairperson of the meeting, attendance at the stockholders’ meeting is restricted to stockholders of record, persons authorized in accordance with Section 2.8 of these Bylaws to act by proxy, and officers of the Corporation.
The chairperson of the meeting shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the chairperson’s discretion, the business of the meeting may be conducted otherwise in accordance with the wishes of the stockholders in attendance. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.
The chairperson shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. Without limiting the foregoing, the chairperson may (a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board, (b) restrict use of audio or video recording devices at the meeting, and (c) impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the chairperson shall have the power to have such person removed from the meeting. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in Section 2.10, this Section 2.11 and Section 3.13. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the provisions of Section 2.10, this Section 2.11 and Section 3.13, and if he should so determine that any proposed nomination or business is not in compliance with such sections, he shall so declare to the meeting that such defective nomination or proposal shall be disregarded.
2.12
Stockholder Action Without Meeting
. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by written consent of such stockholders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

2.13
Meetings by Remote Communication
. If authorized by the Board, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
ARTICLE III
BOARD OF DIRECTORS
3.1
General Powers
. The business and affairs of the Corporation shall be managed by or under the direction of a Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation. In the event of a vacancy on the Board, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.
3.2
Election
. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, members of the Board shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors;
provided that
, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of the Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. Elections of directors need not be by written ballot.
3.3
Number and Term
. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). No reduction of the authorized number of directors shall have the effect of removing any directors before that director’s term of office expires.
3.4
Classes of Directors
. The Board shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third
(33 and 1/3%), the extra director shall be a member of Class I, and if such fraction is two-thirds
(66 and 2/3%), one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board.
3.5
Resignations
. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer of the Corporation or the Secretary. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.
3.6
Removal
. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, directors may only be removed for cause and only upon the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
3.7
Vacancies and Newly Created Directorships
. Except as otherwise provided by applicable law, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
3.8
Regular Meetings
. Regular meetings of the Board may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board;
provided that
any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.
3.9
Special Meetings
. Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the directors then in office and may be held at any time and place, within or without the State of Delaware.
3.10
Notice of Special Meetings
. Notice of any special meeting of directors shall be given to each director by whom it is not waived by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director by (a) giving notice to such director in person or by telephone, electronic transmission or voice message system at least twenty-four (24) hours in advance of the meeting, (b) sending a facsimile to such director’s last known facsimile number, or delivering written notice by hand to such director’s last known business or home address, at least twenty-four (24) hours in advance of the meeting, or (c) mailing written notice to such director’s last known business or home address at least three (3) days in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.
3.11
Participation in Meetings by Telephone Conference Calls or Other Methods of Communication
. Directors or any members of any committee designated by the directors may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.
3.12
Quorum; Adjournment
. A majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or at a meeting of a committee which authorizes a particular contract or transaction.
3.13
Action at Meeting
. At any meeting of the Board at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.
3.14
Action by Written Consent
. Any action required or permitted to be taken at any meeting of the Board or of any committee of the Board may be taken without a meeting if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
3.15
Committees
. The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation, with such lawfully delegated powers and duties as it therefor confers;
provided
that, the committee membership of each committee designated by the Board will comply with the applicable rules of the exchange on which any securities of the Corporation are listed. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of the DGCL, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board. Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee consists of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
3.16
Compensation of Directors
. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary Corporations in any other capacity and receiving compensation for such service.
3.17
Nomination of Director Candidates
.
(a) Subject to the rights of holders of any class or series of preferred stock then outstanding, nominations for the election of directors at an annual meeting may be made by (i) the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving the notice provided for in paragraphs (b) and (c) of this Section 3.17, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 3.17.
(b) All nominations by stockholders must be made pursuant to timely notice given in writing to the Secretary of the Corporation. To be timely, a stockholder’s nomination for a director to be elected at an annual meeting must be received at the Corporation’s principal executive offices not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the first anniversary of the previous year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90 th
) day prior to such annual meeting or the tenth (10
th
) day following the date on which public announcement of the date of such meeting is first made. Each such notice shall set forth (i) as to the stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and any of their respective affiliates or associates or others acting in concert therewith (each, a “
Nominating Person
”),
the name and address, as they appear on the Corporation’s books, of the stockholder who intends to make the nomination and of any other Nominating Person, (ii) the class or series and number of shares of the Corporation which are owned beneficially and of record by the stockholder and any other Nominating Person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five (5) business days after the record date for voting at the meeting of the class or series and number of shares of the Corporation owned beneficially and of record by the stockholder and any other Nominating Person as of the record date for voting at the meeting, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the nominee specified in the notice, (iv) the following information regarding the ownership interests of the stockholder and any other Nominating Person, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for notice of the meeting to disclose such interests as of such record date: (A) a description of any Derivative Instrument directly or indirectly owned beneficially by such stockholder or other Nominating Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (B) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or other Nominating Person has a right to vote any shares of any security of the Corporation; (C) a description of any Short Interests in any securities of the Corporation directly or indirectly owned beneficially by such stockholder or other Nominating Person; (D) a description of any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or other Nominating Person that are separated or separable from the underlying shares of the Corporation; (E) a description of any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or other Nominating Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (F) a description of any performance-related fees (other than an asset-based fee) to which such stockholder or other Nominating Person is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or other Nominating Person’s immediate family sharing the same household; (G) a description of any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder or other Nominating Person; and (H) a description of any direct or indirect interest of such stockholder or other Nominating Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (v) a description of all arrangements or understandings between the stockholder or other Nominating Person and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and any other Nominating Person, on the one hand, and each nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation
S-K
if the stockholder and any Nominating Person, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (vii) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board, and (viii) the signed consent of each nominee to serve as a director of the Corporation if so elected. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the second sentence of this Section 3.17(b), in the event that the number of directors to be elected at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the one-year
anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), a stockholder’s notice required by this Section 3.17(b) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10 th
) day following the day on which such public announcement is first made by the Corporation.

(c) Subject to the rights of holders of any class or series of preferred stock then outstanding, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee thereof or (ii) by any stockholder who complies with the notice procedures set forth in this Section 3.17 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as are specified in the Corporation’s notice of meeting, if the stockholder’s notice as required by Section 3.17(a) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than ninety (90) days prior to such special meeting and not later than the close of business on the later of the sixtieth (60 th
) day prior to such special meeting or the tenth (10
th
) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(d) For purposes of these Bylaws, “
public announcement
” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
(e) Only those persons who are nominated in accordance with the procedures set forth in this section shall be eligible for election as directors at any meeting of stockholders. The Chairperson of the Board or Secretary may, if the facts warrant, determine that a notice received by the Corporation relating to a nomination proposed to be made does not satisfy the requirements of this Section 3.17 (including if the stockholder does not provide the updated information required under Section 3.17(b) to the Corporation within five (5) business days following the record date for the meeting), and if it be so determined, shall so declare and any such nomination shall not be introduced at such meeting of stockholders, notwithstanding that proxies in respect of such vote may have been received. The chairperson of the meeting shall have the power and duty to determine whether a nomination brought before the meeting was made in accordance with the procedures set forth in this section, and, if any nomination is not in compliance with this section (including if the stockholder does not provide the updated information required under Section 3.17(b) to the Corporation within five (5) business days following the record date for the meeting), to declare that such defective nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received. Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting or a special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.17, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the making of such nomination at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.
(f) Notwithstanding the foregoing provisions of this Section 3.17, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.17; provided however, that any references in this Section 3.17 to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 3.17. Nothing in this Section 3.17 shall be deemed to affect any rights of the holders of any series of preferred stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.
3.18
Reliance on Books and Records
. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such members’ duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
ARTICLE IV
OFFICERS
4.1
Enumeration
. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer, a Chief Financial Officer and such other officers with such other titles as the Board shall determine, including, at the discretion of the Board, a Chairperson of the Board and one (1) or more Vice Presidents and Assistant Secretaries. The Board may appoint such other officers as it may deem appropriate.
4.2
Election
. Officers shall be elected annually by the Board at its first meeting following the annual meeting of stockholders. Officers may be appointed by the Board at any other meeting.
4.3
Qualification
. No officer need be a stockholder. Any two (2) or more offices may be held by the same person.
4.4
Tenure
. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the vote appointing the officer, or until such officer’s earlier death, resignation or removal.
4.5
Resignation and Removal
. Any officer may resign by delivering his written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Subject to the rights, if any, of an officer under any contract of employment, any officer elected by the Board may be removed at any time, with or without cause, by the Board.
4.6
Chairperson of the Board
. The Board may appoint a Chairperson of the Board. If the Board appoints a Chairperson of the Board, the Chairperson of the Board shall perform such duties and possess such powers as are assigned to the Chairperson by the Board and these Bylaws. Unless otherwise provided by the Board, the Chairperson of the Board shall preside at all meetings of the Board.
4.7
Chief Executive Officer
. The Chief Executive Officer of the Corporation shall, subject to the direction of the Board, have general supervision, direction and control of the business and the officers of the Corporation. The Chief Executive Officer shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairperson of the Board, at all meetings of the Board. The Chief Executive Officer shall have the general powers and duties of management usually vested in the chief executive officer of a Corporation, including general supervision, direction and control of the business and supervision of other officers of the Corporation, and shall have such other powers and duties as may be prescribed by the Board or these Bylaws.
4.8
President
. Subject to the direction of the Board and such supervisory powers as may be given by these Bylaws or the Board to the Chairperson of the Board or the Chief Executive Officer, if such titles be held by other officers, the President shall have general supervision, direction and control of the business and supervision of other officers of the Corporation. Unless otherwise designated by the Board, the President shall be the Chief Executive Officer of the Corporation. The President shall have such other powers and duties as may be prescribed by the Board or these Bylaws. The President shall have power to sign stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation, other than the Chairperson of the Board and the Chief Executive Officer.

4.9
Vice Presidents
. Any Vice President shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one (1), the Vice Presidents in the order determined by the Board) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.
4.10
Secretary and Assistant Secretaries
. The Secretary shall perform such duties and shall have such powers as the Board or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are set forth in these Bylaws and as are incident to the office of the Secretary, including, without limitation, the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to keep a record of the proceedings of all meetings of stockholders and the Board, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.
Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one (1), the Assistant Secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.
In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.
4.11
Treasurer
. The Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation, the duty and power to keep and be responsible for all funds and securities of the Corporation, to maintain the financial records of the Corporation, to deposit funds of the Corporation in depositories as authorized, to disburse such funds as authorized, to make proper accounts of such funds, and to render as required by the Board accounts of all such transactions and of the financial condition of the Corporation.
4.12
Chief Financial Officer
. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned to the Chief Financial Officer by the Board, the Chief Executive Officer or the President. Unless otherwise designated by the Board, the Chief Financial Officer shall be the Treasurer of the Corporation.
4.13
Salaries
. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
4.14
Delegation of Authority
. The Board may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.
ARTICLE V
CAPITAL STOCK
5.1
Issuance of Stock
. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such consideration and on such terms as the Board may determine.

5.2
Stock Certificates
. The shares of stock of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any class or series of stock of the Corporation shall be uncertificated shares; provided, however, that no such resolution shall apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates, and, upon written request to the Corporation’s transfer agent or registrar, any holder of uncertificated shares, shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, certifying the number and class of shares of stock owned by such stockholder in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by, the Chairperson or Vice Chairperson, if any, of the Board, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.
5.3
Transfers
. Except as otherwise established by rules and regulations adopted by the Board, and subject to applicable law, shares of stock may be transferred on the books of the Corporation: (i) in the case of shares represented by a certificate, by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the Corporation or its transfer agent may reasonably require; and (ii) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof. Except as may be otherwise required by law, the Certificate of Incorporation or the Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
5.4
Lost, Stolen or Destroyed Certificates
. The Corporation may issue a new certificate in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, or it may issue uncertificated shares if the shares represented by such certificate have been designated as uncertificated shares in accordance with Section 5.2, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board may require for the protection of the Corporation or any transfer agent or registrar.
5.5
Record Dates
. The Board may fix in advance a record date for the determination of the stockholders entitled to vote at any meeting of stockholders. Such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting.
If no record date is fixed by the Board, the record date for determining the stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day before the date on which notice is given, or, if notice is waived, the close of business on the day before the date on which the meeting is held.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions.
The Board may fix in advance a record date (a) for the determination of stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of stock, or (b) for the purpose of any other lawful action. Any such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than sixty (60) days prior to the action to which such record date relates. If no record date is fixed by the Board, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action by the Board is necessary shall be the date on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be the close of business on the day on which the Board adopts the resolution relating to such purpose.
ARTICLE VI
GENERAL PROVISIONS
6.1
Fiscal Year
. The fiscal year of the Corporation shall be as fixed by the Board.
6.2
Waiver of Notice
. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by electronic transmission or any other method permitted under the DGCL, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness or manner of notice.
6.3
Actions with Respect to Securities of Other Corporations
. Except as the Board may otherwise designate, the Chief Executive Officer or President or any officer of the Corporation authorized by the Chief Executive Officer or President shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, and may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact
to this Corporation (with or without power of substitution) at any meeting of stockholders or shareholders (or with respect to any action of stockholders) of any other corporation or organization, the securities of which may be held by this Corporation and otherwise to exercise any and all rights and powers that this Corporation may possess by reason of this Corporation’s ownership of securities in such other corporation or other organization.
6.4
Evidence of Authority
. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.
6.5
Certificate of Incorporation
. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.
6.6
Severability
. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.
6.7
Pronouns
. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

6.8
Notices
. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent of the Corporation shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the DGCL. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his, her or its last known address as the same appears on the books of the Corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mails. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (a) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; (d) if by any other form of electronic transmission, when directed to the stockholder; and (e) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.
6.9
Reliance Upon Books, Reports and Records
. Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of such individual’s duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation as provided by law, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.
6.10
Time Periods
. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
6.11
Facsimile Signatures
. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.
6.12
Voting of Securities Owned by the Corporation
. All stock and other securities of other Corporations owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board, or, in the absence of such authorization, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
AMENDMENTS
7.1
By the Board
. Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted only in accordance with Article X of the Certificate of Incorporation.
7.2
By the Stockholders
. Except as otherwise set forth in these Bylaws, and subject to the Certificate of Incorporation, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least two-thirds
(66 and 2/3%) of the voting power of all of the shares of capital stock of the Corporation issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Such vote may be held at any annual meeting of stockholders, or at any special meeting of stockholders provided that notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.
ARTICLE VIII
INDEMNIFICATION OF DIRECTORS AND OFFICERS
8.1
Right to Indemnification
. To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (hereinafter a “
proceeding
”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “
Indemnitee
”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.
8.2
Right to Advancement of Expenses
. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “
advancement of expenses
”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “
undertaking
”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.
8.3
Right of Indemnitee to Bring Suit
. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within sixty (60) days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “
final adjudication
”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the

Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.
8.4
Fund Indemnitors
. The Corporation hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by ENNV Holdings, LLC and certain of its affiliates (collectively, the “
Fund Indemnitors
”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of these Bylaws (or any other agreement between the Corporation and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Corporation. The Corporation and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 8.4.
8.5
Non-Exclusivity
of Rights
. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
8.6
Insurance
. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
8.7
Indemnification of Other Persons
. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.
8.8
Amendments
. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least two-thirds
(66 and 2/3%) of the voting power of all outstanding shares of capital stock of the Corporation.
8.9
Certain Definitions
. For purposes of this Article VIII, (a) references to “
other enterprise
” shall include any employee benefit plan; (b) references to “
fines
” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “
serving at the request of the Corporation
” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.
8.10
Contract Rights
. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
8.11
Severability
. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE IX
MISCELLANEOUS
9.1
Place of Meetings
. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 2.13 hereof, then such meeting shall not be held at any place.
9.2
Dividends
. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.
9.3
Reserves
. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
9.4
Contracts and Negotiable Instruments
. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
9.5
Fiscal Year
. The fiscal year of the Corporation shall be fixed by the Board.
9.6
Seal
. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
9.7
Books and Records
. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.
9.8
Surety Bonds
. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, the Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, the Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.
9.9
Securities of Other Corporations
. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.
*            *            *

Annex D
July 18, 2021
ECP Environmental Growth Opportunities Corp.
40 Beechwood Road
Summit, New Jersey 07901
Fast Radius, Inc.
113 N. May St.
Chicago, IL 60607
Re:
Sponsor Support Agreement
Ladies and Gentlemen:
This letter (this “
Sponsor Support Agreement
”) is being delivered to you in accordance with that Agreement and Plan of Merger, dated as of the date hereof (the “
Merger Agreement
”), by and among ECP Environmental Growth Opportunities Corp., a Delaware corporation (“
ENNV
”), ENNV Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”), and Fast Radius, Inc., a Delaware corporation (the “
Company
”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of ENNV (the “
Merger
” and, together with the other transactions contemplated by the Merger Agreement, the
“
Business Combination
”
). This Sponsor Support Agreement hereby amends and restates in its entirety that certain letter agreement, dated February 8, 2021 (the “
Prior Letter Agreement
”), by and among ENNV, ENNV Holdings, LLC, a Delaware limited liability company (the “
Sponsor
”), and the undersigned individuals, each of whom is a member of ENNV’s board of directors (the “
Board
”) and/or management team party thereto (together with the Sponsor, each, an “
Insider
” and, collectively, the “
Insiders
”). Certain capitalized terms used herein are defined in paragraph 4 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
The Insiders are currently, and as of the Closing will be, the record owners of the number of outstanding Founder Shares and Private Placement Warrants detailed on
Schedule A
hereto.
In order to induce the Company and ENNV to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Insider hereby agrees with ENNV and, at all times prior to any valid termination of the Merger Agreement in accordance with its terms, the Company as follows:

1)	Each Insider irrevocably and unconditionally agrees that it, he or she shall:

a)
vote any Common Stock and Founder Shares owned by it, him or her (all such common stock, the “
Covered Shares
”) in favor of the Transaction Proposals and each other proposal related to the Business Combination included on the agenda for the special meeting of ENNV’s stockholders relating to the Business Combination (the “
Special Meeting
”);

b)	when the Special Meeting is held, appear at such Special Meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c)
vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Business Combination Proposal and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of ENNV or Merger Sub under the Merger Agreement or result in any of the conditions set forth in
Article X
of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Insiders contained in this Sponsor Support Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock of ENNV;

d)
vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, the Board or the management of ENNV (other than in connection with the Business Combination and the other proposals related to the Business Combination); and

e)	not redeem any Covered Shares owned by it, him or her in connection with such stockholder approval.
Prior to any valid termination of the Merger Agreement in accordance with its terms, each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.
The obligations of the Insiders specified in this paragraph 1 shall apply whether or not the Merger, any Transaction Proposal or any action described above is recommended by the Board.

2)	Vesting Provisions .

a)
The Sponsor agrees that, as of immediately prior to (but subject to) the Closing, all of the shares of Common Stock issuable upon conversion of the Founder Shares held by the Sponsor as of the Closing shall be subject to the vesting and forfeiture provisions set forth in this paragraph 2. The Sponsor agrees that it shall not Transfer any unvested Founder Shares held by the Sponsor prior to the date that such Founder Shares become vested pursuant to this paragraph 2. For the avoidance of doubt, the Founder Shares (or shares of Common Stock issuable upon conversion thereof) beneficially owned by the Insiders other than the Sponsor shall not be subject to vesting or forfeiture.

i)
Vesting of Shares at the Closing
. Ninety percent (90%) of the Founder Shares Beneficially Owned by the Sponsor as of the Closing shall convert to shares of Common Stock at the Closing in accordance with the terms of the Amended and Restated Certificate of Incorporation, dated February 8, 2021, of ENNV (as amended, the “
Certificate of Incorporation
”) and shall automatically vest at such time.

ii)
Performance Vesting of Shares following the Closing
. The remaining ten percent (10%) of the Founder Shares Beneficially Owned by the Sponsor as of the Closing shall convert to shares of Common Stock (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving ENNV) (as so adjusted, the “
Sponsor Earn Out Shares
”) at the Closing in accordance with the terms of this Agreement and the Certificate of Incorporation and shall be subject to the following performance vesting terms as of such time:

(1)	upon the occurrence of Triggering Event I, fifty percent (50%) of the Sponsor Earn Out Shares shall vest hereunder; and

(2)	upon the occurrence of Triggering Event II, the remaining fifty percent (50%) of the Sponsor Earn Out Shares shall vest hereunder.

b)
For the avoidance of doubt, the Sponsor shall be entitled to receive Sponsor Earn Out Shares upon the occurrence of each Triggering Event;
provided, however
, that each Triggering Event shall only occur once, if at all, and in no event shall the Sponsor be entitled to receive more than eight hundred fourteen thousand (814,000) Sponsor Earn Out Shares in the aggregate (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving ENNV);
provided
,
further
, that Triggering Event I and Triggering Event II may be achieved at the same time or over the same overlapping trading days. For the avoidance of doubt, (i) if Triggering Event I does not occur during the Earn Out Period, the Sponsor Earn Out Shares that were eligible to vest pursuant to paragraph 2(a)(ii) shall not vest and shall be forfeited as provided in paragraph 2(c) and (ii) if Triggering Event I occurs during the Earn Out Period but Triggering Event II does not occur during the Earn Out Period, the Sponsor Earn Out Shares that were eligible to vest pursuant to paragraph 2(a)(ii)(2) shall be forfeited as provided in paragraph 2(c).

c)	Unvested Sponsor Earn Out Shares that are forfeited pursuant to paragraph 2(b) shall be transferred by the Sponsor to ENNV, without any consideration for such Transfer.

d)
Subject to the limitations contemplated herein, the Sponsor shall have all of the rights of a stockholder with respect to the Sponsor Earn Out Shares, including the right to receive dividends and to vote such shares;
provided
that the unvested Sponsor Earn Out Shares shall not entitle Sponsor to consideration in connection with any sale or other transaction (other than, for the avoidance of doubt, as part of an Acquiror Sale) and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of Law or otherwise) by the Sponsor or be subject to execution, attachment or similar process without the consent of ENNV, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such unvested Sponsor Earn Out Shares shall be null and void, ab initio
. Notwithstanding the foregoing, the Sponsor Earn Out Shares may be transferred in accordance with paragraph 2 of this Sponsor Support Agreement as such provision applies to Founder Shares (or shares of Common Stock issuable upon conversion thereof), provided that the applicable permitted transferee and the transferred Sponsor Earn Out Shares shall otherwise be subject to the terms and conditions set forth in this paragraph 2.

e)
ENNV shall take such actions as are reasonably requested by the Sponsor to evidence the vesting of the Sponsor Earn Out Shares pursuant to this paragraph 2, including through the provision of an updated stock ledger showing such vesting (as certified by an officer of ENNV responsible for maintaining such ledger to the applicable registrar or transfer agent of ENNV).

f)
If, during the Earn Out Period, there is an Acceleration Event, then immediately prior to the consummation of such Acquiror Sale (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (b) the applicable Sponsor Earn Out Shares shall automatically vest hereunder, and the Sponsor shall be eligible to participate in such Acquiror Sale. If, during the Earn Out Period, there is an Acquiror Sale that will result in the holders of Common Stock receiving a per share price (based on the value of the cash, securities or in-kind
consideration being delivered in respect of such Common Stock, as determined in good faith by the Board of Directors of ENNV) that is less than the applicable Stock Price Level required in connection with any Triggering Event that has not previously occurred, then this paragraph 2 shall terminate and no Sponsor Earn Out Shares shall be issuable hereunder with respect to such Triggering Event(s) in connection with or following completion of the Acquiror Sale. For the avoidance of doubt, in the event of an Acquiror Sale, including where the consideration payable is other than a specified price per share, for purposes of determining whether the applicable Stock Price Level has been achieved in accordance with this paragraph 2(f), the price paid per share of Common Stock will be calculated on a basis that takes into account the number of Sponsor Earn Out Shares that will vest and the number of Company Earn Out Shares that will vest (i.e., the ultimate price per share payable to all holders of Common Stock will be the same price per share used to calculate the number of Sponsor Earn Out Shares and Company Earn Out Shares that vest).

3)
Each Insider hereby agrees that, during the period commencing on the date hereof and ending at the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, such Insider shall not modify or amend any Contract between or among such Insider, anyone related by blood, marriage or adoption to such Insider or any Affiliate of such Insider (other than ENNV and its Subsidiaries), on the one hand, and ENNV or any of ENNV’s Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Support Agreement or (y) the Company’s or ENNV’s ability to perform or satisfy its obligations under the Merger Agreement.

4)
As used herein: (i) “
Beneficially Own
” has the meaning ascribed to it in Section 13(d) of the Exchange Act; (ii) “
Common Stock
”
shall mean (x) prior to the consummation of the Business Combination, the Class A Common Stock, par value $0.0001 per share, of ENNV and (y) at and after the consummation of the Business Combination, “Common Stock” as defined in the Acquiror Second A&R Charter; (iii) “
Founder Shares
” shall mean the shares of Class B common stock, par value $0.0001 per share, of ENNV and the shares of Common Stock issuable upon conversion of such shares in connection with the Closing; (iv) “
Private
Placement
 Warrants
” shall mean the warrants to purchase up to 5,702,667 shares of Common Stock that the Sponsor purchased for an aggregate purchase price of eight million five hundred fifty-four thousand Dollars and fifty cents ($8,554,000.50), or one Dollar and fifty cents ($1.50) per warrant, in a private placement that occurred simultaneously with the consummation of ENNV’s initial public offering; and (v) “
Transfer
” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); provided that the exercise of any Private Placement Warrant(s) by the Sponsor or any permitted transferee of the Sponsor, at any time, in the Sponsor or such transferee’s sole and absolute discretion, shall not constitute a “Transfer.”

5)
This Sponsor Support Agreement, the Merger Agreement and the other agreements referenced herein and therein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to each Insider and the Prior Letter Agreement. This Sponsor Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by ENNV, the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement in accordance with its terms.

6)
No party hereto may, except as set forth herein, assign either this Sponsor Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Any purported assignment in violation of this paragraph 6 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Support Agreement shall be binding on each Insider, ENNV and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

7)
Nothing in this Sponsor Support Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Support Agreement or of any covenant, condition, stipulation, promise or agreement hereof. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any party hereto under this Sponsor Support Agreement or for any Legal Proceeding in connection with, arising out of or otherwise resulting from this Sponsor Support Agreement or the transactions contemplated hereby; provided, however, that nothing in this paragraph 7 shall limit any liability or other obligation of such Persons who are parties hereto for breaches of the terms and conditions of this Sponsor Support Agreement by each such Person. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Support Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

8)
This Sponsor Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9)
If any provision of this Sponsor Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Support Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Sponsor Support Agreement, they shall take any actions necessary to render the remaining provisions of this Sponsor Support Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Sponsor Support Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

10)
This Sponsor Support Agreement, and all claims or causes of action (whether in Contract, tort or otherwise) based upon, arising out of, or related to this Sponsor Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Support Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Sponsor Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph 10. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS SPONSOR SUPPORT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR SUPPORT AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11)
Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Support Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or
e-mail
transmission (a) in the case of ENNV or the Company, as set forth in Section 12.3 of the Merger Agreement or (b) in the case of any Insider, as set forth in
Schedule A
hereto.

12)
This Sponsor Support Agreement shall terminate upon the earlier of (a) the valid termination of the Merger Agreement in accordance with its terms and (b) the Closing under the Merger Agreement, provided that (x) in the case of clause (b) those rights and obligations that are explicitly provided for to survive after the Closing (including paragraph 2 and any related definitions used therein) shall continue to apply in accordance with their terms and (y) this paragraph 12 and paragraphs 5, 6, 7, 9, 10, 11, 14 and 17 hereof shall continue to apply. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Sponsor Support Agreement shall be of no force and effect and the parties agree that the Prior Letter Agreement shall be effective and binding upon them in accordance with its terms notwithstanding the amendment and restatement of such agreement herein. No such termination or reinstatement of the Prior Letter Agreement shall relieve any Insider, ENNV or the Company from any liability resulting from a breach of this Sponsor Support Agreement occurring prior to such termination or reinstatement.

13)
Each Insider hereby represents and warrants (severally and not jointly, as to himself, herself or itself only) to ENNV and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Sponsor Support Agreement and consummate the transactions contemplated hereby; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Support Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Support Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Support Agreement, this Sponsor Support Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (iv) the execution and delivery of this Sponsor Support Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the Governing Documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Support Agreement; (v) there are no Legal Proceedings pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Support Agreement; (vi) except for fees described on Section 6.13 of the Acquiror Disclosure Letter, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, ENNV, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement, this Sponsor Support Agreement or the transactions contemplated thereby or hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which ENNV, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Support Agreement and has had the opportunity to consult with his, her or its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any Contract that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares and Private Placement Warrants, and there exist no restrictions on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants, other than transfer restrictions under the Securities Act, affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Support Agreement, (B) the Certificate of Incorporation, (C) the Merger Agreement, (D) the Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among ENNV and certain security holders of ENNV and the Company (the “
Registration Rights Agreement
”) or (E) any applicable securities laws; and (x) the Founder Shares and Private Placement Warrants identified on
Schedule A
are the only Founder Shares or Private Placement Warrants Beneficially Owned by such Insider as of the date hereof and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Support Agreement.

14)
Each Insider hereby agrees and acknowledges that: (i) ENNV and, prior to any valid termination of the Merger Agreement in accordance with its terms, the Company, could be irreparably injured in the event of a breach by any Insider of his, her or its obligations under paragraph 1 of this Sponsor Support Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching
party shall be entitled to injunctive relief and to specific enforcement of the terms and provisions of this Sponsor Support Agreement, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith. Each Insider shall also be entitled to seek injunctive relief, in addition to any other remedy that such parties may have in law or in equity, in the event of a breach under this Sponsor Support Agreement.

15)
Through the Closing Date, ENNV will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Insider who is a director or officer of ENNV or its subsidiaries shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any other ENNV director or officer.

16)
If, and as often as, (a) there is any subdivision, stock split, stock dividend, reclassification or similar equity restructuring transaction or any change as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving ENNV that results in an Insider acquiring new shares of Common Stock, new Founder Shares or new Private Placement Warrants, (b) an Insider purchases or otherwise acquires beneficial ownership of any additional shares of Common Stock, Founder Shares or Private Placement Warrants after the date of this Sponsor Support Agreement, or (c) an Insider acquires the right to vote or share in the voting of any shares of Common Stock or Founder Shares after the date of this Sponsor Support Agreement (such shares of Common Stock, Founder Shares and Private Placement Warrants, collectively, the “
New Securities
”), then, in each case, such New Securities acquired or purchased by such Insider shall be subject to the terms of this Sponsor Support Agreement to the same extent as if they constituted shares of Common Stock, Founder Shares or Private Placement Warrants owned by such Insider as of the date hereof.

17)
Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature pages follow]

Sincerely,

ECP Environmental Growth Opportunities Corp.

By:	/s/ Tyler Reeder
Name:	Tyler Reeder
Title:	President and Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

INSIDERS:

ENNV Holdings, LLC

By:	/s/ Tyler Reeder
Name:	Tyler Reeder
Title:	President and Chief Executive Officer

/s/ Douglas Kimmelman
Douglas Kimmelman

/s/ Tracy B McKibben
Tracy B McKibben

/s/ Kathryn E. Coffey
Kathryn E. Coffey

/s/ Richard Burke
Richard Burke

/s/ Tyler Reeder
Tyler Reeder

/s/ Drew Brown
Drew Brown

/s/ Chris Leininger
Chris Leininger

/s/ Tyler Kopp
Tyler Kopp

/s/ David Lockwood
David Lockwood
[Signature Page to Sponsor Support Agreement]

Acknowledged and Agreed:

Fast Radius, Inc.

By:	/s/ Louis Rassey
Name:	Louis Rassey
Title:	CEO
[Signature Page to Sponsor Support Agreement]

Annex E
July 18, 2021
Fast Radius, Inc.
113 N. May St.
Chicago, IL 60607
ECP Environmental Growth Opportunities Corp.
40 Beechwood Road
Summit, New Jersey 07901
Re:
Company Support Agreement
Ladies and Gentlemen:
This letter (this “
Company Support Agreement
”) is being delivered to you in accordance with that Agreement and Plan of Merger, dated as of the date hereof (the “
Merger Agreement
”), by and among ECP Environmental Growth Opportunities Corp., a Delaware corporation (“
ENNV
”), ENNV Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”), and Fast Radius, Inc., a Delaware corporation (the “
Company
”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of ENNV (the “
Merger
” and, together with the other transactions contemplated by the Merger Agreement, the
“
Business Combination
”
). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
The undersigned stockholders of the Company (each, a “
Stockholder
” and collectively, the “
Stockholders
”) are currently, and as of immediately prior to the Closing will be, the record owners of the number of outstanding Equity Interests of the Company detailed on
Schedule A
hereto (the shares of capital stock of the Company detailed thereon, the “
Owned Shares
” and, together with (1) any additional shares of capital stock of the Company (or any securities convertible into or exercisable or exchangeable for Company Common Stock or Company Preferred Stock) in which such Stockholder acquires record ownership after the date hereof, including, but not limited to, by purchase or other acquisition, as a result of any subdivision, stock split, stock dividend, reclassification or similar transaction, or upon exercise, exchange or conversion of any securities and (2) any additional shares of capital stock of the Company with respect to which such Stockholder has, or with respect to which such Stockholder acquires after the date hereof, the right to vote or share in the voting of, the “
Covered Shares
”).
In order to induce the Company and ENNV to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Stockholder hereby agrees with the Company and, at all times prior to any valid termination of the Merger Agreement in accordance with its terms, ENNV as follows:

1)
Each Stockholder irrevocably and unconditionally agrees that he, she or it shall validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, as promptly as practicable (and in any event within two (2) Business Days) after the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “
Securities Act
”), a written consent in respect of all of the Stockholder’s Covered Shares approving the Merger Agreement, the documents contemplated by the Merger Agreement, and the respective transactions contemplated by the Merger Agreement and such other documents (the “
Requisite Stockholder Approval
”). In addition, prior to the Termination Date (as defined herein), the Stockholder, in his, her or its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) (a “ Stockholder Meeting ”) and in connection with any written consent of stockholders of the Company, such Stockholder shall:

a)	if a Stockholder Meeting is held, appear at such Stockholder Meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

b)
vote at such Stockholder Meeting (or execute and return an action by written consent with respect thereto), or cause to be voted at such Stockholder Meeting (or cause an action by written consent to be executed, returned and granted with respect thereto), all of such Stockholder’s Covered Shares owned as of the record date for such Stockholder Meeting (or the date on which the Stockholder executes (or causes to be executed) any written consent with respect to the Stockholder’s Covered Shares with respect thereto) in favor of the Requisite Stockholder Approval, and each other proposal related to the Business Combination included on the agenda for such Stockholder Meeting;

c)
vote at such Stockholder Meeting (or execute and return an action by written consent with respect thereto), or cause to be voted at such Stockholder Meeting (or cause an action by written consent to be executed, returned and granted with respect thereto), all of such Stockholder’s Covered Shares owned as of the record date for such Stockholder Meeting (or the date on which the Stockholder executes (or causes to be executed) any written consent with respect to the Stockholder’s Covered Shares with respect thereto) against any Acquisition Proposal or Alternative Transaction and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or result in any of the conditions set forth in
Article X
of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholders contained in this Company Support Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock of the Company; and

d)
in any other circumstances upon which a consent or other approval is required under the governing documents of the Company or otherwise sought in connection with the Merger Agreement or the Business Combination, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof.

Prior to any valid termination of the Merger Agreement in accordance with its terms, each Stockholder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.
The obligations of the Stockholders specified in this paragraph 1 shall apply whether or not the Merger, any Requisite Stockholder Approval or any action described above is recommended by the Board of Directors of the Company.

2)
Each Stockholder hereby revokes any proxies that such Stockholder has heretofore granted with respect to such Stockholder’s Covered Shares, hereby irrevocably constitutes and appoints the then-acting Chief Executive Officer of ENNV as attorney-in-fact
and proxy in accordance with the DGCL for and on such Stockholder’s behalf, for and in such Stockholder’s name, place and stead, in the event that such Stockholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Covered Shares of such Stockholder and grant all written consents thereto, in each case in accordance with the provisions of paragraph 1 and represent and otherwise act for such Stockholder in the same manner and with the same effect as if such Stockholder were personally present at any Stockholder Meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Stockholder that is an individual, as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) prior to the Termination Date and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Company Support Agreement pursuant to paragraph 11. Each Stockholder authorizes such attorney-in-fact
and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this paragraph 2 is given in connection with the execution by ENNV of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under paragraph 1. The irrevocable proxy set forth in this paragraph 2 is executed and intended to be irrevocable. Each Stockholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to the then-acting Chief Executive Officer of ENNV in this Company Support Agreement.

3)
This Company Support Agreement, the Merger Agreement and the other agreements referenced herein and therein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to each Stockholder and the Company. This Company Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by ENNV, the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that ENNV’s execution of such an instrument will not be required after any valid termination of the Merger Agreement in accordance with its terms.

4)
No party hereto may, except as set forth herein, assign either this Company Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Any purported assignment in violation of this paragraph 4 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Company Support Agreement shall be binding on each Stockholder, ENNV and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

5)
Each Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Business Combination and any rights to dissent with respect to the Business Combination.

6)
Nothing in this Company Support Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy or claim under or by reason of this Company Support Agreement or of any covenant, condition, stipulation, promise or agreement hereof. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any party hereto under this Company Support Agreement or for any Legal Proceeding in connection with, arising out of or otherwise resulting from this Company Support Agreement or the transactions contemplated hereby; provided, however, that nothing in this paragraph 6 shall limit any liability or other obligation of such Persons who are parties hereto for breaches of the terms and conditions of this Company Support Agreement by each such Person. All covenants, conditions, stipulations, promises and agreements contained in this Company Support Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

7)
This Company Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8)
If any provision of this Company Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Company Support Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Company Support Agreement, they shall take any actions necessary to render the remaining provisions of this Company Support Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Company Support Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

9)
This Company Support Agreement, and all claims or causes of action (whether in Contract, tort or otherwise) based upon, arising out of, or related to this Company Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Any Action based upon, arising out of or related to this Company Support Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Company Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph 9. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS COMPANY SUPPORT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMPANY SUPPORT AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

10)
Any notice, consent or request to be given in connection with any of the terms or provisions of this Company Support Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or
e-mail
transmission (a) in the case of ENNV or the Company, as set forth in Section 12.3 of the Merger Agreement or (b) in the case of any Stockholder, as set forth in
Schedule A
hereto.

11)
This Company Support Agreement shall terminate upon the earlier of (a) the valid termination of the Merger Agreement in accordance with its terms and (b) the Closing under the Merger Agreement (the earliest such date under clause (a) and b) being referred to herein as the “
Termination Date
”), provided that this paragraph 11 and paragraphs 3, 4, 6, 8, 9, 10, 13 and 16 hereof shall continue to apply. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Company Support Agreement shall be of no force and effect. No such termination shall relieve any Stockholder, ENNV or the Company from any liability resulting from a breach of this Company Support Agreement occurring prior to such termination.

12)
Each Stockholder hereby represents and warrants (severally and not jointly, as to himself, herself or itself only) to ENNV and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Company Support Agreement and consummate the transactions contemplated hereby; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Company Support Agreement and to perform his or her obligations hereunder; (iii) this Company Support Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Company Support Agreement, this Company Support Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (iv) the execution and delivery of this Company Support Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the Governing Documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Equity Interests of the Company), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Company Support Agreement; (v) there are no Legal Proceedings pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Company Support Agreement; (vi) except for fees described on Section 5.16 of the Company Disclosure Letter, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, the Company, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement, this Company Support Agreement or the transactions contemplated thereby or hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which ENNV, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Company Support Agreement and has had the opportunity to consult with his, her or its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any Contract that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all Equity Interests of the Company identified opposite such Stockholder’s name on
Schedule A
, and there exist no restrictions on the right to vote, sell or otherwise dispose of such Equity Interests of the Company, other than transfer restrictions under the Securities Act, affecting any such Equity Interests of the Company, other than pursuant to (A) this Company Support Agreement, (B) the Governing Documents of the Company, (C) the Merger Agreement, (D) the Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among ENNV and certain security holders of ENNV and the Company, or (E) any applicable securities laws; and (x) the Equity Interests of the Company identified as being held by each Stockholder on
Schedule A
are the only Equity Interests of the Company Beneficially Owned by such Stockholder as of the date hereof and no such Equity Interests of the Company are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Equity Interests of the Company, except as provided in this Company Support Agreement. As used herein, “
Beneficially Own
” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

13)
Each Stockholder hereby agrees and acknowledges that: (i) the Company and, prior to any valid termination of the Merger Agreement in accordance with its terms, ENNV, could be irreparably injured in the event of a breach by any Stockholder of his, her or its obligations under paragraphs 1 or 2 of this Company Support Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching
party shall be entitled to injunctive relief and to specific enforcement of the terms and provisions of this Company Support Agreement, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. In the event that any Action shall be brought in equity to enforce the provisions of this Company Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith. Each Stockholder shall also be entitled to seek injunctive relief, in addition to any other remedy that such parties may have in law or in equity, in the event of a breach under this Company Support Agreement.

14)
Through the Closing Date, the Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Stockholder who is a director or officer of the Company or its subsidiaries shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any other director or officer of the Company.

15)
If, and as often as, (a) there is any subdivision, stock split, stock dividend, reclassification or similar equity restructuring transaction or any change as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Company that results in a Stockholder acquiring new Equity Interests of the Company, (b) any Stockholder purchases or otherwise acquires beneficial ownership of any additional Equity Interests of the Company after the date of this Company Support Agreement, or (c) any Stockholder acquires the right to vote or share in the voting of any Equity Interests of the Company after the date of this Company Support Agreement (such Equity Interests of the Company, collectively, the “
New Securities
”), then, in each case, such New Securities acquired or purchased by such Stockholder shall be subject to the terms of this Company Support Agreement to the same extent as if they constituted Equity Interests of the Company owned by such Stockholder as of the date hereof.

16)
Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature pages follow]

Acknowledged and Agreed:

Fast Radius, Inc.

By:	/s/ Louis Rassey
Name:	Louis Rassey
Title:	Chief Executive Officer

ECP Environmental Growth Opportunities Corp.

By:	/s/ Tyler Reeder
Name:	Tyler Reeder
Title:	President and Chief Executive Officer
[Signature Page to Company Support Agreement]

STOCKHOLDERS:

United Parcel Service General Services Co.

By:	/s/ Brian Dykes
Name:	Brian Dykes
Title:	SVB, Capital Markets

Drive Capital Fund II (TE), L.P.

By:	/s/ Mark Kvamme
Name:	Mark Kvamme
Title:	General Partner

Drive Capital Fund II, L.P.

By:	/s/ Mark Kvamme
Name:	Mark Kvamme
Title:	General Partner

Drive Capital Ignition Fund II, L.P.

By:	/s/ Mark Kvamme
Name:	Mark Kvamme
Title:	General Partner

Energize Ventures Fund, LP

By:	/s/ John Tough
Name:	John Tough
Title:	Vice President

Skydeck Holdings II LLC

By:	/s/ Tim Parker
Name:	Tim Parker
Title:	Vice President
[Signature Page to Company Support Agreement]

JCDP-4 LLC

By:	/s/ Mike McMahon
Name:	Mike McMahon
Title:	General Partner

/s/ Louis Rassey
Louis Rassey

/s/ Patrick McCusker
Patrick McCusker

/s/ Bill King
Bill King

/s/ John Nanry
John Nanry
[Signature Page to Company Support Agreement]

Annex F
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “
Subscription Agreement
”) is entered into on [●], 2021, by and between ECP Environmental Growth Opportunities Corp., a Delaware corporation (“
ENNV
”), and the undersigned subscriber (the “
Investor
”).
WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “
Transaction Agreement
”), by and among ENNV, Fast Radius, Inc., a Delaware corporation (the “
Company
”), and ENNV Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ENNV (“
Merger Sub
”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of ENNV, and ENNV will change its name to “Fast Radius, Inc.”, on the terms and subject to the conditions set forth therein (the “
Transaction
”);
WHEREAS, in connection with the Transaction, ENNV is seeking commitments from interested investors to purchase, substantially concurrently with the closing of the Transaction, shares (the “
Shares
”) of ENNV’s Class A common stock, par value $0.0001 per share (the “
Class A Common Stock
”), in a private placement for a purchase price of $10.00 per share (the “
Per Share Subscription Price
” and the aggregate of such Per Share Subscription Price for all Shares for which the Investor subscribes (as set forth on the signature page hereto), the “
Subscription Amount
”) on the terms and subject to the conditions contained herein;
WHEREAS, substantially concurrently with the execution of this Subscription Agreement, ENNV is entering into separate subscription agreements (collectively, the “
Other Subscription Agreements
”) with certain other investors (the “
Other Investors
” and, together with the Investor, the “
Investors
”), which are on substantially the same terms as the terms of this Subscription Agreement, pursuant to which the Investors have agreed to purchase an aggregate of 7,500,000 Shares (inclusive of the Shares to be purchased by the Investor pursuant to this Subscription Amount) (the “
PIPE Investment
”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and ENNV acknowledges and agrees as follows:
1.
Subscription
. Subject to the provisions of
Section 2
hereof, the Investor hereby irrevocably subscribes for and agrees to purchase from ENNV, and ENNV hereby irrevocably agrees to sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement, in each case, on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that the Investor’s subscription for the Shares shall be deemed to be accepted by ENNV only if and when this Subscription Agreement is signed by a duly authorized person by or on behalf of ENNV; ENNV may do so in counterpart form.
2.
Closing
. The closing of the sale of the Shares contemplated hereby (the “
Closing
”) shall occur on a closing date (the “
Closing Date
”) specified in the Closing Notice (as defined below), and be conditioned upon the substantially concurrent consummation of the Transaction (the closing date of the Transaction, the “
Transaction Closing Date
”) and the closing of the sale of the Shares under the Other Subscription Agreements constituting the PIPE Investment. Not less than five (5) business days prior to the scheduled Transaction Closing Date, ENNV shall provide written notice to the Investor (the “
Closing Notice
”) (i) of such scheduled Transaction Closing Date and the anticipated Closing Date, (ii) that ENNV reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on such scheduled Transaction Closing Date and (iii) wire instructions for delivery of the Subscription Amount to ENNV. Not later than three (3) business days prior to the anticipated Closing Date, the Investor shall deliver the Subscription Amount to ENNV by wire transfer of United States dollars in immediately available funds to the account(s) specified by ENNV in the Closing Notice. On the Closing Date, ENNV shall (i) issue the Shares to the Investor, (ii) subsequently cause the Shares to be registered in book entry form in the name of the Investor on the ENNV share register and (iii) use commercially reasonable efforts promptly thereafter to cause its transfer agent to provide to Investor a copy of such transfer agent’s records showing Investor (or its valid nominee or custodian, as applicable) as the owner of the Shares on and as of the Closing Date;
provided, however
, that ENNV’s obligation to issue the Shares to the Investor is contingent upon ENNV having received the Subscription Amount in full accordance with this
Section 2
. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close. Prior to or at the Closing, Investor shall deliver to ENNV a duly completed and executed Internal Revenue Service
Form W-9
or appropriate
Form W-8.
Unless otherwise agreed to in writing by ENNV and the Investor, in the event the Transaction Closing Date does not occur within five (5) business days after the Closing Date under this Subscription Agreement, ENNV shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed repurchased and cancelled;
provided
that, unless this Subscription Agreement has been terminated pursuant to
Section 9
hereof, such return of funds shall (a) not terminate this Subscription Agreement, (b) by itself, constitute a failure of any of the conditions to Closing under Section 3, or (c) relieve the Investor of its obligation to purchase the Shares at the Closing upon the satisfaction of the conditions set forth in
Section 3
.
3.
Closing Conditions
.
(a) The obligation of ENNV to consummate the transactions contemplated hereunder is subject to the satisfaction (or valid waiver by ENNV in writing) of the conditions that, at the Closing:
(i) the representations and warranties made by the Investor in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (A) those representations and warranties qualified by materiality, Material Adverse Effect (as defined below) or similar qualification, which shall be true and correct in all respects as of the Closing Date, and (B) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transaction; and
(ii) the Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Investor at or prior to the Closing.
(b) The obligation of the Investor to consummate the transactions contemplated hereunder is subject to the satisfaction (or valid waiver by the Investor in writing) of the conditions that:
(i) the representations and warranties made by ENNV in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transaction;
(ii) ENNV shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;
(iii) there shall have been no amendment, waiver or modification to the Transaction Agreement (including, but not limited to, Article X therein) that materially and adversely affects the economic benefits that Investor would reasonably expect to receive under this Subscription Agreement, except to the extent consented to in writing by Investor;

F-2

(iv) no suspension of the qualification of the Class A Common Stock for offering or sale or trading in any jurisdiction and, to ENNV’s knowledge, no initiation nor threatening of any proceedings for any of such purposes, shall have occurred and be continuing, and such shares of Class A Common Stock shall have been approved for listing, subject to official notice of issuance, on NASDAQ (as defined below); and
(v) there shall have been no amendment, waiver, or modification to any Other Subscription Agreements that materially benefits any Other Investors unless Investor will have been offered substantially similar benefits in writing.
(c) The obligation of the parties hereto to consummate the transactions contemplated hereunder is subject to the satisfaction (or valid waiver by ENNV and the Investor in writing) of the conditions that:
(i) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) that is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and
(ii) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including the approval of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied by a party to the Transaction Agreement at the closing of the Transaction, but subject to satisfaction or waiver by such party of such conditions as of the closing of the Transaction).
4.
Further Assurances
. At the Closing, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary to consummate the subscription as contemplated by this Subscription Agreement.
5.
ENNV Representations and Warranties
. ENNV represents and warrants to the Investor, as of the date hereof and as of the Closing Date, that:
(a) ENNV has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
(b) The Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor and registered with ENNV’s transfer agent in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under ENNV’s certificate of incorporation and bylaws (as in effect at such time of issuance) or under the Delaware General Corporation Law or otherwise.
(c) This Subscription Agreement has been duly authorized, executed and delivered by ENNV and, assuming the due authorization, execution and delivery of the Subscription Agreement by Investor, is valid, binding and enforceable against ENNV in accordance with its terms, except as may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity.
(d) The execution, delivery and performance of this Subscription Agreement, including the issuance and sale by ENNV of the Shares pursuant to this Subscription Agreement, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of ENNV or any of its

F-3

subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which ENNV or any of its subsidiaries is a party or by which ENNV or any of its subsidiaries is bound or to which any of the property or assets of ENNV is subject that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of ENNV and its subsidiaries, taken as a whole (a “
Material Adverse Effect
”), or materially affect the validity of the Shares or the legal authority of ENNV to comply in all material respects with its obligations under this Subscription Agreement; (ii) the provisions of the organizational documents of ENNV; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over ENNV or any of its properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of ENNV to comply in all material respects with its obligations under this Subscription Agreement.
(e) As of their respective filing dates, all reports required to be filed by ENNV with the U.S. Securities and Exchange Commission (the “
SEC
”) since February 8, 2021 (the “
SEC Reports
”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “
Securities Act
”), and the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), and the rules and regulations of the SEC promulgated thereunder. None of the SEC Reports filed under the Exchange Act included, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, and, to ENNV’s knowledge, no registration statement, proxy statement or Prospectus (as defined herein) to be filed by ENNV with respect to the Transaction or any other information relating to the Company or any of its affiliates included in any SEC Report or filed as an exhibit thereto will include, when filed, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. ENNV has timely filed with the SEC each SEC Report that ENNV was required to file with the SEC. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by ENNV from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. Other than as disclosed in the SEC Reports, the financial statements of ENNV included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of ENNV as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal, year-end audit adjustments.
(f) ENNV is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory
organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with
Section 13
of this Subscription Agreement; (iv) those required by the NASDAQ (“
NASDAQ
”), including with respect to obtaining approval of ENNV’s stockholders, and (v) those the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or have a material adverse effect on ENNV’s ability to consummate the transactions contemplated hereby, including the sale and issuance of the Shares to the Investor.
(g) ENNV is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, ENNV has not received any written communication from a governmental authority that alleges that ENNV is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h) Assuming the accuracy of the Investor’s representations and warranties set forth in
Section 6
of this Subscription Agreement, no registration under the Securities Act, is required for the offer and sale of the Shares by ENNV to the Investor.

F-4

(i) Neither ENNV nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.
(j) ENNV is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined below), which for the avoidance of doubt, shall not be payable by the Investor.
(k) As of the date hereof, the issued and outstanding shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on NASDAQ. There is no suit, action, claim, proceeding or investigation pending or, to the knowledge of ENNV, threatened against ENNV by NASDAQ or the SEC with respect to any intention by such entity to deregister the Class A Common Stock or to prohibit or terminate the listing of the Class A Common Stock on NASDAQ, excluding, for the purposes of clarity, the customary ongoing review by NASDAQ in connection with the Transaction. ENNV has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act prior to the Closing.
(l) The Other Subscription Agreements reflect the same Per Share Subscription Price and other terms with respect to the purchase of the Shares that are no more favorable to the Other Investors thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such Other Investors or their affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares.
(m) There are no stockholder agreements, voting trusts or other agreements or understandings to which ENNV is a party or by which it is bound relating to the voting of any securities of ENNV, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.
(n) As of the date hereof, the authorized capital stock of ENNV consists of (i) 100,000,000 shares of Class A Common Stock, of which 34,500,000 are issued and outstanding, (ii) 10,000,000 shares of Class B Common Stock, par value $0.0001 per share, of which 8,625,000 are issued and outstanding and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of ENNV, of which no shares are issued and outstanding.
6.
Investor Representations and Warranties
. The Investor represents and warrants to ENNV, as of the date hereof and as of the Closing Date, that:
(a) The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act), in each case, satisfying the applicable requirements set forth on
Schedule A
, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501501(a)(1), (2), (3), (7) or (8) under the Securities Act), and the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on
Schedule A
). Accordingly, the Investor understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J). The Investor is not an entity formed for the specific purpose of acquiring the Shares. The Investor (i) is an “institutional account” as defined by FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, the Investor understands and acknowledges that the purchase and sale of the Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

F-5

(b) The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that ENNV is not required to register the Shares except as set forth in
Section 7
of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to ENNV or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that the book entries representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
(c) The Investor acknowledges and agrees that the Investor is purchasing the Shares from ENNV in connection with the Transaction. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of ENNV, the Company, or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, in connection with the purchase of the Shares, other than those representations, warranties, covenants and agreements of ENNV expressly set forth in
Section 5
of this Subscription Agreement. The Investor acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.
(d) The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary to make an investment decision with respect to the Shares, including, with respect to ENNV, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has had an opportunity to review ENNV’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and access, review and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Investor has made its own assessment of the relevant tax and other economic considerations relevant to its investment in the Shares.
(e) The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and ENNV, the Company or a representative of ENNV or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and ENNV, the Company or a representative of ENNV or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, ENNV, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of ENNV contained in

F-6

Section 5
of this Subscription Agreement, in making its investment decision with respect to the purchase of the Shares.
(f) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in ENNV’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the purchase and ownership of the Shares, and that neither ENNV nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the purchase and ownership of the Shares.
(g) Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in ENNV. The Investor acknowledges specifically that a possibility of total loss exists.
(h) In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties of ENNV in
Section 5
. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of any of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning ENNV, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
(i) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
(j) The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, and has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(k) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, partnership or operating agreement or indenture of trust or material agreement for borrowed money, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same or the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of ENNV, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(l) Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral

F-7

Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or any similar list of sanctioned persons administered by the European Union, any individual European Union member state or the United Kingdom (collectively, “
Sanctions Lists
”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union, any individual European Union member state, or the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “
Prohibited Investor
”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the undersigned is permitted to do so under applicable law. The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed (i) if the Investor is a portfolio company, investment fund or other investment vehicle, for the screening of its investors against Sanctions Lists and (ii) to ensure compliance with sanctions administered by the United States, the European Union, any individual European Union member state, and the United Kingdom, to the extent applicable to it. The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
(m) If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974 (“
ERISA
”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986 (the “
Code
”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “
ERISA Plan
”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “
Similar Laws
,” and together with ERISA Plans, “
Plans
”), the Investor represents and warrants that (A) it has not relied on ENNV or any of its affiliates for investment advice as the Plan’s fiduciary with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction shall at any time be relied on as the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.
(n) No disclosure or offering document has been prepared by Credit Suisse Securities (USA) LLC (“
Credit Suisse
”) or Barclays Capital Inc. (“
Barclays
”, and together with Credit Suisse, the “
Placement Agents
” and individually, a “
Placement Agent
”) or any of their respective affiliates in connection with the offer and sale of the Shares.
(o) None of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to ENNV, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by ENNV.
(p) In connection with the issue and purchase of the Shares, neither the Placement Agents, nor any of their respective affiliates, has acted as the Investor’s financial advisor or fiduciary.

F-8

(q) The Investor has or has commitments to have and, when required to deliver payment to ENNV pursuant to
Section 2
above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
(r) The Investor acknowledges and is aware that (i) the Placement Agents are acting as ENNV’s placement agents, (ii) Credit Suisse is acting as capital markets advisor to the Company in connection with the Transaction, and (iii) Credit Suisse and/or its affiliates has served in various commercial roles for the Company and its affiliates. The Investor understands and acknowledges that Credit Suisse’s role as capital markets advisor to the Company may give rise to potential conflicts of interest or the appearance thereof.
(s) The Investor also acknowledges and is aware that Barclays will receive deferred underwriting commissions upon the closing of the Transaction, as disclosed in ENNV’s prospectus relating to its initial public offering dated February 8, 2021 (the “
IPO Prospectus
”) available at www.sec.gov. The Investor understands and acknowledges that Barclays’ right to receive such deferred underwriting commissions may give rise to potential conflicts of interest or the appearance thereof.
7.
Registration Rights
.
(a) ENNV agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “
Filing Deadline
”), ENNV will submit to or file with the SEC a registration statement for a shelf registration on
Form S-1
or
Form S-3
(if ENNV is then eligible to use a
Form S-3
shelf registration) (the “
Registration Statement
”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Subscription Agreement that are eligible for registration (determined as of two (2) business days prior to such submission or filing) (the “
Registrable Shares
”) and ENNV shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60 th
calendar day following the filing date thereof (or, if the SEC notifies ENNV that it will “review” the Registration Statement, the 90th calendar day following the filing date thereof) and (ii) the 10th business day after the date ENNV is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “
Effectiveness Deadline
”);
provided
,
however
, that ENNV’s obligations to include the Registrable Shares in the Registration Statement are contingent upon Investor furnishing in writing to ENNV such information regarding Investor or its permitted assigns, the securities of ENNV held by Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by ENNV to effect the registration of the Registrable Shares, and Investor shall execute such documents in connection with such registration as ENNV may reasonably request that are customary of a selling stockholder in similar situations, including providing that ENNV shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder;
provided
that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. Notwithstanding the foregoing, if the SEC prevents ENNV from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares pursuant to this
Section 7
by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted to be registered by the SEC. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement without the Investor’s prior written consent. For as long as the Investor holds Shares, ENNV will use its commercially reasonable efforts to timely file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the Investor to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by ENNV to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by

F-9

the Effectiveness Deadline shall not otherwise relieve ENNV of its obligations to file or effect the Registration Statement as set forth above in this
Section 7
.
(b) At its expense ENNV shall:
(i) except for such times as ENNV is permitted hereunder to suspend the use of the Prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which ENNV determines to obtain, continuously effective with respect to the Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for ENNV to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) three (3) years from the date of effectiveness of the Registration Statement. The period of time during which ENNV is required hereunder to keep a Registration Statement effective is referred to herein as the “
Registration Period
”;
(ii) during the Registration Period, advise Investor, as expeditiously as possible and in any event within two (2) business days:
(1) when a Registration Statement or any post-effective amendment thereto has become effective;
(2) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;
(3) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(4) of the receipt by ENNV of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(5) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or Prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, ENNV shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding ENNV other than to the extent that providing notice to the Investor of the occurrence of the events listed in (1) through (5) above constitutes material, nonpublic information regarding ENNV;
(iii) during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv) during the Registration Period, upon the occurrence of any event contemplated in
Section 7(b)(ii)(3)
above, except for such times as ENNV is permitted hereunder to suspend, and has suspended, the use of a Prospectus forming part of a Registration Statement, ENNV shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related Prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such Prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

F-10

(v) during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the shares of common stock issued by ENNV have been listed;
(vi) during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and
(vii) during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Subscription Agreement, in connection with the registration of the Registrable Shares and to enable the Investor to sell its Shares under Rule 144.
(c) Notwithstanding anything to the contrary in this Subscription Agreement, ENNV shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement (x) if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or (ii) the negotiation or consummation of a transaction by ENNV or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event ENNV’s board of directors reasonably believes, following consultation with counsel, would require additional disclosure by ENNV in the Registration Statement of material information that ENNV has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of ENNV’s board of directors, following consultation with counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements, (y) during any customary blackout or similar period or as permitted hereunder and (z) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of ENNV’s Annual Report on Form 10-K for its first completed fiscal year following the Closing (each such circumstance, a “
Suspension Event
”);
provided
,
however
, that ENNV may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from ENNV of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the Prospectus) not misleading, the Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Investor receives copies of a supplemental or amended Prospectus (which ENNV agrees to promptly prepare and deliver) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by ENNV that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by ENNV unless otherwise required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request. If so directed by ENNV, the Investor will deliver to ENNV or, in Investor’s sole discretion destroy, all copies of the Prospectus covering the Registrable Shares in Investor’s possession;
provided
,
however
,
that this obligation to deliver or destroy all copies of the Prospectus covering the Registrable Shares shall not apply (A) to the extent the Investor is required to retain a copy of such Prospectus (1) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.
(d) Indemnification.
(i) ENNV agrees to indemnify, to the extent permitted by law, the Investor (to the extent a seller under the Registration Statement), its directors, officers, partners, managers, members, stockholders, advisors and each person who controls the Investor (within the meaning of the Securities Act), and each of the directors, officers, partners, managers, members, stockholders, or advisors of such controlling person, to the fullest

F-11

extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket
expenses (including reasonable and documented attorneys’ fees of one law firm) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“
Prospectus
”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to ENNV by or on behalf of such Investor expressly for use therein.
(ii) In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish (or cause to be furnished) to ENNV in writing such information and affidavits as ENNV reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify ENNV, its directors and officers and each person or entity who controls ENNV (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of the Investor expressly for use therein;
provided
,
however
, that the liability of the Investor shall be several and not joint with any Other Investor and shall be in proportion to and limited to the net proceeds received by the Investor from the sale of Registrable Shares giving rise to such indemnification obligation.
(iii) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (
provided
that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.
(v) If the indemnification provided under this
Section 7(d)
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims,

F-12

damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations;
provided
,
however
, that the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in
Sections 7(d)(i)
,
(ii)
 and
(iii)
 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section 7(d)(v)
from any person or entity who was not guilty of such fraudulent misrepresentation.
(e) The Investor may deliver written notice (an “
Opt-Out Notice
”) to ENNV requesting that the Investor not receive notices from ENNV otherwise required by this
Section 7
; provided, however, that the Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Investor (unless subsequently revoked), (i) ENNV shall not deliver any such notices to the Investor and the Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Investor’s intended use of an effective Registration Statement, the Investor will notify ENNV in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this
Section 7(e)
) and the related suspension period remains in effect, ENNV will so notify the Investor, within one (1) business day of the Investor’s notification to ENNV, by delivering to the Investor a copy of such previous notice of Suspension Event, and thereafter will provide the Investor with the related notice of the conclusion of such Suspension Event promptly following its availability.
(f) The Company shall instruct its transfer agent to remove the legend described in
Section 6(b)
from the book entries representing the Shares no later than the second day (or, if shorter, the then-effective settlement period for securities transactions), in each case, following (i) the date on which the Registration Statement is declared effective or (ii) at any time following the first date on which of the Shares may be sold without registration under the applicable requirements of the Securities Act. ENNV shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.
8.
Short Sales
. The Investor agrees that, from the date of this Subscription Agreement, none of the Investor, its controlled affiliates, or any person or entity acting on behalf of Investor or any of its controlled affiliates or pursuant to any understanding with Investor or any of its controlled affiliates will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by the Investor or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any securities of ENNV prior to the Closing, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of ENNV, in cash or otherwise, or to publicly disclose the intention to undertake any of the foregoing; provided that, for the avoidance of doubt, this
Section 8
shall not apply to any sale (including the exercise of any redemption right) of securities of ENNV (a) held by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates prior to the execution of this Subscription Agreement or later issued pursuant to the Transaction Agreement or

F-13

(b) purchased by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement.
9.
Termination
. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms prior to the closing of the Transaction, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in
Section 3
of this Subscription Agreement are not satisfied or waived by the party entitled to waive such condition at the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing and (d) February 18, 2022 if the closing of the Transaction has not occurred on or before such date;
provided
that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. ENNV shall notify the Investor of the termination of the Transaction Agreement promptly, and in any event within two (2) business days, after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this
Section 9
, any monies paid by the Investor to ENNV in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.
10.
Trust Account Waiver
. The Investor acknowledges that ENNV is a blank check company. The Investor further acknowledges that, as described in the IPO Prospectus, substantially all of ENNV’s assets consist of the cash proceeds of ENNV’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the trust account for the benefit of ENNV, certain of its public stockholders and the underwriters of ENNV’s initial public offering (the “
Trust Account
”) pursuant to a trust agreement (the “
Trust Agreement
”). The Investor acknowledges that it has been advised by ENNV that, except with respect to interest earned on the funds held in the Trust Account that may be released to ENNV to pay its franchise tax, income tax or other tax obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if ENNV completes an initial business combination, then to those persons and in such amounts as required by the terms and conditions of such transaction, (b) if ENNV fails to complete an initial business combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement and applicable law, to ENNV in limited amounts to permit ENNV to pay applicable taxes and the costs and expenses of its liquidation and dissolution, and then ENNV’s public stockholders, and (c) if ENNV holds a stockholder vote to amend ENNV’s amended and restated certificate of incorporation (A) to modify the substance or timing of ENNV’s obligation to provide holders of the Class A Common Stock the right to have their shares redeemed in connection with ENNV’s initial business combination or to redeem one hundred percent (100%) of the outstanding shares of Class A Common Stock if ENNV does not complete an initial business combination within the allocated time period or (B) with respect to any other provision relating to the rights of holders of Class A Common Stock or pre-initial business combination activity, then for the redemption of any Class A Common Stock properly tendered in connection with such vote. For and in consideration of ENNV entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Subscription Agreement;
provided
,
however
, that nothing in this
Section 10
shall (a) serve to limit or prohibit Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of Class A Common Stock acquired by any means other than pursuant to this Subscription Agreement or (b) be deemed to limit Investor’s right to exercise any redemption rights with respect to any Class A Common Stock owned by Investor.
11.
Miscellaneous
.
(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than an assignment to (i) if

F-14

Investor is a portfolio company, investment fund or other investment vehicle, any fund or account managed by Investor or the same investment manager as the Investor or an affiliate thereof, (ii) in the event that Investor is a corporation, any parent company or wholly-owned subsidiary or affiliate of the Investor, or (iii) any third party with the prior written consent of ENNV, in each case, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions, provided
, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to ENNV hereunder or any of ENNV’s obligations may be transferred or assigned other than pursuant to the Transaction.
(b) ENNV may request from the Investor such additional information as ENNV may deem reasonably necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures, and provided that ENNV agrees to keep any such information provided by the Investor confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request. The Investor acknowledges that ENNV will file a form of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of ENNV.
(c) The Investor acknowledges that ENNV and the Placement Agents (as third party beneficiary with the right to enforce
Section 5
,
Section 6
,
Section 11
(to the extent applicable to it), and
Section 12
hereof on its own behalf and not, for the avoidance of doubt, on behalf of ENNV or the Company) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify ENNV and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate.
(d) ENNV, the Placement Agents (to the extent set forth in
Section 11(c)
) and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby, subject to the terms and condition of this Subscription Agreement. In furtherance of and without limitation of the foregoing, each of the Placement Agents are intended third-party beneficiaries of the representations and warranties of ENNV and the Investor contained in this Subscription Agreement.
(e) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing.
(f) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of
Section 9
above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(g) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral,

F-15

among the parties, with respect to the subject matter hereof. Except as set forth in
Section 7(b)
,
Section 11(c)
and
Section 11(d)
with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.
(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(l) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS
SECTION 11(l)
or
SECTION 14
OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.

F-16

(m)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS
SECTION 11(m)
.
12.
Non-Reliance and Exculpation
. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) with respect to the purchase of the Shares pursuant to this Subscription Agreement, other than the statements, representations and warranties of ENNV expressly contained in
Section 5
of this Subscription Agreement, in making its investment or decision to purchase the Shares. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to any Other Subscription Agreement related to the private placement of the Shares (including the Other Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) to the maximum extent permitted by applicable law, the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, (iii) any other party to the Transaction Agreement (other than ENNV), or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of ENNV, the Company or any other party to the Transaction Agreement shall be liable to the Investor pursuant to this Subscription Agreement related to the private placement of the Shares, the negotiation hereof, or the transactions contemplated hereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.
13.
Press Releases
. ENNV shall, by 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on
Form 8-K
(collectively, the “
Disclosure Document
”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information that ENNV has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of ENNV, the Investors shall not be in possession of any material, non-public information received from ENNV or any of its officers, directors or employees. All press releases or other public communications relating to the transactions contemplated hereby between ENNV and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) ENNV, and (ii) to the extent such press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor. The restriction in this
Section 13
shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule;
provided
, that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.
14.
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail

F-17

having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
If to the Investor, to the address provided on the Investor’s signature page hereto.
If to ENNV, to:
ECP Environmental Growth Opportunities Corp.
40 Beechwood Road
Summit, New Jersey 07901
Attention: Chris Leininger
                  Drew Brown
Email: cleininger@ecpgp.com
            dbrown@ecpgp.com
with copies to (which shall not constitute notice), to:
Latham and Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: David Kurzweil
                  David Owen
Email: david.kurzweil@lw.com
            david.owen@lw.com
and
Latham and Watkins LLP
811 Main St., Suite 3700
Houston, TX 77002
Attention: Ryan Maierson
Email: ryan.maierson@lw.com
and
Fast Radius, Inc.
1224 N. Hooker St.
Chicago, IL 60642
Attention: Lou Rassey
Email: lou.rassey@fastradius.com
with copies to (which shall not constitute notice), to:
DLA Piper LLP (US)
444 W. Lake Street, Suite 900
Chicago, IL 60606
Attention: Scott Kapp
                  Jeffrey Selman
Email: scott.kapp@us.dlapiper.com
            jeffrey.selman@us.dlapiper.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
[SIGNATURE PAGES FOLLOW]

F-18

IN WITNESS WHEREOF
, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: , 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Email Address:	Email Address:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by ENNV in the Closing Notice.

F-19

IN WITNESS WHEREOF, ENNV has accepted this Subscription Agreement as of the date set forth below.

ECP ENVIRONMENTAL GROWTH OPPORTUNITIES CORP.

By:
Name: Tyler Reeder
Title: Chief Executive Officer

Date:

, 2021

F-20

SCHEDULE A ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person;

☐	An investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act of 1940;

☐	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.
This page should be completed by the Investor and constitutes a part of the Subscription Agreement.
[Schedule A to Subscription Agreement]

Annex G
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “
Agreement
”), dated as of July 18, 2021, is made and entered into by and among ECP Environmental Growth Opportunities Corp., a Delaware corporation (the “
Company
”), ENNV Holdings, LLC, a Delaware limited liability company (the “
Sponsor
”), Goldman Sachs Asset Management, L.P., in its capacity as investment adviser on behalf of its clients (“
GSAM
”), Tracy B. McKibben, Kathryn E. Coffey, Richard Burke, and David Lockwood (together with the Sponsor, GSAM, Ms. McKibben, Ms. Coffey and Mr. Burke, the “
ENNV Holders
”) and the equityholders designated as Legacy Fast Radius Holders on
Schedule A
hereto (collectively, the “
Legacy Fast Radius Holders
”). The ENNV Holders, the Legacy Fast Radius Holders and any Person (as defined herein) who hereafter becomes a party to this Agreement pursuant to
Section 5.02
of this Agreement, a “
Holder
” and collectively the “
Holders
.”
RECITALS
WHEREAS, the Company and the ENNV Holders are party to that certain Registration Rights Agreement, dated as of February 8, 2021 (the “
Original Registration Rights Agreement
”), pursuant to which the Company granted the ENNV Holders certain registration rights with respect to certain securities of the Company;
WHEREAS, the Company, ENNV Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”), and Fast Radius, Inc., a Delaware corporation (“
Legacy Fast Radius
”), are party to that certain Agreement and Plan of Merger, dated as of the date hereof (the “
Merger Agreement
”), pursuant to which, among other things, Merger Sub will merge with and into Legacy Fast Radius (the “
Merger
” and, together with the other transactions contemplated by the Merger Agreement, the “
Business Combination
”), with Legacy Fast Radius surviving the Merger as a wholly owned subsidiary of the Company;
WHEREAS, as of the date hereof, the ENNV Holders are the holders of (i) all of the outstanding shares of the Class B common stock, par value $0.0001 per share, of the Company (the “
Founder Shares
”), which, upon the consummation of the Business Combination, will be automatically converted into shares of Class A common stock, par value $0.0001 per share, of the Company (“
Common Stock
”), and (ii) all of the outstanding Private Placement Warrants (as defined herein);
WHEREAS, the Company, the Sponsor and certain members of the management team and/or board of directors of the Company (the “
Board
”) are party to that certain letter agreement, dated as of the date hereof (the “
Insider Letter
”), pursuant to which the Sponsor is entitled to receive additional shares of Common Stock (the “
Sponsor Earn-Out Shares
”) upon the achievement of certain performance vesting requirements following the closing of the Merger (the “
Closing
”);
WHEREAS, the Company, the Sponsor and GSAM are party to that certain Forward Purchase Agreement, dated as of January 24, 2021, as amended by that certain First Amendment to Forward Purchase Agreement, dated as of January 31, 2021, pursuant to which GSAM agreed to purchase, and the Company agreed to issue and sell, up to an aggregate maximum amount of $50,000,000 of units (the “
Forward Purchase Units
”), each consisting of one share of Common Stock (collectively, the “
Forward Purchase Shares
”) and one-quarter of one redeemable warrant (collectively, the “
Forward Purchase Warrants
”), at a price of $10.00 per unit in a private placement that will close simultaneously with the closing of the Business Combination;
WHEREAS, in order to finance the Company’s transaction costs in connection with the Business Combination, the Sponsor or certain of the Company’s officers or directors may, but are not obligated to, loan the Company funds as the Company may require, up to $1,500,000 of which may be convertible into warrants at a price of $1.50 per warrant at the option of the lender upon closing of the Business Combination (the “
Working Capital Warrants
”); and

WHEREAS, pursuant to the terms of the Merger Agreement, the Legacy Fast Radius Holders will (i) receive shares of Common Stock in accordance with the terms of the Merger Agreement at the Closing (the “
Merger Shares
”) and (ii) be entitled to receive additional shares of Common Stock (the “
Legacy Fast Radius Earn-Out Shares
” and, together with the Sponsor Earn-Out Shares, the “
Earn-Out Shares
”) upon the achievement of certain performance vesting requirements following the Closing;
WHEREAS, pursuant to Section 5.05 of the Original Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of at least a majority-in-interest of the Registrable Securities (as defined in the Original Registration Rights Agreement) at the time in question; and
WHEREAS, the Company and the ENNV Holders, which hold all of the Registrable Securities under the Original Registration Rights Agreement, desire to amend and restate the Original Registration Rights Agreement pursuant to Section 5.05 thereof in order to provide the Holders with registration rights with respect to the Registrable Securities hereunder on the terms set forth herein.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01
Definitions
. The terms defined in this
Article I
shall, for all purposes of this Agreement, have the respective meanings set forth below:
“
Adverse Disclosure
” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required or necessary to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain a Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“
Allowed Delay
” shall have the meaning given in
Section 3.05(b)
.
“
Aggregate Assumed Purchase Price
” shall have the meaning given in
Section 2.07
.
“
Agreement
” shall have the meaning given in the Preamble hereto.
“
Block Trade
” means an offering and/or sale of Registrable Securities by any Holder on a coordinated or underwritten basis (whether firm commitment or otherwise) not involving a roadshow or other substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“
Board
” shall have the meaning given in the Recitals hereto.
“
Business Combination
” shall have the meaning given in the Recitals hereto.
“
Business Combination Lock-Up Period
” shall mean with respect to the Founder Shares, the Merger Shares and the
Earn-Out
Shares, the period commencing on the Closing Date and ending on the earlier of (1) six

(6) months after the completion of the Business Combination or (2) subsequent to the Business Combination, (w) if the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty
(30)-trading
day period commencing at least 150 days after the Business Combination or (x) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
“
Claims
” shall have the meaning given in
Section 4.01(a)
.
“
Closing
” shall have the meaning given in the Recitals hereto.
“
Closing Date
” shall have the meaning given in the Merger Agreement.
“
Commission
” shall mean the Securities and Exchange Commission.
“
Commission Guidance
” shall mean (a) any publicly-available written guidance of the staff of the Commission or any comments, requirements or requests of the staff of the Commission and (b) the Securities Act.
“
Common Stock
” shall have the meaning given in the Recitals hereto.
“
Company
” shall have the meaning given in the Preamble hereto.
“
Demand Registration
” shall have the meaning given in
Section 2.02(a)
.
“
Demanding Holder
” shall have the meaning given in
Section 2.02(a)
.
“
Earn-Out Shares
” shall have the meaning given in the Recitals hereto.
“
Electing Holder
” shall have the meaning given in
Section 2.07
.
“
ENNV Holders
” shall have the meaning given in the Preamble hereto.
“
Event
” shall have the meaning given in
Section 2.07
.
“
Event Date
” shall have the meaning given in
Section 2.07
.
“
Exchange Act
” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“
Original Registration Rights Agreement
” shall have the meaning given in the Recitals hereto.
“
Form S-1 Shelf
” shall have the meaning given in
Section 2.01(a)
.
“
Form S-3 Shelf
” shall have the meaning given in
Section 2.01(a)
.
“
Forward Purchase Shares
” shall have the meaning given in the Recitals hereto.
“
Forward Purchase Units
” shall have the meaning given in the Recitals hereto.
“
Forward Purchase Warrants
” shall have the meaning given in the Recitals hereto.

“
Founder Shares
” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issuable upon conversion thereof.
“
GSAM
” shall have the meaning given in the Preamble hereto.
“
Holder
” or “
Holders
” shall have the meaning given in the Preamble hereto.
“
Insider Letter
” shall have the meaning given in the Recitals hereto.
“
Legacy Fast Radius
” shall have the meaning given in the Recitals hereto.
“
Legacy Fast Radius Holders
” shall have the meaning given in the Preamble hereto.
“
Legacy Fast Radius Earn-Out Shares
” shall have the meaning given in the Recitals hereto.
“
Lock-Up Periods
” shall mean the Business Combination Lock-Up Period and the Private Placement Lock-Up Period.
“
Maximum Number of Securities
” shall have the meaning given in
Section 2.03(b)
.
“
Merger
” shall have the meaning given in the Recitals hereto.
“
Merger Agreement
” shall have the meaning given in the Recitals hereto.
“
Merger Shares
” shall have the meaning given in the Recitals hereto.
“
Merger Sub
” shall have the meaning given in the Recitals hereto.
“
Minimum Takedown Threshold
” shall have the meaning given in
Section 2.03(a)
.
“
Misstatement
” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements therein (in the case of any Prospectus or any preliminary Prospectus, in the light of the circumstances under which they are made), not misleading.
“
Other Coordinated Offering
” shall have the meaning given in
Section 2.05(a)
.
“
Permitted Transferees
” shall mean any Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period, as the case may be, under the Insider Letter, the bylaws of the Company as in effect from time to time or any other applicable agreement between such Holder and the Company, and to any transferee thereafter.
“
Person
” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“
Piggyback Registration
” shall have the meaning given in
Section 2.04(a)
.
“
PIPE Investment
” shall have the meaning given in the Merger Agreement.
“
Private Placement Lock-Up Period
” shall mean, with respect to Private Placement Warrants that are held by the Sponsor, GSAM or their respective Permitted Transferees, and any shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants that are held by the Sponsor, GSAM or their respective Permitted Transferees, the period commencing on the Closing Date and ending thirty (30) days after the Closing Date.

“
Private Placement Warrants
” shall mean (a) the redeemable warrants to purchase up to 6,266,667 shares of Common Stock that the Sponsor purchased for an aggregate price of $9,400,000 in a private placement that occurred simultaneously with the consummation of the Company’s initial public offering and (b) the redeemable warrants to purchase up to 564,000 shares of Common Stock that the Sponsor purchased for an aggregate price of $846,000 in a private placement that occurred simultaneously with the consummation of the Company’s initial public offering.
“
Pro Rata
” shall have the meaning given in
Section 2.03(b)
.
“
Prospectus
” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“
Registrable Security
” shall mean (a) the shares of Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) the Forward Purchase Units, the Forward Purchase Shares and the Forward Purchase Warrants (including any shares of Common Stock issued or issuable upon the exercise of the Forward Purchase Warrants), (d) the Earn-Out Shares issued or issuable to Holders following the Closing, (e) any shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company (i) held by a Holder immediately following the Closing, including the Merger Shares, or (ii) acquired by a Holder following the Closing Date to the extent that such securities are “restricted securities” (as defined in Rule 144 under the Securities Act) or are otherwise held by an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company, (f) the Working Capital Warrants (including any Common Stock issued or issuable upon the exercise of any such Working Capital Warrants), and (g) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization;
provided
,
however
, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged by the applicable Holder in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) with no volume or other restrictions or limitations; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“
Registration
” shall mean a registration, including an Underwritten Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“
Registration Expenses
” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)
all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(b)
fees and expenses of compliance with securities or blue sky laws (including reasonable and customary fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)	printing, messenger, telephone and delivery expenses;

(d)	reasonable fees and disbursements of counsel for the Company;

(e)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f)
reasonable fees and expenses of one (1) legal counsel (and any local or foreign counsel) selected by (i) in the case of a Demand Registration pursuant to
Section 2.02
or an Underwritten Shelf Takedown pursuant to
Section 2.03
, a majority-in-interest of the Demanding Holders initiating a Demand Registration or Underwritten Shelf Takedown (including, without limitation, a Block Trade or Other Coordinated Offering), as applicable, or (ii) in the case of a Registration under
Section 2.04
initiated by the Company for its own account or that of a Company stockholder other than pursuant to rights under this Agreement, a majority-in-interest of participating Holders.

“
Registration Liquidated Damages
” shall have the meaning given in
Section 2.07
.
“
Registration Statement
” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“
Removed Shares
” shall have the meaning given in
Section 2.06
.
“
Requesting Holder
” shall have the meaning given in
Section 2.02(a)
.
“
Restricted Securities
” shall have the meaning given in
Section 3.08(a)
.
“
Securities Act
” shall mean the Securities Act of 1933, as amended from time to time.
“
Shelf
” shall mean the Form S-1 Shelf, a Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.
“
Shelf Registration
” means a registration of securities pursuant to a registration statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“
Sponsor
” shall have the meaning given in the Preamble hereto.
“
Sponsor Earn-Out Shares
” shall have the meaning given in the Recitals hereto.
“
Subsequent Shelf Registration
” shall have the meaning given in
Section 2.02(b)
.
“
Transfer
” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“
Underwriter
” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“
Underwritten Registration
” or “
Underwritten Offering
” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“
Underwritten Shelf Takedown
” shall have the meaning given in
Section 2.03(a)
.
“
Withdrawal Notice
” shall have the meaning given in
Section 2.03(c)
.
“
Working Capital Warrants
” shall have the meaning given in the Recitals hereto.
ARTICLE II.
REGISTRATIONS
Section 2.01 Shelf Registration.
(a)
Filing
. The Company shall as soon as reasonably practicable, but in any event within thirty (30) days after the Closing Date, file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “
Form S-1 Shelf
”) covering, subject to
Section 3.04(a)
, the public resale of all of the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to cause such Form S-1 Shelf to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) the 90 th
calendar day (or as soon as reasonably practicable if the Commission notifies the Company that it will “review” the Registration Statement) following the Closing Date and (ii) the 10 th
business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Following the filing of a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 (the “
Form S-3 Shelf
”) as soon as reasonably practicable after the Company is eligible to use Form S-3. As soon as practicable following the effective date of a Registration Statement filed pursuant to this
Section 2.01(a)
, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When deemed effective, a Registration Statement filed pursuant to this
Section 2.01(a)
(including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.
(b)
Subsequent Shelf Registration
. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to
Section 3.05
, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “
Subsequent Shelf Registration
”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the

Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. As soon as practicable following the effective date of a Subsequent Shelf Registration filed pursuant to this
Section 2.01(b)
, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Subsequent Shelf Registration. When deemed effective, a Subsequent Shelf Registration filed pursuant to this
Section 2.01(b)
(including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.
Section 2.02
Demand Registration.
(a) Subject to
Section 2.03(c)
and
Section 3.05
, at any time and from time to time after the Closing Date, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, any Holder that holds at least seven and one-half percent (7.5%) of the Registrable Securities (such Holder, as applicable, a “
Demanding Holder
”), may make a written demand for Registration for all or part of such Registrable Securities on a Registration Statement, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “
Demand Registration
”). The Company shall, promptly following the Company’s receipt of a Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “
Requesting Holder
”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this
Section 2.02
, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to
Section 2.03(b)
below, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use its commercially reasonable efforts to file a Shelf as soon thereafter as practicable, but not more than thirty (30) days following the Company’s receipt of the Demand Registration, for Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. The Company shall not be obligated to effect (i) more than two (2) Registrations pursuant to a Demand Registration initiated by the ENNV Holders (other than GSAM), (ii) more than two (2) Registrations pursuant to a Demand Registration initiated by GSAM, (iii) more than two (2) Registrations pursuant to a Demand Registration initiated by the Legacy Fast Radius Holders or (iv) more than four (4) Registrations pursuant to a Demand Registration in the aggregate, in each case, in any 12-month period;
provided, however
, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective.
(b)
Effective Registration
. Notwithstanding any other provision of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission, (b) all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Demanding Holders and the Requesting Holders in such Registration have been sold, in accordance with
Section 3.01
of this Agreement and (c) the Company has complied with all of its obligations under this Agreement with respect thereto;
provided
that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election;
provided further
, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demanding Holder becomes effective or is subsequently terminated.
(c)
Underwritten Offering
. Subject to the provisions of
Section 2.03(b)
and
Section 3.05
, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this
Section 2.02(c)
, subject to
Section 3.04
and
Article IV
, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders initiating the Demand Registration, which managing Underwriter or Underwriters shall be subject to approval of the Company, which approval shall not be unreasonably withheld.
Section 2.03
Underwritten Shelf Takedown
.
(a)
Underwritten Offering
. At any time and from time to time following the effectiveness of a Shelf required by
Section 2.01
, any Holder may request to sell all or any portion of its or their Registrable Securities in an Underwritten Offering that is registered pursuant to such Shelf, including a Block Trade or Other Coordinated Offering (each, an “
Underwritten Shelf Takedown
”);
provided
, in each case, that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $20,000,000 (the “
Minimum Takedown Threshold
”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Offering. Promptly (but in any event within ten (10) days) after receipt of a request for Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders of Registrable Securities and, subject to the provisions of
Section 2.03(b)
, shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) business days after sending such notice to Holders, or, in the case of a Block Trade or Other Coordinated Offering, as provided in
Section 2.05
. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders requesting such Underwritten Shelf Takedown (which managing Underwriter or Underwriters shall be subject to approval of the Company, which approval shall not be unreasonably withheld) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement. In connection with any Underwritten Shelf Takedown contemplated by this
Section 2.03
, subject to
Section 3.04
and
Article IV
, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. Notwithstanding any other provision of this Agreement to the contrary,

(i) the ENNV Holders (other than GSAM) may demand not more than two (2) Underwritten Shelf Takedowns, (ii) GSAM may demand not more than two (2) Underwritten Shelf Takedowns, (iii) the Legacy Fast Radius Holders may demand not more than two (2) Underwritten Shelf Takedowns and (iv) the Company shall not be obligated to participate in more than four (4) Underwritten Shelf Takedowns in the aggregate, in each case, pursuant to this
Section 2.03
in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect an Underwritten Shelf Takedown pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
(b)
Reduction of Underwritten Offering
. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing, in its or their opinion, that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell for its own account and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “
Maximum Number of Securities
”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “
Pro Rata
”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), shares of Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), shares of Common Stock or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.
(c)
Withdrawal
. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to
Section 2.02
or an Underwritten Shelf Takedown pursuant to
Section 2.03
for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw (a “
Withdrawal Notice
”) at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement, or (b) in the case of any Demand Registration involving an Underwritten Offering or any Underwritten Shelf Takedown, prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering or Underwritten Shelf Takedown;
provided, however
, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration (or, in the case of an Underwritten Shelf Takedown, withdrawal of an amount of Registrable Securities included by the Holders in such Underwritten Shelf Takedown), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable;
provided
that any Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the remaining Holders. If withdrawn, such requested Demand Registration or Underwritten Shelf Takedown shall constitute a demand for a Demand Registration or Underwritten Shelf Takedown for purposes of
Section 2.02
unless either (i) the Demanding Holders have not previously withdrawn any Demand Registration or (ii) the Demanding Holders reimburse the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown;
provided
that, if a Legacy Fast Radius Holder, an ENNV Holder (other than GSAM) or GSAM elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Legacy Fast Radius Holder, ENNV Holder (other than GSAM) or GSAM, as applicable, for purposes of
Section 2.03
. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or an Underwritten Shelf Takedown prior to its and including its withdrawal under this
Section 2.03(c)
, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this
Section 2.03(c)
.
Section 2.04
Piggyback Registration
.
(a)
Piggyback Rights
. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to
Article II
hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders or pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) filed in connection with an “at-the-market” offering or (v) for a dividend reinvestment plan or a rights offering, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities (excluding the Sponsor with respect to the Registrable Securities distributed by the Sponsor to its members following the expiration of the Lock-Up Periods, as applicable) as soon as practicable but not less than ten (10) days (or, in the case of a Block Trade, three (3) business days) before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, (including whether such registration will be pursuant to a shelf registration statement), and the proposed price and name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (or in the case of a Block Trade, within one (1) business day) (such Registration a “
Piggyback Registration
”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response notice described in the foregoing sentence to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this
Section 2.04(a)
to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account such Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this
Section 2.04(a)
, subject to
Section 3.04
and
Article IV
, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or the Holders as provided in Section 2.02(c) or Section 2.03(a). For purposes of this
Section 2.04
, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this
Section 2.04
).
(b)
Reduction of Piggyback Registration
. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of

Registrable Securities participating in the Piggyback Registration in writing that, in its or their opinion, the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to this
Section 2.04
, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, shares of Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to
Section 2.04(a)
hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares or Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(ii) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.04(a), pro rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.
(c)
Piggyback Registration Withdrawal
. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by
Section 2.03(c))
shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (a) in the case of a Piggyback Registration not involving an Underwritten Offering or Underwritten Shelf Takedown, the effectiveness of the applicable Registration Statement, or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Underwritten Shelf Takedown, prior to the filing of the applicable “red herring” prospectus or prospectus supplement used to market such Underwritten Offering or Underwritten Shelf Takedown. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than
Section 2.03(c)
), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this
Section 2.04(c)
.

(d)
Unlimited Piggyback Registration Rights
. For purposes of clarity, any Registration effected pursuant to this
Section 2.04
shall not be counted as a Registration pursuant to an Underwritten Shelf Takedown effected under Section 2.03(a).
Section 2.05
Block Trades; Other Coordinated Offerings
.
(a) Notwithstanding any other provisions of this
Article II
, and subject to
Section 3.05
, at any time and from time to time when an effective Shelf is on file with the SEC and effective, if a Holder wishes to engage in (a) a Block Trade or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal in each case with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50,000,000 or (y) all remaining Registrable Securities held by such Holder (an “
Other Coordinated Offering
”), then notwithstanding any time periods provided for in this
Article II
, such Holder shall provide written notice to the Company at least five (5) business days prior to the day such Block Trade or Other Coordinated Offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering;
provided
that the Holders engaging in such Block Trade or Other Coordinated Offering shall use their commercially reasonable efforts to work with the Company and any Underwriters or placement agents or sales agents (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade or Other Coordinated Offering) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters (which shall consist of one or more reputable nationally recognized investment banks) and share price of such offering.
(b) Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to and including its withdrawal under this
Section 2.05(b)
.
(c) Any Registration effected pursuant to this
Section 2.05
shall be deemed an Underwritten Shelf Takedown and within the cap on Underwritten Shelf Takedowns provided in the penultimate sentence of
Section 2.03(a)
. Notwithstanding anything to the contrary in this Agreement,
Section 2.04
hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
(d) The majority in interest of the Demanding Holder initiating such Block Trade shall have the right to select the Underwriters and any sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
Section 2.06
Rule 415; Removal
. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Form S-3 Shelf filed pursuant to this
Article II
is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (
provided, however
, that the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall promptly notify each Holder of Registrable Securities thereof (or in the case of the Commission requiring a Holder to be named as an “underwriter,” such Holder) and use commercially reasonable efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415. In the event that the Commission refuses to alter its position, the Company shall (a) remove from such Registration Statement such portion of the Registrable Securities (the “
Removed Shares
”) and/or (b) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415;
provided, however
, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder and, if the Commission requires such Holder to be named as an “underwriter” in such Registration Statement, notwithstanding any provision in this Agreement to the contrary, the Company shall not be under any obligation to include any Registrable Securities of such Holder in such Registration Statement. In the event of a share removal pursuant to this
Section 2.06
, the Company shall give the applicable Holders at least five (5) days’ prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this
Section 2.06
shall first be applied to Holders other than the Holders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Holders on a Pro Rata basis based on the aggregate amount of Registrable Securities held by such Holders. In the event of a share removal of the Holders pursuant to this
Section 2.06
, the Company shall promptly register the resale of any Removed Shares pursuant to
Section 2.01(b)
hereof and in no event shall the filing of such Shelf filed pursuant to the terms of
Section 2.01(b)
be counted as a Demand Registration hereunder.
Section 2.07
Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement
. If (i) a Registration or Registration Statement, as applicable, is not filed with the Commission on or prior to the filing deadline set forth in this Agreement, (ii) the Registration or Registration Statement, as applicable, is not declared effective by the Commission (or otherwise does not become effective) for any reason on or prior to the effectiveness deadline set forth in this Agreement, or (iii) after its effective date, such Registration Statement ceases for any reason other than in connection with an Allowed Delay to remain continuously effective as to all Registrable Securities thereunder for which it is required to be effective pursuant to this Agreement (any such failure or breach in clauses (i) through (iii) above being referred to as an “
Event
,” and, for purposes of clauses (i), (ii), or (iii), the date on which such Event occurs, being referred to as an “
Event Date
”), then in addition to any other rights such Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each such Holder, at each such Holder’s election (each, an “
Electing Holder
”), an amount in cash, as liquidated damages and not as a penalty (the “
Registration Liquidated Damages
”), equal to two percent (2.0%) of the Aggregate Assumed Purchase Price (as defined below) paid by such Electing Holder for the Registrable Securities for which no Registration or Registration Statement, as applicable, is filed, effective, or available for use as provided in clauses (i) through (iii), in each case, as applicable, provided that, this
Section 2.07
shall not apply with respect to Events relating to Registration Statements contemplated by this Agreement until after the consummation of the Company’s initial Business Combination. Such payments shall be made to each Electing Holder in cash no later than ten (10) business days after the first Event Date and the expiry of each subsequent 30-day period, as applicable. Simple interest shall accrue at the rate of two percent (2.0%) per month on any Registration Liquidated Damages that shall not be paid by the applicable payment date until such amounts are paid in full. The parties agree that (A) notwithstanding anything to the contrary herein, in no event shall the aggregate amount of Registration Liquidated Damages payable to each Electing Holder pursuant to this
Section 2.07
exceed, in the aggregate, ten percent (10.0%) of such Electing Holder’s Aggregate Assumed Purchase Price and (B) in no event shall the Company be liable in any thirty (30)-day period for Registration Liquidated Damages under this Agreement in excess of two percent (2.0)% of such Electing Holder’s Aggregate Assumed Purchase Price. For purposes of this
Section 2.07
, the “
Aggregate Assumed Purchase Price
” shall mean the sum of $11.00 multiplied by the aggregate amount of Registrable Securities constituting Units; $10.00 multiplied by the aggregate amount of Registrable Securities constituting shares of Common Stock, and $2.00 multiplied by the aggregate amount of Registrable Securities constituting whole Warrants, for which no such Registration Statement is filed, effective, or available for use as provided in clauses (i) through (iii), in each case, as applicable, with respect to such Registrable Securities. The deadlines set forth in this Agreement for filing a Registration or Registration Statement shall be extended without default and without the payment of Registration Liquidated Damages hereunder in the event that the Company’s bona fide failure to obtain the effectiveness of the Registration or Registration Statement on a timely basis results from the failure of a Holder to timely provide the Company with information reasonably requested by the Company and necessary to complete the Registration or Registration Statement in accordance with the requirements of the Securities Act.
ARTICLE III.
COMPANY PROCEDURES
Section 3.01
General Procedures
. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
(a) prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;
(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;
(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
provided
, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;
(d) prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions;
provided
,
however
, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
(g) promptly furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;
(h) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;
(i) notify each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;
(j) at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or the Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
(k) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in
Section 3.05
hereof;
(l) permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of any Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with such Registration Statement;
provided
,
however
, that, if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
(m) obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration)from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and the managing Underwriter;

(n) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders and the managing Underwriter;
(o) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such Underwritten Offering;
(p) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
(q) with respect to an Underwritten Offering pursuant to
Section 2.03
, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any such Underwritten Offering; and
(r) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement.
Section 3.02
Registration Expenses
. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
Section 3.03
Stock Distributions
. In connection with any Shelf or Underwritten Shelf Takedown, if the Company shall receive a request from a Holder of Registrable Securities to effectuate a pro rata in-kind distribution or other similar transfer for no consideration of such Registrable Securities pursuant to such Registration to its members, partners or stockholders, as the case may be, then the Company shall deliver or cause to be delivered to the transfer agent and registrar for the Registrable Securities an opinion of counsel to the Company reasonably acceptable to such transfer agent and registrar that any legend referring to the Securities Act may be removed upon such distribution or other transfer of such Registrable Securities pursuant to such Registration. The Company’s obligations hereunder are conditioned upon the receipt of a representation letter reasonably acceptable to the Company from such Holder regarding such proposed pro rata in-kind distribution or other similar transfer for no consideration of such Registrable Securities.
Section 3.04
Requirements for Participation in Underwritten Offerings
.
(a) The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to
Article II
and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide such information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. The exclusion of a Holder’s Registrable Securities as a result of this
Section 3.04(a)
shall not affect the registration of the other Registrable Securities to be included in such Registration.
(b) No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up
agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
(c) Holders participating in an Underwritten Offering may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the Underwriters shall also be made to and for the benefit of such Holders and that any or all of the conditions precedent to the obligations of such Underwriters shall also be made to and for the benefit of such Holders; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Holder in writing for inclusion in the Registration Statement.
Section 3.05
Suspension of Sales; Adverse Disclosure
.
(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with applicable law), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.
(b) Subject to
Section 3.05(d)
, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (iii) in the good faith judgment of the majority of the Board such Registration would cause serious and irreparable harm to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time (clause (ii) only, an “
Allowed Delay
”), the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, determined in good faith by the Chief Executive Officer of the Company or the Board to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this
Section 3.05
.

(c) Subject to
Section 3.05(d)
, during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, or if, pursuant to
Section 2.03
Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to
Section 2.03
.
(d) The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to
Section 3.05(b)
or a registered offering pursuant to
Section 3.05(c)
shall be exercised by the Company for not more than (i) sixty (60) consecutive calendar days in any case or (ii) one hundred and twenty (120) total calendar days, in the aggregate, during any twelve (12)-month period.
Section 3.06
Market Stand-Off
. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder that participates in the Underwritten Offering pursuant to the terms of this Agreement hereby agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 60-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the Underwriters managing the offering otherwise agree by written consent. Each such participating Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such participating Holders).
Section 3.07
Covenants of the Company
. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees that:
(a) The Company will not file any Registration Statement or Prospectus included therein or any other filing or document (other than this Agreement) with the Commission that refers to any Holder of Registrable Securities by name or otherwise without the prior written approval of such Holder, which may not be unreasonably withheld, unless required by applicable law or the Commission Guidance;
(b) As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings, provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval System (or any successor thereto) shall be deemed to have been furnished to the Holders pursuant to this
Section 3.07(b)
. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
(c) Upon request of a Holder, the Company shall (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Common Stock or Private Placement Warrants restricting further transfer (or any similar restriction in book entry positions of such Holder) if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold pursuant to a

Registration Statement, (ii) request the Company’s transfer agent to issue in lieu thereof shares of Common Stock or Private Placement Warrants without such restrictions to the Holder upon, as applicable, surrender of any stock certificates evidencing such shares of Common Stock, or warrant certificates evidencing such Private Placement Warrants or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use commercially reasonable efforts to cooperate with such Holder to have such Holder’s shares of Common Stock or Private Placement Warrants, as the case may be, transferred into a book entry position at The Depository Trust Company, in each case, subject to delivery of customary documentation, including any documentation required by such restrictive legend or book entry notation.
Section 3.08
Transfer Restrictions
.
(a) Except as permitted by
Section 3.08(b)
, during the applicable
Lock-Up
Periods, (i) none of the Legacy Fast Radius Holders shall Transfer any shares of Common Stock or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock beneficially owned or owned of record by such Holder (including securities held as a custodian) and (ii) none of the ENNV Holders (other than GSAM) shall transfer any Founder Shares or Private Placement Warrants, as applicable, beneficially owned or owned of record by such Holder (collectively, the “
Restricted Securities
”);
provided, however
, that (i) any shares of Common Stock acquired by a party hereto in the PIPE Investment, (ii) any Merger Shares owned by JCDP-4 LLC immediately following Closing and any Earn Out Shares issued or issuable to JCDP-4 LLC following the Closing and (iii) 800,000 Merger Shares owned by Skydeck Holdings II LLC immediately following Closing and any Earn Out Shares issued or issuable to Skydeck Holdings II LLC following the Closing, in each case, shall not be subject to this
Section 3.08
. Additionally, for the avoidance of doubt, no Founder Shares or Private Placement Warrants held by GSAM shall be subject to this
Section 3.08
.
(b) Notwithstanding the provisions set forth in
Section 3.08(a)
, Transfers of (x) shares of Common Stock or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock beneficially owned or owned of record by a Legacy Fast Radius Holder or (y) Founder Shares or Private Placement Warrants beneficially owned or owned of record by an ENNV Holder (other than GSAM), are permitted (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their respective affiliates; (ii) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers in the event of the Company’s liquidation prior to the completion of the Business Combination; (vi) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (vii) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the Business Combination; (viii) by the Company’s employees or former employees for purposes of funding or satisfying any applicable withholding taxes associated with any vesting and/or settlement of restricted stock unit awards; and (ix) to the Company in connection with the vesting, settlement, or exercise of restricted stock units, performance units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, performance units, options, warrants or rights (including any transfers as forfeitures to satisfy tax withholding obligations);
provided, however
, that in the case of clauses (i) through (iv), such permitted transferees, to the extent not already party hereto, must enter into a written agreement agreeing to be bound by the restrictions in this
Section 3.08
;
provided, further
, that in the case of clause (ix), any such shares of Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this Agreement.

(c) Each Holder hereby represents and warrants that it now has and, except as contemplated by this
Section 3.08(c)
, for the duration of the applicable Lock-Up Period will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions. Each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the applicable Lock-Up Period.
ARTICLE IV.
INDEMNIFICATION AND CONTRIBUTION
Section 4.01
Indemnification
.
(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) from and against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) or actions or proceedings, whether commenced or threatened, in respect thereof (collectively, “
Claims
”), resulting from any Misstatement or alleged Misstatement contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, except insofar as the Claim arises out of or is based on any Misstatement or alleged Misstatement made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company may require that, as a condition to including any Registrable Securities in any Registration Statement or Prospectus, the Company shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) from and against Claims resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Holder expressly for use therein. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. If any Underwriter shall require any Holder of Registrable Securities to provide any indemnification other than that provided in this
Section 4.01(b)
, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claim against the Company as a result of such election). For the avoidance of doubt, the obligation to indemnify under this
Section 4.01(b)
shall be several, not joint and several, among the Holders of Registrable Securities, and the total indemnification liability of a Holder under this
Section 4.01(b)
shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.
(c) Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without the indemnifying party’s consent;
provided
that such consent shall not be unreasonably withheld. An indemnifying party who is not entitled to, or elects not to, assume the defense of a Claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such Claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such Claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such Claim or litigation.
(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, stockholders or members, employees, agents, investment advisors or controlling Person of such indemnified party and shall survive the Transfer of Registrable Securities. The Company and each Holder of Registrable Securities participating in a Registration also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
(e) If the indemnification provided under
Section 4.01
hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties, on the one hand, and the indemnified party or parties, on the other hand, from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action;
provided
,
however
, that the liability of any Holder or any director, officer, agent or controlling Person thereof under this
Section 4.01(e)
shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.01(a), Section 4.01(b) and Section 4.01(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
Section 4.01(e)
were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this
Section 4.01(e)
. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section 4.01(e)
from any Person who was not guilty of such fraudulent misrepresentation.
ARTICLE V.
MISCELLANEOUS
Section 5.01
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid,

(iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
If to the Company (prior to the Closing Date), to:
ECP Environmental Growth Opportunities Corp.
40 Beechwood Road
Summit, New Jersey 07901
Attention: Tyler Reeder
Email: treeder@ecpgp.com
with copies to (which shall not constitute notice):
Latham and Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: David Kurzweil, David Owen
Email: David.Kurzweil@lw.com; David.Owen@lw.com
and
Latham and Watkins LLP
811 Main St., Suite 3700
Houston, TX 77002
Attention: Ryan Maierson
Email: Ryan.Maierson@lw.com
If to the Company (on or after the Closing Date), to:
Fast Radius, Inc.
113 N May St
Chicago, IL 60607
Attention: Louis Rassey
Email: lou.rassey@fastradius.com
with copies to (which shall not constitute notice):
DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, Illinois 60606
Attention: Scott Kapp
Email: scott.kapp@dlapiper.com
or to such other address or addresses as the Company, as applicable, may from time to time designate in writing. If to any Holder, to such address indicated on the records of the Company or Legacy Fast Radius with respect to such Holder or to such other address or addresses as such Holder may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 5.02
Assignment; No Third Party Beneficiaries
.
(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) Prior to the expiration of the Business Combination Lock-up Period or the Private Placement
Lock-up
Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.
(c) Subject to
Section 5.02(b)
, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any Person to whom it Transfers Registrable Securities, provided that such Registrable Securities remain Registrable Securities following such Transfer and such Person agreed to become bound by the terms and provisions of this Agreement in accordance with
Section 5.02(f)
.
(d) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
(e) This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and
Section 5.02
hereof.
(f) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in
Section 5.01
hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this
Section 5.02
shall be null and void.
Section 5.03
Counterparts
. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
Section 5.04
Governing Law; Venue
. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 5.05
Amendments and Modifications
. Upon the written consent of (a) the Company (on or after the Closing Date), on the one hand, and (b) the Holders of a majority of the total Registrable Securities, on the other hand, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required; provided further that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
Section 5.06
Termination of Existing Registration Rights
. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or Legacy Fast Radius granted under any other agreement, including, but not limited to, the Original Registration Rights Agreement and that certain Amended and Restated Investors’ Rights Agreement, dated as of May 7, 2020, by and among Legacy Fast Radius and the other parties thereto, any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.
Section 5.07
Term
. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement, (b) the date as of which (x) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (y) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale, (c) the valid termination of the Merger Agreement or (d) with respect to a particular Holder, the date as of which all Registrable Securities held by such Holder have been sold (x) pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (y) under Rule 144 (or any similar provision) or another exemption from registration under the Securities Act. The provisions of
Section 3.06
,
Article IV
,
Section 5.01
and
Section 5.04
shall survive any termination.
Section 5.08
Holder Information; Aggregation of Registrable Securities
. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.
Section 5.09
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 5.10
Specific Performance
. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law, in equity or under this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

FAST RADIUS, INC.

By:	/s/ Louis Rassey
Name:	Louis Rassey
Title:	CEO

ENNV HOLDERS:

ENNV HOLDINGS, LLC

MANAGING MEMBER:

ENNV GP, LLC

By: ECP ControlCo, LLC, its member

	By:	/s/ Tyler Reeder
	Name:	Tyler Reeder
	Title:	Managing Member

/s/ Tracy B McKibben
Tracy B McKibben

/s/ Kathryn E. Coffey
Kathryn E. Coffey

/s/ Richard Burke
Richard Burke

/s/ David Lockwood
David Lockwood
[Signature Page to Registration Rights Agreement]

LEGACY FAST RADIUS HOLDERS

United Parcel Service General Services Co.

By:	/s/ Brian Dykes
Name:	Brian Dykes
Title:	SVP, Capital Markets

Drive Capital Fund II (TE), L.P.

By:	/s/ Mark Kvamme
Name:	Mark Kvamme
Title:	General Partner

Drive Capital Fund II, L.P.

By:	/s/ Mark Kvamme
Name:	Mark Kvamme
Title:	General Partner

Drive Capital Ignition Fund II, L.P.

By:	/s/ Mark Kvamme
Name:	Mark Kvamme
Title:	General Partner

Energize Ventures Fund, LP

By:	/s/ John Tough
Name:	John Tough
Title:	Vice President
[Signature Page to Registration Rights Agreement]

Skydeck Holdings II LLC

By:	/s/ Tim Parker
Name:	Tim Parker
Title:	Vice President

JCDP-4 LLC

By:	/s/ Michael McMahon
Name:	Michael McMahon
Title:	Manager

/s/ Louis Rassey
Louis Rassey

/s/ Pat McCusker
Pat McCusker

/s/ Bill King
Bill King

/s/ John Nanry
John Nanry
[Signature Page to Registration Rights Agreement]

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Ganesh Jois
Name:	Ganesh Jois
Title:	Managing Director
[Signature Page to Registration Rights Agreement]

Schedule A
Legacy Fast Radius Holders

1.	United Parcel Service General Services Co.

2.	Drive Capital Fund II (TE), L.P.

3.	Drive Capital Fund II, L.P.

4.	Drive Capital Ignition Fund II, L.P.

5.	Energize Ventures Fund, LP

6.	Skydeck Holdings II LLC

7.	JCDP-4 LLC

8.	Louis Rassey

9.	Pat McCusker

10.	Bill King

11.	John Nanry

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of Directors and Officers
Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
In accordance with Section 102(b)(7) of the DGCL, ENNV’s Existing Charter provides that a director will not be personally liable to ENNV or ENNV’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to ENNV or ENNV’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
ENNV’s Existing Charter provides that ENNV will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.
ENNV has entered into indemnification agreements with each of its current directors and executive officers. These agreements require ENNV to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to ENNV, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. ENNV also intends to enter into indemnification agreements with future directors and executive officers.

Exhibits and Financial Statement Schedules
Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of July 18, 2021 (included as Annex A to this proxy statement/prospectus).**

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2021).**

3.2	Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 15, 2021).**

3.3	Form of the Second Amended and Restated Certificate of Incorporation of the Combined Company (included as Annex B to this proxy statement/prospectus).**

3.4	Form of the Amended and Restated Bylaws of the Combined Company (included as Annex C to this proxy statement/prospectus).**

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 28, 2021).**

4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 28, 2021).**

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 28, 2021).**

4.4	Warrant Agreement, dated February 8, 2021, by and between the Registrant and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2021).**

5.1	Opinion of Latham & Watkins LLP as to the validity of the securities being registered.*

10.1	Investment Management Trust Agreement, dated February 8, 2021, by and between the Registrant and American Stock Transfer & Trust Company, LLC, as trustee (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2021).**

10.2	Sponsor Warrants Purchase Agreement, dated February 8, 2021, by and between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2021).**

10.3	Warrants Purchase Agreement, dated February 8, 2021, by and between the Registrant and GSAM (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2021).**

10.4	Indemnity Agreement, dated February 8, 2021, between the Company and Tyler Reeder (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2021).**

10.5	Indemnity Agreement, dated February 8, 2021, between the Company and Douglas Kimmelman (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2021).**

Exhibit	Description

10.6	Indemnity Agreement, dated February 8, 2021, between the Company and Drew Brown (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2021).**

10.7	Indemnity Agreement, dated February 8, 2021, between the Company and Richard Burke (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2021).**

10.8	Indemnity Agreement, dated February 8, 2021, between the Company and Chris Leininger (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2021).**

10.9	Indemnity Agreement, dated February 8, 2021, between the Company and David Lockwood (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2021).**

10.10	Indemnity Agreement, dated February 8, 2021, between the Company and Kathryn E. Coffey (incorporated by reference to Exhibit 10.12 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2021).**

10.11	Indemnity Agreement, dated February 8, 2021, between the Company and Tracy B. McKibben (incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2021).**

10.12	Administrative Services Agreement between the Registrant and ENNV Holdings, LLC.**

10.13	Securities Subscription Agreement, dated November 30, 2020, between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 15, 2021).**

10.14	Amended and Restated Registration Rights Agreement, dated July 18, 2021, by and among the Registrant, certain equityholders of the Registrant named therein and certain equityholders of Fast Radius (included as Annex G to this proxy statement/prospectus).**

10.15	Sponsor Support Agreement, dated July 18, 2021, by and among the Registrant, Fast Radius, the Sponsor and the Registrant’s officers and directors (included as Annex D to this proxy statement/prospectus).**

10.16	Company Holders Support Agreement, dated July 18, 2021, by and among the Registrant, Fast Radius, and certain other parties thereto (included as Annex E to this proxy statement/prospectus).**

10.17	Form of Subscription Agreement (included as Annex F to this proxy statement/prospectus).**

10.18	Fast Radius, Inc. 2021 Equity Incentive Plan.*

10.19	Fast Radius, Inc. 2021 Employee Stock Purchase Plan.*

10.20	Form of Indemnification Agreement.*

10.21	Executive Employment Agreement, dated November 24, 2021, by and among Fast Radius, Inc. and Lou Rassey.† **

10.22	Employment Agreement, dated as of February 28, 2021, by and between Fast Radius, Inc. and Pat McCusker.**

10.23	Offer Letter, dated as of February 5, 2021, by and between Fast Radius, Inc. and Brian Simms.†**

23.1	Consent of Marcum LLP.

23.2	Consent of Deloitte & Touche LLP.

Exhibit	Description

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).*

24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement).**

99.1	Form of Proxy Card.**

99.2	Consent of Lou Rassey to be named as a director nominee of the Combined Company.**

99.3	Consent of Nick Solaro to be named as a director nominee of the Combined Company.**

99.4	Consent of Matthew Flanigan to be named as a director nominee of the Combined Company.

99.5	Consent of Steven Koch to be named as a director nominee of the Combined Company.

99.6	Consent of Matthew Maloney to be named as a director nominee of the Combined Company.

99.7	Consent of Elizabeth Ziegler to be named as a director nominee of the Combined Company.

101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	To be filed by amendment.
**	Previously filed.
†
Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the registrant treats as private or confidential.

Undertakings
The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.
That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Summit, New Jersey, on the 17th day of December, 2021.

ECP Environmental Growth Opportunities Corp.

By:	/s/ Drew Brown
Name:	Drew Brown
Title:	Executive Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Tyler Reeder	President, Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2021

/s/ Drew Brown Drew Brown	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 17, 2021

* Chris Leininger	Executive Vice President, General Counsel and Secretary	December 17, 2021

* Tyler Kopp	Executive Vice President, Corporate Development	December 17, 2021

* Douglas Kimmelman	Director	December 17, 2021

* Tracy B. McKibben	Director	December 17, 2021

* Kathryn E. Coffey	Director	December 17, 2021

* Richard Burke	Director	December 17, 2021

* David Lockwood	Director	December 17, 2021

*By: /s/ Drew Brown Drew Brown Attorney-in-fact